SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

TRIO MERGER CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies: Common stock of Trio Merger Corp.

(2)	Aggregate number of securities to which transaction applies: Up to 7,440,477

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
$10.00 (average of high and low prices on The Nasdaq Capital Market on March 14, 2013)

(4)	Proposed maximum aggregate value of transaction: $104,404,770 ($30,000,000 in cash and promissory notes and up to $74,404,770 in common stock)

(5)	Total fee paid: $14,240.81

☒	Fee paid previously with preliminary materials:
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY PROXY STATEMENT/INFORMATION STATEMENT
SUBJECT TO COMPLETION, DATED [•], 2013

TRIO MERGER CORP.
777 Third Avenue, 37th Floor
New York, New York 10017

NOTICE OF SPECIAL MEETING IN LIEU OF
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON [•], 2013

TO THE STOCKHOLDERS OF TRIO MERGER CORP.:

NOTICE IS HEREBY GIVEN that a special meeting in lieu of annual meeting of stockholders of Trio Merger Corp. (“Trio”), a Delaware corporation, will be held at [•] [a/p].m. eastern time, on [•], 2013, at the offices of Graubard Miller, Trio’s counsel, at The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, New York 10174. You are cordially invited to attend the special meeting, which will be held for the following purposes:

(1)	to consider and vote upon a proposal to adopt the Agreement and Plan of Reorganization, dated as of December 10, 2012, as amended, by and among Trio, Trio Merger Sub, Inc., Trio’s wholly-owned subsidiary (“Merger Sub”), SAExploration Holdings, Inc. (“SAE”) and CLCH, LLC, the majority common stockholder of SAE and the sole holder of SAE’s Series A preferred stock, which, among other things, provides for the merger of SAE with and into Merger Sub, with Merger Sub surviving the merger and remaining a wholly-owned subsidiary of Trio, and to approve the business combination contemplated by the Merger Agreement — we refer to this proposal as the “merger proposal”;
(2)	to consider and vote upon a proposal to approve amendments to the amended and restated certificate of incorporation of Trio, effective following the merger, to change the name of Trio from “Trio Merger Corp.” to “SAExploration Holdings, Inc.” — we refer to this proposal as the “name change proposal”;
(3)	to consider and vote upon a proposal to approve an amendment to the amended and restated certificate of incorporation of Trio, effective following the merger, to (i) adjust the existing classification of directors to conform with the classification described in the director election proposal below; and (ii) remove provisions that will no longer be applicable to Trio after the merger — we refer to this proposal as the “charter amendments proposal”;
(4)	to consider and vote upon a proposal to approve the 2013 Long-Term Incentive Plan, which is an incentive compensation plan for employees of Trio and its subsidiaries — we refer to this proposal as the “incentive compensation plan proposal”;
(5)	to elect eight directors to Trio’s board of directors, of whom three will be Class A directors serving until the annual meeting of stockholders to be held in 2014, two will be Class B directors serving until the annual meeting to be held in 2015 and three will be Class C directors serving until the annual meeting to be held in 2016 and, in each case, until their successors are elected and qualified — we refer to this proposal as the “director election proposal”;
(6)	to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, Trio is not authorized to consummate the merger — we refer to this proposal as the “adjournment proposal”;
(7)	to consider and vote upon a proposal to approve, on an advisory basis, the executive compensation of Trio’s named executive officers — we refer to this proposal as the “say-on-pay proposal”; and
(8)	to consider and vote upon a proposal to select, on an advisory basis, the frequency with which Trio will hold an advisory stockholder vote to approve executive compensation — we refer to this proposal as the “frequency of say-on-pay proposal.”

These items of business are described in the attached proxy statement/information statement, which we encourage you to read in its entirety before voting. Only holders of record of Trio common stock at the close of business on May 31, 2013 are entitled to notice of the special meeting and to vote and have their votes counted at the special meeting and any adjournments or postponements of the special meeting.

After careful consideration, Trio’s board of directors has determined that the merger proposal and the other proposals are fair to and in the best interests of Trio and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the merger proposal, “FOR” the name change proposal, “FOR” the charter amendments proposal, “FOR” the incentive compensation plan proposal, “FOR” the election of all of the persons nominated by Trio’s management for election as directors, “FOR” the adjournment proposal, if presented, “FOR” the say-on-pay proposal and “FOR” three years for the frequency of say-on-pay proposal.

All Trio stockholders are cordially invited to attend the special meeting in person. To ensure your representation at the special meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a stockholder of record of Trio common stock, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting and vote in person, obtain a proxy from your broker or bank. If you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as voting against the name change proposal and the charter amendments proposal, but will have no effect on the other proposals.

A complete list of Trio stockholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at the principal executive offices of Trio for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

/s/ David Sgro
David Sgro
Chief Financial Officer and Secretary

[•], 2013

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS, AND YOU WILL NOT BE ELIGIBLE TO HAVE YOUR SHARES CONVERTED INTO CASH. TO EXERCISE YOUR CONVERSION RIGHTS, YOU MUST AFFIRMATIVELY VOTE EITHER FOR OR AGAINST THE MERGER PROPOSAL, DEMAND THAT TRIO CONVERT YOUR SHARES INTO CASH NO LATER THAN THE CLOSE OF THE VOTE ON THE MERGER PROPOSAL, AND TENDER YOUR STOCK TO OUR TRANSFER AGENT PRIOR TO THE VOTE AT THE MEETING. YOU MAY TENDER YOUR STOCK BY EITHER DELIVERING YOUR STOCK CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE MERGER IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE CONVERTED INTO CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR CONVERSION RIGHTS. SEE “SPECIAL MEETING OF TRIO STOCKHOLDERS — CONVERSION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, passed upon the merits of the merger agreement or the transactions contemplated thereby, which include the merger, or determined if this proxy statement/information statement is accurate or complete. Any representation to the contrary is a criminal offense.

This proxy statement/information statement is dated [•], 2013 and is first being mailed to Trio Merger Corp. stockholders on or about [•], 2013.

TRIO MERGER CORP.
777 Third Avenue, 37th Floor
New York, New York 10017

NOTICE OF ACTION BY WRITTEN CONSENT
OF WARRANT HOLDERS

TO THE WARRANT HOLDERS OF TRIO MERGER CORP.:

NOTICE IS HEREBY GIVEN, that Trio Merger Corp. (“Trio”) has obtained written consents from the holders of a majority of its outstanding warrants approving amendments to the warrants (i) to increase the exercise price of the warrants from $7.50 to $12.00 per share of Trio common stock and (ii) to increase the redemption price of the warrants from $12.50 to $15.00 per share of Trio common stock, effective upon the closing of the merger described in the attached proxy statement/information statement.

The warrants were issued pursuant to a warrant agreement, dated as of June 21, 2011, between Trio and Continental Stock Transfer & Trust Company, as warrant agent. Under the terms of the warrant agreement, the warrant agreement may be amended with the written consent or vote of the holders of a majority of the then outstanding warrants. Because the written consents Trio has obtained satisfy such requirements, no other vote or warrant holder action is required to amend the warrants and Trio is not asking you for your proxy or consent. The attached proxy statement/information statement is being furnished to notify you of the amendments and for informational purposes only. Please read it carefully.

The amendments to the warrants will become effective upon the execution of an amendment to the warrant agreement at the closing of the merger contemplated by the Agreement and Plan of Reorganization, dated as of December 10, 2012, by and among Trio, Trio Merger Sub, Inc., SAExploration Holdings, Inc. and CLCH, LLC, as more fully described in the attached proxy statement/information statement.

Pursuant to the Agreement and Plan of Reorganization, Trio has agreed to use its reasonable best efforts to commence and consummate an offer to the holders of Trio’s warrants providing them the right to exchange their warrants for shares of Trio common stock, at a ratio of ten warrants for one share of Trio common stock. The parties will seek to consummate the warrant exchange as soon as practicable after the closing of the merger. Certain of the warrant holders, including those who already consented to the amendments to the warrants, each of whom is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended, also agreed to participate in the warrant exchange with respect to the warrants held or to be held by them. Any warrants remaining outstanding after the consummation of the warrant exchange will continue to have the same terms as currently set forth in such warrants, as modified by the amendments to the exercise and redemption prices described above.

NO ACTION IS REQUIRED ON YOUR PART. WE ARE NOT ASKING YOU FOR A PROXY OR CONSENT, AND YOU ARE REQUESTED NOT TO SEND US A PROXY OR CONSENT.

By Order of the Board of Directors

/s/ David Sgro
David Sgro
Chief Financial Officer and Secretary

[•], 2013

This proxy statement/information statement is dated [•], 2013 and is first being mailed to Trio Merger Corp. warrant holders on or about [•], 2013.

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v

SUMMARY OF THE MATERIAL TERMS OF THE MERGER

•	The parties to the merger are Trio Merger Corp. (“Trio”), Trio Merger Sub, Inc., Trio’s wholly-owned subsidiary (“Merger Sub”), SAExploration Holdings, Inc. (“SAE”) and CLCH, LLC (“CLCH”), the holder of a majority of the outstanding SAE common stock and all of the SAE Series A preferred stock. Pursuant to the merger agreement, SAE will be merged into Merger Sub, with Merger Sub surviving and remaining as a wholly-owned subsidiary of Trio. See the section entitled “The Merger Proposal.”
•	SAE is a holding company of various subsidiaries which collectively form a geophysical services company offering seismic data acquisition services to the oil and gas industry in North America, South America, and Southeast Asia. SAE provides a full range of services related to the acquisition of 2D, 3D and time-lapse 4D seismic data on land, in transition zones between land and water and in shallow water, as well as seismic data field processing. See the section entitled “Business of SAE.”
•	Under the merger agreement, the SAE common stockholders, on a fully-diluted basis, as consideration for all shares of SAE common stock they hold or have the right to acquire, will receive: (i) an aggregate of 6,448,413 shares of Trio common stock at the closing; (ii) an aggregate of $7,500,000 in cash at the closing; (iii) an aggregate of $17,500,000 represented by a promissory note to be issued by Trio at the closing; and (iv) the right to receive up to 992,064 additional shares of Trio common stock after the closing based on the achievement of specified earnings targets by the combined company for the 2013 and/or the 2014 fiscal years. Based upon a market price of $10.07 per share of Trio common stock on May 14, 2013, the SAE common stockholders and the holders of securities representing the right to acquire SAE common stock, on a fully-diluted basis, will receive total merger consideration of approximately $89.9 million at the closing and could receive up to approximately an additional $10 million after the closing. Additionally, Trio will pay to CLCH an aggregate of $5,000,000 in cash for all of the outstanding shares of SAE Series A preferred stock. See the section entitled “The Merger Proposal — Structure of the Merger.”
•	To provide a fund for payment to Trio with respect to its post-closing rights to indemnification under the merger agreement for any breaches of representations and warranties and covenants by SAE and its stockholders, and for certain other indemnifiable matters, there will be placed in escrow (with an independent escrow agent) an aggregate of 545,635 of the shares of Trio common stock issuable to the SAE common stockholders at closing. The shares to be placed in escrow will be allocated among the SAE common stockholders pro rata in proportion to the numbers of shares of SAE common stock owned by them (on a fully-diluted basis) immediately prior to the closing of the merger. See the section entitled “The Merger Proposal — Indemnification of Trio.”
•	The merger agreement provides that either Trio or SAE may terminate the agreement if the merger is not consummated by June 30, 2013. The merger agreement also provides that SAE may terminate the agreement if immediately prior to the merger, Trio does not have cash on hand of $30,000,000, after (i) payment to the holders of shares sold in Trio’s initial public offering, whom we sometimes refer to as “public stockholders,” who elect to convert their shares issued in the initial public offering, which we sometimes refer to as “public shares,” into cash, (ii) payment of Trio’s income and other tax obligations, (iii) repayment of loans and reimbursement of expenses to directors and officers of Trio, and (iv) payment of transaction costs of Trio and up to $2,000,000 of transaction costs of SAE in connection with the merger. Based on current estimates of the foregoing costs and expenses incurred and to be incurred in connection with the transaction, Trio believes that public stockholders holding an aggregate of approximately 2,508,919 public shares could exercise conversion rights without triggering SAE’s termination right under the merger agreement. Additionally, the merger agreement may be terminated, among other reasons, by either Trio or SAE upon material breach of the other party. See the section entitled “The Merger Agreement — Termination.”
•	In addition to voting on the merger, the stockholders of Trio will vote on proposals to amend its amended and restated certificate of incorporation, effective following the merger, to change Trio’s name to “SAExploration Holdings, Inc.” and to (i) adjust the existing classification of directors to conform with the classification described in the director election proposal; and (ii) remove provisions that will no longer be applicable to Trio after the merger. The stockholders of Trio will also vote on proposals to approve the incentive compensation plan, to elect eight directors to Trio’s board of directors, to approve, if necessary, an adjournment of the meeting, to approve, on an advisory basis, the executive compensation of Trio’s named executive officers, and to select, on an advisory basis, the frequency with which Trio will hold an advisory stockholder vote to approve executive compensation. See the sections entitled “The Name Change Proposal,” “The Charter Amendments Proposal,” “The Incentive Compensation Plan Proposal,” “The Director Election Proposal ,” “The Adjournment Proposal,” “The Say-On-Pay Proposal” and “The Frequency of Say-On-Pay Proposal.”
•	After the merger, if the proposed nominees are elected, the directors of Trio will be Jeff Hastings, Brian Beatty, Brent Whiteley, and Gary Dalton, who were designated by SAE; Arnold Wong, who was designated by SAE as the representative of the administrative agent for SAE’s credit facility, and Eric S. Rosenfeld, David D. Sgro and Gregory R. Monahan, who were designated by Trio. Mr. Hastings is currently the executive chairman of the board of SAE, Mr. Beatty is currently the chief executive officer, president and a director of SAE, and Mr. Whiteley is currently the general counsel, chief financial officer and secretary of SAE. Mr. Rosenfeld is currently the chairman of the board and chief executive officer of Trio, Mr. Sgro is currently the chief financial officer and a director of Trio and Gregory R. Monahan is a stockholder of Trio. Neither Mr. Rosenfeld nor Mr. Sgro has received or will receive any compensation as an executive officer of Trio. After the merger, Messrs. Rosenfeld, Sgro, Monahan and Gary Dalton will be considered independent directors under the rules of the Nasdaq Capital Market (“Nasdaq”). See the section entitled “The Director Election Proposal.”
•	Upon completion of the merger, certain officers of SAE will become officers of Trio, holding positions similar to the positions such officers held with SAE. These officers are Jeff Hastings, who will become executive chairman of the board of Trio, Brian Beatty, who will become chief executive officer and president of Trio, and Brent Whiteley, who will become chief financial officer, general counsel and secretary of Trio. Each of these persons is currently an executive officer of SAE and will enter into an employment agreement with Trio at the closing of the merger. See the section entitled “The Director Election Proposal — Trio Executive Officer and Director Compensation — New Employment Agreements.”
•	The SAE common stockholders will not be able to sell any of the shares of Trio common stock that they receive as a result of the merger during the twelve month period after the closing date of the merger and will be required to enter into lock-up agreements to such effect as a condition to exchanging their shares of SAE common stock for the merger consideration. Trio will enter into a registration rights agreement at the closing of the merger with CLCH and any other SAE common stockholder who may be deemed an “affiliate” of Trio as a result of the issuance of shares of Trio common stock in the merger. Under the registration rights agreement, the SAE stockholders who are party to the agreement will have certain “demand” and “piggyback” registration rights under the Securities Act of 1933, as amended (“Securities Act”), with respect to the resale of shares of Trio common stock issued and to be issued to them in the merger. Notwithstanding such registration rights, the sale restriction described above shall remain in effect for the balance of the one-year period. See the section entitled “The Merger Proposal — Sale Restriction; Resale Registration.”
•	Certain of the stockholders and affiliates of Trio, including Messrs. Rosenfeld, Sgro and Monahan and Barry Erdos, David Boris and Mark Hauser, have committed to grant to CLCH at the closing of the merger an irrevocable proxy to vote a certain number of shares of the Trio common stock held by them prior to Trio’s initial public offering, which we sometimes refer to as “initial shares,” and a certain number of shares of Trio common stock received by them in the warrant exchange offer described in this proxy statement/information statement. The number of shares over which the proxy is being granted will be mutually determined in order to attempt to provide Mr. Hastings and Mr. Beatty collectively with voting control over at least 51% of Trio common stock after the closing of the merger. See the section entitled “The Merger Proposal — Voting Proxy Agreements.” We sometimes refer to the letter agreements evidencing these commitments as the “voting proxy agreements” and to the holders of the initial shares as the “initial stockholders.”
•	Immediately prior to the consummation of the merger, SAE intends to declare and pay up to a $15,000,000 dividend to SAE stockholders, on a fully-diluted basis, which we sometimes refer to as the “SAE stockholder dividend,” to the extent permitted under its senior credit facility (the “Credit Agreement”) and the merger agreement, and as determined at the discretion of SAE’s board. The Credit Agreement limits the amount of the cash payments to SAE common and preferred stockholders in connection with the merger, including both the dividend payable by SAE and the $12.5 million cash portion of the merger consideration payable by Trio, generally to the lesser of $27.5 million and 62% of the net cash received by the combined company as determined pursuant to the Credit Agreement. The net cash received is determined pursuant to the Credit Agreement and is generally the cash available to Trio at the closing of the merger, which is anticipated to consist of the funds remaining from Trio’s “trust account” (as defined in the final prospectus of Trio’s initial public offering, dated June 22, 2011), after the payment of all expenses, which includes amounts due to the Trio public stockholders, if any, who elect to convert their shares to cash. As a result, the SAE stockholder dividend is contingent on the number of public shares converted to cash. Fewer conversions will increase the dividend that may be paid to the SAE stockholders, except that, under the terms of the merger agreement, in no event may the dividend exceed $15 million. For example, if there is $20.2 million in net cash received from the merger as determined in accordance with the Credit Agreement because of conversions totaling 3,484,981 public shares (assuming a conversion price of $10.08 per share and payment of transaction costs of $5.7 million and accrued liabilities of $668,000), $12.5 million (representing 62% of the net cash received) will be used by Trio to pay the merger consideration, no dividend may be paid to the SAE stockholders and there will be an increase of $7.7 million in available working capital for the combined company. On the other hand, if there is $55.3 million in net cash received from the merger as determined in accordance with the Credit Agreement because there are no conversions (based on the same assumptions), $12.5 million will be used by Trio to pay the merger consideration, the full dividend of up to $15 million may be paid to the SAE stockholders out of available cash and there will be an increase of $27.8 million in available working capital for the combined company. SAE intends to fund any dividend declared by it immediately prior to the closing of the merger out of cash on hand. See the section entitled “The Merger Agreement — SAE Stockholder Dividends.”
•	As a condition to entering into the merger agreement, SAE required that Trio effectuate certain changes with respect to its outstanding warrants. Accordingly, Trio obtained the written consent from registered holders of a majority of its outstanding warrants to increase the exercise price of such warrants from $7.50 to $12.00 per share and increase the redemption price of such warrants from $12.50 to $15.00 per share, effective upon consummation of the merger. Additionally, Trio agreed to offer the holders of Trio’s warrants the right to exchange their warrants for shares of Trio common stock, at a ratio of ten warrants for one share of Trio common stock. The parties will seek to consummate the warrant exchange as soon as practicable after the closing of the merger. Certain of the warrant holders, including those who consented to the amendment to the warrant agreement, each of whom is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act, also agreed to participate in the warrant exchange with respect to the warrants held or to be held by them. Any warrants remaining outstanding after the consummation of the warrant exchange will continue to have the same terms as currently set forth in such warrants, as modified by the amendments to the exercise and redemption prices described above. In addition, as part of the reorganization contemplated by the merger agreement, EarlyBirdCapital, Inc., the representative of the underwriters of Trio’s initial public offering, on behalf of itself and its designees, has agreed to exchange, at the closing of the merger, the options to purchase up to a total of 600,000 shares of common stock and 600,000 warrants held by it and its designees, which we sometimes refer to as the “underwriters’ options,” for 100,000 shares of Trio common stock. See the section entitled “The Warrant Amendments — Warrant Exchange Offer.”

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

Q. Why am I receiving this proxy statement/ information statement?

A.

Trio and SAE have agreed to a business combination under the terms of the Agreement and Plan of Reorganization, dated as of December 10, 2012, as amended by a First Amendment to the Agreement and Plan of Reorganization, dated as of May 23, 2013, that is described in this proxy statement/information statement. This agreement, as so amended, is referred to as the “merger agreement.” A copy of the merger agreement conformed to include the changes made in the First Amendment is attached to this proxy statement/information statement as Annex A, and Trio encourages its stockholders to read it in its entirety. Trio’s stockholders are being asked to consider and vote upon a proposal to adopt the merger agreement, which, among other things, provides for the merger of SAE into Merger Sub, and to approve the merger contemplated by the merger agreement.

Trio’s stockholders are also being requested to consider and vote upon proposals to approve amendments to Trio’s amended and restated certificate of incorporation, effective following the merger, to change the name of Trio from “Trio Merger Corp.” to “SAExploration Holdings, Inc.” and to (A) adjust the existing classification of directors to conform with the classification described in the director election proposal; and (B) delete the preamble and sections A through I, inclusive, of Article Sixth, as such provisions will no longer be applicable to Trio after the merger, and redesignate section J of Article Sixth as Article Sixth. The provisions of Article Sixth that are proposed to be deleted, by the terms of the preamble (which will also be deleted), apply only during the period that will terminate upon the consummation of the business combination that will be effected by the merger. Section H of Article Sixth provides that, if a business combination is not consummated by June 24, 2013, Trio will cease all operations except for the purposes of winding up, redeeming 100% of the public shares for cash and, subject to approval of its then stockholders and its board of directors, dissolving and liquidating. By deleting section H of Article Sixth, Trio will effectively change the period of its existence to perpetual. Trio’s second amended and restated certificate of incorporation, as it will appear if the name change proposal and the charter amendments proposal are approved, is annexed as Annex B hereto. Stockholders are encouraged to read it in its entirety. See the sections entitled “The Name Change Proposal” and “The Charter Amendments Proposal.”
Pursuant to the merger agreement, the approval of the merger proposal, the name change proposal and the charter amendments proposal is a condition to the consummation of the merger. If any one of the merger proposal, the name change proposal or the charter amendments proposal is not approved (and, in the case of the name change proposal and the charter amendments proposal, the applicable condition in the merger agreement is not waived), the other proposals (except the adjournment proposal, as described below) will not be presented to the stockholders for a vote and the merger will not be consummated.
In addition to the foregoing proposals, the stockholders will also be asked to consider and vote on proposals to approve the incentive compensation plan and to elect eight directors of Trio. The incentive compensation plan is annexed as Annex C hereto. Stockholders are encouraged to read it in its entirety. The stockholders will also be asked to consider and vote upon a proposal to adjourn the meeting to a later date or dates to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, Trio would not have been authorized to consummate the merger. See the sections entitled “The Incentive Compensation Plan Proposal,” “The Director Election Proposal” and “The Adjournment Proposal.”
Furthermore, the stockholders will be asked to consider and vote upon proposals to approve, on an advisory basis, the executive compensation of Trio’s named executive officers and to select, on an advisory basis, the frequency with which Trio will hold an advisory stockholder vote to approve executive compensation. See the sections entitled “The Say-On-Pay Proposal” and “The Frequency of Say-On-Pay Proposal.”
Trio will hold the special meeting of its stockholders to consider and vote upon these proposals. This proxy statement/information statement contains important information about the proposed merger and the other matters to be acted upon at the special meeting. Stockholders should read it carefully.
The vote of stockholders is important. Stockholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/information statement.
Q. I am a Trio warrant holder. Why am I receiving this proxy statement/information statement?
As a condition to entering into the merger agreement, SAE required that Trio effectuate certain changes with respect to its outstanding warrants. Accordingly, to accommodate such requirement and induce SAE to enter into the merger agreement, Trio obtained the written consent from registered holders of a majority of its outstanding warrants to increase the exercise price of such warrants from $7.50 to $12.00 per share and increase the redemption price of such warrants from $12.50 to $15.00 per share, effective upon consummation of the merger. This proxy statement/information statement is being furnished to Trio’s warrant holders to notify them of these amendments to the warrants and for informational purposes only. Because the written consents Trio has obtained satisfy the approval requirements for these amendments, no other vote or warrant holder action is required to amend the warrants and Trio is not asking its warrant holders for their proxy or consent. The amendment to the warrants will become effective upon the execution of an amendment to the warrant agreement at the closing of the merger. See the section entitled “The Warrant Amendments.”

Q. Why is Trio proposing the merger?
A. Trio was organized to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities.
Trio completed its initial public offering of units, with each unit consisting of one share of its common stock and one warrant, on June 24, 2011, and closed on the sale of the units subject to overallotment on June 27, 2011, raising net proceeds of approximately $66,120,000. Of these net proceeds, $65,660,000, together with $3,550,000 raised from the private sale of warrants simultaneously with the consummation of the initial public offering, for a total of $69,210,000, were placed in the trust account immediately following the initial public offering and, in accordance with Trio’s amended and restated certificate of incorporation, will be released upon the consummation of a business combination. As of March 31, 2013, approximately $61,676,800 was held in deposit in the trust account, including $2,415,000 payable to the representative of Trio’s underwriters for acting as its non-exclusive investment banker in connection with the business combination. Trio intends to use funds held in the trust account to pay the cash merger consideration to SAE’s common stockholders, on a fully-diluted basis, and the holder of SAE’s Series A preferred stock, to pay the holders of the public shares who exercise conversion rights, to pay expenses incurred in connection with the business combination with SAE, and for working capital and general corporate purposes of the combined company. Trio also may use the funds in the trust account to fund the transactions described in the section entitled “The Special Meeting of Trio Stockholders — Trio Initial Stockholders.”
SAE is a holding company of various subsidiaries which collectively form a geophysical services company offering seismic data acquisition services to the oil and gas industry in North America, South America, and Southeast Asia. SAE provides a full range of services related to the acquisition of 2D, 3D and time-lapse 4D seismic data on land, in transition zones between land and water and in shallow water. Based on its due diligence investigations of SAE and the industry in which it operates, including the financial and other information provided by SAE in the course of their negotiations, Trio believes that SAE has the appropriate infrastructure in place and is well positioned in its industry to achieve significant organic growth, and has exhibited the ability to successfully integrate acquired companies. As a result, Trio also believes that a business combination with SAE will provide Trio stockholders with an opportunity to participate in a company with significant growth potential. See the section entitled “The Merger Proposal — Trio’s Board of Directors’ and Special Advisor’s Reasons for Approval of the Merger.”
In accordance with Trio’s amended and restated certificate of incorporation, if Trio is unable to complete the business combination with SAE by June 24, 2013, it will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares at a per-share price described in the section entitled “Other Information Related to Trio — Liquidation If No Business Combination” and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating.
Q. How will Trio’s initial stockholders vote in connection with the merger proposal?

A.

In connection with any vote for a proposed business combination, including the vote with respect to the merger proposal, all of Trio’s initial stockholders, including all of its officers and directors, have agreed to vote the initial shares, as well as any shares of common stock acquired in the aftermarket, in favor of such proposed business combination. The initial shares currently constitute approximately 22% of the outstanding shares of Trio’s common stock. As of the date of this proxy statement/information statement, Trio’s initial stockholders have not acquired any shares of Trio common stock in the aftermarket.

Q. Do I have conversion rights?

A.

If you are a holder of public shares, you have the right to vote on the merger proposal and demand that Trio convert such shares into cash. We sometimes refer to these rights to demand conversion of the public shares into cash as “conversion rights.”

Under section E of Article Sixth of Trio’s amended and restated certificate of incorporation (which effectively requires that Trio have at least $5 million remaining in its trust account upon consummation of the merger), the merger may only be consummated if holders of no more than 5,620,923 of the public shares properly demand conversion of their shares into cash. Under the merger agreement, however, the merger may only be consummated if holders of no more than 5,620,823 of the public shares (representing 91.9% of the public shares) properly demand conversion. Throughout this proxy statement/information statement (except in the consolidated financial statements of Trio), when referring to the limit upon the number of public shares that may be converted, we refer to the limit under the merger agreement.
Q. How do I exercise my conversion rights?

A.

If you are a holder of public shares and wish to exercise your conversion rights, you must (i) affirmatively vote either for or against the merger proposal, (ii) demand that Trio convert your shares into cash no later than the close of the vote on the merger proposal, and (iii) deliver your stock to Trio’s transfer agent physically or electronically using Depository Trust Company’s DWAC (Deposit Withdrawal at Custodian) System prior to the vote at the meeting. Any holder of public shares voting for or against the merger proposal will be entitled to demand that his shares be converted for a full pro rata portion of the amount then in the trust account (which was $61,678,000, or $10.08 per share, as of May 14, 2013). Such amount, less any owed but unpaid taxes on the funds in the trust account, will be paid promptly upon consummation of the merger. There are currently no owed but unpaid income taxes on the funds in the trust account. However, under Delaware law, the proceeds held in the trust account could be subject to claims which could take priority over those of Trio’s public stockholders exercising conversion rights, regardless of whether such holders vote for or against the merger proposal. Therefore, the per-share distribution from the trust account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal other than the merger proposal will have no impact on the amount you will receive upon exercise of your conversion rights.
If you are a holder of public shares, you may demand conversion rights either by checking the box on the proxy card or by submitting your request in writing to David D. Sgro, Trio’s secretary, at the address listed at the end of this section. If you (i) initially do not vote with respect to the merger proposal but then wish to vote for or against it, or (ii) wish to exercise your conversion rights but initially do not check the box on the proxy card providing for the exercise of your conversion rights and do not send a written request to Trio to exercise your conversion rights, you may request Trio to send you another proxy card on which you may indicate your intended vote or your intention to exercise your conversion rights. You may make such request by contacting Trio at the phone number or address listed at the end of this section.
Any request for conversion, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the merger proposal at the special meeting. If you deliver your shares for conversion to Trio’s transfer agent and later decide prior to the special meeting not to elect conversion, you may request that Trio’s transfer agent return the shares (physically or electronically). You may make such request by contacting Trio’s transfer agent at the phone number or address listed at the end of this section.
Any corrected or changed proxy card or written demand of conversion rights must be received by Trio’s secretary prior to the vote taken on the merger proposal at the special meeting. No demand for conversion will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent prior to the vote at the meeting.
If a holder of public shares votes for or against the merger proposal, demand is properly made and the stock is delivered as described above, then, if the merger is consummated, Trio will convert these shares into a pro rata portion of funds deposited in the trust account. If you exercise your conversion rights, then you will be exchanging your shares of Trio common stock for cash and will no longer own these shares following the merger.
If you are a holder of public shares and you exercise your conversion rights, it will not result in either the exercise or loss of any Trio warrants that you may hold. Your warrants will continue to be outstanding following a conversion of your common stock and will become exercisable upon consummation of the merger. A registration statement must be in effect to allow you to exercise any warrants you may hold or to allow Trio to call the warrants for redemption if the redemption conditions are satisfied. In addition, effective upon the closing of the merger, the terms of the warrants will be amended to increase the exercise price of such warrants from $7.50 to $12.00 per share and increase the redemption price of such warrants from $12.50 to $15.00 per share. Furthermore, promptly after the closing of the merger, Trio has agreed to use its reasonable best efforts to commence and consummate an offer to the holders of Trio’s warrants providing them with the right to exchange their warrants for shares of Trio common stock, at a ratio of ten warrants for one share of Trio common stock. See the section entitled “The Warrant Amendments.” If the merger is not consummated, the warrant amendments will not take effect, the warrant exchange offer will not be conducted, and the warrants will not become exercisable and will be worthless.
Q. Is there a limit on the number of shares I may convert?

A.

A holder of public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking conversion rights with respect to 12.5% or more of the public shares. Accordingly, all public shares in excess of 12.5% held by a public stockholder will not be converted to cash. On the other hand, a public stockholder who holds less than 12.5% of the public shares may convert all of the public shares held by him to cash.

Q. Do I have appraisal rights if I object to the proposed acquisition?
A. No. Neither Trio stockholders nor Trio warrant holders have appraisal rights in connection with the merger under the General Corporation Law of the State of Delaware (“DGCL”).
Q. What happens to the funds deposited in the trust account after consummation of the merger?

A.

After consummation of the merger, the funds in the trust account will be released to Trio and used by Trio to pay the cash merger consideration to SAE’s common stockholders and Series A preferred stockholder, to pay holders of the public shares who exercise conversion rights, to pay expenses incurred in connection with the business combination with SAE, and for working capital and general corporate purposes. Such expenses include a fee to the representative of the underwriters of Trio’s initial public offering of $2,415,000 for acting as its investment banker in connection with the business combination. Trio also may use the funds in the trust account to fund the transactions described in the section entitled “The Merger Proposal — Interests of Trio’s Directors, Officers, Special Advisor and Others in the Merger.”

Q. What happens if a substantial number of public stockholders vote in favor of the merger proposal and exercise their conversion rights?

A.

Unlike other blank check companies which require public stockholders to vote against a business combination in order to exercise their conversion rights, Trio’s public stockholders may vote in favor of the business combination and exercise their conversion rights. Accordingly, the merger may be consummated even though the funds available from the trust account and the number of public stockholders are substantially reduced as a result of conversions by public stockholders. With fewer public shares and public stockholders, the trading market for Trio common stock may be less liquid and Trio may not be able to meet the listing standards for Nasdaq or another national securities exchange. With less funds available from the trust account, the working capital infusion from the trust account into SAE’s business will be reduced but will be no less than $5 million. SAE's working capital has varied significantly over time, but the Credit Agreement limits the amount of the cash payments to SAE common and preferred stockholders in connection with the merger, including both the dividend payable by SAE and the $12.5 million cash portion of the merger consideration payable by Trio, generally to the lesser of $27.5 million and 62% of the net cash received by the combined company as determined pursuant to the Credit Agreement. The net cash received is determined pursuant to the Credit Agreement and is generally the cash available to Trio at the closing of the merger, which is anticipated to consist of the funds remaining from Trio’s trust account, after the payment of all expenses, which includes amounts due to the Trio public stockholders, if any, who elect to convert their shares to cash. As a result, the SAE stockholder dividend is contingent on the number of public shares converted to cash, except that, under the terms of the merger agreement, in no event may the dividend exceed $15 million. While SAE's Credit Agreement does not contain a restrictive covenant that specifically addresses ongoing working capital requirements for the combined company, it does contain a covenant governing debt service coverage ratios that has the effect of ensuring designated levels of free cash that can be used as part of the combined company’s working capital. There can be no assurance that SAE’s working capital will continue to be sufficient in the future or that the amount of any increase in working capital available to the combined company will be adequate to pursue its strategy for growth. See the section entitled “SAE's Management's Discussion and Analysis of Financial Condition and Results of Operations —  Liquidity and Capital Resources.”

Q. What happens if the merger is not consummated?

A.

Trio must redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to an amount described below, if it does not consummate the merger or another business combination by June 24, 2013. If the merger with SAE or another proposed business combination that Trio presents to its stockholders for approval ultimately is not completed, the public stockholders that either voted against the last proposed business combination before redemption or did not vote on such business combination shall be entitled to receive only $10.00 per share, and those holders of public shares who voted for the proposed business combination and continued to hold their shares until redemption shall be entitled to receive a full pro rata share of the trust account (which is $10.08 per share as of May 14, 2013) plus any additional pro rata interest earned on the funds held in the trust account and not released to Trio for its working capital requirements or necessary to pay its taxes.

Holders of initial shares, including all of Trio’s officers and directors, have waived any right to participate in any redemption distribution from Trio’s trust account with respect to those shares. Eric S. Rosenfeld, Trio’s chairman of the board and chief executive officer, will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Trio for services rendered or contracted for or products sold to Trio, but only if such a vendor or target business has not executed such a waiver. Trio cannot assure you that Mr. Rosenfeld will be able to satisfy those obligations. See the section entitled “Other Information Related to Trio — Liquidation If No Business Combination” for additional information.
If the merger is not consummated, the warrant amendments will not take effect, the warrant exchange offer will not be conducted, and the warrants will not become exercisable and will be worthless.
Q. When do you expect the merger to be completed?

A.

It is currently anticipated that the merger will be consummated promptly following the Trio special meeting on [•], 2013. For a description of the conditions for the completion of the merger, see the section entitled “The Merger Agreement — Conditions to the Closing of the Merger.”

Q. What do I need to do now?

A.

Trio urges you to read carefully and consider the information contained in this proxy statement/information statement, including the annexes, and to consider how the merger will affect you as a stockholder and warrant holder of Trio. Stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/information statement and on the enclosed proxy card.

Q. How do I vote?

A.

If you are a holder of record of Trio common stock, you may vote in person at the special meeting or by submitting a proxy for the special meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Q. If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.

No. Your broker, bank or nominee cannot vote your shares unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.

Q. May I change my vote after I have mailed my signed proxy card?

A.

Yes. Send a later-dated, signed proxy card to Trio’s secretary at the address set forth below so that it is received by Trio’s secretary prior to the vote at the special meeting or attend the special meeting in person and vote. Stockholders also may revoke their proxy by sending a notice of revocation to Trio’s secretary, which must be received by Trio’s secretary prior to the vote at the special meeting.

Q. What should I do with my stock certificates?

A.

Trio stockholders who do not elect to have their shares converted into the pro rata share of the trust account should not submit their stock certificates now or after the merger, because their shares will not be converted or exchanged in the merger. Trio stockholders who exercise their conversion rights must deliver their stock certificates to Trio’s transfer agent (either physically or electronically) prior to the vote at the meeting.

Q. What should I do if I receive more than one set of voting materials?

A.

Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/information statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Trio shares.

Q. Who can help answer my questions?
A. If you have questions about the merger or if you need additional copies of the proxy statement/information statement or the enclosed proxy card you should contact:
Mr. David D. Sgro Trio Merger Corp. 777 Third Avenue, 37th Floor New York, New York 10017 Tel: (212) 319-7676 Fax: (212) 319-0760
or:
MacKenzie Partners Inc. 105 Madison Avenue New York, NY 10016 Tel: (800) 322-2885 Fax: (212) 929-0308
You may also obtain additional information about Trio from documents filed with the Securities and Exchange Commission (“SEC”) by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of public shares and you intend to seek conversion of your shares, you will need to deliver your stock (either physically or electronically) to Trio’s transfer agent at the address below prior to the vote at the special meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:
Mr. Mark Zimkind Continental Stock Transfer & Trust Company 17 Battery Place New York, New York 10004 E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/INFORMATION STATEMENT

This summary highlights selected information from this proxy statement/information statement and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the special meeting, including the merger, you should read this entire document carefully, including the merger agreement, as amended, attached as Annex A to this proxy statement/information statement. The merger agreement is the legal document that governs the merger and the other transactions that will be undertaken in connection with the merger. It is also described in detail in this proxy statement/information statement in the section entitled “The Merger Agreement.”

The Parties

Trio

Trio Merger Corp. is a blank check company formed in order to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities. Trio was incorporated under the laws of Delaware on February 2, 2011.

On June 24, 2011, Trio closed its initial public offering of 6,000,000 units, with each unit consisting of one share of its common stock and one warrant, each to purchase one share of its common stock at an exercise price of $7.50 per share. On June 27, 2011, Trio consummated the sale of an additional 900,000 units which were subject to an over-allotment option granted to the underwriters of its initial public offering. The units from the initial public offering (including the over-allotment option) were sold at an offering price of $10.00 per unit, generating total gross proceeds of $69,000,000. Simultaneously with the consummation of the initial public offering, Trio consummated the private sale of 6,500,000 warrants to its initial stockholders and 600,000 warrants to EarlyBirdCapital, Inc. and its designees, in each case at $0.50 per warrant for an aggregate purchase price of $3,550,000. After deducting the underwriting discounts and commissions and the public offering expenses, the total net proceeds to Trio from the public offering (including the over-allotment option) were $66,120,000. Of these net proceeds, $65,660,000, together with $3,550,000 raised from the private sale of warrants, for a total of $69,210,000, was deposited into the trust account and the remaining proceeds of approximately $460,000 became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. The initial public offering was conducted pursuant to registration statements on Form S-1 (Reg. No. 333-172836 and 333-175040), that became effective on June 20, 2011 and June 21, 2011. As of May 14, 2013, there was approximately $61,678,000 held in the trust account.

The funds held in the trust account will be released to Trio upon consummation of the merger, and used to pay the cash merger consideration to SAE’s common stockholders, on a fully-diluted basis, and Series A preferred stockholder, to pay the holders of the public shares who exercise conversion rights, and to pay expenses incurred in connection with the business combination, including a fee to the representative of the underwriters of Trio’s initial public offering of $2,415,000 for acting as its investment banker in connection with the business combination. The remaining proceeds will be used for working capital and general corporate purposes, including funding for organic growth and acquisitions. Trio also may use the funds in the trust account to fund the transactions described in the section entitled “The Merger Proposal — Interests of Trio’s Directors, Officers and Special Advisor in the Merger.”

If Trio does not complete the merger by June 24, 2013, it will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares at a per-share price described in the section entitled “Other Information Related to Trio — Liquidation If No Business Combination” and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating.

Trio common stock is listed on the Nasdaq under the symbol TRIO and Trio warrants are quoted on the Over-the-Counter Bulletin Board (“OTCBB”) under the symbol TMRGW. Effective March 26, 2012, Trio units ceased public trading and were mandatorily separated into their component parts (one share of Trio common stock and one Trio warrant).

The mailing address of Trio’s principal executive office is 777 Third Avenue, 37th Floor, New York, New York 10017. Its telephone number is (212) 319-7676. After the consummation of the merger, its principal executive office will be that of SAE, located at 3333 8th Street SE, 3rd floor, Calgary Alberta, T2G 3A4 and its telephone number will be (403) 776-1950.

Merger Sub

Trio Merger Sub, Inc. is a wholly-owned subsidiary of Trio formed solely for the purpose of effecting the merger with SAE described herein. Merger Sub was incorporated under the laws of Delaware on December 6, 2012. Merger Sub owns no material assets and does not operate any business.

The mailing address of Merger Sub’s principal executive office is 777 Third Avenue, 37th Floor, New York, New York 10017. Its telephone number is (212) 319-7676. After the consummation of the merger, its principal executive office will be that of SAE, located at 3333 8th Street SE, 3rd floor, Calgary Alberta, T2G 3A4 and its telephone number will be (403) 776-1950.

SAE

SAExploration Holdings, Inc. is a geophysical services company offering a full range of seismic data acquisition services related to the acquisition of 2D, 3D, and time-lapse 4D seismic data on land, in transition zones, between land and water and in shallow water. SAE was incorporated under the laws of Delaware on October 15, 2012.

SAExploration, Inc., SAE’s wholly-owned operating subsidiary, was originally formed on June 6, 2006, as South American Exploration, LLC, an Alaska limited liability company, and on July 20, 2011 was merged with and into a Delaware limited liability company, also named South American Exploration, LLC. On August 5, 2011, South American Exploration, LLC was converted to SAExploration, Inc., a Delaware corporation (“SAExploration”). On November 26, 2012, as part of a corporate restructuring of SAExploration, SAE became the parent company for SAExploration and its subsidiaries.

SAE’s geophysical services include seismic data surveys, data processing and integrated reservoir geosciences services for its customers in the oil and natural gas industry, which include national oil companies, major international oil companies and independent oil and gas exploration and production companies in North America, South America and Southeast Asia. Seismic data is used by these companies to identify and analyze drilling prospects and maximize successful drilling. SAE provides the following seismic data services:

•	Program Design
•	Planning & Permitting
•	Camp Services
•	Survey
•	Drilling
•	Recording
•	Reclamation
•	In-field Processing

SAE’s principal executive offices are located in Calgary, Alberta, Canada at 3333 8th Street SE, 3rd floor, Calgary, Alberta, T2G 3A4. Its telephone number is (403) 776-1950 and its web address is www.saexploration.com. We do not intend for information contained in SAE’s website to be a part of this proxy statement/information statement.

CLCH

CLCH, LLC is an investment vehicle holding a majority of the outstanding SAE common stock and all of the outstanding SAE Series A preferred stock. CLCH is a limited liability company formed under the laws of Alaska on October 25, 2011. CLCH is an affiliate of Jeff Hastings, the chairman of the board and chief strategic officer of SAE.

The mailing address of CLCH’s principal executive offices is 4721 Golden Spring Circle, Anchorage Alaska 99507. Its telephone number is (907) 229-0150.

The Merger Proposal

The merger agreement provides for a business combination transaction by means of the merger of SAE into Merger Sub, with Merger Sub surviving and remaining as a wholly-owned subsidiary of Trio. In connection with the merger, Trio will change its name to “SAExploration Holdings, Inc.”

Under the merger agreement, the SAE common stockholders, on a fully-diluted basis, as consideration for all shares of SAE common stock they hold or have the right to acquire, will receive: (i) an aggregate of 6,448,413 shares of Trio common stock at the closing; (ii) an aggregate of $7,500,000 in cash at the closing; (iii) an aggregate of $17,500,000 represented by a promissory note to be issued by Trio at the closing; and (iv) the right to receive up to 992,064 additional shares of Trio common stock after the closing based on the achievement of specified earnings targets by the combined company for the 2013 and/or 2014 fiscal years. Based upon a market price of $10.07 per share of Trio common stock on May 14, 2013, the SAE common stockholders and the holders of securities representing the right to acquire SAE common stock, on a fully-diluted basis, will receive total merger consideration of approximately $89.9 million at the closing and could receive up to approximately an additional $10 million after the closing. Additionally, Trio will pay to CLCH an aggregate of $5,000,000 in cash for all of the outstanding shares of SAE Series A preferred stock. The foregoing merger consideration will be issued in exchange for 100% of the outstanding securities of SAE. Following the merger, the holders immediately prior to the merger of SAE common stock, restricted stock and derivative securities, which consist of warrants and exchangeable shares that are more fully described in the section entitled “Beneficial Ownership of Securities — Security Ownership of SAE,” will have only the right to receive their allocable share of the common stock merger consideration, and all of the SAE common stock will be cancelled. If the holders of currently outstanding warrants and exchangeable shares do not exercise or exchange such securities prior to or in connection with the merger, the portion of the merger consideration payable with respect to the SAE common stock underlying such securities will be held by an escrow agent with voting rights granted to the seller representative under the merger agreement until such securities are converted or exercised. The warrants and exchangeable shares, to the extent they are not exercised or exchanged prior to or in connection with the merger, will remain outstanding and will receive an allocable portion of the common stock merger consideration upon their exercise or exchange. SAE intends to vest the restricted stock immediately prior to the merger. If it does not, the portion of the merger consideration that relates to unvested shares will also be held by the escrow agent. Following the merger, the holder immediately prior to the merger of the SAE preferred stock will have only the right to receive the preferred stock merger consideration, and all of the SAE preferred stock will be cancelled.

The following table sets forth the earnings targets, which are measured by adjusted EBITDA, and the range of additional shares issuable to the SAE stockholders upon the achievement of such targets:

	Adjusted EBITDA Target		Additional Share Range
	Minimum	Maximum	Minimum	Maximum
Fiscal year ending December 31, 2013	$46,000,000	$50,000,000	248,016	496,032
Fiscal year ending December 31, 2014	$52,000,000	$56,000,000	248,016	496,032

In the event that adjusted EBITDA falls within the minimum and maximum adjusted EBITDA targets, the number of shares to be issued will be interpolated between such targets. In the event that the minimum adjusted EBITDA target is not met in any particular year but the combined company’s cumulative adjusted EBITDA over the two year period is between $98,000,000 and $106,000,000, the SAE stockholders will be entitled to the pro rata number of the additional shares they would have been entitled to if each individual yearly adjusted EBITDA target was met. The following table sets forth an example where the SAE stockholders would be entitled to additional shares based on the combined company’s cumulative adjusted EBITDA for the two fiscal year period ending December 31, 2014, despite the combined company having adjusted EBITDA less than the minimum target in the fiscal year ending December 31, 2014:

	Adjusted EBITDA	Additional Shares
Fiscal year ending December 31, 2013	$50,000,000	496,032
Fiscal year ending December 31, 2014	$50,000,000	—
Two fiscal year period ending December 31, 2014	$100,000,000	124,008
		620,040

See the section entitled “The Merger Proposal — Structure of the Merger” for the manner in which adjusted EBITDA is defined for the purpose of calculating the number of additional shares to which the SAE stockholders are entitled.

To provide a fund for payment to Trio with respect to its post-closing rights to indemnification under the merger agreement for breaches of representations and warranties and covenants by SAE and its stockholders, and for certain other indemnifiable matters, there will be placed in escrow (with an independent escrow agent) an aggregate of 545,635 of the shares of Trio common stock issuable to the SAE common stockholders at closing. For purposes of each payment, such shares shall be valued at the average reported closing price for Trio’s common stock for the ten trading days ending on the last trading day prior to various dates specified in escrow agreement based on the type of claim that is made. The aggregate liability for indemnification will not exceed the shares held in escrow. Other than with respect to actual fraud or intentional or willful misrepresentation or omission, Trio’s rights to indemnification will be its sole remedy with respect to any and all claims for money damages arising out of or relating to the merger agreement. See the section entitled “The Merger Proposal — Indemnification of Trio.”

Trio and SAE plan to complete the merger promptly after the Trio special meeting, provided that:

•	Trio’s stockholders have approved the merger proposal;
•	holders of no more than 5,620,823 of the public shares have exercised their conversion rights; and
•	the other conditions specified in the merger agreement have been satisfied or waived.

After consideration of the factors identified and discussed in the section entitled “The Merger Proposal —  Trio’s Board of Directors’ and Special Advisor’s Reasons for Approval of the Merger,” Trio’s board of directors concluded that the merger met all of the requirements disclosed in the prospectus for its initial public offering, including that such business had a fair market value of at least 80% of the balance of the funds in the trust account at the time of execution of the merger agreement.

Upon completion of the merger, assuming that none of the holders of the public shares elects to convert such shares into cash, the SAE common stockholders will own approximately 44.8% of the shares of Trio common stock outstanding immediately after the closing of the merger and the other Trio stockholders will own approximately 55.2% of the outstanding shares of Trio common stock. In the unlikely event that the merger occurs when the maximum number of public shares are converted that would still allow Trio to consummate the merger (5,620,823 shares), such percentages would be 73.5% and 26.5%, respectively. The foregoing does not take into account shares that would be issued to SAE common stockholders upon achievement of the EBITDA targets. However, if 5,620,823 of the public shares are converted and thereafter the full number of shares contingent upon the achievement of the EBITDA targets is earned, the current Trio stockholders would own 23.8% of the total outstanding shares of Trio common stock and the SAE common stockholders would own 76.2%, assuming that no other shares are issued. None of the foregoing percentages take into account the shares underlying the Trio warrants that are presently outstanding or the shares underlying the warrants that may be issued to Eric S. Rosenfeld, Trio’s chairman of the board and chief executive officer, and Crescendo

Advisors II, LLC, an affiliate of Mr. Rosenfeld, upon conversion of certain promissory notes held by them (or the shares of Trio common stock that may be issued for any such warrants in the warrant exchange). In addition, all of these percentages assume that the underwriters’ options have been exchanged for 100,000 shares of Trio’s common stock, that none of the SAE stockholders exercises appraisal rights and that all of the holders of currently outstanding SAE derivative securities exercise or exchange such securities immediately prior to the merger. To the extent appraisal rights are exercised, the percentage of Trio common stock owned by the SAE common stockholders immediately after the merger would decrease and that owned by the Trio stockholders would increase.

Notwithstanding the foregoing, based on current estimates of the foregoing costs and expenses incurred and to be incurred in connection with the transaction, Trio believes that it would not be feasible to consummate the merger if public stockholders holding more than 3,484,981 public shares seek conversion rights (as that would leave Trio with insufficient funds to pay the cash portion of the merger consideration pursuant to the merger agreement and the expenses of the transaction). Even though Trio may seek to raise additional financing in order to consummate the merger, Trio has not taken any steps to obtain a commitment for such additional financing, nor is it aware whether such additional financing is available on terms acceptable to Trio, or at all. Therefore, it is unlikely that Trio will be able to locate any suitable third party financing at this point. If 3,484,981 public shares are converted, the SAE common stockholders will own approximately 59.1% of the shares of Trio common stock outstanding immediately after the closing of the merger and the other Trio stockholders will own approximately 40.9% of the outstanding shares of Trio common stock.

If Mr. Hastings and Mr. Beatty own less than 51% of the outstanding Trio common stock immediately after the merger, pursuant to the voting proxy agreements, certain of Trio’s initial stockholders, including Eric S. Rosenfeld, David D. Sgro, Gregory R. Monahan, Barry Erdos, David Boris and Mark Hauser, have committed to grant to CLCH at the closing of the merger an irrevocable proxy to vote a certain number of the initial shares and a certain number of shares of Trio common stock received by them in the warrant exchange offer described in this proxy statement/information statement. The number of shares over which the proxy is being granted will be mutually determined in order to attempt to provide Mr. Hastings and Mr. Beatty collectively with voting control over at least 51% of Trio common stock after the closing of the merger. As a result, the SAE common stockholders will have voting control over at least a majority of Trio common stock outstanding after the closing of the merger.

As of March 31, 2013, SAE had approximately $81.4 million of total indebtedness (comprised primarily of its $80 Credit Agreement, which bears interest at a fixed rate of 13.5% per annum). Even if SAE’s working capital increases as a result of the consummation of the merger, which it should by at least $5.0 million, SAE may not be able to generate sufficient cash to service its debt or sufficient earnings to cover fixed charges in future years. If new debt is added to SAE’s current debt levels, the risks could intensify. See the risk factor entitled “Our substantial debt could adversely affect our liquidity and results of operations” and the section entitled “SAE’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

If the merger proposal is not approved by Trio’s stockholders at the special meeting, the other proposals (except an adjournment proposal, as discussed below) will not be presented at the special meeting for a vote.

Opinion of Financial Advisor to the Board of Directors of Trio

Trio engaged Cassel Salpeter & Co., LLC (“Cassel Salpeter”) to render an opinion as to, as of December 9, 2012, (i) the fairness, from a financial point of view, to Trio of the merger consideration to be paid by Trio in the merger pursuant to the merger agreement and (ii) whether SAE had a fair market value equal to at least 80% of the balance of funds in the trust account. Cassel Salpeter is an investment banking firm that regularly is engaged in the evaluation of businesses and their securities in connection with acquisitions, corporate restructuring, private placements and for other purposes. Trio’s board of directors decided to use the services of Cassel Salpeter because it is a recognized investment banking firm that has substantial experience in similar matters.

Cassel Salpeter rendered its oral opinion to Trio’s board of directors on December 9, 2012 (which was subsequently confirmed in writing by delivery of Cassel Salpeter’s written opinion dated the same date) that, as of December 9, 2012, (i) the merger consideration to be paid by Trio in the merger pursuant to the merger agreement was fair, from a financial point of view, to Trio and (ii) SAE had a fair market value equal to at least 80% of the balance of funds in the trust account. For purposes of Cassel Salpeter’s opinion, “merger consideration” referred to the following in the aggregate, (a) 6,448,413 shares of Trio common stock, (b) $12,500,000 in cash, (c) promissory notes, which we sometimes refer to as the “seller notes,” issued by Trio in the original principal amount of $17,500,000 in the aggregate, and (d) up to 992,064 shares of Trio common stock, which we sometimes refer to as the “EBITDA shares,” to be issued upon and subject to Trio achieving certain financial results following the merger as provided by and in accordance with the merger agreement. Cassel Salpeter also assumed that, prior to the consummation of the merger, SAE would declare and pay a cash dividend not to exceed $15,000,000 to the holders of its common stock.

The amount of the consideration to be paid by Trio to SAE’s stockholders was determined pursuant to negotiations between Trio and SAE and not pursuant to recommendations of Cassel Salpeter.

The opinion was provided for the use and benefit of the Trio board in connection with its consideration of the merger and only addressed (i) the fairness, from a financial point of view, to Trio of the merger consideration to be paid by Trio in the merger pursuant to the merger agreement and (ii) whether SAE had a fair market value equal to at least 80% of the balance of funds in the trust account, in each case as of the date of the opinion, and did not address any other aspect or implication of the merger. The summary of Cassel Salpeter’s opinion in this proxy statement/information statement is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex D to this proxy statement/information statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Cassel Salpeter in preparing its opinion. However, neither Cassel Salpeter’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/information statement are intended to be, and do not constitute, advice or a recommendation to any stockholder as to how such stockholder should act or vote with respect to any matter relating to the proposed merger.

The Name Change Proposal and Charter Amendments Proposal

The proposed amendments to Trio’s amended and restated certificate of incorporation addressed by the name change proposal and the charter amendments proposal would, effective following the merger, change Trio’s name to “SAExploration Holdings, Inc.”and (i) adjust the existing classification of directors to conform with the classification described in the director election proposal, and (ii) delete the preamble and sections A through I, inclusive, of Article Sixth, as such provisions will no longer be applicable to Trio after the merger, and redesignate section J of Article Sixth as Article Sixth. Section H of Article Sixth provides that, if a business combination is not consummated by June 24, 2013, Trio will cease all operations except for the purposes of winding up, redeeming 100% of the public shares for cash and, subject to approval of its then stockholders and subject to the requirements of the DGCL, dissolving and liquidating. By deleting section H of Article Sixth, Trio will effectively change the period of its existence to perpetual. See the sections entitled “The Name Change Proposal” and “The Charter Amendments Proposal.”

If the name change proposal and the charter amendments proposal are not approved by Trio’s stockholders at the special meeting (and the applicable condition in the merger agreement is not waived), the other proposals (except an adjournment proposal, as discussed below) will not be presented to the meeting for a vote.

The Incentive Compensation Plan Proposal

The proposed 2013 Long-Term Incentive Plan will reserve up to 792,513 shares of Trio common stock for issuance in accordance with the plan’s terms. The purpose of the plan is to provide Trio’s employees who, by their position, ability and diligence are able to make important contributions to Trio’s growth and profitability, with an incentive to assist Trio in achieving its long-term corporate objectives, to attract and retain executive officers and other employees of outstanding competence and to provide such persons with an opportunity to acquire an equity interest in Trio. The plan is attached as Annex C to this proxy statement/information statement. You are encouraged to read the plan in its entirety. See the section entitled “The Incentive Compensation Plan Proposal.”

The Director Election Proposal

At the special meeting, eight directors will be elected to Trio’s board of directors, of whom three will be Class A directors serving until the annual meeting to be held in 2014, two will be Class B directors serving until the annual meeting to be held in 2015 and three will be Class C directors serving until the annual meeting to be held in 2016 and, in each case, until their successors are elected and qualified. Upon the consummation of the merger, if the proposed nominees are elected, the directors of Trio will be as follows:

•	in the class to stand for reelection in 2014: Jeff Hastings, Brent Whiteley and Gary Dalton;
•	in the class to stand for reelection in 2015: Brian Beatty and Arnold Wong; and
•	in the class to stand for reelection in 2016: Eric S. Rosenfeld, David D. Sgro and Gregory R. Monahan.

Upon the consummation of the merger, the executive officers of Trio will be Jeff Hastings, executive chairman of the board, Brian Beatty, chief executive officer and president, and Brent Whiteley, chief financial officer, general counsel and secretary. Each of such persons is currently an executive officer of SAE. See the section entitled “The Director Election Proposal.”

The Adjournment Proposal

If, based on the tabulated vote, there are not sufficient votes at the time of the special meeting to authorize Trio to consummate the merger (because either the merger proposal or the charter amendments proposal is not approved or more than 5,620,823 of the holders of the public shares properly elect to convert their public shares into cash), Trio’s board of directors may submit a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies. See the section entitled “The Adjournment Proposal.”

The Say-On-Pay Proposal

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) and rules promulgated by the SEC thereunder enable Trio’s stockholders to vote to approve, on an advisory basis, the compensation of Trio’s “named executive officers” (as defined in Item 402 of Regulation S-K promulgated under the Exchange Act) as disclosed in this proxy statement/information statement in accordance with the SEC’s rules. This vote is sometimes referred to as the “say-on-pay vote.” The say-on-pay vote is advisory, and therefore not binding on Trio, its board of directors or, once formed, its compensation committee. See the section entitled “The Say-On-Pay Proposal.”

The Frequency of Say-On-Pay Proposal

The Dodd-Frank Act enables Trio’s stockholders to indicate, at least once every six years, how frequently they believe Trio should conduct a say-on-pay vote. The options are to conduct the say-on-pay vote every one, two or three years. This vote is sometimes referred to as the “frequency of say-on-pay vote.” After careful consideration, Trio has determined that a three-year cycle is consistent with its policies and practices for evaluating and determining compensation of its named executive officers. The frequency of say-on-pay vote is advisory, and therefore not binding on Trio, its board of directors or, once formed, its compensation committee. See the section entitled “The Frequency of Say-On-Pay Proposal.”

The Warrant Amendments; Warrant Exchange

As a condition to entering into the merger agreement, SAE required that Trio effectuate certain changes with respect to its outstanding warrants. Accordingly, to accommodate such requirement and induce SAE to enter into the merger agreement, Trio obtained written consents from the holders of 50.3% of the outstanding warrants approving an amendment to the warrants (i) to increase the exercise price of the warrants from $7.50 to $12.00 per share of Trio common stock and (ii) to increase the redemption price of the warrants from $12.50 to $15.00 per share of Trio common stock, effective upon the closing of the merger.

Because Trio obtained the written consent of the holders of a majority of the outstanding warrants as of December 10, 2012, no further action of the warrant holders is required to approve the amendment. However, under federal law, the amendment may not take effect until at least 20 days after this proxy statement/information statement has first been sent to warrant holders. The amendment to the warrants will become effective upon the execution of an amendment to the warrant agreement at the closing of the merger.

To further accommodate SAE’s requirement that Trio effect certain changes with respect to its outstanding warrants, Trio agreed to offer the holders of Trio’s warrants the right to exchange their warrants for shares of

Trio common stock, at a ratio of ten warrants for one share of Trio common stock promptly after consummation of the merger. Certain of the warrant holders, including those who consented to the amendments to the warrant agreement, each of whom is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act, also agreed to participate in this warrant exchange with respect to the warrants held or to be held by them. In addition, the representative of the underwriters of Trio’s initial public offering, on behalf of itself and its designees, has agreed to exchange, at the closing of the merger, the underwriters’ options to purchase up to a total of 600,000 shares of common stock and 600,000 warrants for 100,000 shares of Trio common stock. See the section entitled “The Warrant Amendments.”

Trio Initial Stockholders

As of May 31, 2013, the record date for the Trio special meeting, Trio’s initial stockholders — Eric S. Rosenfeld, Trio’s chairman of the board, chief executive officer and president, David D. Sgro, Trio’s chief financial officer and secretary and a director of Trio, David Boris, Mark Hauser and Barry Erdos, each a director of Trio, Joel Greenblatt, the special advisor to Trio, and Arnaud Ajdler, Gregory R. Monahan, Riverview Group LLC, York Select, L.P. and York Select Master Fund, L.P. — beneficially owned and were entitled to vote an aggregate of 1,725,000 initial shares that were issued prior to Trio’s initial public offering. The initial shares issued to the Trio initial stockholders currently constitute approximately 22% of the outstanding shares of Trio’s common stock.

In connection with the initial public offering, Trio and EarlyBirdCapital, Inc., the representative of the underwriters of the initial public offering, entered into agreements with each of the Trio initial stockholders pursuant to which each Trio initial stockholder agreed to vote the initial shares, as well as any shares of common stock acquired in the aftermarket, in favor of the merger proposal. The Trio initial stockholders have also indicated that they intend to vote their initial shares in favor of all other proposals being presented at the meeting. The initial shares have no redemption rights in the event a business combination is not effected in the required time period and will be worthless if no business combination is effected by Trio. In connection with the initial public offering, the Trio initial stockholders entered into an escrow agreement pursuant to which their initial shares are held in escrow and may not be transferred (subject to limited exceptions) until twelve months after a business combination or earlier if, subsequent to a business combination, Trio consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property.

As of the date of this proxy statement/information statement, the Trio initial stockholders have not purchased any shares of Trio common stock in the open market. If the Trio initial stockholders believe it would be desirable for them or their affiliates to purchase shares in advance of the special meeting, they may do so. Such determination would be based on factors such as the likelihood of approval or disapproval of the merger proposal, the number of shares for which conversion may be requested and the financial resources available to such prospective purchasers.

Date, Time and Place of Special Meeting of Trio’s Stockholders

The special meeting in lieu of annual meeting of the stockholders of Trio will be held at [•]:00 [a/p].m., Eastern time, on [•], 2013, at the offices of Graubard Miller, Trio’s counsel, at The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, New York 10174, to consider and vote upon the merger proposal, the name change proposal, the charter amendments proposal, the incentive compensation plan proposal, the director election proposal, the say-on-pay proposal and the frequency of say-on-pay proposal. The adjournment proposal may be presented, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, Trio is not authorized to consummate the merger.

Voting Power; Record Date

Stockholders will be entitled to vote or direct votes to be cast at the special meeting if they owned shares of Trio common stock at the close of business on May 31, 2013, which is the record date for the special meeting. Stockholders will have one vote for each share of Trio common stock owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Trio warrants do not have voting rights. On the record date, there were 7,841,855 shares of Trio common stock outstanding, of which 6,116,855 were public shares and 1,725,000 were initial shares held by the Trio initial stockholders.

Quorum and Vote of Trio Stockholders

A quorum of Trio stockholders is necessary to hold a valid meeting. A quorum will be present at the Trio special meeting if a majority of the outstanding shares entitled to vote at the meeting are represented in person or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum. The Trio initial stockholders hold approximately 22% of the outstanding shares of Trio common stock, none of which are public shares. Such shares, as well as any shares of common stock acquired in the aftermarket by the Trio initial stockholders, will be voted in favor of the merger proposal and all of the other proposals, for the election of the proposed nominees for director and for three years for the frequency of the say-on-pay vote. The proposals presented at the special meeting will require the following votes:

•	Pursuant to Trio’s amended and restated certificate of incorporation, the approval of the merger proposal will require the affirmative vote of the holders of a majority of the then outstanding shares of common stock present and entitled to vote at the meeting to approve the merger proposal. There are currently 7,841,855 shares of Trio common stock outstanding, of which 6,116,855 are public shares. The merger will not be consummated if the holders of more than 5,620,823 of the public shares properly demand conversion of their public shares into cash.
•	The approval of the name change proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Trio common stock on the record date.
•	The approval of the charter amendments proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Trio common stock on the record date.
•	The approval of the incentive compensation plan proposal will require the affirmative vote of the holders of a majority of the shares of Trio common stock represented in person or by proxy and entitled to vote thereon at the meeting.
•	The election of directors requires a plurality vote of the shares of common stock present in person or represented by proxy and entitled to vote at the special meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.
•	The approval of an adjournment proposal will require the affirmative vote of the holders of a majority of the shares of Trio common stock represented in person or by proxy and entitled to vote thereon at the meeting.
•	The approval of the say-on-pay proposal will require the affirmative vote of the holders of a majority of the shares of Trio common stock represented in person or by proxy and entitled to vote thereon at the meeting. The say-on-pay vote is advisory, and therefore not binding on Trio, its board of directors or, once formed, its compensation committee.
•	The frequency of say-on-pay proposal requires a plurality vote of the shares of common stock present in person or represented by proxy and entitled to vote at the special meeting. “Plurality” means that the option — every one, two or three years — that receives the largest number of votes cast “FOR” is the option selected by the stockholders. Consequently, any shares not voted “FOR” a particular option (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted toward such option’s selection. The frequency of say-on-pay vote is advisory, and therefore not binding on Trio, its board of directors or, once formed, its compensation committee.

Abstentions will have the same effect as a vote “against” the merger proposal, the name change proposal, the charter amendments proposal, the incentive compensation plan proposal, the adjournment proposal, if presented, and the say-on-pay proposal. Broker non-votes, while considered present for the purposes of establishing a quorum, will have the effect of votes against the name change proposal and the charter amendments proposal to which they apply, but will have no effect on the merger proposal, the incentive compensation plan proposal, an adjournment proposal or the say-on-pay proposal. Please note that holders of the public shares cannot seek conversion of their shares unless they affirmatively vote for or against the merger proposal.

Pursuant to the merger agreement, the merger is conditioned upon approval of the merger proposal, the name change proposal and the charter amendments proposal but not upon the approval of the incentive compensation plan proposal, the director election proposal, the say-on-pay proposal or the frequency of the say-on-pay proposal. However, the incentive compensation plan proposal, the director election proposal, the say-on-pay proposal and the frequency of say-on-pay proposal will not be presented for a vote at the special meeting unless all of the merger proposal, the name change proposal and the charter amendments proposal are approved (or, in the case of the name change proposal and the charter amendments proposal, the applicable condition in the merger agreement is waived).

Conversion Rights

Pursuant to Trio’s amended and restated certificate of incorporation, a holder of public shares may demand that Trio convert such shares into cash if the merger is consummated. Holders of public shares will be entitled to receive cash for these shares only if they (i) affirmatively vote either for or against the merger proposal, (ii) demand that Trio convert their shares into cash no later than the close of the vote on the merger proposal, and (iii) deliver their stock to Trio’s transfer agent prior to the vote at the meeting. If the merger is not completed, these shares will not be converted into cash. If a holder of public shares properly demands conversion and votes in favor of or against the merger proposal, Trio will convert each public share into a full pro rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the merger. As of May 14, 2013, this would amount to approximately $10.08 per share. If a holder of public shares exercises its conversion rights, then it will be exchanging its shares of Trio common stock for cash and will no longer own the shares. See the section entitled “Special Meeting of Trio Stockholders —  Conversion Rights” for a detailed description of the procedures to be followed if you wish to convert your shares into cash.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking conversion rights with respect to 12.5% or more of the public shares. Accordingly, all public shares in excess of 12.5% held by a public stockholder will not be converted to cash.

The conversion rights for a holder of public shares who votes against the merger proposal, as set forth in this proxy statement/information statement, are different than the conversion rights for such a holder, as set forth in the prospectus for Trio’s initial public offering. As set forth in the prospectus, a holder of public shares who voted against the merger would have been entitled to receive only $10.00, rather than a full pro rata portion of the trust account. Because Nasdaq raised an objection to the payment of a lower amount to such holders, Trio determined to pay such holders the full pro rata portion of the trust account in order to remain listed on Nasdaq.

If Trio is unable to complete the merger with SAE or another business combination by June 24, 2013, it will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. Only if a holder of public shares votes in favor of the merger with SAE or the last business combination presented to Trio’s stockholders for approval, will a holder of public shares be entitled to receive its full pro rata share of the trust account upon redemption. A full pro rata share of the trust account that a holder would receive upon redemption in the event a business combination is not effected in the required period may be more or less than the estimated $10.08 per share that a holder that votes in favor of the merger proposal would receive upon conversion of its shares in connection with the merger because (i) there will be greater earned interest in the trust account at the time of the redemption since it would occur at a later date than a conversion and (ii) Trio may incur expenses it otherwise would not incur if Trio consummates the merger, including, potentially, claims requiring payment from the trust account by creditors who have not waived their rights against the trust account. Eric S. Rosenfeld, Trio’s chairman and chief executive officer, will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Trio for services rendered or contracted for or products sold to Trio, but only if such a vendor or target business has not executed such a waiver. While Trio has no reason to believe that Mr. Rosenfeld will not be able to satisfy those obligations, there cannot be any assurance to that effect. See the section entitled “ Other Information Related to Trio — Liquidation If No Business Combination” for additional information.

The merger will not be consummated if holders of more than 5,620,823 of the public shares (representing 91.9% of the public shares) properly demand conversion of their shares into cash.

Appraisal Rights

Trio stockholders and Trio warrant holders do not have appraisal rights in connection with the merger under the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. Trio has engaged MacKenzie Partners Inc. to assist in the solicitation of proxies.

If a stockholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the special meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the section entitled “Special Meeting of Trio Stockholders — Revoking Your Proxy.”

Interests of Trio’s Directors, Officers, Special Advisor and Others in the Merger

When you consider the recommendation of Trio’s board of directors in favor of approval of the merger proposal, the name change proposal, the charter amendments proposal and the other proposals, and the adoption of the warrant amendment, you should keep in mind that Trio’s initial stockholders, including its directors, executive officers and special advisor, have interests in such proposals and the warrant amendment that are different from, or in addition to, your interests as a stockholder or warrant holder. These interests include, among other things:

•	If the merger or another business combination is not consummated by June 24, 2013, Trio will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the 1,725,000 initial shares held by Trio’s initial stockholders, including its directors, officers and special advisor, which were acquired for an aggregate purchase price of $25,000 prior to Trio’s initial public offering, would be worthless because Trio’s initial stockholders are not entitled to participate in any redemption distribution with respect to such shares. Such shares had an aggregate market value of $17,370,750 based upon the closing price of $10.07 per share on the Nasdaq on May 14, 2013.
•	Trio’s initial stockholders, including its directors, officers and special advisor, also purchased 6,500,000 warrants from Trio for an aggregate purchase price of $3,250,000 (or $.50 per warrant). These warrants are sometimes referred to herein as the “insider warrants.” These purchases took place on a private placement basis simultaneously with the consummation of the initial public offering. All of the proceeds Trio received from these purchases were placed in the trust account. The insider warrants are identical to the warrants sold in Trio’s initial public offering, except that the insider warrants are exercisable for cash or on a cashless basis, at the holder’s option, and are not redeemable by Trio, in each case so long as they are still held by the initial purchasers or their affiliates. The insider warrants are eligible for exchange, and the initial stockholders have committed to exchange all of their warrants, in the warrant exchange offer. Such warrants had an aggregate market value of $3,997,500, based on the closing price of $0.615 per warrant on the OTCBB on May 14, 2013. All of the warrants will become worthless if the merger is not consummated (as will the remainder of the public warrants).

•	The transactions contemplated by the merger agreement provide that Eric S. Rosenfeld, David D. Sgro and Gregory R. Monahan will be directors of Trio after the closing of the merger. As such, in the future each will receive any cash fees, stock options or stock awards that the Trio board of directors determines to pay to its non-executive directors.
•	If Trio is unable to complete a business combination within the required time period, Eric S. Rosenfeld, Trio’s chairman of the board and chief executive officer, will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Trio for services rendered or contracted for or products sold to Trio, but only if such a vendor or target business has not executed such a waiver.
•	On each of April 25, 2012, September 26, 2012 and November 21, 2012, Eric S. Rosenfeld loaned Trio $100,000, for an aggregate of $300,000 in loans, and on March 7, 2013, Crescendo Advisors II, LLC, an affiliate of Mr. Rosenfeld, loaned Trio an additional $100,000. The loans are non interest bearing and are payable at the consummation of a business combination. Furthermore, Mr. Rosenfeld or his affiliates may loan additional funds to Trio in the future on substantially similar terms in order to meet Trio’s working capital needs prior to the closing of the merger. If Trio fails to consummate a business combination, the loans would become unsecured liabilities of Trio; however, Mr. Rosenfeld, on behalf of himself and his affiliates, has waived any claim against the trust account. Accordingly, Trio will most likely not be able to repay these loans if the merger is not completed.
•	Trio’s officers, directors, initial stockholders and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Trio’s behalf, such as identifying and investigating possible business targets and business combinations. These individuals have negotiated the repayment of any such expenses upon completion of the business combination with SAE. However, if Trio fails to consummate the business combination, they will not have any claim against the trust account for reimbursement. Accordingly, Trio will most likely not be able to reimburse these expenses if the merger is not completed. As of May 14, 2013, Trio’s officers, directors, initial stockholders and their affiliates had incurred approximately $3,000 of unpaid reimbursable expenses.

Additionally, at the closing effective upon consummation of the merger, Jeff Hastings, who will become executive chairman of the board of Trio, Brian Beatty, who will become chief executive officer and president of Trio, and Brent Whiteley, who will become chief financial officer, general counsel and secretary of Trio, will enter into new employment agreements with Trio, which will replace their existing employment agreements, and will be compensated for their services. See the section entitled “The Director Election Proposal — Trio Executive Officer and Director Compensation — New Employment Agreements” for further information on the compensation each will receive pursuant to their respective employment agreements. Furthermore, each of Gary Dalton and Arnold Wong will become members of Trio’s board of directors. As such, in the future each will receive any cash fees, stock options or stock awards that the Trio board of directors determines to pay to its non-executive directors.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Trio or its securities, Trio’s initial stockholders or SAE’s stockholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the merger proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Trio’s common stock or to not demand conversion rights. The funds for any such purchases will either come from cash available to such purchasing parties or from third party financing, none of which has been sought at this time. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/information statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or warrants owned by the Trio initial stockholders for nominal value. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the shares present and entitled to vote at the special meeting to approve the merger proposal vote in its favor and that holders of 5,620,823 or fewer of the public shares demand conversion of their public shares into cash, where it appears that such requirements would otherwise not be met.

Entering into any such arrangements may have a depressive effect on Trio’s common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting.

If such transactions are effected, the consequence could be to cause the merger to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the merger proposal and other proposals to be presented at the special meeting and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it less likely that the holders of more than 5,620,823 of the public shares will exercise their conversion rights.

As of the date of this proxy statement/information statement, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Trio will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the merger, name change and charter amendments proposal, or the conversion threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Recommendation to Stockholders

Trio’s board of directors believes that the merger proposal and the other proposals to be presented at the special meeting are fair to and in the best interest of Trio’s stockholders and unanimously recommends that its stockholders vote “FOR” the merger proposal, “FOR” the name change proposal, “FOR” the charter amendments proposal, “FOR” the incentive compensation plan proposal, “FOR” the persons nominated for election as directors, “FOR” the adjournment proposal, if presented, “FOR” the say-on-pay proposal, and “FOR” three years for the frequency of say-on-pay proposal.

Conditions to the Closing of the Merger

General Conditions

Consummation of the merger is conditioned on (i) the merger proposal, the name change proposal and the charter amendments proposal having been duly approved and adopted by the Trio stockholders by the requisite vote under the laws of Delaware and Trio’s amended and restated certificate of incorporation and (ii) holders of no more than 5,620,823 of the public shares having exercised their right to convert their public shares into a pro-rata portion of the trust account.

In addition, the consummation of the transactions contemplated by the merger agreement is conditioned upon, among other things, (i) expiration of all specified waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), and no government entity having enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which is in effect and which has the effect of making the merger illegal or otherwise prohibiting consummation of the merger, (ii) the Trio common stock at the closing being quoted on the OTCBB or listed for trading on the New York Stock Exchange (“NYSE”) or Nasdaq, if the application for any such listing is approved, and there being no action or proceeding pending or threatened against Trio by the Financial Industry Regulatory Authority, Inc. (“FINRA”) to prohibit or terminate the quotation of Trio common stock on the OTCBB or the trading of the common stock on the NYSE or Nasdaq, (iii) SAE having entered into an amendment to its Credit Agreement in form and substance reasonably satisfactory to Trio and SAE, (iv) the representations and warranties of each party being true and correct as of the date of the merger agreement and on and as of the closing date (except that, on and as of the closing date, the representations and warranties of each party that are not qualified as to materiality need only be true and correct in all material respects) and each party having performed or complied with all agreements and covenants required by the merger agreement to be performed or complied with on or prior to the closing (except to the extent that any failure to perform or comply is not willful and does not constitute a material adverse effect), and each party having received a certificate with respect to the foregoing from the other party, and (v) all necessary consents, waivers and approvals required to be obtained in connection with the merger having been received, other than consents, waivers and approvals the absence of which could not reasonably be expected to have a material adverse effect.

SAE’s Conditions to Closing

The obligations of SAE to consummate the transactions contemplated by the merger agreement also are conditioned upon, among other things:

•	there having occurred no material adverse effect with respect to Trio since the date of the merger agreement;
•	Trio being in compliance with the reporting requirements under the Securities Exchange Act of 1934, as amended (“Exchange Act”);
•	certain officers and directors of Trio having resigned from all of their positions and offices with Trio;
•	Trio having made appropriate arrangements to have the funds in the trust account disbursed to it upon closing of the merger;
•	receipt by SAE of an opinion of Trio’s counsel in agreed form; and
•	the voting proxy agreements having been executed by certain of Trio’s initial stockholders.

Trio’s Conditions to Closing

The obligations of Trio to consummate the transactions contemplated by the merger agreement also are conditioned upon each of the following, among other things:

•	there having occurred no material adverse effect with respect to SAE since the date of the merger agreement;
•	employment agreements with certain of SAE’s officers, in form and substance mutually satisfactory to SAE and Trio, being in full force and effect;
•	receipt by Trio of an opinion of SAE’s counsel in agreed form;
•	(a) all outstanding indebtedness owed by any SAE insider to SAE having been repaid in full; (b) all guarantees or similar arrangements pursuant to which SAE has guaranteed the payment or performance of any obligations of any SAE insider to a third party having been terminated; and (c) no SAE insider owning any direct equity interests in any subsidiary of SAE or in any other entity that uses in its name “SAExploration”; and
•	holders of no more than 10% of the shares of any class of securities of SAE outstanding immediately before the merger having exercised their appraisal rights.

Termination

The merger agreement may be terminated at any time, but not later than the closing, as follows:

•	by mutual written agreement of Trio and SAE;
•	by either Trio or the representative of the SAE stockholders if the merger is not consummated on or before June 30, 2013, provided that such termination is not available to a party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to be consummated before such date and such action or failure to act is a breach of the merger agreement;
•	by either Trio or SAE if a governmental entity shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, which order, decree, ruling or other action is final and nonappealable;

•	by either Trio or SAE if the other party has breached any of its covenants or representations and warranties in any material respect and has not cured its breach within thirty days of the notice of an intent to terminate, provided that the terminating party is itself not in breach;
•	by SAE, if immediately prior to the merger, Trio does not have cash on hand of $30,000,000 after (i) payment to the holders of public shares who elect to convert their shares into cash, (ii) payment of Trio’s income and other tax obligations, (iii) repayment of loans and reimbursement of expenses to directors and officers of Trio, and (iv) payment of transaction costs of Trio and up to $2,000,000 of transaction costs of SAE in connection with the merger;
•	by SAE or Trio if a material adverse effect has occurred with respect to the other since the date of the merger agreement; and
•	by either Trio or SAE if, at the special meeting, the merger proposal fails to be approved and adopted by the requisite vote of the Trio stockholders under the laws of Delaware and Trio’s amended and restated certificate of incorporation or holders of more than 5,620,823 of the public shares exercise their right to convert their public shares into a pro-rata portion of the trust account.

The merger agreement does not specifically address the rights of a party in the event of a material breach by a party of its covenants or warranties or a refusal or wrongful failure of the other party to consummate the merger. However, the non-wrongful party would be entitled to assert its legal rights for breach of contract against the wrongful party, including the right to seek specific performance of the agreement.

If permitted under the applicable law, either SAE or Trio may, in writing, waive any inaccuracies in the representations and warranties made to such party contained in the merger agreement or in any document delivered pursuant to the merger agreement, and waive compliance with any agreements or conditions for the benefit of itself contained in the merger agreement or in any document delivered pursuant to the merger agreement. The condition that holders of no more than 5,620,823 of the public shares have exercised their right to convert their public shares into a pro-rata portion of the trust account may not be waived. Trio cannot assure you that all of the conditions will be satisfied or waived.

The existence of the financial and personal interests of the directors may result in a conflict of interest on the part of one or more of them between what he may believe is best for Trio and what he may believe is best for himself in determining whether or not to grant a waiver in a specific situation. See the section entitled “Risk Factors” for a fuller discussion of this and other risks.

Tax Consequences of the Merger

Trio has received an opinion from its counsel, Graubard Miller, that, for federal income tax purposes:

•	No gain or loss will be recognized by stockholders of Trio who do not elect conversion of their public shares; and
•	A stockholder of Trio who exercises conversion rights and effects a termination of the stockholder’s interest in Trio will be required to recognize capital gain or loss upon the exchange of that stockholder’s shares of common stock of Trio for cash, if such shares were held as a capital asset on the date of the merger. Such gain or loss will be measured by the difference between the amount of cash received and the tax basis of that stockholder’s shares of Trio common stock.

The tax opinion is attached to this proxy statement/information statement as Annex E. Graubard Miller has consented to the use of its opinion in this proxy statement/information statement. For a description of the material federal income tax consequences of the merger, please see the information set forth in “The Merger Proposal — Material Federal Income Tax Consequences of the Merger to Trio and its Stockholders.”

Anticipated Accounting Treatment

The merger will be accounted for as a reverse acquisition in accordance with U.S. generally accepted accounting principles (“GAAP”). Under this method of accounting, Trio will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on SAE comprising the ongoing operations of the combined entity, SAE senior management comprising the senior management of the combined company, and the SAE common stockholders having a majority of the voting power of the combined entity. In accordance with guidance applicable to these circumstances, the merger will be considered to be a capital transaction in substance. Accordingly, for accounting purposes, the merger will be treated as the equivalent of SAE issuing stock for the net assets of Trio, accompanied by a recapitalization. The net assets of Trio will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the merger will be those of SAE.

Regulatory Matters

Pursuant to the HSR Act, on March 26, 2013, Jeff Hastings, as the ultimate parent of SAE, and Trio filed notification and report forms with the Federal Trade Commission and the Antitrust Division of the Department of Justice in connection with the acquisition of SAE in the merger. On April 5, 2013, Trio and Mr. Hastings received notice from the Federal Trade Commission that early termination of the waiting period under the HSR Act was granted in connection with the proposed acquisition. The merger and the transactions contemplated by the merger agreement are not subject to any additional federal or state regulatory requirement or approval, except for filings with the State of Delaware necessary to effectuate the transactions contemplated by the merger agreement.

Risk Factors

In evaluating the proposals to be presented at the special meeting, a stockholder should carefully read this proxy statement/information statement and especially consider the factors discussed in the section entitled “Risk Factors.”

SELECTED HISTORICAL FINANCIAL INFORMATION

Trio is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the merger.

Trio’s consolidated balance sheet data as of March 31, 2013 and consolidated statement of operations data for the three months ended March 31, 2013 and 2012 are derived from Trio’s unaudited consolidated financial statements, which are included elsewhere in this proxy statement/information statement. Trio’s consolidated balance sheet data as of December 31, 2012 and December 31, 2011 and consolidated statement of operations data for the year ended December 31, 2012, the period from February 2, 2011 (inception) to December 31, 2011 and the period from February 2, 2011 (inception) to December 31, 2012 are derived from Trio’s audited financial statements included elsewhere in this proxy statement/information statement.

SAE’s consolidated balance sheet data as of March 31, 2013 and consolidated statement of operations data for the three months ended March 31, 2013 and 2012 are derived from SAE’s unaudited consolidated financial statements, which are included elsewhere in this proxy statement/information statement. SAE’s consolidated balance sheet data as of December 31, 2012 and December 31, 2011 and consolidated statement of operations data for the three years ended December 31, 2012 are derived from SAE’s audited consolidated financial statements, which are included elsewhere in this proxy statement/information statement. SAE’s consolidated balance sheet data as of December 31, 2009 and 2008 and consolidated statement of operations data for the years then ended are derived from SAE’s unaudited consolidated financial statements.

The information is only a summary and should be read in conjunction with each of SAE’s and Trio’s consolidated financial statements and related notes and “Other Information Related to Trio — Trio’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “SAE’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere herein. The historical results included below and elsewhere in this proxy statement/information statement are not indicative of the future performance of SAE or Trio.

Prior to the closing of the merger, SAE may make a cash distribution to its stockholders. See “The Merger Agreement — SAE Stockholder Dividends.”

Selected Historical Financial Information — Trio
(in thousands, except per share data)

	For the Three Months ended March 31, 2013	For the Three Months ended March 31, 2012	For the Fiscal Year Ended December 31, 2012	For the Period from February 2, 2011 (Inception) to December 31, 2011	For the Period from February 2, 2011 (Inception) to December 31, 2012
Income Statement Data:
Revenue	$—	$—	$—	$—	$—
Interest income	$5	$6	$40	$2	$42
Net loss	$(170)	$(181)	$(985)	$(348)	$(1,333)
Basic and diluted net loss per share	$(0.08)	$(0.08)	$(0.44)	$(0.17)
Weighted average shares outstanding, basic and diluted	2,220,932	2,220,932	2,220,932	2,009,748

	As of March 31,	As of December 31,
	2013	2012	2011
Balance Sheet Data:
Total assets	$61,720	$61,727	$61,993
Total liabilities	$1,068	$905	$186
Common stock subject to possible conversion	$56,670	$56,670	$56,670
Total stockholders’ equity	$3,982	$4,152	$5,137

Selected Financial Information — SAE
(In thousands, except per share data)

	For the Fiscal Period Ended March 31,		For the Fiscal Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
Income Statement Data:
Revenues from services	$84,766	$61,787	$257,359	$180,765	$133,792	$52,150	$23,789
Net income (loss)	$4,928	$7,753	$9,985	$9,508	$5,821	$(246)	$(1,209)

	As of March 31, 2013	As of December 31,
		2012	2011	2010	2009	2008
Balance Sheet Data:
Total assets	$173,507	$147,975	$93,619	$46,639	$29,820	$16,514
Current maturities of notes payable and obligations under capital leases	$1,660	$1,671	$8,308	$3,607	$7,047	$15,719
Notes payable and obligations under capital leases less current maturities	$79,717	$79,547	$1,669	—	—	—
Preferred Stock	$5,000	$5,000	$5,000	$5,000	—	—
Stockholders’ equity	$28,216	$24,065	$13,618	$1,908	$(3,413)	$(1,896)

SELECTED UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

The following selected unaudited pro forma financial information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed consolidated financial statements included elsewhere in this proxy statement/information statement.

The following unaudited pro forma condensed combined balance sheet data combine the unaudited condensed consolidated historical balance sheet data of SAE as of March 31, 2013 with the unaudited condensed historical balance sheet data of Trio as of March 31, 2013, giving effect to the merger as if it had been consummated as of that date.

The following unaudited pro forma condensed combined income statement data for the three months ended March 31, 2013 combines the unaudited historical consolidated statement of income of SAE for the three months ended March 31, 2013 with the unaudited historical statement of operations of Trio for the three months ended March 31, 2013, giving effect to the merger as if it had occurred on January 1, 2013.

The following unaudited pro forma condensed combined income statement data for the year ended December 31, 2012 combine the audited historical consolidated statement of income data of SAE for the year ended December 31, 2012 with the audited historical statement of operations data of Trio for the year ended December 31, 2012, giving effect to the merger as if it had occurred on January 1, 2012.

The historical financial information has been adjusted to give effect to pro forma events that are related and/or directly attributable to the merger, are factually supportable and, in the case of the pro forma statements of operations, are expected to have a continuing impact on the combined results. The adjustments presented on the pro forma condensed combined financial statements have been identified and presented in “Unaudited Pro Forma Condensed Combined Financial Statements” to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the merger.

The historical financial information of SAE was derived from the unaudited consolidated financial statements of SAE for the three months ended March 31, 2013 and audited consolidated financial statements of SAE for the year ended December 31, 2012 included elsewhere in this proxy statement/information statement. The historical financial information of Trio was derived from the unaudited financial statements of Trio for the three months ended March 31, 2013 and audited financial statements of Trio for the year ended December 31, 2012 included elsewhere in this proxy statement/information statement.

This information should be read together with SAE’s and Trio’s audited financial statements and related notes, “Unaudited Pro Forma Condensed Combined Financial Statements,” “SAE’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Other Information Related to Trio — Trio’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/information statement.

Trio cannot predict how many of its public stockholders will elect to convert their stock to cash. As a result it has elected to provide pro forma financial statements under three different assumptions which produce significant differences in cash and stockholders equity. The actual results are likely to be in between the results shown, but there can be no assurance that will be the case. Pursuant to the merger agreement, either Trio or SAE may terminate the merger agreement if holders of more than 5,620,823 public shares seek conversion of such shares. Additionally, SAE may terminate the merger agreement if Trio does not have cash on hand of $30 million after payment of certain expenses as indicated in the merger agreement (this termination right would be triggered if more than approximately 2,508,919 shares were converted). Notwithstanding the foregoing, if stockholders holding more than 3,484,981 shares elect to convert their shares to cash, under the terms of the Credit Agreement, Trio would not even have sufficient funds to pay the cash portion of the merger consideration pursuant to the merger agreement and the expenses of the transaction. Therefore, notwithstanding the fact that the merger agreement technically allows for conversions of up to 5,620,823 shares, if stockholders holding more than 3,484,981 shares sought conversion, it is unlikely that the parties would agree to consummate the transaction. Even though Trio may seek to raise additional financing in order to consummate the merger, Trio has not taken any steps to obtain a commitment for such additional financing, nor is it aware whether such additional financing is available on terms acceptable to Trio, or at all. Therefore, it is unlikely that Trio will be able to locate any suitable third party financing at this point. Accordingly, separate pro forma information has been presented assuming the following circumstances: (1) holders of 3,484,981 shares of the Trio common stock elect to have their shares converted into cash upon the consummation of the merger at the conversion price of $10.08 per share (which is a full pro rata share of the trust account as of May 14, 2013), to provide net proceeds of $20.2 million (gross proceeds of $26.5 million less transaction costs of $5.7 million and accrued liabilities of $668,000), such that Trio has sufficient funds from the trust account to pay the cash portion of the merger consideration (referred to as “maximum conversions” in the table below); (2) holders of 2,508,919 shares of the Trio common stock elect to have their shares converted upon the consummation of the merger at the conversion price of $10.08 per share (which is a full pro rata share of the trust account as of May 14, 2013), to provide net proceeds of $30 million (gross proceeds of $36.4 million less transaction costs of $5.7 million and accrued liabilities of $668,000), such that SAE does not have a contractual right to terminate the merger agreement (referred to as “conversions needed to avoid termination” in the table below); and (3) no holders of Trio common stock exercise their right to have their shares converted upon the consummation of the merger. In the event that the merger was consummated where 3,484,981 shares were converted, the $15 million dividend payable to SAE stockholders would not be able to be made under the terms of the Credit Agreement or the merger agreement. In the event that the merger was consummated where 2,508,919 shares were converted, the dividend payable to the SAE stockholders would be limited to approximately $6.1 million under the terms of the Credit Agreement and the merger agreement. The actual results will be in between the scenarios shown but there can be no assurance as to the actual amount of the dividend.

Trio is providing this information to aid you in your analysis of the financial aspects of the transaction. The unaudited pro forma financial statements are not necessarily indicative of the financial position or results of operations that may have actually occurred had the transaction taken place on the dates noted, or the future financial position or operating results of the combined company.

	Proforma Unaudited, Assuming Maximum Conversions	Proforma Unaudited, Assuming Conversions Needed to Avoid Termination	Proforma Unaudited, Assuming No Conversions
	(In thousands)
Year ended December 31, 2012
Operating revenues	$257,359	$257,359	$257,359
Net income	$7,322	$7,322	$7,322
Three months ended March 31, 2012
Operating revenues	$84,766	$84,766	$84,766
Net income	$4,328	$4,328	$4,328
As of March 31, 2013
Total assets	$181,211	$184,950	$201,359
Current maturities of notes payable and obligations under capital leases	$2,060	$2,060	$2,060
Notes payable and obligations under capital leases less current maturities	$97,217	$97,217	$97,217
Stockholders’ equity	$24,313	$28,052	$44,461

COMPARATIVE PER SHARE DATA

The following table sets forth the per share data of Trio and SAE on a stand-alone basis for the year ended December 31, 2012 and the unaudited pro forma combined per share ownership information of Trio and SAE for the year ended December 31, 2012 and for the three months ended March 31, 2013 after giving effect to the merger, assuming, separately, (1) holders of 3,484,981 shares of the Trio common stock elect to have their shares converted into cash upon the consummation of the merger at the conversion price of $10.08 per share (which is a full pro rata share of the trust account as of May 14, 2013) (referred to as “maximum conversions” in the table below); (2) holders of 2,508,919 shares of the Trio common stock elect to have their shares converted upon the consummation of the merger at the conversion price of $10.08 per share (which is a full pro rata share of the trust account as of May 14, 2013) (referred to as “conversions needed to avoid termination” in the table below); and (3) no holders of Trio common stock exercise their right to have their shares converted upon the consummation of the merger. While under the merger agreement, the merger may be consummated if holders of no more than 5,620,823 of the public shares properly demand conversion of their shares into cash, pro forma financial information assuming the conversion of this number of public shares has not been presented, because the funds available to Trio in such event would be insufficient to pay the transaction costs and the cash portion of the merger consideration without obtaining additional financing.

You should read the information in the following table in conjunction with the selected historical financial information summary included elsewhere in this proxy statement/information statement, and the historical financial statements of Trio and SAE and related notes that are included elsewhere in this proxy statement/information statement. The unaudited Trio and SAE pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/information statement.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Trio and SAE would have been had the companies been combined during the period presented.

	Trio Merger Corp. Historical	SAExploration Holdings, Inc. and Subsidiaries Historical	Combined (Assuming Maximum Conversions)	Combined (Assuming Conversions Needed to Avoid Termination)	Combined (Assuming No Conversions)
Net income (loss), or Pro Forma Net Income (in thousands) for the year ended December 31, 2012	$(985)	$9,985	$7,322	$7,322	$7,322
Weighted Average Shares Outstanding – Basic	2,220,932		10,805,287	11,781,349	14,290,268
Income (loss) or Pro Forma Earnings Per Share – Basic, for the year ended December 31, 2012	$(0.44)		$0.68	$0.62	$0.51
Weighted Average Shares Outstanding – Diluted	2,220,932		12,385,287	13,361,349	15,870,268
Income (loss) or Pro Forma Earnings Per Share – Diluted, for the year ended December 31, 2012	$(0.44)		$0.59	$0.55	$0.46
Net income (loss), or Pro Forma Net Income (in thousands) for the three months ended March 31, 2013	$(170)	$4,928	$4,328	$4,328	$4,328
Income (loss) or Pro Forma Earnings Per Share – Basic, for the three months ended March 31, 2013	$(0.08)		$0.40	$0.37	$0.30
Income (loss) or Pro Forma Earnings Per Share – Diluted, for the three months ended March 31, 2013	$(0.08)		$0.35	$0.32	$0.27
Shares Outstanding as of March 31, 2013	2,220,932		10,805,287	11,781,349	14,290,268
Book Value Per Share or Pro Forma Book Value Per Share as of March 31, 2013	$1.79		$2.25	$2.38	$3.11

RISK FACTORS

Stockholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/information statement, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/information statement.

Risks Related to Trio’s Business and Operations Following the Merger with SAE

The value of your investment in Trio following consummation of the merger will be subject to the significant risks affecting SAE and inherent in the geophysical services industry. You should carefully consider the risks and uncertainties described below and other information included in this proxy statement/information statement. If any of the events described below occur, Trio’s post-acquisition business and financial results could be adversely affected in a material way. This could cause the trading price of its common stock to decline, perhaps significantly, and you therefore may lose all or part of your investment. As used in the risks described in this subsection, references to “we,” “us” and “our” are intended to refer to SAE unless the context clearly indicates otherwise.

Our business largely depends on the levels of exploration and development activity in the oil and natural gas industry, a historically cyclical industry. A decrease in this activity caused by low oil and gas prices, reduced demand or other factors will have an adverse effect on our business, liquidity and results of operations.

Demand for our services depends upon the level of spending by oil and natural gas companies for exploration, production, development and field management activities, which depend, in part, on oil and natural gas prices. The markets for oil and natural gas have historically been volatile and are likely to continue to be so in the future. In addition to the market prices of oil and natural gas, our customers’ willingness to explore, develop and produce depends largely upon prevailing industry conditions that are influenced by numerous factors over which our management has no control. A decline in oil and natural gas exploration activities and commodity prices may adversely affect the demand for our services and our results of operations.

Factors affecting the prices of oil and natural gas and our customers’ desire to explore, develop and produce include:

•	the level of supply and demand for oil and natural gas;
•	expectations about future prices for oil and natural gas;
•	the worldwide political, military and economic conditions;
•	the ability of the Organization of Petroleum Exporting Countries to set and maintain production levels and prices for oil;
•	the rate of discovery of new oil and gas reserves and the decline of existing oil and gas reserves;
•	the cost of exploring for, developing and producing oil and natural gas;
•	the ability of exploration and production companies to generate funds or otherwise obtain capital for exploration, development and production operations;
•	technological advances affecting energy exploration, production and consumption;
•	government policies, including environmental regulations and tax policies, regarding the exploration for, production and development of oil and natural gas reserves, the use of fossil fuels and alternative energy sources and climate change; and
•	weather conditions, including large-scale weather events such as hurricanes that affect oil and gas operations over a wide area or affect prices.

We cannot assure you that the exploration and development activities by our customers will be maintained at current levels. Any significant decline in exploration or production-related spending by our customers, whether due to a decrease in the market prices for oil and natural gas or otherwise, would have a material adverse effect on our results of operations. Additionally, increases in oil and gas prices may not increase demand for our products and services or otherwise have a positive effect on our results of operations or financial condition.

Our revenues are subject to fluctuations that are beyond our control, which could adversely affect our results of operations in any financial period.

Our operating results may vary in material respects from quarter to quarter. Factors that cause variations include the timing of the receipt and commencement of contracts for seismic data acquisition, processing or interpretation and customers’ budgetary cycles, all of which are beyond our control. In addition, in any given period, we could have idle crews which result in a significant portion of our revenues, cash flows and earnings coming from a relatively small number of crews. Lower crew utilization rates can be caused by land access permit and weather delays, seasonal factors such as holiday schedules, shorter winter days or agricultural or hunting seasons, and crew repositioning and crew utilization and productivity. Additionally, due to location, service line or particular project, some of our individual crews may achieve results that are a significant percentage of our consolidated operating results. Should any of our crews experience changes in timing or delays due to one or more of these factors, our financial results could be subject to significant variations from period to period. Combined with our fixed costs, these revenue fluctuations could also produce unexpected adverse results of operations in any fiscal period.

Revenues derived from our projects may not be sufficient to cover our costs of completing those projects or may not result in the profit we anticipated when we entered into the contract.

Our revenue is determined, in part, by the prices we receive for our services, the productivity of our crews and the accuracy of our cost estimates. The productivity of our crews is partly a function of external factors, such as weather and third party delays, over which we have no control. In addition, cost estimates for our projects may be inadequate due to unknown factors associated with the work to be performed and market conditions, resulting in cost over-runs. If our crews encounter operational difficulties or delays, or if we have not correctly priced our services, our results of operation may vary and, in some cases, may be adversely affected.

Our projects are performed on both a turnkey basis where a defined amount and scope of work is provided by us for a fixed price and additional work, which is subject to customer approval, is billed separately, and on a term basis where work is provided by us for a fixed hourly, daily or monthly fee. Our current projects are operated under a close to even mix of turnkey agreement and term agreements but the relative percentages can vary widely from time to time. The revenue, cost and gross profit realized on a turnkey contract can vary from our estimated amount because of changes in job conditions, variations in labor and equipment productivity from the original estimates, and the performance of subcontractors. In addition, if conditions exist on a particular project that were not anticipated in the customer contract such as excessive weather delays, community issues or governmental issues, then the revenue timing and amount from a project can be affected substantially. Turnkey contracts may also cause us to bear substantially all of the risks of business interruption caused by weather delays and other hazards. Those variations, delays and risks inherent in billing customers at a fixed price may result in us experiencing reduced profitability or losses on projects.

The high fixed costs of our operations could result in operating losses.

We are subject to high fixed costs, which primarily consist of depreciation and maintenance expenses associated with our equipment and certain crew costs. Extended periods of significant downtime or low productivity caused by reduced demand, weather interruptions, equipment failures, permit delays or other causes could negatively affect our results and have a material adverse effect on our financial condition and results of operations because we will not be able to reduce our fixed costs as fast as revenues decline.

Our results of operations could be adversely affected by asset impairments.

We periodically review our portfolio of equipment for impairment. A prolonged downturn could affect the carrying value of our goodwill and require us to recognize a loss. We may be required to write down the value of our equipment if the future cash flows anticipated to be generated from the related equipment falls below net book value. A decline in oil and natural gas prices, if sustained, can result in future impairments. Because the impairment of long-lived assets or goodwill would be recorded as an operating expense, such a write-down would negatively affect our net income and may result in a breach of certain of our financial covenants under our Credit Agreement, including our minimum net worth requirement.

Our working capital needs are difficult to forecast and may vary significantly, which could require us to seek additional financing that we may not be able to obtain on satisfactory terms, or at all.

Our working capital needs are difficult to predict with certainty. Our revenues vary in material respects as a result of, among other things, the timing of our projects, our customers’ budgetary cycles and our receipt of payment. Our working capital requirements continue to increase, primarily due to the expansion of our infrastructure in response to our continued growth and expansion of operations and the need to keep pace with technological advances. In order to remain competitive, we must continue to invest additional capital to maintain, upgrade and expand our seismic data acquisition capabilities. We therefore may be subject to significant and rapid increases in our working capital needs that could require us to seek additional financing sources. Restrictions in our debt agreements may impair our ability to obtain other sources of financing, and access to additional sources of financing may not be available on terms acceptable to us, or at all.

Our revenues are subject to seasonal conditions, which may affect our ability to timely complete projects.

Our seismic data acquisition services are performed outdoors and are therefore subject to seasonality. Shorter winter days and adverse weather negatively impact our ability to provide services in certain regions. While we plan for our projects to take place during favorable seasons, we have limited control over the actual timing of those operations due to the extensive planning, preparation and permits required to perform a seismic survey in certain areas, which may cause our operations to be delayed and result in additional costs.

Our operations are subject to delays related to obtaining government permits and land access rights from third parties which could result in delays affecting our results of operations.

Our seismic data acquisition operations could be adversely affected by our inability to obtain timely right of way usage from both public and private land and/or mineral owners. We cannot begin surveys on property without obtaining any required permits from governmental entities as well as the permission of the private landowners who own the land being surveyed. In recent years, it has become more difficult, costly and time-consuming to obtain access rights of way as drilling activities have expanded into more populated areas. Additionally, while landowners generally are cooperative in granting access rights, some have become more resistant to seismic and drilling activities occurring on their property. In addition, governmental entities do not always grant permits within the time periods expected. Delays associated with obtaining such rights of way may negatively affect our results of operations.

Our backlog can vary significantly from time to time and our backlog estimates are based on certain assumptions and are subject to unexpected adjustments and cancellations and thus may not be timely converted to revenues in any particular fiscal period, if at all, or be indicative of our actual operating results for any future period.

Our backlog estimates represent those seismic data acquisition projects for which a customer has executed a contract and has a scheduled start date for the project. Our backlog can vary significantly from time to time, particularly if the backlog is made up of multi year contracts with some of our more significant clients. Backlog estimates are based on a number of assumptions and estimates including assumptions related to foreign exchange rates and proportionate performance of contracts. The realization of our backlog estimates is further affected by our performance under term rate contracts, as the early or late completion of a project under term rate contracts will generally result in decreased or increased, as the case may be, revenues derived from those projects. Contracts for services are also occasionally modified by mutual consent and often can be terminated for convenience by the customer. Because of potential changes in the scope or schedule of our customers’ projects, and the possibility of early termination of customer contracts, we cannot predict with certainty when or if our backlog will be realized. Material delays, payment defaults or cancellations on the underlying contracts could reduce the amount of backlog currently reported and, consequently, could inhibit the conversion of that backlog into revenues.

We face intense competition in our business that could result in downward pricing pressure and the loss of market share.

Competition among seismic contractors historically has been, and likely will continue to be, intense. Competitive factors have in recent years included price, crew experience, equipment availability, technological expertise and reputation for quality and dependability. We also face increasing competition from nationally owned companies in various international jurisdictions that operate under less significant financial constraints than those we experience. Many of our competitors have greater financial and other resources, more customers, greater market recognition and more established relationships and alliances in the industry than we do. They and other competitors may be better positioned to withstand and adjust more quickly to volatile market conditions, such as fluctuations in oil and natural gas prices and production levels, as well as changes in government regulations. Additionally, the seismic data acquisition business is extremely price competitive and has a history of protracted periods of months or years where seismic contractors under financial duress bid jobs at unattractive pricing levels and therefore adversely affect industry pricing. Competition from those and other competitors could result in downward pricing pressure, which could adversely affect our margins, and could result in the loss of market share.

We do not maintain a seismic data library, which may affect our ability to effectively compete.

Our customers own the data and processing products we deliver, and we do not maintain a seismic data library. If our customers significantly increase their preference toward licensing seismic data from multi-customer data libraries, it may affect the degree to which they request our services and our ability to compete.

Capital requirements for the technology we use are significant. If we are unable to finance these requirements, we may not be able to maintain our competitive advantage.

Seismic data acquisition technologies historically have steadily improved and progressed, and we expect this trend to continue. Manufacturers of seismic equipment may develop new systems that have competitive advantages relative to systems now in use that either renders the equipment we currently use obsolete or require us to make substantial capital expenditures to maintain our competitive position. In order to remain competitive, we must continue to invest additional capital to maintain, upgrade and expand our seismic data acquisition capabilities.

Our capital requirements, which are primarily the cost of equipment, are significant. Although we attempt to minimize our capital expenditures by restricting our purchase of equipment to equipment that we believe will remain highly utilized, and we strategically rent equipment utilizing the most current technology to cover peak periods in equipment demands. However, we may not be able to finance all of our capital requirements, when and if needed, to acquire new equipment. If we are unable to do so, it may have a material negative impact on our operations and financial condition.

We are dependent upon a small number of significant customers.

We derive a significant amount of our revenues from a small number of oil and gas exploration and development companies. During the year ended December 31, 2012, three customers (YPFB Chaco, Subandean and Apache Corporation) aggregated 56% of our consolidated revenue for the period. During the year ended December 31, 2011, three customers (Apache Corporation, Talisman and Pluspetrol) aggregated 68% of our consolidated revenue for the period. During the year ended December 31, 2010, three customers (Talisman, Pacific Stratus and Conoco/Burlington Peru) aggregated 75% of our consolidated revenue for the period. While our revenues are derived from a concentrated customer base, our significant customers may vary between years. One customer (Apache Corporation) represented 33% and 19% of our consolidated revenues for the years ended December 31, 2012 and 2011, respectively. Our contract with this customer, as with certain of our other contracts, may be terminated by the customer at any time for convenience. If this client, or any of our other significant clients, were to terminate their contracts with us or fail to contract for our services in the future because they are acquired, alter their exploration or development strategy, experience financial difficulties or for any other reason, our business, financial condition and results of operations could be materially and adversely affected.

We bear the risk, if any, if our customers become insolvent and fail to pay amounts owed to us.

Although we perform ongoing credit evaluations of our customers’ financial conditions, we generally require no collateral from our customers. It is possible that one or more of our customers will become financially distressed, which could cause them to default on their obligations to us and could reduce their future need for seismic services provided by us. Our concentration of customers may also increase our overall exposure to those credit risks. In addition, from time to time, we experience contractual disputes with our customers regarding the payment of invoices or other matters. While we seek to minimize those disputes and maintain good relations with our customers, we have in the past, and may in the future, experience disputes that could negatively affect our relationship with a customer. Our inability to collect our accounts receivable, whether due to customer financial difficulties or disputes, could have a materially adverse effect on our results of operations.

We have supply arrangements with a limited number of key suppliers, the loss of any one of which could have a material adverse effect on our financial condition and results of operations.

Historically, we have purchased or rented substantially all of our seismic data acquisition equipment from a limited number of key suppliers. If any of our key suppliers discontinues operations or otherwise refuses to honor its supply arrangements with us, we may be required to enter into agreements with alternative suppliers on terms less favorable to us, which could result in increased production costs and longer delivery lead times.

Some of our suppliers may also be our competitors. If competitive pressures were to become such that our suppliers would no longer sell to us, we would not be able to easily replace the technology with equipment that communicates effectively with our existing technology, thereby impairing our ability to conduct our business.

Our industry has periodically experienced shortages in the availability of equipment. Any difficulty we experience replacing or adding equipment could adversely affect our business.

If the demand for seismic services increases, we may not be able to acquire equipment to replace our existing equipment or add additional equipment. From time to time, the high demand for seismic services has decreased the availability of geophysical equipment, resulting in extended delivery dates on orders of new equipment. If that were to recur, any delay in obtaining equipment could delay our implementation of additional or larger crews and restrict the productivity of our existing crews. A delay in obtaining equipment essential to our operations could have a material adverse effect on our ability to meet our customers’ needs and further grow our business.

We operate under hazardous conditions that subject us and our employees to risk of damage to property or personal injury and limitations on our insurance coverage may expose us to potentially significant liability costs.

Our activities are often conducted in dangerous environments and include hazardous conditions, including operation of heavy equipment, the detonation of explosives, and operations in remote areas of developing countries. Operating in such environments, and under such conditions, carries with it inherent risks, such as loss of human life or equipment, as well as the risk of downtime or reduced productivity resulting from equipment failures caused by an adverse operating environment. Those risks could cause us to experience injuries to our personnel, equipment losses, and interruptions in our business.

Although we maintain what we believe is prudent insurance protection that is consistent with industry practice, our insurance contains certain coverage exclusions and policy limits. Moreover, we do not carry business interruption insurance for our operations. There can be no assurance that our insurance will be sufficient or adequate to cover all losses or liabilities or that insurance will continue to be available to us on acceptable terms, or at all. Further, we may experience difficulties in collecting from insurers as such insurers may deny all or a portion of our claims for insurance coverage. A successful claim for which we are not fully insured, or which is excluded from coverage or exceeds the policy limits of our applicable insurance, could have a material adverse effect on our financial condition.

We may be held liable for the actions of our subcontractors.

We often work as the general contractor on seismic data acquisition surveys and consequently engage a number of subcontractors to perform services and provide products. While we generally obtain contractual indemnification and insurance covering the acts of those subcontractors, and require the subcontractors to obtain insurance for our benefit, there can be no assurance we will not be held liable for the actions of those subcontractors. In addition, subcontractors may cause damage or injury to our personnel and property that is not fully covered by insurance or by claims against the subcontractors.

Our agreements with our customers may not adequately protect us from unforeseen events or address all issues that could arise with our customers. The occurrence of unforeseen events, or disputes with customers not adequately addressed in the contracts could result in increased liability, costs and expenses for our projects.

We enter into master service agreements with many of our customers that allocate certain operational risks. Despite the inclusion of risk allocation provisions in our agreements, our operations may be affected by a number of events that are unforeseen or not within our control and our agreements may not adequately protect us from each possible event. If an event occurs which we have not contemplated or otherwise addressed in our agreement we, and not our customer, will likely bear the increased cost or liability. To the extent our agreements do not adequately address those and other issues, or we are not able to successfully resolve resulting disputes, we may incur increased liability, costs and expenses. This may have a material adverse effect on our results of operations.

We, along with our customers, are subject to compliance with governmental laws and regulations that may expose us to significant costs and liabilities and may adversely affect the demand for our services.

Our operations, and those of our customers, are subject to a variety of federal, provincial, state and local laws and regulations in the United States and foreign jurisdictions, including stringent laws and regulations relating to protection of the environment. Those laws and regulations may impose numerous obligations that are applicable to our operations including:

•	the acquisition of permits before commencing regulated activities; and
•	the limitation or prohibition of seismic activities in environmentally sensitive or protected areas such as wetlands or wilderness areas.

Numerous governmental authorities, such as the U.S. Environmental Protection Agency (the “EPA”) and analogous state agencies in the United States and governmental bodies with control over environmental matters in foreign jurisdictions, have the power to enforce compliance with those laws and regulations and any permits issued under them, oftentimes requiring difficult and costly actions. Failure to comply with those laws, regulations and permits may result in the assessment of administrative, civil and criminal penalties, the imposition of remedial obligations and the issuance of injunctions limiting or preventing some or all of our operations.

We expend financial and managerial resources to comply with all the laws and regulations applicable to our operations. The fact that such laws or regulations change frequently makes it impossible for us to predict the cost or impact of such laws and regulations on our future operations. The adoption of laws and regulations that have the effect of reducing or curtailing exploration and production activities by energy companies could also adversely affect our results of operations by reducing the demand for our services.

Our operations outside of the United States are subject to additional political, economic, and other uncertainties that could adversely affect our business, financial condition, or results of operations, or cash flows, and our exposure to such risks will increase as we expand our international operations.

In 2012, our operations outside of North America accounted for approximately 53% of our revenues. Our international operations are subject to a number of risks inherent to any business operating in foreign countries, and especially those with emerging markets. As we continue to increase our presence in those countries, our operations will encounter the following risks, among others:

•	government instability, which can cause our potential customers to withdraw or delay investment in capital projects, thereby reducing or eliminating the viability of some markets for our services;
•	potential expropriation, seizure, nationalization or detention of assets;
•	risks relating to foreign currency, as described below;
•	import/export quotas;
•	civil uprisings, riots and war, which can make it unsafe to continue operations, adversely affect both budgets and schedules and expose us to losses;
•	availability of suitable personnel and equipment, which can be affected by government policy, or changes in policy, which limit the importation of qualified crew members or specialized equipment in areas where local resources are insufficient;
•	laws, regulations, decrees and court decisions under legal systems that are not always fully developed and that may be retroactively applied and cause us to incur unanticipated and/or unrecoverable costs, as well as delays which may result in real or opportunity costs; and
•	terrorist attacks, including kidnappings of our personnel.

If any of those or other similar events should occur, it could have a material adverse effect on our financial condition and results of operations.

We are subject to taxation in many foreign jurisdictions and the final determination of our tax liabilities involves the interpretation of the statutes and requirements of taxing authorities worldwide. Our tax returns are subject to routine examination by taxing authorities, and those examinations may result in assessments of additional taxes, penalties and/or interest.

Our overall success as a global business depends, in part, upon our ability to succeed in differing economic, social and political conditions. We may not succeed in developing and implementing policies and strategies that are effective in each location where we do business, and we may experience project disruptions and losses, which could negatively affect our profitability.

Our results of operations can be significantly affected by foreign currency fluctuations and regulations.

A portion of our revenues is derived in the local currencies of the foreign jurisdictions in which we operate. Accordingly, we are subject to risks relating to fluctuations in currency exchange rates. In the future, and especially as we further expand our sales in international markets, our customers may increasingly make payments in non-U.S. currencies. Fluctuations in foreign currency exchange rates could affect our sales, cost of sales and operating margins. In addition, currency devaluation can result in a loss to us if we hold deposits of that currency. Hedging foreign currencies can be difficult, especially if the currency is not actively traded. We cannot predict the effect of future exchange rate fluctuations on our operating results.

In addition, we are subject to risks relating to governmental regulation of foreign currency, which may limit our ability to:

•	transfer funds from or convert currencies in certain countries;
•	repatriate foreign currency received in excess of local currency requirements; and
•	repatriate funds held by our foreign subsidiaries to the United States at favorable tax rates.

As we continue to increase our operations in foreign countries, there is an increased risk that foreign currency controls may create difficulty in repatriating profits from foreign countries in the form of taxes or other restrictions, which could restrict our cash flow.

Principally in the United States and to a lesser degree in other countries, current and future legislation or regulation relating to climate change or hydraulic fracturing could negatively affect the exploration and production of oil and gas and adversely affect demand for our services.

In response to concerns suggesting that emissions of certain gases, commonly referred to as “greenhouse gases” (“GHG”) (including carbon dioxide and methane) may be contributing to global climate change, legislative and regulatory measures to address the concerns are in various phases of discussion or implementation at the national and state levels. At least one-third of the states, either individually or through multi-state regional initiatives, have already taken legal measures intended to reduce GHG emissions, primarily through the planned development of GHG emission inventories and/or GHG cap and trade programs.

Although various climate change legislative measures have been under consideration by the U.S. Congress, it is not possible at this time to predict whether or when Congress may act on climate change legislation. The EPA has promulgated a series of rulemakings and taken other actions that the EPA states will result in the regulation of GHG as “air pollutants” under the existing federal Clean Air Act. Furthermore, in 2010, EPA regulations became effective that require monitoring and reporting of GHG emissions on an annual basis, including extensive GHG monitoring and reporting requirements. While this new rule does not control GHG emission levels from any facilities, it will cause covered facilities to incur monitoring and reporting costs. Moreover, lawsuits have been filed seeking to require individual companies to reduce GHG emissions from their operations.

This increasing focus on global warming may result in new environmental laws or regulations that may negatively affect us, our suppliers and our customers. This could cause us to incur additional direct costs in complying with any new environmental regulations, as well as increased indirect costs resulting from our customers, suppliers or both incurring additional compliance costs that get passed on to us. Moreover, passage of climate change legislation or other federal or state legislative or regulatory initiatives that regulate or restrict emissions of GHG may curtail production and demand for fossil fuels such as oil and gas in areas where our customers operate and thus adversely affect future demand for our services. Reductions in our revenues or increases in our expenses as a result of climate control initiatives could have adverse effects on our business, financial position, results of operations and prospects.

Hydraulic fracturing is an important and commonly used process in the completion of oil and gas wells. Hydraulic fracturing involves the injection of water, sand and chemical additives under pressure into rock formations to stimulate gas production. Due to public concerns raised regarding potential impacts of hydraulic fracturing on groundwater quality, legislative and regulatory efforts at the federal level and in some states have been initiated to require or make more stringent the permitting, reporting and compliance requirements for hydraulic fracturing operations. These legislative and regulatory initiatives imposing additional reporting obligations on, or otherwise limiting, the hydraulic fracturing process could make it more difficult or costly to complete natural gas wells. Shale gas cannot be economically produced without extensive fracturing. In the event such initiatives are successful, demand for our seismic acquisition services may be adversely affected.

As a company subject to compliance with the Foreign Corrupt Practices Act (the “FCPA”), our business may suffer because our efforts to comply with U.S. laws could restrict our ability to do business in foreign markets relative to our competitors who are not subject to U.S. law. Any determination that we or our foreign agents have violated the FCPA may adversely affect our business and operations.

We operate in certain parts of the world that have experienced governmental corruption to some degree and, in certain circumstances, strict compliance with anti-bribery laws may conflict with local customs and practices. We may be subject to competitive disadvantages to the extent that our competitors are able to secure business, licenses or other preferential treatment by making payments to government officials and others in positions of influence or using other methods that U.S. law and regulations prohibit us from using.

As a U.S. corporation, we are subject to the regulations imposed by the FCPA, which generally prohibits U.S. companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or keeping business. In particular, we may be held liable for actions taken by our strategic or local partners even though our partners are not subject to the FCPA. Any such violations could result in substantial civil and/or criminal penalties and might adversely affect our results of operations and our ability to continue to work in those countries.

We may be unable to attract and retain executive officers and skilled and technically knowledgeable employees, which could adversely affect our business.

Our continued success depends upon retaining and attracting executive officers and highly skilled employees. A number of our executive officers and employees possess many years of industry experience and are highly skilled, and members of our management team also have relationships with oil and gas companies and others in the industry that are integral to our ability to market and sell our services. Our inability to retain such individuals could adversely affect our ability to compete in the seismic service industry. We may face significant competition for such skilled personnel, particularly during periods of increased demand for seismic services. Although we utilize employment agreements, stock-based compensation and other incentives to retain certain of our key employees, there is no guarantee that we will be able to retain those personnel.

If we do not manage our recent growth and future expansion effectively, our results of operations could be adversely affected.

We have experienced significant growth to date. Our growth has placed, and is expected to continue to place, significant demands on our personnel, management, infrastructure and support mechanisms and other resources. We must continue to improve our operational, financial, management, legal compliance and information systems to keep pace with the growth of our business. We may also expand through the strategic acquisition of companies and assets. We must plan and manage any acquisitions effectively to achieve revenue growth and maintain profitability in our evolving market. If we fail to manage our growth effectively, our results of operations could be adversely affected.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

As a public company, we will be subject to the requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act and other applicable securities rules and regulations. Compliance with these rules and regulations will make some activities more difficult, time-consuming or costly, increase demand on our systems and resources and cause us to incur significant legal, accounting and other expenses that we did not incur as a private company.

The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results. The Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and the national securities exchanges, establish certain requirements for the corporate governance practices of public companies. For example, upon becoming a public company, we will have additional board committees and will be required to maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could harm our business and operating results.

In addition, pursuant to Section 404 of the Sarbanes-Oxley Act, we are required to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting as of each fiscal year end. If we are unable to assert that our internal control over financial reporting is effective, we could lose investor confidence in the accuracy and completeness of our financial reports, which would cause the price of our common stock to decline. Because we will be a smaller reporting company, our independent auditor will not be required to issue an attestation report regarding our internal control over financial reporting in the annual reports that we file with the SEC on Form 10-K. We will remain a smaller reporting company as long as the market value of our securities held by non-affiliates is below $75 million.

In addition to increased legal and financial compliance costs and required management attention, we also expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers.

We are currently evaluating these rules, and though we cannot accurately predict the amount of additional costs we may incur, or the timing of such costs, we currently estimate that we will incur an additional $500,000 to $1 million of annual recurring general and administrative costs for public company costs.

Our substantial debt could adversely affect our liquidity and results of operations.

As of March 31, 2013 we had approximately $81.4 million of total indebtedness (comprised primarily of our $80 million Credit Agreement, which bears interest at a fixed rate of 13.5% per annum). We may not be able to generate sufficient cash to service our debt or sufficient earnings to cover fixed charges in future years. If new debt is added to our current debt levels, the related risks for us could intensify.

Our substantial debt could have important consequences. In particular, it could:

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund capital expenditures and other general corporate purposes;
•	limit, along with the financial and other restrictive covenants of our indebtedness, among other things, our ability to borrow additional funds;
•	limit our flexibility in planning for, or reacting to, changes in our businesses and the industries in which we operate;
•	increase our vulnerability to general adverse economic and industry conditions; and
•	place us at a competitive disadvantage compared to our competitors that have less debt.

Our debt agreements contain restrictive covenants that may limit our ability to respond to changes in market conditions or pursue business opportunities.

Our Credit Agreement contains restrictive covenants that limit our ability to, among other things:

•	incur or guarantee additional debt;
•	pay dividends;
•	repay subordinated debt prior to its maturity;
•	grant additional liens on our assets;
•	enter into transactions with our affiliates;
•	repurchase stock;
•	make certain investments or acquisitions of substantially all or a portion of another entity’s business assets
•	undergo a change of control; and
•	merge with another entity or dispose of our assets.

Complying with these covenants may have a material adverse effect on our financial condition.

If we are unable to comply with the restrictions and covenants in our debt agreements, there could be a default under the terms of such agreements, which could result in an acceleration of repayment. Failure to maintain existing financing or to secure new financing could have a material adverse effect on our liquidity and financial position.

If we are unable to comply with the restrictions and covenants in our Credit Agreement and other debt agreements, there could be a default under the terms of those agreements. In the event of a default under those agreements, lenders could terminate their commitments to lend or accelerate the loans and declare all amounts borrowed due and payable. Borrowings under other debt instruments that contain cross-acceleration or cross-default provisions, such as our Credit Agreement, may also be accelerated and become due and payable. If any of those events occur, our assets might not be sufficient to repay in full all of our outstanding indebtedness and we may be unable to find alternative financing. Even if we could obtain alternative financing, it might not be on terms that are favorable or acceptable to us. Additionally, we may not be able to amend our debt agreements or obtain needed waivers on satisfactory terms or without incurring substantial costs. Failure to maintain existing or secure new financing could have a material adverse effect on our liquidity and financial position.

If our lenders foreclose on their security interests in our assets, they will have the right to sell those assets in order to satisfy our obligations to them.

Our obligations under our Credit Agreement are secured by a lien on substantially all of our U.S. assets and certain of our foreign assets, including the equity interests in our material subsidiaries. In the event of foreclosure, liquidation, bankruptcy or other insolvency proceeding relating to us or to our subsidiaries that have guaranteed our debt, holders of our secured indebtedness and our other lenders will have prior claims on our assets. Those claims include the right to foreclose and take possession of our assets, including equipment that is necessary for the conduct of our operations, which would restrict our ability to continue to conduct business. There can be no assurance that we would receive any proceeds from a foreclosure sale of our assets that constitute collateral following the satisfaction of the secured lenders’ priority claims.

We have had a material weakness in our internal control over financial reporting.

We have not been a public reporting company and have had limited accounting personnel and systems to adequately execute accounting process and limited other supervisory resources with which to address internal control over financial reporting, especially in our early years. As such, during an audit of our 2010 financials for purposes of preparing our financial statements for becoming a public company, we identified past accounting errors, which resulted in the restatement of our previously issued financial statements for 2011 and 2010, as result of material internal control weaknesses. We and our independent registered public accounting firm identified a material weakness in internal control over financial reporting related to these items which required adjustment, specifically: (i) the accounting for revenue recognition, (ii) elimination of inter-company activity and accounting for transactions denominated in foreign currencies, and (iii) accounting for the presentation of income taxes. Similar material weaknesses were identified in 2011 and 2012 audits. During 2012 and 2013, we have taken and will take substantial steps in improving and fortifying our internal controls and filling out our accounting and financial staffing. These measures have all been taken to correct the material weaknesses identified by us or our independent public accounting firm. However, we cannot assure that there will not be other material weaknesses and significant deficiencies that we or our independent registered public accounting firm will identify. If additional material weaknesses in our internal controls are discovered in the future, they may adversely affect our ability to record, process, summarize and report financial information timely and accurately.

Risks Related to the Merger

While the working capital of the combined company will increase if the merger is consummated, the amount of the increase depends on the extent to which the Trio stockholders exercise their right to convert their shares into cash and SAE declares a stockholder dividend.

Pursuant to Trio’s amended and restated certificate of incorporation, holders of public shares may either vote for or against the merger proposal and demand that Trio convert their shares into a pro rata share of the trust account where a substantial portion of the net proceeds of Trio’s initial public offering are held, calculated as of two business days prior to the anticipated consummation of the merger. Trio and SAE will not consummate the merger if holders of more than 5,620,823 public shares exercise these conversion rights. If no holders elect to convert their public shares, the trust account will be approximately $61.7 million at closing. To the extent the merger is consummated and holders have demanded to convert their shares, there will be a corresponding reduction in the amount of funds available to the combined company. In the unlikely event the merger is consummated if conversion rights are exercised with respect to 5,620,823 shares, assuming that all such converting stockholders vote in favor of the merger proposal, the maximum potential conversion cost would be approximately $56.7 million. In such circumstance, and in any circumstance where more than 3,484,981 shares elect to convert their shares to cash, Trio would be able to consummate the merger only if it raised additional financing (and only in the unlikely event SAE did not exercise its right to terminate the merger agreement because Trio had cash on hand of less than $30 million after payment of certain expenses as indicated in the merger agreement), because it would have insufficient funds to pay the $12.5 million cash portion of the merger consideration under the terms of the Credit Agreement. Even though Trio may seek to raise additional financing in order to consummate the merger, Trio has not taken any steps to obtain a commitment for such additional financing, nor is it aware whether such additional financing is available on terms acceptable to Trio, or at all. Therefore, it is unlikely that Trio will be able to locate any suitable third party financing at this point. Even if Trio did raise additional financing, it likely would be used to fund the cash merger consideration to the extent permitted under the Credit Agreement. Accordingly, if, and to the extent, public stockholders elect to convert their shares, the amount of any increase in working capital available to the combined company after the merger will be reduced.

In addition, immediately prior to the consummation of the merger, SAE intends to declare and pay up to a $15 million SAE stockholder dividend, to the extent permitted under its Credit Agreement and the merger agreement, and as determined at the discretion of SAE’s board. If, and to the extent, a dividend is paid, the amount of any increase in working capital available to the combined company after the merger will be reduced.

Trio’s management believes that there will be sufficient working capital to operate the combined company satisfactorily after the merger, because the working capital available to the combined company will be increased by no less than $5 million from the trust account. While SAE's Credit Agreement does not contain a restrictive covenant that specifically addresses ongoing working capital requirements for the combined company, it does contain a covenant governing debt service coverage ratios that has the effect of ensuring designated levels of free cash that can be used as part of the combined company’s working capital. There can be no assurance, however, that SAE’s working capital will continue to be sufficient in the future as SAE’s net working capital varies significantly from time to time, or that the amount of any increase in working capital available to the combined company will be adequate to pursue its strategy for growth.

Future resales of the Trio common stock issued to the SAE common stockholders may cause the market price of Trio’s securities to drop significantly, even if Trio’s business is doing well.

Under the merger agreement, the SAE common stockholders, on a fully-diluted basis, will receive, among other things, an aggregate of 6,448,413 shares of Trio common stock at the closing of the merger and the right to receive up to 992,064 additional shares of Trio common stock after the closing based on the achievement of specified earnings targets by the combined company for the 2013 and/or 2014 fiscal years. Pursuant to the merger agreement, the SAE common stockholders may not sell any of the shares of Trio common stock that they receive as a result of the merger during the twelve month period after the closing date of the merger, subject to certain exceptions, and the SAE common stockholders will be required to enter into lock-up agreements to such effect. See the section entitled “The Merger Proposal — Sale Restriction; Resale Registration.”

Subject to these restrictions, Trio will enter into a registration rights agreement at the closing of the merger with CLCH and any other SAE common stockholder who may be deemed an “affiliate” of Trio as a result of the issuance of shares of Trio common stock in the merger. Under the registration rights agreement, such holders are entitled to demand that Trio register the shares issued to them pursuant to the merger agreement under the Securities Act. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to consummation of the merger. See the section entitled “The Merger Proposal — Sale Restriction; Resale Registration.” Furthermore, the SAE common stockholders, including CLCH and any other SAE common stockholder who may be deemed an “affiliate” of Trio, may sell shares of Trio common stock pursuant to Rule 144 under the Securities Act, if available, rather than under a registration statement. In these cases, the resales must meet the criteria and conform to the requirements of that rule, including, because Trio is currently a shell company, waiting until one year after Trio’s filing with the SEC of a Current Report on Form 8-K containing Form 10 type information reflecting the merger with SAE.

Upon expiration of the applicable lock-up periods, and upon effectiveness of the registration statement Trio files pursuant to the registration rights agreement or upon satisfaction of the requirements of Rule 144 under the Securities Act, the SAE common stockholders may sell large amounts of Trio common stock in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in Trio’s stock price or putting significant downward pressure on the price of Trio’s stock.

Trio’s warrants will become exercisable after the closing of the merger and may be exchanged for shares of Trio common stock in the warrant exchange, which will increase the number of shares eligible for future resale in the public market and result in dilution to Trio’s stockholders.

Trio’s warrants, including (i) the warrants to purchase an aggregate of 6,900,000 shares of common stock issued in Trio’s initial public offering, (ii) the warrants to purchase an aggregate of 7,100,000 shares of common stock issued in a private placement concurrent with Trio’s initial public offering, consisting of 6,500,000 insider warrants and 600,000 warrants issued to EarlyBirdCapital, Inc., the representative of the underwriters for Trio’s initial public offering, and its designees, which we sometimes refer to as the “EBC warrants” and (iii) the warrants to purchase 800,000 shares of common stock that may be issued upon conversion of $400,000 in promissory notes held by Eric S. Rosenfeld and his affiliates, will become exercisable after the closing of the merger. However, as soon as practicable after the closing of the merger, Trio intends to offer the holders of its warrants the right to exchange their warrants for shares of Trio common stock, at a ratio of ten warrants for one share of common stock (or an aggregate of up to 1,480,000 shares of common stock, assuming the promissory notes are converted). Holders of the insider warrants and the EBC warrants have agreed to exchange their warrants for stock in this offer, and Mr. Rosenfeld intends to convert the promissory notes held by him and his affiliates into warrants and exchange such warrants for stock in this offer, which will result in the issuance of 790,000 shares of common stock if the warrant exchange is completed. Furthermore, effective at the closing of the merger, the warrants are being amended to increase the exercise price to $12.00 per share and the redemption price to $15.00 per shares. The exchange of the warrants will result in the issuance of additional shares of Trio common stock, although there can be no assurance that warrant exchange will be completed or that all of the holders of the warrants will elect to participate in the offer. The remaining warrants likely will be exercised only if the $12.00 per share exercise price is below the market price of Trio common stock. To the extent such warrants are exercised, additional shares of Trio common stock will be issued. These issuances of common stock will result in dilution to Trio’s stockholders and increase the number of shares eligible for resale in the public market.

If the initial stockholders exercise their registration rights with respect to their securities, it may have an adverse effect on the market price of Trio’s shares of common stock.

Trio’s initial stockholders are entitled to make a demand that Trio register the resale of their initial shares at any time commencing three months prior to the date on which their shares may be released from escrow. The presence of these additional shares of common stock trading in the public market may have an adverse effect on the market price of Trio’s securities.

If Trio stockholders fail to properly elect to exercise their conversion rights or fail to deliver their shares to the transfer agent after so electing, they will not be entitled to convert their shares of common stock of Trio into a pro rata portion of the trust account.

Trio stockholders holding public shares may demand that Trio convert their shares into a pro rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the merger. Trio stockholders who seek to exercise this conversion right must deliver their stock (either physically or electronically) to Trio’s transfer agent prior to the vote at the meeting. Any Trio stockholder who fails to properly elect to exercise such conversion rights or who fails to deliver his stock will not be entitled to convert his or her shares into a pro rata portion of the trust account for conversion of his shares. See the section entitled “Special Meeting of Trio Stockholders — Conversion Rights” for the procedures to be followed if you wish to convert your shares to cash.

Public stockholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group,” will be restricted from seeking conversion rights with respect to more than 12.5% of the public shares.

A public stockholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group,” will be restricted from seeking conversion rights with respect to more than 12.5% of the public shares. Accordingly, if you hold more than 12.5% of the public shares and the merger proposal is approved, you will not be able to seek conversion rights with respect to the full amount of your shares and may be forced to hold the shares in excess of 12.5% or sell them in the open market. Trio cannot assure you that the value of such excess shares will appreciate over time following a business combination or that the market price of Trio’s shares of common stock will exceed the per-share conversion price.

Nasdaq may delist Trio’s common stock from quotation on its exchange. Failure to maintain Nasdaq listing could limit investors’ ability to make transactions in its securities and subject Trio to additional trading restrictions.

Trio common stock is currently listed on Nasdaq. In connection with the merger, Nasdaq requires Trio to file a new initial listing application and meet its initial listing requirements as opposed to its more lenient continued listing requirements. Trio may not be able to meet those initial listing requirements and, even if it is able to meet the initial listing requirements, it may not be able to meet the continued listing requirements for its common stock in the future.

If Trio fails to meet the initial or continued listing requirements and Nasdaq delists its securities from trading on its exchange, Trio could face significant material adverse consequences, including:

•	a limited availability of market quotations for its securities;
•	a limited amount of news and analyst coverage for the company; and
•	a decreased ability to issue additional securities or obtain additional financing in the future.

Upon the consummation of the merger, two of Trio’s executive officers and directors will beneficially own at least approximately 31% of its common stock and are expected to have voting control over at least 51% of its common stock, which will make it possible for them to determine the outcome of all matters submitted to its stockholders for approval and will exempt Trio from certain Nasdaq corporate governance requirements. This control may be alleged to conflict with Trio’s interests and the interests of its other stockholders.

Upon the consummation of the merger, assuming that none of the holders of the public shares demand to convert such shares into cash, two of Trio’s executive officers and directors, Jeff Hastings and Brian Beatty, will own at least approximately 31% of the outstanding shares of its common stock. On their own, with the irrevocable proxies that are to be granted to them, Mr. Hastings and Mr. Beatty are expected to have the power to vote at least 51% of the outstanding shares of its common stock. These stockholders have the power to determine the outcome of all matters submitted to its stockholders for approval, including the election of its directors and other corporate actions. It is possible that the interests of Messrs. Hastings and Beatty may in some circumstances conflict with our interests and the interests of Trio’s other stockholders. In addition, such control could have the effect of discouraging others from attempting to purchase Trio or take it over, and/or reducing the market price offered for its common stock in such an event.

In addition, because Messrs. Hastings and Beatty are expected to control more than 50% of the voting power of Trio’s common stock, Trio intends to be considered a “controlled company” for purposes of the Nasdaq listing requirements. As such, Trio will be permitted to and will opt out of the Nasdaq listing requirements that would otherwise require Trio’s board to be comprised of a majority of independent directors; Trio’s board nominations to be selected, or recommended for the board’s selection, either by a nominating committee comprised entirely of independent directors or by a majority of independent directors; and Trio to maintain a compensation committee comprised entirely of independent directors. Accordingly, other Trio stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq corporate governance requirements.

Trio’s ability to request indemnification from SAE’s stockholders for damages arising out of the merger is limited in certain instances to those claims where damages exceed $500,000 and is also limited to the shares placed in escrow.

At the closing of the merger, 545,635 of the shares of Trio common stock issuable to the SAE common stockholders will be deposited in escrow to provide a fund for payment to Trio with respect to its post-closing rights to indemnification under the merger agreement for breaches of representations and warranties and covenants by SAE and its stockholders, and for certain other indemnifiable matters. Claims for indemnification may only be asserted by Trio once the damages exceed a $500,000 deductible, in which event the amount payable shall be the full amount (and not just the amount in excess of the deductible), except that the deductible will not apply to claims made with respect to representations and warranties relating to the SAE stockholders’ title to the SAE common stock and preferred stock, the outstanding capitalization of SAE, or tax or environmental matters, or to claims made with respect to certain other indemnifiable matters. Accordingly, it is possible that Trio will not be entitled to indemnification even if SAE is found to have breached certain of its representations and warranties and covenants contained in the merger agreement if such breach would only result in damages to Trio of less than $500,000. Also, the aggregate liability for damages is limited to the shares placed in escrow until the date that is the later of 30 days after Trio files its annual report on Form 10-K for its 2013 fiscal year or one year from the closing date of the merger. At such time, 272,818 of the escrow shares will be released from the escrow to the SAE common stockholders, less amounts previously applied in satisfaction of or reserved with respect to indemnification claims (other than tax or environmental indemnification claims, except to the extent such claims exceed 272,817 shares) that are made prior to that date. Thereafter, until the 30 days after Trio files its annual report on Form 10-K for its 2015 fiscal year, it may only make claims with respect to breaches of SAE’s representations and warranties related to tax and environmental matters and its recovery will be limited to the remaining 272,817 shares held in escrow. Claims Trio makes with respect to any breaches of representations and warranties relating to the SAE stockholders’ title to SAE common stock and preferred stock or the outstanding capitalization of SAE or with respect to certain other indemnifiable matters will survive without limitation as to time.

Trio’s current directors, executive officers and special advisor own shares of common stock and warrants that will be worthless and have incurred reimbursable expenses and made loans to Trio that may not be reimbursed or repaid if the merger is not approved. Such interests may have influenced their decision to approve the business combination with SAE.

Certain of Trio’s officers and directors, its special advisor and/or their affiliates beneficially own shares of Trio common stock that they purchased prior to Trio’s initial public offering. Additionally, Trio’s initial stockholders, some of whom also serve as its officers and directors, purchased 6,500,000 insider warrants in a private placement that occurred simultaneously with its initial public offering. Trio’s executive officers, directors and special advisor and their affiliates have no redemption rights with respect to shares they acquired prior to Trio’s initial public offering in the event a business combination is not effected in the required time period. Therefore, if the merger or another business combination is not approved within the required time period, such shares held by such persons will be worthless, as will the warrants. As of May 14, 2013, Trio’s directors, officers and special advisor hold $13,288,614 in common stock (based on a market price of $10.07) and $1,858,488 in warrants (based on a market price of $0.615). In addition, Eric S. Rosenfeld, Trio’s chairman of the board and chief executive officer, has loaned Trio an aggregate of $300,000 and Crescendo Advisors II, LLC, an affiliate of Mr. Rosenfeld, has loaned Trio an additional $100,000. The loans are non interest bearing and are payable at the consummation of a business combination. Mr. Rosenfeld and his affiliates may loan additional funds to Trio in the future on substantially similar terms in order to meet Trio’s working capital needs prior to the closing of the merger. If Trio fails to consummate a business combination, the loans would become unsecured liabilities of Trio; however, Mr. Rosenfeld, on behalf of himself and his affiliates, has waived any claim against the trust account. Accordingly, Trio may not be able to repay these loans if the merger is not completed. Furthermore, Trio’s officers, directors, initial stockholders and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Trio’s behalf, such as identifying and investigating possible business targets and business combinations. These expenses will be repaid upon completion of the business combination with SAE. However, if Trio fails to consummate the business combination, they will not have any claim against the trust account for reimbursement. Accordingly, Trio may not be able to reimburse these expenses if the merger is not completed. As of May 14, 2013, Trio’s officers, directors, initial stockholders and their affiliates had incurred approximately $3,000 of unpaid reimbursable expenses. See the section entitled “The Merger Proposal — Interests of Trio’s Directors, Officers and Special Advisor in the Merger.”

These financial interests may have influenced the decision of Trio’s directors, officers and special advisor to approve the business combination with SAE and to continue to pursue such business combination. In considering the recommendations of Trio’s board of directors to vote for the merger proposal and other proposals, its stockholders should consider these interests.

Trio’s chairman of the board and chief executive officer is liable to ensure that proceeds of the trust are not reduced by vendor claims in the event the business combination is not consummated. Such liability may have influenced his decision to approve the business combination with SAE.

If the merger or another business combination is not consummated by June 24, 2013, Eric S. Rosenfeld, Trio’s chairman, chief executive officer and president, will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Trio for services rendered or contracted for or products sold to Trio, but only if such a vendor or target business has not executed such a waiver. If Trio consummates a business combination, on the other hand, Trio will be liable for all such claims. Neither Trio nor Mr. Rosenfeld has any reason to believe that Mr. Rosenfeld will not be able to fulfill his indemnity obligations to Trio. See the section entitled “Other Information Related to Trio — Trio’s Plan of Operation” for further information.

These personal obligations of Mr. Rosenfeld may have influenced Trio’s board of director’s decision to approve the business combination with SAE and to continue to pursue such business combination. In considering the recommendations of Trio’s board of directors to vote for the merger proposal and other proposals, Trio’s stockholders should consider these interests.

The exercise of Trio’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the business combination may result in a conflict of interest when determining whether such changes to the terms of the business combination or waivers of conditions are appropriate and in Trio’s stockholders’ best interest.

In the period leading up to the closing of the merger, events may occur that, pursuant to the merger agreement, would require Trio to agree to amend the merger agreement, to consent to certain actions taken by SAE or to waive rights that Trio is entitled to under the merger agreement. Such events could arise because of changes in the course of SAE’s business, a request by SAE to undertake actions that would otherwise be prohibited by the terms of the merger agreement or the occurrence of other events that would have a material adverse effect on SAE’s business and would entitle Trio to terminate the merger agreement. In any of such circumstances, it would be at Trio’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is best for Trio and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/information statement, Trio does not believe there will be any changes or waivers that Trio’s directors and officers would be likely to make after stockholder approval of the merger proposal has been obtained. While certain changes could be made without further stockholder approval, Trio will circulate a new or amended proxy statement/information statement and resolicit Trio’s stockholders if changes to the terms of the transaction that would have a material impact on its stockholders are required prior to the vote on the merger proposal.

If Trio is unable to complete the business combination with SAE or another business combination by June 24, 2013, Trio will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against Trio and, as a result, the proceeds held in the trust account could be reduced and the per-share liquidation price received by stockholders could be less than $10.08 per share.

Under the terms of Trio’s amended and restated certificate of incorporation, Trio must complete the business combination with SAE or another business combination by June 24, 2013, or Trio must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against Trio. Although Trio has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the trust account could be subject to claims which could take priority over those of Trio’s public stockholders. If Trio is unable to complete a business combination within the required time period, Eric S. Rosenfeld has agreed that he will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Trio for services rendered or contracted for or products sold to Trio, but only if such a vendor or prospective target business does not execute such a waiver. However, he may not be able to meet such obligation. Therefore, the per-share distribution from the trust account in such a situation may be less than $10.08 due to such claims.

Additionally, if Trio is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if Trio otherwise enters compulsory or court supervised liquidation, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the trust account, Trio may not be able to return to its public stockholders at least $10.08.

Trio’s stockholders may be held liable for claims by third parties against Trio to the extent of distributions received by them.

If Trio is unable to complete the business combination with SAE or another business combination by June 24, 2013, Trio will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than five business days thereafter, redeem 100% of the outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Trio cannot assure you that it will properly assess all claims that may be potentially brought against Trio. As such, Trio’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, Trio cannot assure you that third parties will not seek to recover from its stockholders amounts owed to them by Trio.

If Trio is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/ creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Trio’s stockholders. Furthermore, because Trio intends to distribute the proceeds held in the trust account to its public stockholders promptly after June 24, 2013, this may be viewed or interpreted as giving preference to its public stockholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, Trio’s board may be viewed as having breached their fiduciary duties to its creditors and/or may have acted in bad faith, and thereby exposing itself and Trio to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. Trio cannot assure you that claims will not be brought against it for these reasons.

Activities taken to increase the likelihood of approval of the merger proposal and other proposals could have a depressive effect on Trio’s stock.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Trio or its securities, Trio’s initial stockholders or SAE’s stockholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the merger proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Trio common stock or not exercise their conversion rights. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the then outstanding shares of common stock present and entitled to vote at the meeting to approve the merger proposal vote in its favor and that holders of 5,620,823 or fewer of the public shares demand conversion of their public shares into cash where it appears that such requirements would otherwise not be met. Entering into any such arrangements may have a depressive effect on Trio common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting. See the section entitled “The Special Meeting — Trio Initial Stockholders.” Additionally, while SAE does not intend to purchase any shares of Trio common stock in connection with the merger and may not be able to do so under its Credit Agreement, any purchases by SAE or the combined company at a later date could reduce the cash available to the combined company following the merger for working capital purposes.

Risks If the Adjournment Proposal Is Not Approved

If the adjournment proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the merger, Trio’s board of directors will not have the ability to adjourn the special meeting to a later date in order to solicit further votes, and, therefore, the merger will not be approved.

Trio’s board of directors is seeking approval to adjourn the special meeting to a later date or dates if, at the special meeting, based upon the tabulated votes, there are insufficient votes to approve the consummation of the merger. If the adjournment proposal is not approved, Trio’s board will not have the ability to adjourn the special meeting to a later date and, therefore, will not have more time to solicit votes to approve the consummation of the merger. In such event, the merger would not be completed and, if another business combination is not consummated by June 24, 2013, Trio will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating.

FORWARD-LOOKING STATEMENTS

Trio believes that some of the information in this proxy statement/information statement constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. However, because Trio is a “blank check” company, the safe-harbor provisions of that act do not apply to statements made in this proxy statement/information statement. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words. You should read statements that contain these words carefully because they:

•	discuss future expectations;
•	contain projections of future results of operations or financial condition; or
•	state other “forward-looking” information.

Trio believes it is important to communicate its expectations to its stockholders. However, there may be events in the future that Trio is not able to predict accurately or over which it has no control. The risk factors and cautionary language discussed in this proxy statement/information statement provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by Trio or SAE in such forward-looking statements, including among other things:

•	the number and percentage of its stockholders voting against the merger proposal and seeking conversion;
•	the exchange of its warrants for common stock;
•	changes adversely affecting the business in which SAE is engaged;
•	management of growth;
•	general economic conditions;
•	SAE’s business strategy and plans; and
•	the result of future financing efforts.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/information statement.

All forward-looking statements included herein attributable to any of Trio, SAE or any person acting on either party’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, Trio and SAE undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/information statement or to reflect the occurrence of unanticipated events.

Before a stockholder grants its proxy or instructs how its vote should be cast or vote on the merger proposal or any of the other proposals, it should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/information statement may adversely affect Trio and/or SAE.

SPECIAL MEETING OF TRIO STOCKHOLDERS

General

Trio is furnishing this proxy statement/information statement to Trio’s stockholders as part of the solicitation of proxies by Trio’s board of directors for use at the special meeting in lieu of annual meeting of Trio stockholders to be held on [•], 2013, and at any adjournment or postponement thereof. This proxy statement/information statement is first being furnished to Trio’s stockholders on or about [•], 2013 in connection with the vote on the merger proposal, the name change proposal, the charter amendments proposal, the incentive compensation plan proposal, the director election proposal, the adjournment proposal, the say-on-pay proposal and the frequency of say-on-pay proposal. This proxy statement/information statement provides Trio’s stockholders with information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

Trio is also furnishing this proxy statement/information statement to Trio’s warrant holders to notify them of amendments to the warrants and for informational purposes only. Trio has obtained the written consent from registered holders of a majority of its outstanding warrants to increase the exercise price of such warrants from $7.50 to $12.00 per share and increase the redemption price of such warrants from $12.50 to $15.00 per share, effective upon consummation of the merger. Because the written consents Trio has obtained satisfy the approval requirements for these amendments, no other vote or warrant holder action is required to amend the warrants and Trio is not asking its warrant holders for their proxy or consent. The amendments to the warrants will become effective upon the execution of an amendment to the warrant agreement at the closing of the merger.

Date, Time and Place

The special meeting of stockholders will be held on [•], 2013, at [•]:00 [a/p].m., eastern time, at the offices of Graubard Miller, Trio’s counsel, at The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, New York 10174.

Purpose of the Trio Special Meeting

At the special meeting, Trio is asking holders of Trio common stock to:

•	consider and vote upon a proposal to adopt the merger agreement and approve the merger contemplated by the merger agreement (merger proposal);
•	consider and vote upon proposals to approve amendments to its amended and restated certificate of incorporation, effective following the merger, to change the name of Trio from “Trio Merger Corp.” to “SAExploration Holdings, Inc.”(name change proposal) and to (i) adjust the existing classification of directors to conform with the classification described in the director election proposal; and (ii) delete the preamble and sections A through I, inclusive, of Article Sixth, as such provisions will no longer be applicable to Trio after the merger, and redesignate section J of Article Seventh as Article Sixth (charter amendments proposal);
•	consider and vote upon a proposal to approve the adoption of the 2013 Long-Term Incentive Plan (incentive compensation plan proposal);
•	elect eight directors to Trio’s board of directors, of whom three will be Class A directors serving until the annual meeting of stockholders to be held in 2014, two will be Class B directors serving until the annual meeting to be held in 2015 and three will be Class C directors serving until the annual meeting to be held in 2016 and, in each case, until their successors are elected and qualified (director election proposal);
•	consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that, based upon the tabulated votes at the time of the special meeting, Trio would not have been authorized to consummate the merger (adjournment proposal);
•	consider and vote upon a proposal to approve, on an advisory basis, the executive compensation of its named executive officers (say-on-pay proposal); and

•	consider and vote upon a proposal to select, on an advisory basis, the frequency with which Trio will hold an advisory stockholder vote to approve executive compensation (frequency of say-on-pay proposal).

Recommendation of Trio Board of Directors

Trio’s board of directors:

•	has unanimously determined that each of the merger proposal, the name change proposal, the charter amendments proposal and the incentive compensation plan proposal is fair to and in the best interests of Trio and its stockholders;
•	has unanimously approved the merger proposal, the name change proposal, the charter amendments proposal and the incentive compensation plan proposal;
•	unanimously recommends that stockholders vote “FOR” the merger proposal;
•	unanimously recommends that stockholders vote “FOR” the name change proposal;
•	unanimously recommends that stockholders vote “FOR” the charter amendments proposal;
•	unanimously recommends that stockholders vote “FOR” the incentive compensation plan proposal;
•	unanimously recommends that stockholders vote “FOR” the persons nominated for election as directors;
•	unanimously recommends that stockholders vote “FOR” an adjournment proposal if one is presented to the meeting;
•	unanimously recommends that stockholders vote “FOR” the say-on-pay proposal; and
•	unanimously recommends that stockholder vote “FOR” three years for the frequency of say-on-pay proposal.

Joel Greenblatt, Trio’s special advisor, supports the recommendations of the board of directors.

Record Date; Who is Entitled to Vote

Trio has fixed the close of business on May 31, 2013, as the “record date” for determining Trio stockholders entitled to notice of and to attend and vote at the special meeting. As of the close of business on May 31, 2013, there were 7,841,855 shares of Trio common stock outstanding and entitled to vote. Each share of Trio common stock is entitled to one vote per share at the special meeting.

Pursuant to agreements with Trio, the 1,725,000 initial shares held by the initial stockholders, as well as any shares of common stock acquired in the aftermarket by such stockholders, will be voted in favor of the merger proposal.

Quorum

The presence, in person or by proxy, of a majority of all the outstanding shares of common stock entitled to vote constitutes a quorum at the special meeting.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to Trio but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. The latter will not be treated as shares entitled to vote on the matter as to which authority to vote is withheld from the broker. If a stockholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the merger proposal, the charter amendments proposal, the incentive compensation plan proposal, the director election proposal, the say-on-pay proposal and the frequency of say-on-pay proposal.

Vote Required

The approval of the merger proposal will require the affirmative vote for the proposal by the holders of a majority of the then outstanding shares of common stock present and entitled to vote at the meeting to approve the merger proposal. Abstentions are deemed entitled to vote on the merger proposal. Therefore, they have the same effect as a vote against the merger proposal. Broker non-votes, while considered present for the purposes of establishing a quorum, will have no effect on the merger proposal.

The name change proposal and the charter amendments proposal will require the affirmative vote of the holders of a majority of Trio common stock outstanding on the record date. Because these proposals require the affirmative vote of a majority of the shares of common stock outstanding for approval, abstentions and shares not entitled to vote because of a broker non-vote will have the same effect as a vote against these proposals.

The approval of the incentive compensation plan proposal, the adjournment proposal, if presented, and the say-on-pay proposal will require the affirmative vote of the holders of a majority of Trio common stock represented and entitled to vote thereon at the meeting. Abstentions are deemed entitled to vote on such proposals. Therefore, they have the same effect as a vote against either proposal. Broker non-votes are not deemed entitled to vote on such proposals and, therefore, they will have no effect on the vote on such proposals. The say-on-pay vote is advisory, and therefore not binding on Trio, its board of directors or, once formed, its compensation committee.

Directors are elected by a plurality. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

The frequency of say-on-pay votes also is selected by a plurality. “Plurality” means that the option — every one, two or three years — that receives the largest number of votes cast “FOR” is the option selected by the stockholders. Consequently, any shares not voted “FOR” a particular option (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted toward such option’s selection. The frequency of say-on-pay vote is advisory, and therefore not binding on Trio, its board of directors or, once formed, its compensation committee.

Voting Your Shares

Each share of Trio common stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of Trio common stock that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your shares of Trio common stock at the special meeting:

•	You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by Trio’s board “FOR” the merger proposal, the name change proposal, the charter amendments proposal, the incentive compensation plan proposal, the persons nominated by Trio’s management for election as directors, the adjournment proposal, if presented, the say-on-pay proposal and three years for the frequency of say-on-pay votes. Votes received after a matter has been voted upon at the special meeting will not be counted.
•	You Can Attend the Special Meeting and Vote in Person. You will receive a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way Trio can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a stockholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify David D. Sgro, Trio’s secretary, in writing before the special meeting that you have revoked your proxy; or
•	you may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your shares of Trio common stock, you may call MacKenzie Partners Inc., Trio’s proxy solicitor, at (800) 322-2885, or David D. Sgro, Trio’s secretary, at (212) 319-7676.

Conversion Rights

Holders of public shares may seek to convert their shares, regardless of whether they vote for or against the proposed business combination. Any stockholder holding public shares as of the record date who votes in favor of or against the merger proposal may demand that Trio convert such shares into a full pro rata portion of the trust account (which was $10.08 per share as of May 14, 2013), calculated as of two business days prior to the anticipated consummation of the merger. If a holder properly seeks conversion as described in this section and the merger is consummated, Trio will convert these shares into a pro rata portion of funds deposited in the trust account and the holder will no longer own these shares following the merger.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking conversion rights with respect to 12.5% or more of the shares of the public shares. Accordingly, all public shares in excess of 12.5% held by a public stockholder will not be converted to cash.

The conversion rights for a holder of public shares who votes against the merger proposal, as set forth in this proxy statement/information statement, are different than the conversion rights for such a holder, as set forth in the prospectus for Trio’s initial public offering. As set forth in the prospectus, a holder of public shares who voted against the merger would have been entitled to receive only $10.00, rather than a full pro rata portion of the trust account. Because Nasdaq raised an objection to the payment of a lower amount to such holders, Trio determined to pay such holders the full pro rata portion of the trust account in order to remain listed on Nasdaq.

Trio’s initial stockholders will not have conversion rights with respect to any shares of common stock owned by them, directly or indirectly, whether initial shares or shares purchased by them in the aftermarket.

Trio stockholders who seek to convert their public shares must affirmatively vote for or against the merger proposal. Trio stockholders who do not vote with respect to the merger proposal, including as a result of an abstention or a broker non-vote, may not convert their shares into cash. Holders may demand conversion either by checking the box on their proxy card or by submitting their request in writing to David D. Sgro, Trio’s secretary. Any such demand must be made no later than the close of the vote on the merger proposal. Holders demanding conversion must deliver their stock, either physically or electronically using Depository Trust Company’s DWAC System, to Trio’s transfer agent prior to the vote at the meeting. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be converted into cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $45 and it would be up to the broker whether or not to pass this cost on to the converting stockholder. In the event the proposed business combination is not consummated this may result in an additional cost to stockholders for the return of their shares.

Any request to convert such shares, once made, may be withdrawn at any time up to the vote on the proposed business combination. Furthermore, if a holder of a public share delivered its certificate in connection with an election of its conversion and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).

If the initial business combination is not approved or completed for any reason, then Trio’s public stockholders who elected to exercise their conversion rights will not be entitled to convert their shares into a full pro rata portion of the trust account, as applicable. In such case, Trio will promptly return any shares delivered by public holders. If the holders of 5,620,823 public shares (representing approximately 91.9% of the public shares) or more properly demand conversion of their shares, Trio will not be able to consummate the merger.

The closing price of Trio common stock on May 31, 2013 (the record date for the Trio special meeting) was $[•]. The cash held in the trust account on the record date was approximately $[•] ($[•] per public share). Prior to exercising conversion rights, stockholders should verify the market price of Trio common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights if the market price per share is higher than the conversion price. Trio cannot assure its stockholders that they will be able to sell their shares of Trio common stock in the open market, even if the market price per share is higher than the conversion price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

If a holder of public shares exercises its conversion rights, then it will be exchanging its shares of Trio common stock for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you affirmatively vote for or against the merger proposal, properly demand conversion no later than the close of the vote on the merger proposal, and deliver your stock certificate (either physically or electronically) to Trio’s transfer agent prior to the vote at the meeting, and the merger is consummated.

Appraisal Rights

Neither stockholders nor warrant holders of Trio have appraisal rights in connection the merger under the DGCL.

Proxy Solicitation Costs

Trio is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Trio and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Trio will bear the cost of the solicitation.

Trio has hired MacKenzie Partners Inc. to assist in the proxy solicitation process. Trio will pay that firm a fee of $5,000 plus disbursements. Such fee will be paid with non-trust account funds.

Trio will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Trio will reimburse them for their reasonable expenses.

Trio Initial Stockholders

As of May 31, 2013, the record date, Trio’s initial stockholders — Eric S. Rosenfeld, Trio’s chairman of the board, chief executive officer and president, David D. Sgro, Trio’s chief financial officer and secretary and a director of Trio, David Boris, Mark Hauser and Barry Erdos, each a director of Trio, Joel Greenblatt, the special advisor to Trio, and Arnaud Ajdler, Gregory R. Monahan, Riverview Group LLC, York Select, L.P. and York Select Master Fund, L.P. — beneficially owned and were entitled to vote an aggregate of 1,725,000 initial shares that were issued prior to Trio’s initial public offering. The initial shares issued to the Trio initial stockholders currently constitute approximately 22% of the outstanding shares of Trio’s common stock. In connection with the initial public offering, Trio and EarlyBirdCapital, Inc., the representative of the underwriters of the initial public offering, entered into agreements with each of the Trio initial stockholders pursuant to which each Trio initial stockholder agreed to vote the initial shares, as well as any shares of common stock acquired in the aftermarket, in favor of the merger proposal. The Trio initial stockholders have also indicated that they intend to vote their initial shares in favor of all other proposals being presented at the meeting. The initial shares have no right to participate in any redemption distribution and will be worthless if no business combination is effected by Trio. In connection with the initial public offering, the Trio initial stockholders entered into an escrow agreement pursuant to which their initial shares will be held in escrow until twelve months after a business combination or earlier if, subsequent to a business combination, Trio consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Trio or its securities, the Trio initial stockholders or SAE’s stockholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the merger proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Trio’s common stock or to not demand conversion rights. The funds for any such purchases will either come from cash available to such purchasing parties or from third party financing, none of which has been sought at this time. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/information statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or warrants owned by the Trio initial stockholders for nominal value. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the then outstanding shares of common stock present and entitled to vote at the meeting to approve the merger proposal vote in its favor and that holders of 5,620,823 or fewer of the public shares demand conversion of their public shares into cash where it appears that such requirements would otherwise not be met.

Entering into any such arrangements may have a depressive effect on Trio common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting.

If such transactions are effected, the consequence could be to cause the merger to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the merger proposal and other proposals and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it less likely that the holders of more than 5,620,823 of the public shares will exercise their conversion rights.

As of the date of this proxy statement/information statement, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Trio will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the merger, name change and charter amendments proposals or the conversion threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

THE MERGER PROPOSAL

The discussion in this proxy statement/information statement of the merger and the principal terms of the merger agreement is subject to, and is qualified in its entirety by reference to, the merger agreement. A copy of the merger agreement, as amended, is attached as Annex A to this proxy statement/information statement.

Structure of the Merger

Pursuant to the merger agreement, SAE will be merged into Merger Sub, with Merger Sub surviving as a wholly-owned subsidiary of Trio.

Under the merger agreement, the SAE common stockholders, on a fully-diluted basis, as consideration for all shares of SAE common stock they hold or have the right to acquire, will receive:

•	an aggregate of 6,448,413 shares of Trio common stock at the closing;
•	an aggregate of $7,500,000 in cash at the closing;
•	an aggregate of $17,500,000 represented by a promissory note to be issued by Trio at the closing; and
•	the right to receive a up to 992,064 additional shares of Trio common stock based on the achievement of specified earnings targets by the combined company for the 2013 and/or the 2014 fiscal years.

Based upon a market price of $10.07 per share of Trio common stock on May 14, 2013, the SAE common stockholders and the holders of securities representing the right to acquire SAE common stock, on a fully-diluted basis, will receive total merger consideration of approximately $89.9 million at the closing and could receive up to approximately an additional $10 million after the closing. Additionally, Trio will pay to CLCH an aggregate of $5,000,000 in cash for all of the outstanding shares of SAE Series A preferred stock. The foregoing merger consideration will be issued in exchange for 100% of the outstanding securities of SAE. Following the merger, the holders immediately prior to the merger of SAE common stock, restricted stock and derivative securities, which consist of warrants and exchangeable shares that are more fully described in the section entitled “Beneficial Ownership of Securities — Security Ownership of SAE,” will have only the right to receive their allocable share of the common stock merger consideration, and all of the SAE common stock will be cancelled. If the holders of currently outstanding warrants and exchangeable shares do not exercise or exchange such securities prior to or in connection with the merger, the portion of the merger consideration payable with respect to the SAE common stock underlying such securities will be held by an escrow agent with voting rights granted to the seller representative under the merger agreement and will not be payable to the holders until such securities are converted or exercised. The warrants and exchangeable shares, to the extent they are not exercised or exchanged prior to or in connection with the merger, will remain outstanding and will receive an allocable portion of the common stock merger consideration upon their exercise or exchange. SAE intends to vest the restricted stock immediately prior to the merger. If it does not, the portion of the merger consideration that relates to the unvested shares will also be held by the escrow agent. Following the merger, the holder immediately prior to the merger of the SAE preferred stock will have only the right to receive the preferred stock merger consideration, and all of the SAE preferred stock will be cancelled. The merger consideration that would otherwise be payable to SAE common stockholders who exercise their appraisal rights will not be issued, unless such stockholders withdraw or otherwise lose their appraisal rights.

The $17,500,000 promissory note will bear interest at a rate of 10% per annum and will mature on the tenth anniversary of the closing date. It may be prepaid in whole or in part at any time and is subject to certain customary events of default. The promissory note is unsecured and is subordinated to SAE’s existing Credit Agreement.

The following table sets forth the earnings targets, which are measured by adjusted EBITDA, and the range of additional shares issuable to the SAE stockholders upon the achievement of such targets:

	Adjusted EBITDA Target		Additional Share Range
	Minimum	Maximum	Minimum	Maximum
Fiscal year ending December 31, 2013	$46,000,000	$50,000,000	248,016	496,032
Fiscal year ending December 31, 2014	$52,000,000	$56,000,000	248,016	496,032

In the event that the adjusted EBITDA falls within the minimum and maximum adjusted EBITDA targets, the number of shares to be issued will be interpolated between such targets. In the event that the minimum adjusted EBITDA target is not met in any particular year but the combined company’s cumulative adjusted EBITDA over the two year period is between $98,000,000 and $106,000,000, the SAE stockholders will be entitled to the pro rata number of the additional shares they would have been entitled to if each individual yearly adjusted EBITDA target was met. The following table sets forth an example where the SAE stockholders would be entitled to additional shares based on the combined company’s cumulative adjusted EBITDA for the two fiscal year period ending December 31, 2014, despite the combined company having adjusted EBITDA less than the minimum target in the fiscal year ending December 31, 2014:

	Adjusted EBITDA	Additional Shares
Fiscal year ending December 31, 2013	$50,000,000	496,032
Fiscal year ending December 31, 2014	$50,000,000	—
Two fiscal year period ending December 31, 2014	$100,000,000	124,008
		620,040

For purposes of these contingent shares, “Adjusted EBITDA” is defined in the merger agreement to mean Trio’s net income, plus income taxes, plus interest expense, less interest income, plus depreciation and amortization, plus any expenses arising solely from the merger charged to income in such fiscal year. In addition, any Trio expenses incurred prior to the closing of the merger that are included in the combined company’s 2013 income statement will be excluded for purposes of the adjusted EBITDA calculation.

The computation of SAE’s adjusted EBITDA (a non-GAAP measure) from net income, the most directly comparable GAAP financial measure, is provided in the table below:

	March 31, (In thousands)			December 31, (in thousands)
	2013		2012	2012		2011	2010
Net Income	$4,928		$7,753	$9,985		$9,508	$5,821
Depreciation and amortization	4,395		2,782	12,470		4,110	3,493
Interest expense (income), net	2,765	(1)	368	3,573	(1)	624	674
Income tax expense	2,015		1,434	1,444		3,319	4,500
Merger-related expense	—		—	197		—	—
Adjusted EBITDA	$14,103		$12,337	$27,669		$17,561	$14,488

(1)	Excludes $620,000 and $213,000 of amortization of loan issuance costs which are included in depreciation and amortization in March 2013 and December 2012, respectively.

No fractional shares of Trio common stock will be required to be issued. If a fractional share is required to be issued to a holder of SAE common stock (after aggregating all fractional shares that otherwise would be received by such holder), the number of shares to be issued to such holder will be rounded up to the next whole share.

Name; Headquarters; Stock Symbols

After completion of the merger:

•	the name of Trio will be “SAExploration Holdings, Inc.”;
•	the name of Merger Sub will be “SAExploration Sub, Inc.”;

•	the corporate headquarters and principal executive offices of Trio will be located at 3333 8th Street SE, 3rd floor, Calgary Alberta, T2G 3A4, which are SAE’s corporate headquarters; and
•	Trio’s common stock, which is currently traded on Nasdaq under the symbol TRIO, will continue to be traded on Nasdaq if an application made by Trio to such effect is granted and Trio’s warrants, which are currently quoted on the OTCBB under the symbol TMRGW, will continue to be quoted on the OTCBB.

Indemnification of Trio

To provide a fund for payment to Trio with respect to its post-closing rights to indemnification under the merger agreement for breaches of representations and warranties and covenants by SAE and its stockholders, and for certain other indemnifiable matters, there will be placed in escrow (with an independent escrow agent) an aggregate of 545,635 of the shares issuable to the SAE common stockholders at closing (“Indemnity Escrow Fund”). The shares to be placed in escrow will be allocated among the SAE common stockholders pro rata in proportion to the numbers of shares of SAE common stock owned by them immediately prior to the closing of the merger. A copy of the escrow agreement is attached to this proxy statement/information statement as Annex F.

The escrow will be the sole remedy for Trio for its rights to indemnification under the merger agreement. Claims for indemnification may be asserted against the Indemnity Escrow Fund by Trio once its damages exceed a $500,000 deductible, in which event the amount payable shall be the full amount (and not just the amount in excess of the deductible), except that the deductible will not apply to claims made with respect to representations and warranties relating to the SAE stockholders’ title to the SAE common stock and preferred stock, the outstanding capitalization of SAE, or tax or environmental matters, or to claims made with respect to certain other indemnifiable matters. On the date (the “Basic Escrow Termination Date”) that is the later of (i) 30 days after the date on which Trio files its Report on Form 10-K pursuant to the Exchange Act for its 2013 fiscal year and (ii) one year after the closing of the merger, the escrow agent will release 272,818 of the original number of escrow shares, less amounts previously applied in satisfaction of or reserved with respect to indemnification claims (other than tax or environmental indemnification claims, except to the extent such claims exceed 272,817 shares) that are made prior to that date. The remaining 272,817 escrow shares (“T/E Indemnification Shares”) will be available for indemnification only with respect to tax or environmental indemnification claims and will be released 30 days after Trio files its annual report on Form 10-K for its 2015 fiscal year, less any shares reserved to satisfy tax or environmental indemnification claims made prior to such date. The aggregate liability for indemnifiable losses shall not exceed the original number of escrow shares in the case of all indemnifiable claims or the T/E Indemnification Shares in the case of any tax or environmental claims made after the Basic Escrow Termination Date. Trio will have no claim against the SAE common stockholders at closing other than against the Indemnity Escrow Fund. The aggregate liability for all losses relating to the certain other indemnifiable matters will not exceed $1,000,000. Other than with respect to actual fraud or intentional or willful misrepresentation or omission, Trio’s rights to indemnification will be its sole remedy with respect to any and all claims for money damages arising out of or relating to the merger agreement.

Employment Agreements

As contemplated by the merger agreement, at the closing effective upon consummation of the merger, each of Jeff Hastings, Brian Beatty and Brent Whiteley will enter into an employment agreement with Trio. Each employment agreement will be for a term of three years, subject to earlier termination in certain circumstances, with an automatic renewal for one year terms unless notice to terminate is provided at least 90 days prior to the expiration of such term. See the section entitled “The Director Election Proposal — Trio Executive Officer and Director Compensation — New Employment Agreements” for further details regarding these agreements.

Voting Proxy Agreements

As a material inducement for SAE to enter into the merger agreement, certain of Trio’s initial stockholders have committed to grant to CLCH at the closing of the merger an irrevocable proxy and power of attorney to vote a number of initial shares to be mutually determined by the parties in order to attempt to provide Jeff

Hastings and Brian Beatty collectively with control over at least 51% of the Trio common stock after the closing of the merger. Each such initial stockholder will grant additional irrevocable proxies to vote the shares of common stock received by them in the warrant exchange offer as necessary to reach such threshold. Furthermore, each such initial stockholder will grant additional irrevocable proxies to CLCH from time to time for the number of shares necessary (except as the result of any sales by the Mr. Hastings or Mr. Beatty) to reach or maintain the 51% threshold. A copy of the form of voting proxy agreement is attached to this proxy statement/information statement as Annex G. If Messrs. Hastings and Beatty do not have voting control over at least 51% of Trio's common stock immediately after the closing of the merger, SAE will be in technical default under the Credit Agreement. The percentage of voting control held by Messrs. Hastings and Beatty after the closing of the merger is directly attributable to how many holders of Trio common stock seek conversion of their shares into cash (the fewer holders that seek conversion, the less voting control Messrs. Hastings and Beatty have). Accordingly, if too few holders of Trio common stock seek conversion, Messrs. Hastings and Beatty may not hold the requisite percentage required under the Credit Agreement. Therefore, SAE would need to obtain an amendment to its Credit Agreement or a waiver from its lenders to not declare a default under the Credit Agreement. It is a condition to the closing of the merger agreement that the Credit Agreement be amended to the mutual satisfaction of SAE and Trio, and this is a provision that SAE seeks to amend so that SAE is not in technical default at the time of the merger or as the capitalization of Trio may change from time to time, but there can be no assurance that the lenders will agree to such an amendment. However, in such a situation, SAE believes the lenders are likely to agree to an amendment because it would mean that SAE has access to significantly more funds (as more of the funds held in Trio's trust account would be released to the combined company rather than being used to pay converting stockholders). As a result, the parties do not anticipate this materially adversely effecting Trio on consummation of the merger, although there can be no assurance that it will not either at that time or later due to events such as the warrant exchange or the issuance of additional Trio common stock.

Sale Restriction; Resale Registration

Pursuant to the merger agreement, the SAE common stockholders may not sell any of the shares of Trio common stock that they receive as a result of the merger during the twelve month period after the closing date of the merger and the SAE common stockholders will be required to enter into lock-up agreements to such effect as a condition to exchanging their shares of SAE common stock for the merger consideration. The certificates representing such shares will be legended to such effect. Notwithstanding the foregoing, the SAE common stockholders will be permitted to sell their shares in private transactions or by gift, will or intestate succession, or by judicial decree, to family members or to trusts, family limited partnerships and similar entities primarily for the benefit of the stockholder or its family members. SAE common stockholders that are entities also may transfer the shares to the stockholders, members or partners of such entity. It is a condition to any such permitted transfer that the transferee execute an agreement stating that the transferee is receiving shares subject to the provisions of the lock-up agreement.

Trio will enter into a registration rights agreement at the closing of the merger with CLCH and any other SAE common stockholder who may be deemed an “affiliate” of Trio under Rule 144 of the Securities Act as a result of the issuance of shares of Trio common stock in the merger. Under the registration rights agreement, such holders are entitled to demand that Trio register the shares issued to them pursuant to the merger agreement under the Securities Act. The holders can elect to exercise these registration rights at any time after the closing of the merger. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to consummation of the merger. Notwithstanding such registration rights, the sale restriction described above shall remain in effect for the balance of the one-year period.

Background of the Merger

The terms of the merger agreement are the result of arm’s-length negotiations between representatives of Trio and SAE. The following is a brief discussion of the background of these negotiations, the merger agreement and related transactions.

Trio was incorporated in Delaware on February 2, 2011 as a blank check company whose objective is to acquire, through a merger, share exchange, asset acquisition, or other similar business combination, one or more businesses or entities. Trio completed its initial public offering on June 24, 2011 and received net proceeds of $57,434,789 and $3,550,000 from the insider warrants to the initial stockholders and the underwriters. On June 24, 2011, the underwriters exercised their over-allotment option and on June 27, 2011, Trio received net proceeds of $8,685,000. In total, an amount of $69,210,000 or approximately $10.03 per unit sold in the offering was placed in the trust account and was held as cash or invested in United States treasuries having a maturity of 180 days or less until the earlier of (i) the consummation of Trio’s initial business combination, (ii) Trio’s failure to consummate an initial business combination within the prescribed time and (iii) the repurchase of Trio’s common stock under the terms of its share repurchase plan. The “share repurchase plan” required Trio to purchase its shares at a price per share not to exceed the market price at any time when the market price was equal to or below $9.60 per share pursuant to a 10b5-1 plan. On March 14, 2012, Trio’s board of directors elected to terminate the share repurchase plan in order to pursue a listing on a national securities exchange. Through March 14, 2012, a total of 783,145 shares had been repurchased and canceled under the plan, at a cost of $7,539,736. The repurchases increased the per share trust account value from $10.03 to $10.08. If Trio does not consummate a business combination by June 24, 2013, it must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating.

Promptly following Trio’s initial public offering, Trio’s officers and directors contacted several investment bankers, private equity firms, consulting firms, legal and accounting firms, as well as numerous other business relationships. Approximately three months after the initial public offering, Trio began a limited print media campaign. Trio also signed certain nonexclusive contingent based finders fee agreements with independent third parties. Through these efforts, Trio identified and reviewed information with respect to more than 65 target companies.

By December 2012, Trio had entered into substantial discussions with several companies, including discussions regarding the type and amount of consideration to be provided relative to a potential transaction. Three of these companies, in addition to SAE, were provided with a preliminary letter of intent:

•	In September 2011, Trio commenced discussions with an Israeli-based manufacturer of engineered stone products and later that month presented it with a letter of intent. In October 2011, it became clear that an agreement on valuation could not be reached and that company elected to pursue a traditional public offering.
•	In September 2012, Trio began discussions with an Italy-based high speed internet service provider. In October 2012, Trio presented this company with a letter of intent, but the negotiations quickly broke down due to differences regarding the structure of the potential transaction.
•	In September of 2012, Trio was introduced to a company with a development stage cognitive radio technology. Trio conducted detailed due diligence throughout September and October 2012 and provided this company with a letter of intent in November 2012. In December 2012, the discussions were terminated due to difficulty reaching an agreement regarding the structure of the transaction.

In addition to these three letters of intent and the letter of intent with SAE, Trio also submitted two detailed transaction proposals. The following is a description of these two companies and the primary reason that discussions were terminated:

•	In October 2011, Trio began discussions with an Idaho-based company which engaged in the distribution of building supplies and the manufacturing of engineered wood products. Trio engaged in detailed discussion with regard to terms and deal structure, conducted detailed due diligence and prepared a merger agreement, but the transaction was delayed by outside factors. In October 2012, that company decided to pursue alternative financing.
•	In September 2012, Trio commenced discussions with a company that markets and distributes laser equipment for cosmetic procedures. However, due to the size of the company and some potential conflicts of interest with two of Trio’s directors, the discussions were terminated.

On January 30, 2012, SAE entered into a non-exclusive engagement letter with Canaccord Genuity Inc. (“Canaccord”), whereby SAE engaged Canaccord to prepare offering materials and solicit equity or equity-related investments in SAE. On December 6, 2012, SAE entered into another agreement with Canaccord, which designated Canaccord as SAE’s exclusive financial advisor with respect to various financial and strategic matters. In connection with this engagement, SAE will pay an investment banking fee of no more than $1,900,000 to Canaccord relating to the transaction with Trio.

On September 25, 2012, Trio was introduced to SAE when Eric S. Rosenfeld called a Canaccord representative to discuss companies that might be appropriate for a business combination with Trio. Upon consideration, the Canaccord representative indicated that SAE had a lot of the characteristics that Trio had been seeking. An introductory meeting was held on September 26, 2012 between Eric S. Rosenfeld and David D. Sgro, from Trio, and Ryan Abney and Chris Gibson, from Canaccord. On September 28, 2012 Trio executed a nondisclosure agreement and SAE executed Trio’s trust account waiver agreement. Upon signing the nondisclosure agreement, Trio received SAE’s confidential information memorandum that had been prepared by Canaccord as well as full access to SAE’s data room.

On October 3, 2012, Mr. Rosenfeld, Mr. Sgro, and Gregory Monahan, an employee of Crescendo Advisors II LLC (an investment firm of which Mr. Rosenfeld is the president and chief executive officer), met in Trio’s offices with Brent Whiteley, SAE’s chief financial officer, and by telephone with Chris Gibson and Ryan Abney, investment bankers from Canaccord. The officers described their respective companies, answered questions for each other and began a preliminary discussion regarding valuation.

On October 10, 2012, Trio presented SAE with a nonbinding letter of intent which was subject to further due diligence and the approval of Trio’s board of directors. This letter of intent detailed deal consideration of $100 million, which consisted of $65.0 million of Trio common stock, $30.0 million of contingent shares in Trio and $5.0 million in cash for the repayment of SAE’s preferred stock. This initial letter of intent assumed $25.0 million of net debt and contemplated a one for eight warrant exchange offer. On October 11, 2012, Trio retained Graubard Miller to conduct legal due diligence on SAE. Also on October 11, 2012, Eric S. Rosenfeld, David D. Sgro, Gregory Monahan and Arnaud Ajdler, an employee of Crescendo Advisors II, LLC and initial stockholder of Trio, met in Trio’s offices with Brent Whiteley, Brian Beatty, SAE’s chief executive officer, and Jeff Hastings, SAE’s chairman, as well as Ryan Abney and Chris Gibson, by telephone. During this meeting, Messrs. Whiteley, Beatty and Hastings described SAE’s business and provided additional information regarding SAE and its prospects. Messrs. Rosenfeld, Sgro, Monahan and Ajdler asked numerous questions regarding the history, current operations and competitive landscape of the business as well as the status of SAE’s capital raising efforts. The parties also discussed the proposed nonbinding letter of intent. On October 16, 2012, Messrs. Rosenfeld, Sgro and Ajdler held a teleconference with Messrs. Gibson and Abney to discuss the October 10, 2012 nonbinding letter of intent. The parties also engaged in a discussion of comparable company valuations and comparable transactions in the seismic industry.

On October 19, 2012, Trio received a letter from Canaccord addressing SAE’s response to Trio’s initial letter of intent. In addition, on October 19, 2012, Messrs. Rosenfeld, Sgro and Ajdler (by telephone) met with Brent Whiteley, Jeff Hasting and Darin Silvernagle, SAE’s EVP Technology, in SAE’s Calgary headquarters to conduct detailed due diligence. In addition to discussions regarding SAE’s business, Messrs. Rosenfeld and Sgro toured SAE’s offices and Calgary warehouse. A teleconference was held between Eric S. Rosenfeld, David D. Sgro and Arnaud Ajdler and Chris Gibson and Ryan Abney on October 22, 2012 to discuss SAE’s response to Trio’s initial letter of intent and on October 23, 2012, Canaccord sent a marked up version of the letter of intent to Trio. A follow-up meeting was held between these parties on October 24, 2012. In addition, Messrs. Rosenfeld, Sgro and Ajdler met with Mr. Whiteley in Trio’s office on October 24, 2012, to further discuss SAE’s response. Further on October 24, 2012, Trio held a meeting of its board of directors to discuss the progress of the transactions in its deal pipeline and particularly to discuss sending a revised letter of intent to SAE.

On October 26, 2012, Trio sent SAE a revised nonbinding letter of intent. This revised nonbinding letter of intent increased the up-front stock consideration to $72.0 million and reduced the contingent consideration to $15.0 million in Trio common stock. In addition, it contemplated approximately $44.5 million of net debt. These changes were the result of the negotiations that followed the October 10, 2012 letter of intent during which SAE expressed its interest in greater up-front consideration and less contingent consideration. Following the delivery of the October 26, 2012 letter of intent, SAE expressed an interest in converting a portion of the stock consideration into cash consideration. As a result, Trio sent SAE an amended letter of intent on October 31, 2012 that revised the stock consideration from $72.0 million to $62.0 million and added a $10.0 million cash dividend to be paid prior to the closing of the transaction. Since it was contemplated that this dividend would be funded by an increase in SAE’s borrowing, the assumed net debt was increased to approximately $54.5 million. On October 31, 2012, a teleconference was held between Messrs. Rosenfeld, Sgro and Ajdler and Messrs. Gibson and Abney, regarding the status of the letter of intent, and on November 1, 2012, Trio received a signed letter of intent from SAE. On November 6, 2012, SAE formally terminated the letter of intent signed November 1, 2012, in response to an unsolicited proposal from a private equity firm. On November 7, 2012, Trio forwarded another revised letter of intent to match the competing offer from the private equity firm. In this revised letter of intent, Trio increased the stock based consideration by $3.0 million (to $65.0 million), increased the dividend by $5.0 million (to $15.0 million) and added a seller’s note of $17.5 million. This letter of intent assumed new borrowing of up to $45.0 million and changed the warrant exchange ratio from one common share for every eight warrants to one common share for every ten warrants. On November 12, 2012, Trio held a meeting of its board of directors to, among other things, discuss the transaction pipeline with a particular focus on the progress of the SAE transaction. On November 14, 2012, the revised letter of intent was countersigned by SAE and an organizational call was held between Messrs. Rosenfeld, Sgro, Abney, Gibson, Whiteley, and the outside legal counsel for both Trio and SAE.

On November 15, 2012, Trio hired John Levy of Board Advisory Services to assist Trio with accounting due diligence and its attorneys resumed their compilation and review of the due diligence materials received from SAE. Simultaneously, Trio worked with its counsel to prepare a first draft of the merger agreement. On November 19, 2012, Trio sent a first draft of its proposed merger agreement to SAE and its counsel. While most of the significant deal terms included in the final signed letter of intent remained nearly identical in the definitive merger agreement, the amount of new borrowing which was assumed to be $45.0 million in the letter of intent was not addressed in the definitive merger agreement because SAE entered into a senior financing agreement prior to the signing of the merger agreement. On November 21, 2012, Trio conducted a meeting of its board of directors to update them on the progress of the deals in its transaction pipeline and obtain approval for the retention of a fairness opinion firm. On November 30, 2012, Trio retained Cassel Salpeter to render an opinion as to, as of the date of the opinion, (i) the fairness, from a financial point of view, to Trio of the merger consideration to be paid by Trio in the merger pursuant to the merger agreement and (ii) whether SAE had a fair market value equal to at least 80% of the balance of funds in the trust account. Also on November 30, 2012, Trio received SAE’s initial comments to the first draft of the proposed merger agreement and negotiations with regard to the merger agreement continued through December 10, 2012.

On December 9, 2012, another telephonic meeting of Trio’s board of directors was held. Eric S. Rosenfeld, David D. Sgro, David Boris, Barry Erdos and Mark Hauser, representing Trio’s entire board of directors, were present at the meeting. In addition, the following invited individuals were also present: Joel Greenblatt, Trio’s special advisor; Arnaud Ajdler; representatives of Cassel Salpeter; and David Miller and Jeffrey Gallant, of Graubard Miller. Mr. Greenblatt is the managing partner of Gotham Capital III, L.P., an investment partnership he founded in April 1985, a managing member of Gotham Capital V LLC and managing principal and co-chief investment officer of Gotham Asset Management. He was also a special advisor to Arpeggio Acquisition Corporation and Rhapsody Acquisition Corp., two special purpose acquisition companies which successfully completed business combinations in 2006 and 2008, respectively. He is the former chairman of the board and a former board member of Alliant Techsystems, a New York Stock Exchange-listed aerospace and defense contractor.

Prior to the meeting, copies of the most recent drafts of the significant transaction documents, in substantially final form, were delivered to the directors and Mr. Greenblatt. Eric S. Rosenfeld and David D. Sgro led a discussion of the search for a merger candidate and detailed the dynamics of the SAE transaction. At the request of the Trio board, Cassel Salpeter then reviewed and discussed its financial analyses with respect to Trio and the proposed merger. Thereafter, Cassel Salpeter rendered its oral opinion to the Trio board (which was confirmed in writing by delivery of Cassel Salpeter’s written opinion dated the same date), as to, as of December 9, 2012, (i) the fairness, from a financial point of view, to Trio of the merger consideration to be paid by Trio in the merger pursuant to the merger agreement and (ii) whether SAE had a fair market value equal to at least 80% of the balance of funds in Trio’s trust account. The full text of the written opinion of Cassel Salpeter, which describes, among other things, the assumptions, qualifications, limitations and other matters considered in connection with the preparation of its opinion is attached as Annex D. After considerable review and discussion, the merger agreement and related documents were unanimously approved, subject to final negotiations and modifications, and the board and Trio’s special advisor determined to recommend the approval of the merger agreement.

The merger agreement was signed on the night of December 10, 2012. Prior to the market open on December 11, 2012, Trio issued a press release and filed a Current Report on Form 8-K announcing the execution of the merger agreement and discussing the terms of the merger agreement.

On April 10, 2013, Trio engaged Sidoti & Company, LLC (“Sidoti”) to assist it in connection with various aspects of the merger, including holding meetings with stockholders and potential stockholders of Trio. If the merger is successfully consummated, Trio will pay Sidoti a fee of up to $600,000. Sidoti waived any claim to the funds in the trust account in the event the merger is not consummated.

Effective as of May 23, 2013, the parties to the merger agreement entered into a First Amendment to the Agreement and Plan of Reorganization. The first amendment addresses certain mechanics of the timing of the closing of the merger, and also clarifies that any merger consideration that is to be paid to holders of SAE derivative securities, such as the exchangeable shares and the warrants, and to the holders of any restricted stock that have not yet vested, will be held by an escrow agent with voting rights granted to the seller representative under the merger agreement until such securities are converted, exercised or vested. To the extent such securities do not vest or are not converted or exercised, the merger consideration otherwise payable to the holders of such securities will be allocated pro rata among the other holders of SAE shares and SAE derivative securities.

Trio’s Board of Directors’ and Special Advisor’s Reasons for Approval of the Merger

The final agreed-upon consideration in the merger agreement was determined by several factors. Trio’s board of directors and special advisor reviewed various industry and financial data in order to determine that the consideration to be paid to SAE was reasonable and that the merger was in the best interests of Trio’s stockholders.

Trio conducted a due diligence review of SAE that included an industry analysis, a description of SAE’s existing business model, a valuation analysis and financial projections in order to enable its board of directors and special advisor to ascertain the reasonableness of this range of consideration. During its negotiations with SAE, Trio did not receive services from any financial advisor because its officers and directors believe that their experience and backgrounds, together with the experience and background of Trio’s special advisor, Joel Greenblatt, were sufficient to enable them to make the necessary analyses and determinations.

Trio’s management, including the members of its board of directors, has long and diverse experience in both operational management and investment and financial management and analysis and, in its opinion, was suitably qualified to conduct the due diligence and other investigations and analyses required in connection with Trio’s search for a merger partner. Eric S. Rosenfeld, Trio’s chairman of the board and chief executive officer, served as the Chairman and chief executive officer of both Arpeggio Acquisition Corp. and Rhapsody Acquisition Corp., two special purpose acquisition companies that completed business combinations in June of 2006 and July of 2008, respectively. In addition, Mr. Rosenfeld has been a board member of 16 other public companies in a number of industries, in addition to having extensive experience in the investment industry and as a private investor. David D. Sgro, a member of Trio’s board of directors and its chief financial officer, served as the chief financial officer of Rhapsody Acquisition Corp. and as part of the deal team for Arpeggio Acquisition Corp. In addition, Mr. Sgro has extensive experience as a private company valuation analyst, an investment analyst and an investment banker. In addition, Joel Greenblatt, Trio’s special advisor, was the special advisor to Arpeggio Acquisition Corp. and Rhapsody Acquisition Corp. Trio’s management believes that this experience makes Trio’s board and special advisor uniquely qualified to render an opinion on the merits of this transaction. More detailed descriptions of the experience of Messrs. Rosenfeld and Sgro are included in the section of this proxy statement/information statement entitled “The Director Election Proposal.”

The Trio board of directors and special advisor concluded that the merger agreement with SAE was in the best interests of Trio’s stockholders.

The Trio board of directors and special advisor considered a wide variety of factors in connection with its evaluation of the merger. In light of the complexity of those factors, the Trio board of directors and special advisor did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. In addition, individual members of the Trio board and its special advisor may have given different weight to different factors.

In considering the merger, the Trio board of directors gave considerable weight to the following factors:

SAE’s Record of Growth and Expansion and High Potential for Future Growth

In selecting SAE as an acquisition target, Trio’s board of directors and special advisor considered it important that SAE has established business operations, that it is generating current revenues, and that it has what the board and special advisor believe to be the potential to experience valuable accretive growth. Trio’s board of directors and special advisor believe that SAE has the appropriate infrastructure in place and is well positioned in its industry to achieve significant organic growth. Since SAE’s inception in Peru in 2006, it has successfully entered new markets, including Colombia, Bolivia, Papua New Guinea, New Zealand, Alaska and Canada. SAE’s management team continually strives to acquire market share from incumbent market participants as well as create markets where none previously existed. In 2011, SAE made a significant investment in its future growth when it fully staffed a new headquarters in Calgary, Canada (the headquarters were previously in Lima, Peru). This move gave SAE the resources necessary to significantly expand its operations.

The board’s and special advisor’s belief in SAE’s growth potential is based on SAE’s historical growth rate, strong backlog and the positive industry dynamics in many of its markets. SAE’s revenues increased from $180.8 million in 2011 to $257.4 million in 2012, an increase of 42%. Between these same periods, modified EBITDA increased from $15.4 million to $30.9 million, an increase of 101% (see “SAE’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”). At December 10, 2012, SAE’s backlog was $248 million and it had $315 million in bids outstanding. It should be noted that SAE’s growth has been internally funded through operating cash flows and has been a mix of organic growth and growth through the successful integration of acquired companies. The latter is best demonstrated by SAE’s acquisition of Datum Exploration, whose revenues increased by more than three times within the first year of operation as a part of SAE. Trio’s board believes that SAE will be even better equipped to take advantage of similar “tuck-in” acquisitions with the availability of publicly-traded equity to use as acquisition currency.

The Experience of SAE’s Management

Another important factor to Trio’s board of directors and special advisor in identifying an acquisition target was that the company have a seasoned management team with specialized knowledge of the markets within which it operates and the ability to lead a company in an ever-changing environment. Messrs. Hastings and Beatty have more than 35 and 30 years of industry experience, respectively. In addition, most of SAE’s executive management team has worked together for many years at various companies, including Veritas and CGG Veritas, the industry’s largest company. This long tenure in the industry and working together has enabled SAE’s management team to build invaluable relationships with both clients and field level management. Members of Trio’s board and its special advisor believe that these relationships, coupled with management’s strong technical expertise, create a significant competitive advantage for SAE.

Experience Operating in Geographically Complex Environments

Trio’s board and special advisor also gave significant consideration to SAE’s ability to operate safely and efficiently in challenging operating environments. SAE provides seismic data acquisition services on a worldwide basis, with a focus on geographically challenging environments and delicate ecosystems. As a result of its focus on jungle, mountain and arctic regions, SAE has developed a competency in transportation, lodging and community relations as well as a leading quality, health, safety and environmental (“QHSE”)

track record, which Trio’s board believes distinguishes it from its peers. This competitive advantage in an otherwise crowded industry was highly valued by Trio’s board and special advisor.

Geographic Diversification

Trio’s board and special advisor also focused on SAE’s geographical diversity. While many of SAE’s competitors are regionally focused, SAE has significant operations in North America, South America and Southeast Asia. Trio’s board of directors and special advisor believe that this level of geographic diversity helps to insulate SAE from regional trends and political instability in a particular part of the world, thereby reducing SAE’s risk profile relative to some of its regionally focused peers.

Favorable Industry Dynamics

Trio’s board and its special advisor determined that positive long-term capital spending trends in oil and gas exploration and production put SAE in a favorable position to experience sustained revenue growth. In particular, the board and the special advisor noted that Latin America, which encompasses one of SAE’s primary markets, was expected to see a 21% increase in exploration and production (“E&P”) spending for 2012 (Barclays 2012 E&P Spending Survey). This increase in spending in Latin America is expected to be the largest year-over-year increase in spending by any single region.

High Barriers to Entry

Entry into many of the markets that SAE serves is limited due to the technical expertise, financial resources and QHSE standards required to compete successfully for multimillion dollar seismic contracts. Given the geographically complex environments in which SAE tends to operate, there is a more limited set of competitors and entry into these markets can be complicated. SAE’s executive management team, as well as its field level management, has built a reputation for operating successfully in these challenging environments. In addition, the equipment needed to operate in this industry can be quite expensive to purchase, requiring a significant upfront investment. While rental equipment is generally available, the cost of rented equipment can be significantly higher than the cost of owned equipment, which would put a renter at a cost disadvantage when bidding on work. Finally, many of the large international oil and gas E&P firms require that work be done safely and with respect for the environment and thus focus on high QHSE standards. Competitors wishing to enter a new market and successfully compete for business with one of the international E&P firms must first prove an ability to comply with the relatively high QHSE standards imposed by these firms. SAE has invested significantly in its QHSE efforts and considers itself among the best in the industry with regard to QHSE.

Costs Associated with Effecting the Business Combination

Trio’s board and its special advisor determined that the costs associated with effecting the merger with SAE would be of the same order of magnitude as would be encountered with most other business combinations. A favorable factor was that SAE’s financial statements for the fiscal year ended December 31, 2011 were audited by a reputable and experienced accounting firm and that SAE had satisfactory procedures in place to obtain and prepare the financial information required for the preparation of the proxy statement/information statement.

SAE’s Ability to Execute Its Business Plan After the Merger Using Its Own Available Cash Resources Since Part of the Cash Held in Its Trust Account May be Used to Pay Trio’s Public Stockholders Who Exercise Their Conversion Rights

Trio’s board of directors and special advisor considered the risk that the current public stockholders of Trio would demand to convert their shares for cash upon consummation of the merger, thereby reducing the amount of cash available to Trio following the merger or cause a condition to the consummation of the merger under the merger agreement not to be met. The board and the special advisor deemed this risk to be no worse with regard to SAE than it would be with regard to other target companies and believe that SAE will still be able to implement its business plan, even if the full amount of the funds deposited in the trust account is not available at closing.

SAE’s Fixed Price Contracts

SAE’s business includes both variable priced contracts and fixed price contracts. The board and special advisor focused on the potential risks associated with fixed price contracts. Under a “turnkey” or fixed price contract, procedures are priced on a fixed basis, and the customer can modify, increase or decrease the procedures requested. These fixed price contracts contain more risk, but usually have more upside potential, than variable priced contracts because under a fixed price contract cost overruns are generally borne by the seismic data acquisition company. This risk can translate into significant losses on a particular project due to either poor estimating or factors beyond SAE’s control. Expenses associated with each unit of measure are immediately recognized. If it is determined that a contract will have a loss, the entire amount of the loss associated with the contract is immediately recognized. The board and special advisor believe that the risks associated with fixed price projects are somewhat mitigated by the management team’s long history of estimating and completing seismic projects. In addition, SAE is often able to negotiate contract terms that protect SAE from weather related delays, which can be significant in many of its operating geographies. Finally, the board and special advisor acknowledge that these risks are inherent in virtually all seismic data acquisition companies and are reflected in the enterprise values at which these companies are traded. The board and special advisor have evaluated these risks and considered them in determining the merger consideration.

SAE’s Customer Concentration

Due to the scale of many of SAE’s projects, it often has customers that account for a significant percentage of its revenues in any given year. In 2012, three customers individually accounted for more than 10% of revenues and collectively accounted for 56% of consolidated revenues. In 2011, three customers individually accounted for more than 10% of revenues and collectively accounted for 68% of consolidated revenues. In 2010, three customers individually accounted for more than 10% of revenues and collectively accounted for 75% of consolidated revenues. Despite these high levels of customer concentration in each of the last two years, the board and special advisor believe that this customer dependency is understandable given the scale of the projects in which SAE is engaged and should lessen as SAE continues to grow.

Dependence Upon Commodity Prices

Nearly all of SAE’s customers are involved in the oil and gas industry, which exposes SAE to the risk of fluctuating oil and gas prices. As prices of these commodities fluctuate, exploration efforts become more or less profitable for the oil and gas E&P companies, which impacts their capital spending budgets. However, seismic data acquisition is a very small percentage of the total exploration and production cost, which minimizes the impact of commodity price fluctuations. In addition, a portion of the spending on seismic data is contractually required in order to hold concessions, so it cannot be delayed indefinitely. Trio’s board and special advisor considered this dependency and determined that these risks are built into the enterprise values at which SAE’s publicly-traded peers trade.

Valuation

Trio’s board and its special advisor considered the value of SAE in relation to its growth potential and found it to be attractive when compared to other publicly-traded seismic data acquisition companies. In addition, the board and special advisor relied upon a discounted cash flow analysis prepared by Trio’s management team. Based on these two analyses (comparable companies and discounted cash flows) and the board’s significant transaction experience, the board and the special advisor agreed upon and negotiated terms which they felt were in the best interest of Trio’s stockholders.

The board and special advisor used the discounted cash flow and comparable company analyses described below to estimate the likely range of values at which SAE could be expected to trade in the public market.

Discounted Cash Flow Analysis

Trio’s management team performed a discounted cash flow analysis to determine the approximate price at which the combined company would trade in the public markets. Trio used SAE’s internally generated projections through fiscal year 2016 as the basis for Trio’s free cash flow assumptions. Based on these estimates, revenues and EBITDA are anticipated to grow at a 22% and 25% annual rate, respectively, from 2012 through 2016. From this projected EBITDA, Trio made adjustments for interest expense, capital expenditures, taxes and estimated debt repayment. In addition, Trio assumed that all of Trio’s stockholders retain their shares and that all warrant holders elect to participate in the proposed warrant exchange. In order to arrive at a present value of the combined company on a fully-diluted basis, Trio’s management discounted the equity terminal value back to present at a rate of 15%. This relatively high equity discount rate was used due to the risks inherent in projecting future free cash flows. The discounted cash flow analysis yielded a present value of the future cash flows, or equity value, of approximately $230 million.

Trio’s free cash flow projections assume that SAE will achieve its 2013 and 2014 contingent payments, therefore the shares associated with these contingent payments were included in the fully-diluted share count. Dividing the $230 million equity value by the number of fully-diluted common shares indicated that the intrinsic value of Trio’s common stock following the successful consummation of a merger should be approximately $13.50 per share.

Projections Furnished by SAE to Trio

As stated above in the section entitled “— Discounted Cash Flow Analysis,” SAE provided Trio with SAE’s internally prepared projections for each of the years in the four-year period ending December 31, 2016. The projections do not include costs associated with the merger transaction with Trio and do not include or estimate any changes due to capital structure or the impact of the potential exercise of Trio’s warrants. The projections were not prepared with a view to public disclosure or in compliance with GAAP, the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The internal financial forecasts (upon which the projections were based in part) were, in general, prepared solely for internal use and capital budgeting and other management purposes, are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments. You are cautioned not to rely on the projections in making a decision regarding the transaction, as the projections may be materially different than actual results.

In compiling the projections, SAE took into account historical performance as well as estimates regarding revenue, gross profit, operating income and net income. The projections reflect numerous assumptions that SAE’s management believed were reasonable when made, including assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond SAE’s control, such as the risks and uncertainties contained in the section entitled “Risk Factors.”

The financial projections for revenue and costs are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond SAE’s control. While all projections are necessarily speculative, SAE believes that the prospective financial information covering periods beyond twelve months from its date of preparation carries increasingly higher levels of uncertainty and should be read in that context. There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the projections. The inclusion of the projections in this proxy statement/information statement should not be regarded as an indication that SAE or its representatives considered or consider the projections to be a reliable prediction of future events, and reliance should not be placed on the projections.

The projections were disclosed to Trio for use as a component in its overall evaluation of SAE, and are included in this proxy statement/information statement on that account. SAE has not warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone, including to Trio. Neither SAE’s management nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of SAE compared to the information contained in the projections, and none of them intends to or undertakes any obligation to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error. Accordingly, they should not be looked upon as “guidance” of any sort. Trio will not refer back to these forecasts in its future periodic reports filed under the Exchange Act.

The projections were prepared by, and are the responsibility of, SAE’s management. Grant Thornton LLP (“Grant Thornton”), SAE’s auditor, has neither examined nor compiled the projections and, accordingly, Grant Thornton does not express an opinion or any other form of assurance with respect thereto. The Grant Thornton report included in this proxy statement/information statement relates to SAE’s historical financial information. It does not extend to the projections and should not be read as if it does so.

The key elements of the projections provided to Trio are summarized below (in thousands of dollars, except percentages):

	2013F	2014F	2015F	2016F
Revenue	$346,984	$416,380	$491,329	$579,768
Cost of operations	$271,997	$324,777	$383,237	$452,219
Gross profit	$74,987	$91,604	$108,092	$127,549
% Margin	21.6%	22.0%	22.0%	22.0%
General & administrative	$28,907	$32,269	$38,078	$44,932
Depreciation	$23,881	$24,612	$23,459	$25,594
Total operating expenses	$52,788	$56,881	$61,537	$70,526
EBIT	$22,199	$34,722	$46,556	$57,023
% Margin	6.4%	8.3%	9.5%	9.8%
EBITDA	$46,080	$59,334	$70,014	$82,617
% Margin	13.3%	14.3%	14.3%	14.3%

EBIT is defined as earnings before interest and taxes. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBIT and EBITDA represent measures that Trio believes are customarily used by investors and analysts to evaluate the financial performance of companies in SAE’s industry. Trio’s management also believes that EBIT and EBITDA are useful in evaluating SAE’s core operating results. However, EBIT and EBITDA are not measures of financial performance under GAAP and should not be considered an alternative to operating income or net income as an indicator of SAE’s operating performance or to net cash provided by operating activities as a measure of SAE’s liquidity. Because EBIT and EBITDA are not calculated identically by all companies, the presentation in this proxy statement/information statement may not be comparable to those disclosed by other companies.

Below is a table that reconciles EBIT and EBITDA to net income (loss) (in thousands of dollars):

	2013F	2014F	2015F	2016F
EBITDA	$46,080	$59,334	$70,014	$82,617
Depreciation	23,881	24,612	23,459	25,594
EBIT	22,199	34,722	46,556	57,023
Interest expense	11,067	11,233	10,958	9,162
Transaction expenses	—	—	—	—
EBT	11,131	23,489	35,597	47,861
Income tax provision	5,475	8,221	12,459	16,751
Net income	$5,657	$15,268	$23,138	$31,109

The above projections include general assumptions regarding the future outlook and prospects for SAE’s operations. While the projections for 2013 reflect a bottoms-up analysis based on current work and backlog, the projections for 2014 through 2016 should be viewed as more subjective and are based on estimated revenue growth of 20% in 2014, 18% in 2015 and 18% in 2016, as well as estimated gross profit and EBITDA margins of 22.0% and 14.3%, respectively. Though these projected growth rates appear high, it should be noted that SAE has experienced compounded annual revenue growth of more than 70% since 2009. The EBITDA margins assumed throughout the projection period are lower than the latest twelve month EBITDA margins of each of SAE’s publicly traded peers.

Comparable Company Analysis

Trio’s management also used a comparable company analysis to assess the value that the public markets would likely ascribe to Trio following a merger with SAE. Trio selected nine comparable publicly-traded companies for use in its analysis. While the comparable companies selected are similar to SAE, none are an exact match in terms of business mix, profitability, size or business prospects. However, like SAE, each of the following nine companies participates in the seismic data industry.

CGG-Veritas SA (ENXTPA:GA)
Dawson Geophysical Co. (NasdaqGS:DWSN)
Global Geophysical Services, Inc. (NYSE:GGS)
ION Geophysical Corporation (NYSE:IO)
Petroleum Geo Services ASA (OB:PGS)
Pulse Seismic Inc. (TSX:PSD)
Tesla Exploration Ltd. (TSX:TXL)
TGC Industries Inc. (NasdaqGS:TGE)
TGS Nopec Geophysical Co. ASA (OB:TGS)

Despite the similar nature of each of the above companies, there are several relevant differences that Trio’s board and special advisor considered when viewing these comparable companies. While SAE’s business is geographically diversified and not reliant on any one particular market, Dawson Geophysical, Global Geophysical, Pulse Seismic, Tesla Exploration and TGC Industries all rely on one primary market to generate their revenue. All things being equal, Trio’s board and special advisor believe that a well diversified company such as SAE should trade at a premium to companies that are dependent on only one local market. In addition, six of the nine comparable companies listed above participate in the multi-client (library) portion of the market. In other words, these companies shoot non-proprietary seismic data on a speculative basis that is often sold to numerous clients over a period of several years. Since many of these data shoots are not fully funded (costs of shooting the data are not covered by presales), Trio’s board and special advisor believe that these companies are inherently more risky and deserve to trade at discounts to companies that shoot only proprietary data, such as SAE. In addition, companies that engage in multi-client data acquisition have overstated EBITDA because much of the costs of shooting multi-client data are capitalized and amortized over several years. Therefore in order to compare these companies to SAE and other companies that shoot only proprietary data, Trio believes that multi-client amortization should be excluded from EBITDA.

Trio adjusted the 2013 and 2014 consensus EBITDA estimates (as described above) for each of the comparable companies. Trio used the 2013 and 2014 comparable company median enterprise value to adjusted EBITDA multiples to derive a range of values for Trio following the proposed transaction. Trio calculated the value of the combined company using the comparable company median and a 10% discount to the comparable company median. The 10% discount from the comparable company median reflects SAE’s smaller size relative to the comparable companies. Using these multiples Trio arrived at an equity valuation range of approximately $200 million to $230 million, or $12.00 to $13.50 per share on a fully-diluted basis (assuming that the 2013 and 2014 contingent EBITDA targets are achieved and the associated contingent shares are issued).

Opinion of Financial Advisor

In making its determination with respect to the merger, Trio’s board of directors also considered the financial analysis reviewed by Cassel Salpeter with the Trio board, and the oral opinion of Cassel Salpeter to the Trio board (which was subsequently confirmed in writing by delivery of Cassel Salpeter’s written opinion dated the same date), as to, as of December 9, 2012, (i) the fairness, from a financial point of view, to Trio of the merger consideration to be paid by Trio in the merger pursuant to the merger agreement and (ii) whether SAE had a fair market value equal to at least 80% of the balance of funds in Trio’s trust account. See “The Merger — Opinion of the Financial Advisor to the Board of Directors of Trio.”

Satisfaction of 80% Test

It is a requirement under Trio’s amended and restated certificate of incorporation that any business acquired by Trio have a fair market value equal to at least 80% of the balance of the funds in the trust account at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analysis of SAE generally used to approve the transaction, including a comparison of comparable companies and a discounted cash flow analysis, the Trio board of directors and special advisor determined that this requirement was met as follows:

	Trust Account Value	Equity Value - Discounted Cash Flow Analysis	Midpoint of Equity Value Range - Comparable Company Analysis
Cash in Trust	$61,670,000
80% of Cash in Trust	$49,336,000	$230,000,000	$215,000,000

The board and special advisor determined that consideration being paid in the merger, which amount was negotiated at arms-length, was fair to and in the best interests of Trio and its stockholders and appropriately reflected SAE’s value. In reaching this determination, the board and special advisor concluded that it was appropriate to base such valuation on qualitative factors such as management strength and depth, competitive positioning, customer relationships, and technical skills as well as quantitative factors such as SAE’s historical growth rate and its potential for future growth in revenues and profits. Trio’s board of directors and special advisor believe that the financial skills and background of its members qualifies it to conclude that the acquisition of SAE met this requirement. In addition, the Trio board of directors considered the financial analysis reviewed by Cassel Salpeter with the Trio board, and the oral opinion of Cassel Salpeter to the Trio board (which was subsequently confirmed in writing by delivery of Cassel Salpeter’s written opinion dated the same date), as to, as of December 9, 2012, whether SAE had a fair market value equal to at least 80% of the balance of funds in Trio’s trust account.

Interests of Trio’s Directors, Officers, Special Advisor and Others in the Merger

In considering the recommendation of the board of directors of Trio to vote in favor of approval of the merger proposal, the name change proposal, the charter amendments proposal and the other proposals, and the adoption of the warrant amendment, stockholders and warrant holders should keep in mind that Trio’s initial stockholders, including its directors, executive officers and special advisor, have interests in such proposals and the warrant amendment that are different from, or in addition to, those of Trio stockholders and warrant holders generally. In particular:

•	If the merger or another business combination is not consummated by June 24, 2013, Trio will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the 1,725,000 initial shares held by Trio’s initial stockholders, including its directors, officers and special advisor, which were acquired for an aggregate purchase price of $25,000 prior to Trio’s initial public offering, would be worthless because Trio’s initial stockholders are not entitled to participate in any redemption distribution with respect to such shares. Such shares had an aggregate market value of $17,370,750 based upon the closing price of $10.07 per share on the Nasdaq on May 14, 2013.
•	Trio’s initial stockholders, including its directors, officers and special advisor, also purchased 6,500,000 insider warrants from Trio for an aggregate purchase price of $3,250,000 (or $0.50 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of Trio’s initial public offering. All of the proceeds Trio received from these purchases were placed in the trust account. These insider warrants are identical to the warrants sold in Trio’s initial public offering, except that the insider warrants are exercisable for cash or on a cashless basis, at the holder’s option, and are not redeemable by Trio, in each case so long as they are still held by the initial purchasers or their affiliates. The insider warrants are eligible for exchange, and the initial stockholders have committed to exchange all of their warrants, in the warrant exchange offer. Such warrants had an aggregate market value of $3,997,500, based on the closing price of $0.615 per warrant on the OTCBB on May 14, 2013. All of the warrants will become worthless if the merger is not consummated (as will the remainder of the public warrants).

•	The transactions contemplated by the merger agreement provide that Eric S. Rosenfeld, David D. Sgro and Gregory R. Monahan will be directors of Trio. As such, in the future each will receive any cash fees, stock options or stock awards that the Trio board of directors determines to pay to its non-executive directors.
•	If a business combination is not consummated within the required time period, Eric S. Rosenfeld, Trio’s chairman, chief executive officer and president, will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Trio for services rendered or contracted for or products sold to Trio, but only if such a vendor or target business has not executed such a waiver.
•	On each of April 25, 2012, September 26, 2012 and November 21, 2012, Eric S. Rosenfeld loaned Trio $100,000, for an aggregate of $300,000 in loans, and on March 7, 2013, Crescendo Advisors II, LLC, an affiliate of Mr. Rosenfeld, loaned Trio an additional $100,000. The loans are non interest bearing and are payable at the consummation of a business combination. Furthermore, Mr. Rosenfeld may loan additional funds to Trio in the future on substantially similar terms in order to meet Trio’s working capital needs prior to the closing of the merger. If Trio fails to consummate a business combination, the loans would become unsecured liabilities of Trio; however, Mr. Rosenfeld, on behalf of himself and his affiliates, has waived any claim against the trust account. Accordingly, Trio will most likely not be able to repay these loans if the merger is not completed.
•	Trio’s officers, directors, initial stockholders and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Trio’s behalf, such as identifying and investigating possible business targets and business combinations. These individuals have negotiated the repayment of any such expenses upon completion of the business combination with SAE. However, if Trio fails to consummate the business combination, they will not have any claim against the trust account for the reimbursement of these expenses. Accordingly, Trio will most likely not be able to reimburse these expenses if the merger is not completed. As of May 14, 2013, Trio’s officers, directors, initial stockholders and their affiliates had incurred approximately $3,000 of unpaid reimbursable expenses.

Additionally, upon consummation of the merger, Jeff Hastings, who will become executive chairman of the board of Trio, Brian Beatty, who will become chief executive officer and president of Trio, and Brent Whiteley, who will become chief financial officer, general counsel and secretary of Trio, will enter into new employment agreements with Trio, which will replace their existing employment agreements, and will be compensated for their services. See the section entitled “The Director Election Proposal — Trio Executive Officer and Director Compensation — New Employment Agreements” for further information on the compensation each will receive pursuant to their respective employment agreements. Furthermore, each of Gary Dalton and Arnold Wong will become members of Trio’s board of directors. As such, in the future each will receive any cash fees, stock options or stock awards that the Trio board of directors determines to pay to its non-executive directors.

Recommendation of Trio’s Board of Directors and Special Advisor

After careful consideration of the matters described above, particularly SAE’s record of growth, potential for growth and profitability, the experience of SAE’s management, SAE’s competitive positioning, its customer relationships, and technical skills, Trio’s board of directors and special advisor determined unanimously that each of the merger proposal, the name change proposal, the charter amendments proposal and the incentive compensation plan proposal is fair to and in the best interests of Trio and its stockholders. Trio’s board of directors has approved and declared advisable and unanimously recommend that you vote or give instructions to vote “FOR” each of these proposals. Mr. Greenblatt, Trio’s special advisor, also supports each of the proposals.

The foregoing discussion of the information and factors considered by the Trio board of directors is not meant to be exhaustive, but includes the material information and factors considered by the Trio board of directors.

Opinion of Financial Advisor to the Board of Directors of Trio

On December 9, 2012, Cassel Salpeter rendered its oral opinion to the Trio board (which was confirmed in writing by delivery of Cassel Salpeter’s written opinion dated such date), that, as of December 9, 2012, (i) the merger consideration to be paid by Trio in the merger pursuant to the merger agreement was fair, from a financial point of view, to Trio and (ii) SAE had a fair market value equal to at least 80% of the balance of funds in Trio’s trust account.

The summary of the opinion in this proxy statement/information statement is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex D to this proxy statement/information statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Cassel Salpeter in preparing its opinion.

The opinion was addressed to the Trio board for the use and benefit of the members of the Trio board (solely in their capacities as such) in connection with the Trio board’s evaluation of the merger. Cassel Salpeter’s opinion may not be used for any other purpose without Cassel Salpeter’s prior written consent. Neither the opinion nor the summary of the opinion and related analyses set forth in this proxy statement/information statement is intended to and they do not constitute advice or a recommendation to any of Trio’s stockholders or any other security holders as to how such holder should vote or act with respect to any matter relating to the merger or otherwise. Cassel Salpeter’s opinion should not be construed as creating any fiduciary duty on Cassel Salpeter’s part to Trio or any other party to the merger agreement, any security holder of Trio or such other party, any creditor of Trio or such other party, or any other person. Cassel Salpeter’s opinion was just one of the several factors the Trio board took into account in making its determinations to approve the merger, including those described elsewhere in this proxy statement/information statement.

The opinion only addressed whether, as of the date of such opinion, (i) the merger consideration to be paid by Trio in the merger pursuant to the merger agreement was fair, from a financial point of view, to Trio and (ii) SAE had a fair market value equal to at least 80% of the balance of funds in Trio’s trust account. It did not address any other terms, aspects, or implications of the merger or the merger agreement, including, without limitation, (i) any term or aspect of the merger that is not susceptible to financial analyses, (ii) the fairness of the merger or all or any portion of the merger consideration, to any security holders of Trio, SAE or any other person or any creditors or other constituencies of Trio, SAE or any other person, (iv) the appropriate capital structure of Trio or whether Trio should be issuing debt or equity securities or a combination of both, nor (v) the fairness of the amount or nature, or any other aspect, of any compensation or consideration payable to or received by any officers, directors, or employees of any parties to the merger, or any class of such persons, relative to the merger consideration to be paid by Trio in the merger pursuant to the merger agreement, or otherwise. Cassel Salpeter did not express any opinion as to what the value of shares of Trio common stock actually will be when issued to the holders of SAE common stock in the merger or the prices at which shares of Trio common stock may trade, be purchased or sold at any time, and Cassel Salpeter made no representation or warranty regarding the adequacy of Cassel Salpeter’s opinion or the analyses underlying Cassel Salpeter’s opinion for the purpose of Trio’s compliance with the terms of its amended and restated certificate of incorporation or any other general or particular purpose.

The opinion did not address the relative merits of the merger as compared to any alternative transaction or business strategy that might exist for Trio, or the merits of the underlying decision by Trio to engage in or consummate the merger. The financial and other terms of the merger, including the amount of the merger consideration, were determined pursuant to negotiations between the parties to the merger agreement and were not determined by or pursuant to any recommendation from Cassel Salpeter. Cassel Salpeter was not authorized to, and did not, solicit indications of interest from third parties regarding a potential transaction involving Trio.

Cassel Salpeter’s analysis and opinion were necessarily based upon market, economic, and other conditions, as they exist on, and could be evaluated as of the date of the opinion. Accordingly, although subsequent developments could arise that would otherwise affect its opinion, Cassel Salpeter did not assume any obligation to update, review, or reaffirm the opinion to the Trio board or any other person or otherwise to comment on or consider events occurring or coming to Cassel Salpeter’s attention after the date of the opinion.

In arriving at its opinion, Cassel Salpeter made such reviews, analyses, and inquiries as Cassel Salpeter deemed necessary and appropriate under the circumstances. Among other things, Cassel Salpeter:

•	Reviewed a draft of the merger agreement dated as of December 7, 2012.
•	Reviewed certain publicly available financial information and other data with respect to Trio that Cassel Salpeter deemed relevant, including Trio’s Annual Report on Form 10-K for the year ended December 31, 2011, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, and its Current Report on Form 8-K filed November 26, 2012.
•	Reviewed certain other information and data with respect to Trio and SAE made available to Cassel Salpeter by Trio and SAE, including SAE’s financial statements for the years ended December 31, 2010 and December 31, 2011, financial projections with respect to the future financial performance of SAE for the five years ending December 2016, prepared by management of SAE (the “SAE Projections”) and other internal financial information furnished to Cassel Salpeter by or on behalf of Trio and SAE.
•	Considered and compared the financial and operating performance of SAE with that of companies with publicly-traded equity securities that Cassel Salpeter deemed relevant.
•	Considered the publicly available financial terms of certain transactions that Cassel Salpeter deemed relevant.
•	Considered a discounted cash flow analysis of SAE based upon the SAE Projections.
•	Compared the implied enterprise value reference range of SAE to the balance, as provided by Trio management, in Trio’s trust account.
•	Discussed the business, operations, and prospects of SAE and the proposed merger with Trio’s and SAE’s management and certain of Trio’s representatives.
•	Conducted such other analyses and inquiries, and considered such other information and factors as Cassel Salpeter deemed appropriate.

For purposes of its analysis and opinion, Cassel Salpeter, with the Trio board’s consent, evaluated whether, as of the date of its opinion, SAE had a fair market value equal to at least 80% of the balance of funds in Trio’s trust account solely upon the basis of a comparison of the implied enterprise value reference ranges indicated by Cassel Salpeter’s financial analysis with the balance of the funds remaining in Trio’s trust account, which the Trio board advised Cassel Salpeter and Cassel Salpeter, for purposes of its analysis and opinion, assumed did not and would not exceed $61,685,821. In addition, for purposes of its analysis and opinion, Cassel Salpeter, with the Trio board’s consent, gave effect to the proposed SAE stockholder dividend prior to the consummation of the merger and assumed that (i) the promissory notes when issued in the merger pursuant to the merger agreement would have a value equal to the initial principal amounts thereof, and (ii) that the liquidation value per share of Trio common stock was equal to $10.08 and was a reasonable basis upon which to evaluate the Trio common stock and Trio.

In arriving at its opinion, Cassel Salpeter, with the Trio board’s consent, relied upon and assumed, without independently verifying, the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to it or available from public sources, and Cassel Salpeter further relied upon the assurances of Trio’s and SAE’s management that they were not aware of any facts or circumstances that would have made any such information inaccurate or misleading. Cassel Salpeter is not a legal, tax, environmental, or regulatory advisor and, Cassel Salpeter did not express any views or opinions as to any legal, tax, environmental, or regulatory matters relating to Trio, SAE, the merger, or otherwise. Cassel Salpeter understood and assumed that Trio had obtained or would obtain such advice as it deemed necessary or appropriate from qualified legal, tax, environmental, regulatory, and other professionals. The Trio board also advised Cassel Salpeter and Cassel Salpeter assumed that the SAE Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of Trio and SAE with respect to the future financial performance of SAE, and that such information provided a reasonable basis upon which to analyze and evaluate SAE and form an opinion. Cassel Salpeter expressed no view with respect to the SAE Projections or the assumptions on which they were based. Cassel Salpeter did not evaluate the solvency of Trio, SAE or any other party to the merger, the fair value of Trio, SAE or any of their respective assets or liabilities, or whether Trio or SAE or any other party to the merger is paying or receiving reasonably equivalent value in the merger under any applicable foreign, state, or federal laws relating to bankruptcy, insolvency, fraudulent transfer, or similar matters, nor did Cassel Salpeter evaluate, in any way, the ability of Trio, SAE or any other party to the merger to pay its obligations when they come due. Cassel Salpeter did not physically inspect Trio’s, or SAE’s properties or facilities and did not make or obtain any evaluations or appraisals of Trio’s or SAE’s assets or liabilities (including any contingent, derivative, or off-balance-sheet assets and liabilities). Cassel Salpeter did not attempt to confirm whether Trio or SAE had good title to their respective assets. Cassel Salpeter’s role in reviewing any information was limited solely to performing such reviews as Cassel Salpeter deemed necessary to support its own advice and analysis and was not on behalf of the Trio board, Trio, or any other party.

Cassel Salpeter assumed, with the Trio board’s consent, that the merger would be consummated in a manner that complies in all respects with applicable foreign, federal, state, and local laws, rules, and regulations and that, in the course of obtaining any regulatory or third party consents, approvals, or agreements in connection with the merger, no delay, limitation, restriction, or condition would be imposed that would have an adverse effect on Trio, SAE or the merger. Cassel Salpeter also assumed, with the Trio board’s consent, that the final executed form of the merger agreement would not differ in any material respect from the draft Cassel Salpeter reviewed and that the merger would be consummated on the terms set forth in the merger agreement, without waiver, modification, or amendment of any term, condition, or agreement thereof material to Cassel Salpeter’s analyses or Cassel Salpeter’s opinion. Cassel Salpeter also assumed that the representations and warranties of the parties to the merger agreement contained therein were true and correct and that each such party would perform all of the covenants and agreements to be performed by it under the merger agreement. Cassel Salpeter offered no opinion as to the contractual terms of the merger agreement or the likelihood that the conditions to the consummation of the merger set forth in the merger agreement would be satisfied. The Trio board also advised Cassel Salpeter, and Cassel Salpeter assumed, that for U.S. federal tax income purposes the merger shall qualify as a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

In connection with preparing its opinion, Cassel Salpeter performed a variety of financial analyses. The following is a summary of the material financial analyses performed by Cassel Salpeter in connection with the preparation of its opinion. It is not a complete description of all analyses underlying such opinion. The preparation of an opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. As a consequence, neither Cassel Salpeter’s opinion nor the respective analyses underlying its opinion is readily susceptible to partial analysis or summary description. In arriving at its opinion, Cassel Salpeter assessed as a whole the results of all analyses undertaken by it with respect to the opinion. While it took into account the results of each analysis in reaching its overall conclusions, Cassel Salpeter did not make separate or quantifiable judgments regarding individual analyses and did not draw, in isolation, conclusions from or with regard to any individual analysis or factor. Therefore, Cassel Salpeter believes that the analyses underlying the opinion must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors underlying the opinion collectively, could create a misleading or incomplete view of the analyses performed by Cassel Salpeter in preparing the opinion.

The implied valuation reference ranges indicated by Cassel Salpeter’s analyses are not necessarily indicative of actual values nor predictive of future results, which may be significantly more or less favorable than those suggested by such analyses. Much of the information used in, and accordingly the results of, Cassel Salpeter’s analyses are inherently subject to substantial uncertainty.

The following summary of the material financial analyses performed by Cassel Salpeter in connection with the preparation of its opinion includes information presented in tabular format. The tables alone do not constitute a complete description of these analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses Cassel Salpeter performed.

For purposes of its analyses, Cassel Salpeter reviewed a number of financial metrics including:

•	Enterprise Value — generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its options and other outstanding convertible securities) plus the value as of such date of its net debt (the value of its outstanding indebtedness, preferred stock and minority interests less the amount of cash on its balance sheet).
•	EBITDA — generally the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization for a specified time period.
•	EBIT — generally the amount of the relevant company’s earnings before interest and taxes for a specified time period.

For purposes of its analyses, Cassel Salpeter considered the implied value of the merger consideration of $95,000,000 to $105,000,000, assuming the issuance of a number of EBITDA shares ranging from no EBITDA shares up to the maximum number of EBITDA shares issuable pursuant to the merger agreement and based upon the liquidation value per share of Trio common stock of $10.08, which Trio advised Cassel Salpeter, and Cassel Salpeter, with the consent of the Trio board, assumed was a reasonable basis upon which to evaluate the Trio common stock.

Unless the context indicates otherwise, share prices for the selected companies used in the selected companies analyses described below were as of December 7, 2012, and estimates of financial performance for SAE for the years ending December 31, 2012 to 2016 were based on the SAE Projections. Estimates of financial performance for the selected companies listed below for the calendar years ending December 31, 2012 and 2013 were based on publicly available research analyst estimates for those companies. In the selected companies analysis, estimates of EBITDA for the selected companies were adjusted to exclude unusual and extraordinary expenses and income and to deduct investments in multi-client libraries.

Discounted Cash Flows Analysis

Cassel Salpeter performed a discounted cash flow analysis of SAE by calculating the estimated net present value SAE’s free cash flows through 2016 and an estimate of the terminal value of SAE after 2016 using the SAE Projections. In performing this analysis, Cassel Salpeter applied discount rates ranging from 15.5% to 17.5% and perpetual growth rates ranging from 2.50% to 3.50% to SAE’s projected free cash flows. This analysis indicated an implied equity value reference range of $134,390,000 to $161,490,000 for SAE, as compared to the implied merger consideration of $95,000,000 to $105,000,000.

Selected Companies Analysis

Cassel Salpeter considered certain financial data for SAE and selected companies with publicly-traded equity securities Cassel Salpeter deemed relevant. The selected companies with publicly-traded equity securities were:

•	Petroleum Geo-Services ASA
•	TGS Nopec Geophysical Company
•	Global Geophysical Services, Inc.
•	Pulse Seismic Inc.
•	TGC Industries, Inc.
•	Dawson Geophysical Company
•	Tesla Exploration Ltd.

The financial data reviewed included:

•	Enterprise Value as multiple of projected EBITDA for 2012, or “2012 P EBITDA.”
•	Enterprise Value as multiple of projected EBITDA for 2013, or “2013 P EBITDA.”
•	Enterprise Value as multiple of projected EBIT for 2012, or “2012 P EBIT.”
•	Enterprise Value as multiple of projected EBIT for 2013, or “2013 P EBIT.”

Cassel Salpeter calculated the following enterprise value multiples with respect to the selected companies:

Enterprise Value Multiple of	High	Mean	Median	Low
2012 P EBITDA	9.8x	6.2x	7.1x	2.8x
2013 P EBITDA	9.0x	6.4x	7.6x	2.4x
2012 P EBIT	13.7x	8.5x	7.8x	5.1x
2013 P EBIT	8.3x	6.6x	6.8x	4.3x

Cassel Salpeter applied multiple ranges based on the selected companies analysis to corresponding financial data for SAE based on the SAE Projections. Cassel Salpeter applied multiples of 4.5x to 5.5x to SAE management’s estimate of 2012 P EBITDA, 3.5x to 4.5x to SAE management’s estimate of 2013 P EBITDA, 7.5x to 8.5x to SAE management’s estimate of 2012 P EBIT and 6.5x to 7.5x to SAE management’s estimate of 2013 P EBIT, which resulted in implied equity value reference range of $112,690,000 to $143,590,000 for SAE, as compared to the implied merger consideration of $95,000,000 to $105,000,000.

None of the selected companies have characteristics identical to SAE. An analysis of selected publicly-traded companies is not mathematical; rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading values of the companies reviewed.

Selected Transactions Analysis

Cassel Salpeter considered the financial terms of the following business transactions and calculated the following enterprise value (calculated based on the consideration paid in the relevant transaction) multiples of trailing twelve month, or “TTM,” EBITDA:

Target	Acquirer
OMNI Energy Services	Gibson Energy
Fugro NV, Geoscience Division	CGG-Veritas SA
OMNI Energy Services	Wellspring Capital Management
Onshore Seismic Data Acquisition and Multi-Client data Library Business of Petroleum Geo Services	Geokinetics, Inc.
VGS Seismic Canada, Inc.	Plainfield Luxembourg S.a.r.l.
WavefieldInseis AS	CGG-Veritas SA

Enterprise Value Multiple of	High	Mean	Median	Low
Trailing Twelve Month EBITDA	9.7x	7.5x	8.1x	3.1x

Cassel Salpeter applied multiple ranges based on the selected transactions analysis to corresponding financial data for SAE. Cassel Salpeter applied multiples of 7.0x to 8.0x to SAE management’s estimate of Trailing Twelve Months EBITDA, which resulted in an implied equity value reference range of $123,190,000 to $146,790,000 for SAE, as compared to the implied merger consideration of $95,000,000 to $105,000,000.

None of the target companies in the selected transactions have characteristics identical to SAE. Accordingly, an analysis of selected business combinations is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the target companies in the selected transactions and other factors that could affect the respective acquisition values of the transactions reviewed.

Other Matters Relating to Cassel Salpeter’s Opinion

As part of its investment banking business, Cassel Salpeter regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, private placements and other purposes. Cassel Salpeter is a recognized investment banking firm that has substantial experience in providing financial advice in connection with mergers, acquisitions, sales of companies, businesses and other assets and other transactions. Cassel Salpeter received a fee of $75,000 for rendering its opinion, no portion of which was contingent upon the completion of the merger. In addition, Trio agreed to reimburse Cassel Salpeter for certain expenses incurred by it in connection with its engagement and to indemnify Cassel Salpeter and its related parties for certain liabilities that may arise out of its engagement or the rendering of its opinion. In accordance with Cassel Salpeter’s policies and procedures, a fairness committee was not required to, and did not, approve the issuance of Cassel Salpeter’s opinion. Cassel Salpeter has not performed any other services for Trio during the past two years.

Material Federal Income Tax Consequences of the Merger to Trio and Its Stockholders

The following section is a summary of the opinion of Graubard Miller, counsel to Trio, regarding material United States federal income tax consequences of the merger to holders of Trio common stock. This discussion addresses only those Trio security holders that hold their securities as a capital asset within the meaning of Section 1221 of the Internal Revenue Code, and does not address all the U.S. federal income tax consequences that may be relevant to particular holders in light of their individual circumstances or to holders that are subject to special rules, such as:

•	financial institutions;
•	investors in pass-through entities;
•	tax-exempt organizations;
•	dealers in securities or currencies;
•	traders in securities that elect to use a mark to market method of accounting;
•	persons that hold Trio common stock as part of a straddle, hedge, constructive sale or conversion transaction; and
•	persons who are not citizens or residents of the U.S.

The Graubard Miller opinion is based upon the Internal Revenue Code, applicable treasury regulations thereunder, published rulings and court decisions, all as currently in effect as of the date of its opinion, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to the income tax, are not addressed.

Neither Trio nor SAE intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger.

It is the opinion of Graubard Miller that no gain or loss will be recognized by Trio or by the stockholders of Trio if their conversion rights are not exercised.

It is also the opinion of Graubard Miller that a stockholder of Trio who exercises conversion rights and effects a termination of the stockholder’s interest in Trio will be required to recognize gain or loss upon the exchange of that stockholder’s shares of common stock of Trio for cash. Such gain or loss will be measured by the difference between the amount of cash received and the tax basis of that stockholder’s shares of Trio common stock. This gain or loss will be a capital gain or loss if such shares were held as a capital asset on the date of the merger and will be a long-term capital gain or loss if the holding period for the share of Trio common stock is more than one year. The tax opinion issued to Trio by Graubard Miller, its counsel, is attached to this proxy statement/information statement as Annex E. Graubard Miller has consented to the use of its opinion in this proxy statement/information statement.

This discussion is intended to provide only a summary of the material U.S. federal income tax consequences of the merger. It does not address tax consequences that may vary with, or are contingent on, your individual circumstances. In addition, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular U.S. federal, state, local or foreign income or other tax consequences to you of the merger.

Anticipated Accounting Treatment

The merger will be accounted for as a reverse acquisition in accordance with GAAP. Under this method of accounting, Trio will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on SAE comprising the ongoing operations of the combined entity, SAE senior management comprising the senior management of the combined company, and the SAE common stockholders having a majority of the voting power of the combined entity. In accordance with guidance applicable to these circumstances, the merger will be considered to be a capital transaction in substance. Accordingly, for accounting purposes, the merger will be treated as the equivalent of SAE issuing stock for the net assets of Trio, accompanied by a recapitalization. The net assets of Trio will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the merger will be those of SAE.

Regulatory Matters

Pursuant to the HSR Act, on March 26, 2013, Jeff Hastings, as the ultimate parent of SAE, and Trio filed notification and report forms with the Federal Trade Commission and the Antitrust Division of the Department of Justice in connection with the acquisiton of SAE in the merger. On April 5, 2013, Trio and Mr. Hastings received notice from the Federal Trade Commission that early termination of the waiting period under the HSR Act was granted in connection with the proposed acquisition. At any time before or after completion of the transaction, the Federal Trade Commission or the Antitrust Division could take such action under the HSR Act and the other antitrust laws as they deem necessary or desirable in the public interest, including seeking to enjoin the merger or otherwise seeking divestiture of substantial assets of either the merged entity or its subsidiaries. Neither Trio nor SAE believe it is likely that the Federal Trade Commission or the Antitrust Division will take any such action, given that Trio is a blank check company with no operations of its own.

The merger and the transactions contemplated by the merger agreement are not subject to any additional federal or state regulatory requirement or approval, except for filings with the State of Delaware necessary to effectuate the merger.

Required Vote

The approval of the merger proposal will require the affirmative vote of the holders of a majority of the then outstanding shares of Trio common stock present and entitled to vote at the meeting to approve the merger proposal. Additionally, the merger will not be consummated if the holders of more than 5,620,823 of the public shares properly demand that Trio convert their public shares into their pro rata share of the trust account.

The approval of the merger proposal is a condition to the consummation of the merger. If the merger proposal is not approved, the other proposals (except an adjournment proposal, as described below) will not be presented to the stockholders for a vote.

THE TRIO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE TRIO STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL.

THE MERGER AGREEMENT

For a discussion of the merger structure, merger consideration and indemnification provisions of the merger agreement, see the section entitled “The Merger Proposal.” Such discussion and the following summary of other material provisions of the merger agreement is qualified by reference to the complete text of the merger agreement, a copy of which, as amended, is attached as Annex A to this proxy statement/information statement. All stockholders are encouraged to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger.

Closing and Effective Time of the Merger

The closing of the merger will take place on the third business day following the satisfaction or waiver of the conditions described below under the subsection entitled “Conditions to the Closing of the Merger,” unless Trio and SAE agree in writing to another time. The merger is expected to be consummated as soon as practicable after the special meeting of Trio’s stockholders described in this proxy statement/information statement.

Representations and Warranties

Except as limited below, the merger agreement contains representations and warranties of each of Trio, Merger Sub and SAE generally relating, among other things, to:

•	proper organization and similar limited liability company and corporate matters;
•	subsidiaries;
•	capital structure of each company;
•	the authorization, performance and enforceability of the merger agreement;
•	required filings and consents and absence of conflicts;
•	compliance with laws and other legal requirements;
•	financial information;
•	absence of undisclosed liabilities;
•	absence of certain changes or events;
•	litigation;
•	employee benefit plans;
•	labor matters;
•	restrictions on business activities;
•	real property, leases and personal property;
•	taxes;
•	environmental matters;
•	brokerage and similar fees;
•	intellectual property;
•	contracts and commitments;
•	insurance;
•	licenses and permits;
•	interested party transactions;
•	indebtedness;
•	in the case of Trio, listing or quotation of its securities;

•	board approval;
•	stockholder approval;
•	absence of illegal or improper transactions;
•	holding company activities; and
•	in the case of Trio, amount of funds in the trust account, execution of warrant letter agreements and opinion of Cassel Salpeter.

Covenants

Trio and SAE have each agreed to take such actions as are necessary, proper or advisable to consummate the merger. Each of them has also agreed to continue to operate their respective businesses in the ordinary course consistent with past practices prior to the closing and not to take the following actions, among others, except as permitted by the agreement, without the prior written consent of the other party:

•	waive any stock repurchase rights, accelerate, amend or (except as specifically provided for in the merger agreement) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;
•	grant any severance or termination pay to any officer or employee outside the ordinary course of business except pursuant to applicable law, written agreements outstanding, or policies currently existing and disclosed to the other party, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement;
•	transfer or license to any person or otherwise extend, amend or modify any material rights to any intellectual property or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices provided that in no event will either party license on an exclusive basis or sell any of its intellectual property;
•	except with respect to the warrant exchange offer, declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, except that prior to the closing, SAE may declare and pay the SAE stockholder dividend;
•	purchased, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of SAE, its subsidiaries or Trio;
•	except with respect to the warrant exchange offer, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities;
•	amend its charter documents, except that Merger Sub may change its name to “SAExploration Sub, Inc.”;
•	acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services;

•	sell, lease, license, encumber or otherwise dispose of any properties or assets, except (i) sales of inventory and property, plant and equipment in the ordinary course of business consistent with past practice, and (ii) the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of such party;
•	except (i) with respect to Trio, borrowings from directors, officers and stockholders to meet its reasonable capital requirements prior to closing, on a non-interest bearing basis and repayable or convertible into warrants at the closing, and (ii) with respect to SAE and its subsidiaries, borrowing from its common stockholders an amount not to exceed the $15,000,000 dividend that it is permitted to declare and pay, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Trio, SAE or any of SAE’s subsidiaries, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;
•	except for the execution of the employment agreements in form and substance mutually satisfactory to Trio and SAE to be executed contemporaneously with the merger between SAE or its subsidiaries and certain of their executives, adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices;
•	pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of the merger agreement) other than the payment, discharge, settlement or satisfaction of claims, obligations or litigations in the ordinary course of business consistent with past practices or in accordance with their terms, or liabilities previously disclosed in financial statements provided to the other party in connection with the merger agreement, or incurred since the date of such financial statements;
•	waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which it is a party or of which it is a beneficiary;
•	except in the ordinary course of business consistent with past practices, modify, amend or terminate any material contract, or waive, delay the exercise of, release or assign any material rights or claims thereunder;
•	except as required by GAAP or as disclosed to the other party prior to signing the merger agreement, revalue any of its assets or make any change in accounting methods, principles or practices;
•	except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $5,000,000 in any 12 month period or with a customer for services in excess of $50,000,000 in any 12 month period;
•	settle any litigation where an officer, director or stockholder is a party or the consideration is other than monetary;
•	make or rescind any tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the tax liability or tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for tax purposes or prepare or file any return in a manner inconsistent with past practice;

•	form, establish or acquire any subsidiary except as contemplated by the merger agreement;
•	permit any person to exercise any of its discretionary rights under any employee benefit plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans;
•	make capital expenditures in excess of $50,000,000 in the aggregate;
•	make or omit to take any action which would be reasonably anticipated to have a material adverse effect;
•	enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders or other affiliates other than the payment of salary and benefits in the ordinary course of business consistent with prior practice or, in the case of Trio, advancement or reimbursement of expenses in connection with Trio’s search for a business combination; or
•	agree in writing or otherwise agree, commit or resolve to take any of the foregoing actions.

The merger agreement also contains additional covenants of the parties, including covenants providing for:

•	Trio to prepare and file this proxy statement/information statement, to be used for the purpose of soliciting proxies from the Trio stockholders for the matters to be acted upon at the special meeting and informing holders of Trio warrants of the amendments to the warrants;
•	the parties to prepare and file with the SEC a registration statement on Form S-4 for a warrant exchange offer, pursuant to which holders of Trio warrants may elect to exchange Trio warrants for shares of Trio common stock at a ratio of one share of Trio common stock for each ten Trio warrants, to mail the prospectus included in the registration statement and offering documents prepared in compliance with the Exchange Act to the holders of the warrants and to consummate the warrant exchange offer as soon as practicable after the closing of the merger;
•	the parties to take all necessary actions so that after the merger Jeff Hastings, Brian Beatty, and Brent Whiteley are elected as directors and appointed as executive officers of Trio and Arnold Wong, Gary Dalton, Eric S. Rosenfeld, David D. Sgro and Gregory R. Monahan are elected as directors of Trio;
•	the parties to prepare and file, as promptly after the date of the merger agreement as practicable, the notification required under the HSR Act in connection with the merger and to promptly and in good faith respond to all information requests of the Federal Trade Commission and the Department of Justice;
•	the protection of confidential information of the parties and, subject to the confidentiality requirements, the provision of reasonable access to information. See the section entitled “The Merger Agreement — Confidentiality; Access to Information”;
•	the parties to use commercially reasonable efforts to do all things necessary, proper or advisable to consummate and make effective the merger and the other transactions contemplated by the merger agreement, including obtaining all necessary approvals from governmental agencies and other third parties;
•	SAE and CLCH to waive their rights to make claims against Trio to collect from the trust account any monies that may be owed to them by Trio;
•	the parties to use commercially reasonable efforts to obtain the listing for trading on the NYSE or Nasdaq or the quotation on the OTCBB of the Trio common stock. If such listing is not obtained by the closing, the parties shall continue to use their best efforts after the closing to obtain such listing;
•	SAE and CLCH not to solicit or enter into discussions or transactions with any third party regarding any merger, sale of ownership interests or assets of SAE, reorganization or other transaction;
•	Trio to maintain SAE’s current directors’ and officers’ liability insurance policies for a period of six years following the merger;

•	CLCH to repay any amounts owed by CLCH to SAE, cause any guaranty made by SAE for the benefit of CLCH to be terminated and cease to own any direct interest in any SAE subsidiary or other entity using the name “SAExploration”;
•	SAE to provide periodic financial information to Trio through the closing;
•	Trio to cause the trust account to be distributed immediately upon consummation of the merger and to pay all liabilities and obligations of Trio due or incurred at or prior to the date of closing, including (i) payment to the holders of shares sold in Trio’s initial public offering who elect to convert their shares into cash, (ii) payment of Trio’s income and other tax obligations, (iii) repayment of loans and reimbursement of expenses to directors and officers of Trio, and (iv) payment of transaction costs of Trio; and
•	Trio to create a stock incentive plan for the surviving corporation and allocate to the plan a number of shares equal to 5% of the Trio common stock outstanding immediately after the closing.

SAE Stockholder Dividends

As permitted by the merger agreement, immediately prior to the consummation of the merger, SAE intends to declare and pay up to a $15 million SAE dividend to the holders of its common stock, on a fully diluted basis, to the extent permitted under its Credit Agreement and the merger agreement, and as determined at the discretion of SAE’s board. The Credit Agreement limits the amount of the cash payments to SAE common and preferred stockholders in connection with the merger, including both the dividend payable by SAE and the $12.5 million cash portion of the merger consideration payable by Trio, generally to the lesser of $27.5 million and 62% of the net cash received by the combined company as determined pursuant to the Credit Agreement. The net cash received is determined pursuant to the Credit Agreement and is generally the cash available to Trio at the closing of the merger, which is anticipated to consist of the funds remaining from Trio’s trust account, after the payment of all expenses, which includes amounts due to the Trio public stockholders, if any, who elect to convert their shares to cash. As a result, the SAE stockholder dividend is contingent on the number of public shares converted to cash. Fewer conversions will increase the dividend that may be paid to the SAE stockholders, except that, under the terms of the merger agreement, in no event may the dividend exceed $15 million. For example, if there is $20.2 million in net cash received from the merger as determined in accordance with the Credit Agreement because of conversions totaling 3,484,981 public shares (assuming a conversion price of $10.08 per share and payment of transaction costs of $5.7 million and accrued liabilities of $668,000), $12.5 million (representing 62% of the net cash received) will be used by Trio to pay the merger consideration, no dividend may be paid to the SAE stockholders and there will be an increase of $7.7 million in available working capital for the combined company. On the other hand, if there is $55.3 million in net cash received from the merger as determined in accordance with the Credit Agreement because there are no conversions (based on the same assumptions), $12.5 million will be used by Trio to pay the merger consideration, the full dividend of up to $15 million may be paid to the SAE stockholders out of available cash and there will be an increase of $27.8 million in available working capital for the combined company. SAE intends to fund any dividend declared by it immediately prior to the closing of the merger out of cash on hand.

The following table represents the maximum dividend that may be paid under the terms of SAE’s Credit Agreement and the merger agreement assuming the different levels of Trio public stockholders electing to convert their shares to cash used in the scenarios presented in the “Unaudited Pro Forma Condensed Combined Financial Statements.”

Illustration of Dividend Limitation Imposed by SAE's Credit Agreement and the Merger Agreement (In thousands)
Trio Public Shares Electing Cash Conversion	Shares Converted to Cash	Gross Cash Available after Conversion	Less Trio Existing Payables	Less Estimated Expenses	Cash after Expenses and Liabilities	62% of Available Cash for Payments to Stockholders	Less Cash Payments for SAE Preferred Stock ($5,000) and Common Stock ($7,500)	Cash Available for Dividend to a Maximum of $15,000
Assuming No Conversions	—	$61,677	($668)	($5,700)	$55,309	$34,291	($12,500)	$15,000
Assuming Conversions Needed to Avoid Termination	2,508,919	$36,368	($668)	($5,700)	$30,000	$18,600	($12,500)	$6,100
Assuming Maximum Conversions	3,484,981	$26,529	($668)	($5,700)	$20,161	$12,500	($12,500)	$—

See “Unaudited Pro Forma Condensed Combined Financial Statements” for further information regarding these scenarios and calculations.

Conditions to Closing of the Merger

General Conditions

Both Trio’s and SAE’s obligations to consummate the transactions contemplated by the merger agreement are conditioned upon, among other things:

•	the merger proposal, the name change proposal and the charter amendments proposal having been duly approved and adopted by the Trio stockholders by the requisite vote under the laws of Delaware and Trio’s amended and restated certificate of incorporation;
•	holders of no more than 5,620,823 of the public shares having exercised their right to convert their public shares into cash;
•	the Trio common stock at the closing being quoted on the OTCBB or listed for trading on the NYSE or Nasdaq, if the application for any such listing is approved, and there being no action or proceeding pending or threatened against Trio by FINRA to prohibit or terminate the quotation of Trio common stock on the OTCBB or the trading of the common stock on the NYSE or Nasdaq;
•	SAE having entered into an amendment to its Credit Agreement in form and substance reasonably satisfactory to Trio and SAE; and
•	all specified waiting periods under the HSR Act having expired and no government entity having enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which is in effect and which has the effect of making the merger illegal or otherwise prohibiting consummation of the merger.

In addition, each of Trio’s and SAE’s obligations to consummate the transactions contemplated by the merger agreement are conditioned upon, among other things:

•	the representations and warranties of the other party being true and correct as of the date of the merger agreement and on and as of the closing date (except that, on and as of the closing date, the representations and warranties of the other party that are not qualified as to materiality need only be true and correct in all material respects) and the other party having performed or complied with all agreements and covenants required by the merger agreement to be performed or complied with on or prior to the closing (except to the extent that any failure to perform or comply is not willful and does not constitute a material adverse effect), and each of Trio and SAE having received a certificate with respect to the foregoing from the other party; and
•	all necessary consents, waivers and approvals required to be obtained by the other party in connection with the merger having been received, other than consents, waivers and approvals the absence of which could not reasonably be expected to have a material adverse effect.

SAE’s Conditions to Closing

The obligations of SAE to consummate the transactions contemplated by the merger agreement also are conditioned upon, among other things:

•	there being no (a) litigation pending or threatened that is reasonably likely to prevent consummation of the merger, cause the merger to be rescinded following its consummation, or materially adversely affect or encumber title to the Trio common stock or other merger consideration to be issued to SAE stockholders in connection with the merger, or (b) order, judgment, decree or injunction to any such effect;
•	there having occurred no material adverse effect with respect to Trio since the date of the merger agreement;
•	Trio being in compliance with the reporting requirements under the Exchange Act;
•	certain officers and directors of Trio having resigned from all of their positions and offices with Trio;
•	Trio having made appropriate arrangements to have the funds in the trust account disbursed to it upon closing of the merger;
•	receipt by SAE of an opinion of Trio’s counsel in agreed form; and
•	the voting proxy agreements having been executed by certain of Trio’s initial stockholders.

Trio’s Conditions to Closing

The obligations of Trio to consummate the transactions contemplated by the merger agreement also are conditioned upon each of the following, among other things:

•	there being no (a) litigation pending or threatened that is reasonably likely to prevent consummation of the merger, cause the merger to be rescinded following its consummation, or affect materially and adversely the right of Trio to own, operate or control any of the assets and operations of SAE following the merger, or (b) order, judgment, decree or injunction to any such effect;
•	there having occurred no material adverse effect with respect to SAE since the date of the merger agreement;
•	employment agreements with certain of SAE’s officers, in form and substance mutually satisfactory to SAE and Trio, being in full force and effect. See the section entitled “The Director Election Proposal — Trio Executive Officer and Director Compensation — New Employment Agreements” for further details regarding these agreements;
•	receipt by Trio of an opinion of SAE’s counsel in agreed form;
•	there being no outstanding derivative securities of SAE, other than those outstanding as of the date of the merger agreement;
•	(a) all outstanding indebtedness owed by any SAE insider to SAE having been repaid in full; (b) all guarantees or similar arrangements pursuant to which SAE has guaranteed the payment or performance of any obligations of any SAE insider to a third party having been terminated; and (c) no SAE insider owning any direct equity interests in any subsidiary of SAE or in any other entity that uses in its name “SAExploration”; and
•	holders of no more than 10% of the shares of any class of securities of SAE outstanding immediately before the merger having exercised their appraisal rights.

Waiver

If permitted under applicable law, either SAE or Trio may, in writing, waive any inaccuracies in the representations and warranties made to such party contained in the merger agreement or in any document delivered pursuant to the merger agreement, and waive compliance with any agreements or conditions for the benefit of itself contained in the merger agreement or in any document delivered pursuant to the merger agreement. The conditions applicable to both Trio and SAE’s obligations may only be waived by mutual agreement of both parties. The condition that holders of no more than 5,620,823 of the public shares have exercised their right to convert their public shares into cash may not be waived. Trio cannot assure you that all of the conditions will be satisfied or waived.

At any time prior to the closing, either SAE or Trio may, in writing, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement.

The existence of the financial and personal interests of the directors may result in a conflict of interest on the part of one or more of them between what he may believe is best for Trio and what he may believe is best for himself in determining whether or not to grant a waiver in a specific situation.

Termination

The merger agreement may be terminated at any time, but not later than the closing, as follows:

•	by mutual written agreement of Trio and SAE;
•	by either Trio or SAE if the merger is not consummated on or before June 30, 2013, provided that such termination is not available to a party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to be consummated before such date and such action or failure to act is a breach of the merger agreement;
•	by either Trio or SAE if a governmental entity shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, which order, decree, ruling or other action is final and nonappealable;
•	by either Trio or SAE if the other party has breached any of its covenants or representations and warranties in any material respect and has not cured its breach within thirty days of the notice of an intent to terminate, provided that the terminating party is itself not in breach;
•	by SAE, if immediately prior to the merger, Trio does not have cash on hand of $30,000,000 after (i) payment to the holders of public shares who elect to convert their shares into cash, (ii) payment of Trio’s income and other tax obligations, (iii) repayment of loans and reimbursement of expenses to directors and officers of Trio, and (iv) payment of transaction costs of Trio and up to $2,000,000 of transaction costs of SAE in connection with the merger;
•	by SAE or Trio if a material adverse effect has occurred with respect to the other since the date of the merger agreement; and
•	by either Trio or SAE if, at the Trio stockholder meeting, the Trio stockholders fail to approve and adopt the merger proposal by the requisite vote of under the laws of Delaware and Trio’s amended and restated certificate of incorporation or holders of more than 5,620,823 of the public shares exercise their right to convert their public shares into cash.

Effect of Termination

In the event of proper termination by either Trio or SAE, the merger agreement will be of no further force or effect and the merger will be abandoned, except that:

•	the parties’ confidentiality obligations set forth in the merger agreement will survive. See the section entitled “The Merger Agreement — Confidentiality; Access to Information”;
•	the waiver by SAE and CLCH of their rights to make claims against Trio to collect from the trust account any monies that may be owed to them by Trio will survive;
•	each party’s liability for breach of the merger agreement will survive; and
•	the obligation of each party to pay fees and expenses incurred by such party in connection with the merger agreement will survive. See the section entitled “The Merger Agreement — Fees and Expenses.”

Fees and Expenses

All fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expenses whether or not the merger is consummated; provided, however, that SAE has agreed to pay for all of the required filing fees with respect to the notifications required under the HSR Act.

Confidentiality; Access to Information

Trio and SAE will afford to the other party and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to all of their respective properties, books, records and personnel during the period prior to the closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel, as each party may reasonably request. Trio and SAE will maintain in confidence any non-public information received from the other party, and use such non-public information only for purposes of consummating the transactions contemplated by the merger agreement.

Amendments

The merger agreement may be amended by the parties thereto at any time prior to the closing of the merger by execution of an instrument in writing signed on behalf of each of the parties. After the closing, the agreement may be amended only with the consent of a committee to be appointed to act on behalf of Trio by the board of directors of Trio prior to the closing.

First Amendment to the Agreement and Plan of Reorganization

Effective as of May 23, 2013, the parties to the merger agreement entered into a First Amendment to the Agreement and Plan of Reorganization. The first amendment addresses certain mechanics of the timing of the closing of the merger, and also clarifies that any merger consideration that is to be paid to holders of SAE derivative securities, such as the exchangeable shares and the warrants, and to the holders of any restricted stock that have not yet vested, will be held by an escrow agent with voting rights granted to the seller representative under the merger agreement until such securities are converted, exercised or vested. To the extent such securities do not vest or are not converted or exercised, the merger consideration otherwise payable to the holders of such securities will be allocated pro rata among the other holders of SAE shares and SAE derivative securities.

Governing Law; Consent to Jurisdiction

The merger agreement is governed by and construed in accordance with the law of the state of Delaware, regardless of the law that might otherwise govern under applicable principles of the conflicts of laws of Delaware. Each party irrevocably submits to the exclusive jurisdiction of any federal or state court located in the county of New York in the state of New York in respect of any action, suit or proceeding arising in connection with the merger agreement, and agrees that any action, suit or proceeding may be brought only in such court.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Trio is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the merger.

The following unaudited pro forma condensed combined balance sheet combines the unaudited condensed consolidated historical balance sheet of SAE as of March 31, 2013 with the unaudited condensed historical balance sheet of Trio as of March 31, 2013, giving effect to the merger as if it had been consummated as of that date.

The following unaudited pro forma condensed combined income statement for the three months ended March 31, 2013 combines the unaudited historical consolidated statement of income of SAE for the three months ended March 31, 2013 with the unaudited historical statement of operations of Trio for the three months ended March 31, 2013, giving effect to the merger as if it had occurred on January 1, 2013.

The following unaudited pro forma condensed combined income statement for the year ended December 31, 2012 combines the audited historical consolidated statement of income of SAE for the year ended December 31, 2012 with the audited historical statement of operations of Trio for the year ended December 31, 2012, giving effect to the merger as if it had occurred on January 1, 2012.

The historical financial information has been adjusted to give effect to pro forma events that are related and/or directly attributable to the merger, are factually supportable and are expected to have a continuing impact on the combined results. The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the merger.

The historical financial information of SAE was derived from the unaudited consolidated financial statements of SAE for the three months ended March 31, 2013 and audited consolidated financial statements of SAE for the year ended December 31, 2012 included elsewhere in this proxy statement/information statement. The historical financial information of Trio was derived from the unaudited financial statements of Trio for the three months ended March 31, 2013 and audited financial statements of Trio for the year ended December 31, 2012 included elsewhere in this proxy statement/information statement. This information should be read together with SAE’s and Trio’s audited financial statements and related notes, “SAE’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Other Information Related to Trio — Trio’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/information statement.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. SAE and Trio have not had any historical relationship prior to the merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

In the merger, the SAE common stockholders, on a fully-diluted basis, will receive in the aggregate 6,448,413 shares of Trio common stock at the closing of the merger (except to the extent the SAE stockholders exercise appraisal rights). As a result of the merger, assuming that no stockholders of Trio elect to convert their shares into cash as permitted by Trio’s amended and restated certificate of incorporation and that no stockholders of SAE exercise appraisal rights, the SAE common stockholders, on a fully-diluted basis, will own approximately 44.8% of the shares of Trio common stock to be outstanding immediately after the merger, and the other Trio stockholders will own approximately 55.2% of Trio’s outstanding shares of common stock, based on the Trio shares of common stock outstanding as of May 14, 2013. If 5,620,823 of the public shares are converted into cash, in the unlikely event the merger is consummated, the SAE common stockholders will own approximately 73.5% and the other Trio stockholders will own approximately 26.5% of the shares of Trio common stock to be outstanding immediately after the merger. All of these percentages assume that the underwriters’ options have been exchanged for 100,000 shares of Trio’s common stock, that none of the SAE stockholders exercises appraisal rights and that all of the holders of currently outstanding SAE derivative securities exercise or exchange such securities immediately prior to the merger.

Additionally, the merger agreement also provides for the SAE common stockholders to receive up to an additional 992,064 shares of Trio common stock, contingent upon the combined company attaining specified adjusted EBITDA targets in the fiscal years ending December 31, 2013 and/or 2014. Such payments are referred to in the merger agreement as “EBITDA Shares.” The following table sets forth the targets and the contingent shares issuable to the SAE common stockholders:

	Adjusted EBITDA Target		Additional Share Range
	Minimum	Maximum	Minimum	Maximum
Fiscal year ending December 31, 2013	$46,000,000	$50,000,000	248,016	496,032
Fiscal year ending December 31, 2014	$52,000,000	$56,000,000	248,016	496,032

In the event that adjusted EBITDA falls within the minimum and maximum adjusted EBITDA targets, the number of shares to be issued will be interpolated between such targets. In the event that the minimum adjusted EBITDA target is not met in any particular year but the combined company’s cumulative adjusted EBITDA over the two year period is between $98,000,000 and $106,000,000, the SAE stockholders will be entitled to the pro rata number of the additional shares they would have been entitled to if each individual yearly adjusted EBITDA target was met. The following table sets forth an example where the SAE stockholders would be entitled to additional shares based on the combined company’s cumulative adjusted EBITDA for the two fiscal year period ending December 31, 2014, despite the combined company having adjusted EBITDA less than the minimum target in the fiscal year ending December 31, 2014:

	Adjusted EBITDA	Additional Shares
Fiscal year ending December 31, 2013	$50,000,000	496,032
Fiscal year ending December 31, 2014	$50,000,000	—
Two fiscal year period ending December 31, 2014	$100,000,000	124,008
		620,040

For purposes of these contingent shares, adjusted EBITDA is defined in the merger agreement to mean Trio’s net income, plus income taxes, plus interest expense, less interest income, plus depreciation and amortization, plus any expenses arising solely from the merger charged to income in such fiscal year. In addition, any Trio expenses incurred prior to the closing of the merger that are included in the combined company’s 2013 income statement will be excluded for purposes of the adjusted EBITDA calculation.

SAE and Trio plan to complete the merger promptly after the special meeting, provided that holders of 5,620,823 shares of Trio common stock or less elect conversion of their shares into cash and other conditions specified in the merger agreement have been satisfied or waived. The merger will be accounted for as a reverse acquisition in accordance with GAAP. Under this method of accounting, Trio will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on SAE comprising the ongoing operations of the combined entity, SAE senior management comprising the senior management of the combined company, and the SAE common stockholders having a majority of the voting power of the combined entity. In accordance with guidance applicable to these circumstances, the merger will be considered to be a capital transaction in substance. Accordingly, for accounting purposes, the merger will be treated as the equivalent of SAE issuing stock for the net assets of Trio, accompanied by a recapitalization. The net assets of Trio will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the merger will be those of SAE.

Trio cannot predict how many of its public stockholders will elect to convert their stock to cash. As a result it has elected to provide pro forma financial statements under three different assumptions which produce significant differences in cash and stockholders equity. The actual results are likely to be in between the results shown, but there can be no assurance that will be the case. Pursuant to the merger agreement, either Trio or SAE may terminate the merger agreement if holders of more than 5,620,823 public shares sought conversion of such shares. Additionally, SAE may terminate the merger agreement if Trio does not have cash on hand of $30 million after payment of certain expenses as indicated in the merger agreement (this termination right would be triggered if more than approximately 2,508,919 shares were converted). Notwithstanding the foregoing, if stockholders holding more than 3,484,981 shares elect to convert their shares to cash, under the terms of the Credit Agreement, Trio would not even have sufficient funds to pay the cash portion of the merger consideration pursuant to the merger agreement and the expenses of the transaction. Therefore, notwithstanding the fact that the merger agreement technically allows for conversions of up to 5,620,823 shares, if stockholders holding more than 3,484,981 shares sought conversion, it is unlikely that the parties would agree to consummate the transaction. Even though Trio may seek to raise additional financing in order to consummate the merger, Trio has not taken any steps to obtain a commitment for such additional financing, nor is it aware whether such additional financing is available on terms acceptable to Trio, or at all. Therefore, it is unlikely that Trio will be able to locate any suitable third party financing at this point. Accordingly, separate pro forma information has been presented assuming the following circumstances: (1) holders of 3,484,981 shares of the Trio common stock elect to have their shares converted into cash upon the consummation of the merger at the conversion price of $10.08 per share (which is a full pro rata share of the trust account as of May 14, 2013), to provide net proceeds of $20.2 million (gross proceeds of $26.5 million less transaction costs of $5.7 million and accrued liabilities of $668,000), such that Trio has sufficient funds from the trust account to pay the cash portion of the merger consideration (referred to as “maximum conversions” in the table below); (2) holders of 2,508,919 shares of the Trio common stock elect to have their shares converted upon the consummation of the merger at the conversion price of $10.08 per share (which is a full pro rata share of the trust account as of May 14, 2013), to provide net proceeds of $30 million (gross proceeds of $36.4 million less transaction costs of $5.7 million and accrued liabilities of $668,000), such that SAE does not have a contractual right to terminate the merger agreement (referred to as “conversions needed to avoid termination” in the table below); and (3) no holders of Trio common stock exercise their right to have their shares converted upon the consummation of the merger. In the event that the merger was consummated where 3,484,981 shares were converted, the $15 million dividend payable to SAE stockholders would not be able to be made under the terms of the Credit Agreement or the merger agreement. In the event that the merger was consummated where 2,508,919 shares were converted, the dividend payable to the SAE stockholders would be limited to approximately $6.1 million under the terms of the Credit Agreement and the merger agreement. The actual results will be in between the scenarios shown but there can be no assurance as to the actual amount of the dividend.

Included in the shares outstanding and weighted average shares outstanding as presented in the pro forma condensed combined financial statements are 6,448,413 Trio shares to be issued to SAE stockholders in exchange for SAE common stock shares, exchangeable shares and warrants aggregating a total of 1,132,972 SAE shares. At December 31, 2012 and March 31, 2013, there were 1,060,441 outstanding SAE shares. Additionally there were 48,793 exchangeable shares that can be exchanged for SAE shares, on a one-for-one basis by the holders of the exchangeable shares at any time. It is estimated the warrant holders are entitled to 23,738 SAE shares, with the exact number to be calculated based on the number of shares of common stock deemed outstanding immediately prior to the merger. All 6,448,413 Trio shares are included in the shares outstanding and weighted average shares outstanding, because, even if the holders of the warrants and exchangeable shares do not exercise or exchange such securities prior to or in connection with the merger, the Trio shares payable with respect to any outstanding warrants and exchangeable shares will be held by an escrow agent with voting rights granted to the seller representative under the merger agreement as of the closing. These Trio shares will be payable to the holders of the warrants and exchangeable shares upon their exercise or exchange. To the extent the warrants and exchangeable shares are not subsequently exercised or exchanged, the Trio shares otherwise payable with respect to such securities will be allocated pro rata among the other holders of SAE shares, exchangeable shares and warrants.

SAExploration Holdings, Inc.
(formerly Trio Merger Corp.)
Pro Forma Condensed Combined Balance Sheet
As of March 31, 2013
(Unaudited)

	(In thousands)
	Trio Merger Corp. Historical	SAExploration Holdings, Inc. and Subsidiaries Historical	Adjustments for Merger and Maximum Conversions		Combined (Assuming Maximum Conversions)	Adjustments for Merger and Conversions Needed to Avoid Termination		Combined (Assuming Conversions Needed to Avoid Termination)	Adjustments for Merger and No Conversions		Combined (Assuming No Conversions)
ASSETS
Current assets:
Cash	$28	$21,808	$25,861	(a)	$29,497	$9,839	(h)	$33,236	$25,309	(j)	$49,645
			(5,700	)(b)		(6,100	)(i)		(8,900	)(k)
			(5,000	)(c)
			(7,500	)(d)
Accounts receivable	—	56,825	—		56,825	—		56,825	—		56,825
Other current assets	13	12,267	2	(a)	12,282	—		12,282	—		12,282
Total current assets	41	90,900	7,663		98,604	3,739		102,343	16,409		118,752
Cash and cash equivalents held in trust	61,677	—	(61,677	)(a)	—	—		—	—		—
Property and equipment, net	—	68,210	—		68,210	—		68,210	—		68,210
Other noncurrent assets	2	14,397	(2	)(a)	14,397	—		14,397	—		14,397
Total assets	$61,720	$173,507	$(54,016)		$181,211	$3,739		$184,950	$16,409		$201,359
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and other current liabilities	$668	$46,695	$(668	)(a)	$46,695	$—		$46,695	$—		$46,695
Deferred revenues	—	8,590	—		8,590	—		8,590	—		8,590
Current debt and capital leases	400	1,660	—	(e)	2,060	—		2,060	—		2,060
Total current liabilities	1,068	56,945	(668)		57,345	—		57,345	—		57,345
								—
Long term portion of debt and capital leases	—	79,717	17,500	(f)	97,217	—		97,217	—		97,217
Warrant liabilities	—	1,293	(1,293	)(g)	—	—		—	—		—
Deferred revenue – non-current portion	—	2,117	—		2,117	—		2,117	—		2,117
Deferred tax liabilities, net	—	219	—		219	—		219	—		219
Total liabilities	1,068	140,291	15,539		156,898	—		156,898	—		156,898
Convertible preferred stock	—	5,000	(5,000	)(c)	—	—		—	—		—
Common stock, subject to possible conversion	56,670	—	(56,670	)(a)	—	—		—	—		—
Stockholders' equity	3,982	28,216	21,522	(a)	24,313	9,839	(h)	28,052	25,309	(j)	44,461
			(5,700	)(b)		(6,100	)(i)		(8,900	)(k)
			(7,500	)(d)
			(17,500	)(f)
			1,293	(g)
Total liabilities, preferred stock, and stockholder's equity	$61,720	$173,507	$(54,016)		$181,211	$3,739		$184,950	$16,409		$201,359

See notes to pro forma condensed combined financial statements

(a)	Cash and cash equivalents amount of $25.9 million was determined by reducing the cash and cash equivalents held in trust of $61.7 million by the cash conversion payment of $35.1 million (3,484,981 of the Trio public shares electing cash conversion at approximately $10.08 per share), and the payment of Trio’s historical accounts payable balance of $668,000. In addition, prepaid expenses of $2,000 are reclassified to current assets. Assumes no SAE stockholder dividend is paid because of restrictions in the Credit Agreement and the merger agreement.
(b)	The effects of an estimated $5.7 million of incremental transaction costs associated with the merger.
(c)	The purchase of the SAE preferred stock from its owner for $5 million.
(d)	Payment of $7.5 million to the existing SAE common stockholders on a fully-diluted basis.
(e)	The holder of $400,000 related party notes, which are convertible to 800,000 warrants, has indicated he intends to convert the notes. However, no binding agreement is in place. Accordingly, no adjustment has been recorded to either pay or convert this liability.
(f)	Issuance of a $17.5 million note to the existing SAE common stockholders on a fully-diluted basis.
(g)	Conversion of the warrant liabilities valued at $1,293,000 to equity warrants.
(h)	Cash and Cash Equivalents reflecting 2,508,919 Trio public shares electing cash conversion (or $25.3 million at approximately $10.08 per share), resulting in net proceeds of $30.0 million (gross proceeds of $36.4 million less transaction costs of $5.7 million and accrued liabilities of $668,000), inclusive of the Cash and Cash Equivalents from note (a).
(i)	SAE’s Credit Agreement includes a restriction on dividends of the lesser of $27.5 million or 62% of the cash retained by the combined company after a merger, which is limited under the merger agreement to a maximum of $15 million. The $6.1 million available of SAE’s $15 million stockholder dividend to be paid prior to the merger is computed as:
1.	Available cash for dividends of $18.6 million, computed as the net proceeds of 62% of the $30 million available from gross proceeds of $36.4 million after the conversions in notes (a) and (h), less the transaction costs of $5.7 million in note (b) and Trio’s historical accrued liabilities of $668,000; less
2.	the purchase of preferred stock of $5 million in note (c), and payments to SAE common stockholders, on a fully-diluted basis, of $7.5 million in note (d).
(j)	Cash and Cash Equivalents and Common Stock of $25.3 million (in addition to the proceeds in notes (a) and (g)), contributed to the merger if none of the Trio public shares are converted.
(k)	The $8.9 million remainder of SAE’s $15 million stockholder dividend to be paid prior to the merger.

SAExploration Holdings, Inc.
(formerly Trio Merger Corp.)
Pro Forma Condensed Combined Income Statement
For the period ended March 31, 2013
(Unaudited)

	(In thousands)
	Trio Merger Corp. Historical	SAExploration Holdings, Inc. and Subsidiaries Historical	Adjustments for Merger and Maximum Conversion to Effectuate the Merger		Combined (Assuming Maximum Conversions)	Adjustments for Merger and Conversions Needed to Avoid Termination	Combined (Assuming Conversions Needed to Avoid Termination)	Adjustments for Merger and No Conversions	Combined (Assuming No Conversions)
Revenue	$—	$84,766	$—		$84,766	$—	$84,766	$—	$84,766
Direct operating expenses	—	66,052	—		66,052	—	66,052	—	66,052
Gross profit	—	18,714	—		18,714	—	18,714	—	18,714
Selling, general and administrative expenses	175	7,466	(137	)(1)	7,694	—	7,694	—	7,694
			190	(m)
Depreciation and amoritization	—	265	—		265	—	265	—	265
Loss on sale of assets	—	61	—		61	—	61	—	61
Income (Loss) from operations	(175)	10,922	(53)		10,694	—	10,694	—	10,694
Other income (expense)	—	(137)	—		(137)	—	(137)	—	(137)
Interest income (expense) net	5	(3,385)	(438	)(n)	(3,818)	—	(3,818)	—	(3,818)
Extinquishment of debt	—	—	—		—	—	—	—	—
Foreign currency gain (loss)	—	(457)	—		(457)	—	(457)	—	(457)
Income (Loss) before income taxes	(170)	6,943	(491)		6,282	—	6,282	—	6,282
Provision for income taxes	—	2,015	(61	)(o)	1,954	—	1,954	—	1,954
Net income (loss)	$(170)	$4,928	$(430)		$4,328	$—	$4,328	$—	$4,328
Weighted average shares outstanding, basic	2,220,932				10,805,287 (p)		11,781,349 (p)		14,290,268 (p)
Basic and diluted net income (loss) per share	$(0.08)				$0.40		$0.37		$0.30
Weighted average shares outstanding, diluted	2,220,932				12,385,287 (q)		13,361,349 (q)		15,870,268 (q)
Diluted net income (loss) per share	$(0.08)				$0.35		$0.32		$0.27

See notes to pro forma condensed combined financial statements

SAExploration Holdings, Inc.
(formerly Trio Merger Corp.)
Pro Forma Condensed Combined Income Statement
For the period ended December 31, 2012
(Unaudited)

	(In thousands)
	Trio Merger Corp. Historical	SAExploration Holdings, Inc. and Subsidiaries Historical	Adjustments for Merger and Maximum Conversions		Combined (Assuming Maximum Conversions)	Adjustments for Merger and Conversions Needed to Avoid Termination	Combined (Assuming Conversions Needed to Avoid Termination)	Adjustments for Merger and No Conversions	Combined (Assuming No Conversions)
Revenue	$—	$257,359	$—		$257,359	$—	$257,359	$—	$257,359
Direct operating expenses	—	212,540	—		212,540	—	212,540	—	212,540
Gross profit	—	44,819	—		44,819	—	44,819	—	44,819
Selling, general and administrative expenses	1,025	25,714	(497	)(l)	27,002	—	27,002	—	27,002
			760	(m)
Depreciation and amoritization	—	720	—		720	—	720	—	720
Loss on sale of assets	—	148	—		148	—	148	—	148
Income (Loss) from operations	(1,025)	18,237	(263)		16,949	—	16,949	—	16,949
Other income (expense)	—	(1,133)	—		(1,133)	—	(1,133)	—	(1,133)
Interest income (expense) net	40	(3,786)	(1,750	)(n)	(5,496)	—	(5,496)	—	(5,496)
Extinquishment of debt	—	(2,209)	—		(2,209)	—	(2,209)	—	(2,209)
Foreign currency gain (loss)	—	320	—		320	—	320	—	320
Income (Loss) before income taxes	(985)	11,429	(2,013)		8,431	—	8,431	—	8,431
Provision for income taxes	—	1,444	(335	)(o)	1,109	—	1,109	—	1,109
Net income (loss)	$(985)	$9,985	$(1,678)		$7,322	$—	$7,322	$—	$7,322
Weighted average shares outstanding, basic	2,220,932				10,805,287 (p)		11,781,349 (p)		14,290,268 (p)
Basic net income (loss) per share	$(0.44)				$0.68		$0.62		$0.51
Weighted average shares outstanding, diluted	2,220,932				12,385,287 (q)		13,361,349 (q)		15,870,268 (q)
Diluted net income (loss) per share	$(0.44)				$0.59		$0.55		$0.46

See notes to pro forma condensed combined financial statements

(l)	The pro forma benefit of the exclusion of $137,000 and $497,000 of merger-related expenses included in Trio’s and SAE’s combined historical General and Administrative expenses which are considered to be of a non-recurring nature for the three months ended March 31, 2013 and the year ended December 31, 2012, respectively.
(m)	The pro forma incremental cost attributable to new salary compensation arrangements of $1.9 million in excess of the cost of historical salary compensation arrangements of $1.2 million.
(n)	The pro forma interest expense associated with the $17.5 million SAE stockholder note described in note (f) at 10% per year.
(o)	The pro forma benefit of the consolidation of the loss of Trio, at SAE’s marginal tax rate for 2013 and 2012.
(p)	Weighted average common shares outstanding — basic is adjusted to reflect the following:
i.	1,725,000 shares owned by the founders of Trio;
ii.	6,448,413 shares issued to the holders of SAE common stock, on a fully-diluted basis; and
iii.	6,116,855 shares which have been issued to the public (in the separate cases: 3,484,981 shares are converted as more fully described in note (a); 2,508,919 shares are converted in the case necessary to avoid SAE’s right to terminate the merger agreement as more fully described in note (h); and no shares are converted as more fully described in note (j)).
(q)	Weighted average common shares outstanding — diluted is adjusted to reflect the shares computed in Weighted average common shares outstanding — basic, plus the following:

i.	14,000,000 warrants which may be converted into 1,400,000 shares in the warrant exchange,
ii.	600,000 Unit Purchase Options shares which will be converted into 100,000 shares, and
iii.	80,000 shares converted from a $300,000 related party loan in place at December 31, 2012 plus an additional $100,000 loan which was added in the first quarter of 2013.

The following table presents information used in the unaudited pro forma condensed combined financial information and the notes thereto, and other supplementary unaudited pro forma condensed combined financial information relevant to each of the scenarios presented that could result in consummation of the merger:

	Combined (Assuming Maximum Conversions)	Combined (Assuming Conversions Needed to Avoid Termination)	Combined (Assuming No Conversions)
Trio public shares electing cash conversion	3,484,981	2,508,919	—
Trio public shares not converted	2,631,874	3,607,936	6,116,855
Cash and cash equivalents adjustment (proceeds from shares not converted to cash, at $10.08 per share)	$26,529,000	$36,368,000	$61,677,000
SAE dividend	$—	$6,100,000	$15,000,000
Purchase price consideration to SAE stockholders(1)	$89,936,000	$96,036,000	$104,936,000
Shares outstanding(2)	10,805,287	11,781,349	14,290,268
Shares owned by SAE stockholders	59.7%	54.7%	45.1%
Shares controlled by SAE stockholders, inclusive of shares subject to irrevocable voting proxies(3)	69.4%	67.9%	56.0%
Number of shares held by certain founders of Trio and others that will be subject to irrevocable voting proxies	1,049,912	1,547,704	1,552,500
Weighted average share calculation, basic and diluted
SAE Holders	6,448,413	6,448,413	6,448,413
Trio Founding Shares	1,725,000	1,725,000	1,725,000
Trio Public Shares	2,631,874	3,607,936	6,116,855
Weighted average shares, basic	10,805,287	11,781,349	14,290,268
Trio Warrant and Underwriters Purchase Option Exchange	1,580,000	1,580,000	1,580,000
Weighted average shares, diluted	12,385,287	13,361,349	15,870,268

(1)	Computed as the sum of the $17.5 million stockholder note, the $7.5 million stockholder payment, the SAE stockholder dividend, and the value of the SAE stockholder's Trio shares at Trio's historical market price of $10.07 per share on May 14, 2013.
(2)	Computed as the sum of the shares of Trio common stock currently outstanding and the shares of Trio common stock to be issued to the SAE common stockholders in the merger less the number of Trio public shares as to which Trio public stockholders are assumed, in each scenario, to have elected cash conversion. Also assumes the full 6,448,413 shares will be issued to the SAE stockholders in the transaction.
(3)	Control of Trio by the SAE stockholders for purposes of the accounting treatment of the transaction is demonstrated by the fact that the former SAE stockholders as a whole hold or have voting power over at least 50.1% of all Trio shares outstanding in each scenario. This calculation is different than voting control under the terms of the Credit Agreement, which is based upon the number of shares Messrs. Hastings and Beatty are entitled to vote. See the section entitled “The Merger Proposal — Voting Proxy Agreements.”

THE NAME CHANGE PROPOSAL

The name change proposal, if approved, will provide for the amendment of Trio’s present amended and restated certificate of incorporation to change Trio’s corporate name from “Trio Merger Corp.” to “SAExploration Holdings, Inc.”

In the judgment of Trio’s board of directors, the change of Trio’s corporate name is desirable to reflect the merger with SAE. The name “SAExploration” has been associated with this geophysical services business for over a year and the name “South America Exploration” (from which “SAExploration” was derived) has been associated with this business for over six years. Stockholders will not be required to exchange outstanding stock certificates for new stock certificates if the amendment is adopted.

The approval of the name change proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Trio common stock on the record date.

A copy of Trio’s second amended and restated certificate of incorporation, as it will be in effect assuming approval of the name change proposal and the charter amendments proposal and its filing in the office of the Secretary of State of the State of Delaware, is attached to this proxy statement/information statement as Annex B.

If the merger proposal is not approved, the name change proposal will not be presented at the meeting. Pursuant to the merger agreement, approval of the name change proposal is a condition to the consummation of the merger. Unless this condition is waived by Trio and SAE, if the name change proposal is not approved, the merger will not be consummated even if the merger proposal is approved and the holders of 5,620,823 or fewer of the public shares properly demand that their public shares be converted into cash.

THE TRIO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT TRIO STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NAME CHANGE PROPOSAL.

THE CHARTER AMENDMENTS PROPOSAL

The charter amendments proposal, if approved, will provide for the amendment of Trio’s present amended and restated certificate of incorporation to:

•	specify that the Class A directors will serve a term expiring at the annual meeting of stockholders to be held in 2014, the Class B directors will serve for a term expiring at the annual meeting of stockholders to be held in 2015 and the Class C directors will serve for a term expiring at the annual meeting of stockholders to be held in 2016, and that, beginning with the 2014 annual meeting, each class of directors will be elected for a term of office to expire at the third succeeding annual meeting of stockholders after its election; and
•	delete the preamble and sections A through I, inclusive, of Article Sixth, as such provisions will no longer be applicable to Trio after the merger, and redesignate section J of Article Sixth as Article Sixth.

The provisions of Article Sixth that are proposed to be deleted, by the terms of the preamble (which will also be deleted), apply only during the period that will terminate upon the consummation of the business combination that will be effected by the merger:

•	Section A requires that Trio either (i) submit such business combination to its stockholders for approval pursuant to the proxy rules promulgated under the Exchange Act, or (ii) provide all holders of its shares of common stock with the opportunity to sell their shares to Trio, effective upon consummation of such business combination, for cash through a tender offer pursuant to the tender offer rules promulgated under the Exchange Act.
•	Section B provides that Trio may consummate a business combination that is submitted to its stockholders for approval only if a majority of the then outstanding shares of common stock present and entitled to vote at the meeting to approve such business combination are voted for the approval of such business combination.
•	Section C specifies the procedures for exercising conversion rights with respect to public shares, if Trio submits a business combination to its stockholders for approval.
•	Section D specifies the procedures for repurchasing public shares, if Trio provides all holders of its shares of common stock with the opportunity to sell their shares to Trio, effective upon combination of a business combination through a tender offer.
•	Section E prohibits Trio from consummating a business combination unless Trio has net tangible assets of at least $5 million upon consummation of such business combination.
•	Section F allowed Trio to repurchase public shares, commencing 61 days after the effectiveness of the registration statement for its initial public offering and ending on the announcement of the merger on December 11, 2012, in the manner described in such registration statement.
•	Section G provides that, if a business combination is not consummated by June 24, 2013, Trio will cease all operations except for the purposes of winding up, redeeming 100% of the public shares for cash and, subject to approval of Trio’s then stockholders and Trio’s board of directors, dissolving and liquidating.
•	Section H provides that holders of public shares are entitled to receive distributions from the trust account only by demanding conversion in accordance with section B, by selling such public shares to Trio in accordance with Section C or Section F, or in the event Trio has not consummated a business combination by June 24, 2013.
•	Section I prohibits Trio from issuing any shares of common stock, any securities convertible into common stock, or any securities which participate in or are otherwise entitled in any manner to any of the proceeds in the trust account or which vote as a class with the common stock on a business combination, prior to the consummation of a business combination.

In the judgment of Trio’s board of directors, the charter amendments proposal is desirable for the following reasons:

•	As no meetings of stockholders have been held since the initial public offering, the present directors are the same persons who were appointed at the time of Trio’s organization. The directors to be elected at the special meeting of stockholders to which this proxy statement/ information statement relates will serve for terms that expire in 2014 (Class A directors), 2015 (Class B directors) and 2016 (Class C directors). The proposed amendment to the present Article Sixth incorporates these classifications. Vacancies which occur between elections may be filled by the board of directors to serve for the remainder of the full term of the class in which the vacancy occurred.
•	Sections A through I of the present Article Sixth relate to the operation of Trio as a blank check company prior to the consummation of a business combination and will not be applicable after consummation of the merger. Accordingly, they will serve no further purpose. In addition, by deleting section H of Article Sixth, Trio will effectively change the period of its existence to perpetual. Perpetual existence is the usual period of existence for corporations and Trio’s board of directors believes it is the most appropriate period for Trio as the parent of the surviving company in the merger.

The approval of the charter amendments proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Trio common stock on the record date.

A copy of Trio’s second amended and restated certificate of incorporation, as it will be in effect assuming approval of the name change proposal and the charter amendments proposal and its filing in the office of the Secretary of State of the State of Delaware, is attached to this proxy statement/information statement as Annex B.

If the merger proposal and the name change proposal are not approved (and, in the case of the name change proposal, the applicable condition in the merger agreement is not waived), the charter amendments proposal will not be presented at the meeting. Pursuant to the merger agreement, approval of the charter amendments proposal is a condition to the consummation of the merger. Unless this condition is waived by Trio and SAE, if the charter amendments proposal is not approved, the merger will not be consummated even if the merger proposal is approved and the holders of 5,620,823 or fewer of the public shares properly demand that their public shares be converted into cash.

THE TRIO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT TRIO STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER AMENDMENTS PROPOSAL.

THE INCENTIVE COMPENSATION PLAN PROPOSAL

Background

Trio’s 2013 Long-Term Incentive Plan has been approved by Trio’s board of directors and will take effect upon consummation of the merger, provided that it is approved by the stockholders at the special meeting. Trio is submitting the plan to its stockholders for their approval so that options granted under the plan may qualify for treatment as incentive stock options, awards under the plan may constitute performance-based compensation not subject to Section 162(m) of the Internal Revenue Code and the plan will comply with the listing standards of Nasdaq.

A summary of the principal features of the plan is provided below, but is qualified in its entirety by reference to the full text of the plan, which is attached to this proxy statement/information statement as Annex C.

Description of Plan

Purpose

The purpose of the plan is to promote the long-term success of the company and create value for Trio’s stockholders. The plan is intended to:

•	encourage Trio’s employees to focus on long-term objectives;
•	help Trio attract and retain employees with exceptional qualifications; and
•	further align Trio’s employees’ interests with those of its other stockholders through compensation that is based on Trio common stock.

Eligible Participants

All Trio’s employees (including employees of its subsidiaries) are eligible to receive awards under the plan. The Committee may grant awards to employees who are foreign nationals on terms and conditions different from those specified in the plan, as the Committee deems necessary to achieve the purposes of the plan and comply with applicable foreign laws. Upon consummation of the merger, it is anticipated that the number of eligible participants will be approximately 50.

Administration

The plan will be administered by either the Compensation Committee of Trio’s board or a committee delegated by Trio’s board. Trio’s board may delegate to a committee of two or more members of the board who are “outside directors” as defined under Section 162(m)(4)(C) of the Code and “nonemployee directors” as defined in Rule 16b-3(d)(1) under the Exchange Act when granting awards to a “covered employee” within the meaning of Section 162(m)(3) of the Code who is then subject to Section 16 of the Exchange Act.

Trio’s board may (a) delegate to a committee of one or more members of the board who are not “outside directors” the authority to grant awards to eligible persons who are either (i) not then “covered employees” and are not expected to be “covered employees” at the time of recognition of income resulting from such award or (ii) not persons with respect to whom the Trio wishes to comply with Section 162(m) of the Code or (b) delegate to a committee of one or more members of the board who are not “nonemployee directors” the authority to grant awards to eligible persons who are not then subject to Section 16 of the Exchange Act. The board may also appoint one or more directors or officers to make grants of awards to employees who are not executive officers under Section 16 of the Exchange Act.

The Compensation Committee has the authority to interpret and construe all provisions of the plan and to make all decisions and determinations relating to the operation of the plan, including the authority and discretion to:

•	select the individuals to receive awards;
•	determine the time or times when awards will be granted and will vest;
•	establish the terms and conditions upon which awards may be exercised or settled; and
•	determine the conditions under which an unvested award may be accelerated or forfeited.

As used in this description of the plan, “Committee” means either the Compensation Committee or the directors or officers appointed by the board to make grants to employees who are not executive officers, as applicable.

Duration

If approved by the stockholders, the plan will be effective as of the date adopted by Trio’s board. The plan will continue in effect until the tenth anniversary of its adoption, unless earlier terminated by Trio’s board.

Shares Subject to Plan

Upon stockholder approval, a maximum of up to 792,513 shares of Trio common stock will be immediately available for issuance under the plan, including a maximum of up to 396,256 shares that may be issued pursuant to awards of restricted stock.

Any shares subject to awards under the plan will be counted against the shares available for issuance as one share for every share subject thereto. If an award under the plan is forfeited or is settled in cash, the subject shares will again be available for grant under the plan.

In the event of a subdivision of Trio’s outstanding shares of common stock, a declaration of a dividend payable in shares of common stock, or a combination or consolidation of the outstanding shares of common stock (by reclassification or otherwise) into a lesser number of shares, the maximum number of shares of common stock remaining available for awards under the plan, the numbers of shares subject to outstanding awards, the exercise prices under outstanding awards and the limits on awards will be proportionately adjusted automatically, to prevent dilution or enlargement of benefits under the plan. In the event of a declaration of an extraordinary dividend payable in form other than common stock in an amount that has a material effect on the price of Trio’s common stock, a capitalization, a spin-off, or a similar occurrence, the Compensation Committee will make such adjustments to the foregoing as it deems appropriate in its sole discretion.

Award Agreements

The terms and conditions of each award made under the plan will be outlined in a written award agreement between the company and the participant.

Types of Awards

The plan provides for the following types of awards:

•	stock options;
•	stock appreciation rights;
•	restricted stock;
•	stock units; and
•	performance cash awards.

Stock Options.  The Committee may from time to time award stock options to any eligible participant. Stock options give the holder the right to purchase shares of Trio common stock within a specified time at a specified price. Two types of stock options may be granted under the plan: incentive stock options, or “ISOs,” which are subject to special U.S. tax treatment as described below, and nonstatutory options, or “NSOs.” As specified in the applicable award agreement, awards of stock options may be subject to vesting conditions, may provide for accelerated exercisability in the event of the optionee’s death, disability, or retirement, or upon other events, and may provide for forfeiture in the event the optionee ceases to be an employee. The exercise price of a stock option cannot be less than the fair market value of a share of common stock at the time of grant unless the option is being granted in substitution for an outstanding option as part of a corporate transaction (such as a merger). Notwithstanding, if an ISO is granted to a person who, at the time of grant, owns common stock possessing more than 10% of the total combined voting power of all classes of Trio’s voting stock, such ISO cannot have an exercise price less than 110% of the fair market value of a share of common stock at the time of grant and cannot expire more than five years after the date of the original grant. Upon exercise, the exercise price of a stock option may be paid in cash or cash equivalents or, at the discretion of the Compensation Committee, by the surrender of common stock already owned by the optionee, by delivering an irrevocable instruction directing a securities broker to sell all or part of the shares being purchased, by delivering a full recourse promissory note, or by making payment in any other form consistent with applicable law. The expiration dates of ISOs cannot be more than ten years after the date of the original grant. The Committee may offer to buy out an outstanding stock option for cash or cash equivalents or authorize an optionee to elect to cash out an outstanding option provided that cash payments shall not exceed the fair market value less the exercise price. Prior to the issuance of shares of common stock upon the exercise of a stock option, no right to vote or receive dividends or any other rights as a stockholder will exist for the underlying shares.

Stock Appreciation Rights.  The Committee may grant stock appreciation rights under the plan. A stock appreciation right entitles the holder upon exercise to receive an amount in shares of common stock, cash or a combination thereof (as determined by the Committee), computed by reference to appreciation in the value of Trio common stock. Stock appreciation rights may be granted alone or in tandem with a stock option. As specified in the applicable award agreement, awards of stock appreciation rights may be subject to vesting conditions, may provide for accelerated exercisability in the event of the holder’s death, disability, or retirement, or upon other events, and may provide for forfeiture in the event the holder ceases to be an employee. The exercise price of a stock appreciation right cannot be less than the fair market value of a share of common stock at the time of grant. Upon exercise, the holder of a stock appreciation right will receive shares of common stock, cash, or a combination of both, as the Compensation Committee shall determine. Prior to the issuance of shares of common stock upon the exercise of a stock appreciation right, no right to vote or receive dividends or any other rights as a stockholder will exist for the underlying shares.

Restricted Stock.  The Committee may grant restricted shares of common stock to such eligible participants, in such amounts, and subject to such terms and conditions as the Committee determines in its discretion. Awards of restricted shares of common stock may be made in exchange for services or other lawful consideration and may or may not be contingent on the satisfaction of performance targets. Awards of restricted stock may be subject to vesting conditions and to the attainment of performance criteria as specified in the applicable award agreement. Any conditions to vesting and performance criteria may be waived in the event of a change in control of Trio, or the holder’s death or disability. Subject to any restrictions, conditions and forfeiture provisions placed on such restricted shares by the Committee, any recipient of an award of restricted stock will have all the rights of a stockholder of the company, including the right to vote the shares. However, the award agreement may require that dividends be accumulated and paid when the restricted shares vest or be issued as additional restricted shares.

Stock Units.  The Committee may grant units having a value equal to an identical number of shares of common stock to such eligible participants, in such amounts, and subject to such terms and conditions as the Committee determines in its discretion. Awards of stock units may be subject to vesting conditions and to the attainment of performance criteria as specified in the applicable award agreement. Any conditions to vesting and performance criteria may be waived in the event of a change in control of Trio, or the holder’s death or disability. If the requirements specified by the Committee are met, then on the designated settlement date, the holder of such units will receive shares of common stock, cash or any combination thereof, equal to the fair market value of the corresponding number of shares of common stock. Payment of such amount may be deferred until a later date. Stock units awarded under the plan may include a right to receive dividend equivalents, which would entitle the holder of a stock unit to receive a credit for the amount equal to the dividends paid on an equal number of shares of Trio common stock while the stock unit is outstanding. Dividend equivalents are settled in the same manner as stock units and, prior to distribution, any dividend equivalents that are not paid are subject to the same terms and conditions as the stock units to which they attach. Prior to an issuance of shares of common stock in settlement of a stock unit, no right to vote as a stockholder will exist with respect to the underlying shares.

Performance Cash Awards.  The Committee may grant cash awards contingent on the satisfaction of certain performance criteria, which must include performance of the Company or a business unit of the Company for a specified period meeting or exceeding a target set in advance by the Committee. Any conditions to vesting or performance criteria may be waived in the event of a change in control of Trio, or the holder’s death or disability. If the requirements specified by the Committee are met, the award will be paid to the holder in cash.

Performance Goals

The Committee, in its discretion, may designate any restricted stock or stock units granted under the plan as a qualified performance-based award in order to make the taxable compensation amount of the award fully deductible without regard to the $1,000,000 compensation deduction limit imposed by Section 162(m) of the Internal Revenue Code. If an award is so designated, the Committee must establish objectively determinable performance goals for the award based on one or more of the following business criteria:

•	revenue (or any sub-component thereof)
•	revenue growth
•	operating costs
•	operating margin as a percentage of revenue
•	earnings before interest, taxes, depreciation, and amortization
•	earnings before income taxes
•	net operating profit after taxes
•	net income
•	net income as a percentage of revenue
•	free cash flow
•	earnings per share
•	net operating profit after taxes per share
•	free cash flow per share
•	return on net assets employed before interest and taxes
•	return on equity, investment, invested capital, net capital employed, assets, or net assets
•	total stockholder return or relative total stockholder return (as compared with one of Trio’s peer groups)
•	safety performance metrics, including relative to industry standards
•	strategic team goals

Limitations on Grants

Subject to adjustment as described above, the maximum number of shares of common stock or amount of cash subject to each type of award that may be granted under the plan in any calendar year to any one person is as follows:

Stock Options	150,000
Stock Appreciation Rights	20,000
Restricted Stock	100,000
Stock Units	20,000
Performance Cash Awards	$1,200,000

Transferability of Awards

Awards made under the plan will generally not be transferable, except in the event of the death of the participant. However, the Committee may authorize all or a portion of any award (other than ISOs) to be granted on terms which permit transfer by the participant to the spouse, parents, children, stepchildren, adoptive relationships, sisters, brothers or grandchildren of the participant and to certain trusts, partnerships or limited liability companies related to the participant. Following transfer, any such awards will continue to be subject to the same terms and conditions as were applicable immediately prior to the transfer.

Change in Control; Reorganizations

An award agreement may provide, or the Committee may amend an award agreement to provide, that, upon a change in control of the company, the award will vest or become exercisable. A “change in control” includes any of the following:

•	a change in the composition of Trio’s board such that a majority of the board consists of individuals other than directors (i) serving on the board as of the effective date of the plan, or (ii) nominated or appointed to the board by at least 50% of those directors or directors who become incumbents by virtue of such a nomination or appointment, whom we sometimes refer to as “incumbent directors”;
•	a reorganization, merger, consolidation, share exchange or other business combination involving Trio or any of its subsidiaries, or a disposition of substantially all of Trio’s assets, or Trio’s acquisition of the assets or stock of another entity, except where Trio’s beneficial holders prior to such transaction hold at least 50% of the combined voting power of the surviving entity, no person or group becomes a beneficial owner of 50% or more of the surviving company’s common stock or voting power, and incumbent directors continue to constitute a majority of Trio’s board;
•	at least 50% of Trio common stock has been acquired by one person or persons acting as a group; or
•	the company is liquidating or selling all or substantially all of its assets.

If Trio becomes a party to a merger or consolidation, the agreement of merger or consolidation must provide for one or more of the following with respect to all awards outstanding under the plan:

•	the continuation of such outstanding awards (if the company is the surviving corporation);
•	the assumption of such outstanding awards by the surviving corporation or its parent, provided that the assumption of stock options or stock appreciation rights shall comply with Section 424(a) of the Internal Revenue Code;
•	the substitution by the surviving corporation or its parent of new awards for such outstanding awards, provided that the substitution of stock options or stock appreciation rights shall comply with Section 424(a) of the Internal Revenue Code.
•	full exercisability of outstanding stock options and stock appreciation rights and full vesting of the Common Shares subject to such stock options and stock appreciation rights, followed by their cancellation immediately prior to the closing of the merger;
•	the cancellation of outstanding stock options and stock appreciation rights and a payment to the optionees equal to the excess of (i) the fair market value of the common stock subject to such stock options and stock appreciation rights as of the closing date of such merger or consolidation over (ii) their exercise price;
•	the cancellation of outstanding stock units and a payment to the holders equal to the fair market value of the common stock subject to such stock units as of the closing date of such merger or consolidation; or
•	full vesting of the common stock subject to restricted stock awards.

The foregoing, as well as the provisions of any award agreement providing for exercisability, transfer or accelerated vesting of any stock option, stock appreciation right, restricted stock or stock unit shall be inapplicable to an award granted within six months before the occurrence of any other change in control, if the holder is subject to the reporting requirements of Section 16(a) of the Exchange Act and no exception from liability under Section 16(b) of the Exchange Act is available.

Awards Under Other Plans

Trio may grant awards under other plans or programs which may be settled in the form of shares of common stock issued under the plan. Those shares will be treated as shares of common stock issued in settlement of stock units under the plan and will reduce the maximum number of shares available under the plan.

Amendment and Termination

Trio’s board may, at any time, amend or terminate the plan without stockholder approval unless, in the case of an amendment, applicable law or stock exchange rules would require stockholder approval. No amendment or termination may affect the rights of any participant under any award previously granted under the plan. All outstanding awards will terminate immediately before Trio’s dissolution or liquidation.

Certain Federal Income Tax Consequences

Tax Consequences to Participants

The following is a brief summary of certain United States federal income tax consequences relating to awards under the plan. This summary is not intended to be complete and does not describe state, local, foreign, or other tax consequences. The tax information summarized is not tax advice.

Nonqualified Stock Options.  In general, (i) no income will be recognized by an optionee at the time an NSO is granted; (ii) at the time of exercise of an NSO, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares of common stock and the fair market value of the shares, if unrestricted, on the date of exercise; and (iii) at the time of sale of shares of common stock acquired pursuant to the exercise of an NSO, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options.  No income will be recognized by an optionee upon the grant of an ISO. In general, no income will be recognized upon the exercise of an ISO. However, the difference between the option price paid and the fair market value of the shares at exercise may constitute a preference item for the alternative minimum tax. If shares of common stock are issued to the optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of the grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If shares of common stock acquired upon the timely exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

Stock Appreciation Rights.  No income will be recognized by a participant in connection with the grant of a stock appreciation right. When the stock appreciation right is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares of common stock or other property received on the exercise.

Restricted Stock.  The recipient of restricted shares of common stock generally will not be subject to tax until the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Internal Revenue Code (the “Restrictions”). At such time the recipient will be subject to tax at ordinary income rates on the fair market value of the restricted shares (reduced by any amount paid by the participant for such restricted shares). However, a recipient who so elects under Section 83(b) of the Internal Revenue Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted shares. Any appreciation (or depreciation) realized upon a later disposition of such shares will be treated as long-term or short-term capital gain (or loss) depending upon how long the shares have been held. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject to the restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.

Stock Units.  Generally, no income will be recognized upon the award of stock units. The recipient of a stock unit award generally will be subject to tax at ordinary income rates on any cash received and the fair market value of any unrestricted shares of common stock or other property on the date that such amounts are transferred to the participant under the award (reduced by any amount paid by the participant for such stock units). Stock units that are granted in one year and payable in a later year generally are subject to Section 409A of the Internal Revenue Code. Awards subject to Section 409A may be subject to earlier taxation and additional taxes and penalties. Trio intends that any awards of stock units under the plan will be structured to satisfy the short-term deferral exemption under Section 409A or otherwise meet the requirements of Section 409A in order to avoid early taxation and penalties to the recipient.

Performance Cash Awards.  Generally, no income will be recognized in connection with a performance cash award until it vests. The recipient of a performance cash award generally will be subject to tax at ordinary income rates on any cash received. Performance cash awards that are granted in one year and payable in a later year generally are subject to Section 409A of the Internal Revenue Code. Awards subject to Section 409A may be subject to earlier taxation and additional taxes and penalties. Trio intends that any awards of performance cash under the plan will be structured to satisfy the short-term deferral exemption under Section 409A or otherwise meet the requirements of Section 409A in order to avoid early taxation and penalties to the recipient.

Trio’s Tax Consequences

To the extent that a participant recognizes ordinary income in the circumstances described above, the company will be entitled to a corresponding deduction provided that, among other things, (i) the income meets the test of reasonableness, (ii) is an ordinary and necessary business expense, (iii) is not an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, (iv) is properly reported to the IRS and (v) is not disallowed by the $1,000,000 limitation on certain executive compensation under Section 162(m) of the Internal Revenue Code. The Section 162(m) deduction limit applies to compensation paid to Trio’s chief executive officer and its three other most highly compensated officers (other than its chief financial officer) in a given year. The limit does not apply to certain types of performance-based compensation if certain conditions are met. These conditions include stockholder approval of the plan under which the compensation is paid and, for awards other than stock options and stock appreciation rights, the establishment of performance criteria that must be satisfied in order for the award to vest. Trio believes that the design of the plan, including the performance criteria described above for use as the bases of performance goals, will allow the Committee, in its discretion, to grant awards that will qualify for treatment as performance-based compensation not subject to the deduction limit.

Tax Withholding

Trio has the right to deduct or withhold, or require a participant to remit to Trio, an amount sufficient to satisfy federal, state, and local taxes (including employment taxes) required by law to be withheld on any exercise, lapse of restriction or other taxable event arising as a result of the plan. The Compensation Committee may permit a holder of an award to satisfy all or part of such withholding obligations by having Trio withhold all or a portion of any shares of common stock that would otherwise have been issued to the holder or by surrendering shares previously acquired.

New Plan Benefits

To date, no awards have been granted under the plan. All awards under the plan will be at the discretion of the Committee. Therefore, should the plan receive stockholder approval, no participant would be guaranteed any type of award. It is not presently possible to determine the benefits or amounts that will be received by Trio’s named executive officers or its other employees pursuant to the plan in the future.

Recommendation and Vote Required

Approval of the incentive compensation plan will require the affirmative vote of the holders of a majority of the outstanding shares of Trio common stock represented in person or by proxy at the meeting and entitled to vote thereon.

If the merger proposal, the name change proposal and the charter amendments proposal are not approved (and, in the case of the name change proposal and the charter amendments proposal, the applicable condition in the merger agreement is not waived), the incentive compensation plan proposal will not be presented at the meeting.

THE TRIO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT TRIO STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE COMPENSATION PLAN PROPOSAL.

THE DIRECTOR ELECTION PROPOSAL

Election of Directors

At the special meeting, eight directors will be elected to Trio’s board of directors, of whom three will be Class A directors serving until the annual meeting to be held in 2014, two will be Class B directors serving until the annual meeting to be held in 2015 and three will be Class C directors serving until the annual meeting to be held in 2016 and, in each case, until their successors are elected and qualified.

Upon consummation of the merger, if the individuals nominated by Trio’s nominating committee are elected, the directors of Trio will be as follows:

•	in the class to stand for reelection in 2014: Jeff Hastings, Brent Whiteley and Gary Dalton;
•	in the class to stand for reelection in 2015: Brian Beatty and Arnold Wong; and
•	in the class to stand for reelection in 2016: Eric S. Rosenfeld, David D. Sgro and Gregory R. Monahan.

The election of directors requires a plurality vote of the shares of common stock present in person or represented by proxy and entitled to vote at the special meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

Unless authority is withheld or the shares are subject to a broker non-vote, the proxies solicited by the board of directors will be voted “FOR” the election of these nominees. In case any of the nominees becomes unavailable for election to the board of directors, an event that is not anticipated, the persons named as proxies, or their substitutes, will have full discretion and authority to vote or refrain from voting for any other candidate in accordance with their judgment.

If the merger proposal, the name change proposal and the charter amendments proposal are not approved (and, in the case of the name change proposal and the charter amendments proposal, the applicable condition in the merger agreement is not waived), the director election proposal will not be presented at the meeting.

Information About Executive Officers, Directors and Nominees

Currently, Trio’s board of directors consists of Messrs. Eric S. Rosenfeld, David D. Sgro, Mark Hauser, Barry Erdos and David Boris. Mr. Rosenfeld also serves as Trio’s chairman of the board and chief executive officer and Mr. Sgro serves as Trio’s chief financial officer. At the effective time of the merger and assuming the election of the individuals set forth above, in accordance with the terms of the merger agreement, the board of directors and executive officers of Trio will be as follows:

Name	Age	Position
Jeff Hastings	55	Executive Chairman of the Board and Director
Brian Beatty	50	Chief Executive Officer, President and Director
Brent Whiteley	47	Chief Financial Officer, General Counsel, Secretary and Director
Gary Dalton	58	Director
Arnold Wong	47	Director
Eric S. Rosenfeld	55	Director
David D. Sgro	36	Director
Gregory R. Monahan	39	Director

Jeff Hastings will be Trio’s executive chairman of the board and a member of its board of directors upon the consummation of the merger. He has been the majority stockholder of SAE since 2008. In March 2011, he became the executive chairman of SAE. Previously, he was the president and an owner of Fairweather Geophysical, which primarily performed seismic operations in Alaska, and which was acquired by Veritas DGC Inc. in 2000. From 2000 until becoming the majority stockholder of SAE in 2008, Mr. Hastings was with Veritas in multiple positions, including Operations Manager for Alaska. Mr. Hastings has over 35 years of experience in the geophysical industry. Trio’s nominating committee has determined that Mr. Hastings should be nominated for election as a director based on his extensive knowledge of SAE and his experience in the geophysical industry.

Brian Beatty will be Trio’s chief executive officer and president and a member of its board of directors upon the consummation of the merger. He founded SAE in 2006 and has been the chief executive officer and president of SAE since its inception. Prior to founding SAE, Mr. Beatty held many positions with Veritas DGC Inc., beginning as a seismic field manager and eventually managing all of Veritas’ South American operations and establishing Veritas’ business in Peru, Chile, Argentina, Brazil and Bolivia. Mr. Beatty has over 30 years of experience in the geophysical industry working on numerous different geographies. Trio’s nominating committee has determined that Mr. Beatty should be nominated for election as a director based on his extensive knowledge of SAE and his experience in the geophysical industry.

Arnold Wong will be a member of Trio’s board of directors upon the consummation of the merger. Since June 2012, he has been a managing director for Cyan Partners, LP. Previously, from November 2008 through June 2012, he was a senior credit officer at Citigroup Global Markets, Inc. (“Citigroup”) in the restructuring/workout group with primary responsibility for optimizing portfolio values and exposure management, and most recently a director in the risk management group of Citigroup. From 1995 through March 2008, Mr. Wong was a member of the leveraged finance capital markets group of Citigroup specializing in loan and high-yield origination, execution and management. He also served as a director of Citigroup from 2003 through 2008. He originally joined Citigroup in 1995. Mr. Wong holds a bachelor of arts in economics from the University of Chicago. Trio’s nominating committee has determined that Mr. Wong should be nominated for election as a director based on his financial and risk management experience.

Brent Whiteley will be Trio’s chief financial officer, general counsel and secretary and a member of its board of directors upon the consummation of the merger. He is currently SAE’s chief financial officer, general counsel and secretary. He was named chief operating officer, chief financial officer, general counsel and secretary of SAE in March 2011, but resigned as chief operating officer in November 2011. Previously, Mr. Whiteley served as General Counsel-Western Hemisphere and then in January 2008 became a senior vice president of CGG Veritas operating its North and South American land acquisition business. Mr. Whiteley holds a BBA finance/real estate from Baylor University, a JD from South Texas College of Law, and an MBA from Rice University — Jesse H. Jones Graduate School of Management. Trio’s nominating committee has determined that Mr. Whiteley should be nominated for election as a director based on his legal and operational experience with geophysical industries.

Gary Dalton will be a member of Trio’s board of directors upon consummation of the merger. He has been the president of Latash Investments LLC, an investment advisory firm based in Alaska, since 2001. He previously served as chief financial officer and executive vice president at National Bank of Alaska for more than 20 years. Prior to joining National Bank of Alaska, he worked for the Comptroller of the Currency as a Bank Examiner. Mr. Dalton is a Trustee of the Alaska Permanent Fund Corporation and a board member of the Alaska Museum Foundation. He graduated from the University of Puget Sound. Trio’s nominating committee has determined that Mr. Dalton should be nominated for election as a director based on his investment and financial expertise.

Eric S. Rosenfeld will be a member of Trio’s board of directors upon the consummation of the merger. He has been Trio’s chairman of the board and chief executive officer since its inception. Mr. Rosenfeld has been the president and chief executive officer of Crescendo Partners, L.P., a New York-based investment firm, since its formation in November 1998. He has also been the senior managing member of Crescendo Advisors II LLC, the entity providing Trio with general and administrative services, since its formation in August 2000. In March 2008, Mr. Rosenfeld became the chairman of the board, chief executive and president of Symphony Acquisition Corp. and Staccato Acquisition Corp., two blank check companies, each formed to complete a business combination with one or more businesses or entities. Due to market conditions, neither Symphony Acquisition Corp. nor Staccato Acquisition Corp. completed its initial public offering and neither engaged in any substantive operations. From April 2006 until July 2008, Mr. Rosenfeld served as the chairman of the board, chief executive officer and president of Rhapsody Acquisition Corp., a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. Rhapsody Acquisition Corp. completed its business combination in July 2008 with Primoris Corporation and changed its name to Primoris Services Corporation and is now listed on the NASDAQ Stock Market. Mr. Rosenfeld has served as a director of that company since the merger. From its inception in April 2004 until June 2006, he was the chairman of the board, chief executive officer and president of Arpeggio Acquisition Corporation, an OTCBB-listed blank check company formed to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. Arpeggio Acquisition Corporation completed its business combination in June 2006 with Hill International, Inc., now listed on the NYSE. Mr. Rosenfeld served as a director of Hill International, Inc. from the time of the business combination until June 2010. Mr. Rosenfeld is currently chairman of the board of CPI Aerostructures, Inc. an American Stock Exchange-listed company engaged in the contract production of structural aircraft parts principally for the U.S. Air Force and other branches of the U.S. armed forces. He became a director in April 2003 and chairman in January 2005. Mr. Rosenfeld has also served on the board of Cott Corporation, a NYSE-listed beverage company, since June 2008. Since December 2012, Mr. Rosenfeld has been a board member of Absolute Software Corporation, a Toronto Stock Exchange listed provider of security and management for computers and ultra-portable devices.

Prior to forming Crescendo Partners, Mr. Rosenfeld had been managing director at CIBC Oppenheimer and its predecessor company Oppenheimer & Co., Inc. since 1985. He was also chairman of the board of Spar Aerospace Limited, a company that provides repair and overhaul services for aircraft and helicopters used by governments and commercial airlines, from May 1999 through November 2001, until its sale to L-3 Communications. He served as a director of Hip Interactive, a Toronto Stock Exchange-listed company that distributes and develops electronic entertainment products, from November 2004 until July 2005. Mr. Rosenfeld also served as a director of AD OPT Technologies Inc., which was a Toronto Stock Exchange-listed company from April 2003 to November 2004, when it was acquired by Kronos Inc. Mr. Rosenfeld also served as a director and head of the special committee of Pivotal Corporation, a Canadian-based customer relations management software company that was sold to Chinadotcom in February 2004. He was a director of Sierra Systems Group, Inc., a Toronto Stock Exchange-listed information technology, management consulting and systems integration firm based in Canada from October 2003 until its sale in January 2007. From October 2005 through March 2006, Mr. Rosenfeld was a director of Geac Computer Corporation Limited, a Toronto Stock Exchange and NASDAQ-listed software company, which was acquired by Golden Gate Capital. He was also a director of Emergis Inc., a Toronto Stock Exchange-listed company that enables the electronic processing of transactions in the finance and healthcare industries, from July 2004 until its sale to Telus Corporation in January 2008. Mr. Rosenfeld also served on the board of Matrikon Inc. a Toronto Stock Exchange-listed provider of solutions for industrial intelligence, from July 2007 until its sale to Honeywell International, Inc. in June 2010. He was also a member of the board of Dalsa Corporation, a Toronto Stock Exchange-listed company that designs and manufactures digital imaging products, from February 2008 until its sale to Teledyne in February 2011. From October 2005 until its final liquidation in December 2012, he was the chairman of the board of Computer Horizons Corp., quoted on the OTCBB, that, before the sale of the last of its operating businesses in February 2007 (at which time it was NASDAQ-listed), provided information technology professional services with a concentration in sourcing and managed services.

Mr. Rosenfeld is a regular guest lecturer at Columbia Business School and has served on numerous panels at Queen’s University Business Law School Symposia, McGill Law School, the World Presidents’ Organization and the Value Investing Congress. He is a faculty member at the Director’s College. He has also been a regular guest host on CNBC. Mr. Rosenfeld received an A.B. in economics from Brown University and an M.B.A. from the Harvard Business School.

Trio’s nominating committee has determined that Mr. Rosenfeld should be nominated for election as a director based on his public company experience and operational experience.

David D. Sgro, CFA, will be a member of Trio’s board of directors upon the consummation of the merger. He has been Trio’s chief financial officer and secretary since its inception and a member of its board of directors since March 2011. From April 2006 to July 2008, Mr. Sgro served as the chief financial officer of Rhapsody Acquisition Corp. and from July 2008 to May 2011, Mr. Sgro served as a director of Primoris Services Corporation. Mr. Sgro has been a Managing Director of Crescendo Partners, L.P., a Delaware limited partnership, since December 2008, a Senior Vice President from December 2007 to December 2008, a Vice President from December 2005 to December 2007, and an investment analyst from May 2005 to December 2005. Mr. Sgro served on the board of Bridgewater Systems, Inc., a TSX listed telecommunications software company, from June 2008 until its sale to Amdocs in August 2011. In March 2008, Mr. Sgro became the chief financial officer, secretary and a director of each of Symphony Acquisition Corp. and Staccato

Acquisition Corp. From August 2003 to May 2005, Mr. Sgro attended Columbia Business School. From June 1998 to May 2003, he worked as an analyst and then senior analyst at Management Planning, Inc., a firm engaged in the valuation of privately held companies. Simultaneously, Mr. Sgro worked as an associate with MPI Securities, Management Planning, Inc.’s boutique investment banking affiliate. From June 2004 to August 2004, Mr. Sgro worked as an analyst at Brandes Investment Partners. Mr. Sgro received a B.S. in Finance from The College of New Jersey and an M.B.A. from Columbia Business School. In 2001, he became a Chartered Financial Analyst (CFA) Charterholder. Mr. Sgro is a regular guest lecturer at the College of New Jersey and Columbia Business School. Trio’s nominating committee has determined that Mr. Sgro should be nominated for election as a director based on his public company experience and operational experience.

Gregory R. Monahan will be a member of Trio’s board of directors upon the consummation of the merger. He has been a Managing Director of Crescendo Partners, L.P., since December 2008 and has held various positions at Crescendo Partners since May 2005. Prior to Mr. Monahan’s time with Crescendo Partners, he was the founder of Bind Network Solutions, a consulting firm focused on network infrastructure and security. Mr. Monahan serves on the board of directors of Cott Corporation, a beverage producer that is listed on the New York Stock Exchange and the Toronto Stock Exchange. He also serves on the board of directors of Absolute Software Corp., a leader in firmware-embedded endpoint security and management for computers and ultra-portable devices, and COM DEV International, a leading designer and manufacturer of space hardware subsystems. He previously served on the board of Bridgewater Systems, a telecommunications software provider, and O’Charley’s Inc., a multi-concept restaurant company that was previously listed on the Nasdaq Global Select Market. Trio’s nominating committee has determined that Mr. Monahan should be nominated for election as a director based on his financial expertise, including extensive expertise with capital markets transactions and investments in both public and private companies.

Meetings and Committees of the Board of Directors of Trio

During the fiscal year ended December 31, 2012, Trio’s board of directors held seven meetings. Trio expects its directors to attend all board and any meetings of committees of which they are members and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Each of Trio’s current directors attended at least 75% of the aggregate number of meetings of the board and meetings of committees of which he was a member in fiscal year 2012. Although Trio does not have any formal policy regarding director attendance at stockholder meetings, Trio will attempt to schedule its meetings so that all of its directors can attend.

Trio has a separately standing audit committee and a separately standing nominating committee. At this time, Trio has no separately standing compensation committee. However, upon consummation of the merger, Trio will dissolve the nominating committee and establish a separately standing compensation committee.

Independence of Directors

Trio adheres to the rules of Nasdaq in determining whether a director is independent. The board of directors of Trio consults with its counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The Nasdaq listing standards define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Consistent with these considerations, the board of directors of Trio has affirmatively determined that, upon their election to the board of directors and upon consummation of the merger, Messrs. Dalton, Rosenfeld, Sgro and Monahan will be the independent directors of Trio. Currently, Messrs. Barry Erdos, Mark Hauser and David Boris are the independent directors of Trio. Trio’s independent directors have regularly scheduled meetings at which only independent directors are present.

Upon the closing of the merger, it is anticipated that certain of Trio’s initial stockholders will grant to CLCH at the closing of the merger an irrevocable proxy and power of attorney to vote a number of initial shares to be mutually determined by the parties so that Jeff Hastings and Brian A. Beatty collectively will have control over at least 51% of the Trio common stock after the closing of the merger. As a result, it is anticipated that

Trio will be considered a “controlled company” for the purposes of the Nasdaq listing requirements (a corporation of which more than 50% of the voting power is held by an individual, a group or another company).

Board Leadership Structure and Role in Risk Oversight

Currently, Eric S. Rosenfeld serves as Trio’s chairman of the board and chief executive officer. However, Trio’s board of directors has determined, upon consummation of the merger, to keep separate the positions of board chairman and chief executive officer. This permits Trio’s chief executive officer to concentrate his efforts primarily on managing Trio’s business operations and development. This also allows Trio to maintain an independent board chairman who oversees, among other things, communications and relations between its board of directors and senior management, consideration by its board of directors of its strategies and policies and its board of director’s evaluation of its chief executive officer.

Trio’s board of directors’ primary function is one of oversight. Its board of directors as a whole has responsibility for risk oversight and reviews management’s risk assessment and risk management policies and procedures. Its audit committee discusses with management Trio’s major financial risk exposures and the committee reports findings to Trio’s board of directors in connection with its risk oversight review.

Audit Committee Information

Effective June 2011, Trio established an audit committee of the board of directors, which presently consists of Messrs. Barry Erdos, Mark Hauser and David Boris, with Mr. Erdos serving as chairman. Upon consummation of the merger, the audit committee will consist of Messrs. Sgro, Monahan and Dalton, with Mr. Sgro serving as chairman. Each of the members of the audit committee are, and each of the members of the audit committee upon consummation of the merger will be, independent under the applicable Nasdaq listing standards. The audit committee has a written charter, which is attached to this proxy statement/information statement as Annex H. The purpose of the audit committee is to appoint, retain, set compensation of, and supervise Trio’s independent accountants, review the results and scope of the audit and other accounting related services and review Trio’s accounting practices and systems of internal accounting and disclosure controls.

The audit committee’s duties, which are specified in the audit committee charter, include, but are not limited to:

•	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in Trio’s Form 10-K;
•	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of Trio’s financial statements;
•	discussing with management major risk assessment and risk management policies;
•	monitoring the independence of Trio’s independent auditor;
•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;
•	reviewing and approving all related-party transactions;
•	inquiring and discussing with management Trio’s compliance with applicable laws and regulations;
•	pre-approving all audit services and permitted non-audit services to be performed by Trio’s independent auditor, including the fees and terms of the services to be performed;
•	appointing or replacing the independent auditor;
•	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•	establishing procedures for the receipt, retention and treatment of complaints received by Trio regarding accounting, internal accounting controls or reports which raise material issues regarding Trio’s financial statements or accounting policies; and
•	approving reimbursement of expenses incurred by Trio’s management team in identifying potential target businesses.

During the fiscal year ended December 31, 2012, Trio’s audit committee held four meetings. Each of Trio’s audit committee members attended all of the meetings of the audit committee in fiscal year 2012.

Financial Experts on Audit Committee

The audit committee will at all times be composed exclusively of “independent directors,” as defined for audit committee members under the Nasdaq listing standards and the rules and regulations of the SEC, who are “financially literate,” as defined under Nasdaq’s listing standards. Nasdaq’s listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, Trio will be required to certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. Currently, Mr. Barry Erdos satisfies Nasdaq’s definition of financial sophistication and also qualifies as an “audit committee financial expert” as defined under rules and regulations of the SEC. The board of directors has determined that, upon consummation of the merger, Mr. Sgro will satisfy Nasdaq’s definition of financial sophistication and also will qualify as an “audit committee financial expert” as defined under rules and regulations of the SEC.

Independent Auditors’ Fees

The firm of Marcum LLP (“Marcum”) acts as Trio’s independent registered public accounting firm. The following is a summary of fees paid or to be paid to Marcum for services rendered. The firm of Grant Thornton acts as SAE’s principal accountant. Grant Thornton will act as Trio’s principal accountant after consummation of the merger. Marcum has not waived its right to make claims against the funds in Trio’s trust account for fees of any nature owed to it.

Audit Fees

During the period from February 2, 2011 (inception) to December 31, 2011 and the fiscal year ended December 31, 2012, audit fees for Trio’s independent registered public accounting firm were $58,101 and $42,500, respectively.

Audit-Related Fees

During the period from February 2, 2011 (inception) to December 31, 2011 and the fiscal year ended December 31, 2012, Trio incurred fees of $26,222 related to the review of its registration statement for its initial public offering.

Tax Fees

During the period from February 2, 2011 (inception) to December 31, 2011 and the fiscal year ended December 31, 2012, Trio did not incur any fees for tax services provided to it.

All Other Fees

During the period from February 2, 2011 (inception) to December 31, 2011 and the fiscal year ended December 31, 2012, there were no fees billed for services provided by Trio’s independent registered public accounting firm other than those set forth above.

Audit Committee Pre-Approval Policies and Procedures

Since Trio’s audit committee was not formed until June 2011, the audit committee did not pre-approve the foregoing services prior to such date, although any services rendered prior to the formation of the audit committee were reviewed and ratified by the committee following its formation. The audit committee pre-approved all the foregoing services subsequent to such date. In accordance with Section 10A(i) of the

Exchange Act, before Trio engages its independent accountant to render audit or non-audit services on a going-forward basis, the engagement will be approved by Trio’s audit committee.

Audit Committee Report

Trio’s audit committee is responsible for supervising Trio’s independent accountants, reviewing the results and scope of the audit and other accounting related services and reviewing Trio’s accounting practices and systems of internal accounting and disclosure controls, among other things. These responsibilities include reviewing and discussing with management and the independent auditor the annual audited financial statements. The audit committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of Trio’s financial statements.

In fulfilling its oversight responsibility of appointing and reviewing the services performed by Trio’s independent registered public accounting firm, the audit committee carefully reviews the policies and procedures for the engagement of the independent registered public accounting firm, including the scope of the audit, audit fees, auditor independence matters and the extent to which the independent registered public accounting firm may be retained to perform non-audit related services.

The audit committee has reviewed and discussed the audited financial statements for the year ended December 31, 2012 with Trio’s management and Marcum, Trio’s independent registered public accounting firm. The audit committee has also discussed with Marcum the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3200T regarding “Communication with Audit Committees.”

The audit committee also has received and reviewed the written disclosures and the letter from Marcum required by applicable requirements of the Public Company Accounting Oversight Board regarding Marcum’s communications with the audit committee concerning independence, and has discussed with Marcum its independence from Trio.

Based on the reviews and discussions referred to above, the audit committee recommended to the board that the financial statements referred to above be included in Trio’s annual report on Form 10-K for the year ended December 31, 2012.

Members of the Audit Committee:
Barry Erdos
Mark Hauser
David Boris

Code of Ethics

In June 2011, Trio’s board of directors adopted a code of ethics that applies to Trio’s directors, officers, and employees and of any subsidiaries Trio may have in the future (including its principal executive officer, its principal financial officer, its principal accounting officer or controller, and persons performing similar functions). Trio will provide, without charge, upon request, copies of its code of ethics. Requests for copies of Trio’s code of ethics should be sent in writing to Trio Merger Corp., 777 Third Avenue, 37th Floor, New York, New York 10017. Following the merger, such requests should be sent in writing to SAExploration Holdings, Inc., 3333 8th Street SE, 3rd floor, Calgary, Alberta, T2G 3A4.

Nominating Committee Information

Effective June 2011, Trio established a nominating committee of the board of directors, which presently consists of Messrs. David Boris, Barry Erdos and Mark Hauser, with Mr. Boris serving as chairman. Each of the members of the nominating committee is independent under the applicable Nasdaq listing standards. The nominating committee has a written charter, which is attached to this proxy statement/ information statement as Annex I. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on Trio’s board of directors. During the fiscal year ended December 31, 2012, Trio’s nominating committee held no meetings.

Upon consummation of the merger, Trio will be a “controlled company” and will not be required to have a separate nominating committee consisting of a majority of independent directors. Accordingly, upon consummation of the merger, the nominating committee will be dissolved and the entire board of directors will participate in the consideration of director nominees. Applying the independence standards that Nasdaq uses for nominating committee members to the entire board, Messrs. Hastings, Beatty, Whiteley and Wong would not be considered independent. Trio’s management believes it is appropriate for it not to have a nominating committee because Messrs. Hastings and Beatty will have the right to determine the directors by virtue of their majority voting control.

Guidelines for Selecting Director Nominees

The nominating committee considers persons identified by its members, management, stockholders, investment bankers and others. Currently, the guidelines for selecting nominees, which are specified in the nominating committee charter, generally provide that persons to be nominated:

•	should have demonstrated notable or significant achievements in business, education or public service;
•	should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and
•	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The nominating committee considers a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by stockholders and other persons.

Upon consummation of the merger and the dissolution of the nominating committee, the board of directors will follow substantially similar guidelines in selecting nominees.

Stockholders who wish to recommend a candidate for election to the board of directors in 2014 should send their letters to 777 Third Avenue, 37th Floor, New York, New York 10017, Attention: Nominating committee. Following the merger, stockholders should send such letters to 3333 8th Street SE, 3rd floor, Calgary Alberta, T2G 3A4. Trio’s secretary will promptly forward all such letters to the members of the nominating committee or, if received following the merger, to the members of the board of directors. The secretary must receive the stockholder’s letter no later than thirty days after the end of Trio’s fiscal year and the letter must contain the information described in the nominating committee charter.

In accordance with the merger agreement, Messrs. Hastings, Beatty, Whiteley, and Dalton were designated for nomination as directors by SAE, Mr. Wong was designated by SAE as the representative of the administrative agent for SAE’s credit facility in accordance with their agreement to have a representative of the administrative agent on SAE’s board so long as the credit facility is outstanding, and Messrs. Rosenfeld, Sgro and Monahan were designated by Trio. Such designations for nomination as directors were approved and these individuals were nominated for election by Trio’s nominating committee.

Compensation Committee Information

Upon consummation of the merger, the board of directors of Trio will establish a compensation committee consisting of Messrs. Hastings, Rosenfeld and Dalton, with Mr. Hastings serving as chairman. Upon consummation of the merger, Trio will be a “controlled company” and will not be required to have a compensation committee consisting only of independent directors. Accordingly, while each of Messrs. Rosenfeld and Dalton, upon consummation of the merger, will be independent under the applicable Nasdaq listing standards, Mr. Hastings will not be independent. The compensation committee will have a written charter, which is attached to this proxy statement/information statement as Annex J. The purpose of the compensation committee will be to review and approve compensation paid to Trio’s officers and directors and to administer Trio’s incentive compensation plans, including authority to make and modify awards under such plans.

Initially, the only plan will be the 2013 Long-Term Incentive Plan. Trio’s board may delegate to a committee of two or more members of the board who are “outside directors” as defined under Section 162(m)(4)(C) of the Code and “nonemployee directors” as defined in Rule 16b-3(d)(1) under the Exchange Act when granting awards to a “covered employee” within the meaning of Section 162(m)(3) of the Code who are then subject to Section 16 of the Exchange Act. Trio’s board may (a) delegate to a committee of one or more members of the board who are not “outside directors” the authority to grant awards to eligible persons who are either (i) not then “covered employees” and are not expected to be “covered employees” at the time of recognition of income resulting from such award or (ii) not persons with respect to whom the Trio wishes to comply with Section 162(m) of the Code or (b) delegate to a committee of one or more members of the board who are not “nonemployee directors” the authority to grant awards to eligible persons who are not then subject to Section 16 of the Exchange Act. The board may also appoint one or more directors or officers to make grants of awards to employees who are not executive officers under Section 16 of the Exchange Act.

Trio Executive Officer and Director Compensation

No executive officer or director of Trio’s has received any compensation for services rendered to Trio. No fees of any kind, including finders, consulting or other similar fees, will be paid to any of Trio’s existing stockholders, including its officers and directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of the merger. Since its formation, Trio has not granted any stock options or stock appreciation rights or any other awards under long-term incentive plans to any of its executive officers or directors.

Commencing on June 24, 2011, Trio began paying Crescendo Advisors II, an affiliate of Eric S. Rosenfeld, a fee of $10,000 per month for providing Trio with office space and certain office and administrative services. Trio will continue to pay this fee through the closing of the merger. However, this arrangement is solely for Trio’s benefit and is not intended to provide Mr. Rosenfeld compensation in lieu of a salary. As of December 31, 2012, the aggregate cash fee paid to Crescendo Advisors II was $162,000 (with an additional $20,000 accrued).

In addition, Trio’s executive officers are reimbursed for any out-of-pocket expenses incurred in connection with activities on Trio’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than Trio’s board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. Because of the foregoing, Trio generally does not have the benefit of independent directors examining the propriety of expenses incurred on its behalf and subject to reimbursement. As of December 31, 2012, an aggregate of approximately $19,750 has been reimbursed to them for such expenses.

Compensation Discussion and Analysis

The policies of Trio with respect to the compensation of its executive officers and following the merger will be administered by Trio’s board in consultation with its compensation committee (as described above). The compensation policies followed by Trio will be intended to provide for compensation that is sufficient to attract, motivate and retain executives of outstanding ability and potential and to establish an appropriate relationship between executive compensation and the creation of stockholder value. To meet these goals, the compensation committee will be charged with recommending executive compensation packages to Trio’s board of directors.

It is anticipated that performance-based and equity-based compensation will be an important foundation in executive compensation packages as Trio believes it is important to maintain a strong link between executive incentives and the creation of stockholder value. Trio believes that performance and equity-based compensation can be an important component of the total executive compensation package for maximizing stockholder value while, at the same time, attracting, motivating and retaining high-quality executives. The employment agreements to be entered into by executive officers of Trio and the adoption of the proposed 2013 Long-Term Incentive Plan reflect and will reflect what Trio believes is a focus on performance- and equity-based compensation. Since Trio will not have a compensation committee until completion of the merger, it has not yet adopted any formal guidelines for allocating total compensation between equity compensation and cash compensation for executives hired in the future.

Overview of Compensation

Upon consummation of the merger, Trio will seek to provide total compensation packages that are competitive in terms of potential value to its executives, and which are tailored to the unique characteristics and needs of Trio within its industry in order to create an executive compensation program that will adequately reward its executives for their roles in creating value for Trio stockholders. Trio intends to be competitive with other similarly situated companies in its industry following completion of the merger.

The compensation decisions regarding Trio’s executives will be based on Trio’s need to attract individuals with the skills necessary for Trio to achieve its business plan, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above Trio’s expectations.

It is anticipated that Trio’s executives’ compensation will have three primary components — salary, cash incentive bonus and stock-based awards. Trio will view the three components of executive compensation as related but distinct. Although Trio’s compensation committee will review total compensation, Trio does not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. Trio anticipates determining the appropriate level for each compensation component based in part, but not exclusively, on its view of internal equity and consistency, individual performance and other information deemed relevant and timely. Since Trio’s compensation committee will not be formed until consummation of the merger, Trio has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of compensation.

In addition to the guidance provided by its compensation committee, Trio may utilize the services of third parties from time to time in connection with the hiring and compensation awarded to executive employees. This could include subscriptions to executive compensation surveys and other databases.

Trio’s compensation committee will be charged with performing an annual review of Trio’s executive officers’ cash compensation and equity holdings to determine whether they provide adequate incentives and motivation to executive officers and whether they adequately compensate the executive officers relative to comparable officers in other companies.

Benchmarking of Cash and Equity Compensation

Trio believes it is important when making compensation-related decisions to be informed as to current practices of similarly situated publicly held companies in the geophysical services industry. Trio expects that the compensation committee will stay apprised of the cash and equity compensation practices of publicly held companies in the geophysical services industry through the review of such companies’ public reports and through other resources. It is expected that any companies chosen for inclusion in any benchmarking group would have business characteristics comparable to Trio, including revenues, financial growth metrics, stage of development, employee headcount and market capitalization. While benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of Trio post-merger business and objectives that may be unique to Trio, Trio generally believes that gathering this information will be an important part of its compensation-related decision-making process.

Compensation Components

Base Salary.  Generally, Trio, working with the compensation committee, anticipates setting executive base salaries at levels comparable with those of executives in similar positions and with similar responsibilities at comparable companies. Trio will seek to maintain base salary amounts at or near the industry norms, while avoiding paying amounts in excess of what it believes is necessary to motivate executives to meet corporate goals. It is anticipated base salaries will generally be reviewed annually, subject to terms of employment agreements, and that the compensation committee and board will seek to adjust base salary amounts to realign such salaries with industry norms after taking into account individual responsibilities, performance and experience.

Annual Bonuses.  Trio intends to utilize cash incentive bonuses for executives to focus them on achieving key operational and financial objectives within a yearly time horizon. Near the beginning of each year, the board, upon the recommendation of the compensation committee and subject to any applicable employment agreements, will determine performance parameters for appropriate executives. At the end of each year, the board and compensation committee will determine the level of achievement for each corporate goal.

The performance targets used to determine the executive officers’ cash bonuses under the employment agreements to be executed in connection with the merger will be set by the board of directors. For 2013 and 2014, the performance targets will be consistent with the EBITDA goals under the merger agreement for those years.

Trio will structure cash incentive bonus compensation so that it is taxable to its employees at the time it becomes available to them. At this time, it is not anticipated that any executive officer’s annual compensation, other than amounts paid under Trio’s 2013 Long-Term Incentive Plan and qualifying as performance-based compensation under Section 162(m) of the Internal Revenue Code, will exceed $1 million, and therefore Trio does not anticipate that any of the compensation paid by it to its executive officers will be nondeductible under Section 162(m) of the Internal Revenue Code.

Equity Awards.  Trio also will use stock options and other stock-based awards to reward long-term performance. It believes that providing a meaningful portion of its executives’ total compensation package in stock options and other stock-based awards will align the incentives of its executives with the interests of Trio’s stockholders and with Trio’s long-term success. The compensation committee and board will develop their equity award determinations based on their judgments as to whether the complete compensation packages provided to Trio’s executives, including prior equity awards, are sufficient to retain, motivate and adequately award the executives.

Equity awards will be granted through Trio’s 2013 Long-Term Incentive Plan, which was adopted by Trio board and is being submitted to the stockholders of Trio for their consideration at the special meeting. All of Trio’s employees will be eligible to participate in the 2013 Long-Term Incentive Plan. The material terms of the 2013 Long-Term Incentive Plan are further described in the section of this proxy statement/information statement entitled “The Incentive Compensation Plan Proposal.” No awards have been made under the plan as of the date of this proxy statement/information statement. It is anticipated that all options granted under the plan in the future will have an exercise price at least equal to the fair market value of Trio’s common stock on the date of grant.

Trio will account for any equity compensation expense under the rules of Accounting Standards Codification 718, which requires a company to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also will require Trio to record cash compensation as an expense at the time the obligation is accrued.

Severance Benefit.  Trio currently has no severance benefits plan. Trio may consider the adoption of a severance plan for executive officers and other employees in the future. The employment agreements to be entered into by the persons who will initially serve as executive officers of Trio following consummation of the merger provide for certain rights and obligations in the event of the termination of employment as more fully described in the section below entitled “The Director Election Proposal — Trio Executive Officer and Director Compensation — New Employment Agreements.”

Other Compensation.  Trio will establish and maintain various employee benefit plans, including medical, dental, life insurance and 401(k) plans. These plans will be available to all salaried employees and will not discriminate in favor of executive officers. Trio may extend other perquisites to its executives that are not available to its employees generally.

Director and Consultant Compensation.  Trio currently does not have a definitive compensation plan for its future directors or consultants. Trio, working with the compensation committee, anticipates setting director and consultant compensation at a level comparable with those directors and consultants with similar positions at comparable companies. It is currently anticipated that such compensation will be based on cash and/or equity compensation under Trio’s 2013 Long-Term Incentive Plan.

New Employment Agreements

At the closing effective upon consummation of the merger, Trio will enter into employment agreements with each of SAE’s named executive officers: Jeff Hastings, executive chairman; Brian Beatty, president and chief executive officer; and Brent Whiteley, chief financial officer, general counsel, and secretary. Each employment agreement will be for a term of three years, subject to earlier termination in certain circumstances, with an automatic renewal for one year terms unless notice to terminate is provided at least 90 days prior to the expiration of such term.

The employment agreements will provide for initial base salaries as follows: Jeff Hastings ($489,000), Brian Beatty ($489,000), and Brent Whiteley ($330,000). The executives will be guaranteed a five percent annual salary increase and as much as a 15% salary increase if certain criteria are met. The employment agreements will provide for participation in Trio’s 2013 Long-Term Incentive Plan with an annual cash performance bonus of at least 50% and as much as 150%, for Messrs. Hastings and Beatty, and at least 40% and as much as 120%, for Mr. Whiteley, of twelve times such executive’s highest paid monthly base salary within the calendar year. In addition, the executives each will receive a monthly automobile allowance.

The employment agreements will provide that, in the event of a termination of an executive’s employment by Trio without cause (as defined in the employment agreements) or if, within six months of a change of control (as defined in the employment agreements), the executive resigns or Trio does not renew his employment agreement upon its expiration, upon the execution of a full and final release in favor of Trio, Trio will pay him the following no later than 52 days after his termination (or, if in connection with a change of control, no later than six months after his termination): (i) all accrued but unpaid base salary and vacation, (ii) a prorated portion of any bonus for the year the executive was terminated, (iii) a payment equal to the previous two years’ bonuses, (iv) a severance amount equal to 24 months of base salary, and (v) reimbursement of premiums associated with continuation of coverage through COBRA for a period of up to 18 months. In addition, all of executive’s restricted stock will become immediately vested. The merger between SAE and Merger Sub will be expressly excluded from the definition of a change of control under the employment agreements.

The employment agreements will restrict the executives from disclosing confidential information Trio uses to compete in the marketplace for any purpose other than to advance Trio’s interests. At the option of Trio, in its sole discretion, upon payment to an executive of an amount equal to twelve months of his base salary plus 100% of his possible bonus, for one year following his termination with Trio, the executive will not directly or indirectly solicit or accept business from any of Trio’s customers (as defined in the employment agreement), or solicit or induce any employee to leave Trio.

A copy of the form of employment agreement which, except for provisions noted therein, is essentially identical for all of the executives, is annexed to this proxy statement/information statement as Annex K.

SAE Executive Officer and Director Compensation

Summary Compensation

The following table provides summary information concerning compensation for each named executive officer as of December 31, 2012 and December 31, 2011:

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Stock Awards ($)		All Other Compensation ($)		Total ($)
Jeff Hastings Executive Chairman	2012	$387,929	—		$31,653	(2)	$419,582
	2011	$101,999	—		$26,838	(3)	$128,837
Brian Beatty President and CEO	2012	$406,499	—		$14,381	(4)	$420,880
	2011	$302,999	—		$504	(3)	$303,503
Brent Whiteley CFO, General Counsel and Secretary	2012	$300,346	$509,000	(1)	$28,653	(5)	$837,999
	2011	$240,000	—		$3,900	(3)	$243,900

(1)	On November 26, 2012, Mr. Whiteley received 50,000 shares of restricted stock with a grant date fair value of $10.18 per share. All 50,000 shares vest on the fifth anniversary of the date of grant, which vesting date may be accelerated by SAE’s board of directors.
(2)	Represents Mr. Hastings’ $2,750/month automobile allowance and the payment of the premiums on his health and life insurance policies by SAE.
(3)	Represents the payment of premiums on Mr. Hastings’ health and life insurance policies by SAE.
(4)	Represents Mr. Beatty’s $2,750/month automobile allowance and the payment of the premiums on his health and life insurance policies by SAE.
(5)	Represents Mr. Whiteley’s $1,750/month automobile allowance and the payment of the premiums on his health and life insurance policies by SAE.

Restricted Stock

Brent Whiteley, chief financial officer, general counsel and secretary of SAE, owns 50,000 shares of restricted stock pursuant to SAE’s 2012 Stock Compensation Plan that were issued on November 26, 2012. The restricted shares fully vest on the fifth anniversary of the date of issuance. Mr. Whiteley has the right to dividends and to vote the shares of restricted stock before they are vested. If Mr. Whiteley is terminated from SAE for any reason, SAE has the right to repurchase all or any portion of his restricted stock at fair market value within 180 days of his termination. If someone offers to purchase Mr. Whiteley’s restricted stock, SAE has a right of first refusal to purchase the restricted stock on the same terms and conditions as the offer. The SAE board of directors, in its discretion, may, and it is anticipated that the SAE board will, elect to accelerate vesting of all restricted shares in connection with the merger, including those of Mr. Whiteley.

Current Employment Agreements

Effective as of October 1, 2012, SAE entered into employment agreements with each of its named executive officers: Jeff Hastings, executive chairman; Brian Beatty, president and chief executive officer; and Brent Whiteley, chief financial officer, general counsel, and secretary (the “Current Employment Agreements”). Each Current Employment Agreement is for a term of three years, subject to earlier termination in certain circumstances, with an automatic renewal for one year terms unless notice to terminate is provided at least 90 days prior to the expiration of such term. Upon consummation of the merger, the Current Employment Agreements will be replaced by the employment agreements described in the section entitled “The Director Election Proposal — Trio Executive Officer and Director Compensation — New Employment Agreements.”

The Current Employment Agreements provide for initial base salaries as follows: Jeff Hastings ($489,000), Brian Beatty ($489,000), and Brent Whiteley ($330,000). The executives are guaranteed a 5% annual salary increase and as much as a 15% salary increase if certain criteria are met. The Current Employment Agreements provide for participation in SAE’s bonus plan with a guaranty of at least 50% up to 150% for Messrs. Hastings and Beatty, and 40% up to 120% for Mr. Whiteley of such executive’s highest paid monthly base salary within the calendar year. In addition, the executives each receive a monthly automobile allowance.

The Current Employment Agreements provide that, in the event of a termination of an executive’s employment by the executive with cause or upon a change of control (both as defined in the Current Employment Agreements), upon the execution of a full and final release in favor of SAE, SAE will pay him the following no later than 15 days after his termination: (i) all accrued but unpaid base salary and vacation, (ii) a payment equal to the previous two years’ bonuses, (iii) a payment equal to 24 months of base salary, and (v) five percent (5%) of the executive’s accrued but unpaid base salary as compensation for the loss of employment benefits. The merger between SAE and Merger Sub is expressly excluded from the definition of a change of control under the Current Employment Agreements.

The Current Employment Agreements restrict the executives from disclosing confidential information SAE uses to compete in the marketplace for any purpose other than to advance SAE’s interests. At the option of SAE, in its sole discretion, upon payment to an executive of an amount equal to twelve months of his base salary plus 100% of his possible bonus, for one year following his termination with SAE, the executive will not directly or indirectly solicit or accept business from any of SAE’s customers (as defined in the Current Employment Agreements), or solicit or induce any employee to leave SAE.

SAE’s executive’s participate in its other benefit plans on the same terms as its other employees. These plans include medical, dental, life insurance, and a Retirement Registered Saving Plan for which SAE matches up to 10% of the employee base salary or until the Canada Revenue Agency annual limit is reached.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning restricted stock that has not vested for each named executive officer as of December 31, 2012:

Outstanding Equity Awards at Fiscal Year-End
Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jeff Hastings	—	—	—	—
Brian Beatty	—	—	—	—
Brent Whiteley	—	—	50,000	$509,000

Directors’ Compensation

Jeff Hastings and Brian Beatty have been the only members of the board of directors of SAE during 2011 and 2012. No SAE director has received any compensation for services rendered as a director.

THE ADJOURNMENT PROPOSAL

The adjournment proposal allows Trio’s board of directors to submit a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve the consummation of the merger. In no event will Trio solicit proxies to adjourn the special meeting or consummate the merger beyond the date by which it may properly do so under its amended and restated certificate of incorporation and Delaware law. The purpose of the adjournment proposal is to provide more time for Trio, the Trio initial stockholders, SAE and the SAE stockholders to make purchases of public shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the merger proposal, the name change proposal and the charter amendments proposal and to meet the requirement that the holders of 5,620,823 or less of the public shares exercise their right to convert their public shares into a pro rata portion of the trust account. See the section entitled “The Merger Proposal — Interests of Trio’s Directors, Officers, Special Advisor and Others in the Merger.”

In addition to an adjournment of the special meeting upon approval of an adjournment proposal, the board of directors of Trio is empowered under Delaware law to postpone the meeting at any time prior to the meeting being called to order. In such event, Trio will issue a press release and take such other steps as it believes are necessary and practical in the circumstances to inform its stockholders of the postponement.

Consequences if the Adjournment Proposal is not Approved

If an adjournment proposal is presented to the meeting and is not approved by the stockholders, Trio’s board of directors may not be able to adjourn the special meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve the consummation of the merger (because either the merger proposal, the name change proposal or the charter amendments proposal are not approved (and, in the case of the name change proposal or the charter amendments proposal, the applicable condition under the merger agreement in not waived) or because the holders of more than 5,620,823 of the public shares exercise their right to convert their public shares into a pro rata portion of the trust account). In such event, the merger would not be completed and, unless Trio were able to consummate a business combination with another party no later than June 24, 2013, Trio will be required to cease all operations except for the purposes of winding up, redeeming 100% of the public shares for cash and, subject to approval of its remaining stockholders and its board of directors, dissolving and liquidating.

Required Vote

Adoption of the adjournment proposal requires the affirmative vote of a majority of the issued and outstanding shares of Trio’s common stock represented in person or by proxy at the meeting and entitled to vote thereon. Adoption of the adjournment proposal is not conditioned upon the adoption of any of the other proposals.

THE TRIO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT TRIO STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

THE SAY-ON-PAY PROPOSAL

The Dodd-Frank Act and rules promulgated by the SEC thereunder enable Trio’s stockholders to vote to approve, on an advisory basis, the compensation of Trio’s named executive officers as disclosed in this proxy statement/information statement in accordance with the SEC’s rules. At the special meeting, stockholders will vote on the following resolution:

RESOLVED, that the stockholders of Trio Merger Corp. approve, on an advisory basis, the compensation of Trio Merger Corp.’s named executive officers as disclosed in this proxy statement/information statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

The say-on-pay vote is an advisory vote on the compensation of Trio named executive officers as disclosed in the section entitled “The Director Election Proposal — Trio Executive Officer and Director Compensation,” as opposed to the compensation paid by SAE to its officers. No named executive officer of Trio has received any compensation for services rendered to it. No fees of any kind, including finders, consulting or other similar fees, will be paid to any of Trio’s named executive officers prior to, or for any services they render in order to effectuate, the consummation of the merger. For an explanation of the policies and procedures Trio intends to use in determining executive compensation after the merger with SAE, see the section entitled “The Director Election Proposal — Trio Executive Officer and Director Compensation — Compensation Discussion and Analysis.”

The say-on-pay vote is advisory, and therefore not binding on Trio, its board of directors or, once formed, its compensation committee. As a matter of policy, the board of directors has decided that Trio will consider the results of the most recent say on pay vote when making compensation decisions and reviewing its compensation policies and practices.

Adoption of the say-on-pay proposal requires the affirmative vote of a majority of the issued and outstanding shares of Trio’s common stock represented in person or by proxy at the meeting and entitled to vote thereon. If the merger proposal, the name change proposal and the charter amendments proposal are not approved (and, in the case of the name change proposal and the charter amendments proposal, the applicable condition in the merger agreement is not waived), the say-on-pay proposal will not be presented at the meeting.

THE TRIO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT TRIO STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF TRIO’S COMPENSATION OF ITS NAMED EXECUTIVE OFFICERS.

THE FREQUENCY OF SAY-ON-PAY PROPOSAL

Dodd-Frank enables Trio’s stockholders to indicate, at least once every six years, how frequently they believe Trio should conduct a say-on-pay vote. At the special meeting, the stockholders will select the frequency of say-on-pay votes by approving a resolution in one of the following forms:

RESOLVED, that the stockholders of Trio Merger Corp. determine, on an advisory basis, that the frequency with which the stockholders of Trio Merger Corp. should have an advisory vote on the compensation of Trio Merger Corp.’s named executive officers as disclosed in Trio Merger Corp.’s proxy statements for its annual meetings pursuant to the compensation disclosure rules of the Securities and Exchange Commission is:

Choice 1 — every year;
Choice 2 — every two years; or

Choice 3 — every three years.

After careful consideration, Trio has determined that holding a say-on-pay vote every three years is consistent with its policies and practices for evaluating and determining compensation of its named executive officers, and will allow its board of directors and, once formed, its compensation committee to engage with investors to understand any concerns about executive compensation and meaningfully implement any desired changes to its compensation policies and practices.

The frequency of say-on-pay vote is advisory, and therefore not binding on Trio, its board of directors or, once formed, its compensation committee. Trio has decided to account for the results of the most recent frequency of say-on-pay vote when making a decision regarding how often to hold say-on-pay votes. Trio may, however, choose to hold say-on-pay votes less frequently than the option chosen by stockholders if Trio determines that it is in the best interest of the stockholders and Trio.

Adoption of the frequency of say-on-pay proposal requires the affirmative vote of a plurality of the issued and outstanding shares of Trio’s common stock represented in person or by proxy at the meeting and entitled to vote thereon. If the merger proposal, the name change proposal and the charter amendments proposal are not approved (and, in the case of the name change proposal and the charter amendments proposal, the applicable condition in the merger agreement is not waived), the frequency of say-on-pay proposal will not be presented at the meeting.

THE TRIO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT TRIO STOCKHOLDERS VOTE “FOR” THREE YEARS ON THE PROPOSAL RECOMMENDING THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION.

THE WARRANT AMENDMENTS

This proxy statement/information statement is being furnished to the Trio warrant holders to advise them of amendments to Trio’s warrants.

Warrant holders as of the close of business on the record date for determining those entitled to notice of the amendment will receive a copy of this proxy statement/information statement. As of the record date, there were 14,000,000 warrants outstanding. The warrants were issued pursuant to a warrant agreement, dated as of June 21, 2011, between Trio and Continental Stock Transfer & Trust Company, as warrant agent. Under the terms of the warrant agreement, the warrant agreement may be amended with the written consent or vote of the holders of a majority of the then outstanding warrants.

Overview of the Action

On December 10, 2012, Trio obtained written consents from the holders of a majority of the then outstanding warrants approving amendments to the warrants (i) to increase the exercise price of the warrants from $7.50 to $12.00 per share of Trio common stock and (ii) to increase the redemption price of the warrants from $12.50 to $15.00 per share of Trio common stock, effective upon the closing of the merger.

Because Trio obtained the written consent of the holders of a majority of the outstanding warrants as of December 10, 2012, no further action of the warrant holders is required to approve the amendment. However, under federal law, the amendment may not take effect until at least 20 days after this proxy statement/information statement has first been sent to warrant holders. This proxy statement/information statement is being furnished to notify you of the amendments and for informational purposes only.

Trio’s directors, officers and special advisor were among those warrant holders who provided their written consent to the amendment. Trio’s directors, officers and special advisor have interests in the amendment that may differ from those of other warrant holders, as described in the section entitled “The Merger Proposal — Interests of Trio’s Directors, Officers, Special Advisor and Others in the Merger.”

The amendments to the warrants will become effective upon the execution of an amendment to the warrant agreement at the closing of the merger.

Reasons for the Action

On December 10, 2012, Trio entered into the merger agreement with Merger Sub, SAE and CLCH. As a condition to entering into the merger agreement, SAE required that Trio effectuate certain changes with respect to its outstanding warrants. Accordingly, to accommodate such requirement and induce SAE to enter into the merger agreement, Trio obtained the written consent from registered holders of a majority of its outstanding warrants to amend the exercise price and the redemption price of the warrants as described above. Additionally, if the merger is not consummated and Trio does not complete a different business combination by June 24, 2013, the warrants will expire and be worthless.

Warrant Exchange Offer

To further accommodate SAE’s requirement that Trio effect certain changes with respect to its outstanding warrants, Trio agreed to use its reasonable best efforts to commence and consummate an offer to the holders of Trio’s warrants providing them the right to exchange their warrants for shares of Trio common stock, at a ratio of ten warrants for one share of Trio common stock. Certain of the warrant holders, including those who consented to the amendments to the warrant agreement, each of whom is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act, also agreed to participate in this warrant exchange with respect to the warrants held by them. In addition, Eric S. Rosenfeld, Trio’s chairman of the board and chief executive officer, intends to convert the promissory notes held by him and his affiliates into warrants and exchange such warrants in this warrant exchange. Under the merger agreement, Trio agreed to prepare and file with the SEC a registration statement on Form S-4 for the warrant exchange offer and to mail the prospectus included in the registration statement and offering documents prepared in compliance with the Exchange Act to the holders of the warrants. The parties intend to consummate the warrant exchange offer as soon as practicable after the closing of the merger. Any warrants remaining outstanding after the consummation of the warrant exchange will continue to have the same terms as currently set forth in such warrants, as modified by the amendments to the exercise and redemption prices as described above.

In addition, the representative of the underwriters of Trio’s initial public offering, on behalf of itself and its designees, has agreed to exchange, at the closing of the merger, the underwriters’ options to purchase up to a total of 600,000 shares of common stock and 600,000 warrants for 100,000 shares of Trio common stock.

OTHER INFORMATION RELATED TO TRIO

Introduction

Trio was incorporated on February 2, 2011 in order to serve as a vehicle for the acquisition of a target business. Prior to executing the merger agreement with SAE, Trio’s efforts were limited to organizational activities, completion of its initial public offering and the evaluation of possible business combinations.

Formation

In February 2011, in connection with its formation, Trio issued an aggregate of 1,437,500 shares of common stock for $25,000 in cash, at a purchase price of approximately $0.02 per share. On June 21, 2011, Trio effected a stock dividend of 0.2 shares for each outstanding share of common stock, resulting in its initial stockholders owning an aggregate of 1,725,000 initial shares.

Initial Public Offering

On June 24, 2011, Trio closed its initial public offering of 6,000,000 units, with each unit consisting of one share of its common stock, and one warrant, each to purchase one share of its common stock at an exercise price of $7.50 per share. Each warrant will become exercisable upon the completion of an initial business combination and will expire three years after the completion of an initial business combination, or earlier upon redemption. On June 27, 2011, Trio consummated the sale of an additional 900,000 units which were subject to an over-allotment option granted to the underwriters of its initial public offering. The units from the initial public offering (including the units subject to the over-allotment option) were sold at an offering price of $10.00 per unit, generating total gross proceeds of $69,000,000. EarlyBirdCapital, Inc. acted as the representative of the underwriters for the initial public offering. The shares of common stock and warrants comprising the units commenced separate trading on August 2, 2011.

Simultaneously with the consummation of the initial public offering, Trio consummated the private sale of 6,500,000 insider warrants to its initial stockholders and 600,000 EBC warrants to EarlyBirdCapital, Inc. and its designees, in each case at $0.50 per warrant for an aggregate purchase price of $3,550,000. The insider warrants and the EBC warrants are identical to the warrants sold in the initial public offering, except that they are exercisable for cash or on a cashless basis, at the holders’ option, and are not redeemable by Trio, in each case so long as such warrants are held by the initial purchasers or their affiliates. The purchasers have agreed that these warrants will not be sold or transferred by them (except to certain permitted transferees) until after Trio has completed an initial business combination.

Offering Proceeds Held in Trust

Of the net proceeds from the initial public offering, $65,660,000, plus the $3,550,000 Trio received from the sale of the insider warrants and EBC warrants, for an aggregate of $69,210,000, was placed in a trust account at UBS Financial Services Inc., maintained by Continental Stock Transfer & Trust Company, acting as trustee. Except as described in the prospectus for Trio’s initial public offering and in the section entitled “Other Information Related to Trio — Results of Operations,” these proceeds will not be released until the earlier of the completion of an initial business combination and Trio’s redemption of 100% of the outstanding public shares upon its failure to consummate a business combination by June 24, 2013.

As provided in the prospectus for Trio’s initial public offering, in accordance with Trio’s 10b5-1 share repurchase plan which was in effect until March 14, 2012, Trio released $7,539,736 from the trust account in order to repurchase 783,145 public shares. On March 14, 2012, Trio’s board elected to terminate the 10b5-1 share repurchase plan in order to pursue a national securities exchange listing.

Nasdaq Listing

Commencing immediately after Trio’s initial public offering, its common stock, warrants and units were traded on the OTCBB. Effective March 26, 2012, Trio’s common stock was listed on Nasdaq. As a condition to listing, the units ceased public trading and were mandatorily separated into their component parts (one share of common stock and one warrant to purchase one share of common stock). Trio’s warrants continue to trade on the OTCBB.

Fair Market Value of Target Business

The target business or businesses that Trio acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the trust account at the time of the execution of a definitive agreement for its initial business combination, although Trio may acquire a target business whose fair market value significantly exceeds 80% of the trust account balance. Trio’s board of directors determined that this test was met in connection with its business combination with SAE.

Stockholder Approval of Business Combination

Under Trio’s amended and restated certificate of incorporation, in connection with any proposed business combination, Trio may either (i) seek stockholder approval of an initial business combination at a meeting called for such purpose at which stockholders may seek to convert their shares, regardless of whether they vote for or against the proposed business combination, or (ii) provide Trio’s stockholders with the opportunity to sell their shares to Trio by means of a tender offer (and thereby avoid the need for a stockholder vote), in each case subject to the limitations described in the prospectus for Trio’s initial public offering. Trio’s board of directors has determined to seek stockholder approval of its business combination with SAE at the special meeting as described in this proxy statement/information statement. Accordingly, in connection with the business combination with SAE, stockholders may seek to convert their shares in accordance with the procedures set forth in this proxy statement/information statement and Trio will not provide stockholders the opportunity to sell their shares to it by means of a tender offer.

Voting Restrictions in Connection with Stockholder Meeting

In connection with any vote for a proposed business combination, including the vote with respect to the merger proposal, all of Trio’s initial stockholders, as well as all of its officers and directors, have agreed to vote the initial shares as well as any shares of common stock acquired in the aftermarket in favor of such proposed business combination.

None of Trio’s officers, directors, initial stockholders or their affiliates has purchased any shares of common stock in the open market or in private transactions. However, at any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Trio or its securities, the Trio initial stockholders or SAE’s stockholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the merger proposal, or execute agreements to purchase such shares from them in the future, or they may enter into transactions with such persons and others to provide them with incentives to acquire shares of Trio’s common stock or to not demand conversion rights. The funds for any such purchases will either come from cash available to such purchasing parties or from third party financing, none of which has been sought at this time. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/information statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or warrants owned by the Trio initial stockholders for nominal value. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the public shares present and entitled to vote at the special meeting to approve the merger proposal vote in its favor and that holders of 5,620,823 or fewer of the public shares demand conversion of their public shares into cash, where it appears that such requirements would otherwise not be met. All shares purchased by the Trio initial stockholders or SAE’s stockholders and/or their respective affiliates pursuant to such arrangements would be voted in favor of the proposed business combination. As of the date of this proxy statement/information statement, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder.

Liquidation if No Business Combination

Under Trio’s amended and restated certificate of incorporation, if Trio does not complete the business combination with SAE or another initial business combination by June 24, 2013, Trio will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than five business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to an amount described below, which redemption will completely extinguish public stockholders’

rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Trio’s remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

If the merger with SAE or another proposed business combination that Trio presents to its stockholders for approval ultimately is not completed, the public stockholders that either voted against the last proposed business combination before redemption or did not vote on such business combination or sought to sell their shares to Trio in any tender offer commenced in connection with such proposed business combination shall be entitled to receive only $10.00 per share, and those public stockholders who either voted for the proposed business combination or did not seek to sell their shares to Trio in any tender offer and continued to hold their shares until redemption shall be entitled to receive a pro rata share of the trust account (which is $10.08 per share as of May 14, 2013) plus any additional pro rata interest earned on the funds held in the trust account and not released to Trio for its working capital requirements or necessary to pay its taxes.

The foregoing provides a financial incentive to public stockholders to vote in favor of the merger proposal and any proposed initial business combination and potentially to not seek to sell their shares to Trio in a tender offer. Accordingly, this may make it more likely that Trio will be able to consummate its initial business combination.

Each of Trio’s initial stockholders has agreed to waive its rights to participate in any distribution from Trio’s trust account or other assets with respect to the initial shares. There will be no distribution from the trust account with respect to Trio’s warrants, which will expire worthless if Trio is liquidated.

The proceeds deposited in the trust account could, however, become subject to the claims of Trio’s creditors which would be prior to the claims of its public stockholders. Although Trio has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses Trio has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, and although Trio will seek such waivers from vendors it engages in the future, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Eric S. Rosenfeld has agreed, pursuant to an agreement with Trio and EarlyBirdCapital, Inc. that he will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Trio for services rendered or contracted for or products sold to Trio, but only if such a vendor or target business has not executed such a waiver. Trio has questioned Mr. Rosenfeld on his financial net worth and reviewed his financial information and believe he will be able to satisfy any indemnification obligations that may arise. Trio cannot assure you, however, that he would be able to satisfy those obligations. Accordingly, the actual per-share redemption price could be less than approximately $10.08, plus interest, due to claims of creditors. Additionally, if Trio is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in Trio’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Trio’s stockholders. To the extent any bankruptcy claims deplete the trust account, Trio cannot assure you it will be able to return to its public stockholders at least approximately $10.08 per share.

Trio’s public stockholders are entitled to receive funds from the trust account only in the event of its failure to complete a business combination within the required time periods or if the stockholders seek to have Trio convert their respective shares for cash upon a business combination which is actually completed by Trio. In no other circumstances does a stockholder have any right or interest of any kind to or in the trust account.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The portion of Trio’s trust account distributed to its public stockholders upon the redemption of 100% of its outstanding public shares in the event Trio does not complete its initial business combination by June 24, 2013 may be considered a liquidation distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the portion of Trio’s trust account distributed to its public stockholders upon the redemption of 100% of its public shares in the event Trio does not complete its initial business combination by June 24, 2013 is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution. If Trio is unable to complete a business combination within the prescribed time frame, it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than five business days thereafter, redeem 100% of the outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Trio’s remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, if a business combination does not occur, it is Trio’s intention to redeem its public shares as soon as reasonably possible following the expiration of the time periods described above and, therefore, Trio does not intend to comply with the procedures required by Section 280 of the DGCL, which would limit the amount and duration of Trio’s stockholders’ liability with respect to liquidating distributions as described above. As such, Trio’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of Trio’s stockholders may extend well beyond the third anniversary of such date.

Because Trio will not be complying with Section 280 of the DGCL, Section 281(b) of the DGCL requires Trio to adopt a plan, based on facts known to it at such time that will provide for its payment of all existing and pending claims or claims that may be potentially brought against it within the subsequent 10 years. However, because Trio is a blank check company, rather than an operating company, and Trio’s operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from its vendors (such as lawyers, investment bankers, etc.) or prospective target businesses.

Trio will pay the costs of any subsequent liquidation from its remaining assets outside of the trust account. If such funds are insufficient, Mr. Rosenfeld has agreed to pay the funds necessary to complete such liquidation (currently anticipated to be no more than approximately $15,000) and has agreed not to seek repayment for such expenses.

Facilities

Trio maintains its principal executive offices at 777 Third Avenue, 37th Floor, New York, New York 10017. The cost for this space is included in the $10,000 per-month fee Crescendo Advisors II, LLC began charging Trio for general and administrative services commencing on June 24, 2011 pursuant to a letter agreement between Trio and Crescendo. Trio believes, based on rents and fees for similar services in New York, that the fee charged by Crescendo is at least as favorable as Trio could have obtained from an unaffiliated person. Trio will continue to pay this fee through the closing of the merger. As of March 31, 2013, the aggregate fee paid to Crescendo Advisors II, LLC was $162,000 (with an additional $50,000 accrued). Trio considers its current office space, combined with the other office space otherwise available to Trio’s executive officers, adequate for its current operations. Upon consummation of the merger, the principal executive offices of Trio will be located at 3333 8th Street SE, 3rd floor, Calgary Alberta, T2G 3A4.

Employees

Trio has two executive officers. These individuals are not obligated to devote any specific number of hours to Trio’s matters and intend to devote only as much time as they deem necessary to its affairs. Trio does not intend to have any full time employees prior to the consummation of a business combination.

Legal Proceedings

There are no legal proceedings pending against Trio.

Periodic Reporting and Audited Financial Statements

Trio has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the Securities and Exchange Commission. In accordance with the requirements of the Exchange Act, Trio’s annual reports contain financial statements audited and reported on by Trio’s independent registered public accounting firm. Trio has filed with the SEC its Annual Report on Form 10-K covering the fiscal year ended December 31, 2012 and its Quarterly Report on Form 10-Q covering the fiscal quarter ended March 31, 2013.

Trio’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of Trio’s financial condition and results of operations should be read in conjunction with Trio’s consolidated financial statements and notes to those statements included in this proxy statement/information statement. This discussion contains forward-looking statements that involve risks and uncertainties. Please see “Forward-Looking Statements” and “Risk Factors” in this proxy statement/information statement.

Critical Accounting Policies

For a more detailed discussion of the Critical Accounting Policies, please see Note 2 to the consolidated financial statements included in this proxy statement/information statement.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with GAAP pursuant to the rules and regulations of the SEC. Trio has selected December 31 as its fiscal year end.

Principles of Consolidation

The accompanying Consolidated Financial Statements include the accounts of Trio and its wholly-owned subsidiary. All intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

Trio considers all short-term investments with a maturity of three months or less when purchased to be cash equivalents.

Income Taxes

Trio accounts for income taxes under Accounting Standards Codification (“ASC”) 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

Loss Per Share

Trio complies with accounting and disclosure requirements of ASC 260, “Earnings Per Share.” Loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period. Common shares subject to possible conversion at December 31, 2012 of 5,620,923 have been excluded from the calculation of basic loss per share since such shares, if converted, only participate in their share of the trust earnings. At December 31, 2012 and March 31, 2013, Trio did not have any dilutive securities and other contracts that could, potentially, be exercised and converted into common stock and then share in the earnings of Trio. As a result, diluted loss per common share is the same as basic loss per common share for the period. Trio has not considered the effect of warrants to purchase 14,000,000 shares of common stock, the underwriters’ options to purchase 600,000 shares of Trio common stock and 600,000 warrants or 800,000 warrants issuable upon conversion of notes payable to shareholder and affiliate in the calculation of diluted loss per share, since the exercise of the warrants and the underwriters’ options are contingent upon the occurrence of future events.

Common Stock Subject to Possible Conversion

Trio accounts for its common stock subject to possible conversion in accordance with the guidance enumerated in ASC 480 “Distinguishing Liabilities from Equity”. Common stock subject to mandatory conversion (if any) is classified as a liability instrument and is measured at fair value. Conditionally convertible common stock (including common stock that features conversion rights that are either within the control of the holder or subject to conversion upon the occurrence of uncertain events not solely within Trio’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Trio’s common stock features certain conversion rights that are considered by Trio to be outside of Trio’s control and subject to the occurrence of uncertain future events. Accordingly at December 31, 2012 and March 31, 2013, the common stock subject to possible conversion is presented as temporary equity, outside of the stockholders’ equity section of Trio’s balance sheet.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Results of Operations

Trio’s entire activity since inception up to the closing of its initial public offering on June 24, 2011 was in preparation for that event. Since the offering, Trio’s activity has been limited to the evaluation of business combination candidates and negotiating, structuring and pursuing the consummation of the business combination with SAE, and Trio will not be generating any revenues from services until the closing and completion of its business combination with SAE. Trio expects to generate small amounts of non-operating income in the form of interest income on cash and cash equivalents. Interest income is not expected to be significant in view of current low interest rates on risk-free investments (treasury securities).

Trio incurred a net loss of $169,855 for the period from January 1, 2013 until March 31, 2013. This net loss was largely composed of interest income of approximately $5,300 and a reversal of New York State Capital taxes of approximately $110,800, which were offset by Nasdaq listing fees of $32,000, legal expenses of approximately $105,800, accounting expenses of $20,000 and monthly administrative fees to Crescendo Advisors II, LLC (which is owned by Trio’s chairman and chief executive officer, Eric S. Rosenfeld) of $30,000. During the period from February 2, 2011 (inception) to March 31, 2013, Trio incurred a net loss of $1,503,290. This net loss was largely composed of interest income of approximately $47,500, which was offset by marketing expenses of approximately $63,600, monthly administrative fees to Crescendo Advisors II, LLC of $212,000, Delaware Franchise Taxes of approximately $276,100, New York state taxes of $70,000, Nasdaq listing fees of $104,900, accounting expenses of $85,900 and legal expenses of approximately $450,600.

Trio incurred a net loss of $181,405 for the period from January 1, 2012 until March 31, 2012. This net loss was largely composed of interest income of approximately $6,400, which was offset by Nasdaq listing fees of $45,000, legal expenses of approximately $47,700, accounting expenses of $20,000 and monthly administrative fees to Crescendo Advisors II, LLC of $30,000. During the period from February 2, 2011 (inception) to March 31, 2011, Trio incurred a net loss of $524, which was composed of business startup costs. Trio incurred a net loss of $529,400 for the period from February 2, 2011 (inception) until March 31, 2012. This net loss was largely composed of interest income of approximately $8,700, which was offset by marketing expenses of approximately $58,600, monthly administrative fees to Crescendo Advisors II, LLC of $92,000, Delaware Franchise Taxes of approximately $83,000, New York state taxes of $70,000, Nasdaq listing fees of $50,000, accounting expenses of $42,500 and legal expenses of approximately $64,200.

Trio incurred a net loss of $985,441 for the fiscal year ended December 31, 2012. This net loss was largely composed of Nasdaq listing fees of approximately $67,900, monthly administrative fees to Crescendo

Advisors II, LLC of $120,000, Delaware Franchise Taxes of $154,350, New York state capital taxes of approximately $110,800, services relating to the rendering of a fairness opinion of $75,000, accounting expenses of $42,500 and legal expenses of approximately $328,400.

Trio incurred a net loss of $347,995 for the period from February 2, 2011 (inception) until December 31, 2011. This net loss was largely composed of marketing expenses of approximately $49,700, monthly administrative fees to Crescendo Advisors II, LLC of $62,000, Delaware Franchise Taxes of approximately $83,000, New York state capital taxes of $70,000, accounting expenses of $22,500 and legal expenses of approximately $16,400.

Trio incurred a net loss of $1,333,436 for the period from February 2, 2011 (inception) until December 31, 2012. This net loss was largely composed of marketing expenses of approximately $49,700, monthly administrative fees to Crescendo Advisors II, LLC of $182,000, Delaware Franchise Taxes of approximately $237,350, New York state capital taxes of $180,800, accounting expenses of $65,000, NASDAQ listing fees of $72,900, services related to the rendering of a fairness opinion of $75,000 and legal expenses of approximately $344,800.

Financial Condition and Liquidity

The net proceeds from Trio’s initial public offering, after deducting offering expenses of approximately $465,000 and underwriting discounts of $2,415,000, were approximately $66,120,000. Of this amount, $65,660,000 and the $3,550,000 Trio received from the sale of the insider warrants and the EBC warrants, was placed in the trust account. The remaining net proceeds not in trust became available for use for working capital purposes. Generally, the proceeds held in the trust account will not be released to Trio until the earlier of its completion of an initial business combination and its redemption of 100% of the outstanding public shares upon its failure to consummate a business combination within the required time period. Notwithstanding the foregoing:

•	There can be released to Trio from the trust account any interest earned on the funds in the trust account that Trio needs to pay its income or other tax obligations.
•	There can be released to Trio from the trust account any remaining interest earned on the funds in the trust account that Trio needs for its working capital requirements.
•	Prior to the termination of the 10b5-1 plan on March 14, 2012, Trio was required to release from the trust account such amounts necessary to repurchase up to 25% of the shares sold in its initial public offering (including the shares sold pursuant to the over-allotment option). On June 21, 2011, Trio entered into a 10b5-1 plan pursuant to which it maintained a limit order for the repurchase of up to 1,725,000 shares in the open market at $9.60 per share during the period specified above. When this plan was terminated, $7,539,736 had been released to Trio from the trust account in order to fund the repurchase of 783,145 shares.

Prior to Trio’s initial public offering, Trio issued a $100,000 principal amount unsecured promissory note to Eric S. Rosenfeld, its chairman and chief executive officer and one of its initial stockholders, on February 25, 2011. The loan was payable without interest on the earlier of February 25, 2012 or the closing of Trio’s initial public offering. Trio repaid this loan from the proceeds of its initial public offering that were not placed in the trust account. Commencing on June 21, 2011 and ending upon the consummation of a business combination (including the merger with SAE) or Trio’s liquidation, Trio began incurring a fee from Crescendo Advisors II, LLC of $10,000 per month for providing Trio with office space and certain general and administrative services.

As of December 31, 2012, Trio had approximately $8,400 in its operating bank account and approximately $61,698,900 in restricted cash and equivalents held in trust to be used for an initial business combination or to convert the public shares. As of March 31, 2013, Trio had approximately $27,600 in its operating bank account and approximately $61,676,800 in restricted cash and equivalents held in trust to be used for an initial business combination or to convert the public shares. As of December 31, 2012 and March 31, 2013, Trio had withdrawn approximately $12,750 and $40,250, respectively, of interest income from the trust account for working capital. As of December 31, 2012 and March 31, 2013, approximately $28,300 and $6,500, respectively, of the amount on deposit in the trust account represented interest income, which is available to be withdrawn by Trio for working capital or tax purposes. As of March 31, 2013, U.S. Treasury Bills with one month, three month, and six month maturities were yielding approximately 0.04%, 0.07%, and 0.11%, respectively. While Trio may invest in other securities, Trio’s management believes such rates are representative of those Trio may receive on the balance of the trust account.

As of December 31, 2011, Trio had used $7,539,736 of the funds in the trust account to repurchase 783,145 common shares in accordance with its 10b5-1 plan. As a result of these repurchases and the interest earned on the trust account and not released to Trio as described above, as of December 31, 2011, the full pro rata redemption price had increased from $10.03 per share at the time of Trio’s initial public offering to approximately $10.08 per share. On March 14, 2012, Trio’s board elected to terminate the 10b5-1 share repurchase plan in order to pursue a listing on a national securities exchange. Between December 31, 2011 and March 14, 2012, Trio made no further repurchases of shares in accordance with its 10b5-1 plan.

On each of April 25, 2012, September 26, 2012 and November 21, 2012, Eric S. Rosenfeld, Trio’s chairman of the board and chief executive officer and one of the Trio initial stockholders, loaned Trio $100,000, for an aggregate of $300,000 in loans, and on March 7, 2013, Crescendo Advisors II, LLC, an affiliate of Mr. Rosenfeld, loaned Trio an additional $100,000. The loans are non-interest bearing and are payable at the consummation of a business combination. If Trio fails to consummate a business combination, the loans would become unsecured liabilities of the company; however, Mr. Rosenfeld, on behalf of himself and his affiliates, has waived any claim against the trust account. The principal balance of the notes may be converted, at Mr. Rosenfeld’s option, to warrants at a price of $0.50 per warrants. The terms of these warrants will be identical to the private warrants sold in connection with Trio’s initial public offering.

On December 10, 2012, Trio entered into the merger agreement with Merger Sub, SAE and CLCH, pursuant to which SAE will be merged with and into Merger Sub, with Merger Sub surviving as a wholly-owned subsidiary of Trio.

Trio has incurred and expects to incur significant costs in pursuit of the business combination with SAE. Trio will use the remainder of its funds not held in the trust account and the interest earned on the funds held in the trust account to pay such costs. In addition, Trio may need to enter into contingent fee arrangements with its vendors or raise additional capital through loans or additional investments from its initial stockholders, officers, directors, or third parties. None of the initial stockholders, officers or directors or any third party is under any obligation to advance funds to, or invest in, Trio. Accordingly, Trio cannot provide any assurance that additional financing will be available to it on commercially acceptable terms, if at all. If Trio is unable to raise additional capital, it may be required to take additional measures to conserve liquidity. Furthermore, there can be no assurance that Trio’s plans to consummate a business combination with SAE will be successful or successful within the required time period. Trio has no present revenue, and its cash and working capital as of March 31, 2013 are not sufficient to complete its planned activities for the current year. These conditions raise substantial doubt about its ability to continue as a going concern.

While none of the initial stockholders, officers or directors or any third party is under any obligation to advance funds to, or invest in, Trio, if necessary to meet Trio’s working capital needs, Trio’s officers, directors, initial stockholders or their affiliates may loan Trio funds, from time to time or at any time, in their sole discretion. Each loan would be evidenced by a promissory note. The notes would either be paid upon consummation of Trio’s initial business combination, without interest, or, at the holder’s discretion, up to $500,000 of the notes may be converted into warrants at a price of $0.50 per warrant. The warrants would be identical to the insider warrants. If Trio does not complete a business combination, the loans will be forgiven. To date, Trio has received loans of $400,000 from Eric S. Rosenfeld, its chairman of the board and chief executive officer, and his affiliates as described above.

If the business combination with SAE is consummated within the required time period, Trio intends to use funds held in the trust account to pay the cash merger consideration to SAE’s common stockholders and the holder of SAE’s Series A preferred stock, to pay the holders of the public shares who exercise conversion rights, to pay expenses incurred in connection with the business combination with SAE, and for working capital and general corporate purposes of the combined company. Trio also may use the funds in the trust account to fund the transactions described in the section entitled “Special Meeting of Trio Stockholders — Trio Initial Stockholders.” If Trio is unable to complete the merger or another business combination within the required time period, Eric S. Rosenfeld, Trio’s chairman of the board and chief executive officer, will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Trio for services rendered or contracted for or products sold to Trio, but only if such a vendor or target business has not executed such a waiver.

Off-Balance Sheet Arrangements

Trio did not have any off-balance sheet arrangements as of March 31, 2013 or December 31, 2012.

BUSINESS OF SAE

Overview

SAE is a geophysical services company offering a full range of seismic data acquisition services in North America, South America and Southeast Asia to its customers in the oil and natural gas industry. SAE's services include the acquisition of 2D, 3D and time-lapse 4D seismic data on land, in transition zones and in shallow water, as well as seismic data field processing. Seismic data is used by SAE’s customers, which include national oil companies, major international oil companies and independent oil and gas exploration and production companies, to identify and analyze drilling prospects and maximize successful drilling.

SAE specializes in the acquisition of seismic data in logistically complex and challenging environments and delicate ecosystems, including jungle, mountain and arctic terrain, and has extensive experience in deploying personnel and equipment in remote locations, while maintaining a strong QHSE track record. It operates crews around the world that are equipped with over 26,000 land and marine channels of seismic data acquisition equipment. SAE's principal headquarters are located in Calgary, Alberta, Canada at 3333 8th Street SE, 3rd floor, Calgary, Alberta, T2G 3A4, Telephone: (403) 776-1950, and its web address is www.saexploration.com. We do not intend for information contained in SAE’s website to be a part of this proxy statement/information statement.

History and Corporate Structure

SAE’s operations began in 2006, in Lima, Peru, as South American Exploration, LLC, an Alaska limited liability company, which was formed on June 6, 2006. Within two years of its formation, SAE began leveraging its jungle seismic experience to expand its operations into other countries. The following is a timeline of significant events in SAE’s history:

•	2006 — begins operations in Lima, Peru.
•	2008 — expands operations to Colombia and opens an office in Bogotá.
•	2010 — establishes operations in Papua New Guinea and opens offices in Port Moresby, Papua New Guinea and Brisbane, Australia.
•	2010 — continues expansion in South America with the opening of an operations office in Santa Cruz, Bolivia.
•	2011 — acquires all the membership interests in NES, LLC (Northern Exploration Services) and establishes North American seismic operations with the opening of an office in Anchorage, Alaska.
•	2011 — enters the Canadian market with the acquisition of all the shares of Datum Exploration Ltd. (now SAExploration (Canada) Ltd.) in Calgary, Canada.
•	2011 — converts to a Delaware corporation, through (1) the conversion by merger of South American Exploration, LLC to a Delaware limited liability company also named South American Exploration, LLC on July 20, 2011, and (2) the conversion of the Delaware limited liability company to a Delaware corporation, SAExploration, Inc., on August 5, 2011.
•	2012 — continues expansion in Southeast Asia with the opening of an operations office in New Plymouth, New Zealand.
•	2012 — establishes operations in Brazil and opens an office in Rio de Janeiro.
•	2012 — as part of a corporate restructuring, forms SAExploration Holdings, Inc. on October 15, 2012, which becomes the parent company for SAExploration, Inc. and its subsidiaries on November 26, 2012.

SAE’s operations in its various geographic locations are conducted through its subsidiary SAExploration, Inc. and its wholly-owned subsidiaries and branch offices in Peru, Colombia, Papua New Guinea, Brazil, Bolivia, New Zealand and Alaska.

Industry

Seismic surveys consist of the acquisition and processing of 2D, 3D, time-lapse 4D and multi-component seismic data, which is used to produce computer-generated, graphic cross-sections, maps and images of the earth’s subsurface. The resulting images are then analyzed and interpreted by geophysicists and used by oil and gas companies to assist in acquiring prospective oil and natural gas drilling rights, selecting drilling locations on exploratory prospects and managing and developing producing reservoirs.

Seismic data is acquired by deploying a grid of seismic energy sources and sensors over the target area. The cables, sensors and field recording equipment are transported to the target area by truck, boat or helicopter, depending upon the terrain and environment within the area to be imaged. The size of the grid deployed varies and depends on the size, depth and geophysical characteristics of the area to be imaged, as well as the type of data being recorded. To ensure accurate positioning of the lines, the location of each source and receiver point is obtained using either GPS, inertial, or conventional optical survey methods depending upon the target environment. Seismic receivers are placed at regular intervals and in patterns to measure, digitize and transmit reflected seismic energy to a set of specialized recording instruments located at a central location.

For seismic acquisition on land, the acoustic energy producing the sound vibrations is generated by the detonation of small explosive charges or by large vibroseis (vibrator) vehicles. In marine environments, the energy is provided by a series of air guns that deliver highly compressed air into the water column. The sound waves are reflected back to the surface and collected by strategically positioned “geophones,” seismic sensors that measure ground displacement, or “hydrophones,” which measure pressure waves in marine environments. The seismic sensors are connected to single-component recording channels or to multi-component recording channels to acquire data. In general, the higher the number of recording channels employed in a given survey, the richer the data set that is produced.

The data is subsequently processed by experienced and technically skilled geoscientists using advanced processing software and hardware systems designed specifically to produce a detailed image of the subsurface geological features. Two-dimensional (2D) seismic data, once processed, allows geophysicists to only see a profile of the subsurface and is generally used only to identify gross structural features. In recent years, the 2D seismic method has been used as a regional evaluation tool in many of the limited access basins.

Since the development of three-dimensional (3D) imaging technology in the early 1980s, the vast majority of seismic data acquired is 3D. The 3D method creates an immense volume of seismic data which produces more precise images of the earth’s subsurface. Geophysicists use computers to interpret 3D seismic data volumes, generate geologic models of the earth’s subsurface and identify subsurface features that are favorable for the accumulation of hydrocarbons. 3D seismic data is generally used in the exploration for new reserves and enable oil and gas companies to better delineate existing fields and to augment their reservoir completion and management techniques. The benefits of incorporating high resolution 3D seismic surveys into exploration and development programs include reduced drilling risk, decreased oil and natural gas finding costs and increased efficiencies in reservoir location, delineation, completion and management.

More recently, the industry has developed four-dimensional (4D), time-lapse, imaging technology. 4D seismic data incorporates numerous 3D seismic surveys over the same area at specified intervals of time, and can help determine changes in flow, pressure and saturation.

The overall demand for seismic data and related seismic services is dependent upon spending by oil and gas companies for exploration, production, development and field management activities, which, in turn, is driven largely by present and expected future prices for oil and natural gas and the need to replenish drilling prospects and reserves. This is impacted by supply and demand, global and local events, as well as political, economic and environmental considerations. Demand for seismic data acquisition in North America is particularly driven by natural gas prices, with international demand typically being driven by oil prices.

SAE’s Seismic Data Acquisition Services

SAE provides a full range of seismic data acquisition and infield processing services. SAE provides its services on a proprietary basis to its customers and all seismic data acquired is owned by its customers once acquired.

SAE’s seismic data acquisition services include the following:

•	Program Design
•	Planning & Permitting
•	Camp Services
•	Survey
•	Drilling
•	Recording
•	Reclamation
•	In-field Processing

Program Design, Planning and Permitting.  The seismic survey is initiated at the time the customer requests a proposal to acquire seismic data on its behalf. SAE employs an experienced design team, including geophysicists with extensive experience in 2D, 3D and 4D survey design, to assess and recommend acquisition parameters and technologies to best meet the customer’s exploration objectives. SAE’s design team analyzes the request and works with the customer to put an operational, personnel and capital resource plan in place to execute and complete the project.

Once a seismic program is designed, SAE works with the customer to obtain the necessary permits from governmental authorities and access rights of way from surface and mineral estate owners or lessees where the survey is to be conducted. In most cases, the customer takes the lead in obtaining permits for seismic operations but SAE supplements these efforts by providing its expertise with the communities and local governments.

Camp Services.  SAE has developed efficient processes for setting up, operating and dismantling field camps in challenging and remote project locations. SAE operates its camps to ensure the safety, comfort and productivity for the team working on each project and to minimize the environmental impact through the use of wastewater treatments, trash management, water purification, generators with full noise isolation and recycling areas.

In areas like South America and Papua New Guinea, logistical support needs to be in place to establish supply lines for remote jungle camps. To insure the quality of services delivered to these remote camps, SAE owns 10 supply and personnel river boats to gain access to remote jungle areas. SAE also has five jungle camps and a series of 40 fly camps that act as advance camps from the main project camp. Each of these jungle base camps contains a full service medical facility complete with doctors and nurses in the remote chance it needs to stabilize any potential injuries for medical transport. The camps are equipped with full meal kitchens held to high standards of cleanliness, sleeping and recreational quarters, power supply, communications links, air support, water purification systems, black water purification systems, offices, repair garages, fuel storage and many more support services.

Survey and Drilling.  In a typical seismic recording program, the first two stages of the program are survey and drilling. Once all of the permitting is completed, the survey crews enter the project areas and begin establishing the source and receiver placements in accordance with the survey design agreed to by the customer. The survey crew lays out the line locations to be recorded and, if explosives are being used, identifies the sites for shot-hole placement. The drilling crew creates the holes for the explosive charges that produce the necessary acoustical impulse.

The surveying and drilling crews may be employed by SAE or may be third party contractors of SAE depending on the nature of the project and its location. In North America, the surveying and drilling crews are typically provided by third party contractors and supervised by SAE personnel. In North America, SAE’s vibroseis source units consist of the latest source technology, including eight AHV IV 364 Commander Vibrators and six environmentally friendly IVI mini vibrators, complete with the latest Pelton DR electronics. In South America and Southeast Asia, SAE performs its own surveying and drilling, which is supported by up to 200 drilling units, including people portable, low impact self-propelled walk behind, track driven and heliportable deployed drilling rigs. SAE’s senior drilling staff has a combined work experience of over 50 years in some of the most challenging environments in the world. On most programs there are multiple survey and drilling crews which work at a coordinated pace to remain ahead of the data recording crews.

Recording.  SAE uses equipment capable of collecting 2D, 3D, time-lapse 4D and multi-component seismic data. SAE utilizes vibrator energy sources or explosives depending on the nature of the program. In addition, SAE has over 26,000 land and marine seismic channels and other equipment available through rental or long-term leasing sources. All SAE’s systems record equivalent seismic information but vary in the manner by which seismic data is transferred to the central recording unit, as well as their operational flexibility and channel count expandability. SAE utilizes 8,500 channels of Sercel 428/408 equipment, 6,000 channels of Fairfield Land Nodal equipment and 2,000 units Fairfield Ocean Bottom Nodal equipment and 10,000 channels of Oyo GSR equipment.

SAE has made significant capital investments to increase the recording capacity of its crews by increasing channel count and the number of energy source units it operates. This increase in channel count demand is driven by customer needs and is necessary in order to produce higher resolution images, increase crew efficiencies and undertake larger scale projects. In response to project-based channel requirements, SAE routinely deploys a variable number of channels with a variable number of crews in an effort to maximize asset utilization and meet customer needs. When recording equipment is at or near full utilization, SAE utilizes rental equipment from strategic suppliers to augment its existing inventories. SAE believes it will realize the benefit of increased channel counts and flexibility of deployment through increased crew efficiencies, higher revenues and margins.

During 2011 and 2012, SAE dedicated a significant portion of its capital investment to purchasing and leasing wireless recording systems rather than the traditional wired systems. SAE utilizes this equipment as primarily stand-alone recording systems, but on occasion it is used in conjunction with cable-based systems. The wireless recording systems allow SAE to gain further efficiencies in data recording and provide greater flexibility in the complex environments in which SAE operates. In addition, SAE has realized increased crew efficiencies and lessened the environmental impact of its seismic programs due to the wireless recording systems because they require presence of fewer personnel and less equipment in the field. SAE believes it will experience continued demand for wireless recording systems in the future.

SAE also utilizes multi-component recording equipment on certain projects to further enhance the quality of data acquired and help its customers enhance their development of producing reservoirs. Multi-component recording involves the collection of different seismic waves, including shear waves, which aids in reservoir analysis such as fracture orientation and intensity in shales and allows for more descriptive rock properties. SAE maintains a surplus of equipment, and augments its needs with leased equipment from time to time, to provide additional operational flexibility and to allow it to quickly deploy additional recording channels and energy source units as needed to respond to customer demand.

Reclamation.  SAE has experienced teams responsible for reclamation in the areas where work has been performed so as to minimize the environmental footprint from the seismic program. These programs can include reforestation or other activities to restore the natural landscape at SAE’s worksites.

In-field Processing.  SAE’s knowledgeable and experienced team provides its customers with superior quality field processing. SAE’s quality control applications are appropriate for identifying and analyzing ambient noise, evaluating field parameters and support obstacle-recovery strategies. Using the latest hardware and software, SAE’s technical and field teams electronically manage customer data from the field to the processing office, minimizing time between field production and processing. For full seismic processing, SAE uses software from a variety of global suppliers. All the steps employed in SAE’s basic processing sequence are tailored to the particular customer project and objectives. SAE implements the strictest quality control processes to meet or surpass industry-established standards. SAE does not acquire data for its own account or for future sale, maintain multi-customer data libraries or participate in oil and gas ventures. The results of a seismic survey conducted for a customer belong to that customer. All of SAE’s customers’ information is maintained in the strictest confidence.

Markets and Trends

North America

The North American market is a stabilized and sustained market for 3D seismic data acquisition. Use of 3D technology is the norm in the Lower 48 United States and Canada as international oil companies seek to maximize the efficiency of their reservoirs and reduce exploration risk. Tax incentives for exploration in Alaska are also leading to increased exploration activity in the Cook Inlet and the North Slope.

SAE expanded into North America in 2011 through its acquisitions of Datum Exploration Ltd. in Canada and Northern Exploration Services in Alaska. With each of those acquisitions, SAE brought on board personnel with extensive operations experience in each location. Its expansion into the North American market is consistent with SAE’s strategy to help increase its equipment utilization rates, while concurrently increasing margins, by balancing growth in North and South America, which have complementary operating seasons.

South America

South American countries continue to expand and develop, demanding significantly more energy to fuel their growth. As the political environments stabilize, oil companies are increasing operations in the market and are seeking experienced seismic service providers with complex environment know-how, strong QHSE records and excellent relations with local communities to satisfy their seismic needs.

SAE has maintained operations in South America since 2006, and plans to continue to expand its operations to Brazil in 2013, while further growing its presence in Colombia, Peru and Bolivia.

Southeast Asia

Exploration activities in Southeast Asia have continued to increase along with the demand for energy in that region. In 2010, SAE entered the Southeast Asian market by commencing operations in Papua New Guinea for one of its major long-time customer. Its current contract with that customer extends through 2014. To help compensate for downtime and increase utilization, SAE has expanded its operations into New Zealand, which is developing into a sustainable market. Specifically, SAE has changed its growth strategy within the New Zealand market from satisfying a “one-off” opportunity to being a sustained business for the opportunities available within the country.

Strengths

Extensive experience in challenging environments.  SAE specializes in seismic data acquisition services in logistically challenging environments on land, in transition zones and in shallow water. SAE believes that its extensive experience operating in such complex locations, including its expertise in logistics management and deploying personnel and equipment customized for the applicable environment, provides it with a significant competitive advantage.

All of SAE’s remote area camps, drills and support equipment are easily containerized and made for easy transport to locations anywhere in the world. SAE employs a sophisticated tracking system in all of its vehicles, boats, aircraft support and in some cases personnel so it knows where its equipment is located at all times. All of SAE’s boats contain radar systems to avoid potential collisions with less sophisticated traffic on the waterways. SAE employs recording technology that is primarily adapted for the environments in which it operates, however, the systems can easily be utilized in most environments. SAE has a logistical support department that works with management to focus on keeping its equipment strategically located in areas of high utilization.

Global operations with expansion in high-growth markets.  SAE operates in markets within key high growth regions around the world and continues to expand its presence in those markets. SAE’s experience includes projects in Alaska, Bolivia, Brazil, Colombia, Peru, Canada and New Zealand, where exploration activity is increasing due to governmental incentives and the stabilization of regulatory and financial environments, and it maintains local offices in each of those areas.

Strong QHSE performance record.  Stringent QHSE processes are the foundation of all SAE projects. Its highly trained and qualified QHSE team has extensive experience working in diverse ecosystems and complex cultural environments. This experience allows SAE to deliver high quality data and efficient operations through systems and processes designed to minimize health and safety risk and overall environmental impact.

Blue chip, loyal customer base.  Members of SAE’s management team have long-standing relationships extending over 30 years with many of the largest oil and gas companies in the world. SAE’s global operating footprint allows it to leverage those relationships throughout the world, and its prior performance for those customers enhances its ability to obtain new business, from both existing and new customers.

Highly experienced management team with significant ongoing ownership.  SAE’s senior executive management team has an average of over 30 years of experience in seismic services. The experience, knowledge base and relationships that its management team has built over those years enhances SAE’s operating and marketing capabilities and underlies its strong reputation in the industry. SAE’s services are marketed by supervisory and executive personnel who contact customers to determine geophysical needs and respond to customer inquiries regarding the availability of crews or processing schedules.

SAE’s management currently owns a majority of SAE’s outstanding equity securities and will continue to have significant holdings following the merger with Trio, as more fully described in the sections entitled “Summary of the Proxy Statement/Information Statement — The Merger Proposal” and “Beneficial Ownership of Securities.” This provides a strong alignment of the financial interests of the executives, SAE and ultimately Trio.

Strategy

SAE believes it has a strategic advantage over a substantial number of its competitors in the areas in which it operates because of its expertise in logistics and providing a complete solution in remote and complex areas.

SAE’s strategy is to add value for its customers through a material reduction of the following risks:

•	Exploration risk — SAE delivers consistent high-quality seismic data utilizing the most advanced technology;
•	Data acquisition risk — SAE fulfills its promises regarding the timing, quality and scope of its services;
•	Reputation risk — SAE attracts and retains highly skilled and experienced professionals who embody SAE’s strong focus on customer service, safety and environmental safeguards; and
•	QHSE risk — SAE places the highest priority on the health and safety of its workforce, the protection of its assets, the environment and the communities where it conducts its work, and strives for continual improvement in all QHSE aspects.

SAE enables this strategy by continuing to pursue excellence in the following activities:

•	Building and maintaining mutually beneficial, long-term relationships with customers;
•	Aggressively marketing its capabilities and customer-value added proposition;
•	Continually monitoring technological developments in the industry, and implementing cutting-edge technologies that can give it a competitive advantage;
•	Sharing best practices across regions to ensure the consistent delivery of the highest quality service; and
•	Continuing to seek innovative ideas to reduce the seasonal gaps in its equipment utilization rates.

Seasonal Variation in Business

Seismic data acquisition services are performed outdoors and, consequently, are subject to weather and seasonality. Particularly in Canada and Alaska the primary season for seismic data acquisition is during the winter from approximately December to April and the weather conditions during this time of year can affect the timing and efficiency of operations. In addition, this prime season can be shortened by weather conditions since much of the terrain for seismic data acquisition cannot be accessed until the ground has frozen.

In South America and Southeast Asia, SAE’s operations are affected by the periods of heavy rain in the areas where seismic operations are conducted. Specifically, the jungle areas of Peru and Colombia are affected by heavy rain during certain parts of the year so SAE must avoid taking projects during these time periods or limit the weather risk in a particular customer contract. Many of the heavy rain periods in South America, though, are during the high season for Canada and Alaska so there are opportunities to maximize the utilization of equipment and personnel by moving them between these regions to take advantage of the different high seasons.

In all areas of operation, the weather is an uncontrollable factor that affects SAE’s operations at various times of the year. SAE tries to minimize these risks during the bidding process by utilizing the expertise of its personnel as to the weather in a particular area and through the negotiation of downtime clauses in SAE’s contracts with its customers. Due to the unpredictability of weather conditions, there may be times where adverse conditions substantially affect SAE’s operations and the financial results of a particular project may be impacted.

Marketing

SAE’s services are marketed from its various offices around the world. SAE has a corporate business development and marketing staff and also has local managers who interact with customers in each country of operations. Through these customer interactions, SAE is able to remain updated on a customer’s upcoming projects in the area and to work with the customer on projects in other countries.

Contracts are obtained either by direct negotiation with a prospective customer or through competitive bidding in response to invitations to bid. Most of SAE’s revenue historically has been generated through repeat customer sales and new sales to customers referred by existing and past customers. In addition, a significant portion of SAE’s engagements results from competitive bidding. Contracts are awarded primarily on the basis of price, experience, availability, technological expertise and reputation for dependability and safety. With the involvement and review of senior management, bids are prepared by knowledgeable regional operations managers who understand their respective markets, customers and operating conditions and who communicate directly with existing and target customers during the bid preparation process.

SAE also works closely with customers on a direct award basis to plan particular seismic data acquisition projects. Due to the complexity of the areas where SAE does business, these projects can take a number of months in planning and consulting with the customer on exploration goals and parameters of the projects to fit within a particular budget. By working closely with the customer, SAE is able to acquire seismic data for a project efficiently and within the customer’s required timeframe.

Contracts

SAE conducts data acquisition services under master service agreements with its customers that set forth certain obligations of SAE and its customers. A supplemental agreement setting forth the terms of a specific project, which may be cancelled by either party on short notice, is entered into for every data acquisition project. The supplemental agreements are either “turnkey” agreements that provide for a fixed fee to be paid to SAE for each unit of data acquired, or “term” agreements that provide for a fixed hourly, daily or monthly fee during the term of the project.

Turnkey agreements generally mean more profit potential, but involve more risks due to potential crew downtimes or operational delays. SAE attempts to negotiate on a project-by-project basis some level of weather downtime protection within the turnkey agreements. Under term agreements, SAE is ensured a more consistent revenue stream with improved protection from crew downtime or operational delays, but with a decreased profit potential.

Backlog

SAE’s backlog represents contracts for services that have been entered into but have not yet been completed. Most projects can be completed in a short period of time, typically several months. Larger projects may take a year or more to be completed, and SAE has one large contract that is in year two of four years. Mobilization generally starts shortly after the signing of the contract. In addition, contracts are occasionally modified by mutual consent of the parties and in many instances may be cancelled by the customer on short notice without penalty. As a result, along with projects extending beyond fiscal year 2012, backlog as of any particular date may not be indicative of SAE’s actual operating results for any succeeding fiscal period.

At December 31, 2012, SAE had a backlog of work to be completed on contracts of approximately $227 million. At December 31, 2011, it had a backlog of $385 million. The decrease in backlog for fiscal year 2012 was primarily the result of the timing of award of contracts, the conclusion of certain longer term contracts during 2012 and the completion of another year of services on one of its long term contracts. Even with this reduction in amount, SAE believes that from a historical perspective the current backlog is its highest level in terms of client mix and geographical diversity.

Customers

SAE’s customers include national and international oil companies and independent oil and gas exploration and production companies. During the year ended December 31, 2012, SAE had three customers that represented 56% of its consolidated revenue for the period. During the year ended December 31, 2011, SAE had three customers that represented 68% of its consolidated revenue for the period. Three customers represented 75% of revenues for the year ended December 31, 2010. While SAE’s revenues are derived from a concentrated customer base, its significant customers may vary between years. One customer, however, represented 33% and 19% of SAE’s revenues for the years ended December 31, 2012 and 2011, respectively. Because of the nature of SAE’s contracts and customer projects, its largest customers can change from year to year and the largest customers in any year may not be indicative of the largest customers in any subsequent year.

Competition

The acquisition of seismic data for the oil and gas industry is a highly competitive business. Factors such price, experience, availability, technological expertise and reputation for dependability and safety of a crew significantly affect a potential customer’s decision to award a contract to SAE or one of its competitors.

SAE’s competitors include much larger companies with greater financial resources, more available equipment and more crews, as well as companies of comparable and smaller sizes SAE’s primary competitors are Compagnie Générale de Géophysique-Veritas (CGG-Veritas), Geokinetics, Inc., Global Geophysical Services, Inc. and ION Geophysical Corporation. In addition to those companies, SAE also competes for projects from time to time with smaller seismic companies that operate in local markets.

Intellectual Property

SAE relies on certain proprietary information, proprietary software, trade secrets and confidentiality and licensing agreements to conduct its operations. It continually strives to improve its operating techniques and technologies, through internal development activities and working with vendors to develop new processes and technologies to maintain pace with industry innovation. Through this process, SAE has developed certain proprietary processes and methods of doing business, particularly with respect to logistics. Although those processes and methods may not be patentable, SAE seeks to protect its proprietary information by entering into confidentiality agreements with its key managers and customers.

Equipment Acquisitions and Capital Expenditures

SAE funds its capital expenditures and working capital needs with cash from operations and borrowings under its $80 million Credit Agreement. SAE commits capital funds to purchase or lease the equipment it deems most effective to conduct its operations and implement its business strategy. Purchasing new assets and upgrading existing capital assets requires a commitment to capital spending. During 2011, SAE made capital expenditures of approximately $33 million which included a Nodal land and marine system. During 2012, SAE made capital expenditures of approximately $41 million which was used to invest in additional seismic acquisition systems, and vibroseis equipment and make technical improvements to existing equipment. SAE’s board of directors approved a capital budget for 2013 of a maximum of $47 million which will be used to purchase additional seismic acquisition systems and for other capital requirements.

Government and Environmental Regulations

SAE’s operations are subject to various international, federal, provincial, state and local laws and regulations. Those laws and regulations govern various aspects of operations, including the discharge of explosive materials into the environment, requiring the removal and clean-up of materials that may harm the environment or otherwise relating to the protection of the environment and access to private and governmental land to conduct seismic surveys. SAE believes it has conducted its operations in material compliance with applicable laws and regulations governing its activities.

The costs of acquiring permits and remaining in compliance with environmental laws and regulations, title research, environmental studies and surveys are generally borne by customers. Although SAE’s direct costs of complying with applicable laws and regulations have historically not been material, the changing nature of such laws and regulations makes it impossible to predict the cost or impact of such laws and regulations on future operations. Additional United States or foreign government laws or regulations would likely increase the compliance and insurance costs associated with SAE’s customers’ operations. Significant increases in compliance expenses for customers could have a material adverse effect on customers’ operating results and cash flows, which could also negatively impact the demand for SAE’s services.

Employees and Subcontractors

As of February 1, 2013, SAE had 2,490 employees, 82 of whom were located in the United States. From time to time and on an as-needed basis, SAE supplements its regular workforce with individuals that it hires temporarily or as independent contractors in order to meet certain business needs. SAE’s U.S. employees are not represented by any collective bargaining agreement, and SAE believes that its employee relations are good.

Generally the choice of whether to subcontract out services depends on the expertise available in a certain region and whether that expertise is more efficiently hired through subcontractors or by using SAE’s own labor force. For the most part, services are subcontracted within North America and SAE personnel are used in other regions where SAE operates. When subcontractors are used, SAE manages them and requires that they comply with SAE’s work policies and QHSE systems.

Geographic Areas Financial Information

For a discussion of SAE’s financial information by geographic area, see Note 17 to SAE’s consolidated financial statements included elsewhere in this proxy statement/information statement.

Properties

SAE leases all of the facilities used in its operations. Its principal facilities are summarized in the table below.

Location	Square Footage	Purpose
Calgary, Alberta, Canada	11,344	Executive offices
Calgary, Alberta, Canada	12,335	Warehouse
Anchorage, Alaska, U.S.A.	4,600	Field Office
Anchorage, Alaska, U.S.A.	9,312	Warehouse
Lima, Peru	2,476	Field Office
Lima, Peru	5,156	Warehouse
Bogotá, Colombia	4,639	Field Office
Bogotá, Colombia	13,261	Warehouse
Santa Cruz, Bolivia	2,153	Field office

SAE also maintains other regional offices and warehouses in Australia, Bolivia, Brazil, Papua New Guinea, and New Zealand.

The leases expire at various times over the next six years and most contain renewal options for additional one year periods. The leases generally require SAE to pay all operating costs such as maintenance and insurance. The aggregate lease payments made by SAE for its facilities in 2012 and 2011 were $1.8 million and $920,000, respectively. SAE believes that its facilities are generally well maintained and adequate to meet its current and foreseeable requirements for the next several years.

Legal Proceedings

In the ordinary course of business, SAE and its subsidiaries may be subject to legal proceedings involving contractual and employment relationships, liability claims and a variety of other matters. Although the results of these other legal proceeding cannot be predicted with certainty, SAE does not believe that the final outcome of these matters will have a material adverse effect on its business, results of operations, cash flows or financial condition.

Change in Auditor

KPMG, LLP (“KPMG”) served as SAE’s principal certified public accounting firm commencing November 28, 2011, through July 16, 2012, to audit the financials for the year ended December 31, 2010. SAE dismissed KPMG as its certified public accounting firm and engaged Grant Thornton to audit the financials for the years ended December 31, 2011 and December 31, 2012. The decision to change independent registered accounting firms was made by SAE’s board of directors on July 15, 2012.

KPMG’s report on SAE’s financial statements for the year ended December 31, 2010 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles. During the audit of the financials for the year ended December 31, 2010, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to the satisfaction of KPMG, would have caused it to make a reference to the subject matter of the disagreement(s) in connection with its reports covering such periods. In addition, no “reportable events”, as defined in Item 304(a)(1)(v) of Regulation S-K, occurred within the two fiscal years and the subsequent interim periods preceding KPMG’s dismissal.

During the two recent fiscal years and the subsequent interim period preceding the engagement of Grant Thornton, SAE did not consult Grant Thornton regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on SAE’s financial statements, and either a written report was provided to SAE or oral advice was provided that Grant Thornton concluded was an important factor considered by SAE in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or a “reportable event” (as described in paragraph 304(a)(1)(v) of Regulation S-K).

SAE engaged Grant Thornton to reaudit SAE’s financials for the year ended December 31, 2010.

Reporting

SAE is a privately-held company and does not file reports with the SEC. After the merger, Trio will change its name to SAExploration Holdings, Inc. and will continue to file reports with the SEC, as described in the section entitled “Other Information Related to Trio — Periodic Reporting and Audited Financial Statements,” and such reports will reflect the business and operations of SAE.

SAE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of SAE’s financial condition and results of operations should be read in conjunction with SAE’s consolidated financial statements and notes to those statements included in this proxy statement/information statement. This discussion contains forward-looking statements that involve risks and uncertainties. Please see the sections entitled “Forward-Looking Statements” and “Risk Factors” in this proxy statement/information statement.

Overview

SAE is a geophysical services company offering a full range of seismic data acquisition services in North America, South America and Southeast Asia. SAE’s services include the acquisition of 2D, 3D, and time-lapse 4D seismic data on land, in transition zones between land and water and in shallow water, as well as seismic data field processing. SAE’s customers include national oil companies, major international oil companies and independent oil and gas exploration and production companies. SAE’s services are primarily used by its customers to identify and analyze drilling prospects and to maximize successful drilling, making demand for such services dependent upon the level of customer spending on exploration, production, development and field management activities, which is influenced by the fluctuation in oil and natural gas commodity prices. Demand for SAE’s services is also impacted by long-term supply concerns based on national oil policies and other country-specific economic and geo-political conditions.

SAE’s expertise in logistics and focus upon providing a complete service package, particularly in its international operations, allows efficient movement into remote areas, giving SAE what it believes to be a strategic advantage over its competitors and providing opportunities for growth. Many of the areas of the world where SAE works have limited seasons for seismic data acquisition, requiring high utilization of key personnel and redeployment of equipment from one part of the world to another. All of SAE’s remote area camps, drills and support equipment are easily containerized and made for easy transport to locations anywhere in the world. As a result, if conditions deteriorate in a current location or demand rises in another location, SAE is able to quickly redeploy its crews and equipment to other parts of the world. By contrast, SAE tends to subcontract out more of its services in North America than in other regions, and SAE’s North American revenues tend to be more dependent upon its data acquisition services rather than its full line of services.

While SAE’s revenues from services are mainly affected by the level of customer demand for services, operating revenue is also affected by the bargaining power of its customers relating to SAE’s services, as well as the productivity and utilization levels of SAE’s data acquisition crews. SAE’s logistical expertise can be a mitigating factor in service price negotiation with its customers, allowing SAE to maintain larger margins in certain regions of the world, particularly in the most remote or most challenging climates of the world. Factors impacting the productivity and utilization levels of SAE’s crews include permitting delays, downtime related to inclement weather, decrease in daylight working hours during winter months, time and expense of repositioning crews, the number and size of each crew, and the number of recording channels available to each crew. SAE’s ability to optimize the utilization of personnel and equipment is a key factor to stabilizing margins in the various regions in which SAE operates. Specifically, SAE is investing in equipment that is lighter weight and more easily shipped between the different regions. The ability to reduce both the costs of shipment and the amount of shipping time increases SAE’s operating margins and utilization of equipment. Similar logic applies to the utilization of personnel. SAE focuses on employing field managers who are mobile and have the expertise and knowledge of many different markets within the SAE’s operations. This allows for better timing of operations and the ability of management staff to run those operations while at the same time minimizing personnel costs. An added benefit of a highly mobile field management team is better transfer of skill and operational knowledge within SAE and the ability to spread operational efficiencies rapidly between the various regions.

Generally the choice of whether to subcontract out services depends on the expertise available in a certain region and whether that expertise is more efficiently obtained through subcontractors or by using SAE’s own labor force. For the most part, services are subcontracted within North America and SAE personnel are used in other regions where SAE operates. When subcontractors are used, SAE manages them and requires that they comply with SAE’s work policies and QHSE.

SAE’s customers continue to request increased recording channel capacity on a per crew or project basis in order to produce higher resolution images, to increase crew efficiencies and to allow SAE to undertake larger scale projects. In order to meet these demands, SAE continues to invest in additional land and marine channels, and routinely deploys a variable number of channels with multiple crews in an effort to maximize asset utilization and meet customer needs. SAE believes that increased channel counts and more flexibility of deployment will result in increased crew efficiencies, which it believes should translate into higher revenues and margins.

Contracts

SAE conducts data acquisition services under master service agreements with its customers that set forth certain obligations of SAE and its customers. A supplemental agreement setting forth the terms of a specific project, which may be cancelled by either party on short notice, is entered into for every data acquisition project. The supplemental agreements are either “turnkey” agreements that provide for a fixed fee to be paid to SAE for each unit of data acquired, or “term” agreements that provide for a fixed hourly, daily or monthly fee during the term of the project.

While SAE’s current projects are operated under a close to even mix of turnkey agreements and term agreements, SAE expects that the number of turnkey agreements will grow, particularly as SAE’s management continues to better evaluate the costs and risks associated with such fixed fee arrangements.

Revenue Crew Months

SAE uses a GAAP-based measure of revenue crew months for period to period comparisons because of the uniqueness of its operations in the mobilization and demobilization of crews. SAE uses a large number of temporary employees in its operations for seismic data acquisition and logistical support of seismic data acquisition. A crew consisting of appropriate disciplines serves as a revenue generating unit as the result of a customer contract. Customers pay for the mobilization and demobilization of crews; the revenues are recorded for the appropriate period and matched with the relevant cost. A revenue crew month represents each month that a crew generates revenues including the month of mobilization revenues and the month of revenue for demobilization. A period over period comparison of the number of crews per month for the respective periods and the amount of revenues on average by location and crew is a direct indicator of the general level of organic activity as well as the amount of any pull through or extended seismic services that might have resulted compared to other periods. Revenue Crew Months are a measure of operating activity and the periodic increases and decreases in related services per crew.

North American Expansion and Increase in Revenue Crew Months

In 2012, SAE’s operations substantially increased because of its late 2011 expansion into North America through an acquisition. In 2011, in all markets, operation of SAE’s crews resulted in the equivalent of 62 months in which a crew was paid for by a customer, including mobilization and demobilization costs (“Revenue Crew Months”), and revenues from services were $180.8 million. In 2012, in all markets, SAE’s crew operated at 94 Revenue Crew Months, a 52% year-over-year increase over 62 Revenue Crew Months in 2011, and revenues from services were $257.4 million, a 42% year-over-year increase. These increases were primarily the result of SAE’s growth of operations into North America during 2012, as well as the realization of greater 2012 revenues in the United States on projects which were in the startup and mobilization stages in 2011, although a portion of the growth was also the result of SAE’s customers in other markets contracting for larger individual projects. The slower rate of increase in revenues from services compared to the increase in Revenue Crew Months is in large part due to the fact that SAE’s North American operations tend to require fewer logistical services than its international operations where SAE must provide for its own logistics. The expansion into North America in 2011 resulted in a 5% increase in Revenue Crew Months over 2010, which produced a 35% increase over 2010 revenues of $133.8 million.

Key Accomplishments

Since inception, SAE has grown at a rapid pace, with operating revenue growing from $23.4 million in 2007, the first full year of operations, to $257.4 million in 2012, and operating revenue increasing each year during that period. SAE continues to expand its geographical footprint, operational capabilities and logistical expertise to provide seismic data acquisition in logistically challenging areas.

With SAE’s geographic expansion from providing services exclusively in South America to now including North America and Southeast Asia, SAE is able to achieve better utilization of its personnel through redeployment of key personnel and seismic equipment from off-season areas to in-season areas, helping reduce some of the peaks and valleys in its financial performance. SAE anticipates even further growth and improvement in financial performance in the future as a result of reducing the impact of its otherwise highly seasonal business through such redeployments.

How SAE Generates Revenues

SAE’s customer service package is designed to provide full service to its customers and, if so desired, to collect seismic data from remote and logistically difficult areas with little or no infrastructure. The services provided by SAE include the following:

Program Design, Planning and Permitting.  SAE’s thorough planning and designing of its customer’s seismic program is key to reducing exploration risk. SAE offers to its customers an experienced design team, which includes geophysicists with extensive experience in 2D, 3D, and 4D survey design. SAE assesses and recommends data acquisition parameters and technologies that best accomplish the customer’s geological objectives while remaining within overall budget and project plans.

The advance work on a customer’s seismic project begins with a comprehensive project plan. The scope of this plan will vary depending on the environment and operating region. SAE’s team has extensive experience in planning seismic programs in heavily cultured areas (i.e., farm land, sensitive tropical regions, or populated areas, in logistically challenging land programs, in transition zones and in shallow water). SAE’s project plans address overall working conditions, cultural and environmental concerns, permitting, regulatory approvals, camp requirements, and emergency response plans. SAE’s project plans also include, where appropriate, plans for working with local indigenous communities to describe the work being performed, answering community concerns regarding the potential impact of the project, and explaining opportunities that may be available to the community through employment or other local services that may be provided for the project.

Once a seismic program is designed, SAE works with the customer to obtain the necessary permits from governmental authorities and access rights of way from surface and mineral estate owners or lessees where the survey is to be conducted. In most cases, the customer takes the lead in obtaining permits for seismic operations but SAE supplements these efforts in providing its expertise with the local communities and government agencies.

Camp Services.  With many land seismic data acquisition projects being undertaken in remote areas, SAE employs streamlined processes for setting up and dismantling its field camps. Regardless of the environment, SAE’s camps are operated to maximize the safety, comfort and productivity of the team working on the customer’s project. Minimizing the environmental impact of each project is accomplished through the use of wastewater treatments, trash management, water purification, generators with full noise isolation and recycling areas.

SAE takes safety at its camps very seriously and focuses on the comfort of its teams. Each of SAE’s base camps contains a medical facility complete with doctors and nurses in the remote chance there is need to stabilize any potential injuries for medical transport. The camps are equipped with full meal kitchens (held to high standards of cleanliness), sleeping and recreational quarters, power supply, communications links, air support, water purification systems, black water purification systems, offices, repair garages, fuel storage, and many more support services.

Survey and Drilling.  In a typical seismic recording program, the first two stages of the program are survey and drilling. SAE utilizes both vibrator energy sources or explosives depending on the nature of the program. Survey crews establish the source and receiver placements in accordance with the survey design agreed to by the customer, and lay out the line locations to be recorded and, if explosives are being used, identify the sites for shot-hole placement. The drilling crew creates the holes for the explosive charges that produce the necessary acoustical impulse. SAE’s team has extensive experience in survey and line cutting services and uses the latest technologies to ensure accuracy. In markets where the survey phase is completed by third parties, SAE manages the subcontractors to ensure overall project timelines are being met. SAE’s senior drilling staff has a combined work experience of over 50 years in some of the most challenging environments in the world. This experience has helped SAE develop and implement numerous innovations in drilling techniques. SAE uses drilling equipment that is versatile and portable, allowing it to operate in a variety of terrains and under widely varying weather conditions. Having such versatile equipment allows for minimal down time during a project when a change in weather or environmental conditions makes it necessary to implement different drilling techniques.

Recording.  SAE’s experience with logistically challenging programs on land, in transition zones and in shallow water ensures that the technology that best meets its customer’s program requirements will be utilized. As data quality in a seismic program is paramount and receiver decisions are critical, SAE uses a variety of equipment capable of collecting 2D, 3D, time-lapse 4D and multi-component seismic data. SAE has over 26,000 land and marine seismic channels and other equipment available through rental or long-term leasing sources. All of SAE’s systems record equivalent seismic information but vary in the manner by which seismic data is transferred to the central recording unit, as well as in operational flexibility and channel count expandability. SAE continually monitors technological developments, and uses its expertise to implement more complex and sometimes unique technology applications in its operations.

Processing.  SAE’s knowledgeable and experienced team provides its customers with high-quality field processing. Using the latest hardware and software, SAE’s technical and field teams electronically manage customer data from the field to its processing office, minimizing the time between field production and processing.

For full seismic processing, SAE uses software from a variety of global suppliers. The data processing services provided by SAE range from just compilation of data and quality-control services to full interpretive services. All the steps employed in SAE’s basic processing sequence are tailored to the particular customer project and objectives, using the strictest quality control processes to meet or surpass industry-established standards. Once the data is processed as contracted, it is transferred to the customer for further processing or internal use.

Capital Investments in 2011 and 2012, and Impact on Operations

SAE’s focus on providing leading edge technology will be at the forefront of its capital expenditure plans in the coming years, which investments will continue to strengthen SAE’s position and growth in the global oil and gas exploration services market.

During fiscal year 2011, SAE added land and marine channels with its acquisition of marine nodal technology for land, transition zone and ocean bottom operations. The nodal technology fits well with the land data acquisition movement to wireless technology and provides additional ocean bottom nodal data acquisition systems in the marine environment. This nodal technology allows SAE’s system operations to simultaneously include land, transition zone and ocean bottom modes, to separate the land and marine components, and to operate up to three separate crews at the same time. In addition, SAE began the implementation of its expansion plans into Canadian markets with the purchase of geophones and vibration equipment. Total capital investment for equipment in 2011 was $22.2 million.

During fiscal year 2012, in line with SAE’s focus on wireless land data acquisition, SAE purchased a cableless seismic data acquisition system which allows up to three crews to operate under the system at the same time. Following customer needs for higher density land programs using a single point receiver application and to answer the demand for conventional and unconventional oil and gas exploration, SAE purchased high sensitivity geophones and two types of vibrators, further strengthening its position as a full solution provider for land data acquisition methods and technologies. Additional equipment investments were made for ongoing operations in Alaska in order to increase efficiency. SAE also invested in cable equipment in order to provide customers in Latin America with cable systems as wireless technology is slower to take hold in that market. Total capital investment for equipment in 2012 was $38.9 million.

Focusing on current worldwide oil and gas markets, SAE will continue to employ and expand its wireless equipment on a worldwide basis while maintaining the ability to provide services to the still existing cable markets. SAE’s capital purchases have and will allow it to take advantage of all aspects of the geophysical exploration services market, ranging from land, marine and transition zone data acquisition; 2D, 3D, 4D and micro-seismic data acquisition; use of different methods to acquire data such as using vibroseis (vibrating) and impulsive sources; as well as vertical seismic profiling and reservoir monitoring. Investments in expanding further into its South America and Southeast Asia markets will also focus upon survey, drilling and base camp operations.

2012 Highlights

Highlights comparing the year ending December 31, 2012, to December 31, 2011 include:

•	Revenues from services were $257.4 million in 2012, an increase of 42% from $180.8 million in 2011.
•	Cash flows used in operations were $1.5 million in 2012, a decrease of $20.2 million, or 108%, from $18.7 million provided in 2011.
•	Gross profit was $44.8 million in 2012, an increase of $15.7 million, or 54%, from $29.1 million in 2011.
•	Income from operations was $18.2 million in 2012, an increase of $5.4 million, or 42%, from $12.8 million in 2011.
•	Income before income taxes was $11.4 million in 2012, a decrease of $1.4 million, or 11%, from $12.8 million in 2011.
•	Modified EBITDA was $30.9 million in 2012, an increase of 63% from $18.9 million in 2011.

Revenues in 2012 grew by a total of $76.6 million, mostly from SAE’s expansion into North America, larger individual customer projects, and growth within South America. North American revenues were $70.2 million higher, which accounted for almost the entire gain in the revenues of SAE. There was a shortfall in revenues in Southeast Asia principally made up by expansion in revenues in South America. The shortfall in revenues in Southeast Asia resulted from the planned downtime for the contract in Papua New Guinea during the first three quarters of 2012, contrasted with continuous and significant operations in Papua New Guinea in 2011, which required the use of all of SAE’s services to obtain seismic data. This downtime in SAE’s Papua New Guinea contract was partially offset by expanding operations into New Zealand, but most of the offset came from growth in operations within South America, particularly Bolivia and Peru.

2012 Results of Operations

As described above, SAE’s contracts are built to accommodate the needs of the customer and vary depending on those needs. Less developed parts of the world require more logistics and services, and have fewer subcontractors that can be relied on for support; as a result, SAE provides a complete solution in these areas and, thus, the price per crew is higher than for services provided in more developed parts of the world. In more developed parts of the world, in addition to logistics being less of an issue, labor costs are higher per crew. Notwithstanding these differences, every contract for seismic data acquisition services requires a crew to acquire the data from the field. Thus, understanding Revenue Crew Months allows SAE’s management to compare and contrast activities in different regions. The following is a table that provides a relative analysis of activities and changes year over year.

	Revenues (In Thousands)			Revenue Crew Months			Revenues per Crew Month (In Thousands)
	Year Ended December 31,
	2012	2011	2010	2012	2011	2010	2012	2011	2010
United States(1)	$89,552	$36,599	$2,384	12	6	—	$7,463	$6,100	N/A
Bolivia	27,486	5,003	—	10	5	—	$2,749	$1,001	N/A
Canada	32,508	15,230	—	20	7	—	$1,625	$2,176	N/A
Colombia	53,207	59,643	44,724	20	19	20	$2,660	$3,139	$2,236
Peru	37,884	25,871	59,629	20	15	34	$1,894	$1,725	$1,754
New Guinea	10,792	38,419	23,155	4	10	5	$2,698	$3,842	$4,631
New Zealand	5,930	—	—	8	—	—	$741	N/A	N/A
Singapore(1)	—	—	3,900	—	—	—	N/A	N/A	N/A
Total	$257,359	$180,765	$133,792	94	62	59	$2,738	$2,916	$2,268

(1)	In 2010 revenues in the United States and Singapore were in support of start-up operations in New Guinea; thus the Revenue Crew Months and revenues per crew month are included with New Guinea.

US:  Revenue per crew month is much higher than other areas due to the amount of third-party pass through costs (approx. 75%) that are included in Revenue. If pass-through costs are pulled out then the revenues per crew month would be approximately $1,865 in 2012 and $1,524 in 2011. The increase in 2012 is due to 2011 containing more mobilization revenues and 2012 containing more revenues for recording.

Bolivia:  The increase of revenue per crew month from 2011 to 2012 is that 2011 contained more mobilization revenues and the project was mostly completed in 2012.

Canada:  Since operations in Canada only began in late 2011, the rate of revenue per crew month for 2012 is a better indicator since it represents a full year of operations.

Colombia:  The variance in revenues per crew month relates to the mix of projects during these years. For Colombia, Peru and Papua New Guinea the revenue per crew month can be significantly higher for certain projects depending on the difficulty of the areas where the projects are conducted because of environmental conditions, weather conditions, logistics and permitting difficulties and restrictions.

Peru:  The revenue per crew month is relatively stable from 2010 through 2012.

Papua New Guinea:  PNG initally had high relative reimburseable charges in 2010 based on the intial build-up of infrastructure and facilities to perform the project. These costs leveled out in 2011 as the project progressed into the data acquisition phase.

New Zealand:  This crew is relatively small compared to the other crews and the projects for the most part do not involve complicated logistics.

Comparison of Fiscal Years Ended December 31, 2012 and December 31, 2011

Revenue from Services.  SAE’s revenue from services increased by $76.6 million, from $180.8 million to $257.4 million, or 42%, primarily due to the continued expansion of operations into North America. North American operations expanded by $70.2 million and South American operations expanded by $28.1 million, which were offset by a reduction in revenue in Southeast Asia of $21.7 million. Revenue Crew Months increased 52% year over year, while revenues only increased by 42%, which is directly related to the reduced operations in Papua New Guinea. Papua New Guinea is a location that requires the full line of SAE’s services and thus the revenue per crew is typically much higher. Without Papua New Guinea both revenues and Revenue Crew Months increased by 73% year over year. The additional operating revenue increase was principally a result of SAE’s customers contracting for larger individual projects and expansion into North America, as well as the realization of greater 2012 revenues in the United States on projects which were in the startup and mobilization stages during 2011.

Direct Operating Expenses.  SAE’s 2012 direct operating expenses increased by $60.9 million, or 40%, compared to 2011, reflecting the change in SAE’s source of revenue, particularly the expansion into North America.

Gross Profit.  Gross profit increased by 54% to $44.8 million, resulting in a 17% margin, an improvement over a 16% margin in 2011.

Selling, General and Administrative Expenses.  Selling, General and Administrative expenses increased by 60% in 2012 as a result of the need to hire personnel able to support SAE’s worldwide operations. Selling, General and Administrative expenses represented 10% and 9% of revenues for the fiscal years ended December 31, 2012 and 2011, respectively.

Depreciation and Amortization.  Depreciation and amortization increased by 203% to a total of $12.1 million in 2012 from $4.0 million in 2011, while fixed assets increased from $51.0 million to $91.7 million year over year. Gross depreciable assets increased by 79.8% during this period. The increase in fixed assets is principally attributable to the opening of operations in North America, specifically in Canada and Alaska.

Total Operating Costs.  Due to the increase in direct operating expenses and Selling, General and Administrative expenses, SAE’s total operating cost increased by 42% from $167.9 million in 2011 to $239.1 million in 2012.

Income Tax.  SAE converted to a Delaware corporation on Aug. 5, 2012. Prior to this date, the business was operated as a limited liability company (LLC) for U.S. federal and state tax purposes, upon which the partners of the LLC were personally liable for their share of the partnership income. While the financial statements reflect a 12-months operation for both years, SAE has a short tax year for period ended Dec. 31, 2011 and a 12-months tax year ended Dec. 31, 2012.

SAE also operates in Canada, Bolivia, Brazil, Colombia, Peru, Papua New Guinea and New Zealand through wholly-owned subsidiaries or branches of a US entity. These subsidiaries or branches are subject to foreign taxation based on the financial results of the operations under the laws of each tax jurisdictions.

Corporate income taxes are calculated based on US GAAP and US tax codes and regulations. The appropriate foreign taxes paid in the country of operations are credited against US corporate taxes subject to the US foreign tax credit limitations. Deferred tax assets and liabilities are recognized using the liability method based on the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, operating losses and tax credit carry forwards, as stipulated under ASC 740. Where appropriate, valuation allowances are provided to reserve the amount of net operating losses and tax credits carry forwards that may not be realized due to various provisions of both US and foreign tax laws.

A comprehensive model is used to account for uncertain tax positions, which include consideration of how SAE recognizes, measures, presents and discloses uncertain tax positions taken or to be taken on a tax return. The income tax laws and regulations are voluminous and are often ambiguous. As such SAE is required to make many subjective assumptions and judgments regarding its tax positions that can materially affect amounts recognized in its consolidated balance sheets and statements of income and comprehensive income.

Since the time of conversion SAE’s statutory tax rates have ranged from 35% to 34%. For the year ended December 31, 2012, SAE’s effective tax rate was 12.6% due principally to a decrease in valuation allowance of deferred tax assets relating to net operating loss carryforwards utilized in Peru in 2012 and the effects of differences between US and foreign tax rates, net of federal benefit. For the year ended December 31, 2011, SAE’s effective tax rate was 25.8% due principally to a benefit from income during the period it was not directly subject to tax, offset by an increase in the valuation allowance on deferred tax assets.

Comparison of Fiscal Years Ended December 31, 2011 and December 31, 2010

Revenue from Services.  SAE’s revenue from services increased by $47.0 million, from $133.8 million to $180.8 million, or 35%, primarily due to the expansion of operations into North America. North American operations expanded by $49.4 million and Southeast Asia operations expanded by $11.3 million, which were offset by a reduction in revenue in South America of $13.8 million. Revenues increased by 35%, while Revenue Crew Months increased only 5% year over year, which is directly related to the increased operations in Papua New Guinea in 2011. Papua New Guinea is a location that requires the full line of SAE’s services and thus the revenue per crew is typically much higher. The additional revenue from services increase principally was the result of SAE’s customers contracting for larger individual projects and expansion into North America.

Direct Operating Expenses.  SAE’s direct operating expenses increased by $36.4 million, or 32%, compared to 2010, reflecting the change in SAE’s source of revenue, particularly the expansion into North America.

Gross Profit.  Gross profit increased by 57% to $29.1 million, and margin increased year-over-year from 14% to 16%.

Selling, General and Administrative Expenses.  Selling, General and Administrative expenses increased by 118% in 2011 as a result of the need to hire personnel able to support SAE’s worldwide operations. Selling, General and Administrative expenses represented 9% and 6% of revenues for the fiscal years ended December 31, 2011 and 2010, respectively.

Depreciation and Amortization.  Depreciation and amortization increased by 14% to a total of $4.0 million in 2011 from $3.5 million in 2010, while fixed assets increased from $16.0 million to $51.0 million year over year. Gross depreciable assets increased by 240% during this period. The increase in fixed assets is principally attributable to the opening of operations in North America, specifically in Canada and Alaska.

Total Operating Costs.  Due to the increase in direct operating expenses and Selling, General and Administrative expenses, SAE’s total operating cost increased by 37% from $122.8 million in 2010 to $167.9 million in 2011.

Income Tax.  South American Exploration, LLC was characterized as a partnership for US federal and state purposes and as a result, it was not subject to any corporate income tax. Although the limited liability company was formed and registered in Alaska, the Company only operated in South America and Southeast Asia during 2010. The partners recognized their shares of the income from the partnership in their personal income tax returns.

The partnership taxable income was calculated based on US GAAP and US tax codes and regulations. The appropriate foreign taxes paid in the country of operations were credited against US corporate taxes subject to the US foreign tax credit limitations. For SAE’s wholly owned subsidiaries, income taxes were accounted for under the asset and liability method. Deferred tax assets and liabilities were recognized using the liability method based on the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, operating losses and tax credit carry forwards, as stipulated under ASC 740. Where appropriate, valuation allowances were provided to reserve the amount of net operating losses and tax credits carry forwards that may not be realized due to various provisions of both US and foreign tax laws.

A comprehensive model is used to account for uncertain tax positions, which include consideration of how SAE recognizes, measures, presents and discloses uncertain tax positions taken or to be taken on a tax return. The income tax laws and regulations are voluminous and are often ambiguous. As such, SAE is required to make many subjective assumptions and judgments regarding its tax positions that can materially affect amounts recognized in its consolidated balance sheets and statements of income and comprehensive income.

SAE converted from a pass-through entity to a C-corporation on August 5, 2011 and thus was not directly subject to taxation during the year ended December 31, 2010 or the period from January 1, 2011 to August 4, 2011. For the year ended December 31, 2011, SAE’s effective tax rate was 30.7% due principally to a benefit from income during the period it was not directly subject to income tax, offset by an increase in the valuation allowance. For the year ended December 31, 2010, even though SAE was not directly subject to income tax in some instances, it paid taxes on revenues in certain foreign jurisdictions which were treated as income taxes for accounting purposes.

2013 First Quarter Highlights

Highlights comparing the quarters ending March 31, 2013, to March 31, 2012:

•	Revenues from services were $84.8 million in 2013, an increase of $23.0 million, or 37%.
•	Cash flows from operations were $8.6 million versus $5.9 million compared to the earlier period or an increase of 46%.
•	Gross profit was $18.7 million for 2013 versus $14.9 million, an increase of $3.8 million or 26%.
•	Income from operations was $10.9 million for 2013 versus $9.4 million, an increase of 17%.
•	Income before taxes was $6.9 million versus $9.2 million for 2012, a decrease of 24%.
•	Modified EBITDA was $14.1 million for 2013 versus $12.3 million for 2012 or an increase of 14%.

Revenues in the first quarter of 2013 grew a total of $23.0 million or 37%. SAE did not expand operations into additional countries during this first quarter. However, operations did shift more into Colombia and Papua New Guinea for the first quarter of 2013 which are more logistically challenging parts of the world where SAE is already established and which requires more SAE services. While Revenue Crew Months decreased by 10%, revenues still increased by 37% as a result of the shift to more logistically challenging areas. Operations increased significantly in Papua New Guinea and more remote areas of Colombia and Canada, while revenue generation decreased in the United States. The decrease in the United States was mainly attributable to the timing of work under contracts in Alaska for the first quarter of 2013.

2013 First Quarter Results of Operations

The following table describes changes between the quarters ending March 31, 2013 and March 31, 2012 for revenues, Revenue Crew Months and revenues per crew month for the countries in which SAE provided services:

	Revenues (In Thousands)		Revenue Crew Months		Revenues per Crew Month (In Thousands)
	Three Months Ended March 31,
	2013	2012	2013	2012	2013	2012
United States	$10,861	$15,295	5	5	$2,172	$3,059
Bolivia	3	1,283	—	2	N/A	$642
Canada	30,450	22,835	11	14	$2,768	$1,631
Colombia	18,385	8,182	3	4	$6,128	$2,045
Peru	13,171	13,157	3	3	$4,390	$4,386
Papua New Guinea	10,613	5	3	—	$3,538	N/A
New Zealand	1,283	1,030	2	2	$642	$515
Total	$84,766	$61,787	27	30	$3,139	$2,060

US:  The decrease in the revenue per crew month was a reflection of more work in the lower 48 states in 2013 versus Alaska in 2012. The revenue per crew month in Alaska is higher due to the complexity of the logistics for the work in Alaska versus the lower 48 states. Revenue in 2012 was $4.4 million higher.

Bolivia:  The first quarter is typically low activity because it is the rainy season. Also Bolivia is not an area of high activity and tends to be project specific activity versus continuous work.

Canada:  The projects in the first quarter of 2013 were more complex than in the first quarter of 2012 and thus the revenues per crew month were higher.

Colombia:  The 2013 first quarter projects were more complex logistically than those in the first quarter of 2012, thus revenue per crew was much higher. Thus there was one less crew, but more than twice the revenues.

Peru:  Activity remained approximately the same between the first quarter of 2013 and 2012.

Papua New Guinea:  The first quarter of 2013 represents the reopening of operations in Papua New Guinea, or “PNG”, after a period of little activity in 2012 and no activity in the first quarter of 2012. This is an area that has extensive logistics requirements to support the crews, thus revenues per crew month are at least above average compared to other locations and at times the highest.

New Zealand:  The level of activity is essentially the same in the first quarter of 2013 compared to first quarter of 2012.

Comparison of Fiscal Quarters Ending March 31, 2013 and March 31, 2012

Revenue from Services.  SAE’s revenue from services increased by $23.0 million, from $61.8 million to $84.8 million, or 37%, primarily due to expansion of operations in PNG, Colombia, and Canada by $10.6, $10.2 and $7.6 million, respectively. These three countries represent an expansion of $28.4 million. The remaining $5.4 million reduction in operations related principally to the United States. Revenue Crew Months decreased from 30 to 27, or a decrease of 10%, principally the result of crew reductions in Canada and Bolivia. Revenues per crew month increased by 52% from $2.1 million to $3.1 million, an increase that was directly driven by movement away from developed areas like the United States to lesser developed parts of the world that require more logistics to facilitate the seismic data collection, such as PNG and Colombia. Papua New Guinea is a location that requires the full line of SAE’s services and thus the revenue per crew is typically much higher than the other geographic regions in which SAE operates.

Direct Operating Expenses.  SAE’s direct operating expenses increased by 41% or $19.1 million. This increase represented the increase in operations in PNG, Colombia, and Canada by $8.9, $7.6 and $6.5 million respectively.

Gross Margin.   Gross profit increased by $3.8 million, but gross margin percentage decreased to 22% from 24%. This decrease in gross margin percentage was principally related to increased operating expenses and increased depreciation of $0.9 million as a result of the impact of capital additions in 2012.

Selling, General and Administrative Expenses.  Selling, General and Administrative Expenses increased by $2.0 million. Such expenses increased as a result of the need to hire personnel able to support SAE’s worldwide operations and the additional hiring related to the upcoming merger with Trio. General and Administrative cost remained at 8.8% of revenues quarter over quarter.

Depreciation and Amortization.   Depreciation increased by $1.0 million quarter over quarter because of the capital addition program in 2012. The increase in fixed assets is principally attributable to the opening of operations in North America, specifically in Canada and Alaska.

Total Operating Costs.  Total operating cost also increased by $21.4 million or 41% principally because of the increase in direct operating expenses, which also reflected additional depreciation expense.

Other Income and (Expense).  Other Income and (Expense) had a significant increase, principally the result of the Credit Agreement entered into in late November 2012. Interest expense, net, increased to $3.4 million for the first quarter of 2013 versus $0.4 million for the first quarter of 2012. In the first quarter of 2013, SAE experienced a foreign currency loss of $0.5 million, while in the first quarter of 2012, SAE experienced a foreign currency gain of $0.1 million.

Income Taxes.  Our income tax provision increased $581 in the three months ended March 31, 2013 compared to the three months ended March 31, 2012 primarily as a result of higher tax rates on income in certain foreign jurisdictions in which SAE recognized income during the three months ended March 31, 2013 compared to the tax rates for the foreign jurisdictions in which SAE recognized income during the three months ended March 31, 2012, offset by lower pre-tax income during the 2013 quarter. Thus the quarter ending March 31, 2013 reflects the impact of U.S. Taxation and the quarter ending March 31, 2012 only reflects foreign taxes. The effective tax for the quarter ending March 31, 2013 was 29% compared to a tax rate of 16% for the quarter ending March 31, 2012. The significantly higher tax rate is the result of a decrease in valuation adjustment for deferred income taxes in 2012.

2012 Liquidity and Capital Resources

Introduction.  Historically, cash generated from operations, along with cash reserves and borrowings from commercial, private, and related parties, have been sufficient to fund SAE’s working capital and to acquire or lease seismic data equipment. SAE’s principal source of cash is from the seismic data acquisition services it provides to customers. SAE’s cash is primarily used to provide additional seismic data acquisition services, including payment of expenses related to operations and the acquisition of new seismic data equipment. Accordingly, SAE’s cash position and revenues depend on the level of demand for its services.

Cash Flows.  Net cash used in operating activities was $1.5 million for 2012, versus cash provided by operating activities in 2011 of $18.7 million, a change of $20.2 million that was due primarily to a decrease in accounts payable as a result of SAE’s payment of accounts payable, which it had previously delayed, upon funding of its $80 million Credit Agreement in 2012.

Cash used in investing activities was $49.9 million in 2012 compared to $23.5 million in 2011 due to purchases of fixed assets with cash of $49.9 million in 2012 compared to $22.2 million in 2011. SAE made two payments in 2012, for a total of $760,000, related to the 2011 acquisition of its Canadian operations.

Net cash provided by financing activities was $62.0 million for 2012, compared to $3.2 million for 2011, an increase of $58.8 million. SAE incurred and repaid debt during 2012 under two note purchase agreements, for a total of $20 million, with Prudential Capital Group (“Prudential”) under secured promissory notes at 8.75% interest per annum, and a promissory note with a related party for $375,000 at 9% interest per annum. All existing debt was retired at the time of or subsequent to the entry into the Credit Agreement in 2012.

Cash provided by operating activities was $18.7 million in 2011 compared to $12.9 million in 2010 due to decreases in prepaid expenses of $3.0 million in 2011 compared to increases in prepaid expenses of only $1.4 million in 2010.

Cash used in investing activities was $23.5 million in 2011 compared to $7.8 million in 2010 due to purchases of fixed assets with cash of $22.2 million in 2011 compared to $8.8 million in 2010.

Net cash provided by financing activities was $3.2 million for 2011, compared to cash used in financing activities of $1.4 million for 2010, a change of $4.6 million, primarily from bank borrowings in Colombia and advances from related parties.

Working Capital.  SAE’s net working capital varies significantly from time to time, which has required it in the past to use lines of credit from its stockholders and to now borrow under the Credit Agreement. Net working capital at December 31, 2012, was $27.7 million, including $19.4 million in cash, cash equivalents and restricted cash. This represented an improvement over the working capital deficit of $18.6 million as of December 31, 2011, which was net of $5.0 million in cash, cash equivalents and restricted cash. This positive change in net working capital is primarily the result of the funding under the Credit Agreement.

SAE management believes that there will be sufficient working capital to operate SAE satisfactorily after the merger, regardless of the number of conversions by Trio public stockholders. This is because while the working capital infusion from the trust account will be reduced by conversions, the working capital of the combined company will be increased by no less than $5 million from the trust account. Though SAE intends to declare and pay up to a $15 million SAE stockholder dividend immediately prior to the consummation of the merger, the restrictions under SAE’s Credit Agreement and the merger agreement are such that the dividend will not be permitted if it were to result in a reduction in the working capital available to SAE after the merger. While SAE's Credit Agreement does not contain a restrictive covenant that specifically addresses ongoing working capital requirements for the combined company, it does contain a covenant governing debt service coverage ratios that has the effect of ensuring designated levels of free cash that can be used as part of the combined company’s working capital. While SAE’s management believes that this level of working capital will be sufficient to continue to implement SAE’s business plan, there can be no assurance that this will be the case given that SAE’s net working capital varies significantly from time to time, or that the amount of any increase in working capital available to SAE will be adequate to pursue its strategy for growth.

Debt Financing.  As a result of a corporate restructuring undertaken in late 2012, SAE was formed as a holding company. SAE owns all of the shares of SAExploration, Inc. (“SAE Inc.”). On November 28, 2012, SAE, SAE Inc. and SAE’s domestic subsidiaries NES, LLC (“NES”) and SAExploration Seismic Services (US), LLC (“Seismic”) entered into the $80 million term loan Credit Agreement and retired the $18.1 million owed under the Prudential notes, and other debt aggregating approximately $11.2 million. SAE incurred a prepayment penalty of $2.2 million on the Prudential notes, which was expensed in 2012. The fees and expenses associated with the Credit Agreement, including the fair value of certain warrants issued, will be amortized over the life of the Credit Agreement.

SAE borrowed the entire $80 million available under the Credit Agreement as a single drawdown, and, after payment of all debt described above, the approximately $40 million remaining under the Credit Agreement is being used to fund SAE’s capital expenditures and to provide working capital, as needed. The Credit Agreement interest rate is 13.5%, of which 2.5% may be paid-in-kind (“PIK”), at SAE’s election, by adding interest back to the principal amount under the Credit Agreement. SAE’s management currently intends to exercise the PIK option. Repayment of the Credit Agreement began on December 31, 2012, with a payment of $100,000, and additional principal payments of $200,000 are due at the end of every calendar quarter through September 30, 2016, with the balance due on November 28, 2016. SAE Inc., NES and Seismic are joint borrowers under the Credit Agreement and their obligations are guaranteed by SAE, which also pledged all of its shares of SAE Inc. to secure such obligations. The Credit Agreement is also secured by security interests in most of SAE’s assets, including all of its equity interests in NES and Seismic, 65% of the shares of SAE’s Singapore subsidiary, SAE’s equipment, accounts receivable and other personal property in Alaska, Colombia and Peru, a secured intercompany note evidencing loans to SAE’s Canadian subsidiary (in an amount equal to the greater of (i) $15 million and (ii) the book value from time to time of the assets of such subsidiary) and an unsecured global intercompany note (signed by SAE, SAE Inc., Seismic, NES and SAE’s subsidiaries in

Australia, Brazil and Singapore) evidencing the intercompany loans between and among such entities. The payment of intercompany notes and stockholder notes is subordinated to the payment of the obligations of SAE and the borrowers under the Credit Agreement. The lenders may require additional security interests to be granted with respect to assets not initially pledged to them.

At SAE’s option, SAE may borrow up to an additional $20 million under the Credit Agreement, provided that, at the time of its request, no default exists and certain conditions are satisfied. Those conditions include the consent of the lenders that agree to provide such additional loan amounts, SAE’s compliance on a pro forma basis with certain financial ratio tests and the execution of an amendment to the Credit Agreement, in a form agreed to by SAE and the administrative agent under the Credit Agreement, providing for the increase in the loan amount.

The Credit Agreement contains numerous negative covenants, including covenants restricting liens, consolidations, mergers (except for the merger with Trio), acquisitions, purchases and sales of assets other than in the ordinary course of business, dividends, indebtedness, advances, investments, loans, transactions with affiliates, capital expenditures, modifications or prepayments of existing stockholder notes, amendments of the certificates of incorporation and by-laws of SAE and its subsidiaries, changes to its joint venture or any of the stockholder notes, prepayment or amendment of any intercompany secured note, issuances of additional equity interests, changes in the nature of the companies’ existing businesses, the creation of additional subsidiaries and holding amounts in deposit accounts not subject to perfected security interests. The Credit Agreement also contains affirmative covenants, including those requiring the furnishing of periodic financial information, compliance with ERISA and environmental laws and other standard covenants. The most significant financial covenants are described below.

Under the Credit Agreement, SAE’s capital expenditures may not exceed the amounts listed below for each fiscal year; provided that if SAE does not use the entire amount allocated for capital expenditures in any one year, such amount will be added to, and additional capital expenditures will be allowed in, the following year:

Fiscal Year Ending December 31,	Authorized Capital Expenditure Amount
2012	$42,500,000
2013	$47,500,000
2014	$22,500,000
2015	$22,500,000
2016	$42,500,000

Actual capital expenditures in 2012 were approximately $41.7 million, which allows SAE to make additional capital expenditures in 2013. The decrease in authorized capital expenditure amounts for fiscal years 2013 and 2014 is to allow SAE to try to fully utilize the equipment it acquires before increasing capital expenditures. Once the level of utilization is maximized, SAE will again expand the level of its capital expenditures.

The ratio of SAE’s consolidated EBITDA (earnings before interest, taxes, depreciation and amortization) to consolidated debt service (cash interest payments plus the scheduled principal payments on all outstanding debt, including capital lease obligations), as computed each fiscal quarter, may not be less than the following ranges:

Fiscal Year Ending December 31,	Debt Service Coverage Ratio
2013	3.25:1.00
2014	3.50 - 3.75:1.00
2015	4.00:1.00
2016	4.00:1.00

The ratio of SAE’s consolidated net indebtedness (all outstanding debt, capital lease obligations, unused letters of credit and contingent obligations less cash and cash equivalents) to consolidated EBITDA, as computed each fiscal quarter, may not be greater than the following ranges:

Fiscal Year Ending December 31,	Net Leverage Ratio
2013	2.25 - 2.00:1.00
2014	1.75 - 1.25:1.00
2015	1.25:1.00
2016	1.25:1.00

The ratio of SAE’s consolidated indebtedness (all outstanding debt, capital lease obligations, unused letters of credit and contingent obligations) to consolidated EBITDA, as computed each fiscal quarter, may not be greater than the following ranges:

Fiscal Year Ending December 31,	Total Leverage Ratio
2013	2.50 - 2.25:1.00
2014	2.25 - 1.75:1.00
2015	1.75:1.00
2016	1.75:1.00

At March 31, 2013 and December 31, 2012, SAE was in compliance with all covenants and had $80.2 million and $79.9 million, respectively outstanding under the Credit Agreement.

The Credit Agreement contains events of default related to nonpayment of obligations thereunder, representations or warranties being determined to be untrue in any material respect when made, noncompliance with covenants, default under other agreements, the bankruptcy or insolvency of SAE or any of its subsidiaries, special ERISA defaults related to plan underfunding and other reportable events, any security document ceasing to be in effect or failing to constitute a first priority lien or security interest in favor of the lenders, any guaranty of the obligations ceasing to be in force or being denied or disaffirmed, judgments or decrees being entered against SAE or any of the borrowers, or the occurrence of a change of control or a material adverse event.

2013 First Quarter Liquidity and Capital Resources

Cash Flows.   Net cash from operating activities in the quarter ended March 31, 2013 increased by 45% or $2.7 million over the same period of the prior year as a result of increased operations despite a significant increase in interest expense. Net income plus depreciation and amortization was $8.7 million versus $10.5 million for the quarters ended March 31, 2013 and 2012, respectively. Cash from operations for March 31, 2013 was $8.6 million, compared to $5.9 million for the quarter ended March 31, 2012. Net uses of cash from accounts receivable, accounts payable, and accrued payroll liabilities was $9.7 million for the quarter ended March 31, 2013 and $4.3 million for the quarter ended March 31, 2012. Increases in the uses of cash for these accounts reflect the increase in revenues and operations. Changes in the remainder of the operating accounts were generally the same as the prior period except for restricted cash and prepaid expenses. For the quarter ended March 31, 2013 these two accounts provided cash of $4.2 million, while the same two accounts for the quarter ended March 31, 2012 resulted in the use of cash of $5.1 million.

Working capital as of March 31, 2013 was $34.0 million compared to $27.7 million as of March 31, 2012. The increase in working capital was principally the result of the Credit Agreement entered into in November 2012, net of debt repayment, financing costs and capital expenditures for 2012.

Capital expenditures for the first quarter of 2013 were only $1.7 million compared to $13.7 million for the same period in 2012. The capital expenditures for 2013 are primarily planned toward the second and third quarters of 2013 versus the year earlier in which the capital expenditure program was more skewed to the early part of the year due to the expansion into Alaska and Canada. In accordance with the Credit Agreement capital expenditures for 2013 will be limited to $47.5 million, while the restriction for 2012 was $42.5 million, and the capital expenditures planned for 2013 are significantly below the authorized amount allowed in the Credit Agreement.

SAE’s policies regarding off-balance sheet arrangements as of and for the three months ended March 31, 2013 are consistent with those in place during as of and for the year ended December 31, 2012. SAE did not have any off-balance sheet arrangements as of March 31, 2013 or December 31, 2012.

Additional financing is not anticipated, nor is it permitted under the Credit Agreement other than with respect to SAE’s ability to borrow additional amounts under the Credit Agreement as described above. As a result, financing activities are restricted to the planned principal payments of $200,000 and the payment of current debt capital leases, and other items of $308,000. This resulted in a net use of cash of $508,000 for financing activities in the first quarter of 2013. The same period in the prior year provided $7.6 million of cash principally as the result of net refinancing and borrowings from related parties.

Future Contractual Obligations

Future contractual obligations represented by the Credit Agreement and capital and operating leases represent an impact to future cash flows as shown in the table below for the periods ending December 31 (in thousands):

	Payments by Period (In thousands)
	Total	2013	2014 – 15	2016 – 17	2018 and after
Long Term Credit Agreement	$79,900	$800	$1,600	$77,500	$—
Interest on Long Term Credit Agreement	42,090	10,999	22,026	9,065	—
Capital Lease Obligations	2,190	1,320	785	85	—
Operating Lease Obligations	3,646	2,654	982	10	—
	$127,826	$15,773	$25,393	$86,660	$—

Use of EBITDA (Non-GAAP measure) as a Performance Measure

SAE uses a modified form of EBITDA to measure period over period performance. Modified EBITDA is defined as net income (loss) plus interest expense, less interest income, plus income taxes, plus depreciation and amortization, plus non-recurring major expenses outside of operations. SAE’s management uses modified EBITDA as a supplemental financial measure to assess:

•	the financial performance of SAE’s assets without regard to financing methods, capital structures, taxes, historical cost basis or non-recurring expenses;
•	SAE’s liquidity and operating performance over time in relation to other companies that own similar assets and calculate EBITDA in a similar manner; and
•	the ability of SAE’s assets to generate cash sufficient to pay potential interest cost.

SAE also understands that such data is used by investors to assess performance. However, the term EBITDA is not defined under GAAP and SAE acknowledges that EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. When assessing SAE’s operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income (loss), cash flow from operating activities or other cash flow data calculated in accordance with GAAP. In addition, modified EBITDA may not be comparable to EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, depreciation, amortization, and non-recurring expenses.

The computation of SAE’s modified EBITDA (a non-GAAP measure) from net income, the most directly comparable GAAP financial measure, is provided in the table below:

	March 31			December 31,
	(in thousands)
	2013		2012	2012		2011		2010
Net Income	$4,928		$7,753	$9,985		$9,508		$5,821
Depreciation and amortization	4,395		2,782	12,470		4,110		3,493
Interest expense (income), net	2,765	(1)	368	3,573	(1)	624		674
Income tax expense	2,015		1,434	1,444		3,319		4,500
Non-recurring major expense	—		—	3,437	(2)	964	(3)	-0-
Modified EBITDA	$14,103		$12,337	$30,909		$18,525		$14,488

(1)	Excludes $620,000 and $213,000 of amortization of loan issuance costs which are included in depreciation and amortization in March 2013 and December 2012, respectively.
(2)	Principally the cost associated with deferred financing costs and fee for early payment of debt.
(3)	Principally the costs related to contemplated acquisitions.

A reconciliation of modified EBITDA to net cash (used in) provided by operating activities and the three components of cash flows are provided in the table below:

	March 31		December 31,
	(in thousands)
	2013	2012	2012	2011	2010
Modified EBITDA	$14,103	$12,337	$30,909	$18,525	$14,488
Adjustments to modified EBITDA which were not adjustments to net cash (used in) provided by operating activities:
Interest expense (income), net	(2,765)	(368)	(3,573)	(624)	(674)
Income tax expense	(2,015)	(1,434)	(1,444)	(3,319)	(4,500)
Non-recurring major expense(1)	—	—	(2,208)	(964)	—
Adjustments to net cash (used in) provided by operating activities which were not adjustments to modified EBITDA:
Deferred income taxes	(5)	(18)	(1,566)	(477)	(1,135)
Changes in operating assets and liabilities	(1,403)	(4,546)	(23,775)	5,522	4,671
Payment in kind interest	488	—	—	—	—
Share-based compensation	57	—	21	—	—
Unrealized loss on change in fair value of warrants	49	—	—	—	—
Loss (gain) on sale of property and equipment	61	(77)	148	(2)	—
Net cash (used in) provided by operating activities	$8,570	$5,894	$(1,488)	$18,661	$12,850
Net cash (used in) provided by investing activities	$(1,749)	$(13,693)	$(49,860)	$(23,530)	$(7,839)
Net cash provided by (used in) financing activities	$(508)	$7,634	$62,021	$3,202	$(1,420)

(1)	Excludes $1.2 million of loan issuance costs written off in 2012 that were also an adjustment for cash used in operating activities.

Merger with Trio

It is anticipated that the merger will be accounted for as a reverse acquisition in accordance with GAAP. Under this method of accounting, Trio will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on SAE comprising the ongoing operations of the combined entity, SAE senior management comprising the senior management of the combined company, and the SAE common stockholders having a majority of the voting power of the combined entity. In accordance with guidance applicable to these circumstances, the merger will be considered to be a capital transaction in substance. Accordingly, for accounting purposes, the merger will be treated as the equivalent of SAE issuing stock for the net assets of Trio, accompanied by a recapitalization. The net assets of Trio will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the merger will be those of SAE.

Immediately prior to the consummation of the merger, SAE intends to declare and pay up to a $15 million SAE stockholder dividend to the extent permitted under the Credit Agreement and as determined at the discretion of SAE’s board. The merger will have a significant impact on the equity to capitalization and working capital ratios of the combined company versus SAE as of December 31, 2012. The following table sets forth these ratios, determined from the unaudited pro forma financial statements set forth under the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” and the financial statements of SAE for December 31, 2012 appearing elsewhere in this proxy statement/information statement assuming (1) holders of 3,484,981 or less of the Trio common stock elect to have their shares converted upon the consummation of the merger at the conversion price of $10.08 per share (which is a full pro rata share of the trust account as of May 14, 2013) (referred to as “maximum conversions” in the table below); (2) holders of 2,508,919 shares or less of the Trio common stock elect to have their shares converted upon the consummation of the merger at the conversion price of $10.08 (which is a full pro rata share of the trust account as of May 14, 2013) (referred to as “conversions needed to avoid termination” in the table below); and (3) no holders of Trio common stock exercise their right to have their shares converted upon the consummation of the merger.

	SAE March 31, 2013	Combined Company, Assuming Maximum Conversions	Combined Company, Assuming Conversions Needed to Avoid Termination	Combined Company, Assuming No Conversions
Working Capital Ratio	1.60	1.72	1.78	2.07
Common Equity to Capitalization(1)	0.24	0.20	0.22	0.31

(1)	Computed as stockholders’ equity divided by the sum of current and long-term portions of debt and capital leases, warrant liabilities, convertible preferred stock and stockholders’ equity.

Critical Accounting Policies

The preparation of SAE’s financial statements in conformity with GAAP requires certain assumptions and estimates to be made that affect the reported amounts of assets and liabilities at the financial statement date and the reported amounts of revenues and expenses during the reporting periods covered by the financial statements. Because of the use of assumptions and estimates inherent in the reporting process, actual results could differ from those estimates.

Allowance for Doubtful Accounts.

SAE prepares its allowance for doubtful accounts receivable based on a review of past-due accounts, past experience of historical write-offs and its current customer base. Typically, an account receivable will be written off after six-months. SAE did not write off any doubtful accounts in 2011 or 2012 as SAE did not have any account receivable over six months past-due during such periods. While the collectability of outstanding customer invoices is continually assessed, the cyclical nature of SAE’s industry may affect its customers’ operating performance and cash flows, impacting SAE’s ability to collect on the invoices. Some of SAE’s customers are located in certain international areas that are inherently subject to economic, political and civil risks, which may also impact SAE’s ability to collect receivables.

Property and Equipment.

SAE’s property and equipment is capitalized at historical cost and depreciated over the estimated useful life of the asset. The estimation of useful life is based on circumstances that exist in the seismic industry and information available at the time of the asset purchase. Changes in technology have a significant impact on these estimates. As circumstances change and new information becomes available, these estimates could change. Seismic equipment is typically depreciated over three to ten years.

Depreciation is computed using the straight-line method. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the balance sheet, and any resulting gain or loss is reflected in the results of operations for such period.

Impairment of Long-Lived Assets.

SAE reviews long-lived assets for impairment when triggering events occur which suggest deterioration in the assets’ recoverability or fair value. Recognition of an impairment charge is required if future expected undiscounted net cash flows are insufficient to recover the carrying value of the assets and the fair value of the assets is below its carrying value. If the carrying amounts of the assets exceed the estimated expected undiscounted future cash flows, SAE measures the amount of possible impairment by comparing the carrying amount of the asset to its fair value.

Revenue Recognition.

SAE’s services are provided under master service agreements with its customers that set forth certain obligations of SAE and its customers. A supplemental agreement setting forth the terms of a specific project, which may be cancelled by either party on short notice, is entered into for every data acquisition project. Customer contracts for services vary in terms and conditions. Contracts are either “turnkey” (fixed price) agreements that provide for a fixed fee, per unit of measure to be paid to SAE, or “term” (variable price) agreements that provide for a fixed hourly, daily or monthly fee during the term of the project. Under turnkey agreements, SAE recognizes revenue based upon output measures as work is performed. This method requires that SAE recognize revenue based upon quantifiable measures of progress, such as square or linear kilometers surveyed or each unit of data recorded. Expenses associated with each unit of measure are recognized as revenue is earned. If it is determined that a contract will have a loss, the entire amount of the loss associated with the contract is immediately recognized. Revenue under a “term” contract is billed as the applicable rate is earned under the terms of the agreement. With respect to those contracts where the customer pays separately for the mobilization of equipment, SAE recognizes such mobilization fees as revenue during the performance of the seismic data acquisition, using the same performance method as for the seismic work. To the extent costs have been incurred in relation to SAE’s service contracts where the revenue is not yet earned, those costs are capitalized and deferred within deferred costs on contracts until the revenue is earned, at which time it is expensed.

SAE invoices customers for certain out-of-pocket expenses under the terms of the contracts. Amounts billed to customers are recorded in revenue at the gross amount including out-of-pocket expenses. SAE also utilizes subcontractors to perform certain services to facilitate the completion of customer contracts. SAE bills its customers for the cost of these subcontractors plus an administrative fee. SAE records amounts billed to its customers related to subcontractors at the gross amount and records the related cost of subcontractors as cost of sales.

Sales taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and are excluded from revenues in the consolidated statements of income and comprehensive income.

In some instances, SAE bills customers in advance of the services performed. In those cases, SAE recognizes the liability as deferred revenue and, as services are performed, the deferred revenue amounts are recognized as revenue in accordance with SAE’s revenue recognition policy and the terms of the contract.

Currency Translation.

The majority of SAE’s operations are conducted outside the United States in countries with stable currencies. Many contracts and local expenses are paid in local currencies and not in U.S. Dollars (“USD”). SAE’s results of operations and cash flows could be impacted by changes in foreign currency exchange rates. SAE does not hold or issue foreign currency forward contracts, option contracts or other derivative financial instruments for speculative purposes or to mitigate the currency exchange rate risk.

SAE reporting currency is in USD. For foreign subsidiaries and branches using the local currency as their functional currency, assets and liabilities are translated at exchange rates in effect at the balance sheet dates.

Revenues and expenses of these foreign subsidiaries are translated at average exchange rates for the period. Equity is translated at historical rates, and the resulting cumulative foreign currency translation adjustments resulting from this process are included as a component of accumulated other comprehensive income (loss). Therefore, the USD value of these items in the financial statements fluctuates from period to period, depending on the value of the USD against these functional currencies. Exchange gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved are included in the consolidated statements of income as foreign exchange gain (losses). For the foreign subsidiaries and branches using USD as their functional currency, any local currency operations are re-measured to USD. The re-measurement of these operations are included in the consolidated statements of income as foreign exchange gain (loss).

The unrealized foreign currency exchange loss included in accumulated other comprehensive income was $703,000 and $1.1 million at March 31, 2013 and 2012, respectively. The unrealized foreign currency exchange income (loss) included in accumulated other comprehensive income was $356,000 and ($610,000) at December 31, 2012 and 2011, respectively. Since inception, SAE has not suffered any significant losses due to the fluctuation of foreign currency.

Income Taxes.

SAE accounts for its income taxes with the recognition of amounts of taxes payable or refundable for the current year and by using an asset and liability approach in recognizing the amount of deferred tax liabilities and assets for the future tax consequences of events that have been recognized in its financial statements or tax returns. Deferred taxes are determined by identifying the types and amounts of existing temporary differences, measuring the total deferred tax asset or liability using the applicable tax rate in effect for the year in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates of deferred tax assets and liabilities is recognized in income in the year of an enacted rate change. The deferred tax asset is reduced by a valuation allowance if, based on available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. SAE’s methodology for recording income taxes requires judgment regarding assumptions and the use of estimates, including estimates of annual effective tax rates and the valuation of deferred tax assets, which can create a variance between actual results and estimates and could have a material impact on SAE’s provision or benefit for income taxes. In certain foreign jurisdictions, the local income tax rate may exceed the U.S. or Canadian statutory rates, and in many of those cases SAE receives a foreign tax credit for U.S. or Canadian purposes. In other foreign jurisdictions, the local income tax rate may be less than the U.S. or Canadian statutory rates. In other foreign jurisdictions SAE may be subject to a tax on revenues when the amount of tax liability would exceed that computed on its net income before tax in the jurisdiction, and in such cases, the tax is treated as an income tax for accounting purposes.

Goodwill and Intangible Assets.

Goodwill represents the excess of costs over the fair value of assets acquired. Goodwill and other intangible assets acquired in a purchase business combination and determined to have indefinite life are not amortized but instead are tested for impairment at least annually. SAE assesses its goodwill on July 31st of each year. The following two step process is performed to test goodwill:

•	The fair value of a reporting unit is compared to its carrying value, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the unit is not considered impaired, and thus the second step of the impairment test is not necessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any.
•	The second step compares the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying amount of a reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss will be recognized in an amount equal to that excess. The loss recognized cannot exceed the carrying amount of goodwill.

Intangible assets include customer relationships and are recorded at cost. Intangible assets are amortized over their estimated useful lives of 13 years. As of both December 31, 2012 and 2011, the estimated fair market value for goodwill and other intangibles was $15.7 million above the combined carrying value.

Off-Balance Sheet Arrangement.

SAE did not have any off-balance sheet arrangements as of March 31, 2013.

Recently Issued Accounting Pronouncements

Fair Value Measurements

In May 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in GAAP and International Financial Reporting Standards”, to provide a consistent definition of fair value and ensure that the fair value measurement and disclosure requirements are similar between GAAP and International Financial Reporting Standards. ASU 2011-04 changes certain fair value measurement principles and enhances disclosure requirements, particularly for Level 3 fair value measurements. The enhanced disclosures and fair value measurement principles were effective as of January 1, 2012. The adoption of this guidance did not have a material impact on SAE’s financial statements.

Comprehensive Income

In June 2011, the FASB issued ASU No. 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income,” to require an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. ASU 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of equity. This update does not change what items are reported in other comprehensive income or the requirement to report reclassification of items from other comprehensive income to net income. However, in December 2011, the FASB issued ASU 2011-12, “Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05,” that deferred the specific requirement within ASU 2011-05 to present on the face of the financial statements items that are reclassified from accumulated other comprehensive income to net income separately with their respective components of net income and other comprehensive net income. Entities should continue to report reclassifications out of accumulated other comprehensive income using guidance in effect before ASU 2011-05 was issued. ASU 2011-05 was effective in first quarter of fiscal 2013, with earlier adoption permitted. SAE elected to adopt ASU 2011-05 with its December 31, 2012 annual report. The update was applied retrospectively, and the adoption did not have a material effect on its financial statements.

In December 2011, the FASB issued Accounting Standards Update 2011-12, “Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassification of Items Out of Accumulated Other Comprehensive Income in ASU No. 2011-05”, in order to defer only those changes in ASU 2011-05 that relate to the presentation of reclassification adjustments. The amendments are being made to allow FASB time to re-deliberate whether to present on the face of the financial statements the effects of reclassifications out of accumulated other comprehensive income on the components of net income and other comprehensive income for all periods presented. All other requirements in ASU 2011-05 not affected by this update are effective for fiscal years beginning after December 15, 2011. SAE does not expect the adoption of the standard update to impact its financial position or results of operations, as it only requires a change in the format of presentation.

Goodwill and Impairment of Goodwill

In September 2011, the FASB issued ASU No. 2011-08, “Testing Goodwill for Impairment,” which amends Accounting Standards Codification 350 “Intangibles — Goodwill and Other.” This update permits entities to make a qualitative assessment of whether a reporting unit’s fair value is, more likely than not, less than its carrying amount. If an entity concludes it is more likely than not that the fair value of a reporting unit is greater than its carrying amount, the entity is not required to perform the two-step impairment test for that reporting unit. The update is effective for annual interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011, with early adoption permitted. This update is not expected to have a material impact on SAE’s financial statements.

In July 2012, the FASB issued ASU No. 2012-02 “Intangibles — Goodwill and Other Testing Indefinite-Lived Intangible Assets for Impairment” which amends Accounting Standards Codification 350 “Intangibles — Goodwill and Other.” ASU. 2012-02 is intended to reduce the cost and complexity of testing indefinite-lived intangible assets other than goodwill for impairment. This guidance builds upon the guidance in ASU 2011-08, and feedback from stakeholders during the exposure period related to the goodwill impairment testing guidance was that the guidance would also be helpful in impairment testing for intangible assets other than goodwill. ASU 2012-02 allows an entity the option to first assess qualitatively whether it is more likely than not (that is, a likelihood of more than 50 percent) that an indefinite-lived intangible asset is impaired, thus necessitating that it perform the quantitative impairment test. An entity is not required to calculate the fair value of an indefinite-lived intangible asset and perform the quantitative impairment test unless the entity determines that it is more likely than not that the asset is impaired. ASU No. 2012-02 is effective for annual and interim impairment tests performed in fiscal years beginning after September 15, 2012. Earlier implementation is permitted. This update did not have a material impact on SAE’s financial statements as SAE chose to perform a quantitative analysis as of July 31, 2012.

Offsetting Assets and Liabilities

In January 2013, the FASB issued Accounting Standard Update 2013-01, “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities.” The Update clarifies that ordinary trade receivables and receivables are not in the scope of Accounting Standards Update No. 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities. Specifically, Update 2011-11 applies only to derivatives, repurchase agreements and reverse purchase agreements, and securities borrowing and securities lending transactions that are either offset in accordance with specific criteria contained in FASB Accounting Standards Codification or subject to a master netting arrangement or similar agreement. The amendments in this Update are effective for fiscal years, and interim periods within those years, beginning on or after January 1, 2013. The adoption of ASU 2013-01 did not have a material impact on SAE’s financial position, results of operations or cash flows.

Comprehensive Income

In February 2013, the FASB issued Accounting Standards Update (“ASU”) No. 2013-02, which amends FASB Accounting Standards Codification (“ASC”) Topic 220, “Comprehensive Income.” This amended guidance requires additional information about reclassification adjustments out of comprehensive income, including changes in comprehensive income balances by component and significant items reclassified out of comprehensive income. This guidance is effective for reporting periods beginning after December 15, 2012. The adoption of this guidance did not have a material impact on SAE’s financial condition, results of operations, cash flows or financial disclosures.

Nonpublic Entities

In February 2013, the FASB issued ASU No. 2013-03, Financial Instruments (Topic 825), “Clarifying the Scope and Applicability of a Particular Disclosure to Nonpublic Entities,” which clarifies that the requirements under ASU No. 2011-04 to disclose the level of the fair value hierarchy within which the fair value measurements are categorized does not apply to nonpublic entities for items that are not measured at fair value in the statements of financial position but for which fair value is disclosed. The adoption of ASU 2011-04 did not have a material impact on SAE’s financial statements.

Joint and Several Liability Arrangements

In February 2013, the FASB issued ASU No. 2013-04, “Liabilities, Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date”. ASU 2013-04 requires an entity to measure obligations resulting from joint and several liability arrangements from which the total amount of the obligation within the scope of this guidance is fixed at the reporting date, at the sum of the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors and any additional amount the reporting entity expects to pay on behalf of its co-obligors. The guidance also requires an entity to disclose the nature and amount of the obligation as well as other information about those obligations. For public entities, this ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The adoption of this ASU is not expected to have a material impact on SAE’s results of operations, financial position or disclosures.

Foreign Currency Matters

In March 2013, the FASB issued ASU No. 2013-05, which amends ASC Topic 830, “Foreign Currency Matters.” This ASU provides guidance on foreign currency translation adjustments when a parent entity ceases to have a controlling interest on a previously consolidated subsidiary or group of assets. The guidance is effective for fiscal years beginning on or after December 15, 2013. SAE is still evaluating what impact, if any, the adoption of this guidance will have on its financial condition, results of operations, cash flows or financial disclosures.

We have had a material weakness in our internal control over financial reporting.

We have not been a public reporting company and have had limited accounting personnel and systems to adequately execute accounting process and limited other supervisory resources with which to address internal control over financial reporting, especially in our early years. As such, during an audit of our 2010 financials for purposes of preparing our financial statements for becoming a public company, we identified past accounting errors, which resulted in the restatement of our previously issued financial statements for 2011 and 2010, as result of material internal control weaknesses. We and our independent registered public accounting firm identified a material weakness in internal control over financial reporting related to these items which required adjustment, specifically: (i) the accounting for revenue recognition, (ii) elimination of inter-company activity and accounting for transactions denominated in foreign currencies, and (iii) accounting for the presentation of income taxes. Similar material weaknesses were identified in our 2011 and 2012 audits. During 2012 and 2013 we have taken and will take substantial steps in improving and fortifying our internal controls and filling out our accounting and financial staffing within the Company. These measures have all been taken to correct the material weaknesses identified by us or our independent public accounting firm; however, we cannot assure that there will not be other material weaknesses and significant deficiencies that we or our independent registered public accounting firm will identify. If additional material weaknesses in our internal controls are discovered in the future, they may adversely affect our ability to record, process, summarize and report financial information timely and accurately. We will continue to improve our internal processes and financial controls to assure that all public filings will contain timely and accurate financial information.

Quantitative and Qualitative Disclosures about Market Risk

SAE is exposed to certain market risks arising in the ordinary course of business, primarily with respect to credit risk and foreign currency exchange rate risks, as further discussed below.

Credit Risk

In the normal course of business, SAE provides credit terms to its customers, and its accounts receivable are unsecured. The cyclical nature of the oil and gas industry may affect SAE’s customers’ operating performance and cash flows, impacting SAE’s ability to collect on its invoices. Additionally, some of SAE’s customers are located in certain international areas that are inherently subject to economic, political and civil risks, which may impact SAE’s ability to collect its account receivables. SAE performs ongoing credit evaluations of its customers’ financial conditions and maintains allowances for doubtful account receivables based on a review of past-due accounts, past experience of historical write-offs and its current customer base. Typically an account receivable will be written off after six months. SAE believes that its unreserved account receivables at March 31, 2013 and December 31, 2012, are collectible and its allowance for doubtful accounts is adequate as it did not have any account receivable over six months past-due during fiscal years 2011 and 2012 or for the three months ended March 31, 2013.

SAE derives a significant amount of its revenues from a small number of oil and gas exploration and development companies. SAE’s significant customers vary over time. During the three months ended March 31, 2013 and the year ended December 31, 2012, SAE had four and three customers that represented 64% and 55% of its consolidated revenue, respectively. The provision of credit terms to its significant customers results in a concentration of credit risk. This concentration of credit risk may be affected by changes in the economic or other conditions of SAE’s significant customers and may accordingly impact SAE’s overall credit risk.

Foreign Currency Exchange Rate Risk

The majority of SAE’s operations are conducted outside the United States in countries with stable currencies, and many of its contracts and local expenses are paid in local currencies and not in USD. SAE’s results of operations and cash flows could be impacted by changes in foreign currency exchange rates. SAE does not hold or issue foreign currency forward contracts, option contracts or other derivative financial instruments for speculative purposes or to mitigate the currency exchange rate risk. Since inception, SAE has not suffered any significant losses due to the fluctuation of foreign currency. This may change in the future and, in response, SAE could use financial instruments to hedge risks of currency fluctuations.

Interest Rate Risk

Currently SAE is not exposed to any specific interest rate fluctuation risk as its $80 million in outstanding loan indebtedness under its Credit Agreement accrues interest at a fixed rate of 13.5% per annum. SAE could be vulnerable to significant fluctuations in interest rates affecting its future debt, including any refinancing of its existing fixed rate debt.

BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management of Trio

The following table sets forth information regarding the beneficial ownership of Trio common stock as of the record date and immediately following consummation of the merger by:

•	each person known by Trio to be the beneficial owner of more than 5% of Trio’s outstanding shares of common stock either on the record date or after the consummation of the merger;
•	each of Trio’s current executive officers and directors;
•	each person who will become an executive officer or a director upon consummation of the merger;
•	all of Trio’s current executive officers and directors as a group; and
•	all of Trio’s executive officers and directors as a group after the consummation of the merger.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Trio or its securities, the Trio initial stockholders, SAE’s stockholders and/or their affiliates, may enter into a written plan to purchase Trio securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities at any time prior to the special meeting of stockholders. The ownership percentages listed below do not include any such shares that may be purchased after the record date.

Additionally, at any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Trio or its securities, Trio’s initial stockholders or SAE’s stockholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the merger proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Trio’s common stock or to not demand conversion rights. The funds for any such purchases will either come from cash available to such purchasing parties or from third party financing, none of which has been sought at this time. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/information statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or warrants owned by the Trio initial stockholders for nominal value. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the shares present and entitled to vote at the special meeting to approve the merger proposal vote in its favor and that holders of 5,620,823 or fewer of the public shares demand conversion of their public shares into cash, where it appears that such requirements would otherwise not be met.

Entering into any such arrangements may have a depressive effect on Trio common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the special meeting.

If such transactions are effected, the consequence could be to cause the merger to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the merger proposal and the other proposals and would likely increase the chances that such proposals would be approved. Moreover, any such purchases may make it less likely that the holders of more than 5,620,823 of the public shares will exercise their conversion shares.

As of the date of this proxy statement/information statement, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Trio will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the merger proposal, name change proposal and charter amendments proposal or the conversion threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

	Beneficial Ownership on Record Date(2)			Beneficial Ownership Upon Consummation of Merger(3)
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Approximate Percentage of Beneficial Ownership	Amount and Nature of Beneficial Ownership		Approximate Percentage of Beneficial Ownership
Current Directors and Executive Officers:
Eric S. Rosenfeld	1,092,374		13.9%	4,207,286	(4)	24.0%
David D. Sgro	155,250		2.0%	178,056	(5)	1.2%
David Boris	18,000		*	189,053	(6)	1.3%
Mark Hauser	18,000		*	189,053	(7)	1.3%
Barry Erdos	18,000		*	189,053	(8)	1.3%
All current directors and executive officers as a group (5 persons)	1,301,624		16.6%	4,952,501	(9)	27.5%
Directors and Executive Officers of Trio After Consummation of Merger:
Jeff Hastings(10)	—		—	3,265,550	(11)	22.7%
Brian Beatty(10)	—		—	1,195,234	(12)	8.3%
Brent Whiteley(10)	—		—	284,580	(13)	2.0%
Gary Dalton(10)	—		—	—		—
Arnold Wong(10)	—		—	—		—
Gregory R. Monahan	77,626		1.0%	100,433	(14)	0.7%
All directors and executive officers after consummation of merger as a group (8 persons)	1,325,250		16.9%	9,231,139	(15)	52.6%
Five Percent Holders:
HighVista Strategies LLC(16)	690,000	(17)	8.8%	690,000	(17)	4.8%
Shawn Kimel Investments, Inc.(18)	569,800	(19)	7.3%	569,800	(19)	4.0%
Polar Securities, Inc.(20)	714,700	(21)	9.1%	714,700	(21)	5.0%
AQR Capital Management, LLC(22)	558,600	(23)	7.1%	558,600	(23)	3.9%
Canton Holdings, L.L.C.(24)	500,000	(25)	6.4%	500,000	(25)	3.5%
Fir Tree, Inc.(26)	500,000	(27)	6.4%	500,000	(27)	3.5%
GLG Partners Limited(28)	500,000	(29)	6.4%	500,000	(29)	3.5%

(1)	Unless otherwise indicated, the business address of each of the individuals is 777 Third Avenue, 37th Floor, New York, New York 10017.
(2)	The percentage of beneficial ownership on the record date is calculated based on 7,841,855 outstanding shares of common stock as of such date. The amount of beneficial ownership does not reflect the 6,500,000 insider warrants held by the Trio initial stockholders or the 800,000 warrants underlying the $400,000 in convertible promissory notes held by Eric S. Rosenfeld and Crescendo Advisors II, LLC, an affiliate of Mr. Rosenfeld, as these warrants may not be exercisable within 60 days, nor may the promissory notes be convertible within 60 days. Unless otherwise indicated, Trio believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.
(3)	The percentage of beneficial ownership upon consummation of the merger is calculated based on 14,390,268 outstanding shares of common stock. Such amount does not take into account the shares that would be issued to SAE common stockholders upon achievement of the EBITDA targets, shares underlying the Trio warrants that are presently outstanding (or the shares of Trio common stock that may be issued in the warrant exchange), shares underlying the warrants that may be issued to Eric S. Rosenfeld, Trio’s chairman of the board and chief executive officer, and Crescendo Advisors II, LLC, an affiliate of Mr. Rosenfeld, upon conversion of certain promissory notes held by them, or shares that may be issued under the incentive compensation plan proposed to be adopted in connection with the merger. In addition, such amount assumes that no public stockholders properly elect to convert their shares into cash, that the underwriters’ options have been exchanged for 100,000 shares of Trio’s common stock, and that none of the SAE stockholders exercises his, her or its appraisal rights. Unless otherwise indicated, Trio believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them upon consummation of the merger.
(4)	Includes (i) 2,314,912 shares of common stock issuable upon the exercise of insider warrants held by Mr. Rosenfeld that become exercisable upon consummation of the merger and (ii) 800,000 shares of common stock issuable upon the exercise of 800,000 warrants underlying the $400,000 in convertible promissory notes held by Mr. Rosenfeld and his affiliates that become convertible upon consummation of the merger, which notes Mr. Rosenfeld has stated he intends to convert. Mr. Rosenfeld will enter into a voting proxy agreement with CLCH, an affiliate of Jeff Hastings, and has agreed to tender all of his warrants in the warrant exchange, each as more fully described below.
(5)	Includes 22,806 shares of common stock issuable upon the exercise of insider warrants held by Mr. Sgro that become exercisable upon consummation of the merger. Mr. Sgro will enter into a voting proxy agreement with CLCH, an affiliate of Jeff Hastings, and has agreed to tender all of his warrants in the warrant exchange, each as more fully described below.
(6)	Includes 171,053 shares of common stock issuable upon the exercise of insider warrants held by Mr. Boris that become exercisable upon consummation of the merger. Mr. Boris will enter into a voting proxy agreement with CLCH, an affiliate of Jeff Hastings, and has agreed to tender all of his warrants in the warrant exchange, each as more fully described below.
(7)	Includes 171,053 shares of common stock issuable upon the exercise of insider warrants held by Mr. Hauser that become exercisable upon consummation of the merger. Mr. Hauser will enter into a voting proxy agreement with CLCH, an affiliate of Jeff Hastings, and has agreed to tender all of his warrants in the warrant exchange, each as more fully described below.
(8)	Includes 171,053 shares of common stock issuable upon the exercise of insider warrants held by Mr. Erdos that become exercisable upon consummation of the merger. Mr. Erdos will enter into a voting proxy agreement with CLCH, an affiliate of Jeff Hastings, and has agreed to tender all of his warrants in the warrant exchange, each as more fully described below.
(9)	Includes (i) 2,850,877 shares of common stock issuable upon the exercise of insider warrants held by such officers and directors that become exercisable upon consummation of the merger and (ii) 800,000 shares of common stock issuable upon the exercise of 800,000 warrants underlying the $400,000 in convertible promissory notes held by Mr. Rosenfeld and his affiliates that become convertible upon consummation of the merger.
(10)	The business address of each of the reporting persons is 3333 8th St. SE, 3rd Floor, Calgary, Alberta T2G 3A4.
(11)	Includes 3,265,550 shares of common stock to be issued to CLCH under the merger agreement upon the closing of the merger. This amount excludes 412,823 shares that CLCH will be granted voting control over as the seller representative on behalf of the holders of SAE derivative securities prior to their conversion or exercise. This amount also excludes any shares that CLCH may be granted voting control over pursuant to voting proxy agreements that may be entered into upon closing of the transaction. Such voting proxy agreements will be entered into in order to attempt to ensure that Mr. Hastings and Mr. Beatty have combined voting control over at least 51% of Trio's outstanding common stock. The actual number of shares covered by the voting proxy agreements will depend on the extent to which (a) public stockholders properly elect to convert their shares into cash, (b) the SAE stockholders exercise their appraisal rights and (c) the holders of SAE derivative securities exercise or exchange such securities immediately prior to the merger. This amount also excludes up to 502,393 shares of common stock that may be issued to CLCH under the merger agreement after the closing based on the achievement of specified earnings targets by the combined company for the 2013 and/or the 2014 fiscal years. CLCH is controlled by Jeff Hastings, who will become Trio’s executive chairman and a director of Trio upon consummation of the merger. The business address for CLCH is 4721 Golden Spring Circle, Anchorage, Alaska 99507.
(12)	Includes 1,195,234 shares of common stock to be issued to Seismic Management, LLP under the merger agreement upon the closing of the merger. This amount excludes up to 183,882 shares of common stock that may be issued to Seismic Management, LLP under the merger agreement after the closing based on the achievement of specified earnings targets by the combined company for the 2013 and/or the 2014 fiscal years. Seismic Management, LLP is controlled by Brian Beatty, who will become Trio’s chief executive officer and a director of Trio upon consummation of the merger, and his wife, Sheri L. Beatty. The business address for Seismic Management is 59 Westpoint Court SW, Calgary, AB, T3H 4M7.
(13)	Includes 284,580 shares of common stock to be issued to Mr. Whiteley under the merger agreement. This amount excludes up to 43,781 shares of common stock that may be issued to Mr. Whiteley under the merger agreement based on the achievement of specified earnings targets by the combined company for the 2013 and/or the 2014 fiscal years. All such shares are to be issued in exchange for SAE restricted stock granted under SAE’s 2012 Stock Compensation Plan, which is scheduled to vest on November 26, 2017, and such shares will be subject to the same restrictions as are applicable to the SAE restricted stock. The SAE board of directors, in its discretion, may, and it is anticipated that the SAE board will, elect to accelerate vesting of all shares of SAE restricted stock in connection with the merger, including those of Mr. Whiteley.
(14)	Includes 22,807 shares of common stock issuable upon the exercise of insider warrants held by Mr. Monahan that become exercisable upon consummation of the merger. Mr. Monahan will enter into a voting proxy agreement with CLCH, an affiliate of Jeff Hastings, and has agreed to tender all of his warrants in the warrant exchange, each as more fully described below.
(15)	Includes (i) 2,360,525 shares of common stock issuable upon the exercise of insider warrants held by Messrs. Rosenfeld, Sgro and Monahan that become exercisable upon consummation of the merger, and (ii) 800,000 shares of common stock issuable upon the exercise of 800,000 warrants underlying the $400,000 in convertible promissory notes held by Mr. Rosenfeld and his affiliates that become convertible upon consummation of the merger. This amount excludes 412,823 shares that CLCH will be granted voting control over as the seller representative on behalf of the holders of SAE derivative securities prior to their conversion or exercise. This amount also excludes any shares that CLCH may be granted voting control over pursuant to voting proxy agreements that may be entered into upon closing of the transaction. This amount also excludes up to 730,056 shares of common stock that may be issued to CLCH, Seismic Management, LLP and Mr. Whiteley under the merger agreement after the closing based on the achievement of specified earnings targets by the combined company for the 2013 and/or the 2014 fiscal years.
(16)	The reporting persons also include HighVista GP, LLC, HighVista GP Limited Partnership, HighVista I Limited Partnership, HighVista II Limited Partnership, HighVista III, Ltd., HighVista V Limited Partnership, XL Re Ltd, Brian H. Chu and Andre F. Perold. The business address of HighVista Strategies LLC, HighVista GP, LLC, HighVista GP Limited Partnership, HighVista I Limited Partnership, HighVista II Limited Partnership and HighVista V Limited Partnership is John Hancock Tower, 50th Floor, 200 Clarendon Street, Boston, MA 02116. The business address of HighVista III, Ltd. is Century Yard, Cricket Square, Hutchins Drive, P.O. Box 2681 GT, George Town, Grand Cayman, British West Indies. The business address for XL Re Ltd is Brian O’Hara House, One Bermudiana Road, Hamilton HM08, Bermuda. The foregoing information and the information in Footnote (17) was derived from a Schedule 13G filed on February 14, 2013.
(17)	HighVista Strategies LLC, HighVista GP, LLC, HighVista GP Limited Partnership, Brian Chu and Andre F. Perold each have sole voting and dispositive power with respect to all such shares. HighVista I Limited Partnership has sole voting and dispositive power with respect to 279,781 of such shares. HighVista II Limited Partnership has sole voting and dispositive power with respect to 230,916 of such shares. HighVista III, Ltd. has sole voting and dispositive power with respect to 107,167 of such shares. HighVista V Limited Partnership has sole voting and dispositive power with respect to 21,156 of such shares. XL Re Ltd has sole voting and dispositive power with respect to 50,980 of such shares.
(18)	The reporting persons also include Shawn Kimel, The K2 Principal Fund, L.P., K2 GenPar L.P. and K2 GenPar 2009 Inc. The business address of the reporting persons is 444 Adelaide West, Toronto, Ontario M5V 1S7. The foregoing information and the information in Footnote (19) was derived from a Schedule 13G filed on July 1, 2011.
(19)	Shawn Kimel Investments, Inc. and Shawn Kimel, The K2 Principal Fund, L.P., K2 GenPar L.P. and K2 GenPar 2009 Inc. each have shared voting and dispositive power with respect to all such shares.
(20)	The reporting persons also include North Pole Capital Master Fund. The business address of the reporting persons is 401 Bay Street, Suite 1900, P.O. Box 19, Toronto, Ontario M5H 2Y4. The foregoing information and the information in Footnote (21) was derived from a Schedule 13G filed on February 14, 2013.

(21)	Polar Securities, Inc. and North Pole Capital Master Fund each have shared voting and dispositive power with respect to all such shares.
(22)	The business address of AQR Capital Management, LLC is Two Greenwich Plaza, 3rd Floor, Greenwich, CT 06830. The foregoing information and the information in Footnote (23) was derived from a Schedule 13G filed on February 14, 2013.
(23)	AQR Capital Management, LLC has shared voting and dispositive power with respect to all such shares.
(24)	The reporting persons also include Archer Capital Management, L.P., Joshua A. Lobel and Eric J. Edidin. The business address of the reporting persons is 570 Lexington Avenue, 40th Floor, New York, NY 10022. The foregoing information and the information in Footnote (25) was derived from a Schedule 13G filed on June 24, 2011.
(25)	Canton Holdings, L.L.C. and Archer Capital Management, L.P., Joshua A. Lobel and Eric J. Edidin each have shared voting and dispositive power with respect to all such shares.
(26)	The reporting persons also include Fir Tree Value Master Fund, L.P. and Fir Tree Capital Opportunity Master Fund, L.P. The business address of each of Fir Tree Value Master Fund, L.P. and Fir Tree Capital Opportunity Master Fund, L.P. is 89 Nexus Way, Camana Bay, Box 31106, Grand Cayman KY1-1205, Cayman Islands. The business address of Fir Tree, Inc. is 505 Fifth Avenue, 23rd Floor, New York, NY 10017. The foregoing information and the information in Footnote (27) was derived from a Schedule 13G filed on July 1, 2011.
(27)	Fir Tree, Inc. has shared voting and dispositive power with respect to all such shares. Fir Tree Value Master Fund, L.P. and Fir Tree Capital Opportunity Master Fund, L.P. have shared voting and dispositive power with respect to 422,850 and 77,150 of such shares, respectively.
(28)	The reporting persons also include GLG Market Neutral Fund and GLG Partners LP. The business address of each of the reporting persons is 1 Curzon Street, London W1J 5HB, United Kingdom. The foregoing information and the information in Footnote (29) was derived from a Schedule 13G filed on July 1, 2011.
(29)	GLG Partners Limited, GLG Market Neutral Fund and GLG Partners LP each have shared voting and dispositive power with respect to all such shares.

Joel Greenblatt, Trio’s special advisor, beneficially owns 18,000 shares of Trio common stock and 171,053 insider warrants.

Trio’s initial stockholders, including its officers, directors and special advisor, beneficially own 22% of its issued and outstanding shares of common stock as of the record date. Because of the ownership block held by Trio’s initial stockholders, such individuals may be able to effectively exercise control over all matters requiring approval by Trio’s stockholders, including the election of directors and approval of significant corporate transactions other than approval of its initial business combination.

All of the initial shares have been placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent, until one year after the date of the consummation of Trio’s initial business combination or earlier if, subsequent to its business combination, Trio consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of Trio’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

During the escrow period, the holders of these shares will not be able to sell or transfer their securities except (i) for transfers to an entity’s members upon its liquidation, (ii) to relatives and trusts for estate planning purposes, (iii) by virtue of the laws of descent and distribution upon death, (iv) pursuant to a qualified domestic relations order, (v) by certain pledges to secure obligations incurred in connection with purchases of Trio’s securities or (vi) by private sales made at or prior to the consummation of a business combination at prices no greater than the price at which the shares were originally purchased, in each case where the transferee agrees to the terms of the escrow agreement, but will retain all other rights as Trio’s stockholders, including, without limitation, the right to vote their shares of common stock and the right to receive cash dividends, if declared. If dividends are declared and payable in shares of common stock, such dividends will also be placed in escrow. If Trio is unable to effect a business combination and liquidate the trust account, none of its initial stockholders will receive any portion of the liquidation proceeds with respect to their initial shares.

In a private placement conducted simultaneously with the consummation of Trio’s initial public offering, the Trio initial stockholders and EarlyBirdCapital, Inc. and its designees purchased the 7,100,000 insider warrants and EBC warrants in a private sale for an aggregate purchase price of $3,550,000. These warrants are identical to the warrants sold in Trio’s initial public offering, except that the insider warrants and EBC warrants are exercisable for cash or on a cashless basis, at the holder’s option, and are not redeemable by Trio, in each case so long as such warrants are held by the initial purchasers or their affiliates. The purchasers have agreed that these warrants will not be sold or transferred by them (except to certain permitted transferees) until after Trio has completed a business combination.

On each of April 25, 2012, September 26, 2012 and November 21, 2012, Eric S. Rosenfeld, Trio’s chairman of the board and chief executive officer and one of the Trio initial stockholders, loaned Trio $100,000, for an aggregate of $300,000 in loans, and on March 7, 2013, Crescendo Advisors II, LLC, an affiliate of Mr. Rosenfeld, loaned Trio an additional $100,000. The loans are non interest bearing and are payable at the consummation of a business combination. If Trio fails to consummate a business combination, the loans would become unsecured liabilities of the company; however, Mr. Rosenfeld, on behalf of himself and his affiliates, has waived any claim against the trust account. The principal balance of the notes may be converted, at Mr. Rosenfeld’s option, to warrants at a price of $0.50 per warrants. The terms of these warrants will be identical to the private warrants sold in connection with Trio’s initial public offering.

Trio has agreed to use its reasonable best efforts to commence and consummate an offer to the holders of Trio’s warrants, including the private warrants, providing them the right to exchange their warrants for shares of Trio common stock, at a ratio of ten warrants for one share of Trio common stock. Each of the directors and executive officers of Trio intends to tender their warrants in such warrant exchange offer.

As a material inducement for SAE to enter into the merger agreement, certain of Trio’s initial stockholders will grant to CLCH at the closing of the merger an irrevocable proxy and power of attorney to vote a number of initial shares to be mutually determined by the parties in order to attempt to provide Jeff Hastings and Brian A. Beatty collectively with control over at least 51% of the Trio common stock after the closing of the merger. Each such initial stockholder will grant additional irrevocable proxies to vote the shares of common stock received by them in the warrant exchange offer as necessary to reach such threshold. Furthermore, each such initial stockholder will grant additional irrevocable proxies to CLCH from time to time for the number of shares necessary for Mr. Hastings and Mr. Beatty (except as the result of any sales by Messrs. Hastings or Beatty) to reach or maintain the 51% threshold.

Security Ownership of SAE

As of the record date for the Trio special meeting, there were issued and outstanding:

•	1,060,441 shares of SAE common stock, of which 111,691 shares are restricted;
•	5,000,000 shares of SAE Series A preferred stock;
•	Warrants to purchase a number of shares of SAE common stock equal to 2% of the outstanding shares of SAE common stock (on a fully-diluted basis); and
•	48,793 exchangeable shares issued by SAE’s wholly-owned Canadian subsidiary, 1623753 Alberta Ltd., which are convertible on a one to one basis into shares of SAE common stock.

Common Stock.  SAE’s common stock is held by 37 stockholders, and is not publicly traded. The restricted shares of common stock were issued pursuant to SAE’s 2012 Stock Compensation Plan and remain subject to vesting requirements and restrictions on transfer. Vesting of those shares may be accelerated in connection with the merger at the discretion of the SAE board of directors, and it is anticipated that the SAE board will elect to vest those shares immediately prior to the merger. 13,329 shares of SAE common stock remain available for issuance under the 2012 Stock Compensation Plan, however, it is anticipated that, immediately prior to the merger, the plan will be terminated as to any new issuances.

Series A Preferred Stock.  SAE’s Series A preferred stock is held by CLCH, and is convertible at the option of the holder into shares of SAE common stock having a fair market value of $5,000,000 (currently estimated to be 53,899 shares), and which, at SAE’s option, may be redeemed for cash. CLCH, as the holder of the Series A preferred stock, will receive $5,000,000 in cash in connection with the merger in exchange for all of the Series A shares.

Warrants.  The SAE warrants were issued to two classes of warrant holders. The warrants are convertible into an aggregate of 2% of SAE common stock deemed outstanding at the time of exercise, including any securities or contracts of a dilutive nature, whether or not exercisable at the time of determination. It is estimated that currently 23,738 shares of SAE common stock would be issuable upon conversion of the warrants. The number of shares issuable to the holders, however, is capped based on the number of shares of common stock deemed outstanding at the time of the merger.

The warrants have an exercise price of $0.01 per share. The lenders pursuant to SAE’s senior credit facility hold warrants totaling 1% of SAE common stock deemed outstanding that have a cash settlement provision or “put option” that allows the warrant holders to ask for the fair value in cash once the debt is repaid. These warrants are exercisable at any time by the holders and are exercised automatically immediately prior to a capital reorganization or reclassification of SAE, the sale of all or substantially all of SAE’s assets or any merger or consolidation of SAE with or into another company. SAE intends to seek amendments to these warrants prior to the merger to provide that the warrants do not automatically exercise in connection with the merger with Trio and can remain outstanding following the merger.

The remaining warrant is for 1% of SAE common stock deemed outstanding and does not have a cash settlement provision. This warrant is exercisable at any time at the option of the holder or at the option of SAE, and is not automatically exercised in connection with a reorganization, merger, sale or similar transaction.

Exchangeable Shares.  In connection with the acquisition of Datum Exploration Ltd. (now SAExploration (Canada) Ltd.) by SAExploration, Inc., 48,793 exchangeable shares were issued to the former shareholders of Datum Exploration Ltd. The exchangeable shares were issued by 1623753 Alberta Ltd. (“1623753”), a wholly-owned Canadian subsidiary of SAExploration, Inc., and each exchangeable share is convertible into one share of SAE common stock at the option of the holder thereof.

Additionally, upon the occurrence of certain liquidity events the exchangeable shares may be redeemed by 1623753. It is anticipated the completion of the merger will constitute a liquidity event under the terms of the agreements governing the exchangeable shares. Accordingly, it is expected that the exchangeable shares will be redeemed for a pro rata share of the merger consideration, in accordance with their terms, following the completion of the merger on such date as determined by the board of directors of 1623753, subject to earlier conversion by the holders thereof.

The following table sets forth the beneficial ownership of SAE’s common stock as of April 25, 2013, held by or that will be held by the directors and executive officers of SAE. Except as noted below, no other SAE stockholders beneficially own more than 5% of the currently outstanding shares of common stock of SAE.

Except as described in the footnotes to the table below, beneficial ownership is determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act, and generally includes voting or investment power with respect to securities. Except as indicated below, Trio believes that each holder possesses sole voting and investment power with respect to all of the shares of the common stock owned by that holder, subject to community property laws where applicable. The inclusion of shares in this table as beneficially owned is not an admission of beneficial ownership. The table does not include any SAE shares purchased or otherwise acquired after the record date.

	Beneficial Ownership of SAE on the Record Date(2)
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Approximate Percentage of Beneficial Ownership
Directors and Executive Officers:
Jeff Hastings	627,648	(3)	52.9	%(4)
Brian Beatty	210,000	(5)	18.5%
Brent Whiteley	50,000	(6)	4.4%
All directors and named executive officers as a group (3 persons)	887,648		78.3%

(1)	The business address of each of the individuals is 3333 8th St. SE, 3rd Floor, Calgary, Alberta T2G 3A4.
(2)	Unless otherwise provided, the percentage of beneficial ownership on the record date is calculated based on 1,132,972 outstanding shares of SAE common stock as of such date, assuming that the warrants had been exercised for 23,738 shares of SAE common stock and the exchangeable shares had been exchanged for 48,793 shares of SAE common stock as of such date.
(3)	The amount of shares includes 573,750 shares of SAE common stock owned and 53,898 shares estimated to be issuable upon conversion of the Series A preferred stock. All such shares are owned by CLCH, which is controlled by Jeff Hastings, chairman and a director of SAE. The business address for CLCH is 4721 Golden Spring Circle, Anchorage, Alaska 99507.
(4)	The percentage of beneficial ownership on the record date is calculated based on 1,186,870 outstanding shares of SAE common stock as of such date, assuming that the warrants had been exercised for 23,738 shares of SAE common stock, the exchangeable shares had been exchanged for 48,793 shares of SAE common stock and the Series A preferred stock had been converted into 53,898 shares of SAE common stock as of such date.
(5)	All such shares are owned by Seismic Management, LLP, an Alaska limited liability partnership, which is controlled by Brian Beatty, president and chief executive officer and a director of SAE, and his wife, Sheri L. Beatty. The business address for Seismic Management is 59 Westpoint Court SW, Calgary, AB, T3H 4M7.
(6)	Brent Whiteley, chief financial officer, general counsel and secretary of SAE, owns 50,000 shares of restricted stock pursuant to SAE’s 2012 Stock Compensation Plan that were issued on November 26, 2012. The shares vest on the fifth anniversary of the date of issuance. Mr. Whiteley has the right to vote such shares prior to vesting. The SAE board of directors, in its discretion, may, and it is anticipated that the SAE board will, elect to accelerate vesting of all shares of restricted stock in connection with the merger, including those of Mr. Whiteley.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Policy

Trio’s Code of Ethics requires Trio to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the board of directors (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) Trio or any of its subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of Trio’s shares of common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Trio’s audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent Trio enters into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the audit committee with all material information concerning the transaction. Additionally, Trio requires each of its directors and executive officers to complete an annual directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Trio Related Person Transactions

In February 2011, Trio issued an aggregate of 1,437,500 shares of common stock to the individuals set forth below for $25,000 in cash, at a purchase price of approximately $0.02 per share, as follows:

Name	Number of Shares	Relationship to Trio
Eric S. Rosenfeld	910,312	Chairman and Chief Executive Officer
David D. Sgro	129,375	Chief Financial Officer and Secretary
Arnaud Ajdler	129,375	Initial Stockholder
Gregory Monahan	64,688	Initial Stockholder
David Boris	15,000	Director
Mark Hauser	15,000	Director
Barry Erdos	15,000	Director
Joel Greenblatt	15,000	Special Advisor
Riverview Group LLC	71,875	Initial Stockholder
York Select, L.P.	38,793	Initial Stockholder
York Select Master Fund, L.P.	33,082	Initial Stockholder

On June 21, 2011, Trio effected a stock dividend of 0.2 shares for each outstanding share of common stock, resulting in its initial stockholders owning an aggregate of 1,725,000 initial shares.

Prior to Trio’s initial public offering, Eric S. Rosenfeld advanced to Trio an aggregate of $100,000 to cover expenses related to such offering. Upon the consummation of the initial public offering, Trio repaid this loan, without interest, from the proceeds of such offering not placed in trust.

On June 24, 2011, in a private placement conducted simultaneously with the consummation of Trio’s initial public offering, Trio’s initial stockholders purchased 6,500,000 insider warrants from Trio and EarlyBirdCapital, Inc. and its designees purchased 600,000 EBC warrants from Trio, in each case at a purchase price of $0.50 per warrant (for an aggregate purchase price of $3,550,000). The insider warrants and

EBC warrants are identical to the warrants sold in Trio’s initial public offering, except that they are exercisable for cash or on a cashless basis, at the holders’ option, and are not redeemable by Trio, in each case so long as such warrants are held by the initial purchasers or their affiliates. The purchasers have agreed that these warrants will not be sold or transferred by them (except to certain permitted transferees) until after Trio has completed a business combination.

Since June 24, 2011, Crescendo Advisors II, LLC, an affiliate of Eric S. Rosenfeld, has made available to Trio, and will continue to make available to Trio through its initial business combination, certain general and administrative services, including office space, utilities and administrative support, as Trio may require from time to time. Trio pays Crescendo Advisors II, LLC $10,000 per month for these services. Eric S. Rosenfeld is the majority holder of Crescendo Advisors II, LLC. Accordingly, Mr. Rosenfeld will benefit from the transaction to the extent of his interest in Crescendo Advisors II, LLC. However, this arrangement is solely for Trio’s benefit and is not intended to provide Mr. Rosenfeld compensation in lieu of a salary. Trio believes, based on rents and fees for similar services in the New York City metropolitan area, that the fee charged by Crescendo Advisors II, LLC is at least as favorable as Trio could have obtained from an unaffiliated person.

If necessary to meet Trio’s working capital needs, Trio’s officers, directors, initial stockholders or their affiliates may, but are not obligated to, loan Trio funds, from time to time or at any time, in their sole discretion. Each loan would be evidenced by a promissory note. The notes would either be paid upon consummation of Trio’s initial business combination, without interest, or, at the holder’s discretion, up to $500,000 of the notes may be converted into warrants at a price of $0.50 per warrant. The warrants would be identical to the private warrants. If Trio does not complete a business combination, the loans will be forgiven. On each of April 25, 2012, September 26, 2012 and November 21, 2012, Eric S. Rosenfeld, Trio’s chairman of the board and chief executive officer and one of the Trio initial stockholders, loaned Trio $100,000, for an aggregate of $300,000 in loans, and on March 7, 2013, Crescendo Advisors II, LLC, an affiliate of Mr. Rosenfeld, loaned Trio an additional $100,000, in each case on the terms described above. If Trio fails to consummate a business combination, the loans will become unsecured liabilities of the company; however, Mr. Rosenfeld, on behalf of himself and his affiliates, has waived any claim against the trust account. If the merger is consummated, Mr. Rosenfeld intends to convert the promissory notes held by him and his affiliates into warrants and exchange such warrants for stock in the warrant exchange offer.

The holders of Trio’s initial shares, as well as the holders of the insider warrants and EBC warrants and any warrants Trio’s officers, directors, initial stockholders or their affiliates may be issued upon conversion of promissory notes issued for working capital loans made to Trio (and all underlying securities or shares issued in the warrant exchange), will be entitled to registration rights pursuant to an agreement signed on June 20, 2011. The holders of a majority of these securities are entitled to make up to two demands that Trio register such securities. The holders of the majority of the initial shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the insider warrants and EBC warrants (or underlying securities or shares issued in the warrant exchange) can elect to exercise these registration rights at any time after Trio consummates a business combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to Trio’s consummation of a business combination. Trio will bear the expenses incurred in connection with the filing of any such registration statements.

Trio will reimburse its officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on its behalf such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of out-of-pocket expenses reimbursable by Trio. Trio’s audit committee will review and approve all reimbursements and payments made to any initial stockholder or member of its management team, or its or their respective affiliates, and any reimbursements and payments made to members of Trio’s audit committee will be reviewed and approved by Trio’s board, with any interested director abstaining from such review and approval. As of March 31, 2013, December 31, 2012 and December 31, 2011, Trio had reimbursed its initial stockholders approximately $25,300, $19,750 and $19,400, respectively, for out-of-pocket business expenses incurred by them in connection with activities on its behalf.

Other than the fees described above and reimbursable out-of-pocket expenses payable to Trio’s officers and directors, no compensation or fees of any kind, including finder’s fees, consulting fees or other similar compensation, will be paid to any of Trio’s initial stockholders, including its officers or directors, or to any of their respective affiliates, prior to or with respect to the business combination (regardless of the type of transaction that it is).

All ongoing and future transactions between Trio and any of its officers and directors or their respective affiliates, including loans by its officers and directors, will be on terms believed by Trio to be no less favorable to it than are available from unaffiliated third parties. Such transactions or loans, including any forgiveness of loans, will require prior approval by a majority of Trio’s uninterested “independent” directors (to the extent Trio has any) or the members of Trio’s board who do not have an interest in the transaction, in either case who had access, at Trio’s expense, to its attorneys or independent legal counsel. Trio will not enter into any such transaction unless its disinterested “independent” directors (or, if there are no “independent” directors, its disinterested directors) determine that the terms of such transaction are no less favorable to Trio than those that would be available to it with respect to such a transaction from unaffiliated third parties.

Eric S. Rosenfeld is Trio’s “promoter,” as that term is defined under the Federal securities laws.

SAE Related Person Transactions

Jeff Hastings, SAE’s chairman, individually and through his controlled company CLCH, which is the majority common stockholder of SAE and the holder of all of the Series A preferred stock of SAE, periodically pays expenses on behalf of SAE, which SAE reimburses on a dollar-for-dollar basis, as cash becomes available. During the year ended December 31, 2012, SAE reimbursed Mr. Hastings $1.1 million in the aggregate. The largest aggregate amount of unreimbursed expenses during 2012 was $302,000. As of December 31, 2012, there was $109,000 in unreimbursed expenses paid by Mr. Hastings on behalf of SAE. On February 27, 2013, the remaining $109,000 of unreimbursed expenses was repaid in full.

On January 1, 2009, SAE entered into a revolving credit agreement with CLCH, which provided for a credit line to SAE for working capital purposes of up to $3 million. Amounts outstanding under the credit agreement bore interest at a rate of 8.5% per annum and were payable on demand. During the year ended December 31, 2012, SAE made no payments of principal and interest to CLCH. The largest aggregate amount of principal outstanding under the credit agreement with CLCH during 2012 was $53,000. On February 7, 2013, the loan was repaid in full.

SAE leases seismic equipment from Encompass, LLP and Seismic Management, LLP, pursuant to lease agreements executed in 2010. Brian A. Beatty, SAE’s president and chief executive officer, together with his wife, owns a controlling interest in Encompass and owns all of the outstanding partnership interests in Seismic Management. The leases may be terminated by any party at any time. Aggregate rent paid by SAE to Encompass and Seismic Management was $1.3 million for the year ended December 31, 2012. SAE purchased leased equipment from Encompass and Seismic Management for $1 million during the three months ended March 31, 2013.

On January 1, 2009, SAE entered into a revolving credit agreement with Encompass, which provided for a credit line to SAE for working capital purposes of up to $3 million. Amounts outstanding under the credit agreement bore interest at a rate of 15% per annum and were payable on demand. During the year ended December 31, 2012, SAE made payments of principal and interest to Encompass of $2.1 million and $445,000, respectively. The largest aggregate amount of principal outstanding under the credit agreement with Encompass during 2012 was $2.1 million. As of May 14, 2013, there was no balance outstanding under the credit agreement.

On January 1, 2012, SAE borrowed approximately $375,000 for working capital purposes from Peggy Siegfried. Mrs. Siegfried is the wife of David Siegfried, the executive vice president of business development of SAE, and Mr. and Mrs. Siegfried collectively own 15,404 exchangeable shares issued by SAE’s subsidiary, 1623753 Alberta Ltd. The loan was evidenced by a promissory note made payable to Mrs. Siegfried, which provided for interest on the outstanding principal amount at a rate of 9% per annum and was due in full by December 31, 2012. On December 17, 2012, SAE repaid the full principal amount of the promissory note, plus accrued interest, in the aggregate amount of $405,000.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Trio directors, officers and persons owning more than 10% of Trio common stock to file reports of ownership and changes of ownership with the SEC. Based on its review of the copies of such reports furnished to Trio, or representations from certain reporting persons that no other reports were required, Trio believes that all applicable filing requirements were complied with during the fiscal year ended December 31, 2012.

DESCRIPTION OF TRIO COMMON STOCK AND OTHER SECURITIES

General

As of the date of this proxy statement/information statement, Trio is authorized to issue 55,000,000 shares of common stock, par value $0.0001, and 1,000,000 shares of preferred stock, par value $0.0001. As of the date of this proxy statement/information statement, 7,841,855 shares of common stock are outstanding, held by 14 stockholders of record.

Common Stock

Trio’s stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. In connection with any vote held to approve Trio’s initial business combination, all of its initial stockholders, as well as all of its officers and directors, have agreed to vote their respective shares of common stock owned by them immediately prior to its initial public offering and any shares purchased in the open market in favor of the proposed business combination.

Trio will proceed with the business combination only if public stockholders owning 5,620,823 or fewer shares (approximately 91.9% of the public shares) exercise their conversion rights or seek to sell their shares to Trio in a tender offer and, solely if Trio is holding a meeting to approve such business combination, if a majority of the shares of common stock voted are voted in favor of the business combination. Notwithstanding the foregoing, without Trio’s prior written consent, a public stockholder, whether acting singly or with any affiliate or other person acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking conversion rights with respect to more than 12.5% of the public shares. Accordingly, all shares in excess of 12.5% beneficially owned (as defined in Section 13(d)(3) of the Exchange Act) by a public stockholder (or stockholders if they are acting in concert or as a group) will not be converted to cash.

Trio’s board of directors is divided into three classes. At the special meeting, eight directors will be elected to Trio’s board of directors, of whom three will serve until the annual meeting to be held in 2014, two will serve until the annual meeting to be held in 2015 and three will serve until the annual meeting to be held in 2016. Thereafter, each class will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors.

Pursuant to Trio’s amended and restated certificate of incorporation, if Trio does not consummate a business combination by June 24, 2013, it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than five business days thereafter, redeem 100% of the outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Trio’s remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Trio’s initial stockholders have agreed to waive their rights to share in any distribution with respect to their initial shares.

Trio’s stockholders have no liquidation, conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the shares of common stock, except that public stockholders have the right to have their shares of common stock converted to cash if they vote on the proposed business combination or seek to sell their shares in a tender offer in connection with such business combination and the business combination is completed. Public stockholders who convert their shares or sell their shares to Trio in any tender offer still have the right to exercise the warrants that they received in Trio’s initial public offering.

Preferred Stock

There are no shares of preferred stock outstanding. Trio’s amended and restated certificate of incorporation authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by Trio’s board of directors. Accordingly, Trio’s board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. However, the underwriting agreement prohibits Trio, prior to a business combination, from issuing preferred stock which participates in any manner in the proceeds of the trust account, or which votes as a class with the common stock on a business combination. Trio may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of Trio. Although Trio does not currently intend to issue any shares of preferred stock, it cannot assure you that it will not do so in the future.

Warrants

As of the date of this proxy statement/information statement, 14,000,000 warrants are outstanding, held by 14 holders of record. On December 10, 2012, Trio obtained written consents from the holders of a majority of the then outstanding warrants approving amendments to the warrants (i) to increase the exercise price of the warrants from $7.50 to $12.00 per share of Trio common stock and (ii) to increase the redemption price of the warrants from $12.50 to $15.00 per share of Trio common stock, effective upon the closing of the merger.

Each public warrant currently entitles the registered holder to purchase one share of common stock at a price of $7.50 per share (not taking into account the amendment described in the section entitled “The Warrant Amendments”), subject to adjustment as discussed below, at any time commencing upon the completion of a business combination. However, no public warrants will be exercisable for cash unless Trio has an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the public warrants is not effective within a specified period following the consummation of Trio’s initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when Trio shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis in the same manner as if Trio called the warrants for redemption and required all holders to exercise their warrants on a “cashless basis” pursuant to the exemption provided by Section 3(a)(9) of the Securities Act. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the shares of common stock for the 10 trading days ending on the trading day prior to the date of exercise. Warrants may not be exercised by, or securities issued to, any registered holder in any state in which such exercise would be unlawful. The warrants will expire three years from the date of consummation of Trio’s initial business combination at 5:00 p.m., New York City time.

The insider warrants and EBC warrants are, and any warrants Trio issues to its officers, directors, initial stockholders or their affiliates upon conversion of promissory notes issued for working capital loans made to it will be, identical to the public warrants sold in Trio’s initial public offering except that such warrants will be exercisable for cash (even if a registration statement covering the shares of common stock issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by Trio, in each case so long as they are still held by the initial purchasers or their affiliates. The purchasers have agreed that such warrants will not be sold or transferred by them until after Trio has completed a business combination.

Trio may call the warrants for redemption (excluding the insider warrants and EBC warrants but including any warrants issued upon exercise of the underwriters options granted to the representative of the underwriters of Trio’s initial public offering and its designees), in whole and not in part, at a price of $0.01 per warrant,

•	at any time while the warrants are exercisable,
•	upon not less than 30 days’ prior written notice of redemption to each warrant holder,

•	if, and only if, the reported last sale price of the shares of common stock equals or exceeds $12.50 per share (not taking into account the amendment described in the section entitled “The Warrant Amendments”), for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to warrant holders, and
•	if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants commencing five business days prior to the 30-day trading period and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for Trio’s warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of Trio’s redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If Trio calls the warrants for redemption as described above, Trio’s management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. In this case, the “fair market value” shall mean the average reported last sale price of the shares of common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether Trio will exercise its option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of Trio’s shares of common stock at the time the warrants are called for redemption, Trio’s cash needs at such time and concerns regarding dilutive stock issuances.

The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Trio. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding warrants (including the insider warrants and EBC warrants) in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or Trio’s recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to Trio, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Except as described above, no public warrants will be exercisable and Trio will not be obligated to issue shares of common stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the shares of common stock issuable upon exercise of the warrants is current and the shares of common stock have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, Trio has agreed to use its best efforts to meet these conditions and to maintain a current prospectus relating to the shares of common stock issuable upon exercise of the warrants until the expiration of the warrants.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, Trio will, upon exercise, round up or down to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Purchase Option

Trio sold an option to purchase up to a total of 600,000 shares of common stock and 600,000 warrants at $11.00 per unit of one share and one warrant, to the representative of the underwriters of Trio’s initial public offering and its designees. As part of the recapitalization required by the merger agreement, the representative of the underwriters, on behalf of itself and its designees, has agreed to exchange the underwriters’ options for 100,000 shares of Trio common stock at the closing of the merger.

Dividends

Trio has not paid any cash dividends on its common stock to date and does not intend to pay dividends prior or subsequent to the completion of the merger. It is the present intention of Trio’s board of directors to retain all earnings, if any, for use in its business operations and, accordingly, its board does not anticipate declaring any dividends in the foreseeable future. The payment of dividends subsequent to the acquisition will be within the discretion of Trio’s then board of directors and will be contingent upon Trio’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the merger.

Trio’s Transfer Agent and Warrant Agent

The transfer agent for Trio’s securities and warrant agent for Trio’s warrants is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

PRICE RANGE OF TRIO SECURITIES AND DIVIDENDS

Market Price of Common Stock and Warrants

Trio’s common stock is traded on Nasdaq under the symbol TRIO and its warrants are quoted on the OTCBB under the symbol TMRGW. Effective March 26, 2012, Trio’s units ceased public trading and were mandatorily separated into their component parts (one share of common stock and one warrant to purchase one share of common stock). The following table sets forth the high and low sales prices for the common stock and warrants for the periods indicated since the common stock and warrants commenced public trading separately on August 2, 2011.

The closing price for each share of common stock and warrant of Trio on December 10, 2012, the last trading day before announcement of the execution of the merger agreement, was $9.89 and $0.58, respectively. As of May 31, 2013, the record date, the closing price for each share of common stock and warrant of Trio was $[•] and $[•], respectively.

	Common Stock		Warrants
	High	Low	High	Low
Fiscal 2013:
Second Quarter*	$10.09	$10.00	$0.615	$0.370
First Quarter	$10.04	$9.91	$0.49	$0.35
Fiscal 2012:
Fourth Quarter	$10.01	$9.73	$0.70	$0.36
Third Quarter	$11.55	$9.67	$0.75	$0.60
Second Quarter	$9.75	$9.63	$0.85	$0.65
First Quarter	$10.00	$9.60	$0.80	$0.70
Fiscal 2011:
Fourth Quarter	$9.70	$9.60	$0.75	$0.60
Third Quarter	$9.60	$9.50	$0.75	$0.60

*	Through May 14, 2013.

Holders of Trio common stock and warrants should obtain current market quotations for their securities. The market price of Trio common stock and warrants could vary at any time before the merger.

Holders

As of May 14, 2013, there were 14 holders of record of Trio common stock and 14 holders of record of Trio warrants.

Dividends

Trio has not paid any cash dividends on its common stock to date and does not intend to pay dividends prior or subsequent to the completion of the merger. It is the present intention of Trio’s board of directors to retain all earnings, if any, for use in Trio’s business operations and, accordingly, Trio’s board does not anticipate declaring any dividends in the foreseeable future. The payment of dividends subsequent to the merger will be within the discretion of Trio’s then board of directors and will be contingent upon Trio’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the merger, and the restrictions on dividends contained in SAE’s Credit Agreement.

APPRAISAL RIGHTS

Neither Trio stockholders nor Trio warrant holders have appraisal rights under the DGCL in connection with the merger.

STOCKHOLDER PROPOSALS

The Trio 2014 annual meeting of stockholders will be held on or about [•], 2014 unless the date is changed by the board of directors. If you are a stockholder and you want to include a proposal in the proxy statement for the year 2014 annual meeting, you need to provide it to Trio by no later than [•], 2014. You should direct any proposals to Trio’s secretary at its principal office which will be in Calgary, Alberta. If you are a stockholder and you want to present a matter of business to be considered at the year 2014 annual meeting, under Trio’s by-laws you must give timely notice of the matter, in writing, to Trio’s secretary. To be timely, the notice has to be given between [•], 2014 and [•], 2014. If Trio does not consummate a business combination transaction on or before June 24, 2013, there will be no annual meeting in 2014.

OTHER STOCKHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with Trio’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Trio Merger Corp., 777 Third Avenue, 37th Floor, New York, New York 10017. Following the merger, such communications should be sent in care of SAExploration Holdings, Inc., 3333 8th Street SE, 3rd floor, Calgary, Alberta, T2G 3A4. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

INDEPENDENT AUDITORS

The consolidated financial statements of SAE and its subsidiaries at December 31, 2012 and 2011, and for each of the three years in the period ended December 31, 2012, included in this proxy statement have been audited by Grant Thornton, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein.

The consolidated financial statements of Trio Merger Corp. and its subsidiary (a company in the development stage) at December 31, 2012 and 2011, and for the year ended December 31, 2012, the period from inception (February 2, 2011) to December 31, 2011 and for the period from inception (February 2, 2011) to December 31, 2012, appearing in this proxy statement have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Trio Merger Corp. and its subsidiary to continue as a going concern as described in Note 1 to the consolidated financial statements) appearing elsewhere herein.

Representatives of Grant Thornton and Marcum will be present at the stockholder meeting or will be available by telephone with the opportunity to make statements and to respond to appropriate questions.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, Trio and the services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of Trio’s annual report to stockholders and Trio’s proxy statement. Upon written or oral request, Trio will deliver a separate copy of the annual report to stockholder and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Stockholders receiving multiple copies of such documents may likewise request that Trio deliver single copies of such documents in the future. Stockholders receiving multiple copies of such documents may request that Trio deliver single copies of such documents in the future. Stockholders may notify Trio of their requests by calling or writing Trio at its principal executive offices at 777 Third Avenue, 37th Floor, New York, New York 10017 or (212) 319-7676. Following the merger, such requests should be made by calling or writing SAExploration Holdings, Inc. at 3333 8th Street SE, 3rd floor, Calgary, Alberta, T2G 3A4 or (403) 776-1950.

WHERE YOU CAN FIND MORE INFORMATION

Trio files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may read and copy reports, proxy statements and other information filed by Trio with the Securities SEC at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549. You may access information on Trio at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement/information statement or any annex to this proxy statement/information statement are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/information statement.

All information contained in this document relating to Trio has been supplied by Trio, and all such information relating to SAE has been supplied by SAE. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this document or if you have questions about the acquisition, you should contact via phone or in writing:

Mr. David Sgro
Trio Merger Corp.
777 Third Avenue, 37th Floor
New York, New York 10017
Tel. (212) 319-7676
Fax: (212) 319-0760

INDEX TO FINANCIAL STATEMENTS

Trio Merger Corp.
Consolidated Balance Sheets (Unaudited) as of March 31, 2013 and December 31, 2012	FS-2
Consolidated Statements of Operations (Unaudited) for the Three Months Ended March 31, 2013 and 2012 and the Periods From February 2, 2011 (Inception) to March 31, 2013 and 2012	FS-3
Consolidated Statements of Changes in Stockholders’ Equity (Unaudited) for the Three Months Ended March 31, 2013 and 2012 and the Periods From February 2, 2011 (Inception) to March 31, 2013 and 2012	FS-4
Consolidated Statements of Cash Flows (Unaudited) for the Three Months Ended March 31, 2013 and 2012 and the Periods From February 2, 2011 (Inception) to March 31, 2013 and 2012	FS-5
Notes to Consolidated Financial Statements (Unaudited)	FS-6 – FS-16
Report of Independent Registered Public Accounting Firm	FS-17
Consolidated Balance Sheets as of December 31, 2012	FS-18
Consolidated Statements of Operations for the Year Ended December 31, 2012 and the Periods From February 2, 2011 (Inception) to December 31, 2012 and 2011	FS-19
Consolidated Statements of Changes in Stockholders’ Equity for the Year Ended December 31, 2012 and the Periods From February 2, 2011 (Inception) to December 31, 2012 and 2011	FS-20
Consolidated Statements of Cash Flows for the Year Ended December 31, 2012 and the Periods From February 2, 2011 (Inception) to December 31, 2012 and 2011	FS-21
Notes to Consolidated Financial Statements	FS-22 – FS-33
SAExploration Holdings, Inc.
Consolidated Balance Sheets as of March 31, 2013 (Unaudited) and December 31, 2012	FS-34
Unaudited Consolidated Statements of Income and Comprehensive Income for the three months ended March 31, 2013 and 2012	FS-35
Unaudited Consolidated Statements of Changes in Stockholders’ Equity for the three months ended March 31, 2013 and 2012	FS-36
Unaudited Consolidated Statements of Cash Flows for the three months ended March 31, 2013 and 2012	FS-37
Notes to Unaudited Consolidated Financial Statements	FS-38 – FS-44
Report of Independent Registered Public Accounting Firm	FS-45
Consolidated Balance Sheets as of December 31, 2012 and 2011	FS-46
Consolidated Statements of Income and Comprehensive Income for the Years Ended December 31, 2012, 2011 and 2010	FS-47
Consolidated Statements of Changes in Stockholders’ Equity for the Years Ended December 31, 2012, 2011 and 2010	FS-48
Consolidated Statements of Cash Flows for the Years Ended December 31, 2012, 2011 and 2010	FS-49
Notes to Consolidated Financial Statements	FS-50 – FS-74

Trio Merger Corp.
(A Company In the Development Stage)

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2013	December 31, 2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$27,555	$8,431
Prepaid expenses	13,066	14,618
Total current assets	40,621	23,049
Cash and cash equivalents held in trust	61,676,762	61,698,945
Prepaid expenses	2,494	5,454
Total assets	$61,719,877	$61,727,448
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$424,959	$320,469
Accounts payable – to shareholder	50,118	20,118
Notes payable – to shareholder and affiliate	400,000	300,000
Franchise taxes payable	192,938	154,350
State capital taxes payable	—	110,794
Total liabilities	1,068,015	905,731
Common Stock, subject to possible conversion, 5,620,923 shares at conversion value(1)	56,670,264	56,670,264
Commitments
Stockholders’ equity:
Preferred Stock, $0.0001 par value, 1,000,000 authorized shares and no outstanding shares	—	—
Common Stock, $0.0001 par value, 55,000,000 authorized shares and 2,220,932 issued and outstanding shares (which excludes 5,620,923 shares subject to possible conversion)	223	223
Additional paid-in capital	5,484,666	5,484,666
Deficit accumulated during the development stage	(1,503,291)	(1,333,436)
Total stockholders’ equity	3,981,598	4,151,453
Total liabilities and stockholders’ equity	$61,719,877	$61,727,448

(1)	As a result of repurchases of shares of common stock through March 31, 2013, in connection with the Company's Share Repurchase Plan (Note 1), aggregate shares of common stock subject to possible conversion are 5,620,923.

The Accompanying Notes are an Integral Part of these Condensed Consolidated Financial Statements.

Trio Merger Corp.
(A Company In the Development Stage)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months ended March 31,		For the period February 2, 2011 (Inception) to March 31, 2013	For the period February 2, 2011 (Inception) to March 31, 2012
	2013	2012
Operating and formation costs:
General and administrative expenses	$145,172	$157,839	$1,338,771	$446,120
General and administrative expenses - related party	30,000	30,000	212,000	92,000
Loss from operations	(175,172)	(187,839)	(1,550,771)	(538,120)
Interest Income	5,317	6,434	47,481	8,720
Net loss	$(169,855)	$(181,405)	$(1,503,290)	$(529,400)
Weighted average shares outstanding, basic and diluted(1)	2,220,932	2,220,932
Basic and diluted net loss per share	$(0.08)	$(0.08)

(1)	Excludes 5,620,923 shares subject to possible conversion.

The Accompanying Notes are an Integral Part of these Condensed Consolidated Financial Statements.

Trio Merger Corp.
(A Company In the Development Stage)

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(Unaudited)

	Common Stock		Additional Paid-in Capital	Deficit Accumulated During the Development Stage	Stockholders Equity
	Shares	Amount
Common stock issued February 25, 2011 at approximately $0.01449 per share for cash	1,725,000	$173	$24,827	$—	$25,000
Sale of 6,000,000 units on June 24, 2011, net of underwriter's discount and offering expenses (includes 5,499,999 shares subject to possible conversion)	6,000,000	600	57,434,189	—	57,434,789
Proceeds from issuance of unit purchase option	—	—	100	—	100
Proceeds from issuance of insider warrants	—	—	3,550,000	—	3,550,000
Sale of 900,000 units on June 27, 2011, net of underwriter's discount and offering expenses (includes 900,000 shares subject to possible conversion)	900,000	90	8,684,910	—	8,685,000
Net proceeds subject to possible conversion (6,399,999 shares)	(6,399,999)	(640)	(64,191,350)	—	(64,191,990)
Repurchase of ordinary shares in accordance with the Company's Repurchase Plan	(783,145)	(78)	(7,539,658)	—	(7,539,736)
Reduction in net proceeds subject to possible conversion(1)	779,076	78	7,521,648	—	7,521,726
Net loss	—	—	—	(347,995)	(347,995)
Balance at December 31, 2011	2,220,932	223	5,484,666	(347,995)	5,136,894
Net loss	—	—	—	(985,441)	(985,441)
Balance at December 31, 2012	2,220,932	223	5,484,666	(1,333,436)	4,151,453
Net loss	—	—	—	(169,855)	(169,855)
Balance at March 31, 2013	2,220,932	$223	$5,484,666	$(1,503,291)	$3,981,598

(1)	As a result of repurchases of shares of common stock through March 31, 2013, in connection with the Company's Share Repurchase Plan (Note 1), aggregate shares of common stock subject to possible conversion as of March 31, 2013 are 5,620,923.

The Accompanying Notes are an Integral Part of these Condensed Consolidated Financial Statements.

Trio Merger Corp.
(A Company In the Development Stage)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Three Months Ended March 31, 2013	For the Three Months Ended March 31, 2012	For the period February 2, 2011 (Inception) to March 31, 2013
Operating Activities
Net loss	$(169,855)	$(181,405)	$(1,503,290)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in operating assets and liabilities:
Prepaid expenses	4,511	4,562	(15,558)
Accounts payable	134,490	65,179	475,076
Franchise taxes payable	38,589	(83,150)	192,938
State capital taxes payable	(110,794)	(70,000)	—
Net cash used in operating activities	(103,059)	(264,814)	(850,834)
Investing Activities
Investment in restricted cash and cash equivalents	(5,317)	(6,384)	(69,256,749)
Accumulated interest released from restricted cash for operations	27,500	—	40,250
Amounts from restricted cash and cash equivalents used to repurchase ordinary shares	—	—	7,539,736
Net cash provided by (used in) investing activities	22,183	(6,384)	(61,676,763)
Financing Activities
Proceeds from sale of common stock to initial stockholders	—	—	25,000
Proceeds from notes payable to shareholder and affiliate	100,000	—	500,000
Repayment of note payable to shareholder	—	—	(100,000)
Proceeds from Public Offering, net of offering costs	—	—	66,119,788
Proceeds from Warrant Offering	—	—	3,550,000
Proceeds from sale of Underwriter Purchase Option	—	—	100
Repurchase of ordinary shares	—	—	(7,539,736)
Net cash provided by financing activities	100,000	—	62,555,152
Net increase in cash and cash equivalents	19,124	(271,198)	27,555
Cash and cash equivalents, Beginning	8,431	282,884	—
Cash and cash equivalents, Ending	$27,555	$11,686	$27,555

The Accompanying Notes are an Integral Part of these Condensed Consolidated Financial Statements.

Trio Merger Corp.
(A Company In the Development Stage)

Notes to Condensed Consolidated Financial Statements

Note 1 — Organization, Plan of Business Operations and Liquidity

Trio Merger Corp. (the “Company”) was incorporated in Delaware on February 2, 2011 as a blank check company whose objective is to acquire, through a merger, share exchange, asset acquisition, or other similar business combination, one or more businesses or entities (a “Business Combination”).

The Company formed Trio Merger Sub, Inc. (“Merger Sub”), solely for the purpose of effectuating a future business combination with SAExploration Holdings, Inc. (“SAE”). Merger Sub, a wholly owned subsidiary of Trio Merger Corp, was incorporated under the laws of Delaware on December 6, 2012. Merger Sub owns no material assets and does not operate any business. See Note 8 — Agreement and Plan of Reorganization for a discussion of the merger and share exchange agreement entered into on December 11, 2012.

The Company is considered to be a development stage company and as such, the condensed consolidated financial statements are prepared in accordance with the Accounting Standards Codification (“ASC”) topic 915 “Development Stage Entities.” The Company is subject to all of the risks associated with development stage companies.

All activity through March 31, 2013 relates to the Company’s formation, initial public offering (“Offering”) and identifying and investigating prospective target businesses with which to consummate a Business Combination.

The registration statement (“Registration Statement”) for the Offering was declared effective on June 20, 2011. On June 21, 2011, the Company filed a new registration statement to increase the size of the Offering by 20% pursuant to Rule 462(b) under the Securities Act of 1933, as amended. The Company consummated the Offering on June 24, 2011 and received proceeds net of transaction costs of $57,434,789 and $3,550,000 from the private placement of warrants (“Insider Warrants”) to the initial stockholders of the Company (“Initial Stockholders”) and the underwriters. On June 24, 2011, the underwriters exercised their over-allotment option and on June 27, 2011, the Company received net proceeds of $8,685,000. Subject to the NASDAQ stipulation that a target business have a fair market value of at least 80% of the balance in the trust account at the time of the execution of a definitive agreement for our initial business combination, the Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering and Insider Warrants, although substantially all of the net proceeds are intended to be generally applied toward consummating a Business Combination with one or more businesses or entities. Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination.

An amount of $69,210,000 or approximately $10.03 per Unit sold in the Offering (including the $3,550,000 of proceeds from the sale of Insider Warrants and $8,610,000 of proceeds from the closing of the over-allotment option) was placed in a trust account (“Trust Account”) and is held as cash or invested in United States treasuries having a maturity of 180 days or less until the earlier of (i) the consummation of the Company’s initial Business Combination, (ii) the Company’s failure to consummate a Business Combination within the prescribed time and (iii) the Common Stock traded at or below $9.60 per share, subject to certain criteria discussed below. In the event that the Common Stock traded at or below $9.60 per share, there could be released to the Company from the Trust Account amounts necessary to purchase up to 25% of the shares sold in the Offering (1,725,000 shares). Pursuant to the 10b5-1 plan that the Company entered into on June 21, 2011 (the “Share Repurchase Plan”), such purchases commenced on August 21, 2011 and were to continue until the earlier of (i) the repurchase of 1,725,000 shares or (ii) the date the Company announced an initial Business Combination. Any such purchases were to be made only in open market transactions. The Share Repurchase Plan required the Company to purchase its shares at a price per share not to exceed the market price at any time when the market price was equal to or below $9.60 per share. The Share Repurchase Plan was structured so as not to require compliance with Rule 10b-18 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and purchases under the plan were to be made outside of the requirements of Rule 10b-18. All shares purchased by the Company were cancelled. On March 14, 2012, the Company’s Board of Directors elected to terminate the 10b5-1 share repurchase plan in order to pursue a listing on a

Trio Merger Corp.
(A Company In the Development Stage)

Notes to Condensed Consolidated Financial Statements

Note 1 — Organization, Plan of Business Operations and Liquidity  – (continued)

national securities exchange. There were no shares purchased under the Share Repurchase Plan in fiscal year 2012. As of March 31, 2013, a total of 783,145 shares had been repurchased at a cost of $7,539,736 under the plan.

Placing funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, service providers, prospective target businesses or other entities it engages, execute agreements with the Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee that such persons will execute such agreements. The Company’s Chief Executive Officer has agreed that he will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors or other entities that are owed money by the Company for services rendered, contracted for or products sold to the Company. However, there can be no assurance that he will be able to satisfy those obligations should they arise. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. Additionally, the interest earned on the Trust Account balance may be released to the Company to fund working capital requirements as well as for any amounts that are necessary to pay the Company’s tax obligations.

The Company is required to provide stockholders who acquired shares in the Offering (“Public Stockholders”) with the opportunity to convert their Public Shares for a pro rata share of the Trust Account. In the event that stockholders owning more than 5,620,923 shares (approximately 81.46% of the shares sold as part of the Units in the Offering, as adjusted for repurchases under the Share Repurchase Plan through March 31, 2013) exercise their conversion rights or are sold to the Company in connection with any tender offer, each as described below, the Business Combination will not be consummated. All of the Initial Stockholders will vote any shares they then hold in favor of any proposed Business Combination and will waive any conversion rights they may have in connection with the Business Combination and will not sell any shares to the Company in any tender offer in connection with the Business Combination pursuant to letter agreements executed prior to the Offering.

In connection with any proposed Business Combination, the Company will either (i) seek stockholder approval of an initial Business Combination at a meeting called for such purpose at which stockholders may seek to convert their shares, regardless of whether they vote for or against the proposed Business Combination or (ii) provide its stockholders with the opportunity to sell their shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote). If the Company seeks stockholder approval of an initial Business Combination, any Public Stockholder voting against such proposed Business Combination will be entitled to demand that his shares be converted for $10.00 per share. In addition, any Public Stockholder will have the right to vote for the proposed Business Combination and demand that his shares be converted for a full pro rata portion of the amount then in the Trust Account (approximately $10.08 per share). If the Company decides to engage in a tender offer, each Public Stockholder will be entitled to receive a full pro rata portion of the amount then in the Trust Account (approximately $10.08 per share).

As the Company repurchased shares, the conversion threshold (of approximately 81.46% as adjusted for repurchases under the Share Repurchase Plan through March 31, 2013) was reduced to a percentage such that at least $5,000,000 of funds held in the Trust Account are released to the Company upon closing of the Business Combination. Notwithstanding the foregoing, the Amended and Restated Certificate of Incorporation of the Company provides that a Public Stockholder, together with any affiliate or other person with whom such Public Stockholder is acting in concert or as a “group” (within the meaning of Section 13 of the Exchange Act), will be restricted from seeking conversion rights with respect to an aggregate of more than 12.5% of the shares of common stock sold in the Offering (but only with respect to the amount over 12.5% of the shares of common stock sold in the Offering). The Company will determine that a “group” exists based

Trio Merger Corp.
(A Company In the Development Stage)

Notes to Condensed Consolidated Financial Statements

Note 1 — Organization, Plan of Business Operations and Liquidity  – (continued)

on Public Stockholders filing a Schedule 13D or 13G indicating the presence of a group or acknowledging to the Company that they are acting, or intend to act, as a group, or based on other information available to the Company.

Pursuant to the Company’s Amended and Restated Certificate of Incorporation, if the Company does not consummate a Business Combination by June 24, 2013 (because the Company executed a definitive agreement for a Business Combination by December 24, 2012 but had not consummated such Business Combination by such date), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than five business days thereafter, redeem 100% of the outstanding public shares held by the Public Stockholders, at a per-share price, payable in cash, as described below, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The Initial Stockholders have agreed to waive their rights to share in any distribution with respect to their Founder’s Shares (defined below).

In the event of a redemption of 100% of the public shares, if the Company has not presented to Public Stockholders a proposed Business Combination within the required time period, Public Stockholders shall be entitled to receive a pro rata share of the Trust Account (approximately $10.08 per share). If, prior to the Company’s redemption of 100% of the public shares, the Company has presented to Public Stockholders a proposed Business Combination that ultimately was not completed, the Public Stockholders that either voted against the last proposed Business Combination before redemption of 100% of the public shares or did not vote on such Business Combination or sought to sell their shares to the Company in any tender offer commenced in connection with such proposed Business Combination shall be entitled to receive only $10.00 per share, and those Public Stockholders who either voted for the proposed Business Combination or did not seek to sell their shares to the Company in any tender offer and continued to hold their shares until redemption of 100% of the public shares shall be entitled to receive a pro rata share of the Trust Account (approximately $10.08 per share).

Pursuant to letter agreements executed June 21, 2011 with the Company and the underwriter, the Initial Stockholders have waived their right to receive distributions with respect to their Founder’s Shares (defined below) upon the Company’s redemption of 100% of the outstanding public shares held by the Public Stockholders.

The Company anticipates that in order to fund its working capital requirements, the Company will need to use all of the remaining funds not held in trust, the interest earned on the funds held in the trust account, as well as enter into contingent fee arrangements with its vendors. Eric S. Rosenfeld, the Company’s Chairman and Chief Executive Officer and one of its Initial Stockholders, loaned the Company $100,000 on each of April 25, 2012, September 26, 2012 and November 21, 2012. Additionally, Crescendo Advisors II, LLC (together with Mr. Rosenfeld, the “Holders”) loaned the Company $100,000 on March 7, 2013. The loans are evidenced by unsecured promissory notes issued to the Holders. The loans are non interest bearing and are payable at the consummation of a Business Combination. If the Company fails to consummate a Business Combination, the loans would become unsecured liabilities of the Company; however, the Holders have waived any claim against the Trust Fund and these loans will be forgiven. The principal balance of the notes may be converted, at the Holders’ option, to Warrants at a price of $0.50 per warrant. The terms of these Warrants will be identical to the Insider Warrants. The Company may need to raise additional capital through additional loans or additional investments from its Initial Stockholders, officers, directors, or third parties. None of the Initial Stockholders, officers or directors is under any obligation to advance funds to, or to invest in, the Company. Accordingly, the Company may not be able to obtain additional financing. If the Company is

Trio Merger Corp.
(A Company In the Development Stage)

Notes to Condensed Consolidated Financial Statements

Note 1 — Organization, Plan of Business Operations and Liquidity  – (continued)

unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of its business plan, and controlling overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. The Company has no present revenue, and the Company’s cash and working capital as of March 31, 2013 are not sufficient to complete its planned activities for the current year. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) for interim financial information and the instructions to Form 10-Q. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. Operating results for the three months ended March 31, 2013 are not necessarily indicative of the results that may be expected for the year ending December 31, 2013 or any other period. The Condensed Consolidated Balance Sheet data at December 31, 2012 was derived from the Company’s audited financial statements but does not include all disclosures required by GAAP. The accompanying condensed financial statements should be read in conjunction with the Company’s financial statements and notes thereto included in the Company’s annual report filed with the Securities and Exchange Commission on March 4, 2013.

Principles of consolidation

The accompanying Consolidated Financial Statements include the accounts of the Company and its wholly-owned subsidiary. All intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

The Company considers all short-term investments with a maturity of three months or less when purchased to be cash equivalents.

Income Taxes

The Company accounts for income taxes under Accounting Standards Codification (“ASC”) 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company is required to file income tax returns in the United States (federal) and in various state and local jurisdictions. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. Since the Company was incorporated on February 2, 2011, the evaluation was performed for the 2011 and 2012 tax years, which will be the only periods subject to examination. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

Trio Merger Corp.
(A Company In the Development Stage)

Notes to Condensed Consolidated Financial Statements

Note 2 — Significant Accounting Policies  – (continued)

The Company’s policy for recording interest and penalties associated with audits is to record such expense as a component of income tax expense. There were no amounts accrued for penalties or interest as of or during the three months ended March 31, 2013. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

Loss Per Share

The Company complies with accounting and disclosure requirements of ASC 260, “Earnings Per Share.” Loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period. Common shares subject to possible conversion at March 31, 2012 and March 31, 2013 of 5,620,923 have been excluded from the calculation of basic loss per share since such shares, if converted, only participate in their share of the trust earnings. At March 31, 2013 and March 31, 2012, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised and converted into common stock and then share in the earnings of the Company. As a result, diluted loss per common share is the same as basic loss per common share for the period. The Company has not considered the effect of warrants to purchase 14,000,000 shares of common stock, the unit purchase option described in Note 3 or 800,000 warrants issuable upon conversion of notes payable to shareholder and affiliate in the calculation of diluted loss per share, since the exercise of the warrants and the unit purchase option are contingent upon the occurrence of future events.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed the Federal depository insurance coverage of $250,000. At March 31, 2013, the Company had not experienced losses on these accounts and management believed the Company was not exposed to significant risks on such accounts.

Securities held in Trust Account

At March 31, 2013 and December 31, 2012, the assets in the Trust Account were held in cash and U.S. Treasury Securities with maturities of less than 180 days.

Fair value measurements

Fair value is defined as an exit price, representing the amount that would be received upon the sale of an asset or payment to transfer a liability in an orderly transaction between market participants. Fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or liability. A three-tier fair value hierarchy is used to prioritize the inputs in measuring fair value as follows:

•	Level 1. Observable inputs such as quoted prices in active markets;
•	Level 2. Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and
•	Level 3. Unobservable inputs for which there is little or no market data, which require the reporting entity to develop its own assumptions.

Assets and liabilities measured at fair value are based on one or more of three valuation techniques identified in the tables below. The valuation techniques are as follows:

(a)	Market approach. Prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities;
(b)	Cost approach. Amount that would be required to replace the service capacity of an asset (replacement cost); and

Trio Merger Corp.
(A Company In the Development Stage)

Notes to Condensed Consolidated Financial Statements

Note 2 — Significant Accounting Policies  – (continued)

(c)	Income approach. Techniques to convert future amounts to a single present amount based on market expectations (including present value techniques, option-pricing and excess earnings models).

Assets Measured at Fair Value on a Recurring Basis

	March 31, 2013	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Restricted cash and cash equivalents held in Trust Account	$61,676,762	$61,676,762	—	—

Assets Measured at Fair Value on a Recurring Basis

	December 31, 2012	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Restricted cash and cash equivalents held in Trust Account	$61,698,945	$61,698,945	—	—

Common stock subject to possible conversion

The Company accounts for its common stock subject to possible conversion in accordance with the guidance enumerated in ASC 480 “Distinguishing Liabilities from Equity”. Common stock subject to mandatory conversion (if any) is classified as a liability instrument and is measured at fair value. Conditionally convertible common stock (including common stock that features conversion rights that are either within the control of the holder or subject to conversion upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain conversion rights that are considered by the Company to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly at March 31, 2013 and December 31, 2012, the common stock subject to possible conversion is presented as temporary equity, outside of the stockholders’ equity section of the Company’s condensed balance sheet.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying condensed financial statements.

Note 3 — Initial Public Offering and Insider Warrants

On June 24, 2011, the Company sold 6,000,000 units (“Units”) at a price of $10.00 per unit in the Offering. On June 24, 2011 the underwriters exercised their full over-allotment option and on June 27, 2011 purchased an additional 900,000 units subject to such over-allotment option. Each unit consists of one share of the

Trio Merger Corp.
(A Company In the Development Stage)

Notes to Condensed Consolidated Financial Statements

Note 3 — Initial Public Offering and Insider Warrants  – (continued)

Company’s common stock, par value $0.0001, and one warrant (“Warrants”). The common stock and Warrants began separate trading on August 2, 2011. Each Warrant entitles the holder to purchase one share of common stock at a price of $7.50 commencing on the completion of a Business Combination and expiring three years from the completion of a Business Combination, or earlier upon redemption. The Company may redeem the Warrants at a price of $0.01 per Warrant upon 30 days’ notice, only in the event that the last sale price of the shares of common stock is at least $12.50 per share for any 20 trading days within a 30-trading day period (“30-Day Trading Period”) ending on the third day prior to the date on which notice of redemption is given and there is a current registration statement in effect with respect to the shares of common stock underlying such Warrants commencing five business days prior to the 30-Day Trading Period and continuing each day thereafter until the date of redemption. If the Company redeems the Warrants as described above, management will have the option to require any holder that wishes to exercise his Warrant to do so on a “cashless basis.” In such event, the holder would pay the exercise price by surrendering his Warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of (i) the number of shares of common stock underlying the Warrants, and (ii) the difference between the exercise price of the Warrants and the “fair market value” (defined below), by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the shares of common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to holders of Warrants. In accordance with the warrant agreement relating to the Warrants sold and issued in the Offering, the Company is only required to use its best efforts to maintain the effectiveness of the registration statement covering the Warrants. There are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise. Additionally, in the event that a registration statement is not effective at the time of exercise, the holder of such Warrant shall not be entitled to exercise such Warrant for cash and in no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle the Warrant exercise. However, if the Company has not filed with the SEC a registration statement covering the shares of common stock issuable upon exercise of the Warrants and a prospectus relating to such shares of common stock is not effective within six months from the completion of a Business Combination, commencing on that day, Warrant holders may, until such time as there is an effective registration statement and during any period thereafter when the Company has failed to maintain an effective registration statement, exercise Warrants on a cashless basis.

As a condition to entering into the merger agreement, SAE required that the Company effectuate certain changes with respect to its outstanding Warrants. Accordingly, to accommodate such requirement and induce SAE to enter into the merger agreement, on December 10, 2012, the Company obtained written consents from the holders of a majority of its outstanding Warrants approving an amendment to the Warrants to (i) increase the exercise price of the Warrants from $7.50 to $12.00 per share of common stock and (ii) increase the redemption price of the Warrants from $12.50 to $15.00 per share of common stock, effective upon the closing of the merger.

Because the Company obtained the written consent of the holders of a majority of the outstanding Warrants, no further action of the warrantholders is required to approve the amendment. However, under federal law, the amendment may not take effect until at least 20 days after a proxy statement/information statement has first been sent to warrantholders. The amendment to the Warrants will become effective upon the execution of an amendment to the warrant agreement at the closing of the merger.

To further accommodate SAE’s requirement that the Company effect certain changes with respect to its outstanding Warrants, the Company agreed to offer the holders of Warrants the right to exchange their Warrants for shares of the Company’s common stock, at a ratio of ten Warrants for one share of common stock. The warrantholders who consented to the amendments to the warrant agreement also agreed to participate in this warrant exchange with respect to the Warrants held by them.

Trio Merger Corp.
(A Company In the Development Stage)

Notes to Condensed Consolidated Financial Statements

Note 3 — Initial Public Offering and Insider Warrants  – (continued)

The Company paid the underwriters in the Offering an underwriting discount of 3.5% ($2,415,000) of the gross proceeds of the Offering. The Company also issued a unit purchase option, for $100, to EarlyBirdCapital, Inc. (“EBC”) and its designees to purchase 600,000 units at an exercise price of $11.00 per unit. The unit purchase option will be exercisable commencing on the later to occur of the consummation of the Company’s initial Business Combination or June 21, 2012 and will expire on June 20, 2016. The units issuable upon exercise of this option are identical to the units sold in the Offering. The Company accounted for the fair value of the unit purchase option, inclusive of the receipt of $100 cash payment, as an expense of the Offering resulting in a charge directly to stockholders’ equity. The Company estimated that the fair value of this unit purchase option is approximately $1,774,030, or $2.96 per unit using a Black-Scholes option-pricing model. The fair value of the unit purchase option to be granted to the underwriter is estimated as of the date of grant using the following assumptions: (1) expected volatility of 35%, (2) risk-free interest rate of 1.40% and (3) expected life of five years. The unit purchase option may be exercised for cash or on a “cashless” basis, at the holder’s option (except in the case of a forced cashless exercise upon the Company’s redemption of the Warrants, as described above), such that the holder may use the appreciated value of the unit purchase option (the difference between the exercise prices of the unit purchase option and the underlying Warrants and the market price of the Units and underlying shares of common stock) to exercise the unit purchase option without the payment of any cash. The holder of the unit purchase option will be entitled to certain demand and piggy-back registration rights. The Company will have no obligation to net cash settle the exercise of the unit purchase option or the Warrants underlying the unit purchase option. The holder of the unit purchase option will not be entitled to exercise the unit purchase option or the Warrants underlying the unit purchase option unless a registration statement covering the securities underlying the unit purchase option is effective or an exemption from registration is available. If the holder is unable to exercise the unit purchase option or underlying Warrants, the unit purchase option or Warrants, as applicable, will expire worthless. In connection with the proposed merger between the Company and SAE, EBC, on behalf of itself and its designees, has agreed to exchange, at the closing of the merger, the unit purchase option held by them for 100,000 shares of the Company’s common stock

Simultaneously with the Offering, the Initial Stockholders of the Company and underwriters purchased 7,100,000 Insider Warrants at $0.50 per warrant (for an aggregate purchase price of $3,550,000) from the Company. All of the proceeds received from these purchases were placed in the Trust Account. The Insider Warrants are identical to the warrants underlying the Units sold in the Offering except that: (i) the Insider Warrants were purchased pursuant to an exemption from the registration requirements of the Securities Act, (ii) the Insider Warrants are non-redeemable and (iii) the Insider Warrants are exercisable for cash or on a “cashless” basis, in each case, if held by the initial holders or permitted transferees. The Initial Stockholders of the Company and the underwriters have agreed to exchange all of the Insider Warrants for 710,000 shares of the Company’s common stock following the consummation of the merger with SAE.

The Initial Stockholders and the holders of the Insider Warrants (or underlying shares) are entitled to registration rights with respect to their Founder’s Shares (defined below) and Insider Warrants (or underlying shares) pursuant to an agreement signed on June 21, 2011. The holders of the majority of the founding shares are entitled to demand that the Company register these shares at any time commencing three months prior to the first anniversary of the consummation of a Business Combination. The holders of the Insider Warrants (or underlying shares) are entitled to demand that the Company register these securities at any time after the Company consummates a Business Combination. In addition, the Initial Stockholders and holders of the Insider Warrants (or underlying shares) have certain “piggy-back” registration rights on registration statements filed after the Company’s consummation of a Business Combination.

Trio Merger Corp.
(A Company In the Development Stage)

Notes to Condensed Consolidated Financial Statements

Note 4 — Notes Payable to Stockholder and Affiliate

The Company issued a $100,000 principal amount unsecured promissory note to Eric S. Rosenfeld, the Company’s Chairman and Chief Executive Officer and one of the Company’s Initial Stockholders, on February 25, 2011. The loan was payable without interest on the earlier of February 25, 2012 or the closing of the Offering. The Company repaid this loan from the proceeds of the Offering that were not placed in the Trust Account.

Subsequently, the Holders loaned the Company $100,000 on each of April 25, 2012, September 26, 2012, November 21, 2012 and March 7, 2013. The loans are evidenced by unsecured promissory notes issued in the name of the Holders. The loans are non-interest bearing and are payable at the consummation of a Business Combination. If the Company fails to consummate a Business Combination, the loans would become unsecured liabilities of the Company; however, the Holders have waived any claim against the Trust Fund and these loans will be forgiven. The principal balance of the notes may be converted, at the Holders’ option, to Warrants at a price of $0.50 per warrant. The terms of these Warrants will be identical to the Insider Warrants.

Note 5 — Commitments

The Company presently occupies office space provided by an affiliate of the Company’s Chairman and Chief Executive Officer. Such affiliate has agreed that, until the Company consummates a Business Combination, it will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company agreed to pay such affiliate an aggregate of $10,000 per month for such services commencing on June 24, 2011.

The Company has engaged EBC on a non-exclusive basis, to act as its advisor and investment banker in connection with its initial Business Combination and to provide it with assistance in negotiating and structuring the terms of its initial Business Combination. The Company will pay EBC a cash fee of $2,415,000 for such services upon the consummation of its initial Business Combination.

Note 6 — Investment in Trust Account

Subsequent to the Offering, an amount of $69,210,000 of the net proceeds of the Offering was deposited in the Trust Account and has been held as cash and/or invested in United States treasuries having a maturity of 180 days or less.

As of March 31, 2013, investment securities in the Company’s Trust Account consisted of $29,998,807 (including accrued interest) in United States Treasury Bills and $31,677,955 in a “held as cash” account. As of December 31, 2012, all of the funds in the Trust Account were in the Company’s held as cash account. The Company classifies its United States Treasury and equivalent securities as held-to-maturity in accordance with FASB ASC 320, “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying condensed balance sheets and adjusted for the amortization or accretion of premiums or discounts.

Note 7 — Stockholders’ Equity

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. As of March 31, 2013, there are no shares of preferred stock issued or outstanding.

Common Stock

The Company is authorized to issue 55,000,000 shares of common stock with a par value of $0.0001 per share. In connection with the organization of the Company, a total of 1,437,500 shares of the Company’s common stock were sold to the Initial Stockholders at a price of approximately $0.01739 per share for an

Trio Merger Corp.
(A Company In the Development Stage)

Notes to Condensed Consolidated Financial Statements

Note 7 — Stockholders’ Equity  – (continued)

aggregate of $25,000 (the “Founder’s Shares”). Effective June 21, 2011, the Company’s Board of Directors authorized a stock dividend of 0.2 shares for each outstanding share of common stock. Pursuant to the Share Repurchase Plan, the Company repurchased 783,145 shares of common stock at an aggregate purchase price of $7,539,736. On March 14, 2012, the Company’s Board of Directors elected to terminate the Share Repurchase Plan in order to pursue a listing on a national securities exchange. As of March 31, 2013, a total of 7,841,855 shares were issued and outstanding, which includes 5,620,923 shares subject to conversion.

Note 8 — Agreement and Plan of Reorganization

On December 10, 2012, the Company entered into merger agreement with privately-held SAE whereby SAE will merge into Merger Sub, a wholly owned subsidiary of the Company. SAE is a holding company of various subsidiaries which cumulatively form a geographically diversified seismic data acquisition company. SAE provides a full range of 2D, 3D and 4D seismic data services to its clients, including surveying, program design, logistical support, data acquisition, processing, camp services, catering, environmental assessment and community relations. The Company services its multinational client base from offices in Canada, Alaska, Peru, Columbia, Bolivia, Papua New Guinea, New Zealand and Brazil.

The SAE stockholders, in exchange for all of the common stock of SAE outstanding immediately prior to the merger, will receive from the Company:

•	An aggregate of 6,448,413 shares of common stock;
•	An aggregate of $7,500,000 in cash;
•	An aggregate of $17,500,000 in promissory notes to be issued by the Company; and
•	The right to receive up to an additional 992,064 shares of common stock if the following EBITDA targets have been met:

	EBITDA Target		EBITDA Share Range
	Minimum	Maximum	Minimum	Maximum
Fiscal year ended 12/31/13	$46,000,000	$50,000,000	248,016	496,032
Fiscal year ended 12/31/14	$52,000,000	$56,000,000	248,016	496,032

Notes:

(1)	In the event that the EBITDA target is not met in any particular year but the combined company’s cumulative EBITDA over the two year period is between $98,000,000 and $106,000,000, the SAE stockholders will be entitled to the pro rata number of EBITDA Shares they would have been entitled to if each individual yearly EBITDA targets were met.
(2)	EBITDA, which excludes acquisitions, is defined as income before provision for income taxes, plus interest expense, less interest income, plus depreciation and amortization, plus merger related expenses and Trio’s expenses.

Additionally, the Company will pay to the holder of all of SAE’s Series A Preferred Stock an aggregate of $5,000,000 in cash for all of SAE’s outstanding shares of Series A Preferred Stock.

The stockholders of SAE will not be able to publicly sell any of the shares of the Company’s common stock that they receive upon closing of the merger for twelve months after the closing, subject to certain exceptions. After the merger, the Company’s board of directors will consist of eight directors, of whom five will be selected by SAE and three will be selected by the Company.

In addition, the Company obtained the written consent from registered holders of a majority of outstanding Warrants (the “Consenting Warrant Holders”) to increase the exercise price of such warrants to $12.00 per share and increase the redemption price of such Warrants to $15.00 per share. Such amendments will become

Trio Merger Corp.
(A Company In the Development Stage)

Notes to Condensed Consolidated Financial Statements

Note 8 — Agreement and Plan of Reorganization  – (continued)

effective upon consummation of the merger. Additionally, the Company has agreed to file a registration statement on Form S-4 for the purpose of offering holders of Warrants the right to exchange their Warrants for shares of the Company’s common stock, at the rate of ten Warrants for one share of common stock (the “Warrant Exchange”). The parties will seek to consummate the Warrant Exchange as soon as practicable after the closing of the merger. The Consenting Warrant Holders have agreed to participate in the Warrant Exchange with respect to the Warrants held by such holders. Any Warrants remaining outstanding after the consummation of the Warrant Exchange will continue to have the same terms as currently set forth in such Warrants except as modified by the amendments to the exercise and redemption prices described above. Further, the holders of the unit purchase options to purchase 600,000 units (each consisting of one share and one warrant) at $11.00 per unit which were issued to the underwriters at the closing of the Public Offering, have agreed to exchange their unit purchase options for an aggregate of 100,000 shares at the closing of the merger.

Note 9 — Subsequent Events

Management evaluates subsequent events that have occurred after the balance sheet date through the date the financial statements were publicly available to determine if events or transactions occurring require potential adjustment to or disclosure in the financial statements. On April 10, 2013, Trio entered into an agreement with Sidoti & Company, LLC to provide assistance in connection with the Business Combination. If the Business Combination is successful, Trio has agreed to pay Sidoti & Company, LLC between $400,000 and $600,000 for such services.

The Company’s Amended and Restated Certificate of Incorporation provides that the Company may pay any stockholder that votes against a proposed Business Combination $10.00 per share (as opposed to a full pro rata portion of the amount then in the Trust Account). However, on May 22, 2013, Nasdaq raised an objection to the payment of a lower amount to such holders. Accordingly, the Company has determined to pay any holder, regardless of whether they are voting for or against a proposed Business Combination, the full pro rata portion of the amount then in the Trust Account in order to remain listed on Nasdaq following its proposed Business Combination with SAE.

No other subsequent events have occurred that would require recognition in the condensed financial statements or disclosure in the notes to the condensed financial statements except as discussed in this note.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the Board of Directors and Shareholders
of Trio Merger Corp.

We have audited the accompanying consolidated balance sheets of Trio Merger Corp. and its subsidiary (a company in the development stage) (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2012, for the period from February 2, 2011 (inception) through December 31, 2011 and for the period from February 2, 2011 (inception) through December 31, 2012. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Trio Merger Corp. and its subsidiary (a company in the development stage), as of December 31, 2012 and 2011, and the results of its operations and its cash flows for the year ended December 31, 2012, for the period from February 2, 2011 (inception) through December 31, 2011, and for the period from February 2, 2011 (inception) through December 31, 2012 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has no present revenue, and the Company’s cash and working capital as of December 31, 2012 are not sufficient to complete its planned activities for the upcoming year. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Marcum LLP
Marcum LLP
New York, New York
March 4, 2013

Trio Merger Corp. and its Subsidiary
(A Company In the Development Stage)

Consolidated Balance Sheets

	December 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$8,431	$282,884
Prepaid expenses	14,618	18,500
Total current assets	23,049	301,384
Cash and cash equivalents held in trust	61,698,945	61,671,868
Prepaid expenses	5,454	19,921
Total assets	$61,727,448	$61,993,173
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$320,469	$12,614
Accounts payable – to shareholder	20,118	20,251
Notes payable – to shareholder	300,000	—
Franchise taxes payable	154,350	83,150
State capital taxes payable	110,794	70,000
Total liabilities	905,731	186,015
Common Stock, subject to possible conversion, 5,620,923 shares at conversion value(1)	56,670,264	56,670,264
Commitments
Stockholders’ equity:
Preferred Stock, $0.0001 par value, 1,000,000 authorized shares and no outstanding shares	—	—
Common Stock, $0.0001 par value, 55,000,000 authorized shares and 2,220,932 issued and outstanding shares (which excludes 5,620,923 shares subject to possible conversion)	223	223
Additional paid-in capital	5,484,666	5,484,666
Deficit accumulated during the development stage	(1,333,436)	(347,995)
Total stockholders’ equity	4,151,453	5,136,894
Total liabilities and stockholders’ equity	$61,727,448	$61,993,173

(1)	As a result of repurchases of shares of common stock through December 31, 2012, in connection with the Company's Share Repurchase Plan (Note 1), aggregate shares of common stock subject to possible conversion are 5,620,923 at December 31, 2012 and 2011.

The Accompanying Notes are an Integral Part of these Consolidated Financial Statements.

Trio Merger Corp. and its Subsidiary
(A Company In the Development Stage)

Consolidated Statements of Operations

	For the Year Ended December 31, 2012	For the period February 2, 2011 (Inception) to December 31, 2011	For the period February 2, 2011 (Inception) to December 31, 2012
Operating and formation costs:
General and administrative expenses	$905,319	$288,281	$1,193,600
General and administrative expenses – related party	120,000	62,000	182,000
Loss from operations	(1,025,319)	(350,281)	(1,375,600)
Interest Income	39,878	2,286	42,164
Net loss	$(985,441)	$(347,995)	$(1,333,436)
Weighted average shares outstanding, basic and diluted(1)	2,220,932	2,009,748
Basic and diluted net loss per share	$(0.44)	$(0.17)

(1)	Excludes 5,620,923 shares subject to possible conversion at December 31, 2012 and 2011.

The Accompanying Notes are an Integral Part of these Consolidated Financial Statements.

Trio Merger Corp. and its Subsidiary
(A Company In the Development Stage)

Consolidated Statement of Changes in Stockholders’ Equity
For the period February 2, 2011 (Inception) to December 31, 2012

	Common Stock		Additional Paid-in Capital	Deficit Accumulated During the Development Stage	Stockholders’ Equity
	Shares	Amount
Common stock issued February 25, 2011 at approximately $0.01449 per share for cash	1,725,000	$173	$24,827	$—	$25,000
Sale of 6,000,000 units on June 24, 2011, net of underwriter's discount and offering expenses (includes 5,499,999 shares subject to possible conversion)	6,000,000	600	57,434,189	—	57,434,789
Proceeds from issuance of unit purchase option	—	—	100	—	100
Proceeds from issuance of insider warrants	—	—	3,550,000	—	3,550,000
Sale of 900,000 units on June 27, 2011, net of underwriter's discount and offering expenses (includes 900,000 shares subject to possible conversion)	900,000	90	8,684,910	—	8,685,000
Net proceeds subject to possible conversion (6,399,999 shares)	(6,399,999)	(640)	(64,191,350)	—	(64,191,990)
Repurchase of ordinary shares in accordance with the Company's Repurchase Plan	(783,145)	(78)	(7,539,658)	—	(7,539,736)
Reduction in net proceeds subject to possible conversion(2)	779,076	78	7,521,648	—	7,521,726
Net loss	—	—	—	(347,995)	(347,995)
Balance at December 31, 2011	2,220,932	$223	$5,484,666	$(347,995)	$5,136,894
Net loss	—	—	—	(985,441)	(985,441)
Balance at December 31, 2012	2,220,932	$223	$5,484,666	$(1,333,436)	$4,151,453

(1)	As a result of repurchases of shares of common stock through December 31, 2012, in connection with the Company's Share Repurchase Plan (Note 1), aggregate shares of common stock subject to possible conversion are 5,620,923 at December 31, 2012 and 2011.

The Accompanying Notes are an Integral Part of these Consolidated Financial Statements.

Trio Merger Corp. and its Subsidiary
(A Company In the Development Stage)

Consolidated Statements of Cash Flows

	For the Year Ended December 31, 2012	For the period February 2, 2011 (Inception) to December 31, 2011	For the period February 2, 2011 (Inception) to December 31, 2012
Operating Activities
Net loss	$(985,441)	$(347,995)	$(1,333,436)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in operating assets and liabilities:
Prepaid expenses	18,350	(38,419)	(20,069)
Accounts payable	307,722	32,864	340,586
Franchise taxes payable	71,200	83,150	154,350
State capital taxes payable	40,794	70,000	110,794
Net cash used in operating activities	(547,375)	(200,400)	(747,775)
Investing Activities
Investment in restricted cash and cash equivalents	(39,828)	(69,211,604)	(69,251,432)
Accumulated interest released from restricted cash for operations	12,750	—	12,750
Amounts from restricted cash and cash equivalents used to repurchase ordinary shares	—	7,539,736	7,539,736
Net cash used in investing activities	(27,078)	(61,671,868)	(61,698,946)
Financing Activities
Proceeds from sale of common stock to initial stockholders	—	25,000	25,000
Proceeds from notes payable to shareholder	300,000	100,000	400,000
Repayment of note payable to shareholder	—	(100,000)	(100,000)
Proceeds from Public Offering, net of offering costs	—	66,119,788	66,119,788
Proceeds from Warrant Offering	—	3,550,000	3,550,000
Proceeds from sale of Underwriter Purchase Option	—	100	100
Repurchase of ordinary shares	—	(7,539,736)	(7,539,736)
Net cash provided by financing activities	300,000	62,155,152	62,455,152
Net increase in cash and cash equivalents	(274,453)	282,884	8,431
Cash and cash equivalents, Beginning	282,884	—	—
Cash and cash equivalents, Ending	$8,431	$282,884	$8,431

The Accompanying Notes are an Integral Part of these Consolidated Financial Statements.

Trio Merger Corp and its Subsidiary
(A Company in the Development Stage)

Notes to Consolidated Financial Statements

Note 1 — Organization and Plan of Business Operations and Going Concern Consideration

Trio Merger Corp. (the “Company”) was incorporated in Delaware on February 2, 2011 as a blank check company whose objective is to acquire, through a merger, share exchange, asset acquisition, or other similar business combination, one or more businesses or entities (a “Business Combination”).

The Company formed Trio Merger Sub, Inc. (“Merger Sub”), solely for the purpose of effectuating a future business combination with SAExploration (“SAE”). Merger Sub, a wholly owned subsidiary of Trio Merger Corp, was incorporated under the laws of Delaware on December 6, 2012. Merger Sub owns no material assets and does not operate any business. See Note 10 — Agreement and Plan of Reorganization for a discussion of the merger and share exchange agreement entered into on December 11, 2012.

The Company is considered to be a development stage company and as such, the financial statements are prepared in accordance with the Accounting Standards Codification (“ASC”) 915 “Development Stage Entities.” The Company is subject to all of the risks associated with development stage companies.

All activity through December 31, 2012 relates to the Company’s formation, initial public offering (“Offering”) and identifying and investigating prospective target businesses with which to consummate a Business Combination.

The registration statement (“Registration Statement”) for the Offering was declared effective on June 20, 2011. On June 21, 2011, the Company filed a new registration statement to increase the size of the Offering by 20% pursuant to Rule 462(b) under the Securities Act of 1933, as amended. The Company consummated the Offering on June 24, 2011 and received proceeds net of transaction costs of $57,434,789 and $3,550,000 from the private placement of warrants (“Insider Warrants”) to the initial stockholders of the Company (“Initial Stockholders”) and the underwriters. On June 24, 2011, the underwriters exercised their over-allotment option and on June 27, 2011, the Company received net proceeds of $8,685,000. Subject to the NASDAQ stipulation that a target business have a fair market value of at least 80% of the balance in the trust account at the time of the execution of a definitive agreement for our initial business combination, the Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering and Insider Warrants, although substantially all of the net proceeds are intended to be generally applied toward consummating a Business Combination with one or more businesses or entities. Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination.

An amount of $69,210,000 or approximately $10.03 per Unit sold in the Offering (including the $3,550,000 of proceeds from the sale of Insider Warrants and $8,610,000 of proceeds from the closing of the over-allotment option) was placed in a trust account (“Trust Account”) and held as cash or invested in United States treasuries having a maturity of 180 days or less until the earlier of (i) the consummation of the Company’s initial Business Combination, (ii) the Company’s failure to consummate a Business Combination within the prescribed time and (iii) the Common Stock traded at or below $9.60 per share, subject to certain criteria discussed below. In the event that the Common Stock traded at or below $9.60 per share, there could be released to the Company from the Trust Account amounts necessary to purchase up to 25% of the shares sold in the Offering (1,725,000 shares). Pursuant to the 10b5-1 plan that the Company entered into on June 21, 2011 (the “Share Repurchase Plan”), such purchases commenced on August 21, 2011 and were to continue until the earlier of (i) the repurchase of 1,725,000 shares or (ii) the date the Company announced an initial Business Combination. Any such purchases were to be made only in open market transactions. The Share Repurchase Plan required the Company to purchase its shares at a price per share not to exceed the market price at any time when the market price was equal to or below $9.60 per share. The Share Repurchase Plan was structured so as not to require compliance with Rule 10b-18 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and purchases under the plan were to be made outside of the requirements of Rule 10b-18. All shares purchased by the Company were to be cancelled. On March 14, 2012, the Company’s Board of Directors elected to terminate the 10b5-1 share repurchase plan in order to pursue a

Trio Merger Corp and its Subsidiary
(A Company in the Development Stage)

Notes to Consolidated Financial Statements

Note 1 — Organization and Plan of Business Operations and Going Concern Consideration  – (continued)

listing on a national securities exchange. There were no shares purchased under the Repurchase Plan in fiscal year 2012. As of December 31, 2012, a total of 783,145 shares had been repurchased at a cost of $7,539,736 under the plan.

Placing funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, service providers, prospective target businesses or other entities it engages, execute agreements with the Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee that such persons will execute such agreements. The Company’s Chief Executive Officer has agreed that he will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors or other entities that are owed money by the Company for services rendered, contracted for or products sold to the Company. However, there can be no assurance that he will be able to satisfy those obligations should they arise. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. Additionally, the interest earned on the Trust Account balance may be released to the Company to fund working capital requirements as well as for any amounts that are necessary to pay the Company’s tax obligations.

The Company, after signing a definitive agreement for the acquisition of a target business, is required to provide stockholders who acquired shares in the Offering (“Public Stockholders”) or the aftermarket with the opportunity to convert their Public Shares for a pro rata share of the Trust Account. In the event that stockholders owning more than 5,620,923 shares (approximately 81.46% of the shares sold as part of the Units in the Offering [as adjusted for repurchases through December 31, 2012]) exercise their conversion rights or are sold to the Company in connection with any tender offer, each as described below, the Business Combination will not be consummated. All of the Initial Stockholders will vote any shares they then hold in favor of any proposed Business Combination and have waived any conversion rights they may have in connection with the Business Combination and will not sell any shares to the Company in any tender offer in connection with the Business Combination pursuant to letter agreements executed prior to the Offering.

In connection with any proposed Business Combination, the Company will either (i) seek stockholder approval of an initial Business Combination at a meeting called for such purpose at which stockholders may seek to convert their shares, regardless of whether they vote for or against the proposed Business Combination or (ii) provide its stockholders with the opportunity to sell their shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote). If the Company seeks stockholder approval of an initial Business Combination, any Public Stockholder voting against such proposed Business Combination will be entitled to demand that his shares be converted for $10.00 per share. In addition, any Public Stockholder will have the right to vote for the proposed Business Combination and demand that his shares be converted for a full pro rata portion of the amount then in the Trust Account (approximately $10.08 per share). If the Company decides to engage in a tender offer, each Public Stockholder will be entitled to receive a full pro rata portion of the amount then in the Trust Account (approximately $10.08 per share).

As the company repurchased shares, the conversion threshold (of approximately 81.46% as adjusted for repurchases through December 31, 2012) was reduced to a percentage such that at least $5,000,000 of funds held in the Trust Account are released to the Company upon closing of the Business Combination. Notwithstanding the foregoing, the Amended and Restated Certificate of Incorporation of the Company provides that a Public Stockholder, together with any affiliate or other person with whom such Public Stockholder is acting in concert or as a “group” (within the meaning of Section 13 of the Exchange Act), will be restricted from seeking conversion rights with respect to an aggregate of more than 12.5% of the shares of common stock sold in the Offering (but only with respect to the amount over 12.5% of the shares of common stock sold in the Offering). The Company will determine that a “group” exists based on Public Stockholders

Trio Merger Corp and its Subsidiary
(A Company in the Development Stage)

Notes to Consolidated Financial Statements

Note 1 — Organization and Plan of Business Operations and Going Concern Consideration  – (continued)

filing a Schedule 13D or 13G indicating the presence of a group or acknowledging to the Company that they are acting, or intend to act, as a group, or based on other information available to the Company.

Pursuant to the Company’s Amended and Restated Certificate of Incorporation, if the Company does not consummate a Business Combination by June 24, 2013 because the Company has executed a definitive agreement for a Business Combination by December 24, 2012, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than five business days thereafter, redeem 100% of the outstanding public shares held by the Public Stockholders, at a per-share price, payable in cash, as described below, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The Initial Stockholders have agreed to waive their rights to share in any distribution with respect to their Founder’s Shares (defined below).

In the event of a redemption of 100% of the public shares, if the Company has not presented to Public Stockholders a proposed Business Combination within the required time period, Public Stockholders shall be entitled to receive a pro rata share of the Trust Account (approximately $10.08 per share). If, prior to the Company’s redemption of 100% of the public shares, the Company has presented to Public Stockholders a proposed Business Combination that ultimately was not completed, the Public Stockholders that either voted against the last proposed Business Combination before redemption of 100% of the public shares or did not vote on such Business Combination or sought to sell their shares to the Company in any tender offer commenced in connection with such proposed Business Combination shall be entitled to receive only $10.00 per share, and those Public Stockholders who either voted for the proposed Business Combination or did not seek to sell their shares to the Company in any tender offer and continued to hold their shares until redemption of 100% of the public shares shall be entitled to receive a pro rata share of the Trust Account (approximately $10.08 per share).

Pursuant to letter agreements executed June 21, 2011 with the Company and the underwriter, the Initial Stockholders have waived their right to receive distributions with respect to their Founder’s Shares (defined below) upon the Company’s redemption of 100% of the outstanding public shares held by the Public Stockholders.

The Company anticipates that in order to fund its working capital requirements, the Company will need to use all of the remaining funds not held in trust, the interest earned on the funds held in the trust account, as well as enter into contingent fee arrangements with its vendors. Eric S. Rosenfeld (the “Holder”), the Company’s Chairman and Chief Executive Officer and one of its Initial Stockholders, loaned the Company $100,000 on each of April 25, 2012, September 26, 2012 and November 21, 2012. The $300,000 of loans are evidenced by unsecured promissory notes issued to the Holder. The loans are non interest bearing and are payable at the consummation of a Business Combination. If the Company fails to consummate a Business Combination, the loans would become unsecured liabilities of the Company; however, the Holder has waived any claim against the Trust Fund. The principal balance of the notes may be converted, at the Holder’s option, to Warrants at a price of $0.50 per warrant. The terms of these Warrants will be identical to the Insider Warrants. If we do not complete a business combination, the loans will be forgiven. The Company may need to raise additional capital through additional loans or additional investments from its Initial Stockholders, officers, directors, or third parties. None of the Initial Stockholders, officers or directors is under any obligation to advance funds to, or to invest in, the Company. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit

Trio Merger Corp and its Subsidiary
(A Company in the Development Stage)

Notes to Consolidated Financial Statements

Note 1 — Organization and Plan of Business Operations and Going Concern Consideration  – (continued)

of its business plan, and controlling overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. The Company has no present revenue, and the Company’s cash and working capital as of December 31, 2012 are not sufficient to complete its planned activities for the current year. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) and to the rules and regulations of the Securities and Exchange Commission (“SEC”).

Principles of consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

The Company considers all short-term investments with a maturity of three months or less when purchased to be cash equivalents.

Income Taxes

The Company accounts for income taxes under Accounting Standards Codification (“ASC”) 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company is required to file income tax returns in the United States (federal) and in various state and local jurisdictions. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. Since the Company was incorporated on February 2, 2011, the evaluation was performed for the 2011 and 2012 tax years, which will be the only periods subject to examination. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Company’s policy for recording interest and penalties associated with audits is to record such expense as a component of income tax expense. There were no amounts accrued for penalties or interest as of or during the period from February 2, 2011 (inception) through December 31, 2012. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

Loss Per Share

The Company complies with accounting and disclosure requirements of ASC 260, “Earnings Per Share.” Loss per share is computed by dividing net loss by the weighted-average number of shares of common stock

Trio Merger Corp and its Subsidiary
(A Company in the Development Stage)

Notes to Consolidated Financial Statements

Note 2 — Significant Accounting Policies  – (continued)

outstanding during the period. Common shares subject to possible conversion of 5,620,923, at December 31, 2011 and 2012, have been excluded from the calculation of basic loss per share since such shares, if converted, only participate in their share of the trust earnings. At December 31, 2011 and 2012, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised and converted into common stock and then share in the earnings of the Company. As a result, diluted loss per common share is the same as basic loss per common share for the period. The Company has not considered the effect of warrants to purchase 14,000,000 shares of common stock or the unit purchase option described in Note 3 or notes subject to conversion in Note 6 in the calculation of diluted loss per share, since the exercise of the warrants and the unit purchase option are contingent upon the occurrence of future events.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed the Federal depository insurance coverage of $250,000. At December 31, 2012, the Company had not experienced losses on these accounts and management believed the Company was not exposed to significant risks on such accounts.

Securities held in Trust Account

At December 31, 2012 and 2011, the assets in the Trust Account were held in cash and/or U.S. Treasury Securities with maturities of less than 180 days.

Fair value measurements

Fair value is defined as an exit price, representing the amount that would be received upon the sale of an asset or payment to transfer a liability in an orderly transaction between market participants. Fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or liability. A three-tier fair value hierarchy is used to prioritize the inputs in measuring fair value as follows:

•	Level 1. Observable inputs such as quoted prices in active markets;
•	Level 2. Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and
•	Level 3. Unobservable inputs for which there is little or no market data, which require the reporting entity to develop its own assumptions.

Assets and liabilities measured at fair value are based on one or more of three valuation techniques identified in the tables below. The valuation techniques are as follows:

(a).	Market approach. Prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities;
(b).	Cost approach. Amount that would be required to replace the service capacity of an asset (replacement cost); and
(c).	Income approach. Techniques to convert future amounts to a single present amount based on market expectations (including present value techniques, option-pricing and excess earnings models).

Trio Merger Corp and its Subsidiary
(A Company in the Development Stage)

Notes to Consolidated Financial Statements

Note 2 — Significant Accounting Policies  – (continued)

Assets Measured at Fair Value on a Recurring Basis

	December 31, 2012	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Restricted cash and cash equivalents held in Trust Account	$61,698,945	$61,698,945	$—	$—

	December 31, 2011	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Restricted cash and cash equivalents held in Trust Account	$61,671,868	$61,671,868	$—	$—

Common stock subject to possible conversion

The Company accounts for its common stock subject to possible conversion in accordance with the guidance enumerated in ASC 480 “Distinguishing Liabilities from Equity”. Common stock subject to mandatory conversion (if any) is classified as a liability instrument and is measured at fair value. Conditionally convertible common stock (including common stock that features conversion rights that are either within the control of the holder or subject to conversion upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain conversion rights that are considered by the Company to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly at December 31, 2011 and 2012, the common stock subject to possible conversion is presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Note 3 — Initial Public Offering

On June 24, 2011, the Company sold 6,000,000 units (“Units”) at a price of $10.00 per unit in the Offering. On June 24, 2011 the underwriters exercised their full over-allotment option and on June 27, 2011 the underwriters purchased an additional 900,000 units subject to such over-allotment option. Each unit consists of one share of the Company’s common stock, par value $0.0001, and one warrant (“Warrants”). The common stock and Warrants began separate trading on August 2, 2011. Each Warrant entitles the holder to purchase one share of common stock at a price of $7.50 commencing on the completion of a Business Combination and expiring three years from the completion of a Business Combination, or earlier upon redemption. The Company may redeem the Warrants at a price of $0.01 per Warrant upon 30 days’ notice, only in the event that the last sale price of the shares of common stock is at least $12.50 per share for any 20 trading days

Trio Merger Corp and its Subsidiary
(A Company in the Development Stage)

Notes to Consolidated Financial Statements

Note 3 — Initial Public Offering  – (continued)

within a 30-trading day period (“30-Day Trading Period”) ending on the third day prior to the date on which notice of redemption is given and there is a current registration statement in effect with respect to the shares of common stock underlying such Warrants commencing five business days prior to the 30-Day Trading Period and continuing each day thereafter until the date of redemption. If the Company redeems the Warrants as described above, management will have the option to require any holder that wishes to exercise his Warrant to do so on a “cashless basis.” In such event, the holder would pay the exercise price by surrendering his Warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of (i) the number of shares of common stock underlying the Warrants, and (ii) the difference between the exercise price of the Warrants and the “fair market value” (defined below), by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the shares of common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to holders of Warrants. In accordance with the warrant agreement relating to the Warrants sold and issued in the Offering, the Company is only required to use its best efforts to maintain the effectiveness of the registration statement covering the Warrants. There are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise. Additionally, in the event that a registration statement is not effective at the time of exercise, the holder of such Warrant shall not be entitled to exercise such Warrant for cash and in no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle the Warrant exercise. However, if the Company has not filed with the SEC a registration statement covering the shares of common stock issuable upon exercise of the Warrants and a prospectus relating to such shares of common stock is not effective within six months from the completion of a Business Combination, commencing on that day, Warrant holders may, until such time as there is an effective registration statement and during any period thereafter when the Company has failed to maintain an effective registration statement, exercise Warrants on a cashless basis.

As a condition to entering into the merger agreement, SAE required that Trio effectuate certain changes with respect to its outstanding warrants. Accordingly, to accommodate such requirement and induce SAE to enter into the merger agreement, on December 10, 2012, Trio obtained written consents from the holders of a majority of its outstanding warrants approving an amendment to the warrants (i) to increase the exercise price of the warrants from $7.50 to $12.00 per share of Trio common stock and (ii) to increase the redemption price of the warrants from $12.50 to $15.00 per share of Trio common stock, effective upon the closing of the merger.

Because Trio obtained the written consent of the holders of a majority of the outstanding warrants, no further action of the warrantholders is required to approve the amendment. However, under federal law, the amendment may not take effect until at least 20 days after a proxy statement/information statement has first been sent to warrantholders. The amendment to the warrants will become effective upon the execution of an amendment to the warrant agreement at the closing of the merger.

To further accommodate SAE’s requirement that Trio effect certain changes with respect to its outstanding warrants, Trio agreed to offer the holders of Trio’s warrants the right to exchange their warrants for shares of Trio common stock, at a ratio of ten warrants for one share of Trio common stock. The warrantholders who consented to the amendments to the warrant agreement also agreed to participate in this warrant exchange with respect to the warrants held by them.

The Company paid the underwriters in the Offering an underwriting discount of 3.5% ($2,415,000) of the gross proceeds of the Offering. The Company also issued a unit purchase option, for $100, to EarlyBirdCapital, Inc. (“EBC”) and its designees to purchase 600,000 units at an exercise price of $11.00 per unit (the “Underwriter Purchase Option”). The unit purchase option will be exercisable commencing on the consummation of the Company’s initial Business Combination and will expire on June 20, 2016. The units issuable upon exercise of this option are identical to the units sold in the Offering. The Company accounted for the fair value of the unit purchase option, inclusive of the receipt of $100 cash payment, as an expense of

Trio Merger Corp and its Subsidiary
(A Company in the Development Stage)

Notes to Consolidated Financial Statements

Note 3 — Initial Public Offering  – (continued)

the Offering resulting in a charge directly to stockholders’ equity. The Company estimated that the fair value of this unit purchase option is approximately $1,774,030, or $2.96 per unit using a Black-Scholes option-pricing model. The fair value of the unit purchase option granted to the underwriter was estimated as of the date of grant using the following assumptions: (1) expected volatility of 35%, (2) risk-free interest rate of 1.40% and (3) expected life of five years. The unit purchase option may be exercised for cash or on a “cashless” basis, at the holder’s option (except in the case of a forced cashless exercise upon the Company’s redemption of the Warrants, as described above), such that the holder may use the appreciated value of the unit purchase option (the difference between the exercise prices of the unit purchase option and the underlying Warrants and the market price of the Units and underlying shares of common stock) to exercise the unit purchase option without the payment of any cash. The holder of the unit purchase option will be entitled to certain demand and piggy-back registration rights. The Company will have no obligation to net cash settle the exercise of the unit purchase option or the Warrants underlying the unit purchase option. The holder of the unit purchase option will not be entitled to exercise the unit purchase option or the Warrants underlying the unit purchase option unless a registration statement covering the securities underlying the unit purchase option is effective or an exemption from registration is available. If the holder is unable to exercise the unit purchase option or underlying Warrants, the unit purchase option or Warrants, as applicable, will expire worthless. In connection with the proposed merger between Trio and SAE, the representative of the underwriters of Trio’s initial public offering, on behalf of itself and its designees, has agreed to exchange, at the closing of the merger, the Underwriter Purchase Option held by it for 100,000 shares of Trio common stock.

Note 4 — Insider Warrants

Simultaneously with the Offering, the Initial Stockholders of the Company and underwriters purchased 7,100,000 Insider Warrants at $0.50 per warrant (for an aggregate purchase price of $3,550,000) from the Company. All of the proceeds received from these purchases were placed in the Trust Account. The Insider Warrants are identical to the warrants underlying the Units sold in the Offering except that: (i) the Insider Warrants were purchased pursuant to an exemption from the registration requirements of the Securities Act, (ii) the Insider Warrants are non-redeemable and (iii) the Insider Warrants are exercisable for cash or on a “cashless” basis, in each case, if held by the initial holders or permitted transferees. The Initial Stockholders of the Company and the underwriters have agreed to exchange all of the warrants purchased from the Company at the time of the Offering for 710,000 common shares following the consummation of the merger with SAE.

The Initial Stockholders and the holders of the Insider Warrants (or underlying shares) are entitled to registration rights with respect to their Founder’s Shares (defined below) and Insider Warrants (or underlying shares) pursuant to an agreement signed on June 21, 2011. The holders of the majority of the founding shares are entitled to demand that the Company register these shares at any time commencing three months prior to the first anniversary of the consummation of a Business Combination. The holders of the Insider Warrants (or underlying shares) are entitled to demand that the Company register these securities at any time after the Company consummates a Business Combination. In addition, the Initial Stockholders and holders of the Insider Warrants (or underlying shares) have certain “piggy-back” registration rights on registration statements filed after the Company’s consummation of a Business Combination.

Note 5 — Investment in Trust Account

Subsequent to the Offering, the net proceeds of the Offering totaling $69,210,000 (including the $3,550,000 from the sale of Insider Warrants) were deposited into an interest-bearing trust account and invested only in United States “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940) having a maturity of 180 days or less.

Trio Merger Corp and its Subsidiary
(A Company in the Development Stage)

Notes to Consolidated Financial Statements

Note 5 — Investment in Trust Account  – (continued)

At December 31, 2011, investment securities in the Company’s Trust Account consisted of $25,994,798 (including accrued interest) in United States Treasury Bills and $35,677,070 in a “held as cash” account. As of December 31, 2012 all of the funds in the trust account were in Trio’s held as cash account. The Company classifies its United States Treasury and equivalent securities as held-to-maturity in accordance with FASB ASC 320, “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheets and adjusted for the amortization or accretion of premiums or discounts.

Note 6 — Notes Payable to Shareholder

The Company issued a $100,000 principal amount unsecured promissory note to Eric S. Rosenfeld, one of the Company’s Initial Stockholders on February 25, 2011. The note was non-interest bearing and was repaid from the proceeds of the Offering.

Subsequently, the Company issued $100,000 principal amount unsecured promissory notes on each of April 25, 2012, September 26, 2012 and November 21, 2012. The $300,000 in notes are evidenced by unsecured promissory notes issued in the name of the Holder. The loans are non-interest bearing and are payable at the consummation of a Business Combination. If the Company fails to consummate a Business Combination, the loans would become unsecured liabilities of the Company; however, the Holder has waived any claim against the Trust Fund. The principal balance of the notes may be converted, at the Holder’s option, to Warrants at a price of $0.50 per warrant. If we do not complete a business combination, the loans will be forgiven. The terms of these Warrants will be identical to the Insider Warrants.

Note 7 — Commitments

The Company presently occupies office space provided by an affiliate of the Company’s Chairman and Chief Executive Officer. Such affiliate has agreed that, until the Company consummates a Business Combination, it will make such office space, as well as certain office and administrative services, available to the Company, as may be required by the Company from time to time. The Company has agreed to pay such affiliate an aggregate of $10,000 per month for such services commencing on June 24, 2011.

The Company has engaged EBC on a non-exclusive basis, to act as its advisor and investment banker in connection with its initial Business Combination and to provide it with assistance in negotiating and structuring the terms of its initial Business Combination. The Company will pay EBC a cash fee of $2,415,000 for such services upon the consummation of its initial Business Combination.

Note 8 — Income Taxes

The Company’s deferred tax assets are as follows at December 31, 2012 and 2011:

	2012	2011
Net operating loss carryforwards	$1,032,501	$347,995
Total deferred tax assets	$413,000	$139,198
Less: valuation allowance	$(413,000)	$(139,198)
Net deferred tax assets	$—	$—

For fiscal 2012 net operating losses for tax purposes were lower than GAAP based net operating losses due to approximately $300,900 of SAE transaction related expenses that were capitalized for tax purposes but charged to expense in accordance with GAAP. The Company has a net operating loss of approximately $1,032,501, $347,995 of which expires in 2031 and $684,506 of which expires in 2032. The ultimate realization of the net operating loss is dependent upon future taxable income, if any, of the Company and may be limited in any one period by alternative minimum tax rules. Although management believes that the

Trio Merger Corp and its Subsidiary
(A Company in the Development Stage)

Notes to Consolidated Financial Statements

Note 8 — Income Taxes  – (continued)

Company will have sufficient future taxable income to absorb the net loss carryovers before the expiration of the carryover period, there may be circumstances beyond the Company’s control that limit such utilization. Accordingly, management has determined that full valuation allowances of the deferred tax asset are appropriate as of December 31, 2011 and December 31, 2012.

Internal Revenue Code Section 382 imposes limitations on the use of net operating loss carryovers when the stock ownership of one or more 5% shareholders (shareholders owning more than 5% of the Company’s outstanding capital stock) has increased on a cumulative basis more than 50 percentage points within a period of two years. Management cannot control the ownership changes occurring as a result of public trading of the Company’s Common Stock. Accordingly, there is a risk of an ownership change beyond the control of the Company that could trigger a limitation of the use of the loss carryover.

The Company established valuation allowances of $413,000 and $139,198 as of December 31, 2012 and December 31, 2011, respectively, which fully offset the related deferred tax assets of $413,000 and $139,198. The deferred tax asset reflected in the tables above resulted from applying an effective combined federal and state tax rate of 40% to the net operating losses from fiscal 2012 and 2011. The deferred tax asset as of December 31, 2012 reflects a permanent difference between GAAP and tax base accounting as the costs related to the proposed merger with SAE are expensed for GAAP and capitalized for tax purposes. Effective tax rates differ from statutory rates.

A reconciliation of the statutory tax rate to the Company’s effective tax rates as of December 31, 2012 and December 31, 2011 are as follows:

	2012	2011
Tax benefit at federal statutory rate	(34)%	(34)%
State income tax	(6)%	(6)%
Other permanent differences	12.0%	—%
Increase in valuation allowance	28.0%	40.0%
Effective income tax rate	—%	—%

Note 9 — Stockholders’ Equity

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2012, there are no shares of preferred stock issued or outstanding.

Common Stock

The Company is authorized to issue 55,000,000 shares of common stock with a par value of $0.0001 per share. In connection with the organization of the Company, a total of 1,437,500 shares of the Company’s common stock were sold to the Initial Stockholders at a price of approximately $0.01739 per share for an aggregate of $25,000 (the “Founder’s Shares”). Effective June 21, 2011, the Company’s Board of Directors authorized a stock dividend of 0.2 shares for each outstanding share of common stock. Pursuant to the Share Repurchase Plan, the company repurchased 783,145 shares of common stock at an aggregate purchase price of $7,539,736, throughout the fiscal year ended December 31, 2011. As of December 31, 2012, a total of 7,841,855 shares were issued and outstanding, which includes 5,620,923 shares subject to conversion.

Note 10 — Agreement and Plan of Reorganization

On December 10, 2012 the Company entered into merger agreement with privately-held SAExploration Holdings, Inc. (“SAE”) whereby SAE will merge into a wholly owned subsidiary of the Company. SAE is a

Trio Merger Corp and its Subsidiary
(A Company in the Development Stage)

Notes to Consolidated Financial Statements

Note 10 — Agreement and Plan of Reorganization  – (continued)

holding company of various subsidiaries which cumulatively form a geographically diversified seismic data acquisition company. SAE provides a full range of 2D, 3D and 4D seismic data services to its clients, including surveying, program design, logistical support, data acquisition, processing, camp services, catering, environmental assessment and community relations. The Company services its multinational client base from offices in Canada, Alaska, Peru, Columbia, Bolivia, Papua New Guinea, New Zealand and Brazil.

The SAE stockholders, in exchange for all of the common stock of SAE outstanding immediately prior to the merger, will receive from the Company:

•	An aggregate of 6,448,413 shares of Trio’s common stock;
•	An aggregate of $7,500,000 in cash;
•	An aggregate of $17,500,000 in promissory notes to be issued by Trio; and
•	The right to receive up to an additional 992,064 shares of Trio’s common stock if the following EBITDA targets have been met:

	EBITDA Target		EBITDA Share Range
	Minimum	Maximum	Minimum	Maximum
Fiscal year ended 12/31/13	$46,000,000	$50,000,000	248,016	496,032
Fiscal year ended 12/31/14	$52,000,000	$56,000,000	248,016	496,032

Notes:

1	In the event that the EBITDA target is not met in any particular year but the combined company’s cumulative EBITDA over the two year period is between $98,000,000 and $106,000,000, the SAE stockholders will be entitled to the pro rata number of EBITDA Shares they would have been entitled to if each individual yearly EBITDA targets were met.
2	EBITDA, which excludes acquisitions, is defined as income before provision for income taxes, plus interest expense, less interest income, plus depreciation and amortization, plus merger related expenses and Trio’s expenses.

Additionally, Trio will pay to the Stockholder an aggregate of $5,000,000 in cash for all of SAE’s outstanding shares of Series A Preferred Stock.

The stockholders of SAE will not be able to publicly sell any of the shares of Trio common stock that they receive upon closing of the merger for twelve months after the closing, subject to certain exceptions. After the merger, Trio’s board of directors will consist of eight directors, of whom five will be selected by SAE and three will be selected by Trio.

In addition, Trio obtained the written consent from registered holders of a majority of Trio’s outstanding warrants (the “Consenting Warrant Holders”) to increase the exercise price of such warrants to $12.00 per share and increase the redemption price of such warrants to $15.00 per share. Such amendments will become effective upon consummation of the merger. Additionally, Trio has agreed to file a registration statement on Form S-4 for the purpose of offering holders of Trio’s warrants the right to exchange their warrants for shares of Trio common stock, at the rate of ten warrants for one share of Trio common stock (the “Warrant Exchange”). The parties will seek to consummate the Warrant Exchange as soon as practicable after the closing of the merger. The Consenting Warrant Holders have agreed to participate in the Warrant Exchange with respect to the warrants held by such holders. Any warrants remaining outstanding after the consummation of the Warrant Exchange will continue to have the same terms as currently set forth in such warrants except as modified by the amendments to the exercise and redemption prices described above. Further, the holders of the Unit Purchase Options (“UPOs”) to purchase 600,000 units (each consisting of one share and one

Trio Merger Corp and its Subsidiary
(A Company in the Development Stage)

Notes to Consolidated Financial Statements

Note 10 — Agreement and Plan of Reorganization  – (continued)

warrant) at $11.00 per unit which were issued to the underwriters at the closing of Trio's initial public offering, have agreed to exchange their UPOs for an aggregate of 100,000 shares at the closing of the merger.

Note 11 — Subsequent Events

Management evaluates subsequent events that have occurred after the balance sheet date through the date the financial statements were publicly available to determine if events or transactions occurring require potential adjustment to or disclosure in the financial statements and has concluded that no subsequent events have occurred that would require recognition in the consolidated financial statements or disclosure in the notes to the consolidated financial statements except as discussed in this note.

SAExploration Holdings, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS
March 31, 2013 and December 31, 2012
(In thousands, except share amounts)

ASSETS
	Unaudited March 31, 2013	December 31, 2012
Current assets:
Cash and cash equivalents	$21,406	$15,721
Restricted cash	402	3,701
Accounts receivable, net	56,825	27,585
Deferred costs on contracts	3,708	5,911
Prepaid expenses	7,661	8,553
Deferred tax asset, net	898	902
Total current assets	90,900	62,373
Property and equipment	68,210	70,456
Intangible assets, net	1,418	1,478
Goodwill	2,260	2,306
Deferred loan issuance costs, net	8,484	9,066
Deferred tax asset, net	1,609	1,622
Other assets	626	674
Total assets	$173,507	$147,975
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$27,984	$12,309
Accrued liabilities	4,776	5,435
Income and other taxes payable	7,181	5,896
Accrued payroll liabilities	6,754	3,247
Notes payable – current portion	800	800
Notes payables to related parties	—	53
Deferred revenue – current portion	8,590	6,145
Capital lease – current portion	860	818
Total current liabilities	56,945	34,703
Long term portion of notes payable, net	78,820	78,493
Long-term portion of capital leases	897	1,054
Deferred revenue – non-current portion	2,117	3,175
Deferred tax liabilities, net	219	241
Warrant liabilities	1,293	1,244
Total liabilities	140,291	118,910
Commitments and contingencies (See Note 2)
Convertible preferred stock, $0.0001 par value, 5,000,000 and 15,000,000 shares authorized, respectively; Series A preferred stock, $1.00 stated value, 5,000,000 shares issued and outstanding	5,000	5,000
Stockholders’ equity:
Common stock, $0.0001 par value,
Common: 1,250,000 shares authorized, 1,060,441 and 948,750 issued and outstanding, respectively	—	—
Exchangeable: 48,793 shares issued and outstanding, respectively
Additional paid-in capital	1,965	1,908
Retained earnings	26,598	21,801
Accumulated other comprehensive income (loss)	(347)	356
Total stockholders’ equity	28,216	24,065
Total liabilities and stockholders’ equity	$173,507	$147,975

The accompanying notes are an integral part of these unaudited consolidated financial statements.

SAExploration Holdings, Inc. and Subsidiaries

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
For the Three Months Ended March 31, 2013 and 2012
(In thousands)

	2013	2012
Revenue from services	$84,766	$61,787
Direct operating expenses, including depreciation expense of $3,510 and $2,643 respectively	66,052	46,911
Gross profit	18,714	14,876
Selling, general and administrative expenses	7,466	5,443
Depreciation and amortization	265	139
Loss (gain) on sale of assets	61	(77)
Income from operations	10,922	9,371
Other income (expense):
Other, net	(137)	93
Interest expense, net	(3,385)	(368)
Foreign exchange (loss) gain, net	(457)	91
Total other expense, net	(3,979)	(184)
Income before income taxes	6,943	9,187
Provision for income taxes	2,015	1,434
Net income	4,928	7,753
Other items of comprehensive loss, foreign currency translation net of tax	(703)	(1,115)
Comprehensive income	$4,225	$6,638

The accompanying notes are an integral part of these unaudited consolidated financial statements.

SAExploration Holdings, Inc. and Subsidiaries

UNAUDITED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(In thousands, except share amounts)

	Number of Common Shares Issued and Outstanding	Common Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total Stockholders’ Equity
Balance at December 31, 2011	997,543	$—	$1,887	$(610)	$12,341	$13,618
Dividends	—	—	—	—	(131)	(131)
Foreign currency translation	—	—	—	(1,115)	—	(1,115)
Net income	—	—	—	—	7,753	7,753
Balance at March 31, 2012	997,543	$—	$1,887	$(1,725)	$19,963	$20,125
Balance at December 31, 2012	1,109,234	$—	$1,908	$356	$21,801	$24,065
Dividends	—	—	—	—	(131)	(131)
Share-based compensation	—	—	57	—	—	57
Foreign currency translation	—	—	—	(703)	—	(703)
Net income	—	—	—	—	4,928	4,928
Balance at March 31, 2013	1,109,234	$—	$1,965	$(347)	$26,598	$28,216

The accompanying notes are an integral part of these unaudited consolidated financial statements.

SAExploration Holdings, Inc. and Subsidiaries

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Three Months Ended March 31, 2013 and 2012
(In thousands)

	2013	2012
Operating activities:
Net income	$4,928	$7,753
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	3,775	2,782
Amortization of loan costs and debt discounts	620	—
Payment in kind interest	488	—
Deferred income taxes	(5)	(18)
Loss (gain) on sale of property and equipment	61	(77)
Unrealized loss on change in fair value of warrants	49	—
Share-based compensation	57	—
Changes in operating assets and liabilities, net of effects of acquisition:
Accounts receivable	(29,240)	(12,007)
Restricted cash	3,299	(3,316)
Prepaid expenses	892	(1,779)
Deferred costs on contracts	2,203	(2,776)
Other assets	49	1,828
Accounts payable	15,963	5,142
Accrued liabilities	(747)	48
Accrued payroll liabilities	3,507	2,560
Deferred revenue	1,387	4,221
Income and other taxes payable	1,284	1,533
Net cash provided by operating activities	8,570	5,894
Investing activities:
Purchase of property and equipment	(1,749)	(13,693)
Net cash used in investing activities	(1,749)	(13,693)
Financing activities:
Principal borrowings on notes payable	—	21,546
Repayments of notes payable	(200)	(14,214)
Repayments of notes payable from related parties	(53)	(150)
Advances from related parties	—	576
Repayments of capital lease obligations	(213)	(110)
Dividend payments	(42)	(14)
Net cash (used in) provided by financing activities	(508)	7,634
Effects of exchange rate changes on cash	(628)	1,018
Net change in cash and cash equivalents	5,685	853
Cash at the beginning of period	15,721	4,978
Cash at the end of period	$21,406	$5,831
Supplemental disclosures of cash flow information:
Interest paid	$2,697	$323
Income taxes paid	$1,236	$825
Non-cash investing and financing activities:
Dividends accrued but unpaid	$89	$117
Capital assets acquired under capital lease	$98	$215

The accompanying notes are an integral part of these unaudited consolidated financial statements.

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except as otherwise noted)

NOTE 1 — GENERAL INFORMATION

SAExploration Holdings, Inc. and subsidiaries (collectively, “the Corporation”) is a geophysical seismic services company offering a full range of seismic data acquisition services including program design, planning and permitting, camp services, survey, drilling, recording, reclamation and in-field processing. The Corporation’s services include the acquisition of 2D, 3D and time-lapse 4D seismic data on land, in transition zones between land and water and in shallow water, as well as seismic data field processing. The Corporation’s customers include national oil companies, major international oil companies and independent oil and gas exploration and production companies in North America, South America and Southeast Asia. Seismic data is used by the Corporation’s customers to identify and analyze drilling prospects and maximize successful drilling.

NOTE 2 — BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and are presented pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Accordingly, certain financial information and disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. These condensed consolidated financial statements should be read in conjunction with the Corporation’s audited consolidated financial statements and the notes thereto for the fiscal year ended December 31, 2012. In the opinion of management, the unaudited condensed financial statements included herein contain all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the Corporation’s financial position as of March 31, 2013 and December 31, 2012 and the results of operations and cash flows for the quarterly periods ended March 31, 2013 and 2012. The results of operations for interim periods are not necessarily indicative of the results expected for the full year.

In January 2013, the FASB issued Accounting Standard Update 2013-01, “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities.” The Update clarifies that ordinary trade receivables and receivables are not in the scope of Accounting Standards Update No. 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities. Specifically, Update 2011-11 applies only to derivatives, repurchase agreements and reverse purchase agreements, and securities borrowing and securities lending transactions that are either offset in accordance with specific criteria contained in FASB Accounting Standards Codification or subject to a master netting arrangement or similar agreement. The amendments in this Update are effective for fiscal years, and interim periods within those years, beginning on or after January 1, 2013. The adoption of ASU 2013-01 did not have a material impact on the Corporation’s financial position, results of operations or cash flows.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are uncollateralized obligations recorded at the invoiced amount and do not bear interest. Amounts collected on accounts receivable are included in net cash provided by operating activities in the consolidated statements of cash flows. The cyclical nature of the Corporation’s industry may affect the Corporation’s customers’ operating performance and cash flows, which could impact the Corporation’s ability to collect on these obligations. Additionally, some of the Corporation’s customers are located in certain international areas that are inherently subject to economic, political and civil risks, which may impact the Corporation’s ability to collect receivables.

The Corporation maintains an allowance for doubtful accounts for estimated losses in its accounts receivable portfolio. It utilizes the specific identification method for establishing and maintaining the allowance for doubtful accounts. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. As of March 31, 2013, no allowance for doubtful accounts and no bad debt expense were recorded for the reporting periods.

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except as otherwise noted)

NOTE 2 — BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Revenue Recognition

The Corporation’s services are provided under master service agreements with its customers that set forth certain obligations of the Corporation and its customers. A supplemental agreement setting forth the terms of a specific project, which may be cancelled by either party on short notice, is entered into for every data acquisition project. Customer contracts for services vary in terms and conditions. Contracts are either “turnkey” (fixed price) agreements that provide for a fixed fee per unit of measure to be paid to the Corporation, or “term” (variable price) agreements that provide for a fixed hourly, daily or monthly fee during the term of the project. Under turnkey agreements, the Corporation recognizes revenue based upon output measures as work is performed. This method requires that the Corporation recognize revenue based upon quantifiable measures of progress, such as square or linear kilometers surveyed or each unit of data recorded. Expenses associated with each unit of measure are immediately recognized. If it is determined that a contract will have a loss, the entire amount of the loss associated with the contract is immediately recognized. Revenue under a “term” contract is billed as the applicable rate is earned under the terms of the agreement. With respect to those contracts where the customer pays separately for the mobilization of equipment, the Corporation recognizes such mobilization fees as revenue during the performance of the seismic data acquisition, using the same performance method as for the seismic work. To the extent costs have been incurred in relation to the Corporation’s service contracts where the revenue is not yet earned, those costs are capitalized and deferred within deferred costs on contracts until the revenue is earned, at which time it is expensed.

Cash and Cash Equivalents

The Corporation considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. As of March 31, 2013 and December 31, 2012, the balances of cash in subsidiaries outside of the United States totaled $19,452 and $7,473.

Restricted Cash

Restricted cash consists primarily of cash collateral for performance guarantees, letters of credit and custom bonds. As of March 31, 2013 and December 31, 2012 restricted cash was $402 and $3,701, respectively, principally as a result of one performance bond in one country outside of the United States.

Foreign Exchange Gains and Losses

In March 2013, the FASB issued ASU No. 2013-05, “Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity.” The objective of ASU No. 2013-05 is to clarify the applicable guidance for the release of the cumulative translation adjustment under U.S. GAAP. The effective date for ASU No. 2013-05 will be the first quarter of fiscal year 2015. The Corporation does not expect the adoption of this standard to impact its financial statements.

The unrealized foreign currency exchange (loss) included in accumulated other comprehensive income was ($703) and ($1,115) at March 31, 2013 and 2012, respectively.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources, are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

In the ordinary course of business, the Corporation can be involved in legal proceedings involving contractual and employment relationships, liability claims, and a variety of other matters. As of March 31, 2013 and December 31, 2012 the Corporation did not have any legal proceedings that would have a material impact on its financial position or results of operations.

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except as otherwise noted)

NOTE 2 — BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES  – (continued)

In February 2013, the FASB issued ASU No. 2013-04, “Liabilities, Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date”. ASU 2013-04 requires an entity to measure obligations resulting from joint and several liability arrangements from which the total amount of the obligation within the scope of this guidance is fixed at the reporting date, at the sum of the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors and any additional amount the reporting entity expects to pay on behalf of its co-obligors. The guidance also requires an entity to disclose the nature and amount of the obligation as well as other information about those obligations. For public entities, this ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The adoption of this ASU is not expected to have a material impact on the Corporation’s results of operations, financial position or disclosures.

Fair Value Measurements

In February 2013, the FASB issued ASU No. 2013-03, Financial Instruments (Topic 825), “Clarifying the Scope and Applicability of a Particular Disclosure to Nonpublic Entities,” which clarifies that the requirement under ASU No. 2011-04 to disclose the level of the fair value hierarchy within which the fair value measurements are categorized does not apply to nonpublic entities for items that are not measured at fair value in the statement of financial position but for which fair value is disclosed. The adoption of ASU 2011-04 did not have a material impact on the Corporation’s financial statements.

The Corporation’s financial assets and liabilities measured at fair value as of March 31, 2013 and December 31, 2012 are note payable and warrants. The fair value of the note payable and warrants are based on Level 3 inputs based on an income and market approach.

The change in goodwill is the result of currency translation and not a change in fair value.

Comprehensive Income

In February 2013, the FASB issued ASU No. 2013-02, “Comprehensive Income, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.” ASU 2013-02 requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. For public entities, this ASU is effective prospectively for reporting periods beginning after December 15, 2012. The adoption of this ASU has not had nor is it expected to have a material impact on the Corporation’s results of operations, financial position or disclosures.

Off-Balance Sheet Arrangements

SAE’s policies regarding off-balance sheet arrangements as of and for the three months ended March 31, 2013 are consistent with those in place during as of and for the year ended December 31, 2012. SAE did not have any off-balance sheet arrangements as of March 31, 2013 or December 31, 2012.

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except as otherwise noted)

NOTE 3 — PROPERTY AND EQUIPMENT

Property and equipment is comprised of the following at March 31, 2013 and December 31, 2012:

	Estimated Useful Life	2013	2012
Field operating equipment	3 – 10 years	$82,657	$82,798
Vehicles	3 – 5 years	3,531	2,408
Leasehold improvements	2 – 5 years	468	473
Software	3 – 5 years	1,087	1,063
Computer equipment	3 – 5 years	4,368	4,080
Office equipment	3 – 5 years	880	864
		92,991	91,686
Less: Accumulated depreciation and amortization		(24,781)	(21,230)
Total		$68,210	$70,456

The Corporation reviews the useful life and residual values of property and equipment on an ongoing basis considering the effect of events or changes in circumstances.

Total depreciation and amortization for the three months ended March 31, 2013 and 2012 was $3,775 and $2,782 respectively, of which $3,510 and $2,643 respectively, was recorded in direct operating expenses and $265 and $139 respectively, was recorded in depreciation and amortization.

NOTE 4 — NOTES PAYABLE

On November 28, 2012 the Corporation entered a four year term Credit Agreement for $80,000. The Credit Agreement has requirements for principal payments of $200 per quarter until the note is due. The interest rate on borrowings under the Credit Agreement is 13.5%. The Corporation may elect to pay up to 2.5% of the interest as a payment in kind (“PIK”); the PIK amount of interest is added to the balance of the note. For the quarter ending March 31, 2013 the Corporation elected to use the PIK and $488 was expensed to interest and added to the balance of the note.

Notes payable at March 31, 2013 and December 31, 2012 consist of the following:

	2013	2012
Amount outstanding under Credit Agreement	$80,188	$79,900
Unamortized loan discount	(568)	(607)
Net loan	79,620	79,293
Total notes payable	79,620	79,293
Loan payable to CLCH – related party	—	53
Total notes payable to related parties	—	53
Total notes payable	$79,620	$79,346

At March 31, 2013, the Corporation was in compliance with the covenants of the 2012 Credit Agreement.

The agreement with CLCH, a company controlled by Jeff Hastings the Corporation’s Chairman, was entered by the Corporation on January 1, 2009 for a maximum credit line of $3,000 and carried an annual interest rate of 8.5% and was due on demand. As of December 31, 2012, the outstanding balance was $53. The credit line has been closed and the balance of this loan was paid off in February 2013.

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except as otherwise noted)

NOTE 5 — INCOME TAXES

Income before income taxes attributable to U.S. (including its foreign branches) and foreign operations, tax provision, and effective tax rate for the three months ending March 31, 2013 and 2012 are as follows:

	2013	2012
U.S.	$(416)	$887
Foreign	7,359	8,300
Total	$6,943	$9,187
Tax provision	$2,015	$1,434
Effective tax rate	29.0%	15.6%

Our income tax provision increased $581 in the three months ended March 31, 2013 compared to the three months ended March 31, 2012 primarily as a result of higher tax rates on income in certain foreign jurisdictions in which the Corporation recognized income during the three months ended March 31, 2013 compared to the tax rates for the foreign jurisdictions in which the Corporation recognized income during the three months ended March 31, 2012, offset by lower pre-tax income during the 2013 quarter.

NOTE 6 — CONVERTIBLE PREFERRED STOCK

The following tables represents the accrued, paid and unpaid dividends included in accrued liabilities on the balance sheets, for Preferred Shares as of the dates set forth below:

	2013	2012
December 31	$894	$537
Accrual	131	131
Payment	(42)	(42)
March 31	$983	$626

NOTE 7 — STOCKHOLDERS’ EQUITY

There were no equity transactions or issuances of restricted shares for the three months ended March 31, 2013 or 2012. Stock compensation was expensed and additional paid-in capital increased by $57 in 2013 as a result of the Restricted Stock grants of 2012.

NOTE 8 — RELATED PARTY TRANSACTIONS

From time to time, the Corporation enters into transactions in the normal course of business with related parties.

During the three months ended March 31, 2013, the Corporation repaid its loan from Mr. Hastings in the amount of $53. The Corporation acquired assets in the amount of $1,000, for the three months ended March 31, 2013 from Encompass and Seismic Management, LLP. Brian A. Beatty, the Corporation’s President and CEO, together with his wife, owns a controlling interest in Encompass and owns all of the outstanding partnership interests in Seismic Management.

NOTE 9 — EMPLOYEE BENEFITS

The Corporation offers a Retirement Registered Saving Plan, for all eligible employees. The Corporation matches each employee’s contributions up to a maximum of 10% of the employee’s base salary or until the Canada Revenue Agency annual limit is reached. For the three months ended March 31, 2013 and 2012 respectively the Corporation expensed matching contributions totaling of $105 and $93, respectively.

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except as otherwise noted)

NOTE 10 — SEGMENT AND RELATED INFORMATION

The following table presents revenues and identifiable assets by country based on the location of the service provided:

	Revenues		Identifiable Assets
	Quarter Ended March 31,		As of March 31,	As of December 31,
	2013	2012	2013	2012
United States	$10,861	$15,295	$47,739	$49,895
Bolivia	3	1,283	755	826
Canada	30,450	22,835	17,448	18,590
Colombia	18,385	8,182	4,538	4,477
Peru	13,171	13,157	1,893	1,001
Brazil	—	—	13	12
New Guinea	10,613	5	801	654
New Zealand	1,283	1,030	34	232
Singapore	—	—	1,174	1,077
Total	$84,766	$61,787	$74,395	$76,764

For the quarter ended March 31, 2013 there were three customers individually exceeded 10% of the revenues which aggregated 64% of the Corporation’s quarterly revenues. Customer D revenue was $10.6 million, customer H revenue was $31.5 million, customer I revenue was $11.8 million.

For the quarter ended March 31, 2012 there were three customers individually exceeded 10% of the revenue which aggregated 56% of the Corporation’s quarterly revenue. Customer C revenues was $14.7 million, customer I revenue was $6.9 million and customer J revenue was $13.1 million.

NOTE 11 — FINANCIAL INSTRUMENTS

The following table presents the carrying amount and estimated fair value of our estimated fair value of our financial instruments recognized at fair value on a recurring basis.

		Fair Value
	Carrying Amount	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Warrant Liabilities as of March 31, 2013	$1,293	$—	$—	$1,293
Warrant Liabilities as of December 31, 2012	1,244	—	—	1,244

The Corporation records its credit agreement at a carrying amount of $79,620 and $79,293 and estimated its fair value to be $78,651 and $79,900 as of March 31, 2013 and December 31, 2012, respectively.

NOTE 12 — PENDING MERGER

On December 10, 2012, the Corporation entered an agreement with Trio Merger Corporation (“Trio”) for the merger of the Corporation into a wholly-owned subsidiary of Trio, subject to a number of conditions, including approval of the merger transaction by the Trio stockholders. Trio is a blank check company formed under the laws of Delaware on February 2, 2011, in order to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more business entities.

On June 24, 2011 and June 27, 2011, Trio concluded its initial public offering and private placement of shares for proceeds of $69,670.

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except as otherwise noted)

NOTE 12 — PENDING MERGER  – (continued)

Certain stockholders of Trio have agreed to grant certain members of the senior management of the Corporation an irrevocable proxy to vote a certain number of shares such that those members of the senior management of the Corporation will have 51% control. While Trio will be the legal acquirer, the Corporation will be the accounting acquirer because control will remain with the management and board members of the existing Corporation.

Once the merger is completed Trio will change its name to SAExploration Holdings, Inc.

Just prior to the merger, the Corporation may declare a special dividend to its common stockholders of up to $15,000. The Corporation’s common share, exchangeable share and warrant holders will receive 6,448,413 shares of Trio common stock and the right to receive up to 992,064 additional shares of Trio common stock after the closing based on the achievement of specified earnings targets by the combined company for 2013 and 2014. They will also receive from Trio cash of $7,500 and a note for $17,500. The Preferred Shares of the Corporation will also be purchased by Trio for $5,000.

To provide a fund for payment to Trio with respect to its post-closing rights to indemnification under the merger agreement for breaches of representations and warranties and covenants by the Corporation and its stockholders, and for certain other indemnifiable matters, there will be placed in escrow (with an independent escrow agent) 545,635 of the shares of Trio common stock available to the Corporation’s common share, exchangeable share and warrant holders at closing.

On December 6, 2012, the Corporation entered into an agreement with Canaccord, which designated Canaccord as the Corporation’s exclusive financial advisor with respect to various financial and strategic matters. In connection with this engagement, the Corporation will pay an investment banking fee of no more than $1,900 to Canaccord upon the completion of the merger.

NOTE 13 — SUBSEQUENT EVENTS

The Corporation evaluated all events and transaction that occurred after March 31, 2013 through May 24, 2013, the date financial statements were available to be issued.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
SAExploration Holdings, Inc.

We have audited the accompanying consolidated balance sheets of of SAExploration Holdings, Inc. (a Delaware corporation) and subsidiaries (formerly SAExploration Inc. and subsidiaries) (the “Corporation”) as of December 31, 2012 and 2011, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2012. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Corporation is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SAExploration Holdings, Inc. and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 3 to the financial statements, the 2011 and 2010 consolidated financial statements have been restated to correct errors.

/s/ GRANT THORNTON LLP

Miami, Florida
May 24, 2013

SAExploration Holdings, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS
As of December 31, 2012 and 2011
(In thousands, except share amounts)

	2012	2011
		(As restated)
ASSETS
Current assets:
Cash and cash equivalents	$15,721	$4,978
Restricted cash	3,701	108
Accounts receivable, net	27,585	33,872
Deferred costs on contracts	5,911	3,000
Prepaid expenses	8,553	2,589
Deferred tax asset, net	902	2,244
Total current assets	62,373	46,791
Property and equipment, net	70,456	41,068
Intangible assets, net	1,478	1,567
Goodwill	2,306	2,246
Deferred loan issuance costs, net	9,066	—
Deferred tax asset, net	1,622	26
Other assets	674	1,921
Total assets	$147,975	$93,619
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,309	$44,216
Accrued liabilities	5,435	2,723
Income and other taxes payable	5,896	3,964
Accrued payroll liabilities	3,247	2,383
Notes payable – current portion	800	5,423
Notes payables to related parties	53	1,970
Deferred revenue – current portion	6,145	3,756
Capital lease – current portion	818	915
Total current liabilities	34,703	65,350
Long term portion of notes payable, net	78,493	—
Long-term portion of capital leases	1,054	1,669
Deferred revenue – non-current portion	3,175	6,429
Deferred tax liabilities, net	241	1,553
Warrant liabilities	1,244	—
Total liabilities	118,910	75,001
Commitments and contingencies (See Note 2)
Convertible preferred stock, $0.0001 par value, 5,000,000 and 15,000,000 shares authorized, respectively; Series A preferred stock, $1.00 stated value, 5,000,000 shares issued and outstanding	5,000	5,000
Stockholders’ equity:
Common stock, $0.0001 par value,
Common: 1,250,000 shares authorized, 1,060,441 and 948,750 issued and outstanding, respectively	—	—
Exchangeable: 48,793 shares issued and outstanding, respectively
Additional paid-in capital	1,908	1,887
Retained earnings	21,801	12,341
Accumulated other comprehensive income (loss)	356	(610)
Total stockholders’ equity	24,065	13,618
Total liabilities and stockholders’ equity	$147,975	$93,619

The accompanying notes are an integral part of these consolidated financial statements.

SAExploration Holdings, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

For the Years Ended December 31, 2012, 2011 and 2010
(In thousands)

	2012	2011	2010
		(As restated)	(As restated)
Revenue from services	$257,359	$180,765	$133,792
Direct operating expenses, including depreciation expense of $11,411, $3,840, and $3,316 respectively	212,540	151,618	115,238
Gross profit	44,819	29,147	18,554
Selling, general and administrative expenses	25,714	16,117	7,390
Depreciation and amortization	720	190	177
Loss (gain) on sale of assets	148	(2)	—
Income from operations	18,237	12,842	10,987
Other income (expense):
Other expense, net	(1,133)	459	(329)
Interest expense, net	(3,786)	(624)	(674)
Loan prepayment fee	(2,209)	—	—
Foreign exchange gain, net	320	150	337
Total other expense, net	(6,808)	(15)	(666)
Income before income taxes	11,429	12,827	10,321
Provision for income taxes	1,444	3,319	4,500
Net income	9,985	9,508	5,821
Other items of comprehensive income (loss), net of tax Foreign currency translation	966	(695)	25
Comprehensive income	$10,951	$8,813	$5,846

The accompanying notes are an integral part of these consolidated financial statements.

SAExploration Holdings, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Years Ended December 31, 2012, 2011 and 2010
(In thousands, except share amounts)

	Number of Common Shares Issued and Outstanding	Common Stock	Members’ Interest	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total Stockholders’ Equity
Balance at December 31, 2009	—	$—	$(3,473)	$—	$60	$—	$(3,413)
Dividends	—	—	(525)	—	—	—	(525)
Foreign Currency translation	—	—	—	—	25	—	25
Net income (as restated)	—	—	5,821	—	—	—	5,821
Balance at December 31, 2010 (as restated)	—	—	1,823	—	85	—	1,908
Corporate conversion – member units to common shares	948,750	—	(1,823)	(1,535)	—	3,358	—
Exchangeable shares issued in connection with Datum acquisition	48,793	—	—	3,422	—	—	3,422
Dividends	—	—	—	—	—	(525)	(525)
Foreign currency translation	—	—	—	—	(695)	—	(695)
Net income (as restated)	—	—	—	—	—	9,508	9,508
Balance at December 31, 2011 (as restated)	997,543	—	—	1,887	(610)	12,341	13,618
Dividends	—	—	—	—	—	(525)	(525)
Share-based compensation	111,691	—	—	21	—	—	21
Foreign currency translation	—	—	—	—	966	—	966
Net income	—	—	—	—	—	9,985	9,985
Balance at December 31, 2012	1,109,234	$—	$—	$1,908	$356	$21,801	$24,065

The accompanying notes are an integral part of these consolidated financial statements.

SAExploration Holdings, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2012, 2011 and 2010
(In thousands)

	2012	2011	2010
		(As restated)	(As restated)
Operating activities:
Net income	$9,985	$9,508	$5,821
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	12,470	4,110	3,493
Write off of loan issuance costs	1,229	—	—
Deferred income taxes	(1,566)	(477)	(1,135)
Loss (gain) on sale of property and equipment	148	(2)	—
Share-based compensation	21	—	—
Changes in operating assets and liabilities, net of effects of acquisition:
Accounts receivable	6,287	(13,665)	(10,845)
Restricted cash	(3,593)	68	1,310
Prepaid expenses	(5,964)	2,972	(1,361)
Deferred costs on contracts	(2,911)	(4)	799
Other assets	625	(1,247)	(365)
Accounts payable	(22,505)	14,941	10,487
Accrued liabilities	2,355	(3,875)	(1,541)
Accrued payroll liabilities	864	(356)	775
Deferred revenue	(865)	7,630	2,555
Income and other taxes payable	1,932	(802)	3,085
Other liabilities	—	(140)	(228)
Net cash (used in) provided by operating activities	(1,488)	18,661	12,850
Investing activities:
Purchase of property and equipment	(49,949)	(22,231)	(8,844)
Acquisition of business, net of cash received	(760)	(1,322)	—
Proceeds from sale of property and equipment	849	23	1,005
Net cash used in investing activities	(49,860)	(23,530)	(7,839)
Financing activities:
Principal borrowings on notes payable	118,247	4,139	2,284
Repayments on notes payable	(44,362)	(650)	(4,100)
Repayments of advances from related parties	(1,917)	(895)	(928)
Advances from related parties	—	1,192	1,648
Repayments of capital lease obligations	(1,122)	(47)	(170)
Dividend payments	(168)	(537)	(154)
Payments of loan issuance costs	(8,657)	—	—
Net cash provided by (used in) financing activities	62,021	3,202	(1,420)
Effects of exchange rate changes on cash and cash equivalents	70	(587)	430
Net change in cash and cash equivalents	10,743	(2,254)	4,021
Cash and cash equivalents at the beginning of period	4,978	7,232	3,211
Cash and cash equivalents at the end of period	$15,721	$4,978	$7,232
Supplemental disclosures of cash flow information:
Interest paid	$5,813	$689	$197
Income taxes paid	$2,503	$1,540	$2,875
Non-cash investing and financing activities:
Exchangeable shares issued in connection with Datum acquisition	$—	$3,422	$—
Deferred consideration related to the Datum acquisition	$—	$760	$—
Dividends accrued but unpaid	$525	$525	$—
Capital assets acquired under capital lease	$410	$2,289	$—

The accompanying notes are an integral part of these consolidated financial statements.

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012, 2011 and 2010
(In thousands, except as otherwise noted)

NOTE 1 — GENERAL INFORMATION

SAExploration Holdings, Inc. and subsidiaries(collectively, “the Corporation”) is a geophysical seismic services company offering a full range of seismic data acquisition services including program design, planning and permitting, camp services, survey, drilling, recording, reclamation and in-field processing. The Corporation’s services include the acquisition of 2D, 3D and time-lapse 4D seismic data on land, in transition zones between land and water and in shallow water, as well as seismic data field processing. The Corporation’s customers include national oil companies, major international oil companies and independent oil and gas exploration and production companies in North America, South America and Southeast Asia. Seismic data is used by the Corporation’s customers to identify and analyze drilling prospects and maximize successful drilling.

South American Exploration, LLC was formed on June 6, 2006. On August 5, 2011, South American Exploration, LLC completed a corporate conversion and established SAExploration, Inc., a Delaware corporation. As a result of this conversion, the former member units of the limited liability company were exchanged for equivalent shares of the new corporation. On October, 15, 2012 as part of a corporate restructuring, SAExploration Holdings, Inc. was formed and became the parent company for SAExploration, Inc. and its subsidiaries on November 26, 2012. The corporate restructurings did not have an impact on the results of operations.

The Corporation’s principal headquarters is located in Calgary, Alberta, Canada. The Corporation also has offices in Peru, Colombia, Papua New Guinea, Brazil, Bolivia, New Zealand, and Alaska. The Corporation’s operations are conducted through wholly-owned subsidiaries or branches. The branch in Peru is named South American Exploration S.A. (Sucursal del Peru), the branch in Colombia is South American Exploration, S.A. (Sucursal Colombiana), and the operations in Papua New Guinea are conducted through a Singapore subsidiary, Southeast Asian Exploration Pte. Ltd., the operations in Alaska are conducted through a subsidiary named NES, LLC (“NES”) and the operations in Canada are conducted through S.A. Exploration (Canada) Ltd., a wholly-owned subsidiary of 1623753 Alberta Ltd., which is wholly-owned by the Corporation. The branches in Brazil, Bolivia, and New Zealand are unincorporated divisions treated as branch offices.

On October 31, 2011, the Corporation acquired 100% of the membership interests in NES, whose sole member is a stockholder of the Corporation. The acquisition of NES was a common control merger and therefore, the operating results of NES have been consolidated into the Corporation’s financial statements from January 1, 2011. There were minimal operations of NES prior to January 1, 2011.

NOTE 2 — BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

a) Principles of Consolidation

The accompanying consolidated financial statements include the accounts of SAExploration Holdings, Inc. and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated upon consolidation. The consolidated financial statements of the Corporation have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

b) Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the amounts of revenues and expenses during the reporting period.

The more significant areas requiring the use of management estimates and assumptions include accounting for contracts in process, determining useful lives for depreciation and amortization purposes, allowances for

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012, 2011 and 2010
(In thousands, except as otherwise noted)

NOTE 2 — BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES  – (continued)

doubtful accounts, the valuation of fixed assets, deferred tax assets, income tax uncertainties, share-based compensation, warrants and other contingencies. While management believes current estimates are reasonable and appropriate, actual results could differ materially from current estimates.

c) Cash and Cash Equivalents

The Corporation considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. As of December 31, 2012 and 2011, the balances of cash in subsidiaries outside of the United States totaled $7,473 and $3,882, respectively.

d) Restricted Cash

Restricted cash consists primarily of cash collateral for performance guarantees, letters of credit and custom bonds. In 2012, restricted cash grew to $3,701 principally as a result of one performance bond in one country outside of the United States for $3,282.

e) Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are uncollateralized obligations recorded at the invoiced amount and do not bear interest. Amounts collected on accounts receivable are included in net cash provided by operating activities in the consolidated statements of cash flows. The cyclical nature of the Corporation’s industry may affect the Corporation’s customers’ operating performance and cash flows, which could impact the Corporation’s ability to collect on these obligations. Additionally, some of the Corporation’s customers are located in certain international areas that are inherently subject to economic, political and civil risks, which may impact the Corporation’s ability to collect receivables.

The Corporation maintains an allowance for doubtful accounts for estimated losses in its accounts receivable portfolio. It utilizes the specific identification method for establishing and maintaining the allowance for doubtful accounts. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. As of December 31, 2012 and 2011, no allowance for doubtful accounts and no bad debt expense was recorded for the years ended December 31, 2012, 2011, or 2010.

f) Revenue Recognition

The Corporation’s services are provided under master service agreements with its customers that set forth certain obligations of the Corporation and its customers. A supplemental agreement setting forth the terms of a specific project, which may be cancelled by either party on short notice, is entered into for every data acquisition project. Customer contracts for services vary in terms and conditions. Contracts are either “turnkey” (fixed price) agreements that provide for a fixed fee, per unit of measure to be paid to the Corporation, or “term” (variable price) agreements that provide for a fixed hourly, daily or monthly fee during the term of the project. Under turnkey agreements, the Corporation recognizes revenue based upon output measures as work is performed. This method requires that the Corporation recognize revenue based upon quantifiable measures of progress, such as square or linear kilometers surveyed or each unit of data recorded. Expenses associated with each unit of measure are recognized as revenue is earned. If it is determined that a contract will have a loss, the entire amount of the loss associated with the contract is immediately recognized. Revenue under a “term” contract is billed as the applicable rate is earned under the terms of the agreement. With respect to those contracts where the customer pays separately for the mobilization of equipment, the Corporation recognizes such mobilization fees as revenue during the performance of the seismic data acquisition, using the same performance method as for the seismic work. To the extent costs have been incurred in relation to the Corporation’s service contracts where the revenue is not yet earned, those costs are capitalized and deferred within deferred costs on contracts until the revenue is earned, at which time it is expensed.

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012, 2011 and 2010
(In thousands, except as otherwise noted)

NOTE 2 — BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES  – (continued)

The Corporation invoices customers for certain out-of-pocket expenses under the terms of the contracts. Amounts billed to customers are recorded in revenue at the gross amount including out-of-pocket expenses. The Corporation also utilizes subcontractors to perform certain services to facilitate the completion of customer contracts. The Corporation bills its customers for the cost of these subcontractors plus an administrative fee. The Corporation records amounts billed to its customers related to subcontractors at the gross amount and records the related cost of subcontractors as cost of sales.

Sales taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and are excluded from revenues in the consolidated statements of income and comprehensive income.

Deferred Revenue

Deferred revenue primarily represents amounts billed or payments received for services in advance of the services to be rendered over a future period or advanced payments from customers related to equipment leasing. Deferred revenue as of December 31, 2012 and 2011 consists primarily of $7,409 and $9,676, respectively, of advance equipment leasing payments and $1,911 and $509, respectively, of payments related to mobilization and seismic services.

Multiple-Element Arrangements

The Corporation evaluates each contract to determine if the contract is a multiple-element arrangement requiring different accounting treatments for varying components of the contract. If a contract is deemed to have separate units of accounting, the Corporation allocates arrangement consideration based on their relative selling price and the applicable revenue recognition criteria are considered separately for each of the separate units of accounting. The Corporation accounts for each contract element when delivered. During 2012 and 2011, the Corporation delivered both professional services and equipment under a lease arrangement. The equipment leased under the contracts is highly customized and specialized to perform specific seismic surveying operations.

The Corporation uses its best estimate of selling price when allocating multiple-element arrangement consideration. In estimating its selling price for the leased equipment, the Corporation considers the cost to acquire the equipment, profit margin for similar arrangements, customer demand, effect of competitors on the Corporation’s equipment, and other market constraints.

Lease Income

As a result of the terms of its contracts the Corporation may bill for the use of its equipment as part of the billing for its services. One of the Corporation’s contracts with a customer had such unique equipment needs that the equipment was separately listed and a composite rate established for all the equipment in the service contract. This contract was written such that the rate payment will be made even if the customer elects not to continue with the Corporation’s other services. This contract reserves the use of this equipment solely for the customer for the first three years. The carrying value of leased equipment included in property and equipment as of December 31, 2012 and 2011 was $28,763, and $26,035 respectively, net of accumulated depreciation of $5,067 and $342, respectively. Equipment fee income, included in revenue, as a result of this contract was $6,494, $1,503 and $0 for the years ended December 31, 2012, 2011 and 2010, respectively. Future required fees payable by the customer (exclusive of deferred revenue), embedded in this contract relate to equipment payments as follows:

2013	$4,668
2014	3,559
Total	$8,227

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012, 2011 and 2010
(In thousands, except as otherwise noted)

NOTE 2 — BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES  – (continued)

g) Leases

In accordance with applicable guidance, the Corporation classifies leases as capital leases if they meet certain specified criteria. Assets held under capital leases are recorded at lower of the net present value of minimum lease payments or fair value of the leased asset at the inception of the lease. Amortization expense is recognized using the straight-line method over the shorter of the estimated useful life of the asset or the term of the related lease and is included in depreciation expense. All other leases are accounted for as operating leases where the cost of the rental of the property is expensed throughout the term of the lease.

h) Property and Equipment

Property and equipment is capitalized at historical cost and depreciated over the useful life of the asset. Property and equipment under capital leases are stated at the present value of minimum lease payments.

Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives of the assets or the lesser of the lease term, as applicable. Management’s estimation of this useful life is based on circumstances that exist in the seismic industry and information available at the time of the purchase of the asset. Repairs and maintenance, which are not considered betterments and do not extend the useful life of property, are charged to expense as incurred.

When property and equipment are retired or otherwise disposed of, the asset and accumulated depreciation or amortization are removed from the accounts and the resulting gain or loss is reflected in (gain) or loss on sale of assets.

i) Income Taxes

Prior to August 5, 2011, the Corporation operated as a limited liability company for federal and state purposes, and as a result was not subject to corporate income tax. However, for the wholly owned subsidiaries, income taxes were accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized using the liability method based on the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, operating losses and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In assessing whether deferred tax assets will be realized, management considers whether it is more likely than not that some portion or the entire deferred tax asset will not be realized.

A valuation allowance is provided, if necessary, to reserve the amount of net operating loss and tax credit carry forwards which the Corporation may not be able to use as a result of the expiration of maximum carryover periods allowed under applicable tax codes.

The Corporation applies a more likely than not threshold to the recognition and de-recognition of uncertain tax positions. The Corporation recognizes the amount of unrecognized tax benefit that has a greater than 50 percent likelihood of being ultimately realized upon settlement. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Corporation records interest related to unrecognized tax benefits in interest expense and penalties in income tax expense.

j) Long-Lived Assets

Long-lived assets, such as property and equipment, and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012, 2011 and 2010
(In thousands, except as otherwise noted)

NOTE 2 — BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES  – (continued)

possible impairment, the Corporation first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its Fair Value. Fair Value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary.

k) Foreign Exchange Gains and Losses

The Corporation’s reporting currency is the U.S. dollar (“USD”). For foreign subsidiaries and branches using the local currency as their functional currency, assets and liabilities are translated at exchange rates in effect at the balance sheet dates. Revenues and expenses of these foreign subsidiaries are translated at average exchange rates for the period. Equity is translated at historical rates, and the resulting cumulative foreign currency translation adjustments resulting from this process are included as a component of accumulated other comprehensive income (loss). Therefore, the USD value of these items in the financial statements fluctuates from period to period, depending on the value of the USD against these functional currencies. Exchange gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved are included in the consolidated statements of income and comprehensive income as foreign exchange gain (losses). For the foreign subsidiaries and branches using USD as their functional currency (Bolivia and Peru), the local currency operations are re-measured to USD. The re-measurement of these operations is included in the consolidated statements of income and comprehensive income as foreign exchange gain (losses).

The unrealized foreign currency exchange gain (loss) included in accumulated other comprehensive income was $356, ($610) and $85 at December 31, 2012, 2011 and 2010, respectively.

l) Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources, are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

In the ordinary course of business, the Corporation can be involved in legal proceedings involving contractual and employment relationships, liability claims, and a variety of other matters. As of December 31, 2012 and 2011, the Corporation does not have any legal proceedings that would have a material impact on its financial position or results of operations.

m) Goodwill and Intangible Assets

Goodwill represents the excess of costs over the fair value of assets acquired in the Datum Exploration Ltd. (“Datum”) acquisition (Note 5). Goodwill and other intangible assets acquired in a purchase business combination and determined to have indefinite life are not amortized but instead are tested for impairment at least annually. The Corporation’s annual assessment date is July 31st of each year. The following two step process is performed to test goodwill:

The Fair Value of a reporting unit is compared to its carrying value, including goodwill. If the Fair Value of a reporting unit exceeds its carrying amount, goodwill of the unit is not considered impaired, and thus the second step of the impairment test is not necessary. If the carrying amount of a reporting unit exceeds its Fair Value, the second step of the goodwill impairment test shall be performed to measure the amount of impairment loss, if any.

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012, 2011 and 2010
(In thousands, except as otherwise noted)

NOTE 2 — BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES  – (continued)

The second step compares the implied Fair Value of reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of a reporting unit’s goodwill exceeds the implied Fair Value of that goodwill, an impairment loss will be recognized in an amount equal to that excess. The loss recognized cannot exceed the carrying amount of goodwill.

In September 2011, the FASB issued ASU No. 2011-08, “Testing Goodwill for Impairment,” which amends Accounting Standards Codification 350 “Intangibles — Goodwill and Other.” This update permits entities to make a qualitative assessment of whether a reporting unit’s Fair Value is, more likely than not, less than its carrying amount. If an entity concludes it is more likely than not that the fair value of a reporting unit is greater than its carrying amount, the entity is not required to perform the two-step impairment test for that reporting unit. The update is effective for annual interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011, with early adoption permitted. This update did not have a material impact on the Corporation’s financial statements, as the Corporation chose to perform a quantitative analysis as of July 31, 2012.

Intangible assets include customer relationships and are recorded at cost. Intangible assets are amortized over their estimated useful lives of 13 years.

There were no events subsequent to Corporation’s annual assessment date which would have resulted in an impairment of its Goodwill or Intangible assets.

n) Comprehensive Income

Comprehensive income includes net income as currently reported and also considers the effect of additional economic events that are not required to be recorded in determining net income but are rather reported as a separate component of stockholders’ equity. The Corporation reports foreign currency translation gains and losses as a component of comprehensive income.

In June 2011, the FASB issued ASU No. 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income,” to require an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. ASU 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of equity. This update does not change what items are reported in other comprehensive income or the requirement to report reclassification of items from other comprehensive income to net income. However, in December 2011, the FASB issued ASU No. 2011-12, “Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05,” that deferred the specific requirement within ASU 2011-05 to present on the face of the financial statements items that are reclassified from accumulated other comprehensive income to net income separately with their respective components of net income and other comprehensive income. Entities should continue to report reclassifications out of accumulated other comprehensive income using guidance in effect before ASU 2011-05 was issued. ASU 2011-05 is effective in the first quarter of fiscal 2013, with earlier adoption permitted. The Corporation has elected to adopt both standards with the December 31, 2012 annual report, applied retrospectively, and its adoption did not have a material effect on the financial statements.

o) Fair Value Measurements

The Corporation follows ASC 820, “Fair Value Measurements and Disclosures”, as it relates to financial assets and liabilities, which defines Fair Value, establishes a framework for measuring Fair Value under U.S. GAAP and expands disclosures about Fair Value measurements. The provisions of this standard apply to

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012, 2011 and 2010
(In thousands, except as otherwise noted)

NOTE 2 — BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES  – (continued)

other accounting pronouncements that require or permit Fair Value measurements. This guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Hierarchical levels, as defined in this guidance and directly related to the amount of subjectivity associated with the inputs to fair valuations of these assets and liabilities, are as follows:

Level 1 — Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2 — Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted process for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g. interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3 — Inputs that are both significant to the fair value measurement and unobservable. Unobservable inputs reflect the Corporation’s judgment about assumptions market participants would use in pricing the asset or liability estimated impact to quoted market prices.

The Corporation’s financial instruments include cash and cash equivalents, accounts receivable, other current assets, accounts payable, accrued liabilities and the notes payable. Due to the short-term maturities of each or the contractual interest rate, the carrying amounts approximate fair value at the respective balance sheet dates.

In May 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards,” to provide a consistent definition of Fair Value and ensure that the Fair Value measurement and disclosure requirements are similar between U.S. GAAP and International Financial Reporting Standards. ASU 2011-04 changes certain Fair Value measurement principles and enhances disclosure requirements, particularly for Level 3 Fair Value measurements. The enhanced disclosures and Fair Value measurement principles were effective as of January 1, 2012. The adoption of this guidance did not have a material impact on the financial statements.

The Corporation’s financial assets and liabilities measured at fair value as of December 31, 2012 and 2011 are notes payable and warrants. The fair value of the notes payable and warrants are based on Level 3 inputs based on an income and market approach.

p) Deferred Loan Issuance Cost

Deferred loan issuance costs includes deferred costs of $9,279, less accumulated amortization of $213, associated with the 2012 Credit Agreement, as discussed further in Note 11, are being amortized over the life of the debt. The amortization of debt issuance costs is included in interest expense using the effective interest expense method.

q) Credit Agreement Discount

The discount associated with the 2012 Credit Agreement (see Note 11) is being amortized over the life of the debt. The amortization of debt discount is included in interest using the effective interest expense method. The balance sheet includes the original discount of $622, less accumulated amortization of $15.

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012, 2011 and 2010
(In thousands, except as otherwise noted)

NOTE 2 — BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES  – (continued)

r) Share-Based Compensation

The Corporation records the grant date Fair Value of share-based compensation arrangements as compensation cost using a straight-line method over the service period. Share-based compensation is expensed based on the nature of the employee’s activity.

NOTE 3 — RESTATEMENT

Certain balances in the 2011 and 2010 financial statements have been restated to correct misstatements in the prior accounting and presentation used by the Corporation in its financial statements, as follows:

•	In jurisdictions in which taxes are based on a percentage of revenues, the Corporation erroneously reported certain taxes paid as “Other expenses” rather than within “Provision for income taxes.” To correct the misstatement, $525 and $3,494 recorded previously as “Other expense, net” was reclassified to “Provision for income taxes” in the 2011 and 2010 financial statements, respectively;
•	In 2010, a sale of fixed assets occurred between two subsidiaries. In the original accounting for that sale, the assets were recorded on the acquiring subsidiary’s books at fair value, rather than historical cost, resulting in over-valued fixed assets as of December 31, 2010, 2011, and 2012, as well as an inappropriate gain on sale recorded in the year ended December 31, 2010. The previously-recorded gain on sale, as well as the increase in value of the fixed assets, in the amount of $515 have been eliminated in the restated 2010 financial statements. In addition, the misstatement resulted in a carryforward reduction of “Retained earnings” and “Property and equipment” in the amount of $515 in the 2011 and 2012 financial statements;
•	The Corporation erroneously reported expenses of $525 as Direct operating expenses when these expenses should have been classified as Selling, general and administrative expenses. The effect of the correction was to increase “Selling, general and administrative expenses” and to decrease “Direct operating expenses” in the 2010 financial statements;
•	The Corporation erroneously reported revenue of $2,555 for certain transactions that did not meet revenue recognition requirements under U.S. GAAP in the 2010 financial statements. The requirements to recognize these revenue transactions were met in fiscal 2011. The effects of the correction were to reduce “Revenue” by $2,555, with a corresponding increase in deferred revenue, in the 2010 financial statements. In addition, the effect of the correction was to increase “Revenue” by $2,555 and increase “Provision for income tax” by $200 in the 2011 financial statements.
•	The Corporation erroneously reported certain intercompany revenue transactions in the 2010 financial statements which were not eliminated in consolidation. The effects of the correction were to eliminate $3,175 of revenues previously recorded as “Revenues from services” and “Direct operating expenses” in the 2010 financial statements;
•	The Corporation erroneously reported foreign currency adjustments related to intercompany transactions in its 2010 financial statements for certain transactions denominated in a currency different than the Corporation's functional currency. The effects of this correction was to decrease “Revenues from services” by $1,000, increase “Foreign exchange gain” by $600, decrease “Provision for income tax” by $200, and increase “Income and other taxes payable” by $200 in the 2010 financial statements; and

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012, 2011 and 2010
(In thousands, except as otherwise noted)

NOTE 3 — RESTATEMENT  – (continued)

•	In 2010, the Corporation originally presented a non-cash disclosure relating to an asset disposal due to reclassification as an operating lease. This non-cash disclosure was removed from the restated Statement of Cash flows as there was an error in the original accounting for a capital lease.

The effects of the restatement on the Corporation’s financial statements as of and for the year ended December 31, 2011 and 2010 are summarized in the table below. The 2012 financial statements also have been revised to record the carryforward impact of certain errors resulting from the 2011 and 2010 restatements, discussed above. The aggregate impact of these corrections to the 2012 financial statements decreased “Property and equipment,” “Retained earnings,” “Total equity” and “Total liabilities and equity” each by $515. Additionally, the 2012 cash flow statement was revised to correct the components of cash provided by (used in) financing activities by increasing “Principal borrowings on notes payable” and “Repayments on notes payable” in the 2012 financial statements by $13,027. Total cash provided by financing activities was not impacted by this correction to the 2012 financial statements. All adjustments to the 2012 financial statements were considered immaterial, both individually and in the aggregate, to those financial statements taken as a whole.

CONSOLIDATED BALANCE SHEET

	2011
	Previously Reported	Adjustment	As Restated
Property and equipment, net	$41,583	$(515)	$41,068
Retained earnings	$12,856	$(515)	$12,341
Total equity	$14,133	$(515)	$13,618
Total liabilities and equity	$94,134	$(515)	$93,619

CONSOLIDATED STATEMENTS OF INCOME

	2011			2010
	Previously Reported	Adjustment	As Restated	Previously Reported	Adjustment	As Restated
Revenue from services	$178,210	$2,555	$180,765	$140,521	$(6,729)	$133,792
Direct operating expenses				$118,938	$(3,700)	$115,238
Gross profit	$26,592	$2,555	$29,147	$21,583	$(3,029)	$18,554
Selling, general and administrative expenses				$6,865	$525	$7,390
Gain on sale of assets				$(515)	$515	$0
Income from operations	$10,287	$2,555	$12,842	$15,056	$(4,069)	$10,987
Other expense, net	$(66)	$525	$459	$(3,823)	$3,494	$(329)
Foreign exchange loss, net				$(262)	$599	$337
Total other expense, net	$(540)	$525	$(15)	$(4,759)	$4,093	$(666)
Income before income taxes	$9,747	$3,080	$12,827	$10,297	$24	$10,321
Provision for income taxes	$2,994	$325	$3,319	$1,206	$3,294	$4,500
Net income	$6,753	$2,755	$9,508	$9,091	$(3,270)	$5,821
Comprehensive income	$6,058	$2,755	$8,813	$9,116	$(3,270)	$5,846

The restatements noted above had no impact on total net operating, investing, or financing cash flows for 2011 or 2010.

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012, 2011 and 2010
(In thousands, except as otherwise noted)

NOTE 4 — SIGNIFICANT RISKS AND UNCERTAINTIES INCLUDING BUSINESS AND CREDIT CONCENTRATIONS

The Corporation’s primary market risks include fluctuations in oil and gas commodity prices which affect demand for and pricing of services. All of the Corporation’s customers are involved in the oil and natural gas industry, which expose the Corporation to credit risk because the customers may be similarly affected by changes in economic and industry conditions. Further, the Corporation generally provides services and extends credit to a relatively small group of key customers that account for a significant percentage of accounts receivable of the Corporation at any given time. Due to the nature of the Corporation’s contracts and customers’ projects, the largest customers can change from year to year and the largest customers in any year may not be indicative of the largest customers in any subsequent year. If any key customers were to terminate their contracts or fail to contract for future services due to changes in ownership or business strategy or for any other reason, the Corporation’s results of operations could be affected.

The Corporation has cash in banks, including restricted cash, which, at times, may exceed insured limits, established in the United States and foreign countries. The Corporation has not experienced any losses in such accounts and management believes it is not exposed to any significant credit risk on cash and short-term investments.

The Corporation conducts operations outside the United States, which exposes the Corporation to market risks from changes in foreign exchange rates (see Note 18).

NOTE 5 — ACQUISITION

In August 2011, the Corporation acquired 100% of the outstanding common stock of Datum for cash and share consideration valued at $5,704 (Canadian Dollar, or C$5,625). The cash consideration paid was $1,141 (C$1,125) at closing and $380 (C$375) paid on each of October 15, 2011, January 15, 2012 and April 15, 2012. The share consideration was in the form of common shares issued by a wholly-owned Canadian subsidiary of the Corporation. These common shares are exchangeable for common shares of the Corporation on a one for one basis and are discussed further in Note 15. Datum was a geophysical services company offering seismic data acquisition services to the oil and gas industry in Canada. The acquisition of Datum provided the Corporation with a significant business expansion into the Canadian market.

The acquisition date fair value of the total consideration, net of the $199 cash acquired, consisted of the following:

Cash	$942
Deferred acquisition consideration	1,141
Issuance of 48,793 exchangeable shares in the Corporation’s common stock valued at a price of $70.13 per share	3,422
Total consideration, net of cash acquired	$5,505

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012, 2011 and 2010
(In thousands, except as otherwise noted)

NOTE 5 — ACQUISITION  – (continued)

The operating results of Datum are included in the consolidated financial statements the day following the acquisition date. The acquisition of Datum was accounted for by the purchase method, with the purchase price being allocated to the fair value of assets purchased and liabilities assumed. The following table summarizes the fair value of the assets acquired and liabilities assumed at the acquisition date, net of cash acquired:

Account receivables	$50
Prepaid expenses	64
Total current assets	114
Property and equipment	2,445
Deferred tax assets	320
Intangible assets	1,680
Goodwill	2,332
Total assets acquired	6,891
Current liabilities	229
Lease payable – short-term	127
Total current liabilities	356
Lease payable – long-term	222
Deferred tax liability	808
Total liabilities assumed	1,386
Net assets acquired	$5,505

The fair value of the exchangeable shares issued as part of the consideration paid for Datum was determined on the basis of the estimated fair market value of the Corporation’s common shares on the acquisition date. In order to determine the fair value of the identified intangible assets, the Corporation engaged a third party valuation specialist who used an income and market approach weighted toward staying private based on prospective financial data and other assumptions. The allocation of the purchase price included the acquisition of equipment. The Corporation determined the fair value for the equipment using a third-party appraisal. For all other assets acquired and liabilities assumed, the recorded fair value was determined by the Corporation’s management and represents an estimate of the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants.

The strategic benefits of the acquisition included the combined corporations increased scale, immediate access to the Canadian market, acquisition of highly trained technical staff and expected synergies from combining the operations of both entities. These factors contributed to the goodwill that was recorded upon consummation of the transaction. None of the goodwill recognized is expected to be deductible for income tax purposes.

Acquired intangible assets from the Datum acquisition related to the following:

	Weighted Average Useful Life	Fair Value at Acquisition Date
Customer relationships	13 years	$1,680

The customer relationships were valued under the multi-period excess earnings method by a third-party valuation specialist. Costs associated with the acquisition of Datum totaled $193 and were included in selling, general and administration expenses for the year ended December 31, 2011.

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012, 2011 and 2010
(In thousands, except as otherwise noted)

NOTE 6 — PROPERTY AND EQUIPMENT

Property and equipment is comprised of the following at December 31, 2012 and 2011:

	Estimated Useful Life	2012	2011
Field operating equipment	3 - 10 years	$82,798	$41,892
Vehicles	3 - 5 years	2,408	2,632
Leasehold improvements	2 - 5 years	473	182
Software	3 - 5 years	1,063	1,090
Computer equipment	3 - 5 years	4,080	4,280
Office equipment	3 - 5 years	864	903
		91,686	50,979
Less: Accumulated depreciation and amortization		(21,230)	(9,911)
Total		$70,456	$41,068

The Corporation reviews the useful life and residual values of property and equipment on an ongoing basis considering the effect of events or changes in circumstances.

Total depreciation for the years ended December 31, 2012, 2011 and 2010 was $12,131, $4,030 and $3,493 respectively, of which $11,411, $3,840 and $3,316 respectively, was recorded in direct operating expenses and $720, $190 and $177 respectively, was recorded in depreciation and amortization.

NOTE 7 — INTANGIBLE ASSETS AND GOODWILL

The carrying amounts of intangible assets at December 31, 2012 and 2011 are as follows:

	2012	2011
Customer relationships acquired	$1,684	$1,647
Less: Accumulated amortization	(206)	(80)
Balance at December 31,	$1,478	$1,567

Amortization expenses included in direct operating expenses in the accompanying statements of income and comprehensive income for the years ended December 31, 2012, 2011 and 2010 were $126, $80 and $0, respectively.

Amortization expense for the next five years is as follows:

2013	$126
2014	126
2015	126
2016	126
2017	126
Thereafter	848
Total	$1,478

The Corporation’s goodwill balance at December 31, 2012 and 2011 was as follows:

	2012	2011
Datum acquisition	$2,306	$2,246

The differences in the amounts of goodwill and customer relationships between the years relate to foreign currency translations.

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012, 2011 and 2010
(In thousands, except as otherwise noted)

NOTE 8 — PREPAID EXPENSES

Prepaid expenses at December 31, 2012 and 2011 include the following:

	2012	2011
Prepaid other taxes	$3,610	$1,774
Reimbursable expenses	—	44
Advances to suppliers	2,158	334
Employee receivable	191	44
Prepaid VAT tax	2,104	22
Deposits	490	234
Other	—	137
Total	$8,553	$2,589

NOTE 9 — ACCRUED LIABILITIES

Accrued liabilities at December 31, 2012 and 2011 include the following:

	2012	2011
Accrued supplier expenses	$3,910	$1,070
Accrued series A convertible preferred dividends	894	537
Accrued interest payable	—	252
Deferred Datum acquisition consideration	—	760
Other	631	104
Total	$5,435	$2,723

NOTE 10 — LEASES

(a) Capital Leases

The Corporation leases certain machinery and equipment under agreements that are classified as capital leases. Assets held under capital leases are recorded at the lower of the net present value of minimum lease payments or fair value of the leased asset at the inception of the lease. Amortization expense is recognized using the straight-line method over the shorter of the estimated useful life of the asset or the term of the related lease and is included in depreciation expense.

As of December 31, 2012, the future minimum lease payments required under the capital leases and the present value of the net minimum lease payments, are as follows:

Year Ending December 31,	Amounts
2013	$1,320
2014	610
2015	175
2016	85
2017	—
Total minimum lease payments	2,190
Less: Amount representing interest	(318)
Present value of net minimum lease payments	1,872
Less: Current maturities of capital lease obligations	(818)
Long-term capital lease obligations	$1,054

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012, 2011 and 2010
(In thousands, except as otherwise noted)

NOTE 10 — LEASES  – (continued)

Assets recorded under capital leases and included in property and equipment in the Corporation’s Balance Sheet consist of the following at December 31, 2012 and 2011:

	2012	2011
Field operating equipment	$1,934	$2,257
Vehicles	204	210
Computer equipment	274	262
Office equipment	142	56
	2,554	2,785
Less: Accumulated amortization	(580)	(73)
	$1,974	$2,712

(b) Operating Leases

The Corporation also has several non-cancelable operating leases, primarily for office, warehouse space, and corporate apartments that are set to expire over the next six years. These leases generally contain renewal options for a one year period and require the Corporation to pay all executory costs such as maintenance and insurance.

Minimum rent payments under operating leases are recognized on a straight-line basis over the term of the lease including any periods of free rent. Rental expense for operating leases (except those with lease terms of a month or less that were not renewed) for the years ended December 31, 2012, 2011 and 2010 was $1,801, $920 and $912 respectively.

As of December 31, 2012, future minimum lease payments under non-cancelable operating leases (with initial or remaining lease terms in excess of one year) were:

2013	$2,654
2014	723
2015	259
2016	6
2017	4
Total	$3,646

NOTE 11 — NOTES PAYABLE

a) Notes Payable

Notes payable at December 31, 2012 and 2011 consist of the following:

	2012	2011
Amount outstanding under Credit Agreement	$79,900	$—
Loans payable to various financial institutions	—	5,224
Unamortized loan discount	(607)	—
Net loan	79,293	5,224
Bank overdraft	—	101
Loans from third party	—	98
Total notes payable	79,293	5,423
Loan payable to Encompass LLP – related party	—	1,917
Loan payable to CLCH – related party	53	53
Total notes payable to related parties	53	1,970
Total notes payable	$79,346	$7,393

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012, 2011 and 2010
(In thousands, except as otherwise noted)

NOTE 11 — NOTES PAYABLE  – (continued)

All of the Corporation’s outstanding debt in 2011 and 2012 as described below was paid off from proceeds of the 2012 Credit Agreement (defined below) prior to December 31, 2012 except for the loan payable to CLCH that was paid off in February, 2013.

The Corporation had ten bank loans with various financial institutions in Colombia that were used to fund short-term working capital requirements, included in notes payable (the “Colombia Loans”). The Colombia Loans had maturity dates in 2012 and interest rates that ranged between 8.2% and 13.87%. The Colombia Loans were repaid in full in December 2012.

During 2012, the Corporation entered into additional short-term working capital loans with five financial institutions in Colombia for an aggregate amount of $8,698. These loans had maturity dates between October 2012 and June 2013 with interest rates between 6.8% and 13.5% and were partially secured by Colombian accounts receivable, with an average interest rate of 9.24%, 9.61% and 10.18% for the years ending December 31, 2012, 2011 and 2010, respectively. All of these Colombian loans were repaid in full in December 2012.

The Corporation entered into two loan agreements with entities owned by stockholders of the Corporation to fund working capital needs. The agreement with Encompass LLP (“Encompass”) was entered by the Corporation on January 1, 2009 for a maximum credit line of $3,000. The line carried an annual interest rate of 15% and was due on demand. The Corporation had $1,917 outstanding under this credit line and accrued and unpaid interest of $211 as of December 31, 2011. There was no outstanding balance on this credit line on December 31, 2012, and the line has been cancelled. The agreement with CLCH was entered by the Corporation on January 1, 2009 for a maximum credit line of $3,000 and carried an annual interest rate of 8.5% and was due on demand. The Corporation had $53 outstanding under this credit line as of December 31, 2011. As of December 31, 2012, the outstanding balance was $53. The credit line has been closed and the balance of this loan was paid off in February 2013.

The Corporation also had a loan with a third-party dated September 31, 2011 related to the purchase of equipment with an original balance of $162 (C$ 157). The loan was secured by the equipment, was due in monthly installments of $21 (C$20) and carried an annual interest rate of 8.25%. The loan matured May 15, 2012, and was paid in full in December 2012.

The Corporation also had a line of credit with Royal Bank of Canada (“RBC”) with a borrowing limit of $2,500 and annual interest rate of prime plus 1.25%. As of December 31, 2011, the Corporation had $0 balance outstanding. In July 2012, this line of credit was closed.

On January 1, 2012, the Corporation entered into a Promissory Note for working capital purposes in the principal amount of $375 at an annual interest rate of 9% with a stockholder of the Corporation. The note was paid in full in December 2012.

On July 3, 2012, NES LLC, a wholly-owned subsidiary of the Corporation, as Issuer and the Corporation as a Guarantor, entered into a Note Purchase Agreement with Prudential Capital Group for the issuance of secured promissory notes in the principal amount of $15,000 at an interest rate of 8.75% per annum (the “NES Note”). The NES Note was secured by field operating equipment and was to mature November 1, 2015. This loan was repaid in full in December 2012.

On July 6, 2012, SAExploration (Canada) Ltd., a wholly-owned subsidiary of the Corporation, as Issuer and the Corporation as a Guarantor, entered into a Note Purchase Agreement with Prudential Capital Group for the issuance of secured promissory notes in the principal amount of $5,000 at an interest rate of 8.75% per annum (the “Canadian Note”). The Canadian Note was secured by certain field operating equipment and was to mature July 1, 2016. The Canadian Note was paid in full in December 2012. The two above Prudential notes

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012, 2011 and 2010
(In thousands, except as otherwise noted)

NOTE 11 — NOTES PAYABLE  – (continued)

had a prepayment fee of $2,209, which was paid in December 2012 and charged to loan prepayment fee in the statements of income and comprehensive income.

b) 2012 Credit Agreement

On November 28, 2012, the Corporation entered a long term Credit Agreement for $80,000 with various lenders and CP Admin Co LLC, as the administrative agent (the “2012 Credit Agreement”). Of the proceeds from this transaction, approximately $40,000 retired all the debt described above and funded the financing costs, and approximately $40,000 provided cash for future capital expenditures.

The 2012 Credit Agreement is collateralized by all of the assets of the Corporation.

Interest on borrowing under the 2012 Credit Agreement is 13.5% per annum. The Corporation may elect to pay up to 2.5% of the interest as a payment in kind (“PIK”); the PIK amount of the interest is added to the balance on the loan. Principal repayment on this loan was $100 on December 31, 2012, and is $200 every calendar quarter thereafter on the last day of the quarter until September 30, 2016. The balance of the loan, including any PIK additions to the balance, is due on November 28, 2016. The Corporation did not elect to pay interest as a PIK during the year ended December 31, 2012.

As part of this transaction, warrants were issued for 1% of the “Common Stock Deemed Outstanding” of the Corporation upon exercise, which takes into account any securities or contract of a dilutive nature which are exercisable. The debt was recorded, net of discount, $622, for $79,378. See Note 13 — Warrants.

Cost associated with the issuance of the 2012 Credit Agreement, in amount of $9,279 is being amortized to interest expense over the life of the 2012 Credit Agreement using the effective interest rate method. The total amount of amortization of the debt cost and discount for the year ending December 31, 2012 was $213.

The following table represents the future principal payments for the 2012 Credit Agreement per year, as of December 31, 2012:

2013	$800
2014	800
2015	800
2016	77,500
$79,900

Significant negative covenants include:

Capital expenditures are limited as follows for the respective years:

Fiscal Year Ending December 31,	Authorized Capital Expenditure
2012	$42,500
2013	$47,500
2014	$22,500
2015	$22,500
2016	$42,500

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012, 2011 and 2010
(In thousands, except as otherwise noted)

NOTE 11 — NOTES PAYABLE  – (continued)

Debt Service Ratio is consolidated EBITDA (earnings before income taxes, depreciation and amortization) divided by consolidated debt service (cash interest payments plus the scheduled principal payments on all outstanding debt, including capital lease obligations). This required ratio computed on a fiscal quarter ranges as follows for the respective years:

Fiscal Year Ending December 31,	Debt Service Coverage Ratio
2013	3.25
2014	3.50 - 3.75
2015	4.00
2016	4.00

Net Leverage Ratio is consolidated Net Indebtedness (all outstanding debt, capital lease obligations, unused letters of credit and contingent obligations less cash and cash equivalents) divided by consolidated EBITDA. The required ratio computed on a fiscal quarter ranges as follows for the respective years:

Fiscal Year Ending December 31,	Net Leverage Ratio
2013	2.25 - 2.00
2014	1.75 - 1.25
2015	1.25
2016	1.25

Total Leverage Ratio is consolidated Indebtedness (all outstanding debt, capital lease obligations, unused letters of credit and contingent obligations) divided by consolidated EBITDA. The required ratio computed on a fiscal quarter ranges as follows for the respective years;

Fiscal Year Ending December 31,	Total Leverage Ratio
2013	2.50 - 2.25
2014	2.25 - 1.75
2015	1.75
2016	1.75

The Fair Value of the 2012 Credit Agreement was based on similar market prices for similar issues of debt of similar remaining maturities. The carrying value of the 2012 Credit Agreement is $79,293 net of discount. The Corporation estimated the Fair Value of the 2012 Credit Agreement as $79,900, its gross carrying value at December 31, 2012.

At December 31, 2012, the Corporation was in compliance with the covenants of the 2012 Credit Agreement.

NOTE 12 — INCOME TAXES

Income before income taxes attributable to U.S. (including its foreign branches) and foreign operations for the years ending December 31, 2012, 2011 and 2010 are as follows:

	2012	2011	2010
U.S.	$4,554	$4,747	$—
Foreign	6,875	8,080	10,321
Total	$11,429	$12,827	$10,321

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012, 2011 and 2010
(In thousands, except as otherwise noted)

NOTE 12 — INCOME TAXES  – (continued)

The provision for income taxes shown in the consolidated statements of income and comprehensive income consists of current and deferred expense (benefit) for the years ending December 31, 2012, 2011 and 2010 are as follows:

	2012	2011	2010
Current tax expense:
U.S. – federal and state	$161	$—	$—
Foreign	2,849	3,796	5,634
Total current expense	3,010	3,796	5,634
Deferred tax expense (benefit):
U.S. – federal and state	(1,711)	(99)	—
Foreign	145	(378)	(1,134)
Total deferred benefit	(1,566)	(477)	(1,134)
Total provision for income taxes	$1,444	$3,319	$4,500

The Corporation elected to convert from a limited liability company that was taxed like a partnership to a C-corporation on August 5, 2011. The differences between the basis in its assets for U.S. GAAP purposes and that for tax purposes at the time of the conversion were de minimis, so no deferred tax asset or liability was recognized upon the conversion. The Corporation was not directly subject to tax during the period from January 1, 2011 to August 4, 2011, when it was a limited liability company. A reconciliation of the income tax provision expected at the federal statutory rate to the effective rate is as follows:

	2012	2011	2010
Expected tax provision at 35%, 35% and 34% for the years ended December 31, 2012, 2011 and 2010, respectively	$4,000	$4,489	$3,509
Effect of income attributable to the period not directly subject to tax	—	(2,551)	(2,347)
Effects of expenses not deductible for tax purposes	624	445	—
(Decrease) increase in valuation allowance on net deferred tax assets	(1,747)	668	1,108
Effects of differences between US and foreign tax rates, net of federal benefit, and other	(1,433)	268	2,230
Provision for income taxes	$1,444	$3,319	$4,500

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012, 2011 and 2010
(In thousands, except as otherwise noted)

NOTE 12 — INCOME TAXES  – (continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2012 and 2011 are presented below:

	2012	2011
Current deferred tax assets:
Deferred charges	$74	$599
Deferred revenue	—	1,295
Accrued expenses – related party	346	357
Accruals not currently deductible	482	54
Total current deferred tax assets	902	2,305
Non-current deferred tax assets:
Deferred revenue	2,327	2,186
Restricted stock	8	—
Capital lease obligation	424	659
Foreign tax credit and AMT Credit	2,386	—
Net operating loss carry forwards	5,433	6,829
Total non-current deferred tax assets	10,578	9,674
Total deferred tax assets	11,480	11,979
Less: Valuation allowance	(29)	(1,776)
Deferred tax assets, net	11,451	10,203
Current deferred tax liabilities:
Other receivables	—	(35)
Total current deferred tax liabilities	—	(35)
Non-current deferred tax liabilities:
Fixed assets	(8,798)	(9,051)
Intangible assets	(370)	(400)
Total non-current deferred tax liabilities	(9,168)	(9,451)
Net deferred tax assets	$2,283	$717

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Corporation has evaluated the available evidence and the likelihood of realizing the benefit of its net deferred tax assets. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. From its evaluation, the Corporation has concluded that based on the weight of available evidence, it is more likely than not to not realize the benefit of its deferred tax assets recorded in Peru and Canada at December 31, 2012 and 2011. Accordingly, the Corporation established a valuation allowance totaling $29 and $1,776, respectively, at December 31, 2012 and 2011 for the deferred tax assets in Canada, Brazil and Peru that more likely than not will not be realized. Should the factors underlying management’s analysis change, future valuation adjustments to the Corporation’s net deferred tax assets may be necessary. The valuation allowance was decreased by $1,747, increased by $668, and increased by $1,108, respectively, during the years ended December 31, 2012, 2011 and 2010. As of December 31, 2012 and 2011, the Corporation has $13,350 and $21,096 of US federal net operating losses that begin to expire in 2031.

The Corporation is subject to examination in all jurisdictions in which it operates. The Corporation is no longer subject to examination by the Internal Revenue Service or other foreign taxing authorities in which it files for years prior to 2009.

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012, 2011 and 2010
(In thousands, except as otherwise noted)

NOTE 12 — INCOME TAXES  – (continued)

The Corporation recognized expenses of $329, $323 and $146, respectively, related to uncertain tax positions existing as of December 31, 2012, 2011 and 2010 included in income tax expense. These unrecognized tax benefits relate to income tax contingencies in Colombia. The Colombian taxing authorities have a two year statute of limitations following the filing of the annual tax return to assess additional tax liability or request an amendment to a tax return.

The total amount of accrued interest and penalties included in accrued expenses as of December 31, 2012 and 2011 was $15 and $209, respectively. To the extent interest and penalties are assessed with respect to the uncertain tax positions, amounts accrued will be reflected as income tax expense.

NOTE 13 — WARRANTS

Two classes of liability warrants were issued in 2012 are convertible into an aggregate of 2% of SAExploration Holdings Inc. (SAE) common stock deemed outstanding at the time of the exercise, including any securities or contracts of a dilutive nature, whether or not exercisable at the time of the determination. It is estimated that at the time of the merger (Note 20) that 23,738 shares of the Corporation’s common stock will be issuable upon the conversion of the warrants as the number of shares issuable to the holders, however, the exact number will be fixed based on the number of shares of common stock deemed outstanding at the time of the merger. The fair value of the warrants issued is based on a third party valuation which used an income and market approach weighted for a merger or sale. The warrants have an exercise price of $0.01 a share.

The lenders pursuant to the senior credit facility hold warrants totaling 1% of SAE common stock deemed outstanding that have a cash settlement provision or “put option” that allows the warrant holders to ask for the fair value in cash once the debt is repaid. These warrants are exercisable at any time by the holders and are exercised automatically immediately prior to a capital reorganization or reclassification of SAE, the sale of all or substantially all of SAE’s assets or any merger or consolidation of SAE with or into another company. SAE intends to seek amendments to these warrants prior to the merger to provide that the warrants do not automatically exercise in connection with the merger with Trio and can remain outstanding following the merger (Note 20).

The remaining warrant is for 1% of SAE common stock deemed outstanding and does not have a cash settlement provision. This warrant is exercisable at any time at the option of the holder or at the option of SAE, and is not automatically exercised in connection with a reorganization, merger, sale or similar transaction.

NOTE 14 — CONVERTIBLE PREFERRED STOCK

As of December 31, 2012 and 2011, the outstanding shares of Series A Convertible Preferred Stock of the Corporation (the “Preferred Shares”) are presented outside of stockholders’ equity due to the characteristics described below. The holder of Preferred Shares is entitled to receive cumulative dividends at the rate of 10.5% per annum on the face value of the Preferred Shares, which are payable monthly commencing January 1, 2010. The distributions to holders of Preferred Shares are required to be paid prior to any distributions to the other shares in the Corporation and the shares of Preferred Stock have limited voting rights. The total face value of the Preferred Shares in the Corporation is one USD ($1.00) per share, or $5,000. The liquidation value of the Preferred Shares at December 31, 2012 and 2011 is equal to the face value plus any cumulative unpaid dividends.

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012, 2011 and 2010
(In thousands, except as otherwise noted)

NOTE 14 — CONVERTIBLE PREFERRED STOCK  – (continued)

At the option of the Corporation, the Preferred Shares may be redeemed by paying the holder of Preferred Shares the face value of the redeemed shares times the multiplier for the redemption date outlined in the table below, plus all dividends accrued, unpaid and accumulated thereon up to and including date of redemption (the “Redemption Price”).

Call Date	Redemption Multiplier
January 1 – December 31, 2011	1.41
January 1 – December 31, 2012	1.48
On or after January 1, 2013	1.56

At the end of each calendar year, commencing December 31, 2009, any holders of Preferred Shares may elect to sell up to 1,000,000 Preferred Shares to the Corporation for an amount equal to 100% of the face value of the Preferred Shares to be sold, times the put multiplier for the sale date, which is 1.25 for put dates on or after January 1, 2011, plus all dividends accrued, unpaid and accumulated thereon up to and including the date of redemption (the “Put Price”).

At any time after issuance of the Preferred Shares, and upon 30 days’ notice to the Corporation, the holders of Preferred Shares has the right to convert all or any part of its Preferred Shares to common stock of the Corporation. Upon receiving notice of the election, the Board of Directors must obtain an appraisal of the Corporation’s value to determine and establish a “fair market value” for the Corporation’s common stock. The holder of the Preferred Shares is entitled to receive shares of the Corporation’s common stock with a fair market value, as of the conversion date, equal to the stated value of the Preferred Shares being converted. The holder of the Preferred Stock has agreed not to exercise its conversion rights.

The Corporation has declared and accrued but not paid $894, $537, and $371 respectively, of dividends on the Preferred Shares for the years ended December 31, 2012, 2011 and 2010, (See Note 9). The following table represents the accrued, paid and unpaid dividends on the Preferred Shares as of December 31:

	2012	2011
January 1,	$537	$371
Accrual	525	525
Payment	(168)	(359)
December 31,	$894	$537

NOTE 15 — STOCKHOLDERS’ EQUITY

(a) Shares

The holders of the Corporation’s common shares are entitled to one vote per share, to receive dividends, and, upon liquidation or dissolution, are entitled to receive all assets available for distribution to stockholders after prepayment of the liquidation preference due to the holders of Preferred Shares. The holders have no preemptive or other subscription rights and there are no redemption or sinking fund provisions with respect to such shares. No dividends on common shares have been declared for the periods presented.

On August 16, 2011, the Corporation’s wholly-owned subsidiary, 1623753 Alberta Ltd. (“Exchangeco”), issued 48,793 exchangeable shares (“Exchangeable Shares”) as partial consideration for the acquisition of Datum (See Note 5). The Exchangeable Shares are exchangeable into common shares of the Corporation on a one-for-one basis in various circumstances described in Exchangeco’s articles of incorporation and the Exchange Rights Agreement dated August 16, 2011, as amended. The Exchangeable Shares were originally exchangeable into shares of SAExploration, Inc. and are now exchangeable into shares of SAExploration

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012, 2011 and 2010
(In thousands, except as otherwise noted)

NOTE 15 — STOCKHOLDERS’ EQUITY  – (continued)

Holdings, Inc. The Exchangeable Shares are exchangeable at any time by the holders of the shares, in part or in total. The holders of Exchangeable Shares are entitled to receive dividends if and when declared by the Board of Directors Exchangeco. Exchangeco is contractually obligated to pay dividends on the Exchangeable Shares which are equivalent to any dividends declared and paid on the common shares of the Corporation (and similarly, the Corporation has agreed it will not declare and pay a dividend on its common shares unless Exchangeco declares and pays an equal dividend on the Exchangeable Shares). The holders of common shares of Exchangeco are also entitled to receive dividends if and when declared by the board of directors of Exchangeco. The Board of Directors is able to declare dividends separately on Exchangeco’s two classes of shares, and there is no requirement to declare dividends equally on both classes (subject to the contractual obligation of Exchangeco to declare dividends equal to any dividends declared by the Corporation on its common shares). The holders of the Exchangeable Shares do not have voting rights in the Corporation.

The Exchangeable Shares, by virtue of the redemption and exchange rights attached to them and the provisions of certain agreements, provide the holders with the economic rights that are, as nearly as practicable, equivalent to those of a holder of shares of common stock of the Corporation. Accordingly, the Exchangeable Shares are included as part of the consolidated share capital of the Corporation. The Corporation has reserved and agreed to keep available common shares to satisfy the exchange rights of the Exchangeable Shares discussed above.

(b) Share-Based Compensation

With the consent of the Corporation’s stockholders and board of directors, effective November 20, 2012, the SAExploration Holdings, Inc. 2012 Stock Compensation Plan was established. The plan provided for the issuance of either restricted stock or incentive stock options up to a maximum of 125,020 shares. After adoption of this plan, 111,691 restricted shares were issued to certain employees of the Corporation, with five-year cliff vesting based on the anniversary date of the grant. No restricted shares under the plan were forfeited in 2012. It is currently estimated that the forfeiture rate will be 4.5%.

The time-vested restricted stock is valued on the date of grant based on a valuation that gives full consideration to the conversion features of the preferred shares. The restricted shares were valued based upon an independent valuation that considered a weighted income and market approach in estimating the fair value. The fair value of the restricted shares are recorded over the service period as par value and additional paid-in capital is adjusted in accordance with ASC 718-10-25.

A summary of the status of non-vested restricted shares at December 31, 2012, and changes during the year ended December 31, 2012, is presented below:

	Total Time-Vested Restricted Shares Outstanding	Weighted Average Award-Date Fair Value per Share
Non-vested restricted shares at January 1, 2012	—	—
Awarded	111,691	$10.18
Vested	—	—
Forfeited	—	—
Non-vested restricted shares at December 31, 2012	111,691	$10.18

The statement of income and comprehensive income includes $21 of expense related to the restricted stock plan for the year ended December 31, 2012. The unamortized value of $1,014 will be recognized over a weighted average life of 4.9 years.

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012, 2011 and 2010
(In thousands, except as otherwise noted)

NOTE 15 — STOCKHOLDERS’ EQUITY  – (continued)

(c) Corporation conversion

South American Exploration, LLC was formed on June 6, 2006. On August 5, 2011, South American Exploration, LLC completed a corporate conversion and established SAExploration, Inc., a Delaware corporation. As a result of this conversion, the former member units of the limited liability company were exchanged for equivalent shares of the new corporation. Members equity of $1,823 was reclassified as additional paid-in capital and retained earnings. On October 15, 2012 as part of a corporate restructuring, SAExploration Holdings, Inc. was formed and became the parent company for SAEploration, Inc. and its subsidiaries on November 26, 2012.

For purposes of these financials statements, the fiscal year 2010 presentation of retained earnings and members equity, within the statement of Stockholder’s equity, was reclassified to conform to the fiscal year 2011 and 2012 presentation.

NOTE 16 — RELATED PARTY TRANSACTIONS

From time to time, the Corporation enters into transactions in the normal course of business with related parties.

Jeff Hastings, the Corporation’s Chairman, individually and through his controlled company CLCH, LLC, the majority stockholder of the Corporation, periodically pays expenses on behalf of the Corporation, which the Corporation reimburses on a dollar-for-dollar basis as cash becomes available. During the year ended December 31, 2012, the Corporation reimbursed Mr. Hastings $1,100 in the aggregate. The largest aggregate amount of unreimbursed expenses during 2012 was $302. As of December 31, 2012, there was $109 in unreimbursed expenses paid by Mr. Hastings on behalf of the Corporation for operations; these expenses were recorded in “Direct operating expenses.”

The Corporation leases seismic equipment from Encompass and Seismic Management, LLP, pursuant to lease agreements executed in 2010. Brian A. Beatty, the Corporation’s President and CEO, together with his wife, owns a controlling interest in Encompass and owns all of the outstanding partnership interests in Seismic Management. The leases may be terminated by any party at any time. Aggregate rent paid by the Corporation to Encompass and Seismic Management was $1,326, $1,692 and $1,477 for the years ended December 31, 2012, 2011 and 2010, respectively.

NOTE 17 — EMPLOYEE BENEFITS

The Corporation offers a Retirement Registered Saving Plan for all eligible employees. The plan was started in fiscal 2011. The Corporation matches each employee’s contributions up to a maximum of 10% of the employee’s base salary or until the Canada Revenue Agency annual limit is reached. The maximum contribution limit for the years ended December 31, 2012 and 2011 were $23 and $22, respectively. For the years ended December 31, 2012 and 2011, the Corporation expensed matching contributions totaling of $325 and $31 respectively.

NOTE 18 — SEGMENT AND RELATED INFORMATION

The Corporation reports its contract seismic services operations as a single reportable segment: Contract Seismic Services. The consolidation of its contract seismic operations into one reportable segment is attributable to how the Corporation’s business is managed, and the fact that all of its seismic equipment is dependent upon the worldwide oil industry. The equipment operates in a single, global market for contract seismic services and is often redeployed globally due to changing demands of the Corporation’s customers, which consist largely of major non-U.S. and government owned/controlled oil and gas companies

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012, 2011 and 2010
(In thousands, except as otherwise noted)

NOTE 18 — SEGMENT AND RELATED INFORMATION  – (continued)

throughout the world. The Corporation’s contract seismic services segment currently conducts operations in North America, South America, and Southeast Asia.

The accounting policies of the Corporation’s reportable segment are the same as those described in the summary of significant accounting policies. The Corporation evaluates the performance of its operating segment based on revenues from external customers and segment profit. Revenues and identifiable assets on the Corporation’s single reportable segment, by country based on the location of the service provided, is shown in the following table.

	Revenues Year Ended December 31,			Identifiable Assets (As restated) As of December 31,
	2012	2011 (As restated)	2010 (As restated)	2012	2011	2010
United States	$89,552	$36,599	$2,384	$49,895	$28,749	$—
Bolivia	27,486	5,003	—	826	180	—
Canada	32,508	15,230	—	18,590	9,576	—
Colombia	53,207	59,643	44,724	4,477	4,560	4,117
Peru	37,884	25,871	59,629	1,001	1,580	3,042
Brazil	—	—	—	12	—	—
New Guinea	10,792	38,419	23,155	654	888	700
New Zealand	5,930	—	—	232	—	—
Singapore	—	—	3,900	1,077	1,618	2,049
Total	$257,359	$180,765	$133,792	$76,764	$47,151	$9,908

For the year ended December 31, 2012, three customers individually exceeded 10% of the revenue which aggregated 56% of the Corporation’s 2012 revenues. Customer A revenue was $27.6 million, customer B revenue was $30.0 million and customer C revenue was $84.6 million.

For the year ended December 31, 2011, three customers individually exceeded 10% of the revenue which aggregated 68% of the Corporation’s 2011 revenues. Customer C revenue was $34.5 million, customer D revenue was $61.7 million and customer E revenue was $25.1 million.

For the year ended December 31, 2010, three customers individually exceeded 10% of the revenue which aggregated 75% of the Corporation’s 2010 revenues. Customer D revenue was $66.1 million, customer F revenue was $16.1 million and customer G revenue was $18.2 million.

NOTE 19 — FINANCIAL INSTRUMENTS

The following table presents the carrying amount and the estimated fair value of the Corporation’s financial instruments recognized at fair value on a recurring basis.

	December 31, 2012
	Carrying Amount	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Warrant Liabilities	$1,244	$—	$—	$1,244

The fair value of the Corporation’s warrant liabilities was a market approach, based on the valuation of an independent appraisal company.

The Corporation records its Credit Agreement at its carrying amount of $79,293 and estimated its fair value to be $79,900 as of December 31, 2012 using significant unobservable inputs (Level 3). The Corporation

SAExploration Holdings, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012, 2011 and 2010
(In thousands, except as otherwise noted)

NOTE 19 — FINANCIAL INSTRUMENTS  – (continued)

records its bank loans at their carrying amount of $5,423 and estimated their fair value to be $5,423 as of December 31, 2011 using significant unobservable inputs (Level 3). The Corporation records its notes payable to related parties at their carrying amount of $53 and $1,917 and estimated their fair value to be $53 and $1,970 as of December 31, 2012 and 2011, respectively using significant unobservable inputs (Level 3).

NOTE 20 — PENDING MERGER

On December 10, 2012, the Corporation entered an agreement with Trio Merger Corporation (“Trio”) for the merger of the Corporation into a wholly-owned subsidiary of Trio, subject to a number of conditions, including approval of the merger transaction by the Trio stockholders. Trio is a blank check company formed under the laws of Delaware on February 2, 2011, in order to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more business entities.

On June 24, 2011 and June 27, 2011, Trio concluded its initial public offering and private placement of shares for proceeds of $69,670.

Certain stockholders of Trio have agreed to grant certain members of the senior management of the Corporation an irrevocable proxy to vote a certain number of shares such that those members of the senior management of the Corporation will have 51% control. While Trio will be the legal acquirer, the Corporation will be the accounting acquirer because control will remain with the management and board members of the existing Corporation.

Once the merger is completed Trio will change its name to SAExploration Holdings, Inc.

Just prior to the merger, the Corporation may declare a special dividend of up to $15,000, subject to restrictions of the Credit Agreement and the merger agreement. The Corporation’s common share, exchangeable share and warrant holders will receive 6,448,413 shares of Trio common stock and the right to receive up to 992,064 additional shares of Trio common stock after the closing based on the achievement of specified earnings targets by the combined company for 2013 and 2014. They will also receive from Trio cash of $7,500 and a note for $17,500. The Preferred Shares of the Corporation will also be purchased by Trio for $5,000.

To provide a fund for payment to Trio with respect to its post-closing rights to indemnification under the merger agreement for breaches of representations and warranties and covenants by the Corporation and its stockholders, and for certain other indemnifiable matters, there will be placed in escrow (with an independent escrow agent) 545,635 of the shares of Trio common stock available to the Corporation’s common share, exchangeable share and warrant holders at closing.

On December 6, 2012, the Corporation entered into an agreement with Canaccord, which designated Canaccord as the Corporation’s exclusive financial advisor with respect to various financial and strategic matters. In connection with this engagement, the Corporation will pay an investment banking fee of no more than $1.9 million to Canaccord upon the completion of the merger.

NOTE 21 — SUBSEQUENT EVENTS

For its consolidated financial statements as of December 31, 2012 and for the year then ended, the Corporation evaluated all events and transaction that occurred after December 31, 2012 through March 21, 2013, the date on which the financial statements were available to be issued and through May 24, 2013, the date on which the financial statements were available to be re-issued. Other than the items disclosed elsewhere in these consolidated financial statements, there were no additional events requiring disclosure in or adjustment to the consolidated financial statements.

ANNEX A

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

TRIO MERGER CORP.,

TRIO MERGER SUB, INC.,

SAEXPLORATION HOLDINGS, INC.

AND

CLCH, LLC

DATED AS OF DECEMBER 10, 2012,

AS AMENDED

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of December 10, 2012, as amended as of May 23, 2013 by and among Trio Merger Corp., a Delaware corporation (“Parent”), Trio Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), SAExploration Holdings, Inc., a Delaware corporation (“Company”), and CLCH, LLC, an Alaskan limited liability company (“Stockholder”).

RECITALS

A. Upon the terms and subject to the conditions of this Agreement (as defined in Section 1.1) and in accordance with the Delaware General Corporation Law (the “DGCL”) and other applicable law, Parent and the Company intend to enter into a business combination transaction by means of a merger of Company with and into Merger Sub, with Merger Sub being the surviving entity and becoming a wholly owned subsidiary of Parent (the “Merger”).

B. The board of directors of each of Parent and the Company has determined that the Merger is fair to, and in the best interests of, its respective company and stockholders.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows (defined terms used in this Agreement are listed alphabetically in Article IX, together with the Section and, if applicable, paragraph number in which the definition of each such term is located):

ARTICLE I.
THE MERGER

1.1. The Merger.  At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, the Company shall be merged with and into Merger Sub, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation in the Merger (“Surviving Corp”). The term “Agreement” as used herein refers to this Agreement and Plan of Reorganization, as the same may be amended from time to time, and all exhibits and schedules hereto (including the Company Schedule and the Parent Schedule, as defined in the preambles to Articles II and III hereof, respectively).

1.2. Effective Time; Closing.  Subject to the conditions of this Agreement, as soon as practicable on or after the Closing Date (as hereinafter defined), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger being the “Effective Time”). Unless this Agreement shall have been terminated pursuant to Section 8.1, the consummation of the transactions contemplated by this Agreement (the “Closing”), other than the filing of the Certificate of Merger, shall take place at the offices of Graubard Miller, counsel to Parent, 405 Lexington Avenue, New York, New York 10174 at a time and date to be specified by the parties, which shall be no later than the third (3rd) business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”). Closing signatures may be transmitted by facsimile or by emailed PDF file.

1.3. Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL and other applicable provisions of law (collectively, the “Applicable Law”). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all outstanding shares of common stock, par value $0.0001, of the Company (“Company Common Stock”) and Series A Preferred Stock, par value $0.0001, of the Company (“Series A Preferred”) shall be canceled and all the property, rights, privileges, powers and franchises of the Company shall vest in Surviving Corp, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of Surviving Corp.

1.4. Governing Documents.  At the Effective Time,

(a) the Certificate of Incorporation of Merger Sub shall become the Certificate of Incorporation of Surviving Corp; and

(b) the Bylaws of Merger Sub shall become the Bylaws of Surviving Corp.

1.5. Merger Consideration; Effect on Capital Stock.

(a) Merger Consideration.  The aggregate consideration to be paid, in accordance with the provisions of Section 1.5(b), to the holders of the capital stock of the Company in exchange for or in connection with their ownership of, as applicable, their capital stock and their rights as such holders (“Merger Consideration”), as more particularly set out in Section 1.5(b), is as follows:

(i) to the holders of (w) the shares of Company Common Stock, (x) the warrants issued by the Company for the purchase of shares of Company Common Stock (the “Company Warrants”), (y) the Company Exchangeable Shares issued by the Company’s Subsidiary, 1623753 Alberta Ltd. (the “Company Exchangeable Shares;” the Company Exchangeable Shares together with the Company Warrants, the “Company Derivative Securities”), and (z) the restricted stock issued pursuant to the SAE Holdings 2012 Stock Compensation Plan (the “Company Restricted Stock”; the Company Common Stock, Company Derivative Securities and the Company Restricted Stock collectively referred to as the “Company Securities”), in each case, issued and outstanding immediately prior to the Effective Time:

(A) 6,448,413 shares of common stock, par value $0.0001, of Parent (“Parent Common Stock”) to be issued at the Closing;

(B) $7,500,000 cash to be paid at the Closing;

(C) $17,500,000 represented by the note in the form of Exhibit A annexed hereto (“Seller Note”) to be issued by Parent at the Closing; and

(D) that number of EBITDA Shares (as defined in Section 1.16(d)) to be issued in accordance with Section 1.16; and

(ii) to the holders of Series A Preferred issued and outstanding immediately prior to the Effective Time, $5,000,000 in cash to be paid at the Closing.

(b) Conversion of Company Capital Stock.  Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and this Agreement and without any action on the part of Parent or the Company, all shares of Company Common Stock and Company Restricted Stock will be automatically converted into, and all Company Warrants issued and outstanding immediately prior to the Effective Time will receive the right to in accordance with the terms thereof (in each case subject to Sections 1.5(f) and 1.5(g)), in the order set forth below, the Merger Consideration allocable thereto, as more particularly set forth below. The Company Exchangeable Shares shall be exchangeable for their pro rata portion of the Merger Consideration in accordance with their terms thereof.

All of the Company Securities shall be converted in exchange for the Merger Consideration as and in the order set forth below:

(i) the amount of cash equal to $7,500,000 (the “Cash Consideration”) in exchange for the number of Company Securities equal to “a”; where “a” is calculated in accordance with the following formula:

“a” Outstanging Common Stock Number =	Value of Cash Considerations Value of Merger Consideration

and thereafter;

(ii) a Seller Note in the amount equal to $17,500,000 in exchange for the number of Company Securities equal to “b”; where “b” is calculated in accordance with the following formula:

“b” Outstanging Common Stock Number =	Value of Seller Note Value of Merger Consideration

and thereafter

(iii) the rights pursuant to Section 1.16 to receive that number of EBITDA Shares for each year with respect to which EBITDA Shares are issuable (the “EBITDA Share Consideration”) in exchange for the number of Company Securities equal to “c”; where “c” is calculated in accordance with the following formula:

“c” Outstanging Common Stock Number =	Value of EBITDA Share Consideration Value of Merger Consideration

and thereafter;

(iv) 6,448,413 shares of Parent Common Stock (the “Share Consideration”) in exchange for the remaining Company Securities.

(v) As used herein, “Outstanding Common Stock Number” means the number of shares of Company Common Stock outstanding immediately prior to the Effective Time, including all Company Restricted Stock and all shares of Company Common Stock issuable pursuant to the Company Derivative Securities, but excluding treasury shares and Company Common Stock held by Parent or owned by the Company or any direct or indirect wholly owned subsidiary of Parent or the Company immediately prior to the Effective Time.

(vi) For purposes of the formulas above, the value of the Merger Consideration and each element thereof shall be determined as of the Closing by the Company in accordance with GAAP.

(vii) At Closing the portion of the Share Consideration that constitutes the Escrow Shares (as defined in Section 1.11) shall be deposited in the Escrow Account in accordance with Section 1.11.

(viii) At Closing, the portions of the Share Consideration remaining after deposit of the Escrow Shares and the Cash Consideration allocable to the Company Common Stock issued and outstanding immediately prior to the Effective Time, other than unvested Company Restricted Stock, shall be delivered to the Exchange Agent to be held and paid as provided in Section 1.6.

(ix) At Closing, the portions of the Share Consideration remaining after deposit of the Escrow Shares and the Cash Consideration allocable to the unvested Company Restricted Stock and the Company Derivative Securities shall be delivered to an escrow agent to be mutually agreed upon between Parent and the Representative (the “Merger Consideration Escrow Agent”) pursuant to an escrow agreement to be entered into at Closing among Parent, the Representative and the Merger Consideration Escrow Agent (the “Merger Consideration Escrow Agreement”). The Share Consideration so delivered to the Merger Consideration Escrow Agent shall be issued in the name of the Representative or its designee until such time as the parties hereto and Surviving Corp cause the Merger Consideration Escrow Agent to release the applicable Share Consideration and Cash Consideration from escrow as provided herein. The Merger Consideration Escrow Agent shall hold such consideration pursuant to the terms of The Merger Consideration Escrow Agreement to be paid, and the parties hereto and Surviving Corp shall cause the Merger Consideration Escrow Agent to pay, such consideration as follows:

(A) As to shares of Company Common Stock issuable pursuant to the Company Exchangeable Shares outstanding immediately prior to the Effective Time, the portions of the Share Consideration and the Cash Consideration allocable to such shares of Company Common Stock shall be paid in accordance with Section 1.5(b) by the Merger Consideration Escrow

Agent to each holder of Company Exchangeable Shares upon the conversion of such Company Exchangeable Shares in accordance with their terms.

(B) As to shares of Company Common Stock issuable pursuant to the Company Warrants outstanding immediately prior to the Effective Time, the portions of the Share Consideration and the Cash Consideration allocable to such shares of Company Common Stock shall be paid in accordance with Section 1.5(b) by the Merger Consideration Escrow Agent to each holder of a Company Warrant upon exercise of such holder’s warrant.

(C) As to any shares of Company Common Stock that are Company Restricted Stock that are outstanding but not vested immediately prior to the Effective Time:

(1) The allocable portion of the Share Consideration for such Company Restricted Stock shall be issued in the name of the holder and delivered to the Merger Consideration Escrow Agent; provided that the certificates representing such Share Consideration when issued shall bear an appropriate restrictive legend;

(2) The allocable portion of the Cash Consideration payable with respect to such Company Restricted Stock shall be paid to the Merger Consideration Escrow Agent; and

(3) The allocable portion of the Share Consideration and the Cash Consideration shall be delivered to each holder of shares of Company Restricted Stock in the order set forth in Section 1.5(b), as applicable, upon the vesting from time to time of such Company Restricted Stock.

(x) At Closing, the Seller Note shall be issued by Parent to the Merger Consideration Escrow Agent, and the parties hereto and Surviving Corp shall cause the Merger Consideration Escrow Agent to either cause (A) the allocable portions of the payments made under such Seller Note to be distributed among the holders of Company Common Stock, including Company Restricted Stock, and Company Derivative Securities, as appropriate, or (B) Trio to reissue the Seller Note as provided in Section 5.26, in each case, in accordance with Section 1.5(b); provided, however, that in the case of Company Restricted Stock and Company Derivative Securities, no payments under a Seller Note shall be distributed to and no Seller Note shall be reissued to a holder of unvested Company Restricted Stock or Company Derivative Securities prior to the time that such Company Restricted Stock or Company Derivative Securities have vested or been exercised or exchanged, as applicable.

(xi) The EBITDA Share Consideration shall be paid by Parent in accordance with Section 1.5(b) and as and when provided in Section 1.16.

(xii) Notwithstanding the other provisions of this Section 1.5(b), the Share Consideration, Cash Consideration, the allocable portion of the Seller Note and rights to receive EBITDA Shares that would otherwise be issuable pursuant to this Section 1.5(b) to Persons who hold Dissenting Shares (as defined in Section 1.14(b)) and exercise their dissenters’ rights pursuant to Applicable Law shall not be issued to such Persons (or the Merger Consideration Escrow Agent) and shall be canceled.

(c) Conversion of Preferred Stock.  Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and this Agreement and without any action on the part of Parent or the Company, each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time will be canceled and the rights pertaining thereto will be automatically converted into the right to receive $5,000,000 divided by the number of shares of Series A Preferred outstanding immediately prior to the Effective Time.

(d) Exceptions.  The conversions contemplated by Sections 1.5(b) and 1.5(c) shall not apply to or occur with respect to any shares of Company Common Stock or Series A Preferred to be canceled pursuant to Section 1.5(f) or the Dissenting Shares.

(e) Surrender of Company Certificates.  Subject to Sections 1.5(b) and 1.11, (i) the Merger Consideration shall be issued or paid to the holders of certificates representing the shares of Company

Common Stock, vested Company Restricted Stock and Series A Preferred (the “Company Certificates”) upon surrender of their respective Company Certificates in the manner provided in Section 1.6 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and indemnity, if required) in the manner provided in Section 1.8) and (ii) the Merger Consideration shall be issued or paid to the holders of (A) certificates representing the unvested Company Restricted Stock upon surrender of their respective certificates in the manner provided in the Merger Consideration Escrow Agreement, and (B) the Company Derivative Securities upon the due exercise or conversion thereof in accordance with the terms of such securities.

(f) Cancellation of Treasury and Parent-Owned Stock.  Each share of Company Common Stock and Series A Preferred held by Parent or owned by the Company or any direct or indirect wholly owned subsidiary of Parent or the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion or payment in respect thereof.

(g) Adjustments to Exchange Ratios.  The number of shares of Parent Common Stock that the holders of Company Common Stock are entitled to receive as a result of the Merger shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock, Company Preferred Stock (as defined in Section 2.3) or Parent Common Stock), cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Company Common Stock, Company Preferred Stock or Parent Common Stock occurring on or after the date hereof and prior to the Effective Time; provided there shall not be any adjustment with respect to the Company Dividend.

(h) No Fractional Shares.  No fraction of a share of Parent Common Stock will be issued by virtue of the Merger or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall receive, in lieu of such fractional share, one (1) share of Parent Common Stock.

(i) No Further Ownership Rights in Company Stock.  All the shares of Parent Common Stock and other Merger Consideration issued to the holders of Company Common Stock, vested Company Restricted Stock and Series A Preferred upon consummation of the Merger or, in the case of the EBITDA Shares, thereafter issuable, shall be deemed to have been issued in full satisfaction of all rights pertaining to the outstanding Company Common Stock, vested Company Restricted Stock and Series A Preferred and there shall be no further registration of transfers on the records of Surviving Corp of the shares of Company Common Stock, vested Company Restricted Stock or Series A Preferred that were outstanding immediately prior to the Effective Time.

(j) Required Withholding.  Parent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Person such amounts as are required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

(k) Merger Consideration Escrow and Company Warrants.   The parties hereto agree, and the Merger Consideration Escrow Agreement shall provide, that Parent shall solely be entitled to direct the Merger Consideration Escrow Agent to distribute Merger Consideration to holders of the Company Warrants that are exercised following the Merger in accordance with terms of such warrants, and that the Representative shall not have the authority to take any actions or make any decisions on behalf of such holders of Company Warrants under the Merger Consideration Escrow Agreement, other than the ability to vote the Share Consideration for such time as the Share Consideration is held by the Merger Consideration Escrow Agent. Notwithstanding anything to the contrary in this Agreement, the Company affirms its obligations under the Company Warrants and, for the avoidance of doubt, no provision of this Agreement is to be construed as conflicting with any of the terms thereof.

1.6. Exchange Procedures.

(a) Prior to the Effective Time, Parent shall appoint a reputable bank or trust company designated by Parent and reasonably satisfactory to the Company to act as exchange agent (the “Exchange Agent”) for the issuance of the Merger Consideration to be issued in the Merger. It is hereby acknowledged and agreed by the Company that Continental Stock Transfer & Trust Company (“Continental”) is acceptable as Exchange Agent.

(b) Parent and Company shall make all computations contemplated by Section 1.5 and any such computation shall be conclusive and binding on the holders of shares of Company Common Stock and Series A Preferred, except for manifest mathematical error. Parent and the Company shall deliver such computations to the Exchange Agent and all information and instructions necessary to fully effect the issuances and payments required under Section 1.5.

(c) Promptly after the Effective Time, the Exchange Agent shall deliver to each holder of Company Common Stock and Series A Preferred a letter of transmittal in form and substance reasonably satisfactory to Parent and the Company (“Letter of Transmittal”), together with such other documentation as Parent may direct, including, but not limited to the Lock-Up Agreement (as defined in Section 1.17), with respect to the surrender and delivery by each such holder of his, her or its Company Certificates in exchange for shares of Parent Common Stock and other Merger Consideration as contemplated by Section 1.5. Upon delivery to the Exchange Agent of a validly executed and delivered Letter of Transmittal (the forms of which, among other things, shall contain an acknowledgment that the Representative has received the Seller Note on its behalf and representations and other provisions required for compliance with exemptions from registration under Regulation D or Regulation S promulgated under the Securities Act (as defined in Section 1.13(b)(iii)), as appropriate for each such holder based upon its country of residence), a Lock-Up Agreement and such other documentation as may reasonably be required pursuant to the Letter of Transmittal, the Exchange Agent shall issue to the corresponding recipient the number of shares of Parent Common Stock (less the applicable Escrow Shares (as defined in Section 1.11)) and other Merger Consideration, and the Company Certificates shall forthwith be cancelled. Until so surrendered, outstanding Company Certificates will be deemed, from and after the Effective Time, to evidence only the right to receive the applicable shares of Parent Common Stock and other Merger Consideration pursuant to Section 1.5. Separate certificates shall be issued for each recipient’s Escrow Shares and for the balance of the shares of Parent Common Stock to which such recipient is entitled.

(d) At or prior to the Effective Time, Parent shall deposit in trust with the Exchange Agent, the Share Consideration and the Cash Consideration to be issued pursuant to Section 1.5(b)(vii).

(e) If payment is to be made to a recipient other than the Person in whose name a surrendered Company Certificate is registered, it shall be a condition of payment that the Company Certificate so surrendered must be properly endorsed or otherwise be in proper form for transfer, and the Person who surrenders the Company Certificate must provide funds for payment of any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the surrendered Company Certificate or establish to the satisfaction of Parent that the Tax has been paid or is not applicable.

(f) Any shares of Parent Common Stock and other Merger Consideration deposited with the Exchange Agent and not disbursed in accordance with Article I of the Agreement within 180 days after the Effective Time, shall be delivered by the Exchange Agent to the Merger Consideration Escrow Agent, and the Persons entitled to shares of Parent Common Stock and other Merger Consideration in accordance with Article I shall be entitled to look solely to the Merger Consideration Escrow Agent (subject to abandoned property, escheat or other similar Laws) for issuance thereof upon surrender of the Company Certificates held by them. Any shares of Parent Common Stock and other Merger Consideration held by the Merger Consideration Escrow Agent (including Merger Consideration relating to the unvested Company Restricted Stock or Company Derivative Securities) remaining unclaimed as of a date which is immediately prior to such time as such shares and other Merger Consideration would otherwise escheat to or become property of any government entity, or earlier upon the forfeiture, expiration or other termination of the unvested Company Restricted Stock or Company Derivative Securities to which the Merger Consideration relates, shall, to the extent permitted by Applicable Law, become the property of the other holders of the Company Securities pro rata in accordance with the provisions of Section 1.5(b), free and clear of any claims or interest of any Person previously entitled thereto); provided, however, that in the case of Company Restricted Stock and Company Derivative Securities, no such Merger Consideration shall be distributed to a holder of unvested Company Restricted Stock or Company Derivative Securities prior to the time that such Company Restricted Stock or Company Derivative Securities have vested or been exercised or exchanged, as applicable. Neither Parent nor the Exchange Agent will be liable to any Person entitled to payment under Article I for any Merger Consideration that is delivered to a public official pursuant to any abandoned property, escheat or similar Law.

1.7. No Distributions Until Surrender of Company Certificates.  No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any Company Certificates that have not yet been surrendered with respect to the shares of Parent Common Stock to be issued upon surrender thereof until the holders of record of such Company Certificates shall surrender such certificates. Subject to applicable law, following surrender of any such Company Certificates, Parent shall promptly deliver to the record holders thereof, without interest, the certificates representing the shares of Parent Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock.

1.8. Lost, Stolen or Destroyed Certificates.  In the event that any Company Certificates shall have been lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, the certificates representing the shares of Parent Common Stock and cash and other Merger Consideration that the shares of Company Common Stock or Series A Preferred formerly represented by such Company Certificates were converted into and any dividends or distributions payable pursuant to Section 1.7; provided, however, that, as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock and cash and other Merger Consideration and other distributions, the owner of such lost, stolen or destroyed Company Certificates shall indemnify Parent against any claim that may be made against Parent or Surviving Corp with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

1.9. Tax Consequences.  It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

1.10. Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Surviving Corp with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the then current officers and directors of Parent and Merger Sub and the officers and directors of the Company shall take all such lawful and necessary action.

1.11. Escrow

(a) As the sole remedy for the indemnification obligations set forth in Article VII of this Agreement, 545,635 of the shares of Parent Common Stock issuable upon the Closing of the Merger (the “Escrow Shares”) shall be deposited in escrow (the “Escrow Account”), which shall be allocated among the recipients in the same proportion as their proportionate share of the total Company Common Stock outstanding immediately prior to the Effective Time, all in accordance with the terms and conditions of the escrow agreement to be entered into at the Closing between Parent, the Representative, the Committee and Continental (or such other Person as may be agreed by Parent and the Representative), as escrow agent (“Escrow Agent”), substantially in the form of Exhibit B hereto (the “Escrow Agreement”). On the date (the “Basic Indemnity Escrow Termination Date”) that is the later of the first anniversary of the Closing Date or thirty (30) days after the date on which Parent has filed its Annual Report on Form 10-K pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”), for its 2013 fiscal year, the Escrow Agent shall release 272,818 of the original number of Escrow Shares, less that number of Escrow Shares applied in satisfaction of or reserved with respect to indemnification claims that are not Tax Indemnification Claims and Environmental Indemnification Claims (each as hereinafter defined) made prior to such date, to the stockholders in the same proportions as originally deposited into escrow, except that, if the number of Escrow Shares applied in satisfaction of or reserved with respect to Tax Indemnification Claims and Environmental Indemnification Claims made prior to such date is in excess of 272,817, the amount of Escrow Shares to be released shall also be reduced by the amount of such excess. The remaining Escrow Shares (the “T/E Indemnity Shares”) shall be available for indemnification only with respect to Tax Indemnification Claims and Environmental Indemnification Claims. On the date (the “T/E Indemnity Escrow Termination Date”) that is thirty (30) days after Parent has filed its Annual Report on Form 10-K for its 2015 fiscal year, the Escrow Agent shall deliver the T/E Indemnity Shares, less any of such shares applied in satisfaction of a Tax Indemnification Claim or an Environmental Indemnification Claim and any of such shares related to a Tax Indemnification Claim or an Environmental Indemnification Claim that is then unresolved, to each recipient in the same proportions as initially deposited in escrow. Any Escrow Shares held with respect to any unresolved claim for indemnification and not applied as indemnification with respect to such claim upon its resolution shall be delivered to such Persons promptly upon such resolution. “Tax Indemnification Claim” means a claim for indemnification pursuant to Article VII with respect to (x) a breach of the representations and warranties set forth in Section 2.15 and (y) the matters referred to in Section 2.15 of the Company Schedule. “Environmental Indemnification Claim” means a claim for indemnification pursuant to Article VII with respect to a breach of the representations and warranties set forth in Section 2.16.

1.12. Committee and Representative.

(a) Parent Committee.  Prior to the Closing, the Board of Directors of Parent shall appoint a committee consisting of one or more of its then members to act on behalf of Parent to take all necessary actions and make all decisions pursuant to the Escrow Agreement. In the event of a vacancy in such committee, the board of directors of Parent shall appoint as a successor a Person who was a director of Parent prior to the Closing Date or, in the event of an inability to appoint same, another Person who would qualify as an “independent” director of Parent and who has not had any material relationship with the Company or the Stockholder prior to the Closing. Such committee is intended to be the “Committee” referred to in Article VII and elsewhere hereof and the Escrow Agreement.

(b) Representative.  The Stockholder is hereby appointed by the Company (and by execution of this Agreement hereby accepts such appointment) as the representative of the recipients of the Merger Consideration (the “Representative”), subject to Section 1.5(k), to (i) enter into the Merger Consideration Escrow Agreement to receive that portion of the Merger Consideration set forth in Section 1.5(a) herein in anticipation of the issuance of such Merger Consideration to the holders of the Company Restricted Stock and the Company Derivative Securities as provided in Section 1.5(b) and 1.6(f) and the terms of the Company Derivative Securities, which agreement will provide for the Representative to (A) direct the distribution of Merger Consideration as such Company Restricted Stock vests and such Company Derivative Securities are exercised or converted, as applicable, and (B) maintain voting power over the Share Consideration issuable upon exercise of the Company Derivative Securities for such time as such Share Consideration is held by the Merger Consideration Escrow Agent, and (ii) take any and all actions and make any decisions required or permitted to be taken by such recipients under this Agreement, the Escrow Agreement or the Merger Consideration Escrow Agreement. Should the Representative resign or be unable to serve, a new Representative will be selected jointly by a vote of the recipients who, at Closing, received a majority of the shares of Parent Common Stock in the Merger, whose appointment shall be effective upon execution by such successor of a joinder agreement providing for such successor to become a party to the Escrow Agreement and this Agreement as the Representative, in which case such successor shall for all purposes of this Agreement and the Escrow Agreement be the Representative (and the prior acts taken by the succeeded Representative shall remain valid for purposes of this Agreement and the Escrow Agreement). If such recipients are unable to appoint a Person to serve in the capacity of Representative within 30 days of the date that the former Representative resigned or became unable to serve, a new Representative shall be selected by majority vote of those Persons on Parent’s board of directors who served on the board of directors of the Company immediately prior to the Effective Time. The Representative shall not be liable to recipients of the Merger Consideration for any liability, loss, damage, penalty, fine, cost or expense incurred without gross negligence or willful misconduct by the Representative while acting in good faith and arising out of or in connection with the acceptance or administration of its duties hereunder (it being understood that any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith). From and after the Effective Time, a decision, act, consent or instruction of the Representative shall be final, binding and conclusive and not subject to challenge by any recipient. Parent and Surviving Corp are hereby relieved from any liability to any person for any acts done by Representative and any acts done by Parent or Surviving Corp in accordance with any such decision, act, consent or instruction of the Representative. Parent, Surviving Corp and each of their respective Affiliates shall be entitled to rely upon, and shall be fully protected in relying upon, the power and authority of the Representative without independent investigation.

1.13. Stockholder Matters.

(a) By its execution of this Agreement, the Stockholder, in its capacity as a stockholder of the Company, hereby approves and adopts this Agreement and authorizes the Company and its directors and officers to take all actions necessary for the consummation of the Merger and the other transactions contemplated hereby pursuant to the terms of this Agreement and its exhibits. Such execution shall be deemed to be action taken by the irrevocable written consent of the Stockholder for purposes of the relevant provisions of the DGCL and other Applicable Law.

(b) The Stockholder has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary action on the part of the Stockholder and no other proceedings on the part of the Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to Applicable Law and the terms and conditions of this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(c) The Stockholder for itself only, represents and warrants as follows:

(i) it has had both the opportunity to ask questions and receive answers from the officers and directors of Parent and all persons acting on Parent’s behalf concerning the business and operations of Parent and to obtain any additional information to the extent Parent possesses or may possess such information or can acquire it without unreasonable effort or expense necessary to verify the accuracy of such information;

(ii) it has had access to the Parent SEC Reports (as defined in Section 3.7) filed prior to the date of this Agreement;

(iii) that its execution and delivery of this Agreement does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a “Governmental Entity”), except (1) for applicable requirements, if any, of the Securities Act of 1933, as amended (“Securities Act”), the Exchange Act, state securities laws (“Blue Sky Laws”), and the rules and regulations thereunder, and (2) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in Section 10.2(a)) on itself or the Company or, after the Closing, Parent, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their material obligations under this Agreement;

(iv) it understands that the shares of Parent Common Stock to be issued in the Merger are not registered under the Securities Act, that the issuance of the shares of Parent Common Stock is intended to be exempt from registration under the Securities Act pursuant to Section 4(2) thereof, and that Parent’s reliance on such exemption is predicated on its representations set forth herein;

(v) it is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act (“Accredited Investor”), it can bear the economic risk of its investment in the shares of Parent Common Stock and it possesses such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the shares of Parent Common Stock;

(vi) it understands that the shares of Parent Common Stock may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the shares of Parent Common Stock or any available exemption from registration under the Securities Act, the shares of Parent Common Stock may have to be held indefinitely; and

(vii) it owns the shares of Company Common Stock and Series A Preferred listed on Schedule 2.3(a) as being owned by it free and clear of all Liens, acknowledges that the Merger Consideration to be received by it is adequate consideration therefor and has not granted to any other person or entity any options or other rights to buy such securities, nor has it granted any interest in such securities to any person of any nature, nor will the sale and transfer of such securities pursuant to this Agreement give any person a legal right or cause of action against such securities or Parent.

1.14. Shares Subject to Appraisal Rights.

(a) Notwithstanding Section 1.5 hereof, Dissenting Shares (as defined in Section 1.14(b)) shall not be converted into a right to receive Merger Consideration. The holders thereof shall be entitled only to such rights as are granted by the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for his Dissenting Shares pursuant to the DGCL shall receive payment therefor from Parent in accordance with the DGCL, provided, however, that (i) if any stockholder of the Company who asserts appraisal rights in connection with the Merger (a “Dissenter”) shall have failed to establish his entitlement to such rights as provided in the DGCL, or (ii) if any such Dissenter shall have effectively withdrawn his demand for payment for his Dissenting Shares or waived or lost his right to payment for his Dissenting Shares under the appraisal rights process under the DGCL, the shares of Company Common Stock held by such Dissenter shall be treated as if they had been converted, as of the Effective Time, into a right to receive Merger Consideration as provided in Section 1.5. The Company shall give Parent prompt notice of any demands for payment received by the Company from a person asserting appraisal rights, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands or negotiate or enter into any agreement with respect thereto.

(b) As used herein, “Dissenting Shares” means any shares of Company Common Stock held by Persons who are entitled to appraisal rights under the DGCL, and who have properly exercised, perfected and not subsequently withdrawn or lost or waived their rights to demand payment with respect to those shares in accordance with the DGCL.

1.15. Reserved.

1.16. EBITDA Shares.

(a) If, for the fiscal year of Parent ending December 31, 2013, Parent has EBITDA equal to or greater than $46,000,000, Parent shall issue to the holders of Company Securities outstanding immediately prior to the Effective Time, in the aggregate, that number of shares of Parent Common Stock equal to (i) 248,016 shares plus (ii) an amount equal to 248,016 shares multiplied by the fraction the numerator of which is the actual EBITDA for such fiscal year, but not more than $50,000,000, less $46,000,000, and the denominator of which is $4,000,000.

(b) If, for the fiscal year of Parent ending December 31, 2014, Parent has EBITDA equal to or greater than $52,000,000, Parent shall issue to the holders of Company Securities outstanding immediately prior to the Effective Time, in the aggregate, that number of shares of Parent Common Stock equal to (i) 248,016 shares plus (ii) an amount equal to 248,016 shares multiplied by the fraction the numerator of which is the actual EBITDA for such fiscal year, but not more than $56,000,000, less $52,000,000, and the denominator of which is $4,000,000.

(c) In the event that Parent meets one EBITDA target but fails to meet the other EBITDA target as described in Sections 1.16(a) or 1.16(b) but has cumulative EBITDA for the period January 1, 2013 to December 31, 2014 of at least $98,000,000, Parent shall issue to the holders of Company Securities outstanding immediately prior to the Effective Time, in the aggregate, that number of shares of Parent Common Stock equal to (i) 496,032 shares plus (ii) an amount equal to 496,032 shares multiplied by the fraction the numerator of which is the actual aggregate EBITDA for such two fiscal years, but not more than $106,000,000, less $98,000,000, and the denominator of which is $8,000,000, less (iii) the number of EBITDA shares issued with respect to the fiscal year for which the target was met.

(d) As used herein,

(i) “EBITDA” means for the applicable fiscal year, using results and expenses taken from the audited financial statements of Parent, but excluding any results attributable to businesses acquired after the date of this Agreement, the following calculation: income before provision for income taxes, plus interest expense, less interest income, plus depreciation and amortization, plus any expenses arising solely from the Merger charged to income in such fiscal year. In addition, any Parent expenses incurred prior to the Closing that are included in Surviving Corp’s 2013 income statement will be excluded for purposes of EBITDA calculation.

(ii) “EBITDA Shares” means shares of Parent Common Stock issuable pursuant to this Section 1.16.

(e) Not later than 120 days after the fiscal year with respect to which EBITDA is calculated, Parent shall deliver to the Committee its EBITDA calculation (the “EBITDA Calculation”), which shall be conclusive and binding upon the parties unless the Committee, within ten Business Days after its receipt of the EBITDA Calculation, notifies Parent in writing that the Committee disputes any of the amounts set forth therein, specifying the nature of the dispute and the basis therefore. The parties shall in good faith attempt to resolve any dispute and, if the parties so resolve all disputes, the EBITDA Calculation, as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the parties. If the parties do not reach agreement in resolving the dispute within ten Business Days after notice is given to Parent by the Committee, the parties shall submit the dispute to an independent accounting firm which is mutually agreeable to the parties (the “Accounting Arbiter”). Within thirty 30 days of such submission, the Accounting Arbiter shall determine (it being understood that in making such determination, the Accounting Arbiter shall be functioning as an expert and not as an arbitrator), based solely on written submissions by Parent and the Committee, and not by independent review, only those issues in dispute and shall render a written report as to the resolution of the dispute and the resulting EBITDA Calculation which shall be conclusive and binding on the parties. In resolving any disputed item, the Accounting Arbiter (x) shall be bound by the provisions of this Section and (y) may not assign a value to any item greater than the greatest value for such items claimed by either party or less than the smallest value for such items claimed by either party. The fees, costs and expenses of the Accounting Arbiter shall be borne by Parent. The Committee shall be entitled to engage a firm of independent accountants to advise it with respect to the EBITDA Calculation, with the reasonable fees and expenses of such firm to be paid by the Committee.

(f) EBITDA Shares shall be issued to the Persons entitled to them, in accordance with the procedures set forth in Section 1.5(b) applicable to the other portions of the Merger Consideration issuable to such Persons, no later than ten (10) days after the date the EBITDA Calculation with respect to which such EBITDA Shares are earned becomes conclusive and binding on the parties.

1.17. Sale Restriction.  No public market sales of shares of Parent Common Stock issued as a result of the Merger, including EBITDA Shares, shall be made for a period of twelve months following the Closing Date. No private sales of shares of Parent Common Stock issued as a result of the Merger shall be made unless the purchaser acknowledges and agrees to the restriction stated in the preceding sentence by delivery to Parent of a written document to such effect. Such restrictions will be evidenced by a Lock-Up Agreement in the form of Exhibit C hereto to be executed and delivered to Parent by the holders of the Company Common Stock in connection with the exchange procedure set forth in Section 1.6 herein. Certificates representing shares of Parent Common Stock issued as a result of the Merger shall bear a prominent legend to such effect.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Subject to the exceptions set forth in Schedule 2 attached hereto (the “Company Schedule”), the Company hereby represents and warrants to, and covenant with, Parent as follows:

2.1. Organization and Qualification.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Complete and correct copies of the certificate of incorporation and bylaws (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of the Company, as amended and currently in effect, have been heretofore made available to Parent or Parent’s counsel. The Company is not in violation of any of the provisions of the Company’s Charter Documents.

(b) The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Each jurisdiction in which the Company is so qualified or licensed is listed in Schedule 2.1.

(c) The minute books of the Company contain true, complete and accurate records of all written minutes for meetings and written consents in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies and stockholders (“Corporate Records”) since the time of the Company’s organization. Copies of such Corporate Records of the Company have been made available to Parent or Parent’s counsel.

(d) The stock transfer, warrant and option transfer and ownership records of the Company contain true, complete and accurate records of the securities ownership as of the date of such records and the transfers involving the capital stock and other securities of the Company since the time of the Company’s incorporation. Copies of such records of the Company have been made available to Parent or Parent’s counsel.

2.2. Subsidiaries.

(a) The Company has no direct or indirect subsidiaries or participations in joint ventures or other entities other than those listed in Schedule 2.2 (the “Subsidiaries”). Except as set forth in Schedule 2.2, the Company owns all of the outstanding equity securities of the Subsidiaries, free and clear of all Liens (as defined in Section 10.2(e)). Except for the Subsidiaries, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it becomes obligated to make, any future investment in or capital contribution to any other entity.

(b) Each Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the laws of its state of incorporation (as listed in Schedule 2.2) and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Subsidiary that is a limited liability company is duly organized or formed, validly existing and in good standing under the laws of its state of organization or formation (as listed in Schedule 2.2) and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Subsidiary is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Complete and correct copies of the Charter Documents of each Subsidiary, as amended and currently in effect, have been heretofore delivered to Parent or Parent’s counsel. No Subsidiary is in violation of any of the provisions of its Charter Documents.

(c) Each Subsidiary is duly qualified or licensed to do business as a foreign corporation or foreign limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Each jurisdiction in which each Subsidiary is so qualified or licensed is listed in Schedule 2.2.

(d) The minute books of each Subsidiary contain true, complete and accurate records of all written minutes for meetings and written consents in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies and stockholders and other equity holders. Copies of the Corporate Records of each Subsidiary have been heretofore made available to Parent or Parent’s counsel.

2.3. Capitalization.

(a) The authorized capital stock of the Company consists of 1,250,000 shares of Company Common Stock, of which 1,060,441 shares are issued and outstanding as of the date of this Agreement, and 5,000,000 shares of preferred stock (“Company Preferred Stock”), of which 5,000,000 shares are designated as Series A Preferred and are issued and outstanding as of the date of this Agreement, all of which shares are validly issued, fully paid and nonassessable. Other than Company Common Stock and Company Preferred Stock, the Company has no class or series of securities authorized by its Charter Documents. Schedule 2.3(a) hereto contains a list of all of the stockholders of the Company, the number of shares of Company Common Stock and Company Preferred Stock owned, or to be owned at the time of the Closing, by each shareholder and each shareholder’s state or province of residence. Except as set forth in Schedule 2.3(a) hereto, as of the date of this Agreement, no shares of Company Common Stock are reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock granted to employees of Company or other parties (“Company Stock Options”). Except as set forth in Schedule 2.3(a), no shares of Company Common Stock are reserved for issuance upon the exercise of outstanding warrants or other rights or derivative securities (other than Company Stock Options) to purchase Company Common Stock. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no commitments or agreements of any character to which Company is bound obligating Company to accelerate the vesting of any Company Stock Option as a result of the Merger. All outstanding shares of Company Common Stock and all outstanding Company Stock Options have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable Company Contracts (as defined in Section 2.19). The Company has heretofore delivered to Parent or Parent’s counsel true and accurate copies of the forms of documents used for the issuance of Company Stock Options and a true and complete list of the holders thereof, including their names and the numbers of shares of Company Common Stock underlying such holders’ Company Stock Options.

(b) Except as set forth in Schedule 2.3(b) hereto or as set forth in Section 2.3(a) hereof, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(c) Except as contemplated by this Agreement and except as set forth in Schedule 2.3(c) hereto, there are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company is a party or by which the Company is bound with respect to any equity security of any class of the Company.

(d) Except as set forth in Schedule 2.3(d), no outstanding shares of Company Common Stock are unvested or subjected to a repurchase option, risk of forfeiture or other condition under any applicable agreement with the Company.

(e) The authorized and outstanding capital stock or membership interests of each Subsidiary are set forth in Schedule 2.3(e) hereto. Except as set forth in Schedule 2.3(e), the Company owns all of the outstanding equity securities of each Subsidiary, free and clear of all Liens, either directly or indirectly through one or more other Subsidiaries. There are no outstanding options, warrants or other rights to purchase securities of any Subsidiary.

2.4. Authority Relative to this Agreement.  The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby (including the Merger). The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of the Company (including the approval by its Board of Directors and stockholders, subject in all cases to the satisfaction of the terms and conditions of this Agreement, including the conditions set forth in Article VI), and no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to Applicable Law and the terms and conditions of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.5. No Conflict; Required Filings and Consents.  Except as set forth in Schedule 2.5 hereto:

(a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Company’s Charter Documents, (ii) subject to obtaining the adoption of this Agreement and the Merger by the stockholders of the Company, conflict with or violate any Legal Requirements (as defined in Section 10.2(b)), (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any Company Contracts or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Company Contract, including any “change in control” or similar provision of any Company Contract, except, with respect to clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party (including, without limitation, lenders and lessors), except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act or Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business, (ii) for the filing of any notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), if required upon advice of counsel, and the expiration or early termination of the required waiting period thereunder, (iii) the consents, approvals, authorizations and permits described in Schedule 2.5, and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or, after the Closing, Parent or Surviving Corp, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

2.6. Compliance.  Except as disclosed in Schedule 2.6, since its inception the Company and its Subsidiaries have complied with and is not in violation of any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. The businesses and activities of the Company and its Subsidiaries have not been and are not being conducted in violation of any Legal Requirements. The Company and its Subsidiaries are not in default or violation of any term, condition or provision of any applicable Charter Documents. Except as set forth in Schedule 2.6, since the inception of the Company and its Subsidiaries, no written notice of non-compliance with any Legal Requirements has been received by the Company or its Subsidiaries (and the Company and its Subsidiaries have no knowledge of any such notice delivered to any other Person). The Company and its Subsidiaries are not in violation of any term of any Company Contract, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

2.7. Financial Statements.

(a) The Company has provided to Parent a correct and complete copy of the audited consolidated financial statements (including any related notes thereto) of the Company for the fiscal years ended December 31, 2011 and December 31, 2010 (the “Audited Financial Statements”). The Audited Financial Statements were prepared in accordance with generally accepted accounting principles of the United States (“U.S. GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the financial position of the Company at the respective dates thereof and the results of its operations and cash flows for the periods indicated.

(b) The Company has provided to Parent a correct and complete copy of the unaudited consolidated financial statements of the Company for the nine month period ended September 30, 2012 (including any notes related thereto) (the “Unaudited Financial Statements”). The Unaudited Financial Statements comply as to form in all material respects, and were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved and in a manner consistent with the preparation of the Audited Financial Statements, and fairly present in all material respects the financial position of the Company at the date thereof and the results of its operations and cash flows for the period indicated, except that such statements need not contain notes and are subject to normal audit adjustments that are not expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

(c) The books of account, minute books, stock certificate books and stock transfer ledgers and other similar books and records of the Company have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and which have not been so set forth.

(d) Except as otherwise noted in the Audited Financial Statements or the Unaudited Financial Statements, the accounts and notes receivable of the Company reflected on the balance sheets included in the Audited Financial Statements and the Unaudited Financial Statements: (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) to the knowledge of the Company, are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) to the knowledge of the Company, are not subject to any valid set-off or counterclaim except to the extent set forth in such balance sheet contained therein other than possible back charges which, to the Company’s knowledge, do not exist at this time, which back charges, to the Company’s knowledge, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect upon the Company and its Subsidiaries taken as a whole, (iv) are collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of any applicable reserve reflected in such balance sheet referenced above, and (v) are not the subject of any actions or proceedings brought by or on behalf of the Company.

2.8. No Undisclosed Liabilities.  Except as set forth in Schedule 2.8 hereto, the Company and its Subsidiaries have no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to financial statements that are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its Subsidiaries, except: (i) liabilities provided for in or otherwise disclosed in the interim balance sheet included in the Unaudited Financial Statements, and (ii) such liabilities arising in the ordinary course of the Company’s business since September 30, 2012, none of which, individually or in the aggregate, would have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

2.9. Absence of Certain Changes or Events.  Except as set forth in Schedule 2.9 hereto, since September 30, 2012, there has not been: (i) any Material Adverse Effect on the Company and its Subsidiaries taken as a whole, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s stock, or any purchase, redemption or other acquisition by the Company of any of the Company’s capital stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of the Company’s capital stock, (iv) any granting by the Company or its Subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by the Company or any of its Subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Company or any of its Subsidiaries of any increase in severance or termination pay or any entry by the Company or any of its Subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby, (v) any material change by the Company or any of its Subsidiaries in its accounting methods, principles or practices, (vi) any change in the auditors of the Company, (vii) any issuance of capital stock of the Company, (viii) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company other than in the ordinary course of business, (ix) any incurrence of debt by the Company other than trade debt in the ordinary course of business or (x) any agreement, whether written or oral, to do any of the foregoing.

2.10. Litigation.  Except as disclosed in Schedule 2.10 hereto, there are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

2.11. Employee Benefit Plans.

(a) Schedule 2.11(a) lists all employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of the Company or any of its Subsidiaries, or any trade or business (whether or not incorporated) which is under common control with the Company or any of its Subsidiaries, with respect to which the Company has liability (individually, a “Plan,” and, collectively, the “Plans”). All Plans have been maintained and administered in all material respects in compliance with their respective terms and with the requirements prescribed by any and all Applicable Law applicable to such Plans, and all liabilities with respect to the Plans have been properly reflected in the financial statements and records of the Company or any of its Subsidiaries. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or, to the knowledge of the Company, is threatened, against or with respect to any Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by any Governmental Entity with respect to any Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued. The Company or any of its Subsidiaries do not have any plan or commitment to establish any new Plan, to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any Applicable Law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any new Plan. Except as disclosed in Schedule 2.11(a), each Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent, the Company or any of its Subsidiaries (other than ordinary administration expenses and expenses for benefits accrued but not yet paid).

(b) Except as disclosed in Schedule 2.11(b) hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of the Company and its Subsidiaries under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(c) No material liability under Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), has been incurred by the Company or any of its Subsidiaries that has not been satisfied in full and no event has occurred and, to the knowledge of the Company and its Subsidiaries, no condition exists that could reasonably be likely to result in the Company or any of its Subsidiaries incurring a material liability under Title IV of ERISA. No Plan is a defined benefit pension plan or is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. No Plan is a multiemployer plan within the meaning of Section 3(37) of ERISA or a multiple employer welfare arrangement as defined in Section 3(40) or ERISA.

2.12. Labor Matters.

(a) Except as set forth on Schedule 2.12, the Company and its Subsidiaries are not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company and its Subsidiaries nor, to the Company’s knowledge, are there any pending, or to the knowledge of the Company and its Subsidiaries, threatened, (i) activities or proceedings of any labor union to organize any such employees or (ii) strikes, labor disputes, slowdowns or stoppages or union representation questions. There are no pending grievance or similar proceedings involving the Company and its Subsidiaries and any of its employees subject to a collective bargaining agreement or other labor union contract and there are no continuing obligations of the Company and its Subsidiaries pursuant to the resolution of any such proceeding that is no longer pending.

(b) Except as provided for in the collective bargaining agreements and labor union contracts set forth on Schedule 2.12, (i) each employee and consultant of the Company and its Subsidiaries is terminable “at will” subject to applicable notice periods as set forth by law or in an employment agreement, but in any event not more than ninety (90) days, and (ii) there are no agreements or understandings between the Company and its Subsidiaries and any of their employees or consultants that their employment or services will be for any particular period. The Company has no knowledge that any of its officers or key employees intends to terminate his or her employment with the Company or any of its Subsidiaries. The Company and its Subsidiaries are in compliance in all material respects and, to the Company’s knowledge, each of the Company’s and its Subsidiaries’ employees and consultants is in compliance in all material respects, with the terms of the respective employment and consulting agreements between the Company or its Subsidiaries and such individuals. Except as otherwise disclosed in Schedule 2.12, there are not, and there have not been, any oral or informal arrangements, commitments or promises between the Company or its Subsidiaries and any employees or consultants of the Company or its Subsidiaries that have not been documented as part of the formal written agreements between any such individuals and the Company or its Subsidiaries that have been made available to Parent.

(c) The Company and its Subsidiaries are in compliance in all material respects with all Legal Requirements applicable to its employees, respecting employment, employment practices, terms and conditions of employment and wages and hours and is not liable for any arrears of wages or penalties with respect thereto. The Company’s and its Subsidiaries’ obligations to provide statutory severance pay to their employees are fully funded or accrued on the Unaudited Financial Statements and the Company has no knowledge of any circumstance that could give rise to any valid claim by a current or former employee for compensation on termination of employment (beyond the statutory severance pay to which employees are entitled). All amounts that the Company is legally or contractually required either (x) to deduct from its employees’ salaries or to transfer to such employees’ pension or life insurance, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from its employees’ salaries and benefits and to pay to any Governmental Entity as required by applicable Legal Requirements have, in each case, been duly deducted, transferred, withheld and paid when required, and the Company and its Subsidiaries do not have any outstanding obligation to make any such deduction, transfer, withholding or payment. Except as set forth in Schedule 2.12, there are no pending or, to the Company’s knowledge, threatened claims or actions against the Company or any of its Subsidiaries by any employee in connection with such employee’s employment or termination of employment by the Company or any of its Subsidiaries.

(d) No employee or former employee of the Company or any of its Subsidiaries is owed any wages, benefits or other compensation for past services (other than wages, benefits and compensation accrued in the ordinary course of business during the current pay period and any accrued benefits for services, which by their terms or under applicable law, are payable in the future, such as accrued vacation, recreation leave and severance pay).

(e) As used in this Section 2.l2, knowledge of the Company encompasses knowledge of members of the human resources departments (or employees with similar functions) of the Company and its Subsidiaries taken as a whole.

2.13. Restrictions on Business Activities. Except as disclosed in Schedule 2.13 hereto, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or its Subsidiaries or their assets or to which the Company or its Subsidiaries is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or its Subsidiaries, any acquisition of property by the Company or its Subsidiaries or the conduct of business by the Company or its Subsidiaries as currently conducted other than such effects, individually or in the aggregate, that have not had and could not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

2.14. Title to Property.

(a) All real property owned by the Company and its Subsidiaries (including improvements and fixtures thereon, easements and rights of way) is shown or reflected on the balance sheet of the Company included in the Unaudited Financial Statements and is listed on Schedule 2.14(a) hereto. The Company and its Subsidiaries have good, valid and marketable fee simple title to the real property respectively owned by each such entity, and except as set forth in the Audited Financial Statements or on Schedule 2.14(a) hereto, all of such real property is held free and clear of (i) all leases, licenses and other rights to occupy or use such real property and (ii) all Liens, rights of way, easements, restrictions, exceptions, variances, reservations, covenants or other title defects or limitations of any kind, other than liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby. Schedule 2.14(a) hereto also contains a list of all options or other contracts under which the Company and its Subsidiaries have a right to acquire or the obligation to sell any interest in real property.

(b) Except as otherwise disclosed on Schedule 2.14(b), all leases of real property held by the Company and its Subsidiaries, and all personal property and other property and assets of the Company and its Subsidiaries owned, used or held for use in connection with the business of the Company and its Subsidiaries (the “Personal Property”) are shown or reflected on the balance sheet included in the Audited Financial Statements or the Unaudited Financial Statements, to the extent required by U.S. GAAP, as of the dates of such Audited Financial Statements and Unaudited Financial Statements, other than those entered into or acquired on or after the date of the Unaudited Financial Statements in the ordinary course of business. Schedule 2.14(b) hereto contains a list of all leases of real property and Personal Property held by the Company and its Subsidiaries (other than leases of vehicles, office equipment, or operating equipment made in the ordinary course of business). The Company and its Subsidiaries have good and marketable title to the Personal Property owned respectively by each such entity, and all such Personal Property is in each case held free and clear of all Liens, except for Liens disclosed in the Audited Financial Statements or in Schedule 2.14(b) hereto, none of which Liens is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on such property or on the present or contemplated use of such property in the businesses of the Company and its Subsidiaries taken as a whole.

(c) All leases pursuant to which the Company an/or its Subsidiaries lease from others material real property or Personal Property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of the Company or its Subsidiaries or, to the Company’s knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and effectiveness or the existence of such default or event of default could not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

(d) The Company and each of its Subsidiaries is in possession of, or has valid and effective rights to, all properties, assets and rights (including Intellectual Property) required, in all material respects, for the effective conduct of its business as it is currently operated, in the ordinary course.

2.15. Taxes.

(a) Tax Definitions.  As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the terms “Taxes” and “Taxable”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, occupation, ad valorem, transfer, recapture, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together will all interest, penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

(b) Tax Returns and Audits.  Except as set forth in Schedule 2.15 hereto:

(i) The Company and its Subsidiaries have timely filed all Tax Returns required to be filed by the Company or its Subsidiaries with any Tax authority prior to the date hereof, except such Tax Returns that are not material to the Company or its Subsidiaries. All such Tax Returns are true, correct and complete in all material respects. The Company and its Subsidiaries have paid all Taxes shown to be due and payable on such Tax Returns.

(ii) All Taxes that the Company and its Subsidiaries are required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper Governmental Entities to the extent due and payable.

(iii) The Company and its Subsidiaries have not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company or its Subsidiaries, nor have the Company or its Subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. The Company and its Subsidiaries have complied in all material respects with all Legal Requirements with respect to payments made to third parties and the withholding of any payment of withheld Taxes and has timely withheld from employee wages and other payments and timely paid over in full to the proper taxing authorities all amounts required to be so withheld and paid over for all periods.

(iv) To the knowledge of the Company, no audit or other examination of any Tax Return of the Company and its Subsidiaries by any Tax authority is presently in progress, nor has the Company or any Subsidiary been notified of any request for such an audit or other examination.

(v) No adjustment relating to any Tax Returns filed by the Company or any Subsidiary has been proposed in writing, formally or informally, by any Tax authority to the Company or any Subsidiary or any representative thereof.

(vi) The Company and its Subsidiaries have no liability for any unpaid Taxes which have not been accrued for or reserved on the Company’s balance sheets included in the Audited Financial Statements or the Unaudited Financial Statements, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of the Company in the ordinary course of business.

(vii) The Company has not taken any action and does not know of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(viii) No current shareholder of the Company is a foreign person subject to withholding under Section 1445 of the Code and the regulations promulgated thereunder and the Company will provide certification to that effect from each shareholder to Parent at the Closing.

2.16. Environmental Matters.

(a) Except as disclosed in Schedule 2.16 hereto and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect: (i) the Company and/or its Subsidiaries have complied with all applicable Environmental Laws (as defined below); (ii) the properties currently operated or being constructed by the Company or its Subsidiaries (including soils, groundwater, surface water, air, buildings or other structures), including properties owned or leased by third parties upon which the Company and/or its Subsidiaries have performed or are performing services or other operations, are not contaminated with any Hazardous Substances (as defined below) as a result of the actions or omissions of the Company and its Subsidiaries for which there is liability under Environmental Laws; (iii) the properties formerly owned, operated or constructed by the Company and/or its Subsidiaries, including properties owned or leased by third parties upon which the Company and/or its Subsidiaries performed services or other operations, were not contaminated with Hazardous Substances by the Company and/or its Subsidiaries during the period of ownership, operation or construction by the

Company or its Subsidiaries or, to the Company’s knowledge, during any prior period for which there is liability under Environmental Laws; (iv) the Company and/or its Subsidiaries are not subject to liability for any Hazardous Substance disposal or contamination on any third party or public property (whether above, on or below ground or in the atmosphere or water); (vi) neither the Company nor its Subsidiaries have received any notice, demand, letter, claim or request for information alleging that the Company and/or its Subsidiaries may be in violation of or liable under any Environmental Law; and (vii) the Company and/or its Subsidiaries are not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

(b) As used in this Agreement, the term “Environmental Law” means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

(c) As used in this Agreement, the term “Hazardous Substance” means any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; (iii) explosive or (iv) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

(d) Schedule 2.16(d) sets forth all environmental studies and investigations completed within the last five (5) years or in process with respect to the Company and/or its Subsidiaries or their respective properties or assets, including to the knowledge of the Company all phase reports. All such written reports and material documentation relating to any such study or investigation have been provided by the Company to Parent.

2.17. Brokers; Third Party Expenses.  Except as set forth in Schedule 2.17 hereto, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage fees, investment banking fees, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby. Except as disclosed in Schedule 2.17 hereto, no shares of common stock, options, warrants or other securities of either Company or Parent are payable to any third party by the Company as a result of this Merger.

2.18. Intellectual Property.

(a) Schedule 2.18 hereto contains a description of all material Intellectual Property of the Company and its Subsidiaries. For the purposes of this Agreement, the following terms have the following definitions:

(i) “Intellectual Property” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) software and software programs; (v) domain names, uniform resource locators and other names and locators associated with the Internet; (vi) industrial designs and any registrations and applications therefor; (vii) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (collectively, “Trademarks”); (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated; and (x) any similar or equivalent rights to any of the foregoing (as applicable).

(ii) “Company Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Company or any of its Subsidiaries, including software and software programs developed by or exclusively licensed to the Company or any of its Subsidiaries (specifically excluding any off the shelf or shrink-wrap software).

(iii) “Registered Intellectual Property” means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any government or other legal authority.

(iv) “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any of its Subsidiaries.

(v) “Company Products” means all current versions of products or service offerings of the Company or any of its Subsidiaries.

(b) To the Company’s knowledge, the Company and its Subsidiaries own or have enforceable rights to use all Intellectual Property required for the conduct of their respective business as presently conducted. Except as disclosed in Schedule 2.18 hereto, no Company Intellectual Property or Company Product is subject to any material proceeding or outstanding decree, order, judgment, contract, license, agreement or stipulation restricting in any manner the use, transfer or licensing thereof by the Company or any of its Subsidiaries, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product, which in any such case could reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

(c) Except as disclosed in Schedule 2.18 hereto, to the Company’s knowledge, the Company and each of its Subsidiaries owns and has good and exclusive title to each material item of Company Intellectual Property owned by it free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business); and the Company and its Subsidiaries are the exclusive owner of all material registered Trademarks and Copyrights used in connection with the operation or conduct of the business of the Company and its Subsidiaries as presently conducted, including the sale of any Company Products or the provision of any services by the Company and its Subsidiaries.

(d) The operation of the business of the Company and its Subsidiaries as such business currently is conducted, including the Company’s and its Subsidiaries’ use of any product, device or process, to the Company’s knowledge, has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction and the Company and its Subsidiaries have not received any claims or threats from third parties alleging any such infringement, misappropriation or unfair competition or trade practices.

2.19. Agreements, Contracts and Commitments.

(a) Schedule 2.19 hereto sets forth a complete and accurate list of all Material Company Contracts (as hereinafter defined), specifying the parties thereto. For purposes of this Agreement, (i) the term “Company Contracts” shall mean all contracts, agreements, leases, mortgages, indentures, notes, bonds, licenses, permits, franchises, purchase orders, sales orders, and other understandings, commitments and obligations (including, without limitation, outstanding offers and proposals) of any kind, whether written or oral, to which the Company or any of its Subsidiaries is a party or by or to which any of the properties or assets of the Company or any of its Subsidiaries is bound or becomes bound, subject or affected (including without limitation notes or other instruments payable to the Company or any of its Subsidiaries) and (ii) the term “Material Company Contracts” shall mean (x) each Company Contract (A) that would be required to be included as an exhibit to a registration statement with the Securities and Exchange Commission (“SEC”) if the Company had a class of equity securities registered under Section 12(b) or 12(g) of the Exchange Act, (B) providing for payments (present or future) to the Company or any of its Subsidiaries in excess of $10,000,000 in the aggregate or (C) under or in respect of which the Company or any of its Subsidiaries presently have any liability or obligation of any nature whatsoever (absolute, contingent or otherwise) in excess of $5,000,000, (y) each Company Contract that otherwise is or may be material to the businesses, operations, assets, or financial condition of the Company or any of its Subsidiaries, and (z) the limitations of subclause (x) and subclause (y) notwithstanding, each of the following Company Contracts:

(i) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by or from the Company or any of its Subsidiaries and by or to any officer, director, stockholder or holder of derivative securities of the Company or any of its Subsidiaries (“Insider”);

(ii) any guaranty, direct or indirect, by the Company, a Subsidiary or any Insider of the Company of any obligation for borrowings, or otherwise, excluding endorsements made for collection in the ordinary course of business;

(iii) any Company Contract of employment or management;

(iv) any Company Contract made other than in the ordinary course of business or (x) providing for the grant of any preferential rights to purchase or lease any asset of the Company or any of its Subsidiaries or (y) providing for any right (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any Company Product;

(v) any obligation to register any shares of the capital stock or other securities of the Company or any of its Subsidiaries with any Governmental Entity;

(vi) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(vii) any collective bargaining agreement with any labor union;

(viii) any lease or similar arrangement for the use by the Company or any of its Subsidiaries of real property or Personal Property where the annual lease payments are greater than $100,000 (other than any lease of vehicles, office equipment or operating equipment made in the ordinary course of business);

(ix) any Company Contract granting or purporting to grant, or otherwise in any way relating to, any mineral rights or any other interest (including, without limitation, a leasehold interest) in real property; and

(x) any Company Contract to which any Insider of the Company or any of its Subsidiaries, or any entity owned or controlled by an Insider, is a party.

(b) Each Material Company Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and, to the Company’s knowledge, is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. To the Company’s knowledge, no other party to a Material Company Contract is the subject of a bankruptcy or insolvency proceeding. True, correct and complete copies of all Material Company Contracts and all offers and proposals that, if accepted, would constitute Material Company Contracts (or written summaries in the case of oral Material Company Contracts or offers or proposals) have been made available to Parent or Parent’s counsel.

(c) Except as set forth in Schedule 2.19, neither the Company nor, to the Company’s knowledge, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Material Company Contract, and no party to any Material Company Contract has given any written notice to the Company or any of its Subsidiaries of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Each Material Company Contract that has not expired by its terms is in full force and effect.

2.20. Insurance.  Schedule 2.20 sets forth the Company’s and its Subsidiaries’ insurance policies and fidelity and surety bonds covering the assets, business, equipment, properties, operations, employees, officers and directors (collectively, the “Insurance Policies”). The insurances provided by such Insurance Policies are adequate in amount and scope for the Company’s and its Subsidiaries’ business and operations, including any insurance required to be maintained by them under Company Contracts.

2.21. Governmental Actions/Filings.

(a) The Company and its Subsidiaries have been granted and hold, and have made, all Governmental Actions/Filings (as defined below) (including, without limitation, Governmental Actions/Filings required for emission or discharge of effluents and pollutants into the air and the water) necessary to the conduct by the Company and its Subsidiaries of their business (as presently conducted) or used or held for use by the Company and its Subsidiaries except for any thereof that if not granted, held or made, would not have, individually or in the aggregate, a Material Adverse Effect upon the Company and its Subsidiaries taken as a whole. Each such Governmental Action/Filing is in full force and effect and should be able to be renewed in the ordinary course of the Company’s business and the Company and its Subsidiaries are in substantial compliance with all of their obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon the Company and its Subsidiaries taken as a whole. No Governmental Action/Filing is necessary to be obtained, secured or made by any of the Company’s Subsidiaries to enable any of them to continue to conduct its business and operations and use its properties after the Closing in a manner that is consistent with current practice except for any of such that, if not obtained, secured or made, would not, either individually or in the aggregate, have a Material Adverse Effect upon the Company and its Subsidiaries taken as a whole.

(b) Except as set forth in Schedule 2.21(b), no contractors’ licenses are necessary to be obtained, secured or made by any of the Company’s Subsidiaries to enable any of them to continue to conduct its businesses and operations and use its properties after the Closing in a manner which is consistent with current practice. All of the contractors’ licenses listed on Schedule 2.21(b) have been obtained, secured or made and are in full force and effect.

(c) For purposes of this Agreement, the term “Governmental Action/Filing” shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any Governmental Entity.

2.22. Interested Party Transactions.  Except as set forth in the Schedule 2.22 hereto, no employee, officer, director or stockholder of the Company or any of its Subsidiaries or a member of his or her immediate family is indebted to the Company or any of its Subsidiaries, nor is the Company or any of its Subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any of such Persons, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company or any of its Subsidiaries, and (iii) for other employee benefits made generally available to all employees or similarly situated employees or executives. Except as set forth in Schedule 2.22, to the Company’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom the Company or any of its Subsidiaries is affiliated or with whom the Company or any of its Subsidiaries has a contractual relationship, or in any Person that competes with the Company or any of its Subsidiaries, except that each employee, stockholder, officer or director of the Company or any of its Subsidiaries and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with the Company or any of its Subsidiaries. Except as set forth in Schedule 2.22, to the knowledge of the Company, no officer, director or shareholder or any member of their immediate families is, directly or indirectly, interested in any Material Company Contract with the Company or any of its Subsidiaries (other than such contracts as relate to any such Person’s ownership of capital stock or other securities of the Company or such Person’s employment with the Company or any of its Subsidiaries).

2.23. Board Approval.  The board of directors of the Company (including any required committee or subgroup thereof) has, as of the date of this Agreement, duly approved this Agreement and the transactions contemplated hereby.

2.24. Stockholder Approval.  The shares of Company Common Stock owned by the Stockholder constitute, in the aggregate, the requisite amount of shares necessary for the adoption of this Agreement and the approval of the Merger by the stockholders of the Company in accordance with Applicable Law.

2.25. No Illegal or Improper Transactions.  Since January 1, 2007, neither the Company nor any of its Subsidiaries or any officer, director, employee, agent or Affiliate of the Company or its Subsidiaries on its behalf has offered, paid or agreed to pay to any person or entity (including any governmental official) or solicited, received or agreed to receive from any such person or entity, directly or indirectly, any money or anything of value for the purpose or with the intent of (a) obtaining or maintaining business for the Company or any of its Subsidiaries, (b) facilitating the purchase or sale of any Company Product, or (c) avoiding the imposition of any fine or penalty, in any manner which is in violation of any Legal Requirement, the effect of which, individually or in the aggregate, would reasonably be expected to be materially adverse to the business, assets, or financial condition of the Company or any of its Subsidiaries, taken as a whole. To the Company’s knowledge, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Applicable Law. Neither the Company nor any of its Subsidiaries nor any officer, employee, contractor, subcontractor or agent of the Company or any of its Subsidiaries has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. §1514A(a).

2.26. Holding Company Activities.  The Company, 1623739 Alberta Ltd. (Alberta) and 1623753 Alberta Ltd. (Alberta) do not engage in any business or own any significant assets or have any material liabilities other than (i) in the case of the Company, (a) the ownership of the capital stock of SAExploration, Inc., (b) liabilities in respect of this Agreement, the Company Credit Agreement (as hereinafter defined) and the other agreements entered into in connection with the Merger and the other transactions contemplated hereby and by the Company Credit Agreement, and (c) the issuance, and liabilities in respect, of the Shareholder Subordinated Notes and the Existing Shareholders Notes (as defined in the Company Credit Agreement, in each case, to the extent otherwise permitted, under the Company Credit Agreement); (ii) in the case of 1623739 Alberta Ltd. (Alberta), the ownership of the capital stock of 1623753 Alberta Ltd. (Alberta); (iii) in the case of 1623753 Alberta Ltd. (Alberta), the ownership of the capital stock of SAExploration (Canada) Ltd.; and (iv) the activities permitted under Section 8.03; (iii) of the Company Credit Agreement. As used in this Agreement, the term “Company Credit Agreement” means that certain Credit Agreement among the Company, SAExploration, Inc., a Delaware corporation, SAExploration Seismic Services (US), LLC, a Delaware limited liability company, and NES, LLC, an Alaskan limited liability company, the Lenders party hereto from time to time, CP Admin Co LLC, as Administrative Agent, and CP Admin Co LLC, as Lead Arranger, as amended by that certain Amendment No. 1 to Credit Agreement.

2.27. Survival of Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement shall survive the Closing as set forth in Section 7.4(a).

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to the exceptions set forth in Schedule 3 attached hereto (the “Parent Schedule”), Parent and Merger Sub each represents and warrants to, and covenants with, the Company, as follows:

3.1. Organization and Qualification.

(a) Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Parent is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub. Complete and correct copies of the Charter Documents of Parent, as amended and currently in effect, have been heretofore delivered to the Company. Parent is not in violation of any of the provisions of Parent’s Charter Documents.

(b) Parent is not required to be qualified or licensed to do business as a foreign corporation and in good standing any jurisdiction except where the failure to be so duly qualified or licensed and in good standing could not reasonably be expected to have a Material Adverse Effect on Parent.

3.2. Subsidiaries and Other Interests.

(a) Parent has no Subsidiaries, except for Merger Sub. Except for Merger Sub, Parent does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and Parent has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it becomes obligated to make, any future investment in or capital contribution to any other entity.

(b) Except for Merger Sub, Parent does not own directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity (other than investments in short term investment securities).

(c) Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Merger Sub is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and Merger Sub. Complete and correct copies of the Charter Documents of Merger Sub, as amended and currently in effect, have been heretofore delivered to the Company or Company’s counsel. Merger Sub is not in violation of any of the provisions of its Charter Documents.

(d) Merger Sub is duly qualified or licensed to do business as a foreign corporation or foreign limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and Merger Sub. Each jurisdiction in which each Merger Sub is so qualified or licensed is listed in Schedule 3.2.

(e) Merger Sub does not have, and until the Closing will not have any assets or properties of any kind, does not now conduct and has never conducted any business, does not have any employees, and has and will have at the Closing no obligations or liabilities of any nature whatsoever, except for such obligations as are imposed under this Agreement or by virtue of the Merger.

3.3. Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Parent consists of 55,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Parent Preferred Stock”, collectively with the Parent Common Stock, the “Parent Capital Stock”), of which 7,841,855 shares of Parent Common Stock and no shares of Parent Preferred Stock are issued and outstanding. Except as set forth in Schedule 3.3(a), all of such securities are validly issued, fully paid and nonassessable and free of preemptive rights or rights of first refusal created by statute, the Charter Documents of Parent or any agreement to which Parent is a party or by which it is bound, and free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof or under applicable federal or state securities or “blue sky” laws. Except as set forth in Schedule 3.3(a), Parent has no outstanding bonds, debentures, notes or other obligations the holders of which have or upon the happening of certain events would have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the stockholders of Parent on any matter.

(b) Except as set forth in Schedule 3.3(b) and other than as set forth in this Agreement, there are no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements, stock appreciation rights or similar derivative securities or instruments or commitments which obligate Parent to issue, transfer or sell any Parent Capital Stock or make any payments in lieu thereof. Other than as set forth in Schedule 3.3(b), there are no agreements or understandings to which Parent is a party with respect to the voting of any Parent Capital Stock or which restrict the transfer of any such shares, nor does Parent have knowledge of any such agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares. Other than as set forth in Schedule 3.3(b), there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any Parent Capital Stock or any other securities of Parent. No shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the exercise of outstanding options to purchase Parent Common Stock or Parent Preferred Stock granted to employees of Parent or other parties (“Parent Stock Options”) and there are no outstanding Parent Stock Options. Other than as set forth in Schedule 3.3(b), no shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the exercise of outstanding warrants to purchase Parent Common Stock or Parent Preferred Stock (“Parent Warrants”). Other than as set forth in Schedule 3.3(b), no shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the conversion of the Parent Preferred Stock or any outstanding convertible notes, debentures or securities of Parent or Merger Sub (“Parent Convertible Securities”). All shares of Parent Common Stock and Parent Preferred Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of Parent Common Stock and all outstanding Parent Warrants have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable Parent Contracts (as defined in Section 3.19). Parent has heretofore delivered to the Company true, complete and accurate copies of the Parent Warrants, including any and all documents and agreements relating thereto.

(c) The shares of Parent Common Stock to be issued by Parent in connection with the Merger, including the reserved EBITDA Shares, upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued and such shares of Parent Common Stock will be fully paid and nonassessable free and clear of all Liens.

(d) Except as set forth in Schedule 3.3(d), there are no registrations rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreements or understandings to which Parent or Merger Sub is a party or by which Parent or Merger Sub is bound with respect to any security of any class of Parent or Merger Sub.

(e) Except as provided for in this Agreement or as set forth in Schedule 3.3(e), as a result of the consummation of the transactions contemplated hereby, no shares of capital stock, warrants, options or other securities of Parent or Merger Sub are issuable and no rights in connection with any shares, warrants, options or other securities of Parent accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(f) The authorized and outstanding capital stock of Merger Sub is 100 shares of common stock, par value $0.0001 per share. Parent owns all of the outstanding equity securities of Merger Sub, free and clear of all Liens.

3.4. Authority Relative to this Agreement.  Each of Parent and Merger Sub has full corporate power and authority to: (i) execute, deliver and perform this Agreement, and each ancillary document that Parent or Merger Sub has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out Parent’s and Merger Sub’s obligations hereunder and thereunder and, to consummate the transactions contemplated hereby (including the Merger). The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub (including the approval by their respective Boards of Directors and stockholders to the extent required), and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the Parent Stockholder Approval (as defined in Section 5.1(a)). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.5. No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub shall not: (i) conflict with or violate Parent’s or Merger Sub’s Charter Documents, (ii) conflict with or violate any Legal Requirements, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent’s or Merger Sub’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent pursuant to, any Parent Contracts, except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Parent.

(b) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of it hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Parent or Merger Sub is qualified to do business, (ii) for the filing of any notifications required under the HSR Act, if required upon advice of counsel, and the expiration or early termination of the required waiting period thereunder, (iii) the qualification of Parent or Merger Sub as a foreign corporation in those jurisdictions in which the business of the Company makes such qualification necessary, and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

3.6. Compliance.  Each of Parent and Merger Sub has complied with, and is not in violation of, any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Parent. The business and activities of Parent and Merger Sub have not been and are not being conducted in violation of any Legal Requirements. Neither Parent nor Merger Sub is in default or violation of any term, condition or provision of any applicable Charter Documents. No written notice of non-compliance with any Legal Requirements has been received by Parent or Merger Sub.

3.7. SEC Filings; Financial Statements.

(a) Parent has made available to the Company a correct and complete copy of each report, registration statement and definitive proxy statement filed by Parent with the SEC (the “Parent SEC Reports”), which are all the forms, reports and documents required to be filed by Parent with the SEC prior to the date of this Agreement. All Parent SEC Reports required to be filed by Parent in the twelve (12) month period prior to the date of this Agreement were filed in a timely manner. As of their respective dates the Parent SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, Parent makes no representation or warranty whatsoever concerning any Parent SEC Report as of any time other than the date or period with respect to which it was filed. The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Parent SEC Documents are accurate and complete and comply as to form and content with all applicable laws or rules of applicable governmental and regulatory authorities in all material respects.

(b) Except as set forth in Schedule 3.7(b), each set of financial statements (including, in each case, any related notes thereto) contained in Parent SEC Reports, including each Parent SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents or will fairly present in all material respects the financial position of Parent at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on Parent taken as a whole.

(c) Parent maintains disclosure controls and procedures that satisfy the requirements of Rule 13a-15 under the Exchange Act, and such disclosure controls and procedures are designed to ensure that all material information concerning Parent is made known on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and other public disclosure documents.

(d) To the knowledge of Parent, Parent’s auditor has at all required times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to Parent within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

3.8. No Undisclosed Liabilities.  Parent has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements included in Parent SEC Reports that are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent, except (i) liabilities provided for in or otherwise disclosed in Parent SEC Reports filed prior to the date hereof, and (ii) liabilities incurred since September 30, 2012 in the ordinary course of business, none of which would have a Material Adverse Effect on Parent. Parent is not and has not been a party to any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(a)(iv) of Regulation S-K under the Exchange Act).

3.9. Absence of Certain Changes or Events.  Except as set forth in Parent SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since September 30, 2012, there has not been: (i) any Material Adverse Effect on Parent, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent’s capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent’s capital stock or any other securities of Parent or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of Parent’s capital stock, (iv) any granting by Parent of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Parent of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Parent of any increase in severance or termination pay or any entry by Parent into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Parent of the nature contemplated hereby, (v) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP, (vi) any change in the auditors of Parent, (vi) any issuance of capital stock of Parent, or (vii) any revaluation by Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Parent other than in the ordinary course of business.

3.10. Litigation.  There are no claims, suits, actions or proceedings pending or, to Parent’s knowledge, threatened against Parent, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

3.11. Employee Benefit Plans.  Except as may be contemplated by the Parent Plan (as defined in Section 5.1(a)), Parent does not maintain, and has no liability under, any Plan, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of Parent, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

3.12. Labor Matters.  Parent is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent and Parent does not know of any activities or proceedings of any labor union to organize any such employees.

3.13. Business Activities.  Since its organization, Parent has not conducted any business activities other than activities directed toward the accomplishment of a business combination. Except as set forth in the Parent Charter Documents, there is no agreement, commitment, judgment, injunction, order or decree binding upon Parent or to which Parent is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent, any acquisition of property by Parent or the conduct of business by Parent as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have, a Material Adverse Effect on Parent.

3.14. Title to Property.  Parent does not own or lease any real property or personal property. Except as set forth in Schedule 3.14, there are no options or other contracts under which Parent has a right or obligation to acquire or lease any interest in real property or personal property.

3.15. Taxes.  Except as set forth in Schedule 3.15 hereto:

(a) Parent has timely filed all Tax Returns required to be filed by Parent with any Tax authority prior to the date hereof, except such Tax Returns which are not material to Parent. All such Tax Returns are true, correct and complete in all material respects. Parent has paid or accrued for in Parent’s books and records of account all Taxes shown to be due on such Tax Returns.

(b) All Taxes that Parent is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper Governmental Entities to the extent due and payable.

(c) Parent has not been delinquent in the payment of any material Tax that has not been accrued for in Parent’s books and records of account for the period for which such Tax relates nor is there any material Tax deficiency outstanding, proposed or assessed against Parent, nor has Parent executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d) No audit or other examination of any Tax Return of Parent by any Tax authority is presently in progress, nor has Parent been notified of any request for such an audit or other examination.

(e) No adjustment relating to any Tax Returns filed by Parent has been proposed in writing, formally or informally, by any Tax authority to Parent or any representative thereof.

(f) Parent has no liability for any material unpaid Taxes which have not been accrued for or reserved on Parent’s balance sheets included in the audited financial statements for the most recent fiscal year ended, whether asserted or unasserted, contingent or otherwise, which is material to Parent, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of Parent in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Parent.

(g) Parent has not taken any action and does not know of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.16. Environmental Matters.  Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect: (i) Parent has complied with all applicable Environmental Laws; (ii) Parent is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (iii) Parent has not been associated with any release or threat of release of any Hazardous Substance; (iv) Parent has not received any notice, demand, letter, claim or request for information alleging that Parent may be in violation of or liable under any Environmental Law; and (v) Parent is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

3.17. Brokers.  Except as set forth in Schedule 3.17, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.18. Intellectual Property.  Parent does not own, license or otherwise have any right, title or interest in any material Intellectual Property or Registered Intellectual Property except non-exclusive rights to the name “Trio.”

3.19. Agreements, Contracts and Commitments.

(a) Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement or as set forth in Schedule 3.19, other than confidentiality and non-disclosure agreements, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which Parent is a party or by or to which any of the properties or assets of Parent is bound or becomes bound, subject or affected, which either (a) creates or imposes a liability greater than $25,000, or (b) may not be cancelled by Parent on less than 30 days’ or less prior notice (“Parent Contracts”). All Parent Contracts are listed in Schedule 3.19 other than those that are exhibits to the Parent SEC Reports.

(b) Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, each Parent Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto. True, correct and complete copies of all Parent Contracts (or written summaries in the case of oral Parent Contracts) have been made available to Company or Company’s counsel.

(c) Neither Parent nor, to the knowledge of Parent, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Parent Contract, and no party to any Parent Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Parent. Each agreement, contract or commitment to which Parent is a party or by which it is bound that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect on Parent.

3.20. Insurance.  Except for directors’ and officers’ liability insurance, Parent does not maintain any Insurance Policies.

3.21. Interested Party Transactions.  Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement: (a) no employee, officer, director or stockholder of Parent or a member of his or her immediate family is indebted to Parent nor is Parent indebted (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of Parent; (b) to Parent’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom Parent is affiliated or with whom Parent has a material contractual relationship, or any Person that competes with Parent, except that each employee, stockholder, officer or director of Parent and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with Parent; and (c) to Parent’s knowledge, no officer, director or stockholder or any member of their immediate families is, directly or indirectly, interested in any material contract with Parent (other than such contracts as relate to any such individual ownership of capital stock or other securities of Parent).

3.22. Indebtedness.  Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, Parent has no indebtedness for borrowed money.

3.23. Listing or Quotation of Securities.  Parent Common Stock is listed for trading on the Nasdaq Capital Market (“Nasdaq”) and Parent Warrants are quoted on the Over-the-Counter Bulletin Board (“OTCBB”). There is no action or proceeding pending or, to Parent's knowledge, threatened against Parent by Nasdaq or the Financial Industry Regulatory Authority (“FINRA”) with respect to any intention by such entities to prohibit or terminate the listing or quotation of Parent Common Stock or Parent Warrants on the Nasdaq or OTCBB, as the case may be.

3.24. Board Approval.  The Board of Directors of Parent (including any required committee or subgroup of the Board of Directors of Parent) has, as of the date of this Agreement, unanimously (i) declared the advisability of the Merger and approved this Agreement and the transactions contemplated hereby, (ii) determined that the Merger is in the best interests of the stockholders of Parent, and (iii) determined that the fair market value of the Company is equal to at least 80% of the balance in the Trust Fund (as defined in Section 3.25).

3.25. Trust Fund.  As of the date hereof and at the Closing Date, Parent has and will have no less than $61,600,000 invested in United States Government securities in a trust account administered by Continental (the “Trust Fund”); provided that a portion of the Trust Fund shall be utilized in accordance with Section 5.22.

3.26. Governmental Filings.  Except as set forth in Schedule 3.26, Parent has been granted and holds, and has made, all Governmental Actions/Filings necessary to the conduct by Parent of its business (as presently conducted) or used or held for use by Parent, and true, complete and correct copies of which have heretofore been delivered to the Company. Each such Governmental Action/Filing is in full force and effect and, except as disclosed in Schedule 3.26, will not expire prior to December 31, 2013, and Parent is in compliance with all of its obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon Parent.

3.27. Parent Warrant Agreements.  Certain of Parent’s founding shareholders have executed letter agreements in the form of Exhibit D hereto, copies of which have been furnished to the Company and the Stockholder, pursuant to which such shareholders have agreed (i) to vote in favor of or consent to the amendments to the Parent Warrants described in Section 5.1(a) and (ii) to exchange their Parent Warrants in connection with the Warrant Exchange Offer.

3.28. Opinion of Financial Advisor.  The Board of Directors of Parent has received the opinion of Cassel Salpeter & Co., LLC to the effect that, as of the date thereof and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the aggregate Merger Consideration to be paid by Parent in the Merger pursuant to this Agreement is fair, from a financial point of view, to Parent. Parent shall, promptly following the execution of this Agreement by all parties, furnish an accurate and complete copy of such opinion to the Company solely for informational purposes.

3.29. Survival of Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth in this Agreement shall survive until the Closing.

ARTICLE IV.
CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1. Conduct of Business by the Company and Parent.  Except as set forth in Schedule 4.1 hereto, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company, its Subsidiaries, and Parent and Merger Sub shall, except to the extent that the other party shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations (except where noncompliance would not have a Material Adverse Effect), pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. In addition, except as required or permitted by the terms of this Agreement or set forth in Schedule 4.1 hereto, without the prior written consent of the other party, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company, its Subsidiaries and Parent and Merger Sub shall not do any of the following:

(a) Waive any stock repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b) Grant any severance or termination pay to any officer or employee outside the ordinary course of business except pursuant to applicable law, written agreements outstanding, or policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to the other party, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(c) Transfer or license to any person or otherwise extend, amend or modify any material rights to any Intellectual Property of the Company, its Subsidiaries or Parent, as applicable, or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices provided that in no event shall the Company, its Subsidiaries or Parent license on an exclusive basis or sell any Intellectual Property of the Company, its Subsidiaries or Parent as applicable;

(d) Except with respect to the Warrant Exchange Offer, declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock; provided that, prior to the Closing, the Company may declare and pay a cash dividend in an amount not to exceed $15,000,000 to the holders of shares of Company Common Stock (the “Company Dividend”);

(e) Except as provided in Section 5.23, purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company, its Subsidiaries or Parent, as applicable;

(f) Except with respect to the Warrant Exchange Offer, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities;

(g) Amend its Charter Documents except that Merger Sub may amend its Charter Documents to change its name to “SAExploration Sub, Inc.;”

(h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Parent, the Company or its Subsidiaries as applicable, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services. For purposes of this paragraph, “material” includes the requirement that, as a result of such transaction, financial statements of the acquired, merged or consolidated entity be included in the Proxy Statement/Information Statement (as defined in Section 5.1);

(i) Sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales of inventory and property, plant and equipment in the ordinary course of business consistent with past practice, and (B) the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of such party;

(j) Except with respect to Parent as permitted pursuant to Section 5.21 and with respect to the Company pursuant to Section 5.24, incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, the Company or any of its Subsidiaries, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(k) Other than the new employment agreements in form and substance mutually satisfactory to Parent and the Company to be executed prior to the Closing between Parent and/or the Company’s Subsidiaries and those individuals listed in Schedule 6.3(f), adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices;

(l) Pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction of claims, obligations or litigations in the ordinary course of business consistent with past practices or in accordance with their terms, or liabilities recognized or disclosed in the Unaudited Financial Statements or in the most recent financial statements included in the Parent SEC Reports filed prior to the date of this Agreement, as applicable, or incurred since the date of such financial statements;

(m) Waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which the Company is a party or of which the Company is a beneficiary or to which Parent is a party or of which Parent is a beneficiary, as applicable;

(n) Except in the ordinary course of business consistent with past practices, modify, amend or terminate any Material Company Contract or Parent Contract, as applicable, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(o) Except as required by U.S. GAAP or as set forth in Schedule 4.1(o), revalue any of its assets or make any change in accounting methods, principles or practices;

(p) Except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment (i) requiring such party to pay in excess of $5,000,000 in any 12 month period or (ii) with a customer for services in excess of $50,000,000 in any 12 month period;

(q) Settle any litigation where the consideration given is other than monetary or to which an Insider is a party;

(r) Make or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for Tax purposes or prepare or file any Tax Return in a manner inconsistent with past practice;

(s) Form, establish or acquire any subsidiary except as contemplated by this Agreement;

(t) Permit any Person to exercise any of its discretionary rights under any Plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans;

(u) Make capital expenditures in excess of $50,000,000 in the aggregate;

(v) Make or omit to take any action which would be reasonably anticipated to have a Material Adverse Effect;

(w) Enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders or other Affiliates other than the payment of salary and benefits in the ordinary course of business consistent with prior practice or, in the case of Parent, advancement or reimbursement of expenses in connection with Parent’s search for a business combination; or

(x) Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 4.1(a) through (w) above.

ARTICLE V.
ADDITIONAL AGREEMENTS

5.1. Proxy Statement/Information Statement; Special Meeting.

(a) As soon as is reasonably practicable after receipt by Parent from the Company of all financial and other information relating to the Company as Parent may reasonably request for its preparation, Parent shall prepare with the assistance of the Company and file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, materials in the form of a proxy statement/information statement to be used for the purpose of soliciting proxies from holders of Parent Common Stock for the matters to be acted upon at the Special Meeting (as defined below) and informing holders of Parent Warrants of the amendments to such Parent Warrants (the “Proxy Statement/Information Statement”). The Proxy Statement/Information Statement shall include (i) proxy materials for the purpose of soliciting proxies from holders of Parent Common Stock to vote, at a meeting of holders of Parent Common Stock to be called and held for such purpose (the “Special Meeting”), in favor of (A) the adoption of this Agreement and the approval of the Merger (“Parent Stockholder Approval”), (B) amending and restating Parent’s certificate of incorporation, effective upon the Closing, to be substantially in the form of Exhibit E hereto, providing for, among other things, (I) the change of the name of Parent to “SAExploration Holdings, Inc.;” (II) the existence of Parent to be perpetual; and (III) the removal of the preamble and sections A through I, inclusive, thereof and the redesignation of section J of Article Sixth as Article Sixth (the “Charter Amendment”); (C) the adoption of a stock option plan (the “Parent Plan”); and (D) an adjournment proposal, if necessary, to adjourn the Special Meeting if, based on the tabulated vote count, Parent is not authorized to proceed with the Merger, and (ii) informational materials for the purpose of informing holders of the Parent Warrants that a majority of such Parent Warrants have consented to amendments to the terms of such Parent Warrants to (x) increase the exercise price of such Parent Warrants to $12.00 per share and (y) increase the redemption price of such Parent Warrants to $15.00 per share. The Parent Plan shall provide that an aggregate of no more than 5.0% of the shares of Parent Common Stock to be outstanding immediately after the Effective Time shall be reserved for issuance pursuant to the Parent Plan. Parent, with the assistance of the Company, shall promptly respond to any SEC comments on the Proxy Statement/Information Statement and shall otherwise use reasonable best efforts to cause the Proxy Statement/Information Statement to be approved by the SEC for mailing to the holders of Parent Common Stock and Parent Warrants as promptly as practicable. Parent shall also take any and all actions required to satisfy the requirements of the Securities Act and the Exchange Act.

(b) As soon as practicable following approval by the SEC, Parent shall distribute the Proxy Statement/Information Statement to the holders of Parent Common Stock and Parent Warrants and, pursuant thereto, shall call the Special Meeting in accordance with the DGCL for a date no later than thirty (30) days following the approval of the Proxy Statement/Information Statement by the SEC and, subject to the other provisions of this Agreement, solicit proxies from the holders of Parent Common Stock to vote in favor of the adoption of this Agreement and the approval of the Merger and the other matters presented to the stockholders of Parent for approval or adoption at the Special Meeting, including, without limitation, the matters described in Section 5.1(a).

(c) Parent shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement/Information Statement, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting.

(d) Parent, acting through its board of directors, shall include in the Proxy Statement/Information Statement the recommendation of its board of directors that the holders of Parent Common Stock vote in favor of the adoption of this Agreement and the approval of the Merger, and shall otherwise use reasonable best efforts to obtain the Parent Stockholder Approval.

5.2. Registration Statement; Warrant Exchange Offer.

(a) At a mutually agreeable time after the filing of the Proxy Statement/Information Statement with the SEC and prior to the holding of the Special Meeting, Parent shall prepare with the assistance of the Company and file with the SEC under the Securities Act and the Exchange Act, and with all other applicable regulatory bodies, a registration statement (the “Registration Statement”) on Form S-4 registering the Warrant Exchange Offer (as defined in Section 5.2(b)). The Company and Parent will cause the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act. Each of Parent and the Company shall use reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable after the conclusion of the Special Meeting. As promptly as practicable after the Registration Statement becomes effective, Parent shall cause the prospectus included therein and the Offer Documents (as defined in Section 5.2(b)) to be mailed to the holders of the Parent Warrants.

(b) Each of the Company and Parent shall use its reasonable best efforts (i) to, as soon as permissible under Applicable Law after obtaining the Parent Stockholder Approval and after the declaration by the SEC that the Registration Statement has become effective, commence an exchange offer (the “Warrant Exchange Offer”) pursuant to the Registration Statement, whereby holders of Parent Warrants may elect to exchange their outstanding Parent Warrants for shares of Parent Common Stock such that each holder of Parent Warrants will receive one (1) share of Parent Common Stock for each ten (10) Parent Warrants held by such holder, and (ii) to consummate the Warrant Exchange Offer as soon as practicable after the Closing. In connection with the Warrant Exchange Offer, the Company and Parent shall cooperate with each other regarding, and prepare, offering documents which the Company and Parent will cause to comply as to form in all material respects with the applicable provisions of the Exchange Act, for the purpose of effecting and consummating the Warrant Exchange Offer (the “Offer Documents”). Such Offer Documents shall include, without limitation (i) an Offer to Exchange document describing the material terms of the Warrant Exchange Offer, (ii) a statement on SEC Schedule TO with respect to the Warrant Exchange Offer if required, (iii) a statement by the board of directors of Parent describing its recommendation that the holders of Parent Warrants exchange their Parent Warrants for shares of Parent Common Stock pursuant to the Warrant Exchange Offer, and (iv) all ancillary documents relating to the Warrant Exchange Offer, including exhibits, press releases, letters of transmittal and notices and announcements.

5.3. Directors and Officers of Parent After Merger.  The parties shall take all necessary action so that the persons listed in Schedule 5.3 are elected to the positions of officers and directors of Parent, as set forth therein, to serve in such positions effective immediately after the Closing. If any Person listed in Schedule 5.3 is unable to serve, the party appointing such Person shall designate a successor; provided that, if such designation is to be made after the Closing, any successor to a Person designated by Parent shall be made by the Person serving in the capacity of Chairman of Parent immediately prior to the Closing.

5.4. HSR Act.  If required pursuant to the HSR Act, as promptly as practicable after the date of this Agreement, Parent and the Company shall each prepare and file the notification required of it thereunder in connection with the transactions contemplated by this Agreement and shall promptly and in good faith respond to all information requested of it by the Federal Trade Commission and Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Entities. Parent and the Company shall (a) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the transactions contemplated by this Agreement, (b) give the other prompt notice of the commencement of any action, suit, litigation, arbitration, proceeding or investigation by or before any Governmental Entity with respect to such transactions and (c) keep the other reasonably informed as to the status of any such action, suit, litigation, arbitration, proceeding or investigation. Filing fees with respect to the notifications required under the HSR Act shall be paid by the Company.

5.5. Other Actions.

(a) As promptly as practicable after execution of this Agreement, Parent will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (“Signing Form 8-K”). Promptly after the execution of this Agreement, Parent and the Company shall also issue a mutually agreeable press release announcing the execution of this Agreement (the “Signing Press Release”).

(b) At least five (5) days prior to Closing, Parent shall prepare together with Company a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Merger in any report or form to be filed with the SEC (“Closing Form 8-K”). Prior to Closing, Parent and the Company shall prepare a mutually agreeable press release announcing the consummation of the Merger hereunder (“Closing Press Release”). Concurrently with the Closing, Parent shall distribute the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter, Parent shall file the Closing Form 8-K with the SEC.

5.6. Required Information.

(a) In connection with the preparation of the Signing Form 8-K, the Signing Press Release, the Registration Statement, the Proxy Statement/Information Statement, the Offer Documents, the Closing Form 8-K and the Closing Press Release, or any other statement, filing, notice, release or application made by or on behalf of Parent and/or the Company to any Government Entity or other third party in connection with the Merger and the other transactions contemplated hereby (each, a “Reviewable Document”), and for such other reasonable purposes, the Company and Parent each shall, upon request by the other, promptly furnish the other with all information concerning themselves, their respective directors, officers, stockholders and Affiliates (including the directors of Parent and the Company to be elected effective as of the Closing pursuant to Section 5.3 hereof) and such other matters as may be reasonably necessary or advisable in connection with the Merger and the preparation of such document. Each party warrants and represents to the other party that all such information shall be true and correct in all material respects as of the date of filing, issuance or other submission or public disclosure of such document, as of the date of the Special Meeting and as of the Closing Date and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading (provided that each party shall not be responsible for the accuracy or completeness of any information relating to the other party or any other information furnished by the other party for inclusion in any such document).

(b) At a reasonable time prior to the filing, issuance or other submission or public disclosure of a Reviewable Document by either Parent or the Company, the other party shall be given an opportunity to review and comment upon such Reviewable Document and give its consent to the form thereof, such consent not to be unreasonably withheld, provided that a party may file, issue or otherwise submit a Reviewable Document without the consent of the other party if it is advised by counsel that such Reviewable Document must be filed, issued or submitted in the form objected to by the other party so that the filing, issuing or submitting party is in compliance with Applicable Law.

(c) Any language included in a Reviewable Document that reflects the comments of the reviewing party, as well as any text as to which the reviewing party has not commented upon after being given a reasonable opportunity to comment, shall be deemed to have been approved by the reviewing party and may henceforth be used by the other party in other Reviewable Documents and in other documents distributed by the other party in connection with the transactions contemplated by this Agreement without further review or consent of the reviewing party.

(d) Prior to the Effective Time and, in the case of the Registration Statement, prior to the closing of the Warrant Exchange Offer, (i) the Company and Parent shall notify each other as promptly as reasonably practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, a Reviewable Document that has been filed with the SEC, and (ii) the Company and Parent shall each notify the other as promptly as practicable after the receipt by it of any written or oral comments of the SEC on, or of any written or oral request by the SEC for amendments or supplements to, any such Reviewable Document, and shall promptly supply the other with copies of all correspondence between it or any of its representatives and the SEC with respect to any of the foregoing filings. All correspondence and communications to the SEC made by the Company or Parent with respect to the transactions contemplated by this Agreement or any agreement ancillary hereto shall be considered to be Reviewable Documents subject to the provisions of this Section 5.6.

5.7. Confidentiality; Access to Information.

(a) Confidentiality.  Any confidentiality agreement previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement. Each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (i) information which was known to the one party or their respective agents prior to receipt from the other party; (ii) information which is or becomes generally known; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; (iv) disclosure required by law, regulation or stock exchange rule; or (v) disclosure consented to by the other party. In the event this Agreement is terminated as provided in Article VIII hereof, each party will destroy or return or cause to be destroyed or returned to the other all documents and other material obtained from the other in connection with the Merger contemplated hereby.

(b) Access to Information.

(i) The Company will afford Parent and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Company, as Parent may reasonably request.

(ii) Parent will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Parent during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of Parent, as the Company may reasonably request.

5.8. Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, including the consents referred to in Schedule 2.5 of the Company Schedule, (iv) providing suitably knowledgeable directors, officers, employees and other Persons to attend and, if requested by Parent, to participate in “road shows” that are to be presented to Parent’s security holders; (v) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (vi) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Parent and its board of directors, the Company and its board of directors and the Stockholder and its members and Board of Managers, if any, shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use its commercially reasonable efforts to enable the Merger and the other transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or the Company to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

5.9. Registration Rights.  The Parties hereto agree to enter into a registration rights agreement (the “Registration Rights Agreement”) in the form attached as Exhibit F at the Closing pursuant to which Parent will agree to register for resale under the Securities Act the shares of Parent Common Stock to be issued and issuable pursuant to this Agreement to the Stockholder and any other Person who would be deemed to be an “Affiliate” of Parent pursuant to Rule 144 promulgated under the Securities Act as a result of such issuance.

5.10. Treatment as a Reorganization.  Neither Parent nor the Company or the Stockholder shall take any action prior to or following the Merger that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code and the regulations thereunder.

5.11. No Parent Common Stock Transactions.  Neither the Company nor the Stockholder or any of their respective Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Parent prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. The Company shall use commercially reasonable efforts to require each of its officers, directors, employees, agents, advisors, contractors, associates, clients, customers and representatives, to comply with the foregoing requirement.

5.12. No Claim Against Trust Fund.  Notwithstanding anything else in this Agreement, the Company and the Stockholder acknowledges that it has read Parent’s final prospectus dated June 21, 2011 and understands that Parent has established the Trust Fund for the benefit of Parent’s public stockholders and that Parent may disburse monies from the Trust Fund only (a) to Parent’s public stockholders in the event they elect to convert their shares into cash in accordance with Parent’s Charter Documents and/or the liquidation of Parent, (b) to Parent after, or concurrently with, the consummation of a business combination, and (c) to Parent in limited amounts for its working capital requirements and tax obligations. The Company and the Stockholder further acknowledge that, if the transactions contemplated by this Agreement, or, upon termination of this Agreement, another business combination, are not consummated by June 24, 2013, Parent will be obligated to return to its stockholders the amounts being held in the Trust Fund. Accordingly, the Company, for itself and its subsidiaries, affiliated entities, directors, officers, employees, stockholders, representatives, advisors and all other associates and Affiliates, and Stockholder, for itself, hereby waive all rights, title, interest or claim of any kind against Parent to collect from the Trust Fund any monies that may be owed to them by Parent for any reason whatsoever, including but not limited to a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent (whether in the past, present or future), and will not seek recourse against the Trust Fund at any time for any reason whatsoever. This paragraph will survive the termination of this Agreement for any reason.

5.13. Disclosure of Certain Matters.  Each of Parent, the Company and the Stockholder will provide the others with prompt written notice of any event, development or condition that (a) would cause any party’s representations and warranties to become untrue or misleading or which may affect its ability to consummate the transactions contemplated by this Agreement, (b) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (c) gives any party any reason to believe that any of the conditions set forth in Article VI will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations, or financial condition of the Company, or (e) would require any amendment or supplement to the Proxy Statement/Information Statement. The parties shall have the obligation to supplement or amend the Company Schedules and Parent Schedules (the “Disclosure Schedules”) being delivered concurrently with the execution of this Agreement with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules. The obligations of the parties to amend or supplement the Disclosure Schedules being delivered shall be fulfilled (a) promptly upon occurrence or discovery with respect to any material matter and (b) not later than ten (10) days prior to the Closing Date for all other matters or promptly upon occurrence or discovery for any other matter occurring or discovered less than ten (10) days prior to the Closing Date. Notwithstanding any such amendment or supplementation, for purposes of Sections 6.2(a),

6.3(a), 8.1(d) and 8.1(e), the representations and warranties of the parties shall be made with reference to the Disclosure Schedules as they exist at the time of execution of this Agreement, subject to such anticipated changes as are set forth in Schedule 4.1 or otherwise expressly contemplated by this Agreement or that are set forth in the Disclosure Schedules as they exist on the date of this Agreement.

5.14. Securities Listing.  Parent and the Company shall use commercially reasonable efforts to obtain the listing of the Parent Common Stock for trading on the New York Stock Exchange or Nasdaq or quotation on the OTCBB. If such listing is not obtained by the Closing, the parties shall continue to use their best efforts after the Closing to obtain such listing.

5.15. Further Actions.  All parties shall use their best efforts to take such actions as are necessary to fulfill their obligations under this Agreement.

5.16. No Solicitation.  Neither the Company nor the Stockholder will, and will cause their respective Affiliates, employees, agents and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group (other than Parent and its designees) concerning any merger, sale of ownership interests and/or assets of the Company, recapitalization or similar transaction.

5.17. Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of Parent or Company as provided in the Charter Documents of Parent or Company, respectively, shall continue in full force and effect in accordance with their terms.

(b) For a period of six (6) years after the Closing Date, each of Parent and Surviving Corp shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Parent and the Company, respectively (or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous), with respect to claims arising from facts and events that occurred prior to the Closing Date.

(c) If Parent and Surviving Corp or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent and Surviving Corp assume the obligations set forth in this Section 5.17.

(d) The provisions of this Section 5.17 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of Parent and the Company for all periods ending on or before the Closing Date and may not be changed without the consent of the Committee referred to in Section 1.12(a).

5.18. Insider Loans; Equity Ownership in Subsidiaries.  The Stockholder, at or prior to Closing, shall (i) repay to the Company any loan by the Company to such Stockholder and any other amount owed by the Stockholder to the Company; (ii) cause any guaranty or similar arrangement pursuant to which the Company has guaranteed the payment or performance of any obligations of such Stockholder to a third party to be terminated; and (iii) cease to own any direct equity interests in any Subsidiary of the Company or in any other Person that utilizes the name “SAExploration.” The Company shall use its reasonable best efforts to enable the Stockholder to accomplish the foregoing.

5.19. Certain Financial Information.  Within twenty (20) business days after the end of each month between the date hereof and the earlier of the Closing Date and the date on which this Agreement is terminated, the Company shall deliver to Parent unaudited consolidated financial statements of the Company and its Subsidiaries for such month, certified by the chief financial officer of the Company as being true and correct, including a balance sheet, statement of operations, and statements of stockholders’ equity and cash flow, prepared in accordance with U.S. GAAP applied on a consistent basis to prior periods (except as may be indicated in the notes thereto) and that fairly present in all material respects the financial position of the

Company at the date thereof and the results of its operations for the period indicated, except that such statements need not contain notes or year end adjustments.

5.20. Access to Financial Information.  The Company will, and will cause its auditors to, (a) continue to provide Parent and its advisors full access to all of the Company’s financial information used in the preparation of its Audited Financial Statements and Unaudited Financial Statements and the financial information furnished pursuant to Section 5.19 hereof and (b) cooperate fully with any reviews performed by Parent or its advisors of any such financial statements or information.

5.21. Parent Borrowings.  Through the Closing, Parent shall be allowed to borrow funds from its directors, officers and/or stockholders to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Parent in due course on a non-interest bearing basis and repayable at Closing (or convertible into Parent Warrants in accordance with the terms of the promissory notes issued to evidence the borrowing). The proceeds of such loans shall not be used for the payment of salaries, bonuses or other compensation to any of Parent’s directors, officers or stockholders.

5.22. Trust Fund Disbursement.  Parent shall cause the Trust Fund to be disbursed to Parent and as otherwise contemplated by this Agreement immediately upon the Closing. All liabilities and obligations of Parent due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (i) to stockholders who elect to have their shares converted to cash in accordance with the provisions of Parent’s Charter Documents, (ii) all amounts payable in connection with any of the arrangements or transactions contemplated by Section 5.23 (including all costs and expenses in connection therewith), (iii) for income tax or other tax obligations of Parent prior to Closing, (iv) as repayment of loans and reimbursement of expenses to directors, officers and founding stockholders of Parent, and (v) to third parties (e.g., professionals, printers, etc.) who have rendered services to Parent in connection with its operations and efforts to effect a business combination, including the Merger.

5.23. Certain Actions with Respect to Parent Securities.  It is agreed that, notwithstanding anything to the contrary contained in this Agreement, Parent and its Affiliates shall be permitted to use proceeds of the Trust Fund upon closing of the Merger as necessary to fund agreements and arrangements relating to the repurchase or redemption of Parent Common Stock for the purposes of enhancing the likelihood of and securing approval of the transactions contemplated hereby by the holders of Parent Common Stock.

5.24. Company Loan from Stockholders.  The Company may borrow from its stockholders an amount not to exceed the amount of the Company Dividend pursuant to notes in a form reasonably acceptable to Parent that are payable at a time after the Closing.

5.25. Stock Option Plan.  Immediately prior to Closing, Parent will create the Parent Plan for the benefit of employees of Surviving Corp and its Subsidiaries, and shall allocate to the Parent Plan for issuance thereunder the number of shares equal to five percent (5.0%) of the Parent Common Stock outstanding immediately after the Closing.

5.26. Reissuance of Seller Note.  During the term of the Seller Note, upon request by Representative and submission of the currently outstanding Seller Note, Parent shall reissue the amount of the Seller Note into separate notes in the amount(s) and to such Person(s) as designated by the Representative.

ARTICLE VI.
CONDITIONS TO THE TRANSACTION

6.1. Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Parent Stockholder Approval.  The Parent Stockholder Approval and the Charter Amendment each shall have been duly approved and adopted by the stockholders of Parent by the requisite vote under the laws of the State of Delaware and the Parent Charter Documents.

(b) Parent Common Stock.  Holders of 496,032 or more of the shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding immediately before the Closing shall not have exercised their rights to convert their shares into a pro rata share of the Trust Fund in accordance with Parent’s Charter Documents.

(c) HSR Act; No Order.  All specified waiting periods under the HSR Act shall have expired and no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger, substantially on the terms contemplated by this Agreement.

(d) Stock Quotation or Listing.  The Parent Common Stock at the Closing will be quoted on the OTCBB or listed for trading on the New York Stock Exchange or Nasdaq, if the application for any such listing is approved, and there will be no action or proceeding pending or threatened against Parent by FINRA to prohibit or terminate the quotation of Parent Common Stock on the OTCBB or the trading thereof on the New York Stock Exchange or Nasdaq.

(e) Company Credit Agreement Amendment.  The Company shall have entered into a further amendment to the Company Credit Agreement in form and substance reasonably satisfactory to the Company and Parent.

6.2. Additional Conditions to Obligations of the Company.  The obligations of the Company and the Stockholder to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties.  Each representation and warranty of Parent and Merger Sub contained in this Agreement that is (i) qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) subject to the provisions of the last sentence of Section 5.13, on and as of the Closing Date with the same force and effect as if made on the Closing Date, and (ii) not qualified as to materiality shall have been true and correct (C) as of the date of this Agreement and (D) subject to the provisions of the last sentence of Section 5.13, in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date. The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent and Merger Sub by an authorized officer of Parent and Merger Sub (“Parent Closing Certificate”).

(b) Agreements and Covenants.  Parent and Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of Parent) does not, or will not, constitute a Material Adverse Effect with respect to Parent, and the Parent Closing Certificate shall include a provision to such effect.

(c) No Litigation.  No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely or otherwise encumber the title of the shares of Parent Common Stock to be issued or other Merger Consideration to be paid by Parent in connection with the Merger and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d) Consents.  Parent and Merger Sub shall have obtained all consents, waivers and approvals required to be obtained by Parent in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Parent and the Parent Closing Certificate shall include a provision to such effect.

(e) Material Adverse Effect.  No Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement.

(f) SEC Compliance.  Immediately prior to Closing, Parent shall be in compliance with the reporting requirements under the Exchange Act.

(g) Other Deliveries.  At or prior to Closing, Parent shall have delivered to the Company (i) copies of resolutions and actions taken by the respective board of directors and stockholders of Parent and Merger Sub in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by the Company and its counsel in order to consummate the transactions contemplated hereunder.

(h) Resignations.  The persons listed in Schedule 6.2(h) shall have resigned from all of their positions and offices with Parent.

(i) Trust Fund.  Parent shall have made appropriate arrangements to have the Trust Fund, which shall contain no less than the amount referred to in Section 3.25, dispersed to Parent immediately upon the Closing.

(j) Opinion of Counsel.  The Company shall have received from Graubard Miller, counsel to Parent and Merger Sub, an opinion of counsel in substantially the form of Exhibit G annexed hereto.

(k) Founding Shareholder Letters.  Parent’s founding shareholders shall have executed letter agreements in the form of Exhibit H annexed hereto pursuant to which such shareholders agree to grant to the Representative, acting as representative of the former holders of Company Common Stock, at the Closing a proxy with respect to an aggregate of at least 1,900,000 shares of Parent Common Stock under certain circumstances.

6.3. Additional Conditions to the Obligations of Parent.  The obligations of Parent to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties.  Each representation and warranty of the Company contained in this Agreement that is (i) qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) subject to the provisions of the last sentence of Section 5.13, on and as of the Closing Date with the same force and effect as if made on the Closing Date, and (ii) not qualified as to materiality shall have been true and correct (C) as of the date of this Agreement and (D) subject to the provisions of the last sentence of Section 5.13, in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date. Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of the Company (“Company Closing Certificate”).

(b) Agreements and Covenants.  The Company and the Stockholder shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of the Company or the Stockholder) does not, or will not, constitute a Material Adverse Effect on the Company, and the Company Closing Certificate shall include a provision to such effect with respect to the Company.

(c) No Litigation.  No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely the right of Parent to own, operate or control any of the assets and operations of Surviving Corp following the Merger and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d) Consents.  The Company shall have obtained all consents, waivers, permits and approvals required to be obtained by the Company in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company and the Company Closing Certificate shall include a provision to such effect.

(e) Material Adverse Effect.  No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement.

(f) Employment Agreements.  Employment Agreements between Parent and, separately, each of the Persons listed in Schedule 6.3(f), in form and substance mutually satisfactory to Parent and the Company, shall be in full force and effect.

(g) Opinion of Counsel.  Parent shall have received from (i) Strasburger & Price, LLP, counsel to the Company, an opinion of counsel in substantially the form of Exhibit I annexed hereto and (ii) from counsel to the Stockholder reasonably satisfactory to Parent, an opinion of counsel substantially similar to the opinion of counsel to the Company, in form and substance reasonably satisfactory to Parent.

(h) Other Deliveries.  At or prior to Closing, the Company shall have delivered to Parent: (i) copies of resolutions and actions taken by the Company’s board of directors and stockholders in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by Parent and its counsel in order to consummate the transactions contemplated hereunder.

(i) Derivative Securities.  Except as provided in Schedule 6.3(i), there shall be outstanding no options, warrants or other derivative securities entitling the holders thereof to acquire shares of Company Common Stock or other securities of the Company.

(j) Insider Loans; Equity Ownership in Subsidiaries.  (i) All outstanding indebtedness owed by Insiders to the Company shall have been repaid in full, including the indebtedness and other obligations described on Schedule 2.22; (ii) all outstanding guaranties and similar arrangements pursuant to which the Company has guaranteed the payment or performance of any obligations of any Insider to a third party shall have been terminated; and (iii) no Insider shall own any direct equity interests in any Subsidiary of the Company or in any other Person that utilizes in its name “SAExploration ..”

(k) Appraisal Rights.  Holders of no more than 10% of the shares of any class of securities of the Company outstanding immediately before the Effective Time shall have taken action to exercise their appraisal rights pursuant to the DGCL.

ARTICLE VII.
INDEMNIFICATION

7.1. Indemnification of Parent.

(a) Subject to the terms and conditions of this Article VII (including without limitation the limitations set forth in Section 7.4), Parent, Surviving Corp and their respective representatives, successors and permitted assigns (the “Parent Indemnitees”) shall be indemnified, defended and held harmless by those Persons who receive shares of Parent Company Stock from Parent upon consummation of the Merger, but only to the extent of the Escrow Shares, from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Parent Indemnitee by reason of, arising out of or resulting from:

(i) the inaccuracy or breach of any representation or warranty of the Company contained in or made pursuant to this Agreement, any Schedule or any certificate delivered by the Company to Parent pursuant to this Agreement with respect hereto or thereto in connection with the Closing;

(ii) the non-fulfillment or breach of any covenant or agreement of the Company contained in this Agreement; and

(iii) such other matters as to which the parties shall agree in good faith, prior to the Closing, that the Parent Indemnitees are entitled to indemnification pursuant to this Article VII (“Other Indemnifiable Matters”).

(b) As used in this Article VII, the term “Losses” shall include on a dollar for dollar basis all losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties or whether or not ultimately determined to be valid; provided that, with respect to Other Indemnifiable Matters, “Losses” shall not include court costs and reasonable legal fees and expenses. Solely for the purpose of determining the amount of any Losses (and not for determining any breach) for which a Parent Indemnitee may be entitled to indemnification pursuant to Article VII, any representation or warranty contained in this Agreement that is qualified by a term or terms such as “material,” “materially,” or “Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words.

7.2. Indemnification of Third Party Claims.  The indemnification obligations and liabilities under this Article VII with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against Parent or Surviving Corp by a Person other than the Company (a “Third Party Claim”) shall be subject to the following terms and conditions:

(a) Notice of Claim.  Parent, acting through the Committee, will give the Representative prompt written notice after receiving written notice of any Third Party Claim or discovering the liability, obligation or facts giving rise to such Third Party Claim (a “Notice of Claim”), which Notice of Third Party Claim shall set forth (i) a brief description of the nature of the Third Party Claim, (ii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iii) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance, and the Representative shall be entitled to participate in the defense of Third Party Claim at its expense.

(b) Defense.  The Representative shall have the right, at its option (subject to the limitations set forth in subsection 7.2(c) below) and at its own expense, by written notice to Parent, to assume the entire control of, subject to the right of Parent to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement of the Third Party Claim as to which such Notice of Claim has been given, and shall be entitled to appoint a recognized and reputable counsel reasonably acceptable to Parent to be the lead counsel in connection with such defense. If the Representative is permitted and elects to assume the defense of a Third Party Claim:

(i) the Representative shall diligently and in good faith defend such Third Party Claim and shall keep Parent reasonably informed of the status of such defense; provided, however, that in the case of any settlement providing for remedies which are not merely incidental to a primary damage claim or claims for monetary damages, Parent shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned; and

(ii) Parent shall cooperate fully in all respects with the Representative in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and Parent shall make available to the Representative all pertinent information and documents under its control.

(c) Limitations of Right to Assume Defense.  The Representative shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by Parent if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the Third Party Claim seeks an injunction or equitable relief against Parent which is not merely incidental to a primary damage claim or claims for monetary damages; or (iii) there is a reasonable probability that a Third Party Claim may materially and adversely affect Parent other than as a result of money damages or other money payments.

(d) Other Limitations.  Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not constitute a defense (in whole or in part) to any Third Party Claim by Parent against the Representative and shall not affect the Representative’s duty or obligations under this Article VII, except to the extent (and only to the extent that) such failure shall have adversely affected the ability of the Representative to defend against or reduce its liability or caused or increased such liability or otherwise caused the damages for which the Representative is obligated to be greater than such damages would have been had Parent given the Representative prompt notice hereunder. So long as the Representative is defending any such action actively and in good faith, Parent Indemnitees shall not settle such action. Parent and Surviving Corp shall make available to the Representative all relevant records and other relevant materials required by them and in the possession or under the control of Parent or Surviving Corp, for the use of the Representative and its representatives in defending any such action, and shall in other respects give reasonable cooperation in such defense.

(e) Failure to Defend.  If the Representative, promptly after receiving a Notice of Claim, fails to defend such Third Party Claim actively and in good faith, Parent or Surviving Corp, at the reasonable cost and expense of the Representative, will (upon further written notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim as it may determine in its reasonable discretion, provided that the Representative shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned.

(f) Parent’s Rights.  Anything in this Section 7.2 to the contrary notwithstanding, the Representative shall not, without the written consent of Parent, settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to Parent of a full and unconditional release from all liability and obligation in respect of such action without any payment by Parent.

(g) Representative Consent.  Unless the Representative has consented to a settlement of a Third Party Claim, the amount of the settlement shall not be a binding determination of the amount of the Loss and such amount shall be determined in accordance with the provisions of the Escrow Agreement.

7.3. Insurance Effect.  To the extent that any Losses that are subject to indemnification pursuant to this Article VII are covered by insurance paid for by the Company prior to or after the Closing, Parent shall use commercially reasonable efforts to obtain the maximum recovery under such insurance; provided that Parent shall nevertheless be entitled to bring a claim for indemnification under this Article VII in respect of such Losses and the time limitations set forth in Section 7.4 hereof for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such insurance claim. The existence of a claim by Parent for monies from an insurer or against a third party in respect of any Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by the Representative. If Parent has received the payment required by this Agreement from the Representative in respect of any Loss and later receives proceeds from insurance or other amounts in respect of such Loss, then it shall hold such proceeds or other amounts in trust for the benefit of the Representative and shall pay to the Representative, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any payments received from the Representative pursuant to this Agreement in respect of such Loss. Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

7.4. Limitations on Indemnification.

(a) Survival: Time Limitation.  The representations, warranties, covenants and agreements in this Agreement or in any writing delivered by the Company to Parent in connection with this Agreement (including the certificate required to be delivered by the Company pursuant to Section 6.3(a)) shall survive the Closing for the period that ends on the Basic Indemnity Escrow Termination Date (the “Basic Survival Period”) except that the right of Parent to bring (i) Tax Indemnification Claims and Environmental Indemnity Claims shall survive the Closing for the period that ends on the T/E Escrow Termination Date (the “T/E Survival Period”) and (ii) claims for the breach of the representations and warranties in Sections 1.13(c)(vii) and 2.3 and claims relating to Other Indemnifiable Matters shall survive without limitation as to time (“Section 7.4(a)(ii) Claims”).

(b) Any indemnification claim, other than a Section 7.4(a)(ii) Claim, made by the Committee prior to the termination of the Basic Survival Period or the T/E Survival Period (each a “Survival Period”), as the case may be, shall be preserved despite the subsequent termination of such Survival Period and any claim set forth in a Notice of Claim sent prior to the expiration of such Survival Period shall survive until final resolution thereof. Except as set forth in the immediately preceding sentence, no claim for indemnification under this Article VII shall be brought after the end of the Basic Survival Period or the T/E Survival Period, as the case may be; provided that Section 7.4(a)(ii) Claims may be brought at any time.

(c) Deductible.  No amount shall be payable under Article VII unless and until the aggregate amount of all indemnifiable Losses otherwise payable exceeds $500,000 (the “Deductible”), in which event the amount payable shall be the full amount (and not just the amount in excess of the amount of the Deductible), and, subject to the limitations set forth in Section 7.4(d), all future amounts that become payable under Section 7.1 from time to time thereafter. Notwithstanding the foregoing, the Deductible shall not apply to Losses that arise out of (i) a breach of the representations and warranties in Sections 1.13(c)(vii) and 2.3, (ii) an T/E Indemnification Claim all of which shall be indemnifiable as to all Losses that so arise from the first dollar thereof, or (iii) claims relating to Other Indemnifiable Matters.

(d) Aggregate Amount Limitations.  The aggregate liability for Losses pursuant to Section 7.1 shall not in any event exceed the Escrow Shares in the case of Basic Indemnity Claims or the T/E Indemnity Shares in the case of Tax Indemnity Claims or Environmental Indemnity Claims and Parent shall have no claim against the Company’s stockholders other than for any of such Escrow Shares (and any proceeds of the shares or distributions with respect to the Escrow Shares). The aggregate liability for Losses arising out of claims relating to Other Indemnifiable Matters shall not in any event exceed $1,000,000.

(e) Knowledge.  Parent Indemnitees may not seek indemnification under this Article VII for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement if Parent Indemnitees had knowledge of such inaccuracy or breach prior to the Closing.

7.5. Exclusive Remedy.  Parent, on behalf of itself and the other Parent Indemnitees, hereby acknowledges and agrees that, from and after the Closing, the sole remedy of the Parent Indemnitees with respect to any and all claims for money damages arising out of or relating to this Agreement shall be pursuant and subject to the requirements of the indemnification provisions set forth in this Article VII. Notwithstanding any of the foregoing, nothing contained in this Article VII shall in any way impair, modify or otherwise limit a Parent Indemnitee’s right to bring any claim, demand or suit against the other party based upon such other party’s actual fraud or intentional or willful misrepresentation or omission, it being understood that a mere breach of a representation and warranty, without intentional or willful misrepresentation or omission, does not constitute fraud.

7.6. Adjustment to Merger Consideration.  Amounts paid for indemnification under Article VII shall be deemed to be an adjustment to the value of the shares of Parent Common Stock issued by Parent as a result of the Merger, except as otherwise required by Law.

7.7. Representative Capacities; Application of Escrow Shares.  The parties acknowledge that the Representative’s obligations under this Article VII are solely as a representative of the Company’s stockholders in the manner set forth in the Escrow Agreement with respect to the obligations to indemnify Parent under this Article VII and that the Representative shall have no personal responsibility for any expenses incurred by him in such capacity and that all payments to Parent as a result of such indemnification obligations shall be made solely from, and to the extent of, the Escrow Shares. Out-of-pocket expenses of the Representative for attorneys’ fees and other costs shall be borne in the first instance by Parent, which may make a claim for reimbursement thereof against the Escrow Shares upon the claim with respect to which such expenses are incurred becoming an Established Claim (as defined in the Escrow Agreement). The parties further acknowledge that all actions to be taken by Parent pursuant to this Article VII shall be taken on its behalf by the Committee in accordance with the provisions of the Escrow Agreement. The Escrow Agent, pursuant to the Escrow Agreement after the Closing, may apply all or a portion of the Escrow Shares to satisfy any claim for indemnification pursuant to this Article VII. The value of the Escrow Shares shall be determined in accordance with the Escrow Agreement. The Escrow Agent will hold the remaining portion of the Escrow Shares until final resolution of all claims for indemnification or disputes relating thereto.

7.8. Tax Benefits.  The amount of any Losses for which indemnification is provided shall be reduced by any net Tax benefit to such indemnified party and its Affiliates, to the extent realized by such party as a result of such Losses, including the present value (determined by discounting at 8%) of the benefit arising from an increase in the Tax basis of assets, net of any Tax costs incurred by the indemnified party as a result of the receipt of the indemnification payments hereunder. In calculating the amount of net Tax benefit, the indemnified party and its Affiliates shall be presumed to pay Taxes at a forty percent (40%) Tax rate. The indemnified party shall provide the indemnifying party with such documentation as may be reasonably requested in order to ascertain or confirm the amount of any net Tax benefit or net Tax cost referred to herein.

7.9. Mitigation.  A Parent Indemnitee shall use commercially reasonably efforts to mitigate Losses suffered, incurred or sustained by it arising out of any matter for which it is entitled to indemnification hereunder; provided that no Parent Indemnitee shall be required to (i) take any action or refrain from taking any action that is contrary to any applicable Contract, order or law binding on it or any Affiliate thereof or (ii) incur any out-of-pocket expense in connection with such mitigation (other than de minimus incidental expenses).

ARTICLE VIII.
TERMINATION

8.1. Termination.  This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Parent and the Company at any time;

(b) by either Parent or the Company if the Merger shall not have been consummated by June 30, 2013 for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Parent or the Company if a Governmental Entity shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d) by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by Parent is curable by Parent prior to the Closing Date, then the Company may not terminate this Agreement under this Section 8.1(d) for thirty (30) days after delivery of written notice from the Company to Parent of such breach, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(d) if it shall have materially breached this Agreement or if such breach by Parent is cured during such thirty (30)-day period);

(e) by Parent, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach is curable by the Company prior to the Closing Date, then Parent may not terminate this Agreement under this Section 8.1(e) for thirty (30) days after delivery of written notice from Parent to the Company of such breach, provided the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement or if such breach by the Company is cured during such thirty (30)-day period);

(f) by the Company, if immediately prior to the Merger, Parent does not have cash on hand of $30,000,000 after payment of amounts that Parent may pay in accordance with Section 5.22 and after payment of transaction costs incurred by the Company not to exceed $2,000,000 in the aggregate, but not to include any expenses related to the Company Credit Agreement other than expenses necessarily and reasonably incurred after the date of this Agreement in connection with obtaining the consent to this Agreement and the Merger required under the Company Credit Agreement from the parties to the Company Credit Agreement other than the Company and its Subsidiaries; or

(g) by Parent, if a Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement; or

(h) by the Company, if a Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement; or

(i) by either Parent or the Company, if, at the Special Meeting (including any adjournments thereof), this Agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of Parent Common Stock required under Parent’s Charter Documents, or the holders of less than 496,032 of the shares of Parent Common Stock issued in Parent’s initial public offering and outstanding as of the date of the record date of the Special Meeting shall not exercise their rights to convert the shares of Parent Common Stock held by them into cash in accordance with Parent’s Charter Documents.

8.2. Notice of Termination; Effect of Termination.  Any termination of this Agreement under Section 8.1 above will be effective immediately upon (or, if the termination is pursuant to Section 8.1(d) or Section 8.1(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the Merger shall be abandoned, except for and subject to the following: (i) Sections 5.7(a), 5.12, 8.2 and 8.3 and Article X (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement, including a breach by a party electing to terminate this Agreement pursuant to Section 8.1(b) caused by the action or failure to act of such party constituting a principal cause of or resulting in the failure of the Merger to occur on or before the date stated therein.

8.3. Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.

ARTICLE IX.
DEFINED TERMS

Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:

“Accredited Investor”	Section 1.13(c)(v)
“Accounting Arbiter”	Section 1.16(e)
“Affiliate”	Section 10.2(f)
“Agreement”	Section 1.1
“Applicable Law”	Section 1.3
“Approvals”	Section 2.1(a)
“Audited Financial Statements”	Section 2.7(a)
“Basic Indemnity Escrow Termination Date”	Section 1.11
“Basic Survival Period”	Section 7.4(a)
“Blue Sky Laws”	Section 1.13(c)(iii)
“Cash Consideration”	Section 1.5(b)(i)
“Certificate of Merger”	Section 1.2
“Charter Amendment”	Section 5.1(a)
“Charter Documents”	Section 2.1(a)
“Closing”	Section 1.2
“Closing Date”	Section 1.2
“Closing Form 8-K”	Section 5.5(b)
“Closing Press Release”	Section 5.5(b)
“Code”	Section 1.5(j)
“Committee”	Section 1.12(a)
“Company”	Heading
“Company Certificates”	Section 1.5(e)
“Company Closing Certificate”	Section 6.3(a)
“Company Common Stock”	Section 1.3
“Company Contracts”	Section 2.19(a)
“Company Credit Agreement”	Section 2.26
“Company Derivative Securities”	Section 1.5(a)(i)
“Company Dividend”	Section 4.1(d)
“Company Intellectual Property”	Section 2.18(a)(ii)
“Company Exchangeable Shares”	Section 1.5(a)(i)
“Company Preferred Stock”	Section 2.3(a)
“Company Products”	Section 2.18(a)(v)
“Company Registered Intellectual Property”	Section 2.18(a)(iv)
“Company Restricted Stock”	Section 1.15(a)(i)
“Company Schedule”	Article II Preamble
“Company Stock Options”	Section 2.3(a)
“Company Securities”	Section 1.5(a)(i)
“Company Warrants”	Section 1.5(a)(i)
“Continental”	Section 1.11
“Copyrights”	Section 2.18(a)(i)
“Corporate Records”	Section 2.1(c)
“DGCL”	Recital A

“Deductible”	Section 7.4(c)
“Disclosure Schedules”	Section 5.13
“Dissenter”	Section 1.14(a)
“Dissenting Shares”	Section 1.14(b)
“EBITDA”	Section 1.16(d)(i)
“EBITDA Share Consideration”	Section 1.15(b)(iii)
“EBITDA Shares”	Section 1.16(d)(ii)
“Effective Time”	Section 1.2
“Environmental Indemnification Claim”	Section 1.11
“Environmental Law”	Section 2.16(b)
“ERISA”	Section 2.11(c)
“Escrow Account”	Section 1.11
“Escrow Agent”	Section 1.11
“Escrow Agreement”	Section 1.11
“Escrow Shares”	Section 1.11
“Exchange Act”	Section 1.11
“Exchange Agent”	Section 1.6(a)
“FINRA”	Section 3.23
“Governmental Action/Filing”	Section 2.21(c)
“Governmental Entity”	Section 1.13(c)(iii)
“Hazardous Substance”	Section 2.16(c)
“HSR Act”	Section 2.5(b)
“Insider”	Section 2.19(a)(i)
“Insurance Policies”	Section 2.20
“Intellectual Property”	Section 2.18(a)(i)
“Knowledge”	Section 10.2(d)
“Legal Requirements”	Section 10.2(b)
“Letter of Transmittal”	Section 1.6(c)
“Lien”	Section 10.2(e)
“Losses”	Section 7.1(b)
“Material Adverse Effect”	Section 10.2(a)
“Material Company Contracts”	Section 2.19(a)
“Merger”	Recital A
“Merger Consideration”	Section 1.5(a)
“Merger Consideration Escrow Agent”	Section 1.5(b)(ix)
“Merger Consideration Escrow Agreement”	Section 1.5(b)(ix)
“Merger Sub”	Heading
“Nasdaq”	Section 3.23
“Notice of Claim”	Section 7.2(a)
“Offer Documents”	Section 5.2(b)
“OTCBB”	Section 3.23
“Outstanding Common Stock Number”	Section 1.5(b)(v)
“Parent”	Heading
“Parent Capital Stock”	Section 3.3(a)
“Parent Closing Certificate”	Section 6.2(a)
“Parent Common Stock”	Section 1.5(a)(i)(A)
“Parent Contracts”	Section 3.19(a)

“Parent Convertible Securities”	Section 3.3(b)
“Parent Indemnitees”	Section 7.1(a)
“Parent Plan”	Section 5.1(a)
“Parent Preferred Stock”	Section 3.3(a)
“Parent Schedule”	Article III Preamble
“Parent SEC Reports”	Section 3.7(a)
“Parent Stockholder Approval”	Section 5.1(a)
“Parent Stock Options”	Section 3.3(b)
“Parent Warrants”	Section 3.3(b)
“Patents”	Section 2.18(a)(i)
“Person”	Section 10.2(c)
“Personal Property”	Section 2.14(b)
“Plan/Plans”	Section 2.11(a)
“Proxy Statement/Information Statement”	Section 5.1(a)
“Registered Intellectual Property”	Section 2.18(a)(iii)
“Registration Rights Agreement”	Section 5.9
“Registration Statement”	Section 5.2(a)
“Representative”	Section 1.12(b)
“Reviewable Document”	Section 5.6(a)
“SEC”	Section 2.19(a)
“Securities Act”	Section 1.13(c)(iii)
“Seller Note”	Section 1.5(a)(i)(C)
“Series A Preferred”	Section 1.3
“Share Consideration”	Section 1.5(b)(iv)
“Signing Form 8-K”	Section 5.5(a)
“Signing Press Release”	Section 5.5(a)
“Special Meeting”	Section 5.1(a)
“Stockholder”	Heading
“Subsidiary”	Section 2.2(a)
“Survival Period”	Section 7.4(b)
“Surviving Corp”	Section 1.1
“Tax/Taxes/Taxable”	Section 2.15(a)
“Tax Indemnification Claim”	Section 1.11
“Tax Return”	Section 2.15(a)
“T/E Indemnity Escrow Termination Date”	Section 1.11
“T/E Indemnity Shares”	Section 1.11
“T/E Survival Period”	Section 7.4(a)
“Third Party Claim”	Section 7.2
“Trademarks”	Section 2.18(a)(i)
“Trust Fund”	Section 3.25
“Unaudited Financial Statements”	Section 2.7(b)
“U.S. GAAP”	Section 2.7(a)
“Warrant Exchange Offer”	Section 5.2(b)

ARTICLE X.
GENERAL PROVISIONS

10.1. Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via email or telecopy to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

if to Parent, to:	Trio Merger Corp. 777 Third Avenue, 37th Floor New York, New York 10017 Attention: Eric Rosenfeld Telephone: 212-319-7676 Telecopy: 212-319-0760 E-mail: erosenfeld@crescendopartners.com
with a copy to:	David Alan Miller, Esq. Graubard Miller 405 Lexington Avenue New York, New York 10174-1901 Telephone: 212-818-8880 Telecopy: 212-818-8881 Email: dmiller@graubard.com
if to the Company or Stockholder, to:	SAExploration, Inc. 3333 8 Street SE Calgary AB, T2G 3A4 Telephone: Telecopy: E-mail:
with a copy to:	W. Garney Griggs Strasburger & Price, LLP 1401 McKinney, Suite 2200 Houston, Texas 77010 Telephone: 713-951-5613 Telecopy: 832-397-3522 Email: garney.griggs@strasburger.com

10.2. Interpretation.  The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. For purposes of this Agreement:

(a) the term “Material Adverse Effect” when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets (including intangible assets), revenues, financial condition, or results of operations of such entity, it being understood that none of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect: (i) changes attributable to the public announcement or pendency of the transactions contemplated hereby, or (ii) changes in general national or regional political, economic or industry-wide conditions (except to the extent the party suffering such event is affected in a materially disproportionate manner relative to other companies in the industry in which such party conducts business);

(b) the term “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and all requirements set forth in applicable Company Contracts or Parent Contracts;

(c) the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

(d) the term “knowledge” means actual knowledge or awareness as to a specified fact or event and, with respect to any entity, “knowledge” of any of its directors or managers, principal executive officers, department heads and, if the context requires, other Persons who should reasonably be expected to have actual knowledge or awareness as to the fact or event in question, and “knowledge” of any of such Persons in such positions with any subsidiaries of such entity shall be deemed to be “knowledge” of such entity;

(e) the term “Lien” means any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against grantor of the Lien or any Affiliate of the grantor of the Lien, or any agreement to give any security interest); and

(f) the term “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

10.3. Counterparts; Facsimile Signatures.  This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery by email or facsimile to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

10.4. Entire Agreement; Third Party Beneficiaries.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Exhibits and Schedules hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the letters of intent between Parent and the Company dated October 31, 2012 and November 7, 2012 are hereby terminated in their entirety and shall be of no further force and effect (except to the extent expressly stated to survive the execution of this Agreement and the consummation of the transactions contemplated hereby); and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement).

10.5. Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6. Other Remedies; Specific Performance.  Except as otherwise provided herein, including Section 7.5, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.7. Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

10.8. Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.9. Assignment.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the first sentence of this Section 10.9, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.10. Amendment.  This Agreement may be amended by the parties hereto at any time prior to the Closing Date by execution of an instrument in writing signed on behalf of each of the parties. After the Closing Date, this Agreement may be amended only with the consent of the Committee.

10.11. Extension; Waiver.  At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

10.12. CONSENT TO JURISDICTION AND SERVICE OF PROCESS.  EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE COUNTY OF NEW YORK OF THE STATE OF NEW YORK IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING IN CONNECTION WITH THIS AGREEMENT AND THE DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE BROUGHT ONLY IN SUCH COURT (AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS OR ANY OTHER OBJECTION TO VENUE THEREIN); PROVIDED, HOWEVER, THAT SUCH CONSENT TO JURISDICTION IS SOLELY FOR THE PURPOSE REFERRED TO IN THIS SECTION 10.12 AND SHALL NOT BE DEEMED TO BE A GENERAL SUBMISSION TO THE JURISDICTION OF SAID COURTS OR IN THE STATE OF NEW YORK OTHER THAN FOR SUCH PURPOSE. Any and all process may be served in any action, suit or proceeding arising in connection with this Agreement by complying with the provisions of Section 10.1. Such service of process shall have the same effect as if the party being served were a resident of the State of New York and had been lawfully served with such process in such jurisdiction. The parties hereby waive all claims of error by reason of such service. Nothing herein shall affect the right of any party to service process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the other in any other jurisdiction to enforce judgments or rulings of the aforementioned courts.

10.13. Currency.  All references to currency amounts in this Agreement shall mean United States dollars.

[The Signature Page is the following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

TRIO MERGER CORP.

By:	/s/ Eric S. Rosenfeld Name: Eric S. Rosenfeld Title: Chairman and Chief Executive Officer

TRIO MERGER SUB, INC.

By:	/s/ Eric S. Rosenfeld Name: Eric S. Rosenfeld Title: Chairman and Chief Executive Officer

SAEXPLORATION HOLDINGS, INC.

By:	/s/ Brian Beatty Name: Brian Beatty Title: CEO/President

CLCH, LLC

By:	/s/ Jeff Hastings Name: Jeff Hastings Title: Managing Member

ANNEX B

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TRIO MERGER CORP.

Pursuant to Section 245 of the
Delaware General Corporation Law

TRIO MERGER CORP., a corporation existing under the laws of the State of Delaware (the “Corporation”), by its Chief Executive Officer, hereby certifies as follows:

1. The name of the Corporation is “Trio Merger Corp.”

2. The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on February 2, 2011. The First Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on June 21, 2011.

3. This Second Amended Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation of the Corporation.

4. This Amended and Restated Certificate of Incorporation was duly adopted by the board of directors of the Corporation and the vote of the holders of a majority of the outstanding shares of common stock of the Corporation in accordance with Section 242, Section 245 and other applicable provisions of the General Corporation Law of the State of Delaware (“GCL”).

5. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

FIRST:  The name of the corporation is SAExploration Holdings, Inc. (hereinafter sometimes referred to as the “Corporation”).

SECOND:  The registered office of the Corporation is to be located at 615 S. DuPont Hwy., Kent County, Dover, Delaware. The name of its registered agent at that address is National Corporate Research, Ltd.

THIRD:  The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the GCL.

FOURTH:  The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 56,000,000 of which 55,000,000 shares shall be Common Stock of the par value of $.0001 per share and 1,000,000 shares shall be Preferred Stock of the par value of $.0001 per share.

A. Preferred Stock.  The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the GCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B. Common Stock.  Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

FIFTH:  The name and mailing address of the sole incorporator of the Corporation are as follows:

Name	Address
Jeffrey M. Gallant	Graubard Miller The Chrysler Building 405 Lexington Avenue New York, New York 10174

SIXTH:  The Board of Directors shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. The directors in Class A shall be elected for a term expiring at the first Annual Meeting of Stockholders after the filing of this Second Amended and Restated Certificate of Incorporation, the directors in Class B shall be elected for a term expiring at the second Annual Meeting of Stockholders after such filing and the directors in Class C shall be elected for a term expiring at the third Annual Meeting of Stockholders after such filing. Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the GCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

SEVENTH:  The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. Election of directors need not be by ballot unless the by-laws of the Corporation so provide.

B. The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the by-laws of the Corporation as provided in the by-laws of the Corporation.

C. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

D. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Second Amended and Restated Certificate of Incorporation, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

EIGHTH:  A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B. The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

NINTH:  Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be signed by           , its                , as of the      day of            , 201 .

Name:
Title:

ANNEX C

SAEXPLORATION HOLDINGS, INC.

2013 Long-Term Incentive Plan

(As Adopted Effective            , 2013)

ARTICLE 1. INTRODUCTION.

The Plan was adopted by the Board on            , 2013, subject to approval by the Company’s stockholders at the Company’s special meeting of stockholders held on            , 2013. The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging Employees to focus on long-range objectives, (b) encouraging the attraction and retention of Employees with exceptional qualifications, and (c) linking Employees directly to stockholder interests through increased stock ownership. The Plan seeks to achieve these purposes by providing for Awards in the form of Restricted Shares, Stock Units, Options (which may be ISOs or NSOs), Performance Cash Awards, and SARs.

The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware (except its choice-of-law provisions).

ARTICLE 2. ADMINISTRATION.

2.1 Committee Composition.  The Committee shall administer the Plan. Except as otherwise determined by the Board, the Committee shall consist solely of two or more Non-Employee Directors who are also Outside Directors. The Board shall have discretion to determine whether or not it intends to comply with the exemption requirements of Rule 16b-3 of the Exchange Act and/or Section 162(m) of the Code. However, if the Board intends to satisfy such exemption requirements, the Committee shall be a committee of the Board that at all times consists solely of two or more Non-Employee Directors who are also Outside Directors. Within the scope of such authority, the Board or the Committee may (a) delegate to a committee of one or more members of the Board who are not Outside Directors the authority to grant Awards to eligible persons who are either (i) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Award or (ii) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code or (b) delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Awards to eligible persons who are not then subject to Section 16 of the Exchange Act. Nothing herein shall create an inference that an Award is not validly granted under the Plan in the event Awards are granted under the Plan by a compensation committee of the Board that does not at all times consist solely of two or more Non-Employee Directors who are also Outside Directors.

2.2 Committee Responsibilities.  The Committee shall: (a) select the Employees who are to receive Awards under the Plan; (b) determine the type, number, vesting requirements, and other features and conditions of such Awards; (c) interpret the Plan; (d) make all other decisions relating to the operation of the Plan; and (e) carry out any other duties delegated to it by the Board under the Plan. The Committee may adopt such rules or guidelines as it deems appropriate to implement the Plan. The Committee’s determinations under the Plan shall be final and binding on all persons.

2.3 Non-Executive Officer Grants.  The Board may appoint a single Director, an additional committee of Directors and/or the Company’s Chief Executive Officer to determine Awards for Employees who are not Executive Officers of the Company. The single Director, the members of the additional committee, and/or the Company’s Chief Executive Officer need not satisfy the requirements of Section 2.1. Such Director, committee, or the Company’s Chief Executive Officer may grant Awards under the Plan to such Employees. However, the Committee shall nevertheless prescribe the terms, features, and conditions of such Awards and the aggregate number of Company shares subject to such Awards. Within the limitations of this Section 2.3, any reference in the Plan to the Committee shall include any such single Director, additional committee, and/or the Company’s Chief Executive Officer to whom the Board has delegated the required authority under this Section 2.3.

2.4 Compliance with Section 409A.  Awards shall be designed, granted and administered in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Code (“Section 409A”). If the Committee determines that an Award, payment, distribution, deferral election, transaction, or any other action or arrangement contemplated by the provisions of the Plan would, if undertaken or implemented, cause a holder to become subject to additional taxes under Section 409A, then unless the Committee specifically provides otherwise, such Award, payment, distribution, deferral election, transaction or other action or arrangement shall not be given effect to the extent it causes such result and the related provisions of the Plan and/or Award agreement will be deemed modified or, if necessary, suspended in order to comply with the requirements of Section 409A to the extent determined appropriate by the Committee, in each case without the consent of or notice to the holder. The exercisability of an Option shall not be extended to the extent that such extension would subject the holder to additional taxes under Section 409A.

2.5 Foreign Awardees.  Without amending this Plan, the Committee may grant Awards to eligible persons who are foreign nationals on such terms and conditions different from those specified in this Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of this Plan and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with the provisions of laws and regulations in other countries or jurisdictions in which the Company or its Subsidiaries operate.

ARTICLE 3. SHARES AVAILABLE FOR GRANTS.

3.1 Basic Limitation; Sublimit for Aggregate Number of Restricted Shares.  Common Shares issued pursuant to the Plan may be authorized but unissued shares or treasury shares. The aggregate number of Common Shares issued under the Plan shall not exceed 792,513 Common Shares, subject to Section 3.2. The number of Common Shares that are subject to Awards outstanding at any time under the Plan shall not exceed the number of Common Shares that then remain available for issuance under the Plan. All Common Shares available under the Plan may be issued with respect to Options and SARs, including upon the exercise of ISOs. The aggregate number of Common Shares and Restricted Shares issued to all Participants pursuant to all Awards of Restricted Shares and Stock Units made under the Plan over its life shall not exceed 396,256 Common Shares, subject to Section 3.2. The limitations of this Section 3.1 shall be subject to adjustment pursuant to Article 10.

3.2 Shares Returned to Reserve.  If Options, SARs, Restricted Shares, or Stock Units are forfeited or terminate for any other reason before being exercised or settled, then the Common Shares subject to such Options, SARs, Restricted Shares, or Stock Units shall again become available for issuance under the Plan and shall not be considered for purposes of determining any limitations on the issuance of Options, SARs, Restricted Shares, or Stock Units. If Restricted Shares or Common Shares issued upon the exercise of Options are reacquired by the Company pursuant to a forfeiture provision, then such Common Shares shall again become available for issuance under the Plan. Performance Cash Awards shall not affect the aggregate number of Common Shares remaining available for issuance under the Plan.

3.3 Uncertificated Shares.  To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of Common Shares, the issuance may be effected on an un-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange on which the Company’s equity securities are traded.

3.4 Limited Transferability.  Awards shall generally be nontransferable except in the case of the Participant’s death, and the Stock Option Agreement, SAR Agreement, Restricted Stock Agreement, Stock Unit Agreement or Performance Cash Award Agreement entered into with respect to any Award shall generally provide for such nontransferability. The Committee may, however, in its discretion, authorize all or a portion of any Award (other than of ISOs) to be granted on terms that permit transfer by the Participant to (i) the spouse, parents, children, stepchildren, adoptive relationships, sisters, brothers, or grandchildren of the Participant, (ii) a trust or trusts for the exclusive benefit of the spouse, parents, children, stepchildren, adoptive relationships, sisters, brothers, or grandchildren of the Participant, or (iii) a partnership or limited liability company in which the spouse, parents, children, stepchildren, adoptive relationships, sisters, brothers, or grandchildren of the Participant are the only partners or members, as applicable; provided in each case that (x) there may be no consideration for any such transfer (other than in the case of Clause (iii), units in the partnership or membership interests in the limited liability company), and (y) the agreement pursuant to which such Awards are granted must be approved by the Committee, and must expressly provide for transferability in a manner consistent with this Section 3.4. Following any such transfer, any such Awards shall continue to be subject to the same terms and conditions as were applicable immediately prior to the transfer. The provisions of the Award with respect to expiration, termination or vesting shall continue to apply with respect to the original Participant, and the Award shall be exercisable by the transferee only to the extent and for the periods specified herein with respect to the Participant. The original Participant will remain subject to withholding taxes upon exercise of any such Awards by the transferee. The Company shall have no obligation whatsoever to provide notice to any transferee of any matter, including early expiration or termination of an Award.

ARTICLE 4. ELIGIBILITY.

4.1 Incentive Stock Options.  Only Employees of the Company, a Parent, or a Subsidiary shall be eligible for the grant of ISOs. In addition, an Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company or of any of its Parents or Subsidiaries shall not be eligible for the grant of an ISO unless the additional requirements set forth in Section 422(c)(5) of the Code are satisfied.

4.2 Other Grants.  Employees shall be eligible for the grant of Restricted Shares, Stock Units, NSOs, SARs or Cash Performance Awards under this Plan. No Employee of an Affiliate will be eligible for the grant of an NSO or SAR if the Company is not an eligible issuer of service recipient stock with respect to such Employee under Treas. reg. § 1.409A-1(b)(5)(iii)(E). No person shall be eligible for an Award unless Common Shares that might be transferred in connection with the Award can be registered using Form S-8 under the Securities Act of 1933, as amended.

ARTICLE 5. OPTIONS.

5.1 Stock Option Agreement.  Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The Stock Option Agreement shall specify whether the Option is an ISO or an NSO. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical.

5.2 Number of Shares.  Each Stock Option Agreement shall specify the number of Common Shares subject to the Option and shall provide for the adjustment of such number in accordance with Article 10. The total number of Options granted to any single Optionee in any single calendar year shall not cover more than 150,000 Common Shares. The limitations set forth in the preceding sentence shall be subject to adjustment in accordance with Article 10.

5.3 Exercise Price.  Each Stock Option Agreement shall specify the Exercise Price, which shall not be less than 100% of the Fair Market Value of a Common Share on the date of grant. The preceding sentence shall not apply to Options granted pursuant to an assumption of, or substitution for, another option in a manner that would satisfy the requirements of Section 424(a) of the Code, whether or not such section is applicable.

5.4 Exercisability and Term.  Each Stock Option Agreement shall specify the date or event when all or any installment of the Option is to become exercisable. The Stock Option Agreement shall also specify the term of the Option; provided that the term of an ISO shall in no event exceed 10 years from the date of grant. A Stock Option Agreement may provide for accelerated exercisability in the event of the Optionee’s death, disability, or retirement, or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s Service.

5.5 Effect of Change in Control.  The Committee may determine, at the time of granting an Option or thereafter, that such Option shall become exercisable as to all or part of the Common Shares subject to such Option in the event that a Change in Control occurs with respect to the Company or in the event that the Optionee’s employment is terminated after a Change in Control. However, in the case of an ISO, the acceleration of exercisability shall not occur without the Optionee’s written consent. In addition, acceleration of exercisability may be required under Section 10.3.

5.6 Buyout Provisions.  The Committee may at any time (a) offer to buy out for a payment in cash or cash equivalents an Option previously granted or (b) authorize an Optionee to elect to cash out an Option previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish; provided that cash payments shall not exceed the Fair Market Value less the Exercise Price.

ARTICLE 6. PAYMENT FOR OPTION SHARES.

6.1 General Rule.  The Exercise Price of Common Shares issued upon exercise of Options shall be payable in full entirely in cash or cash equivalents at the time when such Common Shares are purchased, except that the Committee at its sole discretion may accept payment of the Exercise Price in any other form(s) described in this Article 6. However, if the Optionee is an Executive Officer or Director of the Company, he or she may pay the Exercise Price in a form other than cash or cash equivalents only to the extent permitted by Section 13(k) of the Exchange Act.

6.2 Surrender of Stock.  With the Committee’s consent, provided that the Company has an effective registration statement on Form S-8 (or its successor) covering the issuance of the Common Shares, all or any part of the Exercise Price may be paid by surrendering, or attesting to the ownership of, Common Shares that are already owned by the Optionee. Such Common Shares shall be valued at their Fair Market Value on the date when the new Common Shares are purchased under the Plan.

6.3 Exercise/Sale.  With the Committee’s consent, provided that the Company has an effective registration statement on Form S-8 (or its successor) covering the issuance of the Common Shares, all or any part of the Exercise Price, and any withholding taxes, may be paid by delivering (on a form prescribed by the Company) an irrevocable direction to a securities broker approved by the Company to sell all or part of the Common Shares being purchased under the Plan and to deliver all or part of the sales proceeds to the Company.

6.4 Promissory Note.  With the Committee’s consent, all or any part of the Exercise Price and any withholding taxes may, except in the case of an Executive Officer of the Company, be paid by delivering (on a form prescribed by the Company) a full-recourse promissory note.

6.5 Other Forms of Payment.  With the Committee’s consent, all or any part of the Exercise Price and any withholding taxes may be paid in any other form that is consistent with applicable laws and rules and regulations.

ARTICLE 7. STOCK APPRECIATION RIGHTS.

7.1 SAR Agreement.  Each grant of a SAR under the Plan shall be evidenced by a SAR Agreement between the Optionee and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Agreements entered into under the Plan need not be identical.

7.2 Number of Shares.  Each SAR Agreement shall specify the number of Common Shares to which the SAR pertains and shall provide for the adjustment of such number in accordance with Article 10. The total number of SARs granted to any single Participant in any single calendar year shall not cover more than 20,000 Common Shares.

7.3 Exercise Price.  Each SAR Agreement shall specify the Exercise Price, which shall in no event be less than 100% of the Fair Market Value of a Common Share on the date of grant. The preceding sentence shall not apply to SARs granted pursuant to an assumption of, or substitution for, another SAR in a manner that would satisfy the requirements of Section 424(a) of the Code if such section were applicable.

7.4 Exercisability and Term.  Each SAR Agreement shall specify the date or event when all or any installment of the SAR is to become exercisable. The SAR Agreement shall also specify the term of the SAR. A SAR Agreement may provide for accelerated exercisability in the event of the Optionee’s death, disability, or retirement, or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s Service. SARs may be awarded in combination with Options, and such an Award may provide that the SARs will not be exercisable unless the related Options are forfeited. A SAR granted in combination with an ISO: (i) must be granted at the same time as the ISO to which it relates; (ii) must be exercisable only when the current Fair Market Value of Common Shares exceeds the ISO’s exercise price and the ISO is otherwise exercisable; (iii) may not be transferrable except when and to the extent that the ISO is transferrable under Section 3.4 of the Plan; and (iv) must have economic and tax consequences upon exercise that are no more favorable than those upon the exercise of the ISO in combination with which it was granted followed by an immediate sale of the Common Shares that would be received upon such ISO’s exercise. A SAR granted under the Plan not in combination with an ISO may provide that it will be exercisable only in the event of a Change in Control.

7.5 Effect of Change in Control.  The Committee may determine, at the time of granting a SAR or thereafter, that such SAR shall become exercisable as to all or part of the Common Shares subject to such SAR in the event that the Company is subject to a Change in Control or in the event that the Optionee’s employment is terminated after a Change in Control. In addition, acceleration of exercisability may be required under Section 10.3.

7.6 Exercise of SARs.  Upon exercise of a SAR, the Optionee (or any person having the right to exercise the SAR after his or her death or under Section 3.4 of this Plan) shall receive from the Company: (a) Common Shares; (b) cash; or (c) a combination of Common Shares and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Common Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Common Shares subject to the SARs exceeds the Exercise Price.

ARTICLE 8. RESTRICTED SHARES.

8.1 Restricted Stock Agreement.  Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Stock Agreement between the recipient and the Company. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Stock Agreements entered into under the Plan need not be identical.

8.2 Consideration for Awards.  Restricted Shares shall be granted to Participants at no additional cost to them; provided, however, that the value of the services performed by any Participant receiving Restricted Shares must, in the opinion of the Committee, equal or exceed the par value of the Restricted Shares to be granted to such Participant.

8.3 Performance and/or Vesting Conditions.  Each Award of Restricted Shares may or may not be contingent on the satisfaction of performance targets, or subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Agreement. The Committee may include as vesting conditions or as conditions for making an Award of Restricted Shares the requirement that the performance of the Company or a business unit of the Company for a specified period equal or exceed a target determined in advance by the Committee. The Committee shall determine such performance. If the Award is intended to satisfy the requirements of Section 162(m) of the Code, such target shall be based on one or more of the criteria set forth in Appendix A. In no event shall the number of Restricted Shares the award and/or vesting of which is or are subject to performance-based conditions intended to satisfy the requirements of Section 162(m) of the Code that are granted to any single Participant in a single calendar year exceed 100,000 Common Shares. The satisfaction of any performance target and/or vesting may be waived in the case of a Change in Control or the Participant’s death or disability. The Company may retain the certificates representing shares of Restricted Stock in the Company’s possession until such time as all conditions or restrictions applicable to such shares, including any conditions or restrictions not constituting a substantial risk of forfeiture under Section 83 of the Code, are satisfied or have lapsed, and the Participant shall execute in favor of the Company a blank stock power with respect to such shares of Restricted Stock. Alternatively or additionally, the Company may cause such Restricted Shares to bear an appropriate legend indicating their nontransferability, forfeitability, and any additional restrictions placed on them.

8.4 Voting and Dividend Rights.  The holders of Restricted Shares awarded under the Plan shall have the same voting, dividend, and other rights as the Company's other stockholders. Any dividends or other distributions paid on Restricted Shares may, as specified by the Committee in the applicable Award, be (a) accumulated and paid when such Restricted Shares vest, (b) invested in additional Restricted Shares, or (c) paid currently to the holder. Any dividends not paid currently shall be subject to the same conditions and restrictions, including risks of forfeiture, as the Award with which they relate.

ARTICLE 9. STOCK UNITS AND PERFORMANCE CASH AWARDS.

9.1 Stock Unit or Performance Cash Award Agreement.  Each grant of Stock Units or of a Performance Cash Award shall be evidenced by a Stock Unit or Performance Cash Award Agreement between the recipient and the Company. Awards of Stock Units or Performance Cash Awards shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Stock Unit and Performance Cash Award Agreements entered into under the Plan need not be identical.

9.2 Payment for Awards.  To the extent that an Award is granted in the form of Stock Units or a Performance Cash Award, no cash consideration shall be required of the Award recipients.

9.3 Performance and/or Vesting Conditions.  Each Award of Stock Units may or may not be contingent on the satisfaction of performance targets, or subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Unit Agreement. Each Performance Cash Award shall be contingent on the satisfaction of a performance target intended to satisfy the requirements of Section 162(m) of the Code. The Committee may include as vesting conditions or as conditions for any Award of Stock Units, and shall include as a condition for a Performance Cash Award, the requirement that the performance of the Company or a business unit of the Company for a specified period equal or exceed a target determined in advance by the Committee. The Committee shall determine such performance. If the Award is intended to satisfy the requirements of Section 162(m) of the Code, such target shall be based on one or more of the criteria set forth in Appendix A. In no event shall the number of Stock Units the award and/or vesting of which is or are subject to performance-based conditions intended to satisfy the requirements of Section 162(m) of the Code that are granted to any single Participant in a single calendar year exceed 20,000 Common Shares. In no event shall the total amount of all Performance Cash Awards that are intended to satisfy the requirements of Section 162(m) of the Code that are granted to any single Participant in a single calendar year exceed $1,200,000. The satisfaction of any performance target and/or vesting condition may be waived in the case of a Change in Control or the Participant’s death or disability.

9.4 Voting and Dividend Rights.  The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee's discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to the dividends or other distributions paid on an equal number of Common Shares while the Stock Units are outstanding. As specified by the Committee in the applicable Award, any cash dividend equivalents may be either (a) paid currently, free of any vesting condition, or (b) accumulated and paid at the same time and in the same form as the Stock Units to which they relate, but only if such Stock Units become vested.

9.5 Form and Time of Settlement of Stock Units and Performance Cash Awards.  Settlement of vested Stock Units may be made in the form of (a) cash, (b) Common Shares, or (c) any combination of both, as determined by the Committee. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Common Shares over a series of trading days. Vested Stock Units may be settled in a lump sum or in installments, and the distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred to any later date; provided, however, that the form and timing of payment of Stock Units and Performance Cash Awards shall satisfy the requirements of Section 409A of the Code in form and operation. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Article 10. Performance Cash Awards shall be settled in cash in accordance with the terms of the applicable Performance Cash Award Agreement.

9.6 Creditors’ Rights.  A holder of Stock Units or of an unpaid Performance Cash Award shall have no rights other than those of a general creditor of the Company. Stock Units and unpaid Performance Cash Awards represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Unit or Performance Cash Award Agreement.

ARTICLE 10. PROTECTION AGAINST DILUTION.

10.1 Adjustments.  In the event of a subdivision of the outstanding Common Shares, a declaration of a dividend payable in Common Shares, or a combination or consolidation of the outstanding Common Shares (by reclassification or otherwise) into a lesser number of Common Shares, corresponding adjustments shall automatically be made in each of the following:

(a) The number of Options, SARs, Restricted Shares, and Stock Units available for future Awards under Article 3;

(b) The limitations set forth in Sections 5.2, 7.2, 8.3, and 9.3;

(c) The number of Common Shares covered by each outstanding Option and SAR;

(d) The Exercise Price under each outstanding Option and SAR;

(e) The number of Stock Units included in any prior Award that has not yet been settled; and

(f) The number of Restricted Shares subject to any unvested Award.

In the event of a declaration of an extraordinary dividend payable in a form other than Common Shares in an amount that has a material effect on the price of Common Shares, a recapitalization, a spin-off, or a similar occurrence, the Committee shall make such adjustments as it, in its sole discretion, deems appropriate in one or more of the foregoing. Except as provided in this Article 10, a Participant shall have no rights by reason of any issuance by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend, or any other increase or decrease in the number of shares of stock of any class.

10.2 Dissolution or Liquidation.  To the extent not previously exercised or settled, Options, SARs, Stock Units and Performance Cash Awards shall terminate immediately before the dissolution or liquidation of the Company.

10.3 Reorganizations.  In the event that the Company is a party to a merger, consolidation, or sale of fifty percent (50%) of more of the Company’s stock or assets, all outstanding Awards shall be subject to the agreement of merger or consolidation. Such agreement shall provide for one or more of the following:

(a) The continuation of such outstanding Awards by the Company (if the Company is the surviving corporation).

(b) The assumption of such outstanding Awards by the surviving corporation or its parent, provided that the assumption of Options or SARs shall comply with Section 424(a) of the Code (whether or not the Options are ISOs).

(c) The substitution by the surviving corporation or its parent of new awards for such outstanding Awards, provided that the substitution of Options or SARs shall comply with Section 424(a) of the Code (whether or not the Options are ISOs).

(d) Full exercisability of outstanding Options and SARs and full vesting of the Common Shares subject to such Options and SARs, followed by the cancellation of such Options and SARs to the extent not exercised before the closing of the merger or consolidation. The full exercisability of such Options and SARs and full vesting of such Common Shares shall be contingent on the closing of such merger or consolidation. In this case, the Optionees shall be able to exercise such Options and SARs during a period of not less than five full business days preceding the closing date of such merger or consolidation, unless (i) a shorter period is required to permit a timely closing of such merger or consolidation and (ii) such shorter period still offers the Optionees a reasonable opportunity to exercise such Options and SARs. Any exercise of such Options and SARs during such period shall be contingent on the closing of such merger or consolidation.

(e) The cancellation of outstanding Options and SARs and a payment to the Optionees equal to the excess of (i) the Fair Market Value of the Common Shares subject to such Options and SARs (whether or not such Options and SARs are then exercisable or such Common Shares are then vested) as of the closing date of such merger or consolidation over (ii) their Exercise Price. Such payment shall be made in the form of cash, cash equivalents, or securities of the surviving corporation or its parent with a Fair Market Value equal to the required amount. Such payment may be made in installments and may be deferred until the date or dates when such Options and SARs would have become exercisable or such Common Shares would have vested. Such payment may be subject to vesting based on the Optionee’s continuing Service, provided that the vesting schedule shall not be less favorable to the Optionee than the schedule under which such Options and SARs would have become exercisable or such Common Shares would have vested. If the Exercise Price of the Common Shares subject to such Options and SARs exceeds the Fair Market Value of such Common Shares, then such Options and SARs may be cancelled without making a payment to the Optionees. For purposes of this Subsection (e), the Fair Market Value of any security shall be determined without regard to any vesting conditions that may apply to such security.

(f) The cancellation of outstanding Stock Units and a payment to the Participants equal to the Fair Market Value of the Common Shares subject to such Stock Units (whether or not such Stock Units are then vested) as of the closing date of such merger or consolidation. Such payment shall be made in the form of cash, cash equivalents, or securities of the surviving corporation or its parent with a Fair Market Value equal to the required amount. Such payment may be made in installments and may be deferred until the date or dates when such Stock Units would have vested. Such payment may be subject to vesting based on the Participant’s continuing Service, provided that the vesting schedule shall not be less favorable to the Participant than the schedule under which such Stock Units would have vested. For purposes of this Subsection (f), the Fair Market Value of any security shall be determined without regard to any vesting conditions that may apply to such security.

(g) Full vesting of the Common Shares subject to Restricted Stock Agreements. The full vesting of the Restricted Shares shall be contingent on the closing of such merger or consolidation.

The provisions of this Section 10.3, as well as the provisions of Sections 8.3 and 9.3 and of any Stock Option Agreement, SAR Agreement, Restricted Stock Agreement, or Stock Unit Agreement providing for exercisability, transfer or accelerated vesting of any Option, SAR, Restricted Shares, or Stock Units shall be inapplicable to an Award granted within six months before the occurrence of a merger, acquisition, or other Change in Control if the holder of such Option, SAR, Restricted Shares, or Stock Units is subject to the reporting requirements of Section 16(a) of the Exchange Act and no exception from liability under Section 16(b) of the Exchange Act is available to such holder.

ARTICLE 11. AWARDS UNDER OTHER PLANS.

The Company may grant awards under other plans or programs. Such awards may be settled in the form of Common Shares issued under this Plan. Such Common Shares shall be treated for all purposes under the Plan like Common Shares issued in settlement of Stock Units and shall, when issued, reduce the number of Common Shares available under Article 3.

ARTICLE 12. LIMITATION ON RIGHTS.

12.1 Retention Rights.  Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an Employee or otherwise in the Company’s service. The Company and its Parents, Subsidiaries and Affiliates reserve the right to terminate the Service of any Participant at any time, with or without cause, subject to applicable laws, the Company’s certificate of incorporation and by-laws, and a written employment agreement (if any).

12.2 Stockholder Rights.  Except as the Committee may provide in the applicable Award Agreement, a Participant shall have no dividend rights, voting rights, or other rights as a stockholder with respect to any Common Shares covered by his or her Award prior to the time when a stock certificate for such Common Shares is issued or ownership of such Common Shares is noted on the transfer records of the Company or, if applicable, the time when he or she becomes entitled to receive such Common Shares by filing any required notice of exercise and paying any required Exercise Price. No adjustment shall be made for cash dividends or other rights for which the record date is prior to such time, except as expressly provided in the Plan or Award.

12.3 Regulatory Requirements.  Any other provision of the Plan notwithstanding, the obligation of the Company to issue Common Shares under the Plan shall be subject to all applicable laws, rules and regulations, and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Common Shares pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Common Shares, to their registration, qualification, or listing, or to an exemption from registration, qualification, or listing.

12.4 No Fractional Shares.  No fractional shares shall be issued or delivered pursuant to the Plan. The Committee shall determine whether cash or other property shall be issued or paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

12.5 Clawback.  Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

12.6 Investment Representations; Company Policy.  The Committee may require each person acquiring shares of Common Stock pursuant to a Stock Option or other award under the Plan to represent to and agree with the Company in writing that the Participant is acquiring the shares for investment without a view to distribution thereof. Each person acquiring shares of Common Stock pursuant to a Stock Option or other award under the Plan shall be required to abide by all policies of the Company in effect at the time of such acquisition and thereafter with respect to the ownership and trading of the Company’s securities.

12.7 Non-Registered Stock.  The shares of Common Stock to be distributed under this Plan have not been, as of the date the Plan was adopted by the Board, registered under the Securities Act of 1933, as amended, or any applicable state or foreign securities laws and the Company has no obligation to any Participant to register the Common Shares or to assist the Participant in obtaining an exemption from the various registration requirements, or to list the Common Shares on a national securities exchange or any other trading or quotation system.

ARTICLE 13. WITHHOLDING TAXES.

13.1 General.  To the extent required by applicable federal, state, local, or foreign law, a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Common Shares or make any cash payment under the Plan until such obligations are satisfied.

13.2 Share Withholding.  To the extent that applicable law subjects a Participant to tax withholding obligations, the Committee may, in its discretion, permit such Participant to satisfy all or part of such obligations by having the Company withhold all or a portion of any Common Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Common Shares that he or she previously acquired. Such Common Shares shall be valued at their Fair Market Value on the date when they are withheld or surrendered. This Section 13.2 shall apply only to the minimum extent required by applicable tax laws.

ARTICLE 14. FUTURE OF THE PLAN.

14.1 Term of the Plan.  The Plan, as set forth herein, shall become effective on the date on which it is approved by the Company’s stockholders at the special meeting of the Company’s stockholders to be held prior to June 24, 2013, provided that it is adopted by the Board before or concurrently with such special meeting. The Plan shall remain in effect until the date when the Plan is terminated under Section 14.2; provided, however, that no ISO may be granted under the Plan after the date that is 10 years after the date when the Plan was approved by the Company’s stockholders, whichever occurs first.

14.2 Amendment or Termination.  The Board may, at any time and for any reason, amend or terminate the Plan. No Awards shall be granted under the Plan after the termination thereof. The termination of the Plan, or any amendment thereof, shall not affect any Award previously granted under the Plan.

14.3 Stockholder Approval.  An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws and rules and regulations. Among such applicable laws and rules and regulations, Section 162(m) of the Code requires that the Company’s stockholders reapprove the list of available performance criteria set forth in Appendix A not later than the first meeting of stockholders that occurs in the fifth year following the year in which the Company’s stockholders previously approved such criteria.

ARTICLE 15. DEFINITIONS.

15.1 “Affiliate” means any entity other than the Company, a Parent, or a Subsidiary, if the Company and/or one or more Parents and/or one or more Subsidiaries own, in the aggregate, not less than 50% of such entity.

15.2 “Award” means any award of an Option, a SAR, a Restricted Share, a Performance Cash Award, or a Stock Unit under the Plan.

15.3 “Board” means the Company’s Board of Directors, as constituted from time to time.

15.4 “Change in Control” shall mean the occurrence of one or more of the following events:

(a) Change in Board Composition. Individuals who constitute the members of the Board as of the date hereof (the “Incumbent Directors”), cease for any reason to constitute at least a majority of members of the Board; provided that any individual becoming a director of the Company subsequent to the date hereof shall be considered an Incumbent Director if such individual’s appointment, election or nomination was approved by a vote of at least 50% of the Incumbent Directors; provided further that any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or contests by or on behalf of a “person” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director;

(b) Business Combination. Consummation of (i) a reorganization, merger, consolidation, share exchange or other business combination involving the Company or any of its subsidiaries or the disposition of all or substantially all the assets of the Company, whether in one or a series of related transactions, or (ii) the acquisition of assets or stock of another entity by the Company (either, a “Business Combination”), excluding, however, any Business Combination pursuant to which: (A) individuals who were the “beneficial owners” (as such term is defined in Rule 13d-3 under the Exchange Act), respectively, of the then outstanding shares of common stock of the Company (the “Outstanding Stock”) and the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the Company (the “Outstanding Company Voting Securities”) immediately prior to such Business Combination beneficially own, upon consummation of such Business Combination, directly or indirectly, more than 50% of the then outstanding shares of common stock (or similar securities or interests in the case of an entity other than a corporation) and more than 50% of the combined voting power of the then outstanding securities (or interests) entitled to vote generally in the election of directors (or in the selection of any other similar governing body in the case of an entity other than a corporation) of the Surviving Corporation (as defined below) in substantially the same proportions as their ownership of the Outstanding Stock and Outstanding Company Voting Securities, immediately prior to the consummation of such Business Combination (that is, excluding any outstanding voting securities of the Surviving Corporation that such beneficial owners hold immediately following the consummation of the Business Combination as a result of their ownership prior to such consummation of voting securities of any company or other entity involved in or forming part of such Business Combination other than the Company); (B) no person (other than the Company, any subsidiary of the Company, any employee benefit plan of the Company or any of its subsidiaries or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company) or group (as such term is defined in Rule 13d-3 under the Exchange Act) becomes the beneficial owner of 50% or more of either (x) the then outstanding shares of common stock (or similar securities or interests in the case of an entity other than a corporation) of the Surviving Corporation, or (y) the combined voting power of the then outstanding securities (or interests) entitled to vote generally in the election of directors (or in the selection of any other similar governing body in the case of an entity other than a corporation); and (C) individuals who were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination constitute at least a majority of the members of the board of directors (or of any similar governing body in the case of an entity other than a corporation) of the Surviving Corporation; where for purposes of this subsection (b), the term “Surviving Corporation” means the entity resulting from a Business Combination or, if such entity is a direct or indirect subsidiary of another entity, the entity that is the ultimate parent of the entity resulting from such Business Combination;

(c) Stock Acquisition. Any person (other than the Company, any subsidiary of the Company, any employee benefit plan of the Company or any of its subsidiaries or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company) or group becomes the beneficial owner of 50% or more of either (x) the Outstanding Stock or (y) the Outstanding Company Voting Securities; provided, however, that for purposes of this subsection (c) no Change of Control shall be deemed to have occurred as a result of any acquisition directly from the Company; or

(d) Liquidation. Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company (or, if no such approval is required, the consummation of such a liquidation or dissolution).

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

15.5 “Code” means the Internal Revenue Code of 1986, as amended.

15.6 “Committee” means a committee of the Board, as further described in Article 2.

15.7 “Common Share” means one share of the common stock of the Company.

15.8 “Company” means SAExploration Holdings, Inc., a Delaware corporation.

15.9 “Covered Employee” means an Employee who is a “covered employee” within the meaning of Section 162(m)(3) of the Code or any successor to such statute and regulation.

15.10 “Director” means a member of the Company’s Board.

15.11 “Employee” means a common-law employee of the Company, a Parent, a Subsidiary, or an Affiliate.

15.12 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

15.13 “Executive Officer” means an officer of the Company who is considered an executive officer under Section 16 of the Exchange Act.

15.14 “Exercise Price,” in the case of an Option, means the amount for which one Common Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. “Exercise Price,” in the case of a SAR, means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value of one Common Share in determining the amount payable upon exercise of such SAR.

15.15 “Fair Market Value” means the price at which Common Shares were last sold in the principal U.S. market for Common Shares on the applicable date or, if the applicable date was not a trading day, on the last trading day prior to the applicable date. If Common Shares are no longer traded on a public U.S. Securities market, Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate. The Committee’s determination shall be conclusive and binding on all persons.

15.16 “ISO” means an incentive stock option described in Section 422(b) of the Code.

15.17 “Non-Employee Director” means a Director who is a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act or any successor to such regulation.

15.18 “NSO” means a stock option not described in Sections 422 or 423 of the Code.

15.19 “Option” means an ISO or NSO granted under the Plan and entitling the holder to purchase Common Shares.

15.20 “Optionee” means an individual or estate holding an Option or SAR.

15.21 “Outside Director” means a Director who is an “outside director” within the meaning of Section 162(m) of the Code and Treasury Regulations Section 1.162-27(e)(3) or any successor to such statute and regulation.

15.22 “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

15.23 “Participant” means an individual or estate holding an Award.

15.24 “Performance Cash Award” means an Award of an amount of cash under the Plan, subject to the provisions of Article 9.

15.25 “Performance Cash Award Agreement” means the agreement between the Company and the recipient of a Performance Cash Award that contains the terms, conditions and restrictions pertaining to such Performance Cash Award.

15.26 “Plan” means this SAExploration Holdings, Inc. 2013 Long-Term Incentive Plan, as amended from time to time.

15.27 “Restricted Share” means a Common Share awarded under the Plan.

15.28 “Restricted Stock Agreement” means the agreement between the Company and the recipient of a Restricted Share that contains the terms, conditions, and restrictions pertaining to such Restricted Share.

15.29 “SAR” means a stock appreciation right granted under the Plan.

15.30 “SAR Agreement” means the agreement between the Company and an Optionee that contains the terms, conditions, and restrictions pertaining to his or her SAR.

15.31 “Service” means service as an Employee, provided that the Committee may, in determining a Participant’s satisfaction of any vesting or similar requirement, in its discretion as it may choose to exercise from time to time with respect to any Participant or Participants, aggregate with an Employee’s service as an employee his or her service as an independent contractor (including as a Company director).

15.32 “Stock Option Agreement” means the agreement between the Company and an Optionee that contains the terms, conditions, and restrictions pertaining to his or her Option.

15.33 “Stock Unit” means a bookkeeping entry representing the equivalent of one Common Share, as awarded under the Plan, and representing the right, upon the satisfaction of certain conditions, to receive a Common Share, or cash equal to the value of a Common Share.

15.34 “Stock Unit Agreement” means the agreement between the Company and the recipient of a Stock Unit that contains the terms, conditions, and restrictions pertaining to such Stock Unit.

15.35 “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

ARTICLE 16. EXECUTION.

To record the adoption of the Plan by the Board on , 2013, the Company has caused its duly authorized officer to execute this document in the name of the Company.

SAEXPLORATION HOLDINGS, INC.

By:

Name:

Title: Secretary

APPENDIX A

Performance Criteria for Restricted Shares, Stock Units,
and Performance Cash Awards

The Committee may establish award and/or vesting targets derived from all or any of the following criteria, in any combination, when it makes Awards of Restricted Shares, Stock Units, or Performance Cash Awards on the basis of performance:

(a)	Revenue (or any sub-component thereof);
(b)	Revenue growth;
(c)	Operating costs;
(d)	Operating margin as a percentage of revenue;
(e)	Earnings before interest, taxes, depreciation, and amortization;
(f)	Earnings before income taxes;
(g)	Net operating profit after taxes;
(h)	Net income;
(i)	Net income as a percentage of revenue;
(j)	Free cash flow;
(k)	Earnings per Common Share;
(l)	Net operating profit after taxes per Common Share;
(m)	Free cash flow per Common Share;
(n)	Return on net assets employed before interest and taxes;
(o)	Return on equity, investment, invested capital, net capital employed, assets, or net assets;
(p)	Total stockholder return or relative total stockholder return (as compared with a peer group of the Company);
(q)	Safety performance metrics, including relative to industry standards; or
(r)	Strategic team goals.

To the extent not inconsistent with Section 162(m) of the Code, the Committee shall adjust the results under any performance criteria to exclude any of the following events, or any similar that occurs during a performance measurement period: (a) asset write-downs; (b) litigation, claims, judgments or settlements; (c) the effect of changes in tax law, accounting principles or periods, or other such laws or provisions affecting reported results; (d) accruals for reorganization and restructuring programs; (e) fluctuations in foreign exchange rates; and (f) any extraordinary, unusual, or nonrecurring items.

ANNEX D

December 9, 2012

Trio Merger Corp.
777 Third Avenue, 37th Floor
New York, NY 10017
Attention: The Board of Directors

Members of the Board of Directors:

We understand that Trio Merger Corp. (the “Company”) intends to enter into an Agreement and Plan of Reorganization (the “Merger Agreement”) by and among the Company, Trio Merger Sub, Inc., a wholly owned subsidiary of the Company (“Merger Sub”), SAExploration Holdings, Inc. (“SAE”) and CLCH, LLC. We have been advised that pursuant to the Merger Agreement, among other things, (i) SAE shall be merged with and into Merger Sub (the “Merger”), the separate corporate existence of SAE shall cease, and Merger Sub shall continue as the surviving corporation in the Merger and as a wholly owned subsidiary of the Company, and (ii) the holders of the capital stock of SAE shall receive, in the aggregate, in exchange for the cancelation of their capital stock and their rights as such holders the following aggregate consideration (the “Merger Consideration”):

a.	6,448,413 shares of common stock, par value $0.0001, of the Company (“Company Common Stock”);
b.	$12,500,000 in cash;
c.	promissory notes (the “Notes”) issued by the Company in the original principal amount of $17,500,000 in the aggregate; and
d.	up to 992,064 shares of Company Common Stock (the “EBITDA Shares”) to be issued upon and subject to the Company achieving certain financial results following the Merger as provided by and in accordance with the Merger Agreement.

You have further advised us, and at your direction, we have assumed, that prior to the consummation of the Merger, SAE will declare and pay a cash dividend in an amount not to exceed $15,000,000 to the holders of common stock, par value $0.0001, of SAE (the “SAE Dividend”).

You have requested that Cassel Salpeter & Co., LLC (“CS”) render an opinion (this “Opinion”) to the Board of Directors of the Company (the “Board”) as to whether, as of the date of this Opinion, (i) the Merger Consideration to be paid by the Company in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to the Company and (ii) SAE has a fair market value equal to at least 80% of the balance of funds in the Company’s Trust Account (as defined in the final prospectus of the Company, dated June 22, 2011).

In arriving at this Opinion, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

•	Reviewed a draft of the Merger Agreement dated as of December 7, 2012.
•	Reviewed certain publicly available financial information and other data with respect to the Company that we deemed relevant, including its Annual Report on Form 10-K for the year ended December 31, 2011, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, and its Current Report on Form 8-K filed November 26, 2012.
•	Reviewed certain other information and data with respect to the Company and SAE made available to us by the Company and SAE, including SAE’s audited financial statements for the years ended December 31, 2010 and December 31, 2011, financial projections with respect to the future financial performance of SAE for the five years ending December 2016, prepared by management of SAE (the “Projections”) and other internal financial information furnished to us by or on behalf of the Company and SAE.
•	Considered and compared the financial and operating performance of SAE with that of companies with publicly traded equity securities that we deemed relevant.
•	Considered the publicly available financial terms of certain transactions that we deemed relevant.
•	Considered a discounted cash flow analysis of SAE based upon the Projections.
•	Compared the implied enterprise value reference range of SAE to the balance, as provided by Company management, in the Company’s Trust Account.
•	Discussed the business, operations, and prospects of SAE and the proposed Merger with the Company’s and SAE’s management and certain of the Company’s representatives.
•	Conducted such other analyses and inquiries, and considered such other information and factors as we deemed appropriate.

For purposes of our analysis and this Opinion we have, with your consent, evaluated whether, as of the date of this Opinion, SAE has a fair market value equal to at least 80% of the balance of funds in the Company’s Trust Account solely upon the basis of a comparison of the implied enterprise value reference ranges indicated by our financial analysis with the balance of the funds remaining in the Company’s Trust Account, which you have advised us and we, for purposes of our analysis and this Opinion, have assumed does not and shall not exceed $61,685,821. In addition, for purposes of our analysis and this Opinion, we have, with your consent, given effect to the SAE Dividend prior to the consummation of the Merger and assumed that (i) the Notes when issued in the Merger pursuant to the Merger Agreement will have a value equal to the initial principal amounts thereof, and (ii) that the liquidation value per share of Company Common Stock is equal to $10.08 and is a reasonable basis upon which to evaluate the Company Common Stock and the Company.

This Opinion only addresses whether, as of the date hereof, (i) the Merger Consideration to be paid by the Company in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to the Company and (ii) SAE has a fair market value equal to at least 80% of the balance of funds in the Company’s Trust Account. It does not address any other terms, aspects, or implications of the Merger or the Merger Agreement, including, without limitation, (i) any term or aspect of the Merger that is not susceptible to financial analyses, (ii) the fairness of the Merger or all or any portion of the Merger Consideration, to any security holders of the Company, SAE or any other person or any creditors or other constituencies of the Company, SAE or any other person, (iv) the appropriate capital structure of the Company or whether the Company should be issuing debt or equity securities or a combination of both, nor (v) the fairness of the amount or nature, or any other aspect, of any compensation or consideration payable to or received by any officers, directors, or employees of any parties to the Merger, or any class of such persons, relative to the Merger Consideration to be paid by the Company in the Merger pursuant to the Merger Agreement, or otherwise. We are not expressing any opinion as to what the value of shares of Company Common Stock actually will be when issued to the holders of SAE common stock in the Merger or the prices at which shares of Company Common Stock may trade, be purchased or sold at any time, and we make no representation or warranty regarding the adequacy of this Opinion or the analyses underlying this Opinion for the purpose of the Company’s compliance with the terms of Amended and Restated Certificate of Incorporation dated June 21, 2011 or any other general or particular purpose.

This Opinion does not address the relative merits of the Merger as compared to any alternative transaction or business strategy that might exist for the Company, or the merits of the underlying decision by the Company to engage in or consummate the Merger. The financial and other terms of the Merger were determined pursuant to negotiations between the parties to the Merger Agreement and were not determined by or pursuant to any recommendation from us.

In arriving at this Opinion, we have, with your consent, relied upon and assumed, without independently verifying, the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to us or available from public sources, and we have further relied upon the assurances of the Company’s and SAE’s management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. We are not legal, tax, environmental, or regulatory advisors and, we do not express any views or opinions as to any legal, tax, environmental, or regulatory matters relating to the Company, SAE, the Merger, or otherwise. We understand and have assumed that the Company has obtained or will obtain such advice as it deems necessary or appropriate from qualified legal, tax, environmental, regulatory, and other professionals. You have also advised us and we have assumed that the Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of the Company and SAE with respect to the future financial performance of SAE, and that such information provides a reasonable basis upon which to analyze and evaluate SAE and form an opinion. We express no view with respect to the Projections or the assumptions on which they are based. We have not evaluated the solvency of the Company, SAE or any other party to the Merger, the fair value of the Company, SAE or any of their respective assets or liabilities, or whether the Company or SAE or any other party to the Merger is paying or receiving reasonably equivalent value in the Merger under any applicable foreign, state, or federal laws relating to bankruptcy, insolvency, fraudulent transfer, or similar matters, nor have we evaluated, in any way, the ability of the Company, SAE or any other party to the Merger to pay its obligations when they come due. We have not physically inspected the Company’s, SAE’s properties or facilities and have not made or obtained any evaluations or appraisals of the Company’s or SAE’s assets or liabilities (including any contingent, derivative, or off-balance-sheet assets and liabilities). We have not attempted to confirm whether the Company and SAE have good title to their respective assets. CS’s role in reviewing any information was limited solely to performing such reviews as CS deemed necessary to support its own advice and analysis and was not on behalf of the Board, the Company, or any other party.

We have assumed, with your consent, that the Merger will be consummated in a manner that complies in all respects with applicable foreign, federal, state, and local laws, rules, and regulations and that, in the course of obtaining any regulatory or third party consents, approvals, or agreements in connection with the Merger, no delay, limitation, restriction, or condition will be imposed that would have an adverse effect on the Company, SAE or the Merger. We also have assumed, with your consent, that the final executed form of the Merger Agreement will not differ in any material respect from the draft we have reviewed and that the Merger will be consummated on the terms set forth in the Merger Agreement, without waiver, modification, or amendment of any term, condition, or agreement thereof that is material to our analyses or this Opinion. We have also assumed that the representations and warranties of the parties to the Merger Agreement contained therein are true and correct and that each such party will perform all of the covenants and agreements to be performed by it under the Merger Agreement. We offer no opinion as to the contractual terms of the Merger Agreement or the likelihood that the conditions to the consummation of the Merger set forth in the Merger Agreement will be satisfied. You have also advised us, and we have assumed, that for U.S. federal tax income purposes the Merger shall qualify as a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

Our analysis and this Opinion are necessarily based upon market, economic, and other conditions, as they exist on, and could be evaluated as of the date hereof. Accordingly, although subsequent developments may arise that would otherwise affect this Opinion, we do not assume any obligation to update, review, or reaffirm this Opinion to you or any other person or otherwise to comment on or consider events occurring or coming to our attention after the date hereof.

This Opinion is addressed to the Board for the use and benefit of the members of the Board (solely in their capacities as such) in connection with the Board’s evaluation of the Merger. This Opinion may not be used for any other purpose without our prior written consent. This Opinion is not intended to and does not constitute advice or a recommendation to any of the Company’s stockholders or any other security holders as to how such holder should vote or act with respect to any matter relating to the Merger or otherwise. This Opinion should not be construed as creating any fiduciary duty on our part to the Company or any other party to the Merger Agreement, any security holder of the Company or such other party, any creditor of the Company or such other party, or any other person.

We will receive a fee for rendering this Opinion, no portion of which is contingent upon the completion of the Merger. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain liabilities that may arise out of our engagement or the rendering of this Opinion. In accordance with our policies and procedures, a fairness committee was not required to, and did not, approve the issuance of this Opinion.

Based upon and subject to the foregoing, it is our opinion that, as of the date of this Opinion, (i) the Merger Consideration to be paid by the Company in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to the Company and (ii) SAE has a fair market value equal to at least 80% of the balance of funds in the Company’s Trust Account.

Very truly yours,

Cassel Salpeter & Co., LLC

ANNEX E

Graubard Miller

The Chrysler Building
405 Lexington Avenue
NEW YORK, N.Y. 10174-1901
(212) 818-8800

facsimile:	direct dial number: (212) 818-8881

, 2013

Trio Merger Corp.
777 Third Avenue, 37th Floor
New York, New York 10017

Re: Merger with SAExploration Holdings, Inc.

Dear Sirs:

We have acted as counsel to Trio Merger Corp. (“Trio”), a Delaware corporation, in connection with the proposed merger of SAExploration Holdings, Inc. (“SAE”), a Delaware corporation, with and into Trio’s wholly owned subsidiary, Trio Merger Sub, Inc., (“Merger Sub”), a Delaware corporation, for shares of Trio common stock, a promissory note and cash. As a result of the merger, the outstanding capital stock of SAE will be cancelled and Merger Sub will remain a wholly owned subsidiary of Trio. You have requested our opinion in connection with the federal income tax consequences of the proposed merger to Trio and the holders of Trio common stock.

FACTS

The relevant facts are set forth in the joint Definitive Proxy Statement on Schedule 14A and Information Statement on Schedule 14C filed with the Securities and Exchange Commission on           , 2013, File No. 001-35471, as amended (collectively, the “Proxy Statement”), and the Agreement and Plan of Reorganization (the “Merger Agreement”), dated as of December 10, 2012, among Trio, Merger Sub, SAE and CLCH, LLC, the holder of a majority of the outstanding SAE common stock and all of the outstanding SAE Series A preferred stock (“CLCH”). For purposes of this opinion we have assumed and rely upon the truth and accuracy of the facts as set forth in the aforesaid documents.

A summary of the facts are as follows: Trio was organized February 2, 2011 with the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities. Its assets consist primarily of cash in a trust account. The outstanding Trio common stock is publicly held and is traded on the Nasdaq Capital Market. SAE, originally formed in 2006 as an Alaska limited liability company and subsequently reorganized as a Delaware corporation, is a geophysical services company based in Calgary, Alberta. SAE offers a full range of seismic data acquisition services in North America, South America and Southeast Asia to its customers in the oil and natural gas industry. SAE's services include the acquisition of 2D, 3D and time-lapse 4D seismic data on land, in transition zones and in shallow water, as well as seismic data field processing.

Pursuant to the Merger Agreement, SAE will be merged into Merger Sub, with Merger Sub surviving and remaining as a wholly-owned subsidiary of Trio. On the effective date of the merger (the “Effective Date”), (a) the holders of the outstanding shares of SAE common stock, on a fully diluted basis, will exchange such shares for (i) an aggregate of 6,448,413 shares of Trio common stock; (ii) an aggregate of $7,500,000 in cash; and (iii) an aggregate of $17,500,000 represented by a promissory note to be issued by Trio; and (b) CLCH will exchange its shares of SAE Series A preferred stock for an aggregate of $5,000,000 in cash. If the holders of securities exercisable or exchangeable for shares of SAE common stock do not exercise or exchange such securities prior to the Effective Date, the portion of the merger consideration payable with respect to the SAE common stock underlying such securities will be withheld and will be payable to the holders upon such exercise or exchange.

The Merger Agreement also provides for the holders of the outstanding SAE common stock to receive up to 992,064 additional shares of Trio common stock after the Effective Date based on the achievement of specified EBITDA (as defined in the Merger Agreement) targets by the combined company for the 2013 and/or the 2014 fiscal years. The following table sets forth the EBITDA targets and the range of additional shares issuable to the holders of the outstanding SAE common stock upon the achievement of such targets:

	EBITDA Target		Additional Share Range
	Minimum	Maximum	Minimum	Maximum
Fiscal year ending December 31, 2013	$46,000,000	$50,000,000	248,016	496,032
Fiscal year ending December 31, 2014	$52,000,000	$56,000,000	248,016	496,032

If EBITDA falls within the minimum and maximum EBITDA targets, the number of shares to be issued will be interpolated between such targets. If the minimum EBITDA target is not met in any particular year but the combined company’s cumulative EBITDA over the two year period is between $98,000,000 and $106,000,000, the SAE stockholders will be entitled to the pro rata number of the additional shares they would have been entitled to if each individual yearly EBITDA target was met.

Based upon the trading price of Trio common stock ($10.00 on March 14, 2013), the value of the 6,448,413 shares of Trio common stock deliverable to the holders of SAE common stock at the Effective Date is approximately $64,484,130, for aggregate merger consideration at the Effective Date of $94,484,130 (including the $7,500,000 in cash payable to the holders of SAE common stock, the $17,500,000 promissory note in favor of the holders of the SAE common stock and the $5,000,000 in cash payable to CLCH), with cash representing approximately 13.2% of the merger consideration, the promissory note representing 18.5% of the merger consideration and Trio common stock representing 68.3% of the merger consideration. If all of the 992,064 in additional shares of Trio common stock are delivered upon achievement of the EBITDA targets, the total merger consideration would be approximately $104,404,770 (based upon the trading price of Trio common stock of $10.00 on March 14, 2013), with cash representing approximately 12% of the merger consideration, the promissory note representing 16.7% of the merger consideration and Trio common stock representing 71.3% of the merger consideration.

Of the shares to be issued to the holders of SAE common stock at the Effective Date, 8.5% of these shares, or 545,635 shares, will be placed in escrow to secure Trio’s indemnity rights under the Merger Agreement. The holders of the SAE common stock retain their right to vote their shares and receive cash dividends on the escrowed shares. Under Section 2(f)(iii) of escrow agreement, the holders of the SAE common stock may substitute cash for the escrowed shares of Trio common stock under certain circumstances.

In the proposed merger, all of the assets of SAE will be acquired by Merger Sub and all of the outstanding SAE common stock and Series A preferred stock will be cancelled.

The holders of Trio common stock will continue to hold the shares of Trio common stock that they owned prior to the merger. Holders of Trio common stock issued in its initial public offering have the right to affirmatively vote for or against the merger proposal and demand that Trio convert such shares into cash. Any holder of such shares voting for or against the merger proposal will be entitled to demand that his shares be converted for a full pro rata portion of the amount then in the trust account.

THE LAW

The Internal Revenue Code of 1986, as amended (“IRC”), provides that in a “reorganization” exchanges of property and stock or securities do not result in a taxable event. The term “reorganization” is defined by IRC Section 368(a)(1)(A) to include mergers. IRC Section 368(a)(2)(D) allows reorganization treatment when the target company merges into the controlled subsidiary of the parent (which emerges as the surviving corporation) and shareholders of the target exchange their stock for stock of the parent corporation, a so-called “forward-subsidiary-merger” acquisition. This type of reorganization is effected where (1) a subsidiary, in exchange for stock of its parent, acquires substantially all of the properties of another corporation; (2) the other corporation is merged into the subsidiary; (3) the merger would have qualified under IRC Section 368(a)(1)(A) [a statutory merger] had it been effected directly into the parent; and (4) no stock of the subsidiary is used in the transaction. To meet the continuity of interest requirements applicable to all acquisitive reorganization transaction, the shareholders of the acquired corporation, i.e., SAE, have to exchange at least 40% of the value of their outstanding stock for stock of the parent, i.e. Trio. Temp. Reg. §1.368-1T(e)(2)(v), example 1. Each of the foregoing requirements is complied with in the proposed merger.

IRC Section 354(a)(1) provides that no gain or loss is recognized if stock or securities in a corporation a party to a reorganization are, in pursuance of the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation a party to the reorganization.

IRC Section 1032 provides that “no gain or loss shall be recognized to a corporation on the receipt of money or other property in exchange for stock (including treasury stock) of such corporation.”

The Internal Revenue Service holds that a subsidiary recognizes no gain or loss upon the issuance of its parent’s stock in connection with a reorganization. See Treasury Regulations §1.1032.2; Rev. Rul. 57-278, 1957-1 Cum. Bul. 124.

IRC Section 61 provides that gross income includes “gains derived from dealings in property.” IRC Section 1001 provides that gain or loss shall be recognized on “the sale or exchange of property” and gain shall be the excess of the amount realized from the sale or other disposition of property over the adjusted basis” of the property. IRC Section 1221 defines a “capital asset” as property held by the taxpayer other than stock in trade, inventory, property held primarily for sale to customers, depreciable property, real property used in trade or business, and certain other specified types of property. IRC Section 1222(3) defines “long-term capital gain” as gain from the sale or exchange of a capital asset held for more than one year.

OPINION

Assuming that the above factual statements are the same on the Effective Date, our opinion of the Federal income tax consequences of the proposed merger to Trio and holders of Trio common stock, based upon existing provisions of the IRC, is:

1. The merger of SAE into Merger Sub will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

2. No gain or loss will be recognized by Trio upon the issuance of its stock in connection with the proposed merger.

3. No gain or loss will be recognized by Merger Sub in connection with the proposed merger.

4. No gain or loss will recognized by holders of Trio common stock if their conversion rights are not exercised.

5. A holder of Trio common stock who exercises conversion rights and effects a termination of the stockholder’s interest in Trio will generally be required to recognize gain or loss upon the exchange of that stockholder’s shares of Trio common stock for cash. Such gain or loss will be measured by the difference between the amount of cash received and the tax basis of that stockholder=s shares of Trio common stock. This gain or loss will generally be a capital gain or loss if such shares were held as a capital asset on the date of the merger and will be a long-term capital gain or loss if the holding period for the share of Trio common stock is more than one year.

This opinion is furnished to you for your benefit in connection with the transactions contemplated by the Merger Agreement and may not be relied upon by any other person or used for any other purpose without our prior written consent.

We consent to the inclusion of a copy of this opinion as an exhibit to the Proxy Statement, and to the references to this opinion and to this firm in the Proxy Statement.

Very truly yours,

Prepared by: Allen Greenberg
Reviewed by: David A. Miller
Signed by: Allen Greenberg

ANNEX F

ESCROW AGREEMENT

ESCROW AGREEMENT (“Agreement”) dated          2013 by and among TRIO MERGER CORP., a Delaware corporation (“Parent”), CLCH, LLC, an Alaskan limited liability company, as the Company Stockholders’ Representative, being the representative of the former stockholders of SAEXPLORATION HOLDINGS, INC., a Delaware corporation (the “Representative”), and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as escrow agent (the “Escrow Agent”).

Parent, Trio Merger Sub, Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), SAExploration Holdings, Inc. (“Company”) and Representative are the parties to an Agreement and Plan of Reorganization dated as of December 10, 2012 (the “Merger Agreement”) pursuant to which Company has merged into Merger Sub, with Merger Sub being the surviving entity of such merger and remaining a wholly-owned subsidiary of Parent. Pursuant to the Merger Agreement, Parent is to be indemnified in certain respects. The parties desire to establish an escrow fund as collateral security for the indemnification obligations under the Merger Agreement. The Representative has been designated pursuant to the Merger Agreement to represent all of the former stockholders of Company (the “Stockholders”) and each Permitted Transferee (as hereinafter defined) of the Stockholders (the Stockholders and all such Permitted Transferees are hereinafter referred to collectively as the “Owners”), and to act on their behalf for purposes of this Agreement. Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

The parties agree as follows:

1. (a) Concurrently with the execution hereof, each of the Stockholders (or Parent, on their behalf) is delivering to the Escrow Agent, to be held in escrow pursuant to the terms of this Agreement, stock certificates in the amounts set forth in Schedule A hereto issued in the name of such Stockholder representing a portion of the shares of Parent Common Stock issued to such Stockholder in the Merger, together with two (2) assignments (separate from certificate) executed in blank by such Stockholder, with medallion signature guaranties. The shares of Parent Common Stock represented by the stock certificates so delivered by the Stockholders to the Escrow Agent are herein referred to in the aggregate as the “Escrow Fund.” The Escrow Agent shall maintain a separate account for each Stockholder’s, and, subsequent to any transfer permitted pursuant to Paragraph 1(d) hereof, each Owner’s, portion of the Escrow Fund.

(a) The Escrow Agent hereby agrees to act as escrow agent and to hold, safeguard and disburse the Escrow Fund pursuant to the terms and conditions hereof. It shall treat the Escrow Fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent. The Escrow Agent’s duties hereunder shall terminate upon its distribution of the entire Escrow Fund in accordance with this Agreement.

(b) Except as herein provided, the Owners shall retain all of their rights as stockholders of Parent with respect to shares of Parent Common Stock constituting the Escrow Fund during the period the Escrow Fund is held by the Escrow Agent (the “Escrow Period”), including, without limitation, the right to vote their shares of Parent Common Stock included in the Escrow Fund.

(c) During the Escrow Period, all dividends payable in cash with respect to the shares of Parent Common Stock included in the Escrow Fund shall be paid to the Owners, but all dividends payable in stock or other non-cash property (“Non-Cash Dividends”) shall be delivered to the Escrow Agent to hold in accordance with the terms hereof. As used herein, the term “Escrow Fund” shall be deemed to include the Non-Cash Dividends distributed thereon, if any.

(d) During the Escrow Period, no sale, transfer or other disposition may be made of any or all of the shares of Parent Common Stock in the Escrow Fund except (i) to a “Permitted Transferee” (as hereinafter defined), (ii) by virtue of the laws of descent and distribution upon death of any Owner, or (iii) pursuant to a qualified domestic relations order; provided, however, that such permissive transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of this Agreement. As used in this Agreement, the term “Permitted Transferee” shall include: (x) members of a Stockholder’s “Immediate Family” (as hereinafter defined); (y) an entity in which (A) a Stockholder and/or members of a Stockholder’s Immediate Family beneficially own 100% of such entity’s voting and non-voting equity securities, or (B) a Stockholder and/or a member of such Stockholder’s Immediate Family is a general partner and in which such Stockholder and/or members of such Stockholder’s Immediate Family beneficially own 100% of all capital accounts of such entity; and (z) a revocable trust established by a Stockholder during his lifetime for the benefit of such Stockholder or for the exclusive benefit of all or any of such Stockholder’s Immediate Family. As used in this Agreement, the term “Immediate Family” means, with respect to any Stockholder, a spouse, Parent, lineal descendants, the spouse of any lineal descendant, and brothers and sisters (or a trust, all of whose current beneficiaries are members of an Immediate Family of the Stockholder). In connection with and as a condition to each permitted transfer, the Permitted Transferee shall deliver to the Escrow Agent an assignment separate from certificate executed by the transferring Stockholder, with medallion signature guaranty, or where applicable, an order of a court of competent jurisdiction, evidencing the transfer of shares to the Permitted Transferee, together with two (2) assignments (separate from certificate) executed in blank by the Permitted Transferee, with medallion signature guaranties, with respect to the shares transferred to the Permitted Transferee. Upon receipt of such documents, the Escrow Agent shall deliver to Parent’s transfer agent the original stock certificate out of which the assigned shares are to be transferred, together with the executed assignment separate from certificate executed by the transferring Stockholder, or a copy of the applicable court order, and shall request that Parent issue new certificates representing (m) the number of shares, if any, that continue to be owned by the transferring Stockholder, and (n) the number of shares owned by the Permitted Transferee as the result of such transfer. Parent, the transferring Stockholder and the Permitted Transferee shall cooperate in all respects with the Escrow Agent in documenting each such transfer and in effectuating the result intended to be accomplished thereby. During the Escrow Period, no Owner shall pledge or grant a security interest in such Owner’s shares of Parent Common Stock included in the Escrow Fund or grant a security interest in such Owner’s rights under this Agreement.

2. (a) Parent, acting through the current or former member or members of Parent’s Board of Directors who has or have been appointed by Parent to take all necessary actions and make all decisions on behalf of Parent with respect to its rights to indemnification under Article VII of the Merger Agreement (the “Committee”), may make a claim for indemnification pursuant to the Merger Agreement (“Indemnification Claim”) against the Escrow Fund by giving notice (a “Notice”) to the Representative (with a copy to the Escrow Agent) specifying (i) the covenant, representation, warranty, agreement, undertaking or obligation contained in the Merger Agreement which it asserts has been breached or otherwise entitles Parent to indemnification, (ii) in reasonable detail, the nature and dollar amount of any Indemnification Claim, (iii) whether the Indemnification Claim is a claim is a Basic Indemnification Claim, a Tax Indemnification Claim or an Environmental Indemnification Claim, and (iv) whether the Indemnification Claim results from a Third Party Claim against Parent or Company. The Committee also shall deliver to the Escrow Agent (with a copy to the Representative), concurrently with its delivery to the Escrow Agent of the Notice, a certification as to the date on which the Notice was delivered to the Representative. As used herein, “Basic Indemnification Claim” means an Indemnification Claim other than a Tax Indemnification Claim or an Environmental Indemnification Claim.

(b) If the Representative shall give a notice to the Committee (with a copy to the Escrow Agent) (a “Counter Notice”), within 30 days following the date of receipt (as specified in the Committee’s certification) by the Representative of a copy of the Notice, disputing whether the Indemnification Claim is indemnifiable under the Merger Agreement, the Committee and the Representative shall attempt to resolve such dispute by voluntary settlement as provided in paragraph 2(c) below. If no Counter Notice with respect to an Indemnification Claim is received by the Escrow Agent from the Representative within such 30-day period, the Indemnification Claim shall be deemed to be an Established Claim (as hereinafter defined) for purposes of this Agreement.

(c) If the Representative delivers a Counter Notice to the Escrow Agent, the Committee and the Representative shall, during the period of 60 days following the delivery of such Counter Notice or such greater period of time as the parties may agree to in writing (with a copy to the Escrow Agent), attempt to resolve the dispute with respect to which the Counter Notice was given. If the Committee and the

Representative shall reach a settlement with respect to any such dispute, they shall jointly deliver written notice of such settlement to the Escrow Agent specifying the terms thereof. If the Committee and the Representative shall be unable to reach a settlement with respect to a dispute, such dispute shall be resolved by arbitration pursuant to paragraph 2(d) below.

(d) If the Committee and the Representative cannot resolve a dispute prior to expiration of the 60-day period referred to in paragraph 2(c) above (or such longer period as the parties may have agreed to in writing), then such dispute shall be submitted (and either party may submit such dispute) for arbitration in accordance with Section 8.

(e) As used in this Agreement, “Established Claim” means any (i) Indemnification Claim deemed established pursuant to the last sentence of paragraph 2(b) above, (ii) Indemnification Claim resolved in favor of Parent by settlement pursuant to paragraph 2(c) above, resulting in a dollar award to Parent, (iii) Indemnification Claim established by the decision of an arbitrator pursuant to paragraph 2(d) above, resulting in a dollar award to Parent, (iv) Third Party Claim that has been sustained by a final determination (after exhaustion of any appeals) of a court of competent jurisdiction, or (v) Third Party Claim that the Committee and the Representative have jointly notified the Escrow Agent has been settled in accordance with the provisions of the Merger Agreement.

(f) (i) Promptly after an Indemnification Claim becomes an Established Claim, the Committee and the Representative shall jointly deliver a notice to the Escrow Agent (a “Joint Notice”) directing the Escrow Agent to pay to Parent, and the Escrow Agent promptly shall pay to Parent, an amount equal to the aggregate dollar amount of the Established Claim (or, if at such time there remains in the Escrow Fund less than the full amount so payable, the full amount remaining in the Escrow Fund).

(ii) Payment of an Established Claim shall be made from Escrow Shares pro rata from the account maintained on behalf of each Owner. For purposes of each payment, such shares shall be valued at the “Fair Market Value” (as defined below). However, in no event shall the Escrow Agent be required to calculate Fair Market Value or make a determination of the number of shares to be delivered to Parent in satisfaction of any Established Claim; rather, such calculation shall be included in and made part of the Joint Notice. The Escrow Agent shall transfer to Parent out of the Escrow Fund that number of shares of Parent Common Stock necessary to satisfy each Established Claim, as set out in the Joint Notice. Any dispute between the Committee and the Representative concerning the calculation of Fair Market Value or the number of shares necessary to satisfy any Established Claim, or any other dispute regarding a Joint Notice, shall be resolved between the Committee and the Representative in accordance with the procedures specified in paragraph 2(d) above, and shall not involve the Escrow Agent. Each transfer of shares in satisfaction of an Established Claim shall be made by the Escrow Agent delivering to Parent one or more stock certificates held in each Owner’s account evidencing not less than such Owner’s pro rata portion of the aggregate number of shares specified in the Joint Notice, together with assignments separate from certificate executed in blank by such Owner and completed by the Escrow Agent in accordance with instructions included in the Joint Notice. Upon receipt of the stock certificates and assignments, Parent shall deliver to the Escrow Agent new certificates representing the number of shares owned by each Owner after such payment. The parties hereto (other than the Escrow Agent) agree that the foregoing right to make payments of Established Claims in shares of Parent Common Stock may be made notwithstanding any other agreements restricting or limiting the ability of any Owner to sell any shares of Parent stock or otherwise. The Committee and the Representative shall be required to exercise utmost good faith in all matters relating to the preparation and delivery of each Joint Notice. As used herein, “Fair Market Value” means the average reported closing price for the Parent Common Stock for the ten trading days ending on the last trading day prior to (x) the day the Established Claim is paid with respect to Indemnification Claims paid on or before the Basic Indemnity Escrow Termination Date, (y) the Basic Indemnity Escrow Termination Date with respect to shares constituting the Pending Claims Reserve (as hereinafter defined) on the Basic Indemnity Escrow Termination Date, and (z) with respect to shares placed in the Pending Claims Reserve for a Tax Indemnification Claim or Environmental Indemnification Claim asserted after the Basic Indemnity Escrow Termination Date, the day such Tax Indemnification Claim or Environmental Indemnification Claim is asserted.

(iii) Notwithstanding anything herein to the contrary, at such time as an Indemnification Claim has become an Established Claim, the Representative shall have the right to substitute for the Escrow Shares that otherwise would be paid in satisfaction of such claim (the “Claim Shares”), cash in an amount equal to the Fair Market Value of the Claim Shares (“Substituted Cash”). In such event (i) the Joint Notice shall include a statement describing the substitution of Substituted Cash for the Claim Shares, and (ii) substantially contemporaneously with the delivery of such Joint Notice, the Representative shall cause currently available funds to be delivered to the Escrow Agent in an amount equal to the Substituted Cash. Upon receipt of such Joint Notice and Substituted Cash, the Escrow Agent shall (y) in payment of the Established Claim described in the Joint Notice, deliver the Substituted Cash to Parent in lieu of the Claim Shares, and (z) cause the Claim Shares to be returned to the Representative.

3. (a) On the first Business Day after the Basic Indemnity Escrow Termination Date, upon receipt of a Joint Notice, the Escrow Agent shall distribute and deliver to each Owner certificates representing shares of Parent Common Stock then in such Owner’s account in the Escrow Fund equal to one-half of the original number of shares placed in such Owner’s account less that number of shares in such Owner’s account equal to the sum of (i) the number of shares applied in satisfaction of Indemnification Claims made prior to that date and (ii) the number of shares in the Pending Claims Reserve allocated to such Owner’s account, as provided in the following sentence, and shall continue to hold the remaining shares in such Owner’s account as T/E Indemnity Shares. If, at such time, there are any Indemnification Claims with respect to which Notices have been received but which have not been resolved pursuant to Section 2 hereof or in respect of which the Escrow Agent has not been notified of, and received a copy of, a final determination (after exhaustion of any appeals) by a court of competent jurisdiction, as the case may be (in either case, “Pending Claims”), and which, if resolved or finally determined in favor of Parent, would result in a payment to Parent, the Escrow Agent shall retain in the Pending Claims Reserve that number of shares of Parent Common Stock having a Fair Market Value equal to the dollar amount for which indemnification is sought in such Indemnification Claim, allocated pro rata from the account maintained on behalf of each Owner. The Committee and the Representative shall certify to the Escrow Agent the Fair Market Value to be used in calculating the Pending Claims Reserve and the number of shares of Parent Common Stock to be retained therefor. Thereafter, if any Pending Claim becomes an Established Claim, the Committee and the Representative shall deliver to the Escrow Agent a Joint Notice directing the Escrow Agent to deliver to Parent the number of shares in the Pending Claims Reserve in respect thereof determined in accordance with paragraph 2(f) above and to deliver to each Owner the remaining shares in the Pending Claims Reserve allocated to such Pending Claim, all as specified in a Joint Notice. If any Pending Claim is resolved against Parent, the Committee and the Representative shall deliver to the Escrow Agent a Joint Notice directing the Escrow Agent to pay to each Owner its pro rata portion of the number of shares allocated to such Pending Claim in the Pending Claims Reserve.

(b) On the first Business Day after the T/E Indemnity Escrow Termination Date, upon receipt of a Joint Notice, the Escrow Agent shall distribute and deliver to each Owner certificates representing the shares of Parent Common Stock then in such Owner’s account in the Escrow Fund that are T/E Indemnity Shares other than T/E Indemnity Shares in the Pending Claims Reserve. Upon the subsequent resolution of a Claim for which shares remain in the Pending Claims Reserve, upon receipt of a Joint Notice, the Escrow Agent shall distribute and deliver such shares to the Parent, if the Claim is resolved in favor of Parent, or, if resolved against Parent, to the Owners pro rata to the accounts maintained for them. Upon resolution of all Pending Claims, the Committee and the Representative shall deliver to the Escrow Agent a Joint Notice directing the Escrow Agent to pay to each Owner the remaining portion of his or her account in the Escrow Fund.

(c) As used herein, the “Pending Claims Reserve” shall mean, at the time any such determination is made, that number of shares of Parent Common Stock in the Escrow Fund having a Fair Market Value equal to the sum of the aggregate dollar amounts claimed to be due with respect to all Pending Claims (as shown in the Notices of such Claims).

4. The Escrow Agent, the Committee and the Representative shall cooperate in all respects with one another in the calculation of any amounts determined to be payable to Parent and the Owners in accordance with this Agreement and in implementing the procedures necessary to effect such payments.

5. (a) The Escrow Agent undertakes to perform only such duties as are expressly set forth herein. It is understood that the Escrow Agent is not a trustee or fiduciary and is acting hereunder merely in a ministerial capacity.

(b) The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

(c) The Escrow Agent’s sole responsibility upon receipt of any notice requiring any payment to Parent pursuant to the terms of this Agreement or, if such notice is disputed by the Committee or the Representative, the settlement with respect to any such dispute, whether by virtue of joint resolution, arbitration or determination of a court of competent jurisdiction, is to pay to Parent the amount specified in such notice, and the Escrow Agent shall have no duty to determine the validity, authenticity or enforceability of any specification or certification made in such notice.

(d) The Escrow Agent shall not be liable for any action taken by it in good faith and believed by it to be authorized or within the rights or powers conferred upon it by this Agreement, and may consult with counsel of its own choice and shall have full and complete authorization and indemnification under Section 5(g), below, for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

(e) The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over the Escrow Fund to a successor escrow agent appointed jointly by the Committee and the Representative. If no new escrow agent is so appointed within the 60 day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Fund with any court it reasonably deems appropriate.

(f) The Escrow Agent shall be indemnified and held harmless by Parent from and against any expenses, including counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Fund held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in the any state or federal court located in New York County, State of New York.

(g) The Escrow Agent shall be entitled to reasonable compensation from Parent for all services rendered by it hereunder. The Escrow Agent shall also be entitled to reimbursement from Parent for all expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.

(h) From time to time on and after the date hereof, the Committee and the Representative shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

(i) Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct.

6. This Agreement expressly sets forth all the duties of the Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall not be bound by the provisions of any agreement among the parties hereto except this Agreement and shall have no duty to inquire into the terms and conditions of any agreement made or entered into in connection with this Agreement, including, without limitation, the Merger Agreement.

7. This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, successors, assigns and legal representatives shall be governed by and construed in accordance with the law of New York applicable to contracts made and to be performed therein. This Agreement cannot be changed or terminated except by a writing signed by the Committee, the Representative and the Escrow Agent.

8. All disputes arising under this Agreement between the Committee and the Representative, including a dispute arising from a party’s failure or refusal to sign a Joint Notice, shall be submitted to arbitration to the American Arbitration Association in New York City. The Committee and the Representative each hereby consents to the exclusive jurisdiction of the federal and state courts sitting in New York County, State of New York, with respect to any claim or controversy arising out of this Agreement. Service of process in any action or proceeding brought against the Committee or the Representative in respect of any such claim or controversy may be made upon it by registered mail, postage prepaid, return receipt requested, at the address specified in Section 9, with copies delivered by nationally recognized overnight carrier to Graubard Miller, The Chrysler Building, 405 Lexington Avenue, New York, N.Y. 10174, Attention: David Alan Miller, Esq., and to Strasburger & Price, LLP, 1401 McKinney Street, Suite 2200, Houston, TX 77010, Attention: W. Garney Griggs, Esq.

9. All notices and other communications under this Agreement shall be in writing and shall be deemed given if given by hand or delivered by nationally recognized overnight carrier, or if given by telecopier and confirmed by mail (registered or certified mail, postage prepaid, return receipt requested), to the respective parties as follows:

A.	If to the Committee, to it at:

Eric Rosenfeld
777 Third Avenue, 37th Floor
New York, New York 10017
Telecopier No.: 212-319-0760

with a copy to:

Graubard Miller
The Chrysler Building
405 Lexington Avenue
New York, New York 10174-1901
Attention: David Alan Miller, Esq.
Telecopier No.: 212-818-8881

B.	If to the Representative, to him at:

1400 W. Benson Blvd. Ste. 370
Anchorage, AK 99503

with a copy to:

Strasburger & Price, LLP
1401 McKinney Street, Suite 2200
Houston, TX 77010
Attention: W. Garney Griggs, Esq.
Telecopier No.: 832-397-3522

C.	If to the Escrow Agent, to it at:

Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Attention: Mark Zimkind
Telecopier No.: 212-509-5150

or to such other person or address as any of the parties hereto shall specify by notice in writing to all the other parties hereto.

10. (a) If this Agreement requires a party to deliver any notice or other document, and such party refuses to do so, the matter shall be submitted to arbitration pursuant to paragraph 2(d) of this Agreement.

(b) All notices delivered to the Escrow Agent shall refer to the provision of this Agreement under which such notice is being delivered and, if applicable, shall clearly specify the aggregate dollar amount due and payable to Parent.

(c) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute a single agreement.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement on the date first above written.

[Signatures are on following page]

[Signature Page to Escrow Agreement]

TRIO MERGER CORP.

By:
Name:
Title:

THE REPRESENTATIVE

CLCH, LLC

By:
Name:
Title:

ESCROW AGENT

CONTINENTAL STOCK TRANSFER
& TRUST COMPANY

By:
Name:
Title:

ANNEX G

IRREVOCABLE PROXY AGREEMENT

           , 2013

CLCH, LLC

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Reorganization (the “Merger Agreement”), dated as of December 10, 2012, by and among Trio Merger Corp. (“Trio”), Trio Merger Sub, Inc., SAExploration Holdings, Inc. (“SAE”), and CLCH, LLC (“CLCH”).

As of the date hereof, the undersigned (a “Founder”) owns shares of common stock of Trio (“Founder’s Common Stock”) and the number warrants (“Warrants”) to purchase shares of common stock of Trio (“Founder’s Warrants”), in the amounts set out on Exhibit A attached hereto. The Founder’s Warrants were issued pursuant to the Warrant Agreement (the “Warrant Agreement”), dated as of June 21, 2011, by and between Trio and Continental Stock Transfer & Trust Company, as warrant agent.

As provided in that certain Consent and Support Agreement Letter to Trio from Founder of even date herein, the Founder has agreed to validly tender or cause to be tendered in the Warrant Exchange Offer (as defined in the Merger Agreement) all of the Founder’s Warrants beneficially owned by the Founder, free and clear of all liens, in exchange for one (1) share of Trio common stock for each ten (10) Founders’ Warrants so tendered, pursuant to and in accordance with the terms of the Warrant Exchange Offer (the “Warrant Tender”). Upon the Warrant Tender, Founder will beneficially own, free and clear of all liens, the amount of common stock of Trio set out in the column titled “Tendered Warrant Shares” of Exhibit A attached hereto (the “Tendered Warrant Shares”).

The undersigned is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the Founder’s Common Stock and the Founder’s Warrants set out on Exhibit A attached hereto, and upon the Warrant Tender will have good and valid title to such Tendered Warrant Shares set out in the column titled “Tendered Warrant Shares” of Exhibit A attached hereto free and clear of any liens or restrictions on transfer except that such Founder’s Common Stock is, and following the Warrant Tender will continue to be, held in escrow pursuant to a Stock Escrow Agreement (“Escrow Agreement”), dated as of June 21, 2011, by and between Trio, the Founder and other founders of Trio and Continental Stock Transfer & Trust Company, as escrow agent, until one year after the Closing Date (as defined in the Merger Agreement) and will be subject to restrictions on transfer during such time as set forth in the Escrow Agreement. The undersigned has or will have full voting power with respect to such Founder’s Common Stock (subject to the Founder’s obligation to vote in favor of the transactions contemplated by the Merger Agreement and certain other matters as described in Trio’s final prospectus for its initial public offering prior to the Closing Date) and Founder’s Tendered Warrant Shares and full power of disposition (except as described above), full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this letter agreement, in each case, with respect to such Founder’s Common Stock and Founder’s Tendered Warrant Shares. Except pursuant to this letter agreement, no person has any contractual or other right or obligation to purchase or otherwise acquire any of such Founder’s Common Stock, Founder’s Warrants, or Tendered Warrant Shares.

As a material inducement for SAE to enter into the Merger Agreement, Founder commits at the Closing of the Merger to grant CLCH an Irrevocable Proxy and Power of Attorney, in substantially the form attached hereto as Exhibit B (an “Irrevocable Proxy”), to vote a certain number of Founder’s Common Stock on the terms specified therein and, upon request by CLCH, Founder also agrees to grant additional Irrevocable Proxies to vote a certain number of Founder’s Tendered Warrant Shares on the terms specified therein, in each case with the number of shares over which a proxy is being granted to be mutually determined by the parties such that Jeff Hastings and Brian A. Beatty (the “SAE Stockholders”) collectively have control over at least 51% of Trio’s common stock after the Closing of the Merger (the “Threshold”). Any Shares above the Threshold shall be released from the foregoing proxy requirements and Founder shall have no obligation to grant such a proxy to CLCH with respect to shares in excess of the Threshold. Notwithstanding the following, if from time to time the SAE Stockholders need proxies over additional shares to reach the Threshold

(but excluding the number of Trio shares, if any, sold by the SAE Stockholders since the Closing of the Merger), Founder commits, upon request by CLCH, to grant additional Irrevocable Proxies from time to time for the number of Shares needed to reach the Threshold. Founder agrees to give prompt notice to CLCH of its receipt of any Tendered Warrant Shares.

The undersigned hereby agrees to execute such additional documents and to provide Trio or SAE with any further assurances as may be necessary to effect the transactions described in this letter agreement.

This letter agreement shall terminate automatically, without any notice or other action by any person, upon the termination of the Merger Agreement in accordance with its terms.

This letter agreement may be amended or supplemented, and any obligation of the undersigned may be waived, only with the consent of Trio.

This letter agreement will be legally binding on the undersigned, may not be assigned by the undersigned, and is executed as an instrument governed by the law of Delaware.

[Signature page follows]

SIGNATURE PAGE TO IRREVOCABLE PROXY AGREEMENT

HOLDER

Accepted and Agreed:

CLCH, LLC

By:	Name: Title:

Exhibit A

Common Stock	Current Warrants	Tendered Warrant Shares

Exhibit B
Irrevocable Proxy and Power of Attorney

Pursuant to that certain Irrevocable Proxy Agreement by and between the undersigned (a “Founder”) and CLCH, LLC (“CLCH”) dated            , 2013 (the “Agreement”), Founder, holder and owner of the number of shares of common stock of SAExploration Holdings, Inc., a Delaware corporation (the “Corporation”) set forth below (the “Shares”), does hereby irrevocably appoint CLCH and any designee of CLCH as Founder’s proxy and attorneys-in-fact, with full power of substitution and resubstitution, to represent and vote the Shares, whether at a meeting of shareholders or by any consent to any action taken without a meeting, with respect to any matter presented to the shareholders of the Corporation for vote or action without a meeting. This proxy and power of attorney granted by Founder shall be irrevocable during its term, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Founder with respect to the Shares. Founder authorizes CLCH to file this Irrevocable Proxy and any substitution or revocation with the Corporation so that the existence of this Irrevocable Proxy is noted on the books and records of the Corporation. The power of attorney granted by Founder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of the Founder.

During the effectiveness of this Irrevocable Proxy, CLCH has all the power that Founder would possess with respect to the voting of the Shares or granting of consent as holder of the Shares. Founder hereby ratifies and confirms all acts that such Founder’s proxy will do or cause to be done by virtue of and within the limitations set forth in this Irrevocable Proxy.

This Irrevocable Proxy is binding on Founder’s heirs, estate, executors, personal representatives, successors, and assigns (including any transferee of any of the Shares) to the fullest extent permitted under applicable law.

This Irrevocable Proxy shall terminate upon the earlier of the disposition of the Shares by the Founder or the date on which the Founder receives notice from Jeff Hastings and Brian A. Beatty that they beneficially own more than 51% of the outstanding common stock of the Corporation without the assistance of this Irrevocable Proxy and any similar irrevocable proxies granted by other founders of the Corporation on the date hereof.

Founder has executed this Irrevocable Proxy on            , 2013.

Name:
Number of Shares of Common Stock
Held:

ANNEX H

AUDIT COMMITTEE CHARTER

OF

TRIO MERGER CORP.

Purpose

The purposes of the Audit Committee (the “Audit Committee”) of the Board of Directors (“Board”) of Trio Merger Corp. (“Company”) are to assist the Board in monitoring (1) the integrity of the annual, quarterly and other financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s independent auditor and (4) the compliance by the Company with legal and regulatory requirements. The Audit Committee also shall review and approve all related-party transactions.

The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (“Commission”) to be included in the Company’s annual proxy statement.

Committee Membership

The Audit Committee shall consist of no fewer than three members, absent a temporary vacancy. The Audit Committee shall meet the “Audit Committee Requirements” of The NASDAQ Stock Market, LLC and the independence and experience requirements of Section 10A(m)(3) of the Securities Exchange Act of 1934 (“Exchange Act”) and the rules and regulations of the Commission.

The members of the Audit Committee shall be appointed by the Board. Audit Committee members may be replaced by the Board. There shall be a Chairman of the Audit Committee which shall also be appointed by the Board. The Chairman of the Audit Committee shall be a member of the Audit Committee and, if present, shall preside at each meeting of the Audit Committee. He shall advise and counsel with the executives of the Company, and shall perform such other duties as may from time to time be assigned to him by the Audit Committee or the Board of Directors.

Meetings

The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. The Audit Committee shall meet periodically with management and the independent auditor in separate executive sessions. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

Committee Authority and Responsibilities

The Audit Committee shall have the sole authority to appoint or replace the independent auditor. The Audit Committee shall be directly responsible for determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee.

The Audit Committee shall pre-approve all auditing services and permitted non-audit services to be performed for the Company by its independent auditor, including the fees and terms thereof (subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit). The Audit Committee may form and delegate authority to subcommittees of the Audit Committee consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to (i) the independent auditor for the purpose of rendering or issuing an audit report and (ii) any advisors employed by the Audit Committee.

The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee annually shall review the Audit Committee’s own performance.

The Audit Committee shall:

Financial Statement and Disclosure Matters
1.	Meet with the independent auditor prior to the audit to review the scope, planning and staffing of the audit.
2.	Review and discuss with management and the independent auditor the annual audited financial statements, and recommend to the Board whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of the Form 10-K).
3.	Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.
4.	Discuss with management and the independent auditor, as appropriate, significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including:
(a)	any significant changes in the Company’s selection or application of accounting principles;
(b)	the Company’s critical accounting policies and practices;
(c)	all alternative treatments of financial information within GAAP that have been discussed with management and the ramifications of the use of such alternative accounting principles;
(d)	any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies; and
(e)	any material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.
5.	Discuss with management the Company’s earnings press releases generally, including the use of “pro forma” or “adjusted” non-GAAP information, and any financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be general and include the types of information to be disclosed and the types of presentations to be made.
6.	Discuss with management and the independent auditor the effect on the Company’s financial statements of (i) regulatory and accounting initiatives and (ii) off-balance sheet structures.
7.	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.
8.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.
9.	Review disclosures made to the Audit Committee by the Company’s Chief Executive Officer and Chief Financial Officer (or individuals performing similar functions) during their certification process for the Form 10-K and Form 10-Qs about any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting and any fraud involving management or other employees who have a significant role in the Company’s internal control over financial reporting.

Oversight of the Company’s Relationship with the Independent Auditor
10.	At least annually, obtain and review a report from the independent auditor, consistent with the rules of the Public Company Accounting Oversight Board, regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and the internal auditor. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.
11.	Verify the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.
12.	Oversee the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.
13.	Be available to the independent auditor during the year for consultation purposes.
Compliance Oversight Responsibilities
14.	Obtain assurance from the independent auditor that Section 10A(b) of the Exchange Act has not been implicated.
15.	Review and approve all related-party transactions.
16.	Inquire and discuss with management the Company’s compliance with applicable laws and regulations and with the Company’s Code of Ethics in effect at such time, if any, and, where applicable, recommend policies and procedures for future compliance.
17.	Establish procedures (which may be incorporated in the Company’s Code of Ethics, in effect at such time, if any) for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or reports which raise material issues regarding the Company’s financial statements or accounting policies.
18.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.
19.	Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.
20.	Review and approve all payments made to the Company’s officers and directors or its or their affiliates. Any payments made to members of the Audit Committee will be reviewed and approved by the Board, with the interested director or directors abstaining from such review and approval.

Limitation of Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

ANNEX I

NOMINATING COMMITTEE CHARTER

OF

TRIO MERGER CORP.

The responsibilities and powers of the Nominating Committee (the “Nominating Committee”) of the Board of Directors (the “Board”) of Trio Merger Corp. (the “Company”), as delegated by the Board, are set forth in this charter. Whenever the Nominating Committee takes an action, it shall exercise its independent judgment on an informed basis that the action is in the best interests of the Company and its stockholders.

I. PURPOSE

As set forth herein, the Nominating Committee shall, among other things, discharge the responsibilities of the Board relating to the appropriate size, functioning and needs of the Board including, but not limited to, recruitment and retention of high quality Board members and committee composition and structure.

II. MEMBERSHIP

The Nominating Committee shall consist of at least two members of the Board as determined from time to time by the Board. Each member shall be “independent” in accordance with the listing standards of The NASDAQ Stock Market, LLC, as amended from time to time.

The Board shall elect the members of this Nominating Committee at the first Board meeting practicable following the annual meeting of stockholders and may make changes from time to time pursuant to the provisions below. Unless a chair is elected by the Board, the members of the Nominating Committee shall designate a chair by majority vote of the full Nominating Committee membership.

A Nominating Committee member may resign by delivering his or her written resignation to the chairman of the Board, or may be removed by majority vote of the Board by delivery to such member of written notice of removal, to take effect at a date specified therein, or upon delivery of such written notice to such member if no date is specified.

III. MEETINGS AND COMMITTEE ACTION

The Nominating Committee shall meet at such times as it deems necessary to fulfill its responsibilities. Meetings of the Nominating Committee shall be called by the chairman of the Nominating Committee upon such notice as is provided for in the by-laws of the company with respect to meetings of the Board. A majority of the members shall constitute a quorum. Actions of the Nominating Committee may be taken in person at a meeting or in writing without a meeting. Actions taken at a meeting, to be valid, shall require the approval of a majority of the members present and voting. Actions taken in writing, to be valid, shall be signed by all members of the Nominating Committee. The Nominating Committee shall report its minutes from each meeting to the Board.

The chairman of the Nominating Committee may establish such rules as may from time to time be necessary or appropriate for the conduct of the business of the Nominating Committee. At each meeting, the chairman shall appoint as secretary a person who may, but need not, be a member of the Nominating Committee. A certificate of the secretary of the Nominating Committee or minutes of a meeting of the Nominating Committee executed by the secretary setting forth the names of the members of the Nominating Committee present at the meeting or actions taken by the Nominating Committee at the meeting shall be sufficient evidence at all times as to the members of the Nominating Committee who were present, or such actions taken.

IV. COMMITTEE AUTHORITY AND RESPONSIBLITIES

•	Developing the criteria and qualifications for membership on the Board.
•	Recruiting, reviewing and nominating candidates for election to the Board or to fill vacancies on the Board.

•	Reviewing candidates proposed by stockholders, and conducting appropriate inquiries into the background and qualifications of any such candidates.
•	Establishing subcommittees for the purpose of evaluating special or unique matters.
•	Monitoring and making recommendations regarding committee functions, contributions and composition.
•	Evaluating, on an annual basis, the Nominating Committee’s performance.

V. REPORTING

The Nominating Committee shall prepare a statement each year concerning its compliance with this charter for inclusion in the Company’s proxy statement.

TRIO MERGER CORP.

Board of Director Candidate Guidelines

The Nominating Committee (the “Nominating Committee”) of the Board of Directors (“Board”) of Trio Merger Corp. (the “Company”) will identify, evaluate and recommend candidates to become members of the Board with the goal of creating a balance of knowledge and experience. Nominations to the Board may also be submitted to the Nominating Committee by the Company’s stockholders in accordance with the Company’s policy, a copy of which is attached hereto. Candidates will be reviewed in the context of current composition of the Board (including the diversity in background, experience and viewpoints of the Board), the operating requirements of the Company and the long-term interests of the Company’s stockholders. In conducting this assessment, the Nominating Committee will consider and evaluate each director-candidate based upon its assessment of the following criteria:

•	Whether the candidate is independent pursuant to the requirements of the NASDAQ Stock Market.
•	Whether the candidate is accomplished in his or her field and has a reputation, both personal and professional, that is consistent with the image and reputation of the Company.
•	Whether the candidate has the ability to read and understand basic financial statements. The Nominating Committee also will determine if a candidate satisfies the criteria for being an “audit committee financial expert,” as defined by the Securities and Exchange Commission.
•	Whether the candidate has relevant experience and expertise and would be able to provide insights and practical wisdom based upon that experience and expertise.
•	Whether the candidate has knowledge of the Company and issues affecting the Company.
•	Whether the candidate is committed to enhancing stockholder value.
•	Whether the candidate fully understands, or has the capacity to fully understand, the legal responsibilities of a director and the governance processes of a public company.
•	Whether the candidate is of high moral and ethical character and would be willing to apply sound, objective and independent business judgment, and to assume broad fiduciary responsibility.
•	Whether the candidate has, and would be willing to commit, the required hours necessary to discharge the duties of Board membership.
•	Whether the candidate has any prohibitive interlocking relationships or conflicts of interest.
•	Whether the candidate is able to develop a good working relationship with other Board members and contribute to the Board’s working relationship with the senior management of the Company.
•	Whether the candidate is able to suggest business opportunities to the Company.

TRIO MERGER CORP.

Stockholder Recommendations for Directors

Stockholders who wish to recommend to the Nominating Committee (the “Nominating Committee”) of the Board of Directors (“Board”) of Trio Merger Corp. (the “Company”), a candidate for election to the Board should send their letters to c/o 777 Third Avenue, 37th Floor, New York, New York 10017, Attention: Nominating Committee. The Corporate Secretary will promptly forward all such letters to the members of the Nominating Committee. Stockholders must follow certain procedures to recommend to the Nominating Committee candidates for election as directors. In general, in order to provide sufficient time to enable the Nominating Committee to evaluate candidates recommended by stockholders in connection with selecting candidates for nomination in connection with the Company’s annual meeting of stockholders, the Corporate Secretary must receive the stockholder’s recommendation no later than thirty (30) days after the end of the Company’s fiscal year.

The recommendation must contain the following information about the candidate:

•	Name;
•	Age;
•	Business and current residence addresses, as well as residence addresses for the past 20 years;
•	Principal occupation or employment and employment history (name and address of employer and job title) for the past 10 years (or such shorter period as the candidate has been in the workforce);
•	Educational background;
•	Permission for the Company to conduct a background investigation, including the right to obtain education, employment and credit information;
•	The number of shares of common stock of the Company beneficially owned by the candidate;
•	The information that would be required to be disclosed by the Company about the candidate under the rules of the SEC in a Proxy Statement soliciting proxies for the election of such candidate as a director (which currently includes information required by Items 401, 404 and 405 of Regulation S-K); and
•	A signed consent of the nominee to serve as a director of the Company, if elected.

ANNEX J

CHARTER OF THE COMPENSATION COMMITTEE OF
THE BOARD OF DIRECTORS OF
SAEXPLORATION HOLDINGS, INC.

I. PURPOSES

The Compensation Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of SAExploration Holdings, Inc. (the “Company”) for the purposes of, among other things, (a) discharging the Board’s responsibilities relating to the compensation of the Company’s chief executive officer (the “CEO”) and other executive officers of the Company, (b) administering or delegating the power to administer the Company’s incentive compensation and equity-based compensation plans and (c) if required by applicable rules and regulations, issuing a “Compensation Committee Report” to be included in the Company's annual report on Form 10-K or proxy statement, as applicable.

II. RESPONSIBILITIES

In addition to such other duties as the Board may from time to time assign, the Committee shall:

•	Establish, review and approve the overall executive compensation philosophy and policies of the Company, including the establishment, if deemed appropriate, of performance-based incentives that support and reinforce the Company's long-term strategic goals, organizational objectives and stockholder interests.
•	Review and approve the Company’s goals and objectives relevant to the compensation of the CEO, annually evaluate the CEO’s performance in light of those goals and objectives and, based on this evaluation, determine the CEO’s compensation level, including, but not limited to, salary, bonus or bonus target levels, long and short-term incentive and equity compensation, retirement plans, and deferred compensation plans as the Committee deems appropriate. In determining the long-term incentive component of the CEO’s compensation, the Committee shall consider, among other factors, the Company’s performance and relative stockholder return, the value of similar incentive awards to CEO’s at comparable companies, and the awards given to the Company’s CEO in past years. The CEO shall not be present during voting and deliberations relating to CEO compensation.
•	Determine the compensation of all other executive officers, including, but not limited to, salary, bonus or bonus target levels, long and short-term incentive and equity compensation, retirement plans, and deferred compensation plans, as the Committee deems appropriate. Members of senior management may report on the performance of the other executive officers of the Company and make compensation recommendations to the Committee, which will review and, as appropriate, approve the compensation recommendations.
•	Receive and evaluate performance target goals for the senior officers and employees (other than executive officers) and review periodic reports from the CEO as to the performance and compensation of such senior officers and employees.
•	Administer or delegate the power to administer the Company’s incentive and equity-based compensation plans, including the grant of stock options, restricted stock and other equity awards under such plans.
•	Review and make recommendations to the Board with respect to the adoption of, and amendments to, incentive compensation and equity-based plans and approve for submission to the stockholders all new equity compensation plans that must be approved by stockholders pursuant to applicable law.
•	Review and approve any annual or long-term cash bonus or incentive plans in which the executive officers of the Company may participate.
•	Review and approve for the CEO and the other executive officers of the Company any employment agreements, severance arrangements, and change in control agreements or provisions.

•	Review and discuss with the Company’s management the Compensation Discussion and Analysis set forth in Securities and Exchange Commission Regulation S-K, Item 402, if required, and, based on such review and discussion, determine whether to recommend to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Company’s annual report or proxy statement for the annual meeting of stockholders.
•	Provide, over the names of the members of the Committee, the Compensation Committee Report for the Company’s annual report or proxy statement for the annual meeting of stockholders, if required.
•	Conduct an annual performance evaluation of the Committee. In conducting such review, the Committee shall evaluate and address all matters that the Committee considers relevant to its performance, including at least the following: (a) the adequacy, appropriateness and quality of the information received from management or others; (b) the manner in which the Committees recommendations were discussed or debated; (c) whether the number and length of meetings of the Committee were adequate for the Committee to complete its work in a thorough and thoughtful manner; and (d) whether this Charter appropriately addresses the matters that are or should be within its scope.

III. COMPOSITION

The Committee shall be comprised of two or more members (including a chairperson), all of whom shall be “independent directors,” as such term is defined in the rules and regulations of the Nasdaq Stock Market. Notwithstanding the foregoing, so long as the Company is a “controlled company” as such term is defined in Rule 5615(c)(1) of the Nasdaq Stock Market, the Committee may have as one of its members a “non-independent director” pursuant to the exemption under Rule 5615(c)(2) of the Nasdaq Stock Market for controlled companies. In addition, the Committee may have as one of its members a “non-independent director” under exceptional and limited circumstances pursuant to the exemption under Rule 5605(d)(3) of the Nasdaq Stock Market. At least two of the Committee members shall be “non-employee directors” as defined by Rule 16b-3 under the Securities Exchange Act of 1934 and “outside directors” as defined by Section 162(m) of the Internal Revenue Code. The members of the Committee and the chairperson shall be selected not less frequently than annually by the Board and serve at the pleasure of the Board. A Committee member (including the chairperson) may be removed at any time, with or without cause, by the Board.

The Committee shall have authority to delegate any of its responsibilities to one or more subcommittees as the Committee may from time to time deem appropriate. If at any time the Committee includes a member who is not a “non employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), then a subcommittee comprised entirely of individuals who are “non-employee directors” may be formed by the Committee for the purpose of ratifying any grants of awards under any incentive or equity-based compensation plan for the purposes of complying with the exemption requirements of Rule 16b-3 of the Exchange Act or Section 162(m) of the Internal Revenue Code of 1986, as amended; provided that any such grants shall not be contingent on such ratification.

IV. MEETINGS AND OPERATIONS

The Committee shall meet as often as necessary, but at least two times each year, to enable it to fulfill its responsibilities. The Committee shall meet at the call of its chairperson or a majority of its members. The Committee may meet by telephone conference call or by any other means permitted by law or the Company’s Bylaws. A majority of the members of the Committee shall constitute a quorum. The Committee shall act on the affirmative vote of a majority of members present at a meeting at which a quorum is present. Subject to the Company’s Bylaws, the Committee may act by unanimous written consent of all members in lieu of a meeting. The Committee shall determine its own rules and procedures, including designation of a chairperson pro tempore in the absence of the chairperson, and designation of a secretary. The secretary need not be a member of the Committee and shall attend Committee meetings and prepare minutes. The Secretary of the Company shall be the Secretary of the Compensation Committee unless the Committee designates otherwise. The Committee shall keep written minutes of its meetings, which shall be recorded or filed with the books and records of the Company. Any member of the Board shall be provided with copies of such Committee minutes if requested.

The Committee may ask members of management, employees, outside counsel, or others whose advice and counsel are relevant to the issues then being considered by the Committee to attend any meetings (or a portion thereof) and to provide such pertinent information as the Committee may request.

The chairperson of the Committee shall be responsible for leadership of the Committee, including preparing the agenda which shall be circulated to the members prior to the meeting date, presiding over Committee meetings, making Committee assignments and reporting the Committee’s actions to the Board. Following each of its meetings, the Committee shall deliver a report on the meeting to the Board, including a description of all actions taken by the Committee at the meeting.

If at any time during the exercise of his or her duties on behalf of the Committee, a Committee member has a direct conflict of interest with respect to an issue subject to determination or recommendation by the Committee, such Committee member shall abstain from participation, discussion and resolution of the instant issue, and the remaining members of the Committee shall advise the Board of their recommendation on such issue. The Committee shall be able to make determinations and recommendations even if only one Committee member is free from conflicts of interest on a particular issue.

V. AUTHORITY

The Committee has the authority, to the extent it deems appropriate, to conduct or authorize investigations into or studies of matters within the Committee's scope of responsibilities and to retain one or more compensation consultants to assist in the evaluation of CEO or executive compensation or other matters. The Committee shall have the sole authority to retain and terminate any such consulting firm, and to approve the firm’s fees and other retention terms. The Committee shall evaluate whether any compensation consultant retained or to be retained by it has any conflict of interest in accordance with Item 407(e)(3)(iv) of Regulation S-K. The Committee shall also have the authority, to the extent it deems necessary or appropriate, to retain legal counsel or other advisors. In retaining compensation consultants, outside counsel and other advisors, the Committee must take into consideration factors specified in the NASDAQ listing rules. The Company will provide for appropriate funding, as determined by the Committee, for payment of any such investigations or studies and the compensation to any consulting firm, legal counsel or other advisors retained by the Committee.

Adopted on           , 2013.

ANNEX K

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), effective as of         , 2013 (the “Effective Date”), is entered into by and between SAExploration Holdings, Inc., a Delaware corporation (the “Employer” or the “Company”),          and , an individual residing in      (the “Executive”). The Employer and the Executive may be referred to singularly as “Party” or collectively as “Parties.”

RECITALS

WHEREAS, the Employer wishes to offer employment to Executive and Executive desires to be employed by Employer on the terms and conditions contained herein;

WHEREAS Employer acknowledges and rewards the value and loyalty of the Executive and seeks to build and protect the Company’s stability, growth, customer base, technology and other competitive advantages; and

WHEREAS, the Executive wishes to evidence his commitment to the Company and its objectives;

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements hereinafter set forth and the mutual benefits to be derived hereinafter, Employer and Executive hereby agree as follows:

AGREEMENTS

1. Employment Term.  The Employer hereby employs the Executive commencing on the Effective Date and ending on the third anniversary thereafter; provided, however, the Agreement shall automatically renew or extend for consecutive terms of one (1) year, unless either Party gives prior written notice to the other Party of its desire to terminate the Agreement at least 90 days prior to the expiration of the initial term or any renewal term (in any event, the “Term”). Notwithstanding the foregoing, the Parties shall have the termination rights as set forth in Section 5 of this Agreement. Termination of this Agreement for any reason whatsoever by any Party shall have no effect on the continued enforceability of any ancillary agreement, specifically including the Non-Disclosure Agreement executed by Executive in favor of Employer concurrently with this Agreement, (the “Non-Disclosure Agreement”). The obligations of the Parties under Sections 5 through 25 shall survive according to the terms of each provision. The Executive accepts such employment and agrees to perform the services specified herein, all upon the terms and conditions hereinafter stated.

2. Duties.  The Executive shall serve in the position of      and shall report to and be subject to the general direction and control of the      of the Company or its designee. In such capacity he shall be responsible for the supervision of the day to day operations of the Company and the implementation of its business plans and strategies, in each case, subject to the      and in accordance with and subject to budgets approved from time to time by such     . The Executive shall perform such duties consistent with the Executive’s position, as well as other related duties from time to time assigned to the Executive by the     . The Executive further agrees to perform, without additional compensation, such other services for the Employer and for any of its affiliates as the      shall from time to time specify, if such services are of the nature commonly associated with or similar to that of the Executive’s position with a company engaged in activities similar to the activities engaged in by the Employer at the time of execution of this Agreement. For purposes of the Non-Disclosure Agreement and Sections 5 through 25, the term “Employer” shall be deemed to include and refer to any and all affiliates of the Employer. The Executive acknowledges and agrees that the Non-Disclosure Agreement executed simultaneously herewith is hereby incorporated by reference herein and made a part hereof and that the Non-Disclosure Agreement constitutes a material part of this Agreement.

3. Extent of Service.  The Executive shall devote his full business time, attention, and energy to the business of the Employer, and shall not be engaged in any other business activity that competes with or detracts from the business of the Employer during the Term of this Agreement. The foregoing shall not be construed as preventing the Executive from making passive investments in other businesses or enterprises, if (i) such investments will not require services on the part of the Executive which would in any material way impair the performance of his duties under this Agreement, or (ii) such other businesses or enterprises are not engaged in any business competitive with the business of the Employer or any of its affiliates. The Executive

shall be based in the vicinity of the      metropolitan area (or other area as may be agreed upon by the Parties) and, subject to travel requirements as reasonably necessary to support successful business development efforts and management of the business, shall perform his services from a mutually agreed location in that area.

4. Compensation and Benefits.  As payment for the services to be rendered by the Executive hereunder during the Term of this Agreement, the Executive shall be entitled to receive the following:

(a) an annual base salary at the rate of $     a year (the “Base Salary”), less deductions required by law, payable in accordance with the Employer’s standard payroll schedule;

(b) a monthly automobile allowance of $     per month payable in accordance with the Employer’s standard payroll schedule, and which shall be subject to customary deductions and withholding; and

(c) participation in the Company’s 2013 Long Term Incentive Plan, including performance cash awards at the rate of     % to     % (the “Target Percentage”). Executive will be entitled to a guaranteed     % annual performance cash award and as much as     % if certain executive goals are reached as identified and approved by the Company’s Compensation Committee (the “Executive Goals”), but not to exceed the maximum award permissible under the 2013 Long Term Incentive Plan. The Target Percentage will be applied to twelve (12) times the highest paid monthly base salary within the calendar year. The Executive Goals for years 2013 and 2014 will be set by the Company’s Compensation Committee under the 2013 Long Term Incentive Plan, and are anticipated to be consistent with the EBITDA or other goals established in the merger transaction with Trio Merger Corp. After 2014 the Executive Goals related to EBITDA may be increased by the Company’s Compensation Committee no more than 25% per year (which shall be adjusted proportionately in connection with any merger or acquisition) and the Executive Goals as related to the Performance Criteria set forth more fully in the 2013 Long Term Incentive Plan, including, but not limited to Quality, Health, Safety and Environmental (“QHSE”) objectives which will be set at the Oil & Gas Producers (“OGP”) level for each performance cash award year, but in any event shall not exceed the maximum award permissible under the 2013 Long Term Incentive Plan.

(d) Executive will be entitled to participate, on the same basis generally as other similarly situated employees of the Company, in all benefits as may be offered by the Company from time to time;

(e) reimbursement of reasonable expenses incurred by Executive in accordance with such expense reimbursement policies of the Company;

(f) Executive will be entitled to a guaranteed     % annual salary increase and as much as a     % salary increase if the EBITDA objectives of the Executive Goals are reached or exceeded;

(g) Paid vacation of          (  ) weeks per year; and

(h) Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, governmental regulation or stock exchange listing requirement or policy of the Company adopted to comply with any such law, regulation, or listing requirement, will be subject to such deductions and requirements for repayment (“Clawback”) as may be required to be made pursuant to such law, governmental regulation, stock exchange listing requirement, or policy.

5. Termination.  Executive’s employment with Company under this Agreement may be terminated in accordance with this Section 5. The date upon which any such termination becomes effective shall be deemed the “Termination Date”.

(a) Termination by Company for Cause.  Company may terminate Executive’s employment with Company under this Agreement for Cause at any time without notice and without any payment to Executive whatsoever, save and except for the payment of any Base Salary and vacation accrued but unpaid up to the Termination Date, if Executive engages in any of the following conduct (termination for “Cause”):

(i) the breaching of any material provision of this Agreement after Company has given Executive not less than 30 days written notice of such breach and a period of not less than 30 days to correct, or cause to be corrected, such breach;

(ii) knowing and intentional misappropriation of funds or property of Company or its affiliates;

(iii) engaging in conduct, even if not in connection with the performance of the duties hereunder, which might be reasonably expected to result in any effect materially adverse to the interests of Company or any of its affiliates, such as fraud, dishonesty, conviction (or a judicial finding of evidence sufficient to convict) of any felony;

(iv) failing to fulfill and perform the duties assigned to Executive in accordance with the terms herein after Company has given Executive period of not less than 15 days notice of such failure and a period of not less than 15 days to correct, or cause to be corrected, such failure; and

(v) failing to comply with corporate policies of Company or any of its affiliates that are promulgated from time to time by Company, provided, however, that Company shall not be unreasonably arbitrary in its enforcement of corporate policies with respect to Executive.

(b) Termination by Employee for Good Reason.  Employee shall have good reason (“Good Reason”) as defined below to resign his employment within sixty (60) days following notice and receive the same payments as provided under Section 5(d)(i), provided Employee has first provided written notice to Employer of conduct warranting termination of Executive’s employment for Good Reason and provided Employer a period of not less than thirty (30) days to cure such conduct:

(i) A material diminution in the nature and scope of the Employee’s authorities or duties, including but not limited to a change in the Employee’s reporting relationship, a required move of more than 50 miles, a reduction in pay or removal from the Company’s Board of Directors; or

(ii) A material breach of this Agreement by the Employer.

(c) Termination by Executive Without Good Reason.  Executive may terminate his employment with Company at any time, for any reason, by providing 60 days’ advance written notice to Company, which may be waived in whole or in part by Company. If Company waives the notice period in whole or in part, Company shall pay the Base Salary for the portion of the notice period that has been waived. Executive shall be entitled to payment of any Base Salary, out of pocket expenses in accordance with Section 4(e) and vacation pay accrued up to the Termination Date. Executive shall not be entitled to any accrued annual bonus or other benefits.

(d) Termination by Company Without Cause.  Company may terminate Executive’s employment, without Cause as defined in Sections 5(a) in which case Company shall pay Executive the following, less withholdings required by law:

(i) all accrued but unpaid Base Salary to the Termination Date;

(ii) all accrued but unpaid vacation pay to the Termination Date;

(iii) payment equal to the previous 2 years’ bonuses paid to Executive, plus a prorated portion of any bonus for the year of Executive’s termination in an amount as provided under the Company’s Bonus Plan assuming a payment at the Target Percentage. If a bonus payment was not paid to Executive in any of those previous 2 years, this amount will be calculated on the assumption that the bonus paid for any unpaid year was paid in full based upon Executive’s participation level in the bonus plan;

(iv) a severance amount equal to 24 months of Base Salary;

(v) if the Executive timely and properly elects continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), the company shall reimburse Executive for the monthly premiums associated with continuation of Executive and his dependents’ insurance coverage. Such reimbursement shall be paid to the Executive on the 3rd day of the month immediately following the month in which the Executive timely remits the premium payment. The

Executive shall be eligible to receive such reimbursement until the earliest of (x) the 18 month anniversary of the Termination Date; (y) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (z) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer; and

(vi) Notwithstanding any provision of any restricted stock agreement that might otherwise be to the contrary, immediate acceleration of all restricted stock awards under the Company’s 2012 Stock Compensation Plan, such that all restricted stock awards which have not already vested, shall immediately vest as of the Termination Date.

Prior to, and as a condition to, receiving the payments in this Section 5(d), Executive agrees to execute a full and final release in favor of Company, in a form satisfactory to Company.

The above amounts will be paid in a single lump sum not later than fifty two (52) days after the Termination Date subject to the fulfillment of the provision of a full and final release no later than the end of such 52-day period, and shall not be subject to the requirement of mitigation, nor reduced by any actual mitigation by Executive. The right to receive any of the above payments shall be forfeited if the required full and final release has not been received before the end of the 52-day period. The payments referred to in Section 5(d) are inclusive of any termination and/or severance payments that may be required under applicable law.

(e) Change of Control.  Within six (6) months following a Change of Control of Company, should Company not renew or replace this Agreement with an Agreement containing substantially the same or better terms, Executive shall be entitled to receive termination payments as set out in Section 5(d), except that the 52-day period payment shall not apply, but instead the payment shall be made as a single lump immediately following the expiration of a six (6) month period from the date Executive elected to terminate his employment with the Company. For the purposes of this Section 5(d), “Change of Control” shall be defined as: (i) it is defined in Section 1.01 of the Cyan Credit Agreement and in Section One (a)(2) of the Amendment No. 1 to the Cyan Credit Agreement, provided such Cyan Credit Agreement and amendments are in effect at the time of the Change in Control; or (ii) if the Cyan Credit Agreement and all amendments thereto are not in effect, then Change of Control shall be defined as: (A) a tender offer or exchange offer is made and consummated for the ownership of at least fifty percent (50%) of the outstanding voting securities of the Company; (B) the Company is merged or consolidated with another entity and as a result of such merger or consolidation, at least fifty percent (50%) of the outstanding voting securities of the surviving or resulting entity is owned directly or indirectly in the aggregate by a person or persons other than a person or persons who owned at least fifty percent (50%) of the outstanding voting securities of the Company immediately prior to such merger or consolidation; (C) the Company is liquidated or otherwise sells or transfers all or substantially all of its assets to another entity which is not wholly owned, directly or indirectly, by a person or persons who own at least fifty percent (50%) or more of the outstanding voting securities of the Company; or (D) a person, within the meaning of Section 3(a)(9) or Section 13(d)(3) of the Securities Exchange Act of 1934, as amended and in effect from time to time, acquires over fifty percent (50%) or more of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record). Provided however, that a merger with Trio Merger Corp. shall not be considered a Change of Control under this Section 5(e).

(i) If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or the Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement , or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Company shall pay to the Executive, no later than the time such Excise Tax is required to be paid by the Executive or withheld by the Company, an additional amount equal to the sum of the Excise Tax payable by the Executive, plus the amount necessary to put the Executive in the same after-tax position (taking into account any and all applicable federal, state and local excise, income or other taxes at the highest applicable rates on such 280G Payments and on any payments under this Section 5(e)(i) or otherwise) as if no Excise Tax had been imposed;

(ii) All calculations and determinations under this Section 5(e) shall be made by an independent auditing firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 5(e), the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 5(e). The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

(f) Death.  Executive’s employment with Company under this Agreement shall automatically terminate upon the death of Executive. Upon termination for death, Executive or Executive’s estate shall only be entitled to (i) payment of any portion of the Base Salary due to owing up to such date; (ii) payment of any accrued but unused vacation pay; (iii) reimbursement of all out of pocket expenses in accordance with Section 4(e); and (iv) notwithstanding any provision of any restricted stock agreement that might otherwise be to the contrary, immediate acceleration of all restricted stock awards under the Company’s 2012 Stock Compensation Plan and/or the Company’s 2013 Long Term Incentive Plan, such that all restricted stock awards which have not already vested, shall immediately vest as of the Termination Date.

(g) Permanent Disability.  In the event that Executive suffers a Permanent Disability (as defined below), the employment of Executive may be terminated by Company upon 90 days' notice to Executive; except that if the termination of Executive’s employment would impair his ability to receive long term disability benefits in whole or in part, Executive shall, in lieu of termination, be placed on an unpaid leave of absence, it being understood, however, that Executive shall not be entitled to re-employment by Company after such leave of absence or when he ceases to be in receipt of such benefits. Upon termination of employment for Permanent Disability, Executive or Executive’s estate shall only be entitled to (i) payment of any portion of the Base Salary due and owing up to such date; (ii) reimbursement of all expenses in accordance with Section 4(e); (iii) payment for any accrued but unused vacation pay; and (iv) notwithstanding any provision of any restricted stock agreement that might otherwise be to the contrary, immediate acceleration of all restricted stock awards under the Company’s 2012 Stock Compensation Plan and/or the Company’s 2013 Long Term Incentive Plan, such that all restricted stock awards which have not already vested, shall immediately vest as of the Termination Date. For the purposes of this Section 5(g), “Permanent Disability” means a mental or physical disability whereby Executive:

(i) is unable, due to illness, disease, mental or physical disability or similar cause, to fulfill his obligations as an employee or officer of the Company either for three consecutive months or for a cumulative period of 6 months out of 12 consecutive calendar months, or

(ii) is declared by a court of competent jurisdiction to be mentally incompetent or incapable of managing his affairs.

(h) Resignation as Officer or Director Upon Termination.  Upon termination of his employment for any reason whatsoever, Executive shall thereupon be deemed to have immediately resigned any position Executive may have as an officer or director of Company together with any other office, position or directorship which Executive may hold with any of its Affiliates. In such event, Executive shall, at the request of Company, forthwith execute any and all documents appropriate to evidence such resignations. Executive shall not be entitled to any payments in respect of such resignations in addition to those provided for herein.

(i) Survival.  Notwithstanding the termination of the Executive’s employment, or the manner of termination, the provisions of Sections 6 and 7 of this Agreement and the Nondisclosure Agreement executed concurrently with this Agreement shall survive such termination.

6. Nondisclosure/Confidentiality Obligations.  The parties contemplate Executive providing executive services to the Company in connection with its core business of providing effective acquisition of seismic data (the “Business”). To facilitate Executive’s ability to perform these services, Company agrees to provide Executive confidential, proprietary, trade secret information regarding Company’s business strategies, plans, techniques and processes, which are more fully set forth in certain Nondisclosure Agreements executed concurrently with this Agreement (“Confidential Information”) which the Company uses to compete in the marketplace, and Executive agrees not to use or disclose such Confidential Information for any purpose other than to advance the Company’s interests. Moreover, from time to time, subsidiary companies or affiliates of Company may provide that entity’s confidential, proprietary information which the Company uses to compete in the marketplace, to Executive to facilitate Executive’s ability to provide services to the subsidiary companies or affiliates, and Executive agrees not to use or disclose such Confidential Information for any purpose other than to advance the subsidiary companies or affiliate’s interests.

7. One-Year Post-Employment Obligations.

At the option of Company, and in its sole discretion, Company may pay to Executive an amount equal to twelve (12) months Base Salary plus annual performance cash award under Section 4(c) of 100% in exchange for complying with the covenants set out in this Section for twelve (12) months following the Termination Date as follows:

(a) Executive will not, as a competitor or on behalf of any competitor of Company, directly or indirectly solicit or accept Business from any Customer (as defined in the Non-Disclosure Agreement): (A) with whom Executive had contact as a result of his duties with Company or its affiliates, and/or (B) about whom Executive reviewed or obtained Confidential Information (as defined in the Non-Disclosure Agreement) while performing services for Company or its affiliates. The geographic limitation for this restriction is (1) any Company or its affiliates’ territory in which Executive had a customer or service assignment for Company or its affiliates in the twelve (12) month period immediately preceding Executive’s Termination Date; and/or (2) any territory in which Company or its affiliates, have customers or service assignments about which Executive obtained Confidential Information during the term of this Agreement.

(b) Executive will not solicit, induce or attempt to induce any other employee, agent or contractor of Company or its affiliates with whom Executive worked or about whom Executive obtained Confidential Information in the twelve (12) month period immediately preceding Executive’s Termination Date, to leave the employ Company or its affiliates to work for a competitor of Company or its affiliates in the same or similar capacity as the other Executive worked for Company or its affiliates.

If the Company does not choose to provide the consideration described in this Section, then the Executive will have no obligations under this Section 7.

8. Insurance.  Employer agrees to maintain throughout the term of this Agreement D&O coverage substantially similar in nature to its current D&O coverage, providing coverage to Executive for those claims and causes of action arising out the performance of Executive’s duties in the course and scope of his employment under this Agreement.

9. Notices.  All notices, requests, consents, demands, or other communications required or permitted to be given pursuant to this Agreement shall be deemed sufficiently given when delivered either (i) personally with a written receipt acknowledging delivery, (ii) by confirmed telefax, or (iii) within three (3) business days after the posting thereof by United States first class, registered or certified mail, return receipt requested, with postage fee prepaid and addressed to the following:

If to Employer:	SAExploration, Inc. 3333 — 8th St. SE Calgary, Alberta T2G 3A Canada Attn: VP Human Resources

If to Executive:

Any Party, at any time, may designate additional or different addresses for subsequent notices or communication by furnishing notice to the other Party in the manner described above.

10. Specific Performance.  The Executive and Employer acknowledges that a remedy at law for any breach or threatened breach of Section 6 or 7 of this Agreement will be inadequate and that each Party may be entitled to specific performance, injunctive relief, and any other remedies available to it for such breach or threatened breach. If a bond is required to be posted in order for either Party to secure an injunction, then the Parties stipulate that a bond in the amount of One Thousand and No/100 Dollars ($1,000) will be sufficient and reasonable in all circumstances to protect the rights of the Parties.

11. Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provisions shall be ineffective to the extent of such provision or invalidity only, without invalidating the remainder of such provision or any remaining provisions of this Agreement.

12. Assignment.  This Agreement may not be assigned by the Executive. Neither the Executive, his spouse, nor their estates shall have any right to encumber or dispose of any right to receive payments under this Agreement, it being understood that such payments and the right thereto are nonassignable and nontransferable.

13. Binding Effect.  Subject to the provisions of Section 12 above, this Agreement shall be binding upon and inure to the benefit of the Parties hereto, the Executive’s heirs and personal representatives, and the successors and assignees of the Employer.

14. Prior Employment Agreements and Obligations.  Executive represents and warrants to the Employer that he has fulfilled all of the terms and conditions of all prior employment agreements and employer policies to which he may be a party or have been a party, and that at the time of execution of this Agreement, the Executive is not a party to or otherwise restricted by any other employment agreement, non-solicitation agreement, non-competition covenant, confidentiality or nondisclosure agreement in any manner which would prevent Executive from performing the services contemplated by this Agreement. Executive represents and warrants that nothing contained in any agreement that he has with any parties shall preclude Executive from performing all of his duties, obligations and covenants as contained in this Agreement. Employer is entering into this Agreement solely for the expertise and experience of Executive, and Employer expressly forbids Executive from using or disclosing any confidential information or trade secrets of any prior employer or other third party in connection with Executive’s performance under this Agreement. Executive represents and warrants to Employer that he has not and will not in the future, take, use or disclose the confidential information or trade secrets of a third-party for the benefit of Employer.

15. Parol Evidence.  This Agreement (and any other agreements incorporated by reference herein) constitutes the sole and complete agreement between the Parties hereto as to the matters contained herein, and no verbal or other statements, inducements or representations have been made to or relied upon by either Party, and no modification hereof shall be effective unless in writing, signed, and executed in the same manner as this Agreement; provided, however, that the amount of compensation to be paid to the Executive for services to be performed for the Employer may be changed from time to time by the Parties hereto by written agreement without in any other way modifying, changing, or affecting this Agreement and the performance by the Executive of any of the duties of his employment with the Employer.

16. Waiver.  Any waiver to be enforceable must be in writing and executed by the Party against whom the waiver is sought to be enforced.

17. Governing Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the      of     ,

    , without giving effect to any choice of law or conflict of law rules or provisions (whether of the      of     ,      or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the      of     ,     .

18. Mutual Waiver of Jury Trial.  THE EMPLOYER AND EXECUTIVE EACH WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS AGREEMENT IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE EMPLOYER AND THE EXECUTIVE EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

19. Attorneys’ Fees.  If any litigation is instituted to enforce or interpret the provisions of this Agreement or the transactions described herein, the prevailing Party in such action shall be entitled to recover its reasonable attorneys’ fees from the other Party or Parties hereto.

20. Drafting.  Each of the Parties hereto acknowledges that each Party was actively involved in the negotiation and drafting of this Agreement and that no law or rule of construction shall be raised or used in which the provisions of this Agreement shall be construed in favor or against any Party hereto because one is deemed to be the author thereof.

21. Multiple Counterparts.  This Agreement may be executed in multiple counterparts, including by facsimile transmission and email in portable document format, each of which shall have the force and effect of an original, and all of which shall constitute one and the same agreement.

22. Acknowledgment of Enforceability.  Executive acknowledges and agrees that this Agreement contains reasonable limitations as to time, geographical area, and scope of activity to be restrained that do not impose a greater restraint than is necessary to protect the goodwill or other business interest of Employer. Therefore, Executive agrees that all restrictions are fairly compensated for and that no unreasonable restrictions exist.

23. Reconstruction of Agreement.  Should a court of competent jurisdiction or an arbitrator having jurisdiction declare any of the provisions of this Agreement unenforceable due to any unreasonable restriction of time, geographical area, scope of activity, or otherwise, in lieu of declaring such provision unenforceable, the court, to the extent permissible by law, shall, at the Employer’s request, revise or reconstruct such provisions in a manner sufficient to cause them to be enforceable.

24. Confidentiality.  Executive acknowledges and agrees that the terms and conditions and the financial details of this Agreement are confidential and Executive agrees that he will not disclose the same to non-parties under any circumstances unless compelled by law.

25. Counsel.  Executive acknowledges that he is executing a legal document that contains certain duties, obligations and restrictions as specified herein. Executive furthermore acknowledges that he has been advised of his right to retain legal counsel, and that he has either been represented by legal counsel prior to his execution hereof or has knowingly elected not to be so represented.

By signing below, the Executive acknowledges that he has received, read, and agrees to adhere to the terms and conditions contained within this Agreement.

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK. SIGNATURE PAGE FOLLOWS.)

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

EMPLOYER:

SAExploration, Inc.

By:
Name:
Title:

EXECUTIVE:

By:
Name:

NONDISCLOSURE AGREEMENT

This Nondisclosure Agreement is made and entered into effective this 1st day of October, 2012 by and between SAExploration, Inc. (collectively “Company” or “Employer”) and (“Executive”), in exchange for the consideration set forth herein, as well as Executive’s employment and/or continuation of employment.

1. Definitions.

(a) Confidential Information.  “Confidential Information,” as used in this Nondisclosure Agreement, includes any information relating to the Company’s core business of providing effective acquisition of seismic data, including seismic data acquisition, 2D & 3D design, field processing, data processing and logistical services (the “Business”), as well as any technical, economic, financial, marketing, customer/potential customer or other information which is not common knowledge outside the Company and which provides the Company with a business advantage and/or would provide a business advantage to the Company’s competitors. Some examples of the Company’s Confidential Information include, but are not limited to, specialized training received by Executive, research and development materials, methods and results, scientific studies and analysis; product and pricing knowledge; methods of manufacturing; customer and supplier lists and information; contracts and licenses; personnel information, including the performance, skills, abilities and payment of employees; purchasing, accounting, business systems and computer programs; long range planning; financial information, plans and results; trade secrets, business policies, methods of operation, implementation strategies, promotional information and techniques, marketing presentations, programs and strategies, price lists, files or other information, pricing strategies, computer files, samples, customer originals, or any other confidential information concerning the business and affairs of the Company. The Company’s Confidential Information also includes all Confidential Information which was received from or concerns third parties such as the Company’s customers or prospective customers, suppliers and its parent, affiliate or subsidiary companies. Confidential Information, as defined in this Nondisclosure Agreement, includes any such information that Executive may originate, learn, have access to or obtain, whether in tangible form or memorized. Additionally, Executive recognizes that the Confidential Information is dynamic and ever-changing and that, with each day of employment, Employer has agreed to provide Executive with access to Confidential Information in a greater quantity and/or expanded nature than any such Confidential Information that may have already been provided to Executive.

(b) Customer.  “Customer,” as used in this Nondisclosure Agreement, means: (i) any entity to which the Company sold and/or provided, or proposed, formally or informally, to sell and/or provide products and services at any time during Executive’s employment tenure performing services for the Company in the twelve (12) month period immediately preceding Executive’s Termination Date and with whom Executive had business dealings or learned Confidential Information about during Executive’s employment tenure; (ii) employees or former employees of such an entity, with whom Executive had contact as a result of performing his duties for the Company in the twelve (12) month period immediately preceding Executive’s Termination Date; and (iii) any entity that would not, by itself, satisfy the definition of “Customer” under this Nondisclosure Agreement, but that employs an individual who satisfies the “Customer” definition in section (ii) of this Paragraph.

(c) Termination Date. “Termination Date,” as used in this Agreement, means Executive’s last day of active employment with Employer.

2. Employer’s Promises.  Employer makes the following promises to Executive:

(a) Contemporaneously with the execution of this Agreement and prior to Executive’s Termination Date, Employer agrees to provide Executive with Confidential Information, in a greater quantity and/or expanded nature than any such Confidential Information which may have already been provided to Executive; and

(b) Contemporaneously with the execution of this Agreement and prior to Executive’s Termination Date, Employer agrees to provide Executive with the opportunity to develop goodwill and establish rapport with Employer’s Customers for the benefit of Employer in a greater quantity and/or expanded nature than any such opportunities that may have already been provided to Executive.

3. Executive’s Promises.  Employer and Executive recognize that Executive’s use or disclosure of Employer’s Confidential Information, on behalf of a competitor of Employer or otherwise, would be injurious to Employer. To the extent that Executive has signed any previous employment, non-competition or confidentiality agreements with Employer, Executive agrees that the restrictions included in this Agreement are narrower than those included in any such previous agreements and, therefore, constitute an additional benefit to Executive. Therefore, in exchange for Employer’s promises listed above and all other consideration provided pursuant to this Agreement, to which these promises are ancillary, Executive promises as follows:

(a) Obligations During Employment.  During Executive’s employment with Employer:

(i) Executive will perform his/her assigned duties faithfully and efficiently;

(ii) Executive will use on his/her job all the information which is generally known and used by persons of his/her training and experience, and all information which is common knowledge in Employer’s industry, but Executive shall not use or disclose any confidential information belonging to any former employer and/or company that Executive is legally or ethically bound not to use and/or disclose;

(iii) Executive will not use, copy, remove, disclose or disseminate to any person or entity, Employer’s Confidential Information, except as required in the course of performing Executive’s duties with Employer, for the benefit of Employer;

(iv) Executive gives up the right to pursue any other substantial business activity while employed with Employer which would conflict with or materially interfere with the performance of his duties to Employer; and

(b) Post-Employment Obligations.  After Executive’s separation from employment with Employer:

(i) Executive will immediately (within twenty-four (24) hours) return to Employer all materials created, received or utilized in any way in conjunction with Executive’s work performed with Employer including, but not limited to, materials that in any way incorporate, reflect or constitute Employer’s Confidential Information including, but not limited to, documents, cards, notes, handouts, training materials, notebooks, diskettes, compact discs, computer software, hard drives, data, reference materials, sketches, drawings, memoranda, documentation, correspondence, client company lists, leads and records;

(ii) Executive will not use or disclose, directly or indirectly, Employer’s Confidential Information; and

(iii) Executive will not, directly or indirectly, make any false, disparaging, negative, unflattering or accusatory remarks or references, whether in written or oral form, regarding Employer, its officers, directors or employees, in any dealings with third parties, including Employer’s Customers, vendors, suppliers, contractors and employees (it being understood that nothing herein shall be deemed to prohibit Executive from giving truthful testimony in any court proceeding or governmental investigation or otherwise complying with law).

(c) Assignment of Invention.

(i) During Executive’s employment with Employer, Executive shall promptly and fully inform and disclose to Employer and does hereby assign to Employer all Executive’s right, title and interest in and to any and all ideas, inventions, engineering plans, original works of authorship, developments, concepts, improvements, designs, trademarks, trade secrets, computer programs and discoveries, whether or not patentable or registrable under copyright or similar laws, which Executive may solely or jointly conceive or develop or reduce to practice or cause to be conceived or developed or reduced to practice (collectively, the “Inventions”), during Executive’s employment with Employer (whether during business hours or otherwise whether outside the premises of Employer or otherwise) and which directly or indirectly are related to the business or Confidential Information of Employer.

(ii) Executive recognizes that all Inventions, conceived or made by Executive, either alone or jointly with others within the twenty-four months after termination of employment with Employer (voluntary or otherwise), are likely to have been conceived in significant part either while employed by Employer or as a result of knowledge Executive had of the Confidential Information. Accordingly, Executive agrees that such Inventions shall be presumed to have been conceived during Executive’s employment.

(iii) Executive acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of such employment with Employer or related to the business of Employer and which are protectable by copyright are “works made for hire,” pursuant to the United States Copyright Act (17 U.S.C., Section 101) and are consequently owned by and hereby assigned to Employer.

(iv) Executive agrees that he will (A) execute and deliver to Employer such applications, assignments, patent applications, copyright registrations and other documents as Employer may request in order to apply for and obtain patents or other registrations with respect to any Invention in the United States and foreign jurisdictions, (B) sign all other papers necessary to carry out the obligations in clause (A); (C) give testimony and render any other assistance in support of Employer’s rights to any Invention; and (D) keep and maintain current written records of all of those Inventions during Executive’s employment with Employer.

4. Injunction.  Executive acknowledges that Employer has agreed to provide Executive with Confidential Information during Executive’s employment with Employer. Executive further acknowledges that, if Executive was to leave the employ of Employer for any reason and use or disclose, directly or indirectly, Employer’s Confidential Information (whether in tangible form or memorized), that such use and/or disclosure would cause Employer irreparable harm and injury for which no adequate remedy at law exists. Therefore, in the event of the breach or threatened breach of the provisions of this Agreement by Executive, Employer shall be entitled to obtain injunctive relief to enjoin such breach or threatened breach, in addition to all other remedies and alternatives which may be available at law or in equity. Executive acknowledges that the remedies contained in the Agreement for violation of this Agreement are not the exclusive remedies which Employer may pursue.

5. Governing Law/Venue.  This Agreement shall be exclusively governed by and be construed and enforced in accordance with the laws of the Province of Alberta without regard to conflict of law principles. Venue for any disputes arising from or related to this Agreement shall lie solely, and is convenient, in Calgary, Alberta.

6. Entire Agreement.  This instrument contains the entire Agreement of the Parties and supersedes any existing or prior agreement. Any modification, alternation or amendment to this Agreement must be in writing and executed by the Chairman or his designee.

I HAVE READ THE TERMS LISTED ABOVE AND ACKNOWLEDGE MY UNDERSTANDING OF AND AGREEMENT WITH THOSE TERMS, AS EVIDENCED BY MY SIGNATURE BELOW.

EMPLOYER:

SAExploration, Inc.

By:
Name:
Title:

EXECUTIVE:

By:
Name:

SPECIAL MEETING IN LIEU OF ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TRIO MERGER CORP.

The undersigned appoints Eric S. Rosenfeld and David D. Sgro as proxies, and each of them with full power to act without the other, each with the power to appoint a substitute, and hereby authorizes either of them to represent and to vote, as designated on the reverse side, all shares of common stock of Trio Merger Corp. ("Trio") held of record by the undersigned on May 31, 2013, at the Special Meeting In Lieu of Annual Meeting of Stockholders to be held on , 2013, or any postponement or adjournment thereof.

THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED. THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2, 3, 4, 6 AND 7 HEREIN, "FOR" THE ELECTION OF ALL OF THE DIRECTORS LISTED IN PROPOSAL 5 HEREIN, AND FOR "THREE YEARS" ON PROPOSAL 8 HEREIN. THE TRIO BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, 3, 4, 6 AND 7 HEREIN, "FOR" THE ELECTION OF ALL OF THE DIRECTORS LISTED IN PROPOSAL 5 HEREIN, AND FOR "THREE YEARS" ON PROPOSAL 8 HEREIN.

(Continued and to be signed on reverse side)

1

PROXY

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2, 3, 4, 6 AND 7 BELOW, "FOR" THE ELECTION OF ALL OF THE DIRECTORS IN PROPOSAL 5 BELOW, AND FOR "THREE YEARS" ON PROPOSAL 8 BELOW. THE TRIO BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, 3, 4, 6 AND 7 BELOW, "FOR" THE ELECTION OF ALL OF THE DIRECTORS LISTED IN PROPOSAL 5 BELOW, AND FOR "THREE YEARS" ON PROPOSAL 8 BELOW.

If you affirmatively vote "FOR" or "AGAINST" Proposal Number 1 and you hold shares of Trio common stock issued in the Trio initial public offering, you may exercise your conversion rights and demand that Trio convert your shares of common stock into a full pro rata portion of the trust account (as defined in the final prospectus of Trio's initial public offering, dated June 22, 2011) in which certain proceeds of Trio's initial public offering are held. To properly exercise your conversion rights, you must (a) affirmatively vote "FOR" or "AGAINST" Proposal 1, (b) demand that Trio convert your shares into cash no later than the close of the vote at the meeting by marking the "I Hereby Exercise My Conversion Rights" box below or submitting a demand in writing to Trio's secretary, and (c) deliver your stock to Trio's transfer agent prior to the meeting either physically by delivering your stock certificate or electronically by using Depository Trust Company's DWAC (Deposit Withdrawal at Custodian) System. Even if you properly exercise your conversion rights, you will only be entitled to receive cash for these shares if the merger is completed. If you properly exercise your conversion rights and the merger is completed, then you will be exchanging your shares of Trio common stock for cash and will no longer own these shares.

I HEREBY EXERCISE MY CONVERSION RIGHTS. ☐

		FOR	AGAINST	ABSTAIN
2.	To approve an amendment to the amended and restated certificate of incorporation of Trio to change the name of Trio to "SAExploration Holdings, Inc."	☐	☐	☐
3.	To approve amendments to the amended and restated certificate of incorporation of Trio as described in the proxy statement/information statement for the special meeting.	☐	☐	☐
4.	To approve the 2013 Long-Term Incentive Equity Plan.	☐	☐	☐

5.	To elect the following directors in the classes set forth below:	**FOR** all nominees listed below except as marked to the contrary below ☐	**WITHHOLD AUTHORITY** to vote for all nominees listed below ☐	

Class A: Jeff Hastings, Brent Whiteley, Gary Dalton
Class B: Brian Beatty, Arnold Wong
Class C: Eric S. Rosenfeld, David D. Sgro, Gregory R. Monahan

(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list above)

		FOR	AGAINST	ABSTAIN
7.	To approve, on an advisory basis, the executive compensation of Trio's named executive officers.	☐	☐	☐

		1 Year	2 Years	3 Years	ABSTAIN
8.	To select, on an advisory basis, the frequency with which Trio will hold an advisory stockholder vote to approve executive compensation.	☐	☐	☐	☐

MARK HERE FOR ADDRESS CHANGE AND NOTE AT RIGHT. ☐

PLEASE MARK, DATE AND RETURN THIS PROXY PROMPTLY. **ANY VOTES RECEIVED AFTER A MATTER HAS BEEN VOTED UPON WILL NOT BE COUNTED.**

Signature	**Signature**	**Date**

Sign exactly as name appears on this proxy card. If shares are held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If stockholder is a corporation, sign in corporate name by an authorized officer, giving full title as such. If stockholder is a partnership, sign in partnership name by an authorized person, giving full title as such.